SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the

Securities Exchange Act of 1934

(Amendment No.         )

Check the appropriate box:

☐	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☒	Definitive Information Statement

GOLFSMITH INTERNATIONAL HOLDINGS, INC.
(Name of Registrant As Specified In Its Charter)

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	(1)	Title of each class of securities to which transaction applies:

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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11000 North IH-35

Austin, TX 78753

NOTICE OF ACTION BY WRITTEN CONSENT AND APPRAISAL RIGHTS

AND

INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND

YOU ARE REQUESTED NOT TO SEND US A PROXY

Fellow Stockholders:

This Notice of Action by Written Consent and Appraisal Rights and Information Statement is being furnished to the holders of common stock, par value $0.001 per share (“Common Stock”), of Golfsmith International Holdings, Inc., which we refer to as “Golfsmith,” in connection with the Agreement and Plan of Merger (the “Merger Agreement”), dated as of May 11, 2012, among Golfsmith, Golf Town USA Holdings Inc., a Delaware corporation (“Golf Town”) and Major Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Golf Town (“Merger Sub”). Pursuant to the Merger Agreement, Merger Sub will merge with and into Golfsmith and the separate corporate existence of Merger Sub will cease (the “Merger”). At the effective time of the Merger, each share of Common Stock issued and outstanding immediately prior to the effective time of the Merger, other than shares owned by Golf Town or any of its direct or indirect subsidiaries, shares owned by Golfsmith or any of its direct or indirect wholly-owned subsidiaries and shares owned by any stockholder who has perfected and not withdrawn a demand for or lost appraisal rights under Section 262 of the General Corporation Law of the State of Delaware (“DGCL”), will be converted into the right to receive $6.10 per share in cash, without interest (the “Per Share Merger Consideration”, and the aggregate amount for all such shares, the “Merger Consideration”). A copy of the Merger Agreement is attached as Annex A to the accompanying Information Statement.

The Transaction Committee (the “Transaction Committee”) formed by Golfsmith’s Board of Directors (the “Golfsmith Board”) to consider and evaluate a potential sale of Golfsmith, unanimously adopted resolutions (i) approving and declaring advisable the Merger, the Merger Agreement and the other transactions contemplated by the Merger Agreement, on the terms and subject to the conditions set forth in the Merger Agreement and (ii) recommending the Golfsmith Board approve the Merger and the Merger Agreement and the other transactions contemplated by the Merger Agreement. The Golfsmith Board, having considered the recommendation of the Transaction Committee and having reviewed and evaluated the merits of the Merger, unanimously adopted resolutions (i) approving and declaring advisable the Merger, the Merger Agreement and the other transactions contemplated by the Merger Agreement, on the terms and subject to the conditions set forth in the Merger Agreement, (ii) resolving that the adoption of the Merger Agreement be submitted to Golfsmith’s stockholders for a vote and (iii) resolving to recommend to Golfsmith’s stockholders that they adopt the Merger Agreement.

The adoption of the Merger Agreement required the affirmative vote or written consent of the holders of a majority of our issued and outstanding shares of Common Stock. On May 11, 2012, Atlantic Equity Partners III, L.P. (“AEP”), Martin Hanaka, Chief Executive Officer and Chairman of Golfsmith, and Sue Gove, President, Chief Operating Officer and Chief Financial Officer of Golfsmith (collectively, the “Supporting Stockholders”), together owning approximately 51.1% of our issued and outstanding shares of Common Stock on such date, each delivered a written consent, among other things, adopting the Merger Agreement and authorizing the transactions contemplated by the Merger Agreement, including the Merger. As a result, no further action by any other

Golfsmith stockholder is required to adopt the Merger Agreement or to authorize the transactions contemplated thereby. Additionally, on May 23, 2012, each of Carl Paul, Franklin Paul and trusts of, and certain members of, their family (collectively, the “Paul Stockholders”, and, collectively with the Supporting Stockholders, the “Consenting Stockholders”) executed and delivered a written consent, among other things, adopting the Merger Agreement and authorizing the transactions contemplated by the Merger Agreement, including the Merger. As of such date, the Consenting Stockholders together owned approximately 60.8% of our issued and outstanding shares of Common Stock. Golfsmith has not solicited and will not be soliciting your authorization and adoption of the Merger Agreement and does not intend to convene a stockholders meeting for the purposes of voting on the authorization and adoption of the Merger Agreement. Accordingly, your vote in favor of the adoption of the Merger Agreement is not required and is not being requested. This notice and the accompanying Information Statement constitute notice to you from Golfsmith of the action by written consent taken by the Supporting Stockholders, as contemplated by Section 228 of the DGCL.

Under Section 262 of the DGCL, if the Merger is completed, subject to compliance with the requirements of Section 262 of the DGCL, holders of shares of Common Stock, other than the Consenting Stockholders, will have the right to seek an appraisal for the “fair value” of their shares of Common Stock (as determined by the Court of Chancery of the State of Delaware) instead of receiving the Merger Consideration. To exercise your appraisal rights, you must demand in writing appraisal by July 19, 2012, which is the date that is 20 days following the date of mailing of the accompanying Information Statement and comply with the procedures set forth in Section 262 of the DGCL, which are summarized in the accompanying Information Statement. A copy of Section 262 of the DGCL is attached to the accompanying Information Statement as Annex C.

This notice and the accompanying Information Statement constitute notice to you from Golfsmith of the availability of appraisal rights under Section 262 of the DGCL. In view of the complexity of the DGCL, stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors promptly.

We urge you to read the entire Information Statement and its annexes carefully. Please do not send in your stock certificates at this time. If the Merger is completed, you will receive instructions regarding the surrender of your stock certificates and payment for your shares of Common Stock.

By Order of the Golfsmith Board.

Martin Hanaka

Chief Executive Officer and Chairman of the Board

Neither the U.S. Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the Merger, passed upon the merits or fairness of the Merger or passed upon the adequacy or accuracy of the information contained in this notice or the accompanying Information Statement. Any representation to the contrary is a criminal offense.

This Information Statement is dated June 28, 2012 and is first being mailed to our stockholders on June 29, 2012.

APPRAISAL RIGHTS	80
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	84
HOUSEHOLDING OF MATERIALS	87
WHERE YOU CAN FIND MORE INFORMATION	87

SUMMARY

The following summary highlights selected information from this information statement (this “Information Statement”) and may not contain all of the information that is important to you. Accordingly, we encourage you to read this entire Information Statement and its annexes carefully, as well as those additional documents to which we refer you. Items in this summary include a page reference directing you to a more detailed description of that item in this Information Statement.

Unless we otherwise indicate or unless the context requires otherwise, all references in this Information Statement to Golfsmith, “we,” “our” and “us” refer to Golfsmith International Holdings, Inc. and, where appropriate, its subsidiaries; all references to “Golf Town” refer to Golf Town USA Holdings Inc.; all references to “Merger Sub” refer to Major Merger Sub, Inc.; all references to the “Merger Agreement” refer to the Agreement and Plan of Merger, dated as of May 11, 2012, among Golfsmith, Golf Town and Merger Sub, as it may be amended from time to time, a copy of which is attached as Annex A to this Information Statement; all references to the “Merger” refer to the merger of Merger Sub with and into Golfsmith, with Golfsmith as the surviving corporation, as contemplated by the Merger Agreement; all references to the “Per Share Merger Consideration” refer to the consideration of $6.10 per share in cash, without interest and subject to any required withholding taxes, to be delivered to the holders of our Common Stock pursuant to the Merger Agreement; all references to the “Golfsmith Board” refer to Golfsmith’s Board of Directors; all references to the “Transaction Committee” refer to the Transaction Committee of the Golfsmith Board as constituted as of the date of such reference; and all references to “Common Stock” refer to Golfsmith’s common stock, par value $0.001 per share.

Parties to the Merger (Page 14)

Golfsmith International Holdings, Inc.

Golfsmith, a Delaware corporation, has been in business for 45 years and is a specialty retailer of golf equipment and related apparel and accessories. Golfsmith operates as an integrated multi-channel retailer, offering its customers the convenience of shopping in 88 retail locations across the United States, through its internet site and from its assortment of catalogs. Golfsmith offers an extensive product selection that features premier branded merchandise, as well as its proprietary products, clubmaking components and pre-owned clubs.

Our mailing address is 11000 North IH-35, Austin, Texas 78753, and our telephone number is (512) 837-8810.

Golf Town USA Holdings Inc.

Golf Town and its affiliates are a 13-year-old specialty golf equipment, apparel and accessories retailer. Golf Town and its affiliates are Canada’s largest golf retailer and have 54 stores throughout the country. Golf Town and its affiliates expanded into the US market in 2011 and 2012 by opening 7 stores in the Greater Boston area. Golf Town and its affiliates offer a superior selection of brand names as well as proprietary brands. Golf Town and its affiliates were acquired by OMERS Private Equity Inc. (“OMERS”) in September 2007.

Golf Town’s mailing address is 90 Allstate Parkway, Suite 800, Markham, Ontario, Canada, and its telephone number is (416) 864-3227.

Major Merger Sub, Inc.

Merger Sub is a wholly-owned subsidiary of Golf Town formed solely for the purpose of completing the Merger. Merger Sub has not carried on any activities to date, except for activities incidental to its incorporation and activities undertaken in connection with the transactions contemplated by the Merger Agreement.

Merger Sub’s mailing address is c/o Golf Town, 90 Allstate Parkway, Suite 800, Markham, Ontario, Canada, and its telephone number is (416) 864-3227.

The Merger (Page 14)

On May 11, 2012, Golfsmith entered into the Merger Agreement with Golf Town and Merger Sub. Upon the terms and subject to the conditions of the Merger Agreement, at the effective time of the Merger (the “Effective Time”), Merger Sub will merge with and into Golfsmith, with Golfsmith continuing as the surviving corporation of the Merger (the “Surviving Corporation”) and as a wholly-owned subsidiary of Golf Town. We expect to complete the Merger in the third quarter of 2012; however, because the Merger is subject to conditions which are beyond our control, the precise timing for completion of the Merger cannot be predicted with certainty. After the Merger is completed, each Golfsmith stockholder (other than as set forth below under the heading “Merger Consideration”) will have the right to receive the Per Share Merger Consideration for each share held by such stockholder, but will no longer have any rights as a Golfsmith stockholder or any ongoing interest in the continuing operations of Golfsmith. We urge you to read the entire Merger Agreement, which is attached to this Information Statement as Annex A.

Merger Consideration

At the Effective Time, each share of Common Stock issued and outstanding immediately prior to the Effective Time, other than shares owned by Golf Town or any of its direct or indirect subsidiaries, shares owned by Golfsmith or any of its direct or indirect wholly-owned subsidiaries and shares owned by any stockholder who has perfected and not withdrawn a demand for or lost appraisal rights under Section 262 of the General Corporation Law of the State of Delaware (“DGCL”), will be converted into the right to receive the Per Share Merger Consideration of $6.10 in cash, without interest, less any applicable withholding taxes.

Treatment of Company Options and Awards

At the Effective Time:

•

each outstanding option to purchase shares granted under Golfsmith’s 2006 Incentive Compensation Plan and Golfsmith’s 2002 Incentive Plan (collectively, the “Stock Plan”), whether vested or unvested (each, a “Company Option”), will be cancelled and will only entitle the holder thereof to receive an amount in cash equal to the product of (x) the total number of shares subject to such Company Option multiplied by (y) the excess, if any, of the Per Share Merger Consideration over the exercise price per share under such Company Option, less applicable taxes required to be withheld with respect to such payment; and

•

each (i) outstanding deferred stock unit issued pursuant to a Deferred Stock Unit Award Agreement, (ii) performance share award issued pursuant to a Performance Share Award Agreement (a “Performance Share Award Agreement”) and (iii) outstanding restricted stock unit award issued pursuant to a Restricted Stock Award Agreement, in each case under the Stock Plan (each, a “Company Award” and collectively, the “Company Awards”), will be cancelled and will only entitle the holder thereof to receive an amount in cash equal to the product of (x) the number of shares subject to such Company Award immediately prior to the Effective Time multiplied by (y) the Per Share Merger Consideration (or, if such Company Award contemplates the payment of a specified exercise price, the excess, if any, of the Per Share Merger Consideration over such exercise price), less applicable taxes required to be withheld with respect to such payment.

The Transaction Committee (Page 14)

The Transaction Committee was formed in June 2011 by the Golfsmith Board (i) to manage and supervise the process of soliciting and considering potential business combinations or similar transactions involving a sale of all or a substantial portion of the assets or equity securities of Golfsmith (a “Sale Transaction”) on a day-to-day basis, with the advice and assistance of Golfsmith’s counsel, (ii) to review and evaluate any proposals for Sale Transactions and, if the Transaction Committee deems advisable, to negotiate the terms and conditions of the best available Sale Transaction and (iii) to make recommendations to the Golfsmith Board with respect to any potential Sale Transaction arising from the conduct of the process described above. From the earliest stages of the process, the Transaction Committee included two members not affiliated with AEP or management (such two members, the “Unaffiliated Members”) and the vote of both such Unaffiliated Members was required for the Transaction Committee to recommend a Sale Transaction to the Golfsmith Board. For further discussion of the Transaction Committee, see the section entitled “The Merger—The Transaction Committee” beginning on page 14.

Reasons for the Merger; Recommendation of the Transaction Committee and Golfsmith Board (Page 33)

After consideration of various factors described in the section entitled “The Merger—Reasons for the Merger; Recommendation of the Transaction Committee and Golfsmith Board,” beginning on page 33, both the Transaction Committee (comprised at that time entirely of the Unaffiliated Members) and the Golfsmith Board unanimously determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are advisable and in the best interest of Golfsmith’s stockholders. The Transaction Committee unanimously adopted resolutions (i) approving and declaring advisable the Merger, the Merger Agreement and the other transactions contemplated by the Merger Agreement, on the terms and subject to the conditions set forth in the Merger Agreement and (ii) recommending the Golfsmith Board approve the Merger and the Merger Agreement and the other transactions contemplated by the Merger Agreement. The Golfsmith Board, having considered the recommendation of the Transaction Committee and having reviewed and evaluated the merits of the Merger, unanimously adopted resolutions (i) approving and declaring advisable the Merger, the Merger Agreement and the other transactions contemplated by the Merger Agreement, on the terms and subject to the conditions set forth in the Merger Agreement, (ii) resolving that the adoption of the Merger Agreement be submitted to Golfsmith’s stockholders for a vote and (iii) resolving to recommend to Golfsmith’s stockholders that they adopt the Merger Agreement.

For a discussion of the material factors considered by the Transaction Committee and Golfsmith Board in reaching its conclusions, see the section entitled “The Merger—Reasons for the Merger; Recommendation of the Transaction Committee and Golfsmith Board” beginning on page 33.

Stockholder Action by Written Consent (Page 72)

The adoption of the Merger Agreement required the affirmative vote or written consent of the holders of a majority of our issued and outstanding shares of Common Stock. On May 11, 2012, Atlantic Equity Partners III, L.P. (“AEP”), Martin Hanaka, Chief Executive Officer and Chairman of Golfsmith, and Sue Gove, President, Chief Operating Officer and Chief Financial Officer of Golfsmith (collectively, the “Supporting Stockholders”), together owning approximately 51.1% of the 15,927,536 shares of Common Stock issued and outstanding on such date, each delivered a written consent, among other things, adopting the Merger Agreement and authorizing the transactions contemplated by the Merger Agreement, including the Merger (such written consents collectively, the “Written Consent”). As a result, no further action by any other Golfsmith stockholder is required to adopt the Merger Agreement or to authorize the transactions contemplated thereby. Additionally, on May 23, 2012, each of Carl Paul, Franklin Paul and trusts of, and certain members of, their family (collectively, the “Paul Stockholders”, and, collectively with the Supporting Stockholders, the “Consenting Stockholders”) executed and delivered a written consent, among other things, adopting the Merger Agreement and authorizing the transactions contemplated by the Merger Agreement, including the Merger. As of such date, the Consenting Stockholders together owned approximately 60.8% of our issued and outstanding shares of Common Stock. Golfsmith has not solicited and will not be soliciting your adoption of the Merger Agreement and does not intend to convene a stockholders meeting for the purpose of voting on the adoption of the Merger Agreement.

Opinion of Lazard Middle Market LLC (Page 40)

On May 11, 2012, Lazard Middle Market LLC (“LMM”) delivered its oral opinion (subsequently confirmed in writing, dated May 11, 2012) to the Transaction Committee and the Golfsmith Board that, subject to and based upon the assumptions, qualifications and limitations set forth therein, as of May 11, 2012, the Per Share Merger Consideration to be paid to the holders of the shares of Common Stock in the Merger (other than shares of Common Stock held by (i) Golf Town or any of its subsidiaries, (ii) Golfsmith or any of its subsidiaries and, (iii) holders who are entitled to and properly demand an appraisal of their shares of Common Stock ((i) through (iii) collectively, the “Excluded Shares”) is fair, from a financial point of view, to holders of Common Stock (other than holders of the Excluded Shares and the Supporting Stockholders (holders of Excluded Shares and the Supporting Stockholders are collectively referred to as the “Excluded Holders”)).

The full text of the written opinion of LMM, dated May 11, 2012, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B. LMM provided its opinion for the information and assistance of the Transaction Committee and the Golfsmith Board in connection with its consideration of the Merger. LMM’s opinion was not intended to, and does not, constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the Merger or any matter relating thereto. For a further discussion of LMM’s opinion, see “The Merger—Opinion of Lazard Middle Market LLC” beginning on page 40.

Interests of Certain Persons in the Merger (Page 50)

You should be aware that certain of our directors and officers may have interests in the Merger that may be different from, or in addition to, your interests as a holder of Common Stock. The Golfsmith Board and the Transaction Committee were aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement and the Merger, and in recommending that the Merger Agreement be adopted by the stockholders of Golfsmith. These interests include:

•	the vesting and cash-out of all Company Options and Company Awards held by our officers and directors resulting in aggregate payments of $5,989,781;

•

potential payments pursuant to current employment agreements with Mr. Hanaka, Ms. Gove and Mr. Larkin of up to $9,775,412, in the aggregate, payable to Mr. Hanaka, Ms. Gove and Mr. Larkin if they are terminated by Golfsmith after consummation of the Merger without cause, or by the executive (for any reason or for no reason, in the case of Mr. Hanaka, or for good reason, in the case of Ms. Gove);

•	non-binding offer letters between OMERS and Messrs. Hanaka, Larkin and Getson and Ms. Gove:

•	providing that such officers shall remain employed by the combined Golf Town and Golfsmith business after the closing of the Merger;

•	setting forth the salary, bonus, equity incentives and other terms of employment (each, as applicable); and

•	establishing terms by which certain officers will invest in, and participate in the potential increase in value of, the combined Golf Town and Golfsmith business following the Merger; and

•

continued indemnification, exculpation and officers’ and directors’ liability insurance coverage for our directors and executive officers following the Effective Time with respect to acts or omissions occurring at or prior to the Effective Time.

For a more detailed description of such interests, see “The Merger—Interests of Certain Persons in the Merger” beginning on page 50.

Financing (Page 58)

The merger is not conditioned on Golf Town obtaining financing. OMERS Administration Corporation (“OAC”) has provided an equity commitment letter in the amount of $117,370,000 (the “Equity Commitment Letter”) to fund all of the Merger Consideration, make payments with respect to Company Options and Company Awards and pay all transaction expenses of Golf Town and Golfsmith not previously paid prior to the Effective Time. The Equity Commitment Letter is conditioned only on the closing of the Merger. Golfsmith has obtained an amendment and waiver from General Electric Capital Corporation with respect to the existing credit facility by and among Golfsmith International, L.P., Golfsmith NU, L.L.C. and Golfsmith USA, L.L.C., as borrowers, Golfsmith and its subsidiaries identified as credit parties and General Electric Capital Corporation, as administrative agent and lender (the “Revolving Credit Facility”) that consents to the Merger and waives any default that would otherwise result from the consummation of the Merger (the “Waiver”). The Waiver is not subject to any conditions and became effective immediately upon execution of the Merger Agreement. OAC has provided to Golfsmith a limited guarantee (the “Limited Guarantee”) guaranteeing payment of any termination fees payable by Golf Town, should such fees become payable under the Merger Agreement.

Merger Agreement (Page 63)

Restrictions on Solicitation (Page 69)

Golfsmith has agreed not to, and not to permit or authorize its directors, officers, employees or representatives to, solicit, initiate or take any action to knowingly facilitate or knowingly encourage the submission of any acquisition proposal, participate in any discussions or negotiations or furnish information with respect to any acquisition proposal or otherwise knowingly cooperate with any acquisition proposal, effect a change of recommendation, enter into an agreement with respect to an alternative transaction or amend or terminate confidentiality or standstill provisions with third parties. Golfsmith may however:

•	amend or terminate confidentiality or standstill provisions if the failure to do so could reasonably be expected to be inconsistent with the Golfsmith Board’s fiduciary duties;

•	engage in discussions and provide information in response to an unsolicited acquisition proposal that constitutes or could reasonably be expected to lead to a superior proposal;

•

change its recommendation if it receives a superior proposal or becomes aware of any material fact or circumstance unrelated to an acquisition proposal and, in either case, the Golfsmith Board determines that failure to change its recommendation would reasonably be expected to be inconsistent with its fiduciary duties, subject to the payment of a termination fee of $3,800,000 and provided Golfsmith provides Golf Town with notice and the opportunity to submit an offer at least as favorable to Golfsmith’s stockholders as such superior proposal; and

•

terminate the Merger Agreement to enter into a transaction with respect to a superior proposal after following the procedures set forth in the Merger Agreement as described in more detail in “The Merger Agreement—Termination” beginning on page 76 and payment of a termination fee of $3,800,000.

Conditions to the Merger (Page 75)

Each of Golfsmith’s, Golf Town’s and Merger Sub’s obligations to complete the Merger is subject to the satisfaction or waiver of the following conditions, among other things:

•	the distribution of this Information Statement to our stockholders and the passage of at least 20 calendar days following such distribution;

•

the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and any required approvals thereunder having been obtained; and

•	no laws or injunctions restraining or otherwise prohibiting consummation of the Merger are in effect.

In addition, Golf Town’s and Merger Sub’s obligations to complete the Merger are subject to the satisfaction or waiver of the following additional conditions:

•	the representations and warranties of Golfsmith being true and correct in the manner described in the section entitled “The Merger Agreement—Conditions to the Merger” beginning on page 75; and

•	Golfsmith having performed, in all material respects, all of its obligations under the Merger Agreement.

In addition, Golfsmith’s obligation to complete the Merger is subject to the satisfaction or waiver of the following additional conditions:

•

the representations and warranties of Golf Town and Merger Sub being true and correct in the manner described in the section entitled “The Merger Agreement—Conditions to the Merger” beginning on page 75; and

•	Golf Town and Merger Sub having performed, in all material respects, all of their obligations under the Merger Agreement.

The obligations of Golfsmith, Golf Town and Merger Sub are not subject to the approval of Golfsmith’s stockholders because such stockholder approval has already been obtained from the Supporting Stockholders.

Termination; Termination Fees (Page 76)

The Merger Agreement may be terminated by Golfsmith or Golf Town and the Merger may be abandoned at any time prior to the Effective Time under the circumstances described in the section entitled “The Merger Agreement—Termination” beginning on page 76. Such termination may be subject to the payment of termination fees, which are summarized below.

Golfsmith must pay Golf Town a fee of $3,800,000 (the “Company Termination Fee”) under the following circumstances:

•	Golf Town terminates the Merger Agreement because the Golfsmith Board has made a change of recommendation;

•

Golfsmith terminates the Merger Agreement because the Golfsmith Board, subject to complying with certain obligations (including its obligations described under “The Merger Agreement—Restrictions on Solicitation” beginning on page 69), authorizes Golfsmith to enter into a written agreement to effectuate a superior proposal; or

•

Golf Town terminates the Merger Agreement because an intentional breach of the Merger Agreement by Golfsmith causes the failure of the conditions to Golf Town’s or Merger Sub’s obligations under the Merger Agreement, such breach is not curable or cured prior to the earlier of (i) 20 days after written notice is given by Golf Town to Golfsmith or (ii) November 12, 2012 (the “Outside Date”), and prior to the earlier of the date of such termination or the Effective Time, an acquisition proposal is publicly announced or communicated to Golfsmith’s stockholders and within one year following such termination, Golfsmith enters into a definitive agreement with respect to or completes the acquisition proposal.

Golf Town must pay Golfsmith a fee of $8,200,000 (the “Purchaser Breach Termination Fee”) under the following circumstances:

•

The Merger Agreement is terminated by Golfsmith because either Golf Town or Merger Sub causes the failure of the conditions to Golfsmith’s obligations under the Merger Agreement and such breach is not curable or cured prior to the earlier of (i) 20 days after written notice is given by Golfsmith to Golf Town or (ii) the Outside Date; or

•

Golfsmith is ready, willing and able to consummate the Merger and all applicable conditions under the Merger Agreement have been satisfied or waived, but Golfsmith terminates the Merger Agreement because (i) Golf Town and Merger Sub fail to consummate the Merger despite the fact that the Waiver is in full force and effect or alternative financing is available, or (ii) the Waiver is not in full force and effect, and alternative financing is unavailable, due to a breach by Golf Town or Merger Sub.

Golf Town must pay Golfsmith a fee of $6,500,000 (the “Purchaser Financing Termination Fee”) under the following circumstances:

•

Golfsmith is ready, willing and able to consummate the Merger and all applicable conditions under the Merger Agreement have been satisfied or waived, but Golfsmith terminates the Merger Agreement because Golf Town and Merger Sub fail to consummate the Merger and the Waiver is not in full force and effect.

Regulatory Filings Required in Connection with the Merger (Page 58)

Completion of the Merger is conditioned on the expiration or termination of the applicable waiting period relating to the Merger under the HSR Act and any required approvals thereunder having been obtained.

Golfsmith and Golf Town each filed its required HSR notification and report form with respect to the Merger on May 18, 2012. Early termination of the waiting period under the HSR Act was granted on May 29, 2012.

Material U.S. Federal Income Tax Consequences of the Merger (Page 59)

The exchange of shares of our Common Stock for cash pursuant to the Merger or due to the exercise of appraisal rights will be treated as a taxable sale for U.S. federal income tax purposes (and also may be taxed under applicable state, local and foreign tax laws), so that stockholders who are U.S. Holders (as defined in the section entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 59) will generally recognize capital gain or loss in an amount equal to the difference, if any, between the cash payments made pursuant to the Merger or due to the exercise of appraisal rights and their adjusted tax basis in their shares of Common Stock. Any such gain will be long-term capital gain subject to tax at capital gain rates if you have held the Common Stock for more than one year or as short term capital gain subject to tax at ordinary income rates if you have held the Common Stock for one year or less.

You should read “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 59 for a more detailed discussion of the U.S. federal income tax consequences of the Merger. We urge you to consult your own tax advisor to determine the particular U.S. federal, state, local and foreign tax consequences to you of the receipt of the aggregate merger consideration in exchange for shares of our Common Stock pursuant to the Merger or pursuant to exercising appraisal rights in connection with the Merger.

Appraisal Rights of Existing Stockholders (Page 80

Under the DGCL, stockholders who do not wish to accept the Per Share Merger Consideration are entitled to appraisal rights in connection with the Merger, provided that such stockholders demand in writing appraisal by July 19, 2012, which is the date that is 20 days following the date of mailing of this Information Statement, and meet all of the other conditions set forth in Section 262 of the DGCL. This means that you are entitled to elect not to accept the Per Share Merger Consideration and instead seek the fair value of your shares of Common Stock, exclusive of any elements of value arising from the accomplishment or expectation of the Merger, as determined by the Court of Chancery of the State of Delaware (the “Delaware Court”) and to receive payment for your shares based on that valuation. The ultimate amount that you receive in an appraisal proceeding may be less than, equal to or more than the amount that you would have received under the Merger Agreement.

To exercise your appraisal rights, you must demand in writing appraisal by July 19, 2012, which is the date that is 20 days following the date of mailing of this Information Statement. Your failure to follow exactly the procedures specified under the DGCL may result in the loss of your appraisal rights. See the section entitled “Appraisal Rights” beginning on page 80 and the text of the Delaware appraisal rights statute, which is reproduced in its entirety as Annex C to this Information Statement and incorporated by reference herein. If you hold your shares of Common Stock through a bank, brokerage firm or other nominee and you wish to exercise your appraisal rights, you should consult with your bank, brokerage firm or other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee. In view of the complexity of the DGCL, stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors promptly.

Market Price of Our Common Stock (Page 79)

The closing price of our Common Stock on the NASDAQ Stock Market (“NASDAQ”), on May 11, 2012, the last trading day prior to public announcement of the execution of the Merger Agreement, was $4.71 per share. On June 27, 2012, the most recent practicable date before this Information Statement was mailed to our stockholders, the closing price of our Common Stock on NASDAQ was $6.06 per share. You are encouraged to obtain current market quotations for our Common Stock.

Litigation Related to the Merger (Page 60)

Two putative stockholder class action lawsuits challenging the Merger have been filed in Texas, one in the District Court of Travis County, Texas and the other in the District Court Western District of Texas, Austin Division. Among other things, each lawsuit alleges that the Golfsmith Board breached its fiduciary duties to Golfsmith’s stockholders. These lawsuits are described in more detail under “The Merger—Litigation Related to the Merger” beginning on page 60.

Delisting and Deregistration of Our Common Stock

If the Merger is completed, Golfsmith’s Common Stock will be delisted from NASDAQ and deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As such, we would no longer file periodic reports with the U.S. Securities and Exchange Commission (the “SEC”) on account of our Common Stock or otherwise.

QUESTIONS AND ANSWERS ABOUT THE MERGER

The following questions and answers are intended to address briefly some commonly asked questions regarding the Merger Agreement and the Merger. These questions and answers may not address all questions that may be important to you as a Golfsmith stockholder. Please refer to the “Summary” beginning on page 1 and the more detailed information contained elsewhere in this Information Statement, and the annexes to this Information Statement, each of which you should read carefully.

Q: What is the proposed transaction?

A: The proposed transaction is the acquisition of Golfsmith by Golf Town pursuant to the Merger Agreement. Upon the terms and subject to the satisfaction or waiver of the conditions under the Merger Agreement, Merger Sub will merge with and into Golfsmith, with Golfsmith being the surviving corporation of the Merger and becoming a wholly-owned subsidiary of Golf Town.

Q: What will I be entitled to receive if the Merger is completed?

A: Upon completion of the Merger, you will be entitled to receive the Per Share Merger Consideration of $6.10 in cash, without interest, less any applicable withholding taxes, for each share of Common Stock that you own, unless you have properly exercised and not withdrawn your appraisal rights under Section 262 of the DGCL, in which case you will be entitled to receive the fair value of your shares as determined by the Delaware Court. For example, if you own 100 shares of Common Stock, you will be entitled to receive $610.00 in cash in exchange for your shares of Common Stock, without interest, less any applicable withholding taxes. Upon completion of the Merger, you will not own any shares of the capital stock in the Surviving Corporation.

Q: When do you expect the Merger to be completed?

A: We are working to complete the Merger as soon as practicable and expect it to close in the third quarter of 2012, assuming that all of the conditions set forth in the Merger Agreement have been satisfied or waived. However, because the Merger is subject to conditions which are beyond the control of Golf Town and Golfsmith, the precise timing for completion of the Merger cannot be predicted with certainty. See the section entitled “The Merger Agreement—Conditions to the Merger” beginning on page 75.

Q: When can I expect to receive the cash Merger Consideration for my shares?

A: After the Merger is completed, you will be sent a letter of transmittal with detailed written instructions for exchanging each of your shares of Common Stock for the Per Share Merger Consideration. When you properly complete and return the required documentation described in the written instructions, you will receive from the paying agent a payment of the aggregate merger consideration for your shares. If your shares are held in “street name” by a bank, brokerage firm or other nominee, you will receive instructions from your bank, brokerage firm or other nominee as to how to effect the surrender of your “street name” shares in exchange for the aggregate merger consideration for such shares.

Q: Will the Merger be a taxable transaction to me?

A: Yes. The exchange of shares of Common Stock for cash pursuant to the Merger or as a result of exercising appraisal rights in connection with the Merger generally will be a taxable transaction to U.S. Holders (as defined in the section entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 59) for U.S. federal income tax purposes (and may also be taxable under applicable state, local and foreign tax laws). If you are a U.S. Holder and you exchange your shares of Common Stock in the Merger or as a result of exercising appraisal rights in connection with the Merger, you will generally recognize gain or loss in an amount equal to the difference, if any, between the cash payments made pursuant to the Merger or pursuant to the exercise of appraisal rights and your adjusted tax basis in your shares of Common Stock. Backup withholding may also apply to such cash payments made unless the U.S. Holder or other payee complies with the backup withholding rules. You should read the section entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 59 for a more detailed discussion of certain material U.S. federal income tax consequences of the Merger. You should also consult your tax advisor for a complete analysis of the effect of the Merger on your U.S. federal, state, local and/or foreign taxes.

Q: Did the Golfsmith Board approve and recommend the Merger Agreement?

A: Yes. The Golfsmith Board, at a meeting duly called and held, upon the recommendation of its Transaction Committee, unanimously adopted resolutions (i) approving and declaring advisable the Merger, the Merger Agreement and the other transactions contemplated by the Merger Agreement on the terms and subject to the conditions set forth therein, (ii) resolving that the adoption of the Merger Agreement be submitted to the stockholders of Golfsmith for a vote and (iii) resolving to recommend to the stockholders of Golfsmith that they adopt the Merger Agreement.

Q: Has stockholder approval and adoption of the Merger Agreement been obtained?

A: Yes. Each of the Supporting Stockholders executed and delivered the Written Consent adopting the Merger Agreement and approving the transactions contemplated thereby, including the Merger. No further action by any Golfsmith stockholder is required to adopt the Merger Agreement. Additionally, on May 23, 2012, the Paul Stockholders executed and delivered a written consent, among other things, adopting the Merger Agreement and authorizing the transactions contemplated by the Merger Agreement, including the Merger. The Consenting Stockholders together owned approximately 60.8% of our issued and outstanding shares of Common Stock as of May 23, 2012. For more information, see “Voting Agreement and Written Consent” beginning on page 78.

Q: Do any of Golfsmith’s directors or officers have interests in the Merger that may differ from those of Golfsmith’s stockholders?

A: Yes. You should be aware that Golfsmith’s directors and officers may have interests in the Merger that are different from, or in addition to, the interests of Golfsmith’s stockholders generally. The Transaction Committee and Golfsmith Board were aware of, and considered, these differing interests, to the extent such interests existed at the time, in evaluating and negotiating the Merger Agreement and the Merger, and in unanimously recommending that the Merger Agreement be adopted by the stockholders of Golfsmith. See “The Merger—Interests of Certain Persons in the Merger” beginning on page 50 for a more detailed discussion of these interests.

Q: What happens if the Merger is not completed?

A: If the Merger is not completed for any reason, stockholders will not receive any payment for their shares in connection with the Merger. Instead, Golfsmith will remain a publicly-traded company and the Common Stock will continue to be listed and traded on NASDAQ. Under specified circumstances, in connection with the termination of the Merger Agreement, Golfsmith or Golf Town (or their designees) may be required to pay a termination fee, as described under “The Merger Agreement—Termination Fees” beginning on page 77.

Q: Why am I not being asked to vote on the Merger?

A: Consummation of the Merger required the adoption of the Merger Agreement by the holders of a majority of our issued and outstanding shares of Common Stock. The requisite stockholder approval has been obtained because the Supporting Stockholders have executed and delivered the Written Consent adopting and approving in all respects the Merger Agreement and the transactions contemplated thereby, including the Merger. As a result, no further approval of the stockholders of Golfsmith is required to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger.

Q: Why am I receiving this Information Statement?

A: You may be receiving this Information Statement because you owned shares of Common Stock on the close of business on May 11, 2012. As a result of entering into the Merger Agreement, applicable laws and securities regulations require us to provide you with notice that the Written Consent has been delivered by the Supporting Stockholders, as well as other information regarding the Merger, even though your vote or consent will neither be required nor requested to authorize and adopt the Merger Agreement or complete the Merger. You may also be receiving this Information Statement because you owned shares of Common Stock on the close of business on the date preceding the date this Information Statement is being sent to notify stockholders of their appraisal rights under Section 262 of the DGCL, which date is the record date for determining which of our stockholders are entitled to such notification. This Information Statement constitutes notice to you of the availability of such appraisal rights under Section 262 of the DGCL, a copy of which is attached to this Information Statement as Annex C.

Q: What happens if I sell my shares before the completion of the Merger?

A: If you transfer your shares before the Effective Time, you will have transferred the right to receive the merger consideration for your shares pursuant to the Merger. In order to receive such merger consideration, you must hold your shares through completion of the Merger.

Q: Should I send in my stock certificates now?

A: No. Promptly after the Merger is completed, you will be sent a letter of transmittal with related instructions describing how you may exchange each of your shares of Common Stock for the Per Share Merger Consideration. If your shares of Common Stock are held in “street name” by your bank, brokerage firm or other nominee, you will receive instructions from your bank, brokerage firm or other nominee as to how to effect the surrender of each of your “street name” shares of Common Stock in exchange for the Per Share Merger Consideration. Please do NOT return your stock certificate(s) to Golfsmith.

Q: Am I entitled to exercise appraisal rights under the DGCL instead of receiving the Merger Consideration for my shares of Common Stock?

A: Yes, provided that you comply with all applicable requirements and procedures. As a holder of Common Stock, you are entitled to appraisal rights under Section 262 of the DGCL in connection with the Merger if you take certain actions and meet certain conditions. See the section entitled “Appraisal Rights” beginning on page 80.

Q: Who can help answer my other questions?

A: If you have more questions about the Merger or need additional copies of this Information Statement, please contact Golfsmith’s General Counsel at (512) 821-4140.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This Information Statement, and the documents to which we refer you in this Information Statement, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act of 1934, including with respect to the expected completion of the transaction and expected growth of the combined business, benefits and synergies of the proposed transaction, future opportunities for the combined business, and any other statements about future expectations, beliefs, goals, plans or prospects. These forward-looking statements are based on our beliefs, assumptions, and expectations of future events, taking into account the information currently available to us. These statements may include, among others, expectations for completing the transaction, statements regarding our expected business outlook, anticipated financial and operating results, our business strategy and means to implement the strategy, our objectives, the amount and timing of future store openings, store remodels and capital expenditures, the likelihood of our success in expanding our business, financing plans, working capital needs and sources of liquidity. The words “may,” “should,” “believe,” “expect,” “anticipate,” “plan,” “estimate,” “potential,” “target,” “project,” “intend,” and similar statements are intended to identify forward-looking statements. Forward-looking statements involve risks and uncertainties that may cause our actual results, performance, or financial condition to differ materially from the expectations of future results, performance, or financial condition we express or imply in any forward-looking statements. We note these factors pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not guarantees of performance. Given the risks and uncertainties surrounding forward-looking statements, you should not place undue reliance on these statements. Many of these factors are beyond our ability to control or predict. Our forward-looking statements speak only as of the date of this filing. Other than as required by law, we undertake no obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.

There are a number of risks and uncertainties that could cause our actual results to differ materially from the results referred to in the forward-looking statements contained in this Information Statement. Important factors that could cause our actual results to differ materially from the results referred to in the forward-looking statements we make in this Information Statement include, but are not limited to, the risks detailed in our filings with the SEC, including Golfsmith’s Quarterly Report on Form 10-Q filed May 15, 2012, which is attached as Annex E to this Information Statement, which such Annex E is incorporated by reference herein, Golfsmith’s 2011 Annual Report on Form 10-K filed March 30, 2012, which is attached as Annex F to this Information Statement, which such Annex F is incorporated by reference herein, and Amendment No. 1 to Golfsmith’s 2011 Annual Report on Form 10-K/A filed April 26, 2012, which is attached as Annex G to this Information Statement, which such Annex G is incorporated by reference herein, factors and matters contained in this Information Statement, and the following factors:

•	the state of the economy;

•	the level of discretionary consumer spending;

•	changes in consumer preferences and demographic trends;

•	the number of golf participants and spectators, and general demand for golf;

•	our ability to successfully execute our multi-channel strategy;

•	expansion into new markets;

•	the intense competition in the sporting goods industry and actions by our competitors;

•	the cost of our products;

•	adverse or unseasonal weather conditions;

•	inadequate protection of our intellectual property;

•	our ability to protect our proprietary brands and reputation;

•	credit and equity markets, availability of credit and other financing, and financial markets in general;

•	the timing, amount and composition of future capital expenditures;

•	the timing and number of new store openings and our expectations as to the costs associated with new store openings;

•	assumptions regarding demand for our products and the introduction of new product offerings;

•	the timing and completion of the remodeling of our existing stores;

•

the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement, including a termination under circumstances that could require us to pay the Company Termination Fee of $3,800,000;

•	the failure to obtain, delays in obtaining or adverse conditions contained in any required regulatory or other approvals in connection with the Merger;

•	the failure to close or delay in consummating the Merger for any other reason;

•	risks that the proposed Merger disrupts current plans and operations and the potential difficulties in employee retention as a result of the Merger;

•	the outcome of any legal proceedings that have been or may be instituted against Golfsmith and/or others relating to the Merger Agreement;

•	the diversion of our management’s attention from our ongoing business concerns;

•	the effect of the announcement, pendency or anticipated consummation of the Merger on our business relationships, operating results and business generally;

•	the amount of the costs, fees, expenses and charges related to the Merger; and

•	other factors that we may not have currently identified or quantified.

Consequently, all of the forward-looking statements we make in this Information Statement are qualified by the information contained herein, including, but not limited to, (a) the information contained under this heading and (b) the information contained under the heading “Business” and in our consolidated financial statements and notes thereto included in Golfsmith’s Quarterly Report on Form 10-Q filed May 15, 2012, which is attached as Annex E to this Information Statement, which such Annex E is incorporated by reference herein, Golfsmith’s 2011 Annual Report on Form 10-K filed March 30, 2012, which is attached as Annex F to this Information Statement, which such Annex F is incorporated by reference herein, and Amendment No. 1 to Golfsmith’s 2011 Annual Report on Form 10-K/A filed April 26, 2012, which is attached as Annex G to this Information Statement, which such Annex G is incorporated by reference herein. We undertake no obligation to publicly release any revision to any forward-looking statement contained herein to reflect any future events or occurrences.

You should carefully consider the cautionary statements contained or referred to in this section in connection with any subsequent written or oral forward-looking statements that may be issued by us or persons acting on our behalf.

THE MERGER

This discussion of the Merger is qualified in its entirety by reference to the Merger Agreement, which is attached to this Information Statement as Annex  A. You should read the entire Merger Agreement carefully as it is the legal document that governs the Merger.

Parties to the Merger

Golfsmith International Holdings, Inc.

Golfsmith, a Delaware corporation, has been in business for 45 years and is a specialty retailer of golf equipment and related apparel and accessories. Golfsmith operates as an integrated multi-channel retailer, offering its customers the convenience of shopping in 88 retail locations across the United States, through its internet site and from its assortment of catalogs. Golfsmith offers an extensive product selection that features premier branded merchandise, as well as its proprietary products, clubmaking components and pre-owned clubs. For more information about Golfsmith, see “Where You Can Find More Information” beginning on page 87.

Golf Town USA Holdings Inc.

Golf Town and its affiliates are a 13-year-old specialty golf equipment, apparel and accessories retailer. Golf Town and its affiliates are Canada’s largest golf retailer and have 54 stores throughout the country. Golf Town and its affiliates expanded into the US market in 2011 and 2012 by opening 7 stores in the Greater Boston area. Golf Town and its affiliates offer a superior selection of brand names as well as proprietary brands. Golf Town and its affiliates were acquired by OMERS Private Equity Inc. (“OMERS”) in September 2007.

The Merger

Merger Sub was formed by Golf Town solely for the purpose of completing the Merger. Merger Sub is a wholly-owned subsidiary of Golf Town and has not carried on any activities to date, except for activities incidental to its incorporation and activities undertaken in connection with the transactions contemplated by the Merger Agreement.

The Transaction Committee

The Golfsmith Board determined to form the Transaction Committee in June 2011 after discussing, together with White & Case LLP, the Golfsmith Board’s outside legal counsel (“White & Case”), the potential benefits of forming a transaction committee to manage the Golfsmith Board’s consideration of strategic alternatives and the solicitation of offers to acquire Golfsmith. The benefits considered by the Golfsmith Board included: the efficiency of having an active and experienced committee of directors facilitating decision making in a potentially fast-paced deal environment without the potentially cumbersome need for frequent meetings of the full Golfsmith Board; ensuring that directors with valuable transactional and financial experience were available on a day-to-day basis to our management and advisors; ensuring that directors who were independent of management comprised a majority of such a committee in light of the potential that management could be retained by a potential buyer who would request or require them to invest in the business (although there was no expectation at the time of formation of the Transaction Committee that management would participate in any transaction as investors); ensuring that directors who were independent of AEP comprised a majority of such a committee in light of the potential need for AEP to generate a liquidity event for its Golfsmith investment and the potential that AEP could be requested or required to invest in the business by a potential buyer (although Mr. Buaron, who is an affiliate of AEP, had informed the Golfsmith Board that he did not expect AEP would participate as an investor in any transaction); ensuring that the views of AEP (whose approval would be needed in light of AEP’s significant shareholdings) with respect to any proposed transaction would be taken into account during negotiations; and the ability to obtain independent advice from legal, financial and other advisors that could be retained directly by such a committee. Initially, the Transaction Committee consisted of Mr. Martin

Hanaka (Chairman and Chief Executive Officer), Mr. Roberto Buaron and Mr. Robert Allen. Messrs. Hanaka and Allen are not affiliates of AEP and Messrs. Buaron and Allen are not members of Golfsmith’s management. In July 2011, the Transaction Committee was expanded to include Ms. Glenda Flanagan because the Golfsmith Board considered Ms. Flanagan’s financial and public company experience to be a valuable resource for the Transaction Committee. Ms. Flanagan is not affiliated with either Golfsmith’s management or AEP. Coincident with Ms. Flanagan’s appointment, the Golfsmith Board resolved that the Golfsmith Board could not approve a Sale Transaction unless first recommended by the Transaction Committee and the Transaction Committee could not approve or recommend a Sale Transaction except by action of a majority of its members, including both Mr. Allen and Ms. Flanagan. Therefore, from the earliest stages of the process, the Transaction Committee included two Unaffiliated Members and the vote of both such Unaffiliated Members was required for the Transaction Committee to recommend a Sale Transaction to the Golfsmith Board. The Unaffiliated Members had the opportunity to, and did, meet separately with the financial and legal advisors during the course of negotiations with Golf Town.

The purpose of the Transaction Committee was (i) to manage and supervise the process of soliciting and considering a potential business combination or Sale Transaction on a day-to-day basis, with the advice and assistance of Golfsmith’s counsel, (ii) to review and evaluate any proposals for Sale Transactions and, if the Transaction Committee deems advisable, to negotiate the terms and conditions of the best available Sale Transaction and (iii) to make recommendations to the Golfsmith Board with respect to any potential Sale Transaction arising from the conduct of the process described above.

The Transaction Committee was granted all the resources and authority appropriate to discharge its duties and responsibilities, including the authority to select, retain and terminate outside legal, financial, accounting or other experts and advisors without seeking the approval of the Golfsmith Board or management, and was granted the full authority of the Golfsmith Board while acting within the scope of its purposes. Accordingly, the Transaction Committee engaged LMM and its parent, Lazard Frères & Co. LLC (“LFC” and, together with LMM, “Lazard”), in July 2011 to serve as its financial advisor.

The size of the Transaction Committee was decreased by the Golfsmith Board from four members to three members on January 17, 2012, following Mr. Hanaka’s resignation from the Transaction Committee on December 4, 2011, after Golf Town requested, and Mr. Hanaka agreed, that he would be part of Golfsmith’s management post-closing of the Merger. Following his resignation on December 2011, Mr. Hanaka did not participate in the negotiations between the Transaction Committee and Golf Town, although he continued to attend Transaction Committee meetings at the invitation of the Transaction Committee to provide the Transaction Committee with important information concerning Golfsmith’s business and operations.

As described in more detail under “Background of the Merger” beginning on page 16, in January 2012, Golf Town and Golfsmith had reached an impasse in negotiations regarding the amount of the Per Share Merger Consideration. In an effort to resolve the price difference, in late January, Golf Town first proposed to Mr. Buaron a possible transaction structure that would require AEP to forego cash consideration on a portion of its shareholdings in Golfsmith in order to roll over a portion of its investment in Golfsmith and make an investment in the combined Golf Town and Golfsmith business, thereby reducing the number of shares on which the Per Share Merger Consideration would be paid. Such reduction in the AEP shares participating in the Merger Consideration might have enabled Golf Town to offer an increase in the cash merger consideration that Golf Town was prepared to pay at such time. After several discussions between Golf Town and Golfsmith regarding such structure, Mr. Buaron indicated to the Transaction Committee at its meeting on February 4, 2012 that AEP would be willing to accept such a structure subject to negotiating specific terms. Consequently, Mr. Buaron immediately resigned from the Transaction Committee and thereafter did not participate in the negotiations between the Transaction Committee and Golf Town (although he did engage in discussions with OMERS on behalf of AEP in an attempt to negotiate the proposed alternative structure). Ultimately, the proposed alternative structure could not be agreed between Golfsmith, Golf Town and AEP. Mr. Buaron continued to attend Transaction Committee meetings at the invitation of the Transaction Committee to inform the Transaction

Committee about the progress of discussions on the alternative structure and to provide the Transaction Committee with his insights and experience as well as his deep knowledge of Golfsmith and its operations. Neither Mr. Hanaka nor Mr. Buaron participated in the Transaction Committee’s decision to recommend the Merger to the Golfsmith Board. Thus, at the time it made its determination, the Transaction Committee was comprised only of the Unaffiliated Members.

The Merger

If the Merger is consummated, the Merger Agreement provides that at the Effective Time, Merger Sub will merge with and into Golfsmith. Golfsmith will be the surviving corporation of the Merger and will continue as a wholly-owned subsidiary of Golf Town. Golfsmith will cease to be an independent publicly-traded company. You will not own any shares of the capital stock of the Surviving Corporation.

The Per Share Merger Consideration

At or immediately prior to the Effective Time, each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than shares owned by Golf Town or any of its direct or indirect subsidiaries, shares owned by Golfsmith or any of its direct or indirect wholly-owned subsidiaries and shares owned by any stockholder who has perfected and not withdrawn a demand for or lost appraisal rights under Section 262 of the DGCL) will be converted into the right to receive the Per Share Merger Consideration of $6.10 in cash, without interest, less any applicable withholding taxes.

Background of the Merger

As part of its normal strategic review process as well as in response to inquiries from interested third parties regarding a potential sale of the business, the Golfsmith Board together with Golfsmith’s senior management assesses Golfsmith’s competitive position and direction on an ongoing basis and, from time-to-time, has considered Golfsmith’s financial and strategic alternatives, including a potential sale of Golfsmith.

During 2009 and 2010, Golfsmith engaged in various exploratory discussions and meetings with OMERS, Golf Town, and other parties interested in pursuing a potential transaction with Golfsmith, including a major competitor of Golfsmith.

In March 2009, Martin Hanaka, Golfsmith’s Chief Executive Officer, met with the then-Chief Executive Officer of Golf Town, Stephen Bebis, in Naples, Florida for the purpose of discussing a potential licensing arrangement with respect to one of Golfsmith’s proprietary brands. During the meeting, Mr. Bebis raised the possibility of considering a strategic combination transaction between the two companies. No terms were discussed and no commitments were made. The conversation between the parties was conceptual in nature. Subsequent communications between John Young of OMERS and James Grover, a director of Golfsmith and representative of AEP, resulted in a meeting on May 14, 2009 between Mr. Hanaka, Mr. Grover, Mr. Bebis and Mr. Young in Toronto, Ontario, at which meeting the parties had further conceptual discussions about a potential strategic business combination. Golf Town Canada Inc. and Golfsmith executed a mutual confidentiality and non-disclosure agreement on May 26, 2009 to facilitate an exchange of information. After initial information exchanges, the parties did not pursue further meaningful discussions until a telephone call in late December 2009 among Mr. Young and various representatives of Golfsmith during which the parties had further conceptual discussions regarding a potential strategic combination. It was clear from the information exchanges and discussion that OMERS and Golf Town valued Golfsmith at a level that was well below any price that Golfsmith would entertain and well below the Per Share Merger Consideration. Consequently, the parties did not engage in further exploration of a potential transaction in 2009 and most of 2010.

In the fall of 2010, a representative of OMERS contacted Mr. Grover seeking to determine if Golfsmith would be willing to resume discussions about a strategic business combination. This initial outreach resulted in a telephone call on December 7, 2010 during which representatives of Golfsmith, including Mr. Grover and

Roberto Buaron, a director of Golfsmith and a representative of AEP, presented certain financial information to Benson Li and Don Morrison of OMERS that they believed would support a valuation of Golfsmith that was higher than that which OMERS had preliminarily discussed during the 2009 conversations. The discussion was exploratory in nature. Subsequently, Mr. Buaron received a request from Mr. Bebis of Golf Town for a meeting with Golfsmith to discuss a potential strategic business combination. Mr. Buaron informed the Golfsmith Board of the request, but the Golfsmith Board determined not to pursue the overture at that time.

In early 2011, Mr. Bebis contacted Mr. Hanaka to again propose that Golf Town and Golfsmith discuss a potential business combination. This initial contact resulted in further exploratory conversations between Mr. Buaron and Mr. Grover, on the one hand, and Mr. Morrison and Mr. Bebis, on the other hand. During these conversations Mr. Morrison indicated that OMERS would have to conduct a more comprehensive investigation of Golfsmith to determine if it could justify an increase in Golf Town’s valuation of Golfsmith. Golf Town sought to arrange further meetings with Golfsmith’s management to facilitate this exploration.

In February 2011, the Golfsmith Board met and discussed the contacts between representatives of Golf Town and Golfsmith and Golf Town’s continuing interest in additional meetings and information. The Golfsmith Board determined that it would be appropriate to pursue further discussions with Golf Town and to facilitate Golf Town’s investigation of Golfsmith to determine if there was a basis for pursuing a strategic transaction at a valuation that Golfsmith could support. Consequently, it was determined that Golfsmith should engage a financial advisor to assist in this effort and Mr. Buaron was asked to oversee that task.

On May 20, 2011, the Golfsmith Board met and discussed Golfsmith’s progress with respect to evaluating and hiring a financial advisor to assist Golfsmith in its consideration of a potential sale of Golfsmith. The Golfsmith Board reviewed several potential advisors that had been contacted, and discussed the qualifications and potential interest of other financial advisors, including Lazard. The Golfsmith Board was focused on ensuring that any financial advisor Golfsmith might engage would devote sufficient resources to the assignment, in light of Golfsmith’s market capitalization, in addition to being highly skilled and experienced in advising public company boards with respect to strategic alternatives. Additionally, the Golfsmith Board discussed and considered how to respond to Golf Town’s outstanding request for a meeting with Golfsmith and the best means by which Golfsmith could encourage Golf Town to improve its valuation of Golfsmith. In light of these issues, the Golfsmith Board discussed and considered direct negotiations for a sale transaction with a very small number of potential buyers, a broad solicitation of indications of interest for a sale transaction and a more targeted solicitation process. The Golfsmith Board determined that a broad solicitation process would ensure maximum competition among potential bidders for Golfsmith (including Golf Town) and a comprehensive market check of all parties likely to have an interest in Golfsmith. The Golfsmith Board reviewed with its legal counsel, White & Case, the fiduciary duties and responsibilities of the Golfsmith Board in considering and pursuing a sale transaction, including the potential benefits of establishing a committee of the Golfsmith Board to oversee the consideration of potential transactions involving a sale of Golfsmith.

In light of the fact that the May 26, 2009 mutual confidentiality and non-disclosure agreement was expiring by its terms, on June 8, 2011, Golfsmith entered into a second mutual confidentiality and non-disclosure agreement with Golf Town Canada Inc., which included a customary mutual standstill provision. On that same day and on June 9, 2011, Mr. Hanaka, Sue E. Gove, Golfsmith’s Chief Financial Officer and Chief Operating Officer at that time, Mr. Buaron and Mr. Grover met with Mr. Bebis and David Spence of Golf Town and Mr. Morrison, Benson Li and Michael Lank, of OMERS, in Atlanta, Georgia to discuss financial and operational matters related to Golfsmith. Mr. Bebis indicated that Golf Town expected to make a proposal for the acquisition of Golfsmith. The participants discussed additional information about Golfsmith that would be necessary to structure the proposal.

On June 14, 2011, Mr. Hanaka, Mr. Grover, Mr. Buaron, James Long, a director of Golfsmith, and for portions of the meetings, Thomas Hardy, a director of Golfsmith, reviewed presentations from five potential financial advisors, including Lazard.

On June 17, 2011, the Golfsmith Board met and discussed the meetings with Golf Town on June 8 and June 9, 2011. The Golfsmith Board also discussed potential financial advisors. Additionally, the Golfsmith Board further discussed, together with White & Case, the benefit of forming a committee of the Golfsmith Board to oversee the consideration of potential transactions involving a sale of Golfsmith and resolved to form the Transaction Committee. The Golfsmith Board determined that Mr. Hanaka, Mr. Buaron and Robert Allen, a director of Golfsmith, would serve as the initial members of the Transaction Committee. Mr. Hanaka had informed the Golfsmith Board that he did not intend to continue to serve as an officer of Golfsmith following consummation of a sale transaction if one were to be completed and did not otherwise intend to remain as part of the combined business. For a more detailed discussion regarding the factors considered by the Golfsmith Board in its determination to form the Transaction Committee see “The Merger—The Transaction Committee” beginning on page 14.

On June 20, 2011, Mr. Grover delivered to OMERS certain non-public financial and operating information about Golfsmith.

On June 25, 2011, the Transaction Committee met and determined to retain Lazard, subject to negotiation of a satisfactory engagement letter, to act as its financial advisor because of its qualifications, experience, reputation and familiarity with Golfsmith and its business. In particular, the Transaction Committee determined that Lazard would devote experienced and skilled resources to any potential transaction regardless of the size of the potential transaction.

On July 1 and July 5, 2011, the Transaction Committee met and reviewed the potential process for pursuing a sale of Golfsmith. In particular, the Transaction Committee discussed with Lazard and White & Case at the July 5, 2011 meeting the breadth of the market solicitation process and determined to seek indications of interest from a broad group of strategic and financial purchasers to maximize competition and to ensure a comprehensive market check. In light of this, the Transaction Committee and its advisors discussed the importance of maximizing confidentiality to mitigate the possibility that the uncertainty caused by a market solicitation process could result in employee departures and have a negative impact on others with commercial relationships with Golfsmith. Following the July 5, 2011 Transaction Committee meeting, Lazard contacted Messrs. Morrison and Li of OMERS to acknowledge Golf Town’s previously expressed interest in Golfsmith and to inform OMERS of the market solicitation process being pursued by Golfsmith. In that meeting, a representative of OMERS inquired as to how OMERS could preempt the market solicitation process and instead pursue exclusive negotiations with Golfsmith. Lazard informed such representative that Golfsmith would pursue its market solicitation process and encouraged OMERS to be competitive in the process.

On July 7, 2011, upon completion of the negotiation of Lazard’s engagement letter, the Transaction Committee met and officially engaged Lazard as its financial advisor. Additionally, the Golfsmith Board met and approved the engagement letter with Lazard. The Transaction Committee updated the Golfsmith Board on its deliberations regarding the manner and scope of the market solicitation process, the type of potential purchasers that would be approached and the potential timing of the process. The Golfsmith Board adopted a charter for the Transaction Committee to formalize its role and added Glenda Flanagan, a director of Golfsmith, to the Transaction Committee because the Golfsmith Board considered Ms. Flanagan’s financial and public company experience to be a valuable resource for the Transaction Committee. Mr. Allen was appointed chairman of the Transaction Committee. Therefore, from the earliest stages of the process, the Transaction Committee included two Unaffiliated Members and, according to the Transaction Committee charter, the vote of both such Unaffiliated Members was required for the Transaction Committee to recommend a Sale Transaction to the Golfsmith Board. For a more detailed discussion regarding the Transaction Committee see “The Merger—The Transaction Committee” beginning on page 14.

In early July 2011, Messrs. Morrison, Li and Bebis requested a meeting with representatives of Golfsmith at Golfsmith’s headquarters in Austin, Texas, but such request was denied at that time.

On July 10 and July 15, 2011, the Transaction Committee met to discuss and provide comments on drafts of a Confidential Information Memorandum to be used in the solicitation of indications of interest for a possible acquisition of Golfsmith. On July 11, 2011, at the direction of the Transaction Committee, Lazard sent to Golf Town a draft of the Confidential Information Memorandum. The Transaction Committee also authorized representatives of Golfsmith to attend a meeting requested by OMERS to discuss Golfsmith and a potential transaction so as to maintain Golf Town’s interest in Golfsmith while allowing the market solicitation process to develop.

From July 13 through August 29, 2011, at the direction of the Transaction Committee, Lazard distributed preliminary solicitation materials, containing only public information with respect to Golfsmith (without identifying Golfsmith by name), to 62 potential bidders, including 25 strategic and 37 financial bidders, to determine if each such bidder would be interested in entering into a confidentiality and non-disclosure agreement and considering an initial indication of interest with respect to a potential purchase of Golfsmith. Golfsmith, together with its counsel, negotiated and executed confidentiality and non-disclosure agreements with 30 potential bidders (in addition to Golf Town). Each bidder who executed a confidentiality and non-disclosure agreement received from Golfsmith a copy of the Confidential Information Memorandum.

On July 26, 2011, representatives of Golfsmith, including Mr. Hanaka, Ms. Gove, Mr. Larkin, Senior Vice President, Direct, and Mr. Getson, Senior Vice President, General Merchandising Manager, together with representatives of Lazard, engaged in due diligence meetings with Messrs. Morrison and Li of OMERS as well as Mr. Bebis and other Golf Town executives and representatives of BMO Capital Markets, Golf Town’s financial advisor, in New York. The meetings included management presentations and discussions regarding Golfsmith’s operating and financial performance, strategic initiatives, competition and opportunities. During these meetings the representatives of OMERS did not have any individual meetings with Mr. Hanaka or Ms. Gove or any other member of Golfsmith’s management.

Following these meetings, Mr. Li of OMERS and David Solomon, of Lazard, arranged for Golf Town and OMERS to tour Golfsmith’s facilities and conduct additional due diligence with respect to Golfsmith in Austin, Texas on August 15, 2011.

From August 5 through August 22, 2011, at the direction of the Transaction Committee, Lazard distributed the Confidential Information Memorandum to the 30 potential bidders who had entered into confidentiality and non-disclosure agreements with Golfsmith at that time and also distributed it to OMERS. Additionally, Lazard delivered, together with the Confidential Information Memorandum, a letter asking the recipients of the Confidential Information Memorandum to submit to Lazard written, non-binding preliminary indications of interest in a possible transaction no later than August 23, 2011. On August 3 and August 12, 2011, the Transaction Committee met with Lazard and White & Case to discuss the status of the market solicitation process.

On August 15, 2011, Mr. Morrison, Mr. Lank and Mr. Li met with representatives of Golfsmith, including Mr. Hanaka and Ms. Gove, with representatives of Lazard present, and toured Golfsmith’s headquarters in Austin, Texas to conduct due diligence. Following the tour and due diligence meeting, the representatives of OMERS, Golfsmith and Lazard engaged in further discussions over dinner, primarily with respect to the business, key personnel and the challenges of integrating the two companies.

On August 19, 2011, the Transaction Committee met to discuss with Lazard and White & Case the progress being made in negotiating confidentiality and non-disclosure agreements with potential bidders and to review the outcome of the tour recently completed by OMERS. The Transaction Committee also received an update from Lazard on the progress of the market solicitation process.

On August 22, 2011, Lazard had a review call with a representative of Bidder B, who indicated that Bidder B would participate in the first round bids. Lazard discussed valuation drivers and possible synergies with Bidder B and the expectation of other interest in the process.

On August 23, 2011, the initial deadline for submissions of preliminary indications of interest, three potential strategic bidders (Golf Town, “Bidder B” and “Bidder C”) submitted preliminary indications of interest. OMERS offered a range of $6.00-$6.50 per share, Bidder B offered $5.50-$7.00 per share and Bidder C did not indicate a price per share, but rather offered a multiple of 6.5-7.5 times Golfsmith’s adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) over the preceding twelve months. The OMERS proposal included a request for a period of exclusive negotiations with Golfsmith. As of that date, two potential financial bidders had not yet completed negotiating an acceptable confidentiality agreement and ten potential financial bidders continued to review the Confidential Information Memorandum because they had only recently executed confidentiality and non-disclosure agreements. One potential strategic bidder who did not submit an initial indication of interest continued to discuss with Lazard a potential bid for Golfsmith.

On August 25, 2011, the Transaction Committee discussed, together with White & Case and Lazard, the three preliminary indications of interest that had been received and the status of discussions with other potential bidders. The Transaction Committee determined to continue discussions with all three bidders and compared various strategies to achieve that objective while also improving the prices offered. Additionally, the Transaction Committee determined to allow the potential bidders who had recently completed or were still negotiating confidentiality and non-disclosure agreements more time to submit an indication of interest. Ultimately, however, no other party submitted an indication of interest.

Following the Transaction Committee meeting, at the direction of the Transaction Committee, Mr. Solomon of Lazard called Messrs. Morrison and Li of OMERS to discuss OMERS’s preliminary indication of interest and understand the basis and rationale for the pricing. Mr. Solomon informed Messrs. Morrison and Li that their proposed price was insufficient and that, as a result, Golfsmith would not move forward in the process with OMERS and requested that OMERS return all confidential information that Golfsmith had provided to OMERS (although, in light of subsequent discussions, this request was not pursued). Additionally, Mr. Solomon contacted each of Bidder B and Bidder C to discuss their respective preliminary indications of interest and understand the basis and rationale for their pricing. During those discussions, Mr. Solomon also informed Bidder B and Bidder C that their indicated value ranges were unsatisfactory and encouraged them to rethink their valuations. Later that day, Mr. Bebis called Mr. Hanaka and expressed Golf Town’s interest in remaining in the bidding process and inquired as to what actions OMERS should take to preempt Golfsmith’s market solicitation process and gain exclusivity of negotiations. Mr. Hanaka indicated to Mr. Bebis that he would advise the Transaction Committee of his request.

On August 26, 2011, at the direction of the Transaction Committee and in response to OMERS’s inquiry of August 25th, Mr. Solomon of Lazard called Messrs. Morrison and Li of OMERS and informed them that the Transaction Committee would consider Golf Town’s exclusivity request, but only at a price level significantly in excess of Golf Town’s proposed range, premised on completing a definitive merger agreement within twenty business days.

On August 29, 2011, the Golfsmith Board met and received an update from the Transaction Committee, Lazard and White & Case regarding the progress of the market solicitation process. The Golfsmith Board discussed the preliminary indications of interest of the three bidders and the management presentations scheduled for these bidders. Additionally, Mr. Hanaka provided an update to the Golfsmith Board with respect to Golfsmith’s recent financial and operating performance.

On August 30, 2011, OMERS responded to the August 26, 2011 proposal by indicating that they will not be willing to entertain such proposal and instead delivered to Lazard a revised indication of interest in the range of $7.50-$8.50 per share.

On August 31, 2011, Don Morrison and Benson Li of OMERS called Mr. Solomon of Lazard to discuss OMERS’s revised bid and next steps. Mr. Solomon indicated that the Transaction Committee determined to allow OMERS to move forward at the higher value range. OMERS anticipated undertaking extensive due diligence activities and in light of the lack of exclusivity, requested that Golfsmith reimburse OMERS for some or all of the expenses expected to be incurred by OMERS in connection with its consideration of a potential acquisition of Golfsmith.

On August 31, 2011 and September 8, 2011, the Transaction Committee met with Lazard to discuss the status of the market solicitation process, Lazard’s communications with potential bidders regarding expectations for final bids and the ongoing due diligence activities of the active bidders.

Between September 13 and September 20, 2011, representatives of each of Golf Town, OMERS and Bidders B and C attended management presentations by Golfsmith’s senior management, including Mr. Hanaka, Ms. Gove and Messrs. Larkin and Getson, as part of their due diligence investigation in preparation for submitting offers for the acquisition of Golfsmith. Lazard was present at all such meetings. Additionally, as part of their due diligence, each of OMERS, Bidder B and Bidder C reviewed additional information made available to them by Golfsmith.

On September 16, 2011, the Transaction Committee met with Lazard and discussed OMERS’s request for expense reimbursement and determined not to accede to such request at that time. The Transaction Committee also discussed certain due diligence matters including how and when Golfsmith would make available to potential bidders certain commercially sensitive information such as vendor pricing data. Golf Town had indicated that this information was important for valuation purposes.

On September 22, 2011, the Transaction Committee met with Lazard and White & Case to discuss the status of discussions with the three potential bidders. The Transaction Committee decided to extend the date by which final bids were due until October 25, 2011 at the request of OMERS to allow time for final bids to be more completely developed. The Transaction Committee discussed the potential timing and structure of a transaction in the context of White & Case’s discussion regarding a draft merger agreement. White & Case described for the Transaction Committee differences between proceeding with a transaction as a tender offer or a one-step merger so that the Transaction Committee could provide guidance on the proposed merger agreement that would be presented to the three potential bidders. The determination was made that the merger agreement would reflect a two-step tender offer followed by a merger on the expectation that this structure would potentially require less time to complete the acquisition of Golfsmith and any impact on one or more of the bidders’ abilities to finance such a structure could be managed.

On September 23, 2011, Messrs. Morrison and Li of OMERS and senior executives of Golf Town, including Mr. Bebis, met with Mr. Hanaka, Ms. Gove and Ryan Hays of Lazard in New York, to discuss potential synergies that could be achieved by a combination of Golf Town and Golfsmith, as well as Golfsmith’s potential opportunities in Korea. The participants also discussed means by which Golf Town and OMERS could access important commercial information as part of its due diligence process without compromising Golfsmith’s competitive position with Golf Town. There was a suggestion to provide access to OMERS’s consultant, Bain Consulting (“Bain”), on a confidential basis so that Bain could prepare a financial analysis that could be shared with OMERS and Golf Town that reflected, but did not disclose, such sensitive information.

On September 27, 2011, Golfsmith and Golf Town USA Inc. entered into an agreement with Bain, pursuant to which Bain would be provided access to certain competitively sensitive data of Golfsmith for the purpose of conducting various due diligence financial analyses, including with respect to store growth. The agreement provided that reports of Bain’s analysis could be shared with OMERS only if approved by Golfsmith and if the data in the report was sufficiently aggregated so as not to be competitively sensitive. This agreement was a means by which Golfsmith could make competitively sensitive information available to OMERS so that OMERS could factor it into its valuation analysis without compromising Golfsmith’s competitive position.

On September 28, 2011, at the direction of the Transaction Committee, Lazard delivered to each of OMERS, Bidder B and Bidder C an instruction letter requiring the potential bidders to submit their final offers for an acquisition of Golfsmith no later than October 25, 2011. The instruction letter indicated that Golfsmith would provide to the bidders a draft merger agreement and bidders were requested to propose any changes to the merger agreement that they would require by October 18, 2011. The draft merger agreement was made available to OMERS, Bidder B and Bidder C on September 30, 2011.

On September 30, October 7 and October 13, 2011, the Transaction Committee met with Lazard and Lazard provided updates on the due diligence activities of each of the remaining bidders and their perceived levels of interest arising from such activities.

On October 3, 2011, Lazard and senior management of Golfsmith met with senior management of Bidder B for an all-day due diligence session at Golfsmith’s headquarters in Austin, Texas. Functional area teams from both Golfsmith and Bidder B were present, including human resources, distribution, information technology, finance/accounting and legal.

On October 11, 2011, a representative of Bidder B called Lazard and indicated that Bidder B did not intend to proceed in Golfsmith’s market solicitation process, noting that its diligence suggested lower potential synergies, a longer post-merger integration timeframe and greater execution risk than previously believed.

On October 17, 2011, Mr. Solomon of Lazard and Mr. Hanaka met with Messrs. Morrison and Li of OMERS and Mr. Bebis of Golf Town for dinner in Toronto, Ontario. The participants at the dinner discussed the status of OMERS’s due diligence activities and Mr. Morrison expressed OMERS’s concern that Golfsmith would not meet its fourth quarter forecasted results. Mr. Solomon and Mr. Hanaka sought to reassure Messrs. Morrison and Li about certain factors that had contributed to recent weakness in Golfsmith’s financial performance. Mr. Morrison signaled that the offer OMERS intended to submit might be below the range reflected in its preliminary indication of interest. Mr. Solomon engaged in a discussion with the other participants at the dinner regarding the basis for OMERS’s views and highlighted information that would support a higher bid and reinforce the value of Golfsmith as presented in the market solicitation process.

On October 18, 2011, in accordance with Lazard’s September 28, 2011 instruction letter, OMERS delivered to Lazard a draft merger agreement proposed by Weil, Gotshal & Manges LLP, Golf Town’s counsel (“Weil”), reflecting changes to the draft merger agreement made available to all bidders, pursuant to which Golf Town would be prepared to acquire Golfsmith. Although Bidder C did not timely deliver mark-ups of the draft merger agreement, on October 20, 2011, a representative of Bidder C called Lazard and indicated that Bidder C would deliver a mark-up of the draft merger agreement together with Bidder C’s final offer for an acquisition of Golfsmith on October 25, 2011.

On October 21, 2011, the Transaction Committee met with White & Case and Lazard to discuss the status of the market solicitation process, issues raised in Weil’s mark-up of the proposed merger agreement and OMERS’s expressed concerns about Golfsmith’s recent financial performance. White & Case described and discussed with the Transaction Committee the material issues raised by the merger agreement proposed by OMERS, namely: OMERS’s preference to proceed with the transaction as a one-step merger with a written consent to the transaction signed by AEP upon execution of the merger agreement; OMERS’s requirements in the event the transaction were to be structured as a tender offer, including indefinite extensions to the tender offer and limitations on Golfsmith’s ability to require Golf Town to extend in certain circumstances; the requirement to have additional significant stockholders execute a voting agreement in support of the transaction; the absence of acceptable debt commitment letters in support of OMERS’s financing requirements and inadequacy of the equity commitment; the deletion of the Golfsmith Board’s ability to change its recommendation in favor of the transaction if circumstances changed that would make Golfsmith more valuable; Golfsmith’s obligation to reimburse OMERS’s and Golf Town’s expenses in certain circumstances; changes that sought to allocate some of the antitrust risk of the proposed transaction to Golfsmith; the level and circumstances of the termination fees and reverse termination fees and the limitation of Golfsmith’s remedies; and the addition of a condition to Golf Town’s obligations that AEP shall not have breached its voting agreement. The Transaction Committee authorized White & Case to discuss these and other issues with Weil in advance of the submission of OMERS’s final offer.

On October 22, 2011, White & Case called Weil to express the Transaction Committee’s concerns regarding Golf Town’s proposed changes to the draft merger agreement and suggest improvements that needed to be made when OMERS submitted its final offer.

On October 25, 2011, the final offers were due from the remaining bidders. Golfsmith received two final bids; one from OMERS at $6.50 per share and the second from Bidder C at a price that was not competitive with the offer from OMERS and included a suggested mark-up of the draft merger agreement that contained numerous suggested changes. OMERS’s final offer included certain adjustments to their required merger agreement provisions, including: proposing a termination fee of 3.9% payable by Golfsmith and a reverse termination fee of 6.0% payable by OMERS in certain circumstances; removal of the condition to Golf Town’s obligations that AEP shall not have breached its voting agreement; the reinsertion of the Golfsmith Board’s ability to change its recommendation in favor of the transaction if circumstances changed that would make Golfsmith more valuable; and allocation of antitrust risk primarily to Golf Town.

On October 26, 2011, the Transaction Committee met with Lazard and White & Case to review the final offers. The Transaction Committee engaged in extensive discussions regarding the results of the solicitation process. It was agreed that Bidder C’s offer was not competitive. The Transaction Committee discussed extensively the material elements of OMERS’s offer, including the price, contingencies, structure and the timing of the transaction. The Transaction Committee also discussed whether determining not to sell Golfsmith and, instead, to pursue a strategy of independence was advisable in light of the price proposed by OMERS. The Transaction Committee discussed with Lazard and White & Case the numerous contingencies contained in OMERS’s proposal, including: further due diligence that would require at least an additional twenty business days; a requirement that Golfsmith’s senior management agree to reinvest 50% of their after-tax proceeds from the transaction and enter into employment agreements with Golf Town; additional internal approvals; and that further development of OMERS’s financing commitments would be required. The Transaction Committee also discussed OMERS’s request for a period of exclusive negotiations while it completed its due diligence and negotiated a definitive merger agreement. The Transaction Committee weighed these issues against the risk of losing the bid by OMERS if Golfsmith decided to terminate the auction at that time and the risks involved in continuing to operate the business and pursue a strategic transaction at some point in the future. The Transaction Committee discussed the competitive and operational risks faced by Golfsmith in continuing to pursue its business plan and the uncertainty that a strategic transaction would be available in the future at a more attractive price. Additionally, the Transaction Committee discussed the synergies to be achieved by Golf Town in a merger with Golfsmith and the possibility of convincing OMERS to increase its offer price. Mr. Allen and Ms. Flanagan, the Unaffiliated Members, then met separately with Lazard and White & Case and discussed Lazard’s preliminary financial perspective with respect to the price proposed by OMERS. After extensive discussion, the Unaffiliated Members determined to recommend to the full Transaction Committee that the Transaction Committee revert to OMERS with a counterproposal.

On October 27, 2011, the Transaction Committee met with Lazard and White & Case and after further discussion and consideration of the bid by OMERS and the position of Bidder C, determined that Lazard should inform OMERS that the Transaction Committee was not prepared to recommend the bid by OMERS, but that it would be prepared to recommend a transaction at a price of $7.50 per share (subsequently increased to $7.75 per share following further discussions among Lazard and the members of the Transaction Committee following the meeting). Additionally, the Transaction Committee instructed Lazard to contact Bidder C and B and make the same proposal to each of them. The Transaction Committee also discussed OMERS’s request for exclusivity and determined to decline that request in light of the valuation concerns with OMERS’s bid.

On October 29, 2011, Mr. Solomon called Messrs. Morrison and Li of OMERS and relayed Golfsmith’s counterproposal of $7.75 per share. OMERS promptly rejected the counterproposal and indicated that OMERS would not increase its offer of $6.50 per share. On that same day, Mr. Solomon called a representative of Bidder B and a representative of Bidder C and suggested that they should each consider submitting an offer at $7.75 per share. Bidder C immediately rejected the $7.75 proposal.

On October 31, 2011, a representative of Bidder B called Mr. Solomon and indicated that Bidder B was not going to change its position and was still not interested in making an offer.

On November 1, 2011, the Transaction Committee met with Lazard and White & Case to discuss OMERS’s offer. The Transaction Committee discussed at length the execution risks and competition risks facing Golfsmith if it continued to pursue its business plan. This discussion included Golfsmith’s prospects for the next several years in the absence of a transaction; how the stock price might reflect such prospects; risks to Golfsmith’s financial plans (arising from both general economic circumstances and from anticipated competitive developments within Golfsmith’s industry, including new store openings by a major competitor); valuations attributed to other public companies and other transactions, and the possibility of a follow-on offering of Golfsmith’s stock. The Transaction Committee noted the significant uncertainties associated with these issues as compared to the certainty of OMERS’s cash proposal. The Transaction Committee discussed with Lazard and White & Case certain terms of OMERS’s offer and potential responses if Golfsmith were to continue negotiating with OMERS, including: (a) reducing the size of Golfsmith’s termination fee to 3%; (b) increasing the reverse termination fee payable by OMERS to 10%; (c) the need to provide customary debt commitment letters with close alignment between the commitment conditions and the conditions contained in the merger agreement; (d) the scope of the definition of “material adverse effect”; (e) the request to reimburse OMERS’s expenses; (f) limiting the officers with whom OMERS would be permitted to engage prior to signing a definitive merger agreement; and (g) granting a short exclusive negotiation period in light of the extensive market solicitation process undertaken and the absence of proposals competitive with OMERS’s proposal. The Transaction Committee authorized Lazard and White & Case to negotiate these points to see if an acceptable transaction with OMERS could be reached on the valuation parameters proposed by OMERS. The Transaction Committee authorized Lazard to first make an additional counterproposal to each of OMERS, Bidder B and Bidder C for a transaction at $7.00 per share in cash.

After the Transaction Committee’s meeting, the Golfsmith Board met to discuss the results of the market solicitation process and OMERS’s proposal. The Transaction Committee reported to the Golfsmith Board that OMERS’s proposal was within parameters that the Transaction Committee could ultimately recommend to the Golfsmith Board subject to negotiating certain important matters. Later that day, Lazard called Mr. Morrison of OMERS to convey the Transaction Committee’s views and the counterproposal. Additionally, Lazard called representatives of each of Bidder B and Bidder C to propose to each of them a transaction at $7.00 per share. Bidder B and Bidder C rejected the counterproposal that same day.

On November 3, 2011, Messrs. Morrison and Li of OMERS called Mr. Solomon to inform him that OMERS had rejected the counterproposal of $7.00 per share. Mr. Morrison reiterated OMERS’s proposal of $6.50 per share and insisted OMERS had no flexibility to increase its offer price. Mr. Morrison stated that OMERS also proposed to reduce Golfsmith’s termination fee to 3.5%, indicated its willingness to relent on its request for expense reimbursement in certain circumstances, agreed to the definition of “material adverse effect” proposed by Golfsmith and agreed to tighten the financing conditions in the debt financing commitment to track the conditions in the merger agreement as closely as possible. Additionally, Mr. Morrison proposed a two-tier reverse termination fee, pursuant to which the reverse termination fee in the event OMERS could not close the merger because financing was unavailable would be reduced to 5% while permitting a higher reverse termination fee of 7.5% if OMERS breached the merger agreement. OMERS continued to insist on twenty business days of exclusive negotiations.

On November 3, 2011, the Transaction Committee (other than Ms. Flanagan) met with Lazard and White & Case and discussed the revised terms proposed by OMERS. The Transaction Committee instructed Lazard to pursue a transaction with OMERS on such revised terms except that the reverse termination fee, if financing was unavailable, should be 6% and not 5%; this would include OMERS’s preference for a one-step merger to be approved by a written consent executed by AEP. The Transaction Committee also discussed the possibility that OMERS might still try to negotiate a lower price at the end of the exclusivity period based on further due diligence. Consequently, the Transaction Committee believed it was important to withhold commercially sensitive information about vendor pricing until such time as the Transaction Committee was convinced that OMERS was prepared to execute on its proposal. The Transaction Committee later confirmed with Ms. Flanagan that she was in agreement with the proposed course of action. Before contacting OMERS, as instructed by the Transaction Committee, Mr. Solomon of Lazard participated in a call with a representative of Bidder B to inquire again if Bidder B was interested in pursuing a transaction with Golfsmith at $6.50 per share. Bidder B’s representative indicated that he would discuss the matter internally and revert to Lazard. Subsequently, Bidder B informed Lazard that its position had not changed. On November 3, 2011, Lazard contacted Bidder C to inquire as to their interest in pursuing a transaction at $6.50 per share. Bidder C indicated that the price would need to be below $5.00 per share to re-engage.

On November 4, 2011, Mr. Solomon called Messrs. Morrison and Li of OMERS and informed them that the Transaction Committee had agreed to work with OMERS in an effort to reach a deal at $6.50 per share and informed them of their acceptance of the revised terms that OMERS had proposed, except for the proposed reverse termination fee of 6% if financing was not available. Mr. Solomon also conveyed that Golfsmith would accept the single-step structure and exclusivity for 20 business days, starting November 7, 2011, with a “fiduciary out” that would allow Golfsmith to terminate to pursue a superior proposal.

Lazard and White & Case negotiated the terms of the exclusivity agreement with OMERS and Weil over the course of the succeeding week. On November 7 and November 11, 2011, the Transaction Committee met with Lazard and White & Case to discuss the negotiations. During the November 7, 2011 meeting, the Transaction Committee also discussed Golf Town’s request to meet with Golfsmith’s senior management to negotiate the terms of their participation in management of the combined company. The Transaction Committee weighed the risk that such discussions would cause a conflict and distraction for such officers against Golf Town’s insistence that such discussions and agreements were a critical component of any final agreement. The Transaction Committee determined to allow the negotiations with management subject to oversight by Lazard. On November 14, 2011, Golfsmith entered into an exclusivity agreement providing for exclusive negotiations with OMERS through December 5, 2011 and expense reimbursement for OMERS up to $1,000,000 if Golfsmith terminated the exclusivity agreement in certain limited circumstances to pursue an alternative transaction. The exclusivity agreement also permitted Golfsmith to terminate the exclusivity period if Golf Town changed any of the key deal terms.

During the next several weeks, representatives of OMERS and Golf Town continued OMERS’s due diligence review of Golfsmith, including with respect to operational, financial and information technology matters.

On November 9 and 10, 2011, Ms. Gove, together with Lazard, met individually with Mr. Li and Mr. Bebis of OMERS in Naples, Florida to discuss existing roles and responsibilities of Ms. Gove and Mr. Larkin, the possible investment by Ms. Gove, Mr. Getson and Mr. Larkin in the combined company and potential future roles and responsibilities with the combined company.

On November 17, 2011, the Chief Executive Officer of a competitor of Golfsmith called Mr. Hanaka to explore Golfsmith’s interest in acquiring that competitor. Mr. Hanaka indicated that Golfsmith was not in a position to entertain such an investment at that time.

On November 19, 2011, White & Case delivered to Weil a revised draft of the merger agreement, reflecting the revised structure of a one-step merger to be approved by written consent and other terms reflecting the negotiations with OMERS.

On November 21, 2011, OMERS met with Mr. Hanaka, Golfsmith’s management team and Lazard to discuss the organizational structure of the combined company following the proposed merger and potential reinvestment by Golfsmith’s management. OMERS did not provide Golfsmith’s management with written proposals at that time. Following this meeting, representatives of OMERS continued to meet with Ms. Gove, Mr. Larkin and Mr. Getson to discuss the terms of their future employment and equity participation in the combined company.

Prior to the expiration of the initial exclusivity period, OMERS contacted Lazard to request an extension of the exclusivity period by two weeks to facilitate additional due diligence, including a review of sensitive vendor pricing data.

On November 25, 2011, White & Case engaged in negotiations with Weil regarding the terms of the merger agreement reflected in the November 19, 2011 draft previously delivered by White & Case, including: carve outs from the definition of “material adverse effect” and the requirement that the representation regarding the absence of a material adverse effect on Golfsmith be brought down to the closing of the merger; parameters around Golfsmith’s year-end compensation and bonus award process; Golfsmith’s obligation not to solicit alternative transactions; OMERS’s financing plans, which no longer contemplated new debt financing, but instead entailed agreement from Golfsmith’s existing lender to waive defaults under the Revolving Credit Facility related to a change of control of Golfsmith; OMERS’s obligation to provide director and officer insurance and indemnification; and the termination provisions, termination fees and related remedies.

On November 28, 2011, the Transaction Committee met with Lazard and White & Case to consider OMERS’s requests. The Transaction Committee determined that, because of the competitive sensitivity of the vendor pricing data and the continuing risk that a deal might not be reached, the vendor data should not be made available until OMERS reached agreements in principle with Golfsmith’s management team with respect to employment and equity participation arrangements post-closing. In light of the progress made and the absence of alternative competitive offers, the Transaction Committee agreed to accept OMERS’s request for a two-week extension of exclusivity. The Transaction Committee also discussed a request by OMERS to amend the confidentiality and non-disclosure agreement to allow OMERS to share Golfsmith’s confidential information with potential high yield lenders who might provide financing to Golfsmith following the closing of a merger (not to finance the merger transaction itself). The Transaction Committee decided to allow such amendment, subject to the Transaction Committee’s prior approval of the recipients of such confidential information and instructed White & Case to negotiate the terms of the extension. White & Case reviewed with the Transaction Committee the status of negotiations with respect to the merger agreement.

Between November 28 and December 2, 2011, White & Case negotiated the terms of the revised confidentiality and non-disclosure agreement with OMERS, including a six-month extension of the standstill provision in light of the time elapsed since the original confidentiality and non-disclosure agreement with OMERS was executed.

On December 2, 2011, the Transaction Committee met with Lazard and White & Case and discussed the status of OMERS’s negotiations with management. On that day, Golfsmith entered into an amendment to the confidentiality and non-disclosure agreement between Golfsmith and Golf Town, for the purpose of allowing Golf Town to share confidential information with potential high yield lenders. The amendment further provided for a six-month extension of the standstill and non-solicitation provisions of such agreement.

On December 3, 2011, Mr. Morrison of OMERS called Mr. Hanaka and asked him to consider becoming the chief executive officer of the combined company on an interim basis so as to oversee the transition to a new chief executive officer post-merger. Mr. Morrison indicated to Mr. Hanaka that OMERS viewed Mr. Hanaka’s involvement post-closing as critical to the transaction. On December 4, 2011, Mr. Hanaka informed Mr. Allen of such development and immediately resigned from the Transaction Committee because he indicated he would be willing to fulfill the requested role to facilitate the transaction. On December 4, 2011, Mr. Morrison of OMERS also spoke with Ms. Gove about this development.

On December 5, 2011, the Transaction Committee met to discuss this development. Mr. Hanaka informed the Transaction Committee that he was willing to continue as interim chief executive because of OMERS’s view of the critical importance of his participation to the success of the merger. The Transaction Committee accepted his resignation but, because of Mr. Hanaka’s knowledge of Golfsmith and the industry, the Transaction Committee agreed that he would continue to be invited as necessary to future Transaction Committee meetings. At this meeting, Mr. Buaron expressed a desire to contact OMERS, on behalf of AEP as a stockholder, to exert pressure for a price increase in light of Golf Town’s reliance on the Golfsmith management team and OMERS’s high yield financing plans which suggested to AEP that OMERS may be willing to provide additional value to Golfsmith’s stockholders. The Transaction Committee discussed this request with Mr. Buaron, White & Case and Lazard, at which point, Mr. Buaron, and two other directors who had been invited to the meeting, Mr. Long and Mr. Grover, excused themselves from the meeting. Mr. Allen and Ms. Flanagan then further discussed this request with White & Case and Lazard and determined that they would have no objection to Mr. Buaron’s initiative so long as he kept the Transaction Committee fully informed, but instructed the legal and financial advisors to continue seeking resolution of an agreement with OMERS on the existing parameters despite the recent development. The Transaction Committee also agreed to allow further meetings between OMERS, Mr. Hanaka and Ms. Gove, subject to oversight by Lazard.

On December 6 and December 7, 2011, Mr. Hanaka and Ms. Gove met with representatives of OMERS in Toronto, Ontario. Mr. Hanaka and Ms. Gove delivered a management presentation to various OMERS representatives. The parties also discussed the post-merger management team. At the conclusion of such discussions, OMERS reached an agreement in principle with Ms. Gove regarding her employment arrangements and equity participation in the combined company. OMERS engaged in further discussions with Messrs. Larkin and Getson.

On December 7, 2011, Weil delivered to White & Case a revised draft of the merger agreement. During December 2011, White & Case and Weil had several telephone discussions to negotiate the merger agreement, the terms of OMERS’s equity commitment and limited guaranty of Golf Town’s obligations with respect to reverse termination fees and the terms of the waiver of the change of control provision in the Revolving Credit Facility. The primary issues were the scope and conditionality of the waiver, the ability to borrow under the Revolving Credit Facility in the period between signing and closing, the definition of “material adverse effect”, the size of OMERS’s equity commitment and certain provisions related to remedies in the event that Golf Town failed to close.

On December 7, 2011, the Transaction Committee met with White & Case, Lazard and Mr. Hanaka and discussed the status of ongoing discussions between OMERS and Golfsmith’s management. Mr. Hanaka reported the agreement in principle with Ms. Gove but that discussions with Mr. Getson and Mr. Larkin were not yet complete. The Transaction Committee also discussed OMERS’s high yield financing plans and the consequences of certain termination scenarios under the merger agreement.

Promptly following the public announcement by Golf Town of the departure of their Chief Executive Officer, a representative of Bidder B called Lazard seeking information about Golfsmith’s market solicitation process. In light of the exclusivity agreement in place at the time between Golf Town and Golfsmith, but without making any reference to such agreement, Mr. Solomon of Lazard declined to provide any information to Bidder B at that time.

On December 12, 2011, Messrs. Morrison and Li and James Orlando of OMERS contacted Lazard and requested a further extension of exclusivity through January 6, 2012, indicating that the departure of Golf Town’s Chief Executive Officer and additional internal issues had caused delays in their due diligence activities. On that day, the Transaction Committee met with Lazard and White & Case and discussed OMERS’s request. The Transaction Committee decided to reject OMERS’s request for the extension, but determined to continue to work with OMERS in good faith on a non-exclusive basis.

On December 13, 2011, White & Case delivered to Weil revised drafts of the merger agreement, voting agreement and equity commitment letter and on December 19, 2011, participated on a conference call with Weil to discuss the revised draft of the merger agreement and seek resolution of the remaining issues.

On December 14, 2011, Mr. Morrison of OMERS called Mr. Solomon of Lazard to discuss Golfsmith’s recent underperformance as compared to forecasted EBITDA. This issue had been identified in connection with OMERS’s due diligence investigation.

On December 16, 2011, the Transaction Committee met with Lazard and White & Case to discuss, among other things, OMERS’s concern with the identified EBITDA shortfall and the possible explanations as well as the potential impact on the negotiations with OMERS.

On December 21, 2011, Weil delivered to White & Case revised drafts of the merger agreement, the AEP voting agreement and the OMERS equity commitment letter.

On December 22, 2011, Mr. Morrison of OMERS called Mr. Solomon of Lazard and highlighted once more Golfsmith’s potential EBITDA underperformance for 2011. Additionally, Mr. Morrison indicated that Golf Town would not be prepared to sign a definitive merger agreement by January 6, 2012. OMERS requested time to complete additional financial due diligence and indicated that it would need year-end financial information before Golf Town could reach an agreement. During this conversation, Mr. Solomon emphasized that Golfsmith would not entertain a price reduction based on additional financial due diligence.

On December 23, 2011, the Transaction Committee met with Lazard and White & Case and discussed the recent developments and the possibility that OMERS would seek a price reduction. The Transaction Committee discussed OMERS’s position and its requests for extensions. The Transaction Committee also discussed strategies by which it could avert a price reduction (or perhaps increase the price) by focusing OMERS on the improvement in Golfsmith’s trailing twelve months EBITDA since OMERS made its offer and the benefit of delivering a strong management team for the combined company in light of the recent departure of Golf Town’s chief executive officer. The Transaction Committee authorized Lazard to argue for an increase in the price based on these factors. Additionally, the Transaction Committee determined that it would not permit management to be indefinitely distracted by continuous delays and determined to schedule a meeting of the Golfsmith Board for January 17, 2012, by which time OMERS must either be prepared to agree to a transaction that could be recommended to the Golfsmith Board or abandon discussions. The Golfsmith Board would decide whether or not to support a transaction with OMERS at that meeting.

On December 28, 2011, Mr. Solomon delivered an email to Mr. Morrison conveying the Transaction Committee’s position including a request for an unspecified price increase.

Over the next week, OMERS continued its due diligence efforts and together with its accountants, KPMG, engaged in numerous telephonic meetings with Golfsmith’s management with respect to Golfsmith’s financial results through the end of November.

On January 6, 2012, the Transaction Committee met with Lazard and White & Case and Mr. Hanaka provided an update to the Transaction Committee regarding preliminary year-end financial performance. Mr. Hanaka indicated that management had informed OMERS that the December revenues and margins would be lower than the forecasted information upon which OMERS had based its offer. The Transaction Committee discussed the possibility that, based on the intensity of OMERS’s due diligence investigation of such financial information, Golf Town might seek a price reduction and discussed strategies to avoid such a reduction. Mr. Buaron revisited an earlier suggestion that he contact OMERS, on behalf of AEP as a stockholder, to seek to exert pressure for a price increase. The Transaction Committee, following discussion regarding alternatives to increase the offered price or avert a price reduction, authorized Mr. Buaron to contact Mr. Morrison and exert pressure for a price increase.

During the weeks of January 2, 2011 and January 9, 2011, representatives of OMERS worked with their accounting consultants, Mr. Hanaka, Ms. Gove and Lazard to resolve open diligence items related to Golfsmith’s December and year-end financial results.

On January 7, 2012, Mr. Buaron called Mr. Morrison and requested that OMERS consider a price increase based on Golfsmith’s overall financial performance.

On January 9, 2012, White & Case delivered to Weil a revised draft of the merger agreement. At that point the most significant unresolved issues in the merger agreement and related documents related to the definition of “material adverse effect”, the ability of Golfsmith to borrow under the Revolving Credit Facility between signing and closing, the size of OMERS’s equity commitment and the scope of the waiver of the change of control default under the existing Revolving Credit Facility. Additionally, a price reduction remained a possibility.

On January 13, 2012, Messrs. Morrison and Li of OMERS called Mr. Solomon of Lazard and informed him that OMERS would seek final internal approval on January 16, 2012 to approve the transaction with the goal of meeting Golfsmith’s deadline of January 17, 2012. Mr. Morrison indicated that OMERS would not increase the offer price despite Lazard’s request and Mr. Morrison’s conversation with Mr. Buaron and that OMERS had not yet determined its final offer price.

On January 13, 2012, the Transaction Committee met with Lazard and White & Case to discuss the status of OMERS’s due diligence efforts, the timing of OMERS’s internal approvals and the actions that would have to be taken if Golf Town and Golfsmith were to reach agreement on a transaction.

On the evening of January 16, 2012, Messrs. Morrison and Li of OMERS delivered to Lazard a revised offer, reflecting a reduction of the price per share from $6.50 to $5.75 in cash.

On January 17, 2012, the Transaction Committee met as planned. The other directors were invited to attend the initial portions of the meeting, at which Golfsmith’s recent financial progress, the market solicitation process and discussions with OMERS were discussed. The Transaction Committee then met without other directors present and determined to reject OMERS’s revised offer. The full Golfsmith Board then reconvened and Mr. Allen explained that the Transaction Committee had rejected the offer by OMERS and that, consequently, there was no transaction for the Golfsmith Board to consider. Ms. Gove and Mr. Hanaka presented Golfsmith’s December and fourth quarter results.

Later that evening, at the direction of the Transaction Committee, White & Case sent a termination letter to OMERS, notifying OMERS of the termination of all discussions regarding the transaction and requesting that OMERS and Golf Town return to Golfsmith’s possession all materials obtained in the negotiation process in accordance with the terms of the confidentiality and non-disclosure agreement.

On January 25, 2012, Ms. Gove and Ron Hornbaker of Golf Town coincidentally came across each other at an industry conference in Orlando, Florida. Mr. Hornbaker indicated to Ms. Gove that Golf Town’s board had met earlier that day and that they remained very interested in reaching a deal with Golfsmith.

On January 26, 2012, Scott Humphrey of BMO Capital Markets called Mr. Buaron and indicated that OMERS remained interested in pursuing an acquisition of Golfsmith and was likely to be willing to increase the offer price, but not to $6.50 per share. Mr. Humphrey further indicated that OMERS might consider a structure that included not only cash, but the opportunity for upside that could take the form of stock or an earn-out.

On January 27 and January 29, 2012, the Transaction Committee met with Lazard and White & Case and discussed the recent developments and considered alternative structures including a proposed merger in which Golfsmith stockholders could elect cash or a combination of cash and equity as the merger consideration.

On February 2, 2012, Mr. Buaron and Mr. Solomon met with Mr. Humphrey and Mr. Morrison in Toronto, Ontario to discuss possible transaction structures. Mr. Buaron and Mr. Solomon explained the Transaction Committee’s view that any proposed structure should enable each stockholder of Golfsmith to elect between all cash and a combination of cash and equity as the merger consideration. OMERS rejected any structure that would result in the surviving corporation remaining publicly traded and, therefore, rejected such cash and stock election for all stockholders. OMERS indicated that it would consider a structure pursuant to which stockholders other than AEP would receive cash while AEP, and possibly certain other major stockholders, could receive equity in the combined company, or a combination of cash and equity. The discussions focused on exploring a structure in which there was sufficient rollover equity such that OMERS’s blended acquisition price was acceptable to OMERS while ensuring an acceptable level of cash consideration for the non- rollover stockholders.

On February 4, February 5, and February 7, 2012, the Transaction Committee met with Lazard and White & Case to discuss the status of the discussions with OMERS arising out of the February 2, 2012 meeting and alternative transaction scenarios. Lazard updated the Transaction Committee regarding the ongoing discussions and Mr. Buaron and Lazard presented various transaction structures and discussed with the Transaction Committee the complexity of structuring a transaction providing an equity investment acceptable to AEP, acceptable cash consideration for the non-AEP stockholders and a blended acquisition price acceptable to Golf Town. At the February 4, 2012 meeting the Transaction Committee discussed with White & Case the legal considerations of the proposed structure. In light of the discussions regarding a potential equity investment by AEP in the combined company, Mr. Buaron resigned from the Transaction Committee. The Transaction Committee also established guidelines at the February 4, 2012 meeting for the participation of representatives of AEP in discussions with OMERS regarding a new structure, including: Lazard must monitor all conversations between OMERS and AEP; White & Case and Lazard were to represent only the interests of Golfsmith and not AEP; AEP would not disclose any new non-public information to OMERS or divulge any internal Golfsmith discussions and would keep such information confidential; and Golfsmith’s management would be available to assist in the discussions with OMERS, but AEP would not have any discussions with management about management’s ongoing role.

Between February 5, 2012 and February 13, 2012, representatives of AEP, together with Lazard, continued discussions with OMERS to determine if there was a transaction structure that was acceptable to AEP and OMERS. These discussions were conducted in accordance with the guidelines established by the Transaction Committee. Mr. Buaron engaged in ongoing discussions with Mr. Allen, the Chairman of the Transaction Committee, to update him on these discussions and to discuss the impact of potential transaction structures on the cash consideration to non-AEP stockholders.

On February 10, 2011, a representative of Bidder B called Mr. Solomon and inquired about the current state of Golfsmith’s sale process. In particular, Bidder B inquired about price parameters. Bidder B also asked about the intentions of Mr. Hanaka with respect to his position. Mr. Solomon refused to comment on the current state of a transaction with OMERS or price parameters but noted Golfsmith could entertain further discussions. On that same day, Mr. Hanaka called the chief executive officer of Bidder B to explore Bidder B’s interest in acquiring Golfsmith at a cash price of $6.50 per share. The chief executive officer of Bidder B inquired about how long Mr. Hanaka would be willing to remain in the chief executive officer role at Golfsmith, and indicated that Bidder B would discuss the opportunity internally, but noted that Bidder B generally lacked enthusiasm for investing further in the golf industry because it had doubts about the industry’s health.

On February 13, 2012, the Transaction Committee met with Lazard, White & Case, Mr. Buaron and Mr. Grover. Messrs. Buaron and Grover reported on the progress of AEP’s discussions with OMERS. Mr. Buaron indicated that he had sought, without success, to obtain a transaction structure that AEP could support and that would require OMERS to pay a blended price in excess of $6.00 per share. Mr. Buaron and Mr. Grover then were excused from the meeting. The Transaction Committee discussed with Lazard, White & Case and Mr. Hanaka the limited sale options available to Golfsmith and the challenges posed to Golfsmith if it were to continue as a standalone company. The Transaction Committee determined to encourage AEP to continue seeking an acceptable transaction structure that would provide a level of cash consideration for the non-AEP stockholders acceptable to the Transaction Committee.

On February 15, 2012, the Golfsmith Board met and formally reduced the size of the Transaction Committee to two members, to take into account Mr. Buaron’s resignation on February 4, 2012, requiring the unanimous approval of both Mr. Allen and Ms. Flanagan to take any action.

On February 16, 2012, the chief executive officer of Bidder B called Mr. Hanaka and indicated that Bidder B would not pursue a transaction with Golfsmith because Bidder B was not interested in further investing in the golf industry due to Bidder B’s concerns about the industry’s health. On that day, a representative of Bidder B also called Mr. Solomon and delivered the same message.

On February 16, February 17 and February 24, 2012, the Transaction Committee met with Lazard and White & Case to further discuss developments in the negotiation of the new transaction structure.

Between February 24 and March 2, 2012, OMERS and AEP, together with Lazard, continued to negotiate the terms of a transaction that would be acceptable to AEP as a stockholder of Golfsmith involving a rollover investment by AEP in the combined company. The open issues continued to relate to AEP’s rollover investment including governance, tax equalization, valuation methodology with respect to AEP’s investment, the form of AEP’s investment (debt or equity) and exit opportunities for AEP. During these discussions, OMERS raised the possibility of an all-cash transaction for all Golfsmith stockholders at a price of $6.00 per share as all parties involved had begun to conclude that the rollover investment presented a number of execution and valuation challenges.

Although AEP was not initially interested in a transaction at $6.00 per share, as these discussions continued, OMERS again proposed the more simplified transaction structure whereby OMERS would offer an all-cash transaction for all Golfsmith stockholders, but at a price of $6.10 per share. These developments were reported to the Transaction Committee at its meeting on March 2, 2012. At this meeting Mr. Buaron indicated that he would further consider the $6.10 per share proposal internally with AEP to determine if such price could be supported by AEP as a stockholder of Golfsmith.

On March 4, 2012, in a conversation between Mr. Buaron and Mr. Humphrey, with Lazard present, OMERS again offered $6.10 per share in cash for all stockholders. Mr. Buaron and Lazard indicated that the offer would be considered by the Transaction Committee. Mr. Solomon subsequently contacted Mr. Humphrey seeking a price higher than $6.10 per share, but Mr. Humphrey indicated that no higher offer would be made. Following this meeting, AEP internally discussed the potential transaction structures that had been negotiated with OMERS and determined that AEP would be willing to support the simplified all-cash proposal for $6.10 per share. This was reported to Mr. Solomon.

On March 6, 2012, the Transaction Committee met with Lazard and White & Case to review the developments in the negotiations between OMERS and AEP. Mr. Grover, a director and representative of AEP was also present. Mr. Solomon reported AEP’s willingness to support the proposed $6.10 cash consideration for all stockholders. The Transaction Committee determined to pursue the revised OMERS proposal of $6.10 per share in cash for all Golfsmith stockholders. Later that day, Mr. Solomon called Mr. Humphrey and indicated that Golfsmith would proceed at $6.10 per share in cash, with a target signing date of March 27, 2012. The parties discussed the outstanding items for completion of due diligence review and the timeline leading to a March 27, 2012 signing.

On March 12, 2012, representatives of OMERS called Mr. Hanaka and Ms. Gove and indicated that the terms of the offers of employment and, with respect to Ms. Gove, equity investment in the combined company previously communicated to each of them and to Mr. Larkin and Mr. Getson in late 2011, would not change. OMERS continued its financial due diligence with respect to Golfsmith’s 2011 year-end results.

On March 16 and March 23, 2012, the Transaction Committee met with Lazard and White & Case and discussed a potential for further delay in the targeted signing because of OMERS’s ongoing due diligence with respect to Golfsmith’s January and February financial information and the schedule for completion of Golfsmith’s audited financial statements. White & Case informed the Transaction Committee that there were limited issues remaining with respect to the merger agreement from the January 2012 discussions with OMERS’s counsel and that those issues could be resolved swiftly. Consequently, the Transaction Committee determined that further negotiations with respect to the merger agreement would await further progress on OMERS’s financial due diligence.

On March 29, 2012, Ms. Gove and Mr. Getson met with Golf Town’s management team and were provided with the opportunity to conduct due diligence regarding Golf Town in connection with their equity investments in the combined company. Ms. Gove reported to OMERS that Mr. Larkin decided that he would not be making an investment in the combined company.

On March 29, 2012, the Golfsmith Board met and among other things, the Transaction Committee provided the Golfsmith Board with an update of the status of matters related to the negotiations with OMERS. On March 30, 2012, the Transaction Committee met with Lazard and White & Case and Ms. Gove and Mr. Hanaka updated the Transaction Committee regarding OMERS’s diligence efforts and outstanding financial due diligence matters.

Over the following month, OMERS continued its financial due diligence efforts and worked with KPMG, its accounting consultant, and Ernst & Young, Golfsmith’s accountant, to answer questions and assist OMERS in completing its financial due diligence with respect to 2011 and the first quarter of 2012. On March 30, April 6, April 13 and April 20, 2012, the Transaction Committee was updated by Lazard and Golfsmith’s management with respect to the efforts of OMERS and Golfsmith to complete OMERS’s financial due diligence.

On April 27, 2012, the Transaction Committee met, and Ms. Gove and Mr. Solomon reported that there were no outstanding financial due diligence items subject to (i) KPMG’s final confirmation following a meeting with Ernst & Young and (ii) OMERS’s review of the vendor pricing data that continued to be withheld. The Transaction Committee discussed the timing for release of the vendor data in light of the challenges experienced to date with respect to completing due diligence and negotiations with OMERS, and again decided that such data would be released only after the Transaction Committee received OMERS’s confirmation of price and terms of the transaction and confirmation that no other due diligence items were outstanding.

On May 1, 2012, White & Case and Weil discussed certain open issues with respect to the merger agreement including the definition of “material adverse effect”, remedies upon OMERS’s breach and the ability of Golfsmith to borrow under its Revolving Credit Facility between signing and closing. During this discussion, White & Case indicated to Weil that AEP’s ownership had dipped slightly below a majority of the outstanding shares of Common Stock as a result of an increase in the number of outstanding shares of Common Stock and suggested that, in addition to AEP’s execution of the stockholder written consent approving the transaction, Mr. Hanaka and Ms. Gove also execute a stockholder written consent to ensure approval by a majority of the outstanding shares of Common Stock. Additionally, on May 2, 2012, Golfsmith’s and Golf Town’s respective legal counsel participated in a confirmatory due diligence call.

On May 3, 2012, White & Case and Weil negotiated the remaining material issues in the merger agreement subject to consideration and approval by OMERS and Golfsmith. Additionally, Mr. Li of OMERS called Mr. Solomon to report that OMERS had completed its financial due diligence and had confirmed that it was going to recommend to its investment transaction committee to approve the transaction at a price of $6.10 per share but that the process for obtaining such approval would take approximately one week. Following such confirmation, the Transaction Committee met with White & Case and Lazard and White & Case provided an update on the status of the merger agreement discussions and other legal documents, reporting that the merger agreement was very close to being finalized. The Transaction Committee approved the release of vendor data to OMERS.

On Friday, May 11, 2012, the Transaction Committee held a telephonic meeting. White & Case reviewed with the Transaction Committee members the terms of the transaction and the proposed post-closing management arrangements with Mr. Hanaka, Ms. Gove, Mr. Larkin and Mr. Getson. LMM reviewed with the Transaction Committee its financial analysis of the transaction and presented its oral opinion (subsequently confirmed in writing) that, subject to and based upon, the assumptions, qualifications and limitations set forth therein, as of May 11, 2012, the Per Share Merger Consideration of $6.10 per share, in cash, to be paid to the holders of Common Stock (other than holders of Excluded Shares) pursuant to the Merger Agreement was fair, from a financial point of view, to holders of Common Stock (other than the Excluded Holders). The Transaction Committee discussed the terms of the proposed transaction and following such discussion, the Transaction Committee determined to recommend that the Golfsmith Board approve the transaction. Following the Transaction Committee meeting, the Golfsmith Board met. White & Case reviewed the fiduciary duties and responsibilities of the Golfsmith Board and the terms of the transaction, as well as the proposed post-closing management arrangements with Mr. Hanaka, Ms. Gove, Mr. Larkin and Mr. Getson. LMM reviewed with the Golfsmith Board its financial analysis of the transaction and presented its oral opinion (subsequently confirmed in writing) that, subject to and based upon, the assumptions, qualifications and limitations set forth therein, as of May 11, 2012, the Per Share Merger Consideration of $6.10 per share, in cash, to be paid to the holders of the shares of Common Stock (other than holders of Excluded Shares) in the Merger is fair, from a financial point of view, to holders of Common Stock (other than the Excluded Holders). This analysis and opinion are summarized below in the section entitled “Opinion of Lazard Middle Market LLC” beginning on page 40. The Golfsmith Board adopted resolutions approving and adopting the Merger Agreement and the other transactions contemplated by the Merger Agreement, including the Merger.

Later that evening, the Merger Agreement was executed by Golfsmith, Golf Town and Merger Sub. Golfsmith and Golf Town issued a press release before the market opened on Monday, May 14, 2012, announcing entry into the Merger Agreement.

Following the execution of the merger agreement, AEP, Mr. Hanaka and Ms. Gove, each in its capacity as a stockholder of Golfsmith, collectively holding 51.1% of the outstanding shares of Common Stock, executed written consents adopting the Merger Agreement and the transactions contemplated thereby, including the Merger. Additionally, on May 23, 2012, the Paul Stockholders executed and delivered written consents, among other things, adopting the Merger Agreement and authorizing the transactions contemplated by the Merger Agreement, including the Merger. As of such date, the Consenting Stockholders together owned approximately 60.8% of Golfsmith’s issued and outstanding shares of Common Stock.

Reasons for the Merger; Recommendation of the Transaction Committee and Golfsmith Board

The Transaction Committee

The Transaction Committee was formed by the Golfsmith Board to consider and evaluate potential Sale Transactions. The Transaction Committee, acting with the advice and assistance of its financial advisor, Lazard, and Golfsmith’s outside legal counsel, White & Case, evaluated the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement. In recommending to the Golfsmith Board that it approve the Merger, the Merger Agreement and the other transactions contemplated thereby, on the terms and conditions contained therein, the Transaction Committee considered a number of factors, including, but not limited to, the following:

Financial Terms; Opinion of Financial Advisor; Certainty of Value

•	Historical market prices, volatility and trading information with respect to Common Stock, including that the Per Share Merger Consideration of $6.10 in cash:

•	was significantly higher than any of the other offers or indications of interest that Golfsmith had received in the solicitation process;

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represented a premium of approximately 29.5% over the closing price of Common Stock on May 10, 2012, which was the last day of trading prior to the Transaction Committee’s recommendation of the Merger Agreement to the Golfsmith Board;

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represented a premium of approximately 34.3%, 38.8% and 48.2% over the thirty, sixty and ninety day, respectively, volume-weighted average closing prices of Common Stock based on the May 10, 2012 closing stock price; and

•	exceeded, by approximately 16.9%, the 52-week high closing price of Common Stock for the period ending May 10, 2012.

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The uncertainty as to whether the trading price of Common Stock would reach and sustain a trading price at least equal to the Per Share Merger Consideration, particularly in light of the historically limited liquidity in the market for Common Stock.

•	The opinion of LMM. See “The Merger—Opinion of Lazard Middle Market LLC” beginning on page 40.

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The form of consideration to be paid in the Merger is cash, which provides certainty of value and immediate liquidity to Golfsmith’s stockholders without brokerage costs typically associated with market sales.

Transaction Consideration and Approval Process

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The fact that the Transaction Committee, formed by the Golfsmith Board to consider and evaluate a potential sale of Golfsmith, included the Unaffiliated Members and at the time it made its determination and recommendation regarding the Merger to the Golfsmith Board, was comprised solely of such Unaffiliated Members.

•	The fact that the vote of both of the Unaffiliated Members was required for the Transaction Committee to recommend a Sale Transaction to the Golfsmith Board.

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The fact that no member of the Transaction Committee, at the time it made its determination and recommendation, had an interest in the transaction different from that of Golfsmith’s stockholders except that (i) each member of the Transaction Committee will receive customary director and officer insurance coverage, indemnification and exculpation and (ii) certain Company Options and Company Awards held by members of the Transaction Committee will automatically vest upon a change of control. For more information, see “Interests of Certain Persons in the Merger” beginning on page 50.

•	The fact that the Transaction Committee’s recommendation was required for the Golfsmith Board to approve the Merger.

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The fact that the Transaction Committee retained Lazard as its own financial advisor, was advised by White & Case, Golfsmith’s legal counsel, and was empowered to engage its own legal and financial advisors.

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The fact that the Transaction Committee sought offers to purchase from a broad group of potential bidders, including both financial and strategic investors, 31 of which entered into confidentiality agreements with Golfsmith.

•	The fact that the Transaction Committee met, together with its outside legal and financial advisors, on a weekly basis throughout the solicitation and negotiation process.

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The fact that the Merger and Merger Agreement were supported by the Supporting Stockholders who indicated they were prepared to execute a written consent approving the Merger, the Merger Agreement and the other transactions contemplated thereby.

Financial Condition; Prospects of Company

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Golfsmith’s current and historical financial condition, results of operations, competitive position, strategic options and prospects, as well as the financial plan and prospects if Golfsmith were to remain an independent public company, and the potential impact of those factors on the trading price of Common Stock (which cannot be quantified numerically).

•	The prospective risks to Golfsmith as a stand-alone public entity, including the risks and uncertainties with respect to:

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achieving its growth plans in light of the current and foreseeable market conditions, including the risks and uncertainties in the U.S. and global economy generally and the specialty sporting goods retail industry specifically;

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the potential risks facing Golfsmith in light of continuing negative trends in the golf industry, including declining rounds of golf played, declining number of golf players, greater number of golf course closures and lower expenditures on golf equipment and travel-related golf products, and the highly uncertain future growth potential in the golf industry in general; and

•	the “risk factors” set forth in Golfsmith’s Form 10-K for the fiscal year ended January 1, 2012.

•	The potential competitive risks facing Golfsmith as its competitors expand in trade areas where Golfsmith operates, potentially impacting Golfsmith’s sales in such locations.

•	Golfsmith’s share price performance over the past three years, specifically that Golfsmith’s earnings multiples did not fully reflect Golfsmith’s operational performance.

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The significant capital expenditures that are required to implement Golfsmith’s plan to enhance existing stores and open 45 new stores in the next 4 years and the risks that are associated with executing such plan.

Results of the Solicitation Process and Consideration of Other Strategic Alternatives

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The results of the comprehensive market solicitation process conducted by the Transaction Committee, with the assistance of the Transaction Committee’s financial advisor, in which 62 potential bidders, including 25 strategic bidders and 37 financial bidders were contacted regarding their interest in a transaction with Golfsmith, 31 parties entered into confidentiality agreements with Golfsmith, only two final bids were received, including the final offer from OMERS, which was the highest proposed price, and other potential bidders indicated they would not be in a position to provide a value in excess of that offered by OMERS.

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The Transaction Committee also considered the possibility of Golfsmith continuing as an independent public company or pursuing a secondary offering of Common Stock at a later time. The Transaction Committee believed that such alternatives presented significant risks in light of global economic conditions, competitive risk, execution risk of Golfsmith’s strategic plan and stock trading history. Consequently, the Transaction Committee determined that these alternatives were not reasonably expected to create superior opportunities for Golfsmith to create greater value for Golfsmith’s stockholders than the Merger, particularly in light of the cash Merger Consideration which provides immediate and certain value.

Merger Agreement Terms

Financing-Related Terms

•	Golfsmith has received the Waiver, which eliminates the need to refinance Golfsmith’s outstanding indebtedness in connection with the Merger and the risk that such refinancing might not be completed.

•	OAC has provided the Equity Commitment Letter to fund the purchase price of the equity and transaction expenses of Golfsmith.

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The equity commitment letter is conditioned only on the satisfaction of the conditions to the Merger contained in the Merger Agreement and there are no conditions to the continued effectiveness of the Waiver.

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The fact that (i) Golf Town will be required to pay to Golfsmith the Purchaser Breach Termination Fee of $8,200,000 (equal to approximately 7.5% of the aggregate equity value of the Merger) if the Merger Agreement is terminated under certain circumstances because Golf Town has breached its obligations under the Merger Agreement or the Purchaser Financing Termination Fee of $6,500,000 (equal to approximately 6.0% of the aggregate equity value of the Merger) if the Merger Agreement is terminated because Golf Town fails to complete the Merger and the Waiver is not in full force and effect and (ii) Golfsmith will not need to prove damages as a condition to receiving the Purchaser Breach Termination Fee or the Purchaser Financing Termination Fee (collectively, the “Purchaser Termination Fees”).

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Golfsmith’s right to seek specific performance of Golf Town’s obligations under the Merger Agreement, including, under certain circumstances, specific performance of Golf Town’s obligations to fund the cash equity contribution to Golf Town pursuant to the Equity Commitment Letter.

•	OAC has provided the Limited Guarantee in favor of Golfsmith guaranteeing the payment of the Purchaser Termination Fees.

Company Stockholder Approval and Fiduciary Out

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The fact that although adoption of the Merger Agreement by the holders of a majority of the shares entitled to vote on such matter at a stockholders meeting duly called and held for such purpose or acting by written consent in lieu of a stockholders meeting (the “Company Stockholder Approval”) is a condition to closing the Merger, the Supporting Stockholders, who collectively hold approximately 51.1% of our issued and outstanding shares of Common Stock, supported the Merger and indicated to the Transaction Committee their intention to execute and deliver the Written Consent (and ultimately did execute the Written Consent).

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Notwithstanding the Written Consent, the terms of the Merger Agreement and the Voting Agreement, dated May 11, 2012, between Golf Town and AEP (the “Voting Agreement”) do not preclude third parties from making a superior proposal and the Golfsmith Board is not prohibited from considering and accepting such a superior proposal subject to compliance with the terms of the Merger Agreement.

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The fact that the Voting Agreement automatically terminates if the Merger Agreement is terminated, including in the event that the Golfsmith Board determines to terminate the Merger Agreement to accept a superior proposal.

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Prior to the Effective Time, the Golfsmith Board can furnish information or enter into discussions with respect to an acquisition proposal if, upon the recommendation of the Transaction Committee, it determines in good faith, after consultation with its outside legal and financial advisors, that such acquisition proposal constitutes, or could reasonably be expected to lead to, a superior proposal.

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If, prior to the Effective Time, the Golfsmith Board receives an acquisition proposal that, upon the recommendation of the Transaction Committee, the Golfsmith Board determines in good faith, after consultation with its outside legal and financial advisors, constitutes a superior proposal, and the Golfsmith Board, upon the recommendation of the Transaction Committee, determines in good faith after consultation with its outside legal and financial advisors, that failure to take an action in connection with such proposal would reasonably be expected to be inconsistent with its fiduciary duties, the Golfsmith Board may change its recommendation or terminate the Merger Agreement to concurrently enter into an agreement with respect to the superior proposal, after giving Golf Town notice and opportunity to match the terms contained in the Merger Agreement to the terms of such proposal.

•

The Golfsmith Board may, upon the recommendation of the Transaction Committee, subject to the occurrence of certain intervening events, withdraw or modify its recommendation to Golfsmith’s stockholders to adopt the Merger Agreement if it determines in good faith, after consultation with its outside legal and financial advisors, that failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties (whether or not in response to a takeover proposal).

•

The Merger Agreement requires Golfsmith to pay a termination fee of $3,800,000 (equal to approximately 3.5% of the aggregate equity value of the Merger) if, prior to the Effective Time, (i) Golfsmith terminates the Merger Agreement to enter into an agreement with respect to a superior proposal or (ii) Golf Town terminates the Merger Agreement due to (a) an uncured intentional breach by Golfsmith, and, prior to the earlier of such termination and the Effective Time, an acquisition proposal is made by a third party and, within one year of such termination, Golfsmith enters into an agreement for such acquisition proposal or consummates that transaction or (b) a change of recommendation by the Golfsmith Board.

•	The fact that the Supporting Stockholders will be receiving the same form and amount per share of Merger Consideration as Golfsmith’s other stockholders.

•

The availability of statutory appraisal rights under Delaware law in the Merger for stockholders who do not execute the Written Consent and who comply with the requirements set forth in Section 262 of the DGCL.

•	The fact that the Merger Agreement contains customary terms and was the product of arm’s-length negotiations.

Likelihood of Consummation

•

Although the Company Stockholder Approval is a condition to closing the Merger, the Supporting Stockholders’ indication to the Transaction Committee that they would execute and deliver the Written Consent within one business day following the execution of the Merger Agreement made it highly likely that the Company Stockholder Approval would be obtained (and it subsequently was obtained).

•

The fact that the acquisition is not debt-financed by new lenders, the Waiver would be obtained simultaneously with the execution of the Merger Agreement and obtaining new financing or alternative financing is not a condition to the consummation of the Merger.

•

The Transaction Committee’s belief that the equity financing required for the Merger would be obtained, because (i) Golf Town has obtained the customary commitment for the equity financing and (ii) the limited number and nature of the conditions to such equity financing.

•

The likelihood and anticipated timing of completing the Merger in light of the limited scope of the conditions to closing the Merger and the fact that they are not within the control or discretion of Golf Town, Merger Sub or OMERS and, in the Transaction Committee’s judgment, are likely to be satisfied.

•	The fact that no significant antitrust or other regulatory issue exists that would be expected to prevent or delay the Merger.

•	The fact that there are no third party consents, the receipt of which are conditions to the transaction.

•

The likelihood, considering OMERS’s reputation, proven experience in completing similar transactions, and financial and capital resources, that the Merger would be completed in a reasonably prompt timeframe.

•

The fact that the Merger is not conditioned on any member of Golfsmith’s management entering into any employment, equity contribution, or other agreement, arrangement or understanding with Golf Town or Golfsmith.

The Transaction Committee also considered a number of uncertainties and risks in its deliberations concerning the Merger and the other transactions contemplated by the Merger Agreement, including the following:

•

Golfsmith’s current stockholders would not have the opportunity to participate in any possible growth and profits of Golfsmith following the completion of the transaction, including the benefits of any synergies that might be gained by combining Golfsmith with Golf Town.

•	The risk that the proposed transaction might not be completed and the effect of the resulting public announcement of termination of the Merger Agreement on:

•

The market price of Common Stock, which could be affected by many factors, including (i) the reason for which the Merger Agreement was terminated and whether such termination results from factors adversely affecting Golfsmith, (ii) the possibility that the marketplace would consider Golfsmith to be an unattractive acquisition candidate, and (iii) the possible sale of shares of Common Stock by short-term investors following an announcement of termination of the Merger Agreement.

•	Golfsmith’s operating results, particularly in light of the costs incurred in connection with the transaction.

•	The ability to retain and attract key personnel.

•	Relationships with customers, suppliers and other business partners of Golfsmith.

•

The possible disruption to Golfsmith’s business that may result from the announcement of the Merger and the resulting distraction of the attention of Golfsmith’s management and employees and the impact of the Merger on customers, suppliers and other business partners of Golfsmith.

•

The terms of the Merger Agreement, including (i) the operational restrictions imposed on Golfsmith between signing and closing (which may delay or prevent Golfsmith from undertaking business opportunities that may arise pending the completion of the transaction), and (ii) the termination fee, that could become payable by Golfsmith under certain circumstances, including if Golfsmith terminates the Merger Agreement to accept a superior proposal.

•	The restriction on soliciting acquisition proposals.

•

The fact that Golfsmith’s remedy in connection with a breach of the Merger Agreement by Golf Town, under certain circumstances, is limited to the applicable Purchaser Termination Fee, in accordance with the two-tier reverse termination fee structure and may not be sufficient to compensate Golfsmith for all losses suffered as a result of a breach of the Merger Agreement by Golf Town or Merger Sub.

•

The interests of certain members of Golfsmith’s senior management in the Merger, including certain potential change of control payments, and the understandings with OMERS regarding employment with, or the right to invest or participate in the equity of, the combined Golf Town and Golfsmith business.

•

The fact that the gains from the transactions contemplated by the Merger Agreement would generally be taxable to Golfsmith’s stockholders for U.S. federal income tax purposes, and any gains from any appraisal proceeding would generally be taxable for U.S. federal income tax purposes to stockholders who perfect their appraisal rights.

•

The fact that the Merger does not require approval of at least a majority of Golfsmith’s stockholders unaffiliated with AEP. Nevertheless, the Transaction Committee believed that sufficient procedural safeguards were and are present to permit the Transaction Committee to represent effectively the interests of Golfsmith’s unaffiliated stockholders, including:

•

The fact that, from the earliest stages of the market solicitation process, the Transaction Committee included the Unaffiliated Members, could not recommend a merger or acquisition of Golfsmith without the approval of the Unaffiliated Members, and, at the time it made its determination, was comprised only of the Unaffiliated Members and the vote of both such Unaffiliated Members was required to recommend the Merger to the Golfsmith Board. The Transaction Committee’s recommendation was required for the Golfsmith Board to approve the Merger.

•

The fact that Mr. Hanaka, who originally was a member of the Transaction Committee, promptly resigned from the Transaction Committee after Golf Town requested, and Mr. Hanaka agreed, that he would be part of Golfsmith’s management post-closing and thereafter did not participate in the negotiations between the Transaction Committee and OMERS. Additionally, Mr. Hanaka did not participate in the Transaction Committee’s decision to recommend the Merger to the Golfsmith Board.

•

The fact that Mr. Buaron, who originally was a member of the Transaction Committee, resigned from the Transaction Committee upon engaging with Golf Town in discussions with respect to a potential alternative transaction structure that was ultimately not pursued. Additionally, Mr. Buaron did not participate in the Transaction Committee’s decision to recommend the Merger to the Golfsmith Board.

•	The fact that each of the Unaffiliated Members of the Transaction Committee voted to approve and declare advisable the Merger, the Merger Agreement and the other transactions contemplated thereby.

•	The fact that the Transaction Committee was advised by its own financial advisors, was advised by Golfsmith’s legal advisors and was empowered to engage its own legal and financial advisors.

•

The fact that the Unaffiliated Members at all times had the opportunity to meet separately, and did in fact meet separately with Lazard and White & Case during the course of negotiations with OMERS to review the proposal and Golfsmith’s process for considering the proposed terms.

•

The fact that completion of the Merger would require antitrust clearance and the satisfaction of certain other closing conditions that are not within Golfsmith’s control, including that Golfsmith has not experienced a material adverse effect.

The foregoing discussion of the information and factors considered by the Transaction Committee is not intended to be exhaustive, but includes the material factors considered by the Transaction Committee. In view of the variety of factors considered in connection with its evaluation of the Merger, the Transaction Committee did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determinations and recommendations. In addition, each of the members of the Transaction Committee applied his or her own personal business judgment to the process and may have given differing weights to different factors.

The Board of Directors

The Golfsmith Board, acting with the advice and assistance of Lazard and White & Case has approved and declared advisable the Merger and the Merger Agreement and recommended that Golfsmith’s stockholders adopt the Merger Agreement. The Golfsmith Board expressly adopted the analyses and determinations of the Transaction Committee in its evaluation of the Merger and the Merger Agreement. In determining the reasonableness of the Transaction Committee’s analysis, the Golfsmith Board considered and relied upon the following factors, among others:

•

The fact that the Transaction Committee, formed by the Golfsmith Board to consider and evaluate a potential sale of Golfsmith, included the Unaffiliated Members and, at the time it made its determination and recommendation regarding the Merger to the Golfsmith Board, was comprised solely of such Unaffiliated Members.

•	The fact that the vote of both of the Unaffiliated Members was required in order for the Transaction Committee to recommend a transaction to the Golfsmith Board.

•	The fact that the Transaction Committee’s recommendation was required in order for the Golfsmith Board to approve the Merger.

•

The Transaction Committee’s unanimous determination approving and declaring advisable the Merger Agreement, the Merger and the other transactions contemplated thereby and its unanimous recommendation that the Golfsmith Board approve the Merger, the Merger Agreement and the consummation of the transactions contemplated thereby, on the terms and conditions contained therein.

•

That no member of the Transaction Committee, at the time it made its determination and recommendation to the Golfsmith Board, had an interest in the transaction different from that of Golfsmith’s stockholders except that (i) each member of the Transaction Committee will receive customary director and officer insurance coverage, indemnification and exculpation and (ii) certain Company Options and Company Awards held by the members of the Transaction Committee will automatically vest upon a change of control (for more information, see “Interests of Certain Persons in the Merger” beginning on page 50).

•	The process undertaken by the Transaction Committee and Golfsmith’s advisors in connection with evaluating the transaction.

•

The oral opinion of LMM Board that, subject to and based upon the assumptions, qualifications and limitations set forth therein, as of May 11, 2012, the Per Share Merger Consideration to be paid to the holders of the shares of Common Stock in the Merger (other than holders of Excluded Shares) is fair, from a financial point of view, to holders of Common Stock (other than the Excluded Holders), which was confirmed in a written opinion dated May 11, 2012, as more fully described in “The Merger—Opinion of Lazard Middle Market LLC” beginning on page 40.

•	The availability of appraisal rights under Delaware law for Golfsmith’s stockholders who oppose the Merger.

The foregoing discussion of the information and factors considered by the Golfsmith Board is not intended to be exhaustive, but includes the material factors considered by the Golfsmith Board, including the substantive and procedural factors considered by the Transaction Committee discussed above. In view of the variety of factors considered in connection with its evaluation of the Merger, the Golfsmith Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its conclusion. In addition, each of the members of the Golfsmith Board applied his or her own personal business judgment to the process and may have given differing weights to different factors. The Golfsmith Board approved the Merger Agreement and unanimously recommended it to Golfsmith’s stockholders based on the totality of the information presented to, and considered by, it. It should be noted that this explanation of the reasoning of the Golfsmith Board and certain information presented in this section is forward-looking in nature and should be read in light of the factors set forth in the section entitled “Cautionary Statement Regarding Forward-Looking Information” beginning on page 12 of this Information Statement.

Opinion of Lazard Middle Market LLC

The Transaction Committee retained Lazard to act as its financial advisor with respect to a possible sale of Golfsmith, including in connection with the Merger as contemplated by the Merger Agreement. See “Background of the Merger” beginning on page 16 for a description of the process by which the Transaction Committee selected Lazard to act as its financial advisor. As part of the engagement, the Transaction Committee requested an opinion to the Transaction Committee and the Golfsmith Board with respect to the fairness, from a financial point of view, to the holders of shares of Common Stock (other than Excluded Holders) of the Per Share Merger Consideration. On May 11, 2012, LMM delivered its oral opinion to the members of the Transaction Committee and the Golfsmith Board, in their capacities as such, which opinion was subsequently confirmed by the delivery of a written opinion, dated May 11, 2012, to the effect that, as of that date and based upon and subject to the assumptions, procedures, factors, limitations and qualifications set forth therein, the Per Share Merger Consideration to be paid to the holders of the shares of Common Stock (other than holders of the Excluded Shares) in the Merger was fair, from a financial point of view, to holders of Common Stock (other than the Excluded Holders).

The full text of the written opinion of LMM, dated May 11, 2012, which sets forth the procedures followed, assumptions made, factors considered and limitations and qualifications on the review undertaken in connection with its opinion, is attached to this Information Statement as Annex B and is incorporated herein by reference. The description of LMM’s opinion set forth in this Information Statement is qualified in its entirety by reference to the full text of LMM’s opinion attached as Annex B to this Information Statement. LMM’s opinion was not intended to, and does not, constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the Merger or any matter relating thereto. Holders of shares of Common Stock are urged to read LMM’s opinion carefully in its entirety for a description of the procedures followed, assumptions made, factors considered and limitations and qualifications on the review undertaken by LMM in connection with its opinion.

In connection with rendering its opinion described above and performing its related financial analysis, LMM:

•	Reviewed the financial terms and conditions of the Merger Agreement, dated May 11, 2012;

•	Reviewed certain publicly available historical business and financial information relating to Golfsmith;

•

Reviewed various financial Forecasts (as defined in “The Merger—Projected Financial Information” beginning on page 47) and other data provided to LMM by Golfsmith relating to the business of Golfsmith and discussed with the Golfsmith Board certain sensitivities to such Forecasts and other data;

•	Held discussions with members of senior management of Golfsmith with respect to the business and prospects of Golfsmith;

•	Reviewed public information with respect to certain other companies in lines of business that LMM believed to be generally relevant in evaluating the business of Golfsmith;

•	Reviewed the financial terms of certain business combinations involving companies in lines of business LMM believed to be generally relevant in evaluating the business of Golfsmith;

•	Reviewed historical stock prices and trading volumes of the Common Stock; and

•	Conducted such other financial studies, analyses and investigations as LMM deemed appropriate.

LMM assumed and relied upon the accuracy and completeness of the foregoing information, without independent verification of such information. LMM did not conduct any independent valuation or appraisal of any of the assets or liabilities (contingent or otherwise) of Golfsmith or concerning the solvency or fair value of Golfsmith, and LMM was not furnished with any such valuation or appraisal. With respect to the financial Forecasts utilized in LMM’s analyses, LMM assumed, with the consent of Golfsmith, that they were reasonably prepared on bases reflecting the best currently available estimates and judgments as to the future financial performance of Golfsmith. LMM assumed no responsibility for and expressed no view as to any such Forecasts or the assumptions on which they were based.

Further, LMM’s opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to LMM as of, the date of its opinion. LMM assumed no responsibility for updating or revising its opinion based on circumstances or events occurring after the date of its opinion. LMM did not express any opinion as to the price at which shares of Common Stock may trade at any time subsequent to the announcement of the Merger. LMM’s opinion did not address the relative merits of the Merger as compared to any other transaction or business strategy in which Golfsmith might engage or the merits of the underlying decision by Golfsmith to engage in the Merger.

In rendering its opinion, LMM assumed, with the consent of Golfsmith, that the Merger would be consummated on the terms described in the Merger Agreement, without any waiver or modification of any material terms or conditions. LMM also assumed, with the consent of Golfsmith, that obtaining the necessary governmental, regulatory or third party approvals and consents for the Merger would not have an adverse effect on Golfsmith or the Merger. LMM did not express any opinion as to any tax or other consequences that might result from the Merger, nor did LMM’s opinion address any legal, tax, regulatory or accounting matters, as to which LMM understood that Golfsmith obtained such advice as it deemed necessary from qualified professionals. LMM expressed no view or opinion as to any terms or other aspects (other than the Per Share Merger Consideration to the extent expressly specified in LMM’s opinion) of the Merger, including, without limitation, the form or structure of the Merger or any agreements or arrangements entered into in connection with, or contemplated by, the Merger. In addition, LMM expressed no view or opinion as to the fairness of the amount or nature of, or any other aspects relating to, the compensation to any officers, directors or employees of any parties to the Merger, or class of such persons, relative to the Merger Consideration or otherwise.

In preparing its opinion, LMM performed a variety of financial and comparative analyses. The following is a summary of the material financial and comparative analyses that LMM deemed to be appropriate for this type of transaction and that were reviewed with the Transaction Committee and the Golfsmith Board by LMM in connection with rendering its opinion. The summary of LMM’s analyses described below is not a complete description of the analyses underlying LMM’s opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to partial or summary description. In arriving at its opinion, LMM considered the results of all of the analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis considered by it. Rather, LMM made its determination as to fairness based on its experience and professional judgment after considering the results of all the analyses. Accordingly, LMM believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

In its analyses, LMM considered industry performance, regulatory, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Golfsmith. No company or transaction used in the below analyses as a comparison is directly comparable to Golfsmith or the Merger. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed. The estimates contained in LMM’s analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, LMM’s analyses and estimates are inherently subject to substantial uncertainty.

LMM’s opinion was one of many factors taken into consideration by the Transaction Committee and the Golfsmith Board in connection with their consideration of the Merger Agreement. Consequently, the analyses described below should not be viewed as determinative of the opinion of the Transaction Committee and the Golfsmith Board with respect to the Merger Consideration or of whether the Transaction Committee and the Golfsmith Board would have been willing to determine that a different Per Share Merger Consideration was fair. The Per Share Merger Consideration to be paid to the holders of shares of Common Stock pursuant to the Merger was determined through arm’s-length negotiations between Golfsmith and representatives of OMERS and Golf Town, and was approved by the Golfsmith Board. LMM did not recommend any specific merger consideration to the Transaction Committee or the Golfsmith Board or that any given merger consideration constituted the only appropriate consideration for the Merger.

The following is a summary of the material financial and comparative analyses that were performed by LMM in connection with rendering its opinion. LMM prepared these analyses for the purpose of providing an opinion to the Transaction Committee and the Golfsmith Board as to the fairness, from a financial point of view, to the holders of shares of Common Stock (other than the Excluded Holders) of the Per Share Merger Consideration to be paid to such holders pursuant to the Merger. These analyses do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon Forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, LMM does not assume any responsibility if future results are materially different from those Forecasts. The following summary does not purport to be a complete description of the financial analyses performed by LMM. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of LMM’s financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before May 10, 2012, and is not necessarily indicative of current market conditions.

Selected Public Companies Analysis

LMM performed the following selected public companies analyses. Financial data of the selected companies was based on public filings, publicly available research and financial information.

LMM reviewed certain financial and stock market information of Golfsmith and the following eight selected publicly-traded companies in the sporting goods retail industry:

•	Big 5 Sporting Goods

•	Cabela’s

•	Dick’s Sporting Goods

•	Dover Saddlery

•	The Finish Line

•	Foot Locker

•	Hibbett Sports

•	Sport Chalet

Although none of the selected companies are directly comparable to Golfsmith, the companies included are publicly-traded companies with operations, financial metrics, and/or other criteria, such as lines of business, markets, business risks or size or scale of business, which LMM considered similar to Golfsmith for purposes of analysis.

LMM calculated various multiples and ratios of the above referenced companies, including, among other things (i) the enterprise value of each company as a multiple of its earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the last twelve months based on public information available as of May 10, 2012 (“LTM”), and its projected EBITDA for calendar year 2012 and (ii) the ratio of each company’s May 10, 2012, closing share price to its LTM earnings per share (“EPS”), and its estimated EPS for calendar year 2012. The following table summarizes the results of this review:

	Enterprise Value (in millions)	Enterprise Value to LTM EBITDA(a)	Enterprise Value to 2012E EBITDA		Share Price to LTM EPS(a)		Share Price to 2012E EPS
Big 5 Sporting Goods	$215.5	6.0x	5.1x		14.8x		12.8x
Cabela’s	$4,375.9	13.2x	11.9x		16.1x		14.0x
Dick’s Sporting Goods	$5,709.1	10.4x	8.9x		23.7x		20.3x
Dover Saddlery (b)	$34.0	7.1x	NM		13.6x		NM
The Finish Line	$839.6	5.2x	5.1x		13.4x		13.5x
Foot Locker	$3,786.6	6.9x	5.7x		16.0x		12.9x
Hibbett Sports	$1,534.4	14.4x	12.8x		26.9x		23.6x
Sport Chalet (b)	$45.0	4.6x	NA	(c)	NM	(d)	NM	(d)
High	$5,709.1	14.4x	12.8x		26.9x		23.6x
75th Percentile	$3,933.9	12.5x	11.1x		21.8x		18.7x
Mean	$2,067.5	9.3x	8.2x		18.5x		16.2x
Median	$1,187.0	8.6x	7.3x		16.0x		13.8x
25th Percentile	$172.9	6.2x	5.2x		15.1x		13.1x
Low	$34.0	5.2x	5.1x		13.4x		12.8x

(a)	Represents LTM results based on public information available as of May 10, 2012
(b)	Enterprise Value to LTM EBITDA and Share Price to LTM EPS for Dover Saddlery and Sport Chalet were not included in the aggregate multiples analysis due to low trading volume, small market capitalization, and lack of equity research analyst estimates for 2012E results.
(c)	“NA” denotes data not publicly available.
(d)	“NM” denotes data not meaningful.

Based on an analysis of the range of multiples summarized above and LMM’s professional judgment, LMM selected a reference range of:

•	6.2x to 8.6x for enterprise value to LTM EBITDA;

•	5.2x to 7.3x for enterprise value to 2012 estimated EBITDA;

•	15.1x to 16.0x for share price to LTM EPS; and

•	13.1x to 13.8x for share price to 2012 estimated EPS.

LMM applied each such range of enterprise value to EBITDA multiples and share price to EPS multiples for the selected companies to LTM ended March 31, 2012, adjusted EBITDA, 2012 estimated adjusted EBITDA, LTM ended March 31, 2012, adjusted EPS, and 2012 estimated adjusted EPS of Golfsmith.

From this analysis, LMM estimated an implied price per share range for the shares of Common Stock as follows, as compared to the $6.10 Per Share Merger Consideration provided in the Merger Agreement:

Multiple	Implied Price Per Share Range
Enterprise Value to LTM ended March 31, 2012, Adjusted EBITDA	$2.40 to $4.40
Enterprise Value to 2012 Estimated Adjusted EBITDA	$3.91 to $6.52
Share Price to LTM ended March 31, 2012, Adjusted EPS	$0.50 to $0.53
Share Price to 2012 Estimated Adjusted EPS	$3.32 to $3.49

Precedent Transactions Analysis

LMM reviewed certain publicly available financial information of target companies in selected precedent merger and acquisition transactions involving selected retail companies it viewed as relevant. In performing its analyses, LMM reviewed certain financial information and transaction multiples relating to the target companies involved in the selected transactions and compared such information to the corresponding information for Golfsmith.

Although none of the selected precedent transactions or the target companies party to such transactions are directly comparable to the Merger or to Golfsmith, all of the transactions were chosen because they involve transactions that, for purposes of analysis, may be considered similar to the Merger and/or involve targets that, for purposes of analysis, may be considered similar to Golfsmith.

LMM reviewed the transactions set forth in the following table. For each of the transactions, LMM calculated and compared the implied enterprise value as a multiple of LTM EBITDA. The results of the analysis were as follows:

Announcement Date	Acquiror	Target Company	Implied Enterprise Value (in millions)	Implied Enterprise Value/LTM EBITDA
October 2011	Ares Management	99¢ Only Stores	$1,356	9.1x
May 2011	Canadian Tire Corp.	Forzani Group	$860	8.0x
December 2010	Leonard Green & Partners	Jo-Ann	$1,450	6.9x
November 2010	Leonard Green & Partners, TPG Capital	J. Crew	$2,679	8.4x
October 2010	Bain Capital Private Equity	Gymboree	$1,630	7.5x
August 2009	Advent International Corporation	Charlotte Russe	$311	6.6x
July 2009	Golden Gate Capital	Eddie Bauer	$505	10.4x
September 2007	Amscan Holdings	Factory Card & Party Outlet	$69	9.6x
September 2007	Redcats USA	United Retail Group	$147	7.1x
August 2007	OMERS Private Equity (formerly OMERS Capital Partners)	Golf Town	$238	9.3x
July 2007	Lee Equity Partners	Deb Shops	$260	7.8x
June 2007	Bain Capital Private Equity	Guitar Center	$2,121	12.5x
May 2007	Payless Shoesource	The Stride Rite Corp.	$834	11.1x
March 2007	Apollo Global Management	Claire’s Stores	$2,739	8.7x
November 2006	Dick’s Sporting Goods	Golf Galaxy	$226	11.8x
January 2006	Leonard Green & Partners	The Sports Authority	$1,223	6.8x

			High	12.5x
			75th Percentile	9.8x
			Mean	8.9x
			Median	8.6x
			25th Percentile	7.4x
			Low	6.6x

Based on the foregoing analyses and LMM’s professional judgment and industry knowledge, LMM applied multiples of 7.4x to 8.6x to Golfsmith’s LTM ended March 31, 2012, adjusted EBITDA to calculate an implied equity value per share range for Golfsmith of $3.38 to $4.37, compared to the $6.10 Per Share Merger Consideration provided in the Merger Agreement.

Discounted Cash Flow Analysis

LMM performed a discounted cash flow analysis of Golfsmith, deriving free cash flows via customary accounting and financial analysis from the May 2012 Projections provided by Golfsmith, to calculate the estimated present value of the standalone unlevered, after-tax free cash flows for the period of June 1, 2012 to December 31, 2012 and the fiscal years ending December 31, 2013 through 2015 based on the May 2012 Projections provided to LMM by Golfsmith’s management using an after-tax discount rate range of 17.2% to 19.2%, as determined by LMM, an assumed tax rate of 35%, and reflecting the estimated weighted average cost of capital of the selected companies listed above under “—Opinion of Lazard Middle Market LLC—Selected Public Companies Analysis.” Based upon management estimates, LMM calculated a total enterprise value reference range for Golfsmith, resulting in a range of implied equity values per share of $4.06 to $5.62 (calculated on a fully-diluted shares basis to take into account all outstanding Company Options and Company Awards that will be cancelled and converted into the right to receive a portion of the Merger Consideration in connection with the Merger).

Additional Analyses of Golfsmith

Premia Paid Analysis

LMM also performed a premia paid analysis, which is designed to provide a valuation of Golfsmith based on the premia paid in all-cash acquisition transactions involving United States targets announced from January 1, 2010 to May 10, 2012 involving a total transaction value of $50 million to $500 million. LMM’s analysis was not industry specific. The implied premia in this analysis were calculated comparing the per share acquisition prices to the relevant target companies’ closing stock prices one day, thirty days, and sixty days prior to the announcement of the respective transaction. The results of these calculations are as follows:

	High	75th Percentile	Mean	Median	25th Percentile	Low
1-Day Premia	222.9%	55.6%	46.0%	36.3%	20.4%	(8.2%)
30-Day Premia	235.0%	64.8%	53.3%	39.4%	27.2%	(3.1%)
60-Day Premia	318.8%	68.1%	55.1%	46.4%	25.2%	(33.6%)

Using the thirty-day implied premia of the aforementioned transactions, LMM, based on its experience with merger and acquisition transactions, applied a range of premia based on these transactions of 27.2% to 64.8% of Golfsmith’s closing stock price on May 10, 2012 and February 29, 2012 (the day prior to Golfsmith’s announcement that it was pursuing strategic alternatives including a possible sale of Golfsmith) to derive reference ranges of $5.99 to $7.76 per share and $5.20 to $6.74 per share, respectively.

52-Week Low to High Closing Stock Prices Analysis

LMM reviewed the historical price performance of the closing stock price of the Common Stock for the 52-week period ending May 10, 2012. During this period, the closing prices of the Common Stock ranged from $2.76 to $5.22, as compared to the Per Share Merger Consideration of $6.10 per share.

Miscellaneous

Pursuant to the terms of Lazard’s engagement letter, dated July 7, 2011, Golfsmith has agreed to pay Lazard the following fees:

(a)	a consulting fee of $80,000, to be offset against any fee subsequently payable pursuant to clause (c) below;

(b)	an additional fee of $150,000 payable upon the rendering of the fairness opinion described above, to be offset against any fee subsequently payable pursuant to clause (c); and

(c)	a fee of approximately $1.95 million, payable upon consummation of a transaction.

In addition, Golfsmith also agreed to reimburse Lazard for its reasonable expenses incurred in connection with the engagement. In a separate letter also dated July 7, 2011, Golfsmith also agreed to indemnify Lazard and certain related parties against certain liabilities under certain circumstances that may arise out of the rendering of its advice, including certain liabilities under U.S. federal securities laws.

LFC and its affiliates (including LMM), as part of their investment banking business, are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, leveraged buyouts, and valuations for estate, corporate and other purposes. LFC and its affiliates (including LMM) in the past (but not within the past two years) may have provided certain other investment banking services to Golfsmith, certain of Golfsmith’s affiliates, OMERS, Golf Town and certain of Golf Town’s affiliates, for which LFC and its affiliates have received compensation. In the ordinary course of their respective businesses, LFC, LFCM Holdings LLC (an entity indirectly owned in large part by managing directors of LFC) and certain of their respective affiliates may actively trade in securities of Golfsmith, certain of Golfsmith’s affiliates, OMERS, Golf Town and certain of Golf Town’s affiliates for their own accounts and for the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities, and also may trade and hold securities on behalf of Golfsmith, certain of Golfsmith’s affiliates, OMERS, Golf Town and certain of Golf Town’s affiliates. As of the date of LMM’s opinion, none of LFC, LFCM Holdings LLC or their respective affiliates had any proprietary holdings in Golfsmith, any of Golfsmith’s affiliates, OMERS, Golf Town or any of Golf Town’s affiliates.

Lazard is an internationally recognized investment banking firm providing a full range of financial advisory and securities services. Lazard was selected to act as financial advisor to the Transaction Committee because of its qualifications, experience, reputation and familiarity with Golfsmith and its business.

Projected Financial Information

Golfsmith does not, as a matter of general practice, develop or publicly disclose detailed financial projections due to the unpredictability of the underlying assumptions and estimates inherent in preparing financial projections. In evaluating a possible transaction with Golf Town, management of Golfsmith provided certain financial forecasts to Golf Town and to the Transaction Committee, the Golfsmith Board and LMM prior to the execution of the Merger Agreement. A summary of the forecasts is included in this Information Statement. You should note that the two forecasts summarized below, the “July 2011 Projections” and the “May 2012 Projections”, constitute forward-looking statements. See “Cautionary Statement Concerning Forward-Looking Information” on page 12.

Golfsmith’s management initially prepared financial forecasts in July 2011 for fiscal years 2011 through 2015 based on Golfsmith’s long-range plan using estimated fiscal year 2011 results. These forecasts were prepared in contemplation of the market solicitation process and were provided to the Transaction Committee, Golf Town and the Golfsmith Board in July 2011 (the “July 2011 Projections”). In May 2012, in connection with the Transaction Committee’s and the Golfsmith Board’s consideration of the Merger and LMM’s financial analysis with respect thereto, Golfsmith’s management revised the July 2011 Projections for fiscal years 2012 through 2015 (the “May 2012 Projections” and, together with the July 2011 Projections, the “Forecasts”). The projections for fiscal year 2012 in the May 2012 Projections differed from the projections for 2012 in the July 2011 Projections in that the former incorporated the actual results for Golfsmith’s first fiscal quarter of 2012 and reflected the last three fiscal quarters of 2012 based on the budget prepared by Golfsmith’s management, which had been provided to Golf Town in March 2012 as part of Golf Town’s financial due diligence. The May 2012 Projections were provided to LMM for use in its financial analysis of the Merger presented at the May 11, 2012 meeting of the Golfsmith Board and the Transaction Committee at which LMM orally delivered its opinion described in “The Merger—Opinion of Lazard Middle Market LLC” beginning on page 40.

The Forecasts were not prepared for public disclosure. Nonetheless, a summary of the Forecasts is provided in this Information Statement only because the Forecasts were made available to the Transaction Committee, the Golfsmith Board and LMM in evaluating a potential transaction with Golf Town and the July 2011 Projections were made available to Golf Town and OMERS as part of their financial due diligence in evaluating a potential transaction with Golfsmith. The Forecasts are subjective in many respects. There can be no assurance that the Forecasts will be realized or that actual results will not be significantly higher or lower than projected. The Forecasts also cover multiple years and such information by its nature becomes subject to greater uncertainty with each successive year. Economic and business environments can and do change quickly, which adds an additional significant level of uncertainty as to whether the results portrayed in the Forecasts will be achieved. The inclusion of the Forecasts in this Information Statement does not constitute an admission or representation by Golfsmith that the information is material.

In addition, the Forecasts were not prepared with a view toward public disclosure or toward complying with generally accepted accounting principles in the United States (“GAAP”), the published guidelines of the SEC regarding projections and the use of non-GAAP financial measures, or the guidelines established by the

American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither Golfsmith’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the Forecasts, nor have they expressed any opinion or any other form of assurance on such information or its achievability.

The Forecasts were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of Golfsmith. Golfsmith believes the assumptions that its management used as a basis for the Forecasts were reasonable at the time management prepared the Forecasts and reflected the best available estimates and judgments at the time, taking into account the relevant information available to management at the time and presented at the time, to the best of Golfsmith’s knowledge and belief, a reasonable projection of future financial performance of Golfsmith. Important factors that may affect actual results and cause the Forecasts not to be achieved include, but are not limited to, risks and uncertainties relating to our business (including its ability to achieve strategic goals, objectives and targets over applicable periods), industry performance, general business and economic conditions and other factors described or referenced under “Cautionary Statement Concerning Forward-Looking Information” beginning on page 12. Accordingly, there can be no assurance that the Forecasts will be realized or that future financial results will not materially vary from the Forecasts, and the Forecasts should not be relied upon as being indicative of future results and you are cautioned not to rely on this forward-looking information.

In addition, the Forecasts also reflect assumptions that are subject to change and do not reflect revised prospects for Golfsmith’s business, changes in general business or economic conditions, or any other transaction or event that has occurred or that may occur after the date the Forecasts were prepared and that was not anticipated at the time the Forecasts were prepared. Some or all of the assumptions that have been made regarding, among other things, the timing of certain occurrences or impacts, may have changed since the date the Forecasts were prepared, including decisions not to pursue certain courses of action in light of the pending Merger. Except as may be required by law, Golfsmith disclaims any obligation to update or otherwise revise the Forecasts to reflect circumstances, economic conditions or other developments existing or occurring after the date the Forecasts were prepared or to reflect the occurrence of future events, even if any or all of the assumptions on which the Forecasts were based are no longer appropriate. These considerations should be taken into account in reviewing the Forecasts, which were prepared as of an earlier date.

The following is a summary of the Forecasts prepared by management of Golfsmith and given to the Golfsmith Board and LMM:

May 2012 Projections

	Fiscal Year Ending December 31,(a)
	2011A	2012E(b)	2013P	2014P	2015P
Net Revenue	$387.3	$448.1	$528.6	$613.1	$712.6
% Growth	10.1%	15.7%	18.0%	16.0%	16.2%

Gross Profit	$135.1	$158.5	$191.5	$224.7	$266.4
% Margin	34.9%	35.4%	36.2%	36.7%	37.4%
Total Operating Expenses	$133.2	$150.8	$173.6	$197.1	$223.4
OpEx % of Net Revenue	34.4%	33.6%	32.8%	32.1%	31.4%

EBIT	$1.9	$7.8	$17.9	$27.7	$43.0
% Margin	0.5%	1.7%	3.4%	4.5%	6.0%
Depreciation & Amortization	$11.9	$14.2	$12.8	$13.3	$14.0
EBITDA	$13.8	$22.0	$30.7	$41.0	$57.0
% Margin	3.6%	4.9%	5.8%	6.7%	8.0%
Adjustments (c)	$1.7	$0.5	$0.0	$0.0	$0.0

Adjusted EBITDA	$15.5	$22.5	$30.7	$41.0	$57.0
% Margin	4.0%	5.0%	5.8%	6.7%	8.0%

Capital Expenditures	$11.7	$16.2	$13.1	$12.1	$13.9
Change in Working Capital	$(0.5)	$(13.0)	$(6.9)	$(7.1)	$(7.9)

(a)	Fiscal year ends on the Saturday closest to December 31 and consists of either 52 weeks or 53 weeks.
(b)	Except Change in Working Capital and Capital Expenditures, calculated as first quarter 2012 actual results plus the last three quarters of the 2012E management budget; adjusted for one-time charges in first quarter 2012.
(c)	Adjusted for one-time charges.

July 2011 Projections

	Fiscal Year Ending December 31,(a)
	2011E(b)	2012P	2013P	2014P	2015P
Net Revenue	$386.4	$450.3	$525.0	$608.6	$708.0
%Growth	9.8%	16.5%	16.6%	15.9%	16.3%

Gross Profit	$134.4	$159.7	$188.8	$222.5	$263.5
% of Margin	34.8%	35.5%	36.0%	36.6%	37.2%
Total Operating Expenses	$131.5	$148.0	$167.8	$189.6	$215.4
OpEx % of Revenue	34.0%	32.9%	32.0%	31.2%	30.4%

EBIT	$2.9	$11.7	$21.1	$32.9	$48.1
% Margin	0.8%	2.6%	4.0%	5.4%	6.8%
Depreciation & Amortization	$11.6	$14.3	$13.7	$14.2	$15.0
EBITDA	$14.5	$26.0	$34.7	$47.1	$63.1
% Margin	3.8%	5.8%	6.6%	7.7%	8.9%
Adjustments (c)	$1.4	$0.0	$0.0	$0.0	$0.0

Adjusted EBITDA	$16.0	$26.0	$34.7	$47.1	$63.1
% Margin	4.1%	5.8%	6.6%	7.7%	8.9%

Capital Expenditures	$8.7	$12.0	$13.1	$12.1	$13.9
Change in Working Capital	$0.0	$(3.6)	$(4.9)	$(5.2)	$(6.0)

(a)	Fiscal year ends on the Saturday closest to December 31 and consists of either 52 weeks or 53 weeks.
(b)	Based on preliminary December 2011 month-end results.
(c)	Adjusted for one-time charges.

Interests of Certain Persons in the Merger

Certain of our directors and officers may be deemed to have interests in the Merger that may be different from, or in addition to, the interests of Golfsmith’s stockholders generally. The Golfsmith Board and Transaction Committee were aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement and the Merger. You should consider these and other interests of our directors and officers that are described in this Information Statement.

Treatment of Common Stock

At or immediately prior to the Effective Time, each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than shares owned by Golf Town or any of its direct or indirect subsidiaries, shares owned by Golfsmith or any of its direct or indirect wholly-owned subsidiaries and shares owned by any stockholder who has perfected and not withdrawn a demand for or lost appraisal rights under Section 262 of the DGCL) will be converted into the right to receive the Per Share Merger Consideration of $6.10 in cash, without interest. After the Effective Time, each holder of a certificate representing any shares of our Common Stock (other than any holder who has perfected and not withdrawn a demand for or lost appraisal rights under Section 262 of the DGCL) will no longer have any rights with respect to the shares, except for the right to receive the Per Share Merger Consideration. All shares of Common Stock that have been converted into the right to receive the Per Share Merger Consideration will be automatically cancelled and cease to exist.

Treatment of Stock Options and Company Awards

Golfsmith has awarded Company Options and Company Awards under the Stock Plan.

Pursuant to the Merger Agreement, at the Effective Time, each Company Option granted under the Stock Plan that is outstanding and unexercised as of the Effective Time, whether vested or unvested, will be cancelled and the holder of each such Company Option will only be entitled to receive an amount in cash equal to the product of (x) the total number of shares subject to such Company Option multiplied by (y) the excess, if any, of the Per Share Merger Consideration over the exercise price per share under such Company Option, less applicable taxes required to be withheld with respect to such payment.

Pursuant to the Merger Agreement, at the Effective Time, each Company Award shall be cancelled and shall only entitle the holder thereof to receive an amount in cash equal to the product of (x) the number of shares subject to such Company Award immediately prior to the Effective Time multiplied by (y) the Per Share Merger Consideration (or, if such Company Award contemplates the payment of a specified exercise price, the excess, if any, of the Per Share Merger Consideration over such exercise price), less applicable taxes required to be withheld with respect to such payment.

The following table reflects the consideration expected to be received by each of Golfsmith’s directors and officers in connection with the Merger:

Name	Cash to be Received for Common Stock	Cash to be Received for Company Options		Cash to be Received for Company Awards	Total Consideration
		Vested Company Options	Company Options That Will Vest as a Result of the Merger
Martin Hanaka Chief Executive Officer and Chairman of the Board	$876,930	$1,920,240	$480,060	$919,447	$4,196,677
Sue Gove President, Chief Operating Officer and Chief Financial Officer	$460,105	$500,742	$360,018	$199,880	$1,520,745
Steve Larkin Senior Vice President of Direct to Consumer	$20,026	$36,765	$111,375	$40,015	$208,181
Eli Getson Senior Vice President and General Merchandising Manager	$20,026	$13,671	$54,684	$40,015	$128,396
Joseph Kester Senior Vice President of Store Operations	$27,224	$83,570	$58,212	$45,992	$214,998
Robert Allen Director	$366,000	—	—	$239,438	$605,438
Thomas Berglund Director	$9,150	—	—	—	$9,150
Roberto Buaron Director	$67,100	—	—	—	$67,100
Thomas Hardy Director	$20,283	—	—	$296,257	$316,540
Glenda Flanagan Director	$6,100	—	—	$293,154	$299,254
James Grover Director	$12,200	—	—	—	$12,200
Marvin Lesser Director	$21,350	—	—	$296,246	$317,596
James Long Director	$240,950	—	—	—	$240,950
Emilio Pedroni Director	—	—	—	—	—

TOTAL	$2,147,444	$2,554,988	$1,064,349	$2,370,444	$8,137,225

Existing Employment Agreements

Martin Hanaka has an existing employment agreement with Golfsmith which was entered into on June 13, 2008, was amended and restated as of December 28, 2009, and was further amended as of December 29, 2011. Subject to earlier termination, the employment agreement extends until July 1, 2013 with automatic successive one-year extension, unless terminated by either party. Pursuant to this agreement if, on or after a change of control, the Golfsmith Board terminates Mr. Hanaka’s employment without cause or cancels an automatic extension of his employment term, or Mr. Hanaka resigns under any circumstances, Mr. Hanaka will be entitled to receive (i) his earned but unpaid base salary and earned but unpaid annual bonus for any completed fiscal year; (ii) a prorated bonus for the fiscal year in which his employment terminates, and (iii) severance payments totaling 200% of an amount equal to the sum of his then-current base salary plus his then-current target annual bonus payable in equal installments in accordance with customary payroll procedures over a two-year period, commencing on the first payroll date to occur 60 days after the date his employment is terminated. In each such case, Golfsmith will make payments of continuation coverage premiums under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) for Mr. Hanaka and his dependents for two years following such termination of employment or, if earlier, until he is eligible to be covered under another substantially equivalent medical insurance plan; provided, however, that the applicable period of “continuation coverage” for purposes of COBRA will be deemed to commence on the date of termination. Mr. Hanaka’s receipt of these post-termination benefits is contingent on Mr. Hanaka executing an effective general release of claims against Golfsmith and its affiliates. Mr. Hanaka’s employment agreement also provides that if Mr. Hanaka’s employment is terminated following a change of control, all of the Company Options described in the employment agreement will become fully exercisable.

Sue Gove has an existing employment agreement with Golfsmith which was entered into on September 29, 2008, was amended and restated as of December 28, 2009, and was further amended as of December 29, 2011. Subject to earlier termination, the employment agreement extends for three years from September 29, 2008 with automatic successive one-year extension, unless terminated by either party. Pursuant to this agreement, if Golfsmith’s Chief Executive Officer or the Golfsmith Board terminates Ms. Gove’s employment without cause or cancels an automatic extension of her employment term, or Ms. Gove resigns for good reason, whether prior to or following a change of control, Ms. Gove will be entitled to receive (i) her earned but unpaid base salary and earned but unpaid annual bonus for any completed fiscal year; (ii) her prorated annual bonus for the fiscal year in which her employment is terminated; and (iii) severance payments totaling 200% of an amount equal to her then-current base salary, payable in equal installments in accordance with customary payroll procedures over a two-year period, commencing on the first payroll date to occur 60 days after the date her employment is terminated, or until she accepts other employment, whichever is sooner. In each such case, Golfsmith will make payments of continuation coverage premiums under COBRA for Ms. Gove and her dependents for two years following such termination of employment, or, if earlier, until she is eligible to be covered under another substantially equivalent medical insurance plan; provided, however, that the applicable period of “continuation coverage” for purposes of COBRA will be deemed to commence on the date of termination. Ms. Gove’s receipt of these post-termination benefits is contingent on Ms. Gove executing an effective general release of claims against Golfsmith and its affiliates. Ms. Gove’s employment agreement also provides that if Ms. Gove’s employment is terminated following a change of control, all of the Company Options described in the employment agreement will become fully exercisable.

The transactions contemplated by the Merger Agreement, including the Merger, will constitute a change of control under each of Mr. Hanaka’s and Ms. Gove’s existing employment agreements, and the above-described change of control provisions are not amended by the terms of the Non-Binding Letter Agreements, as described below.

Steve Larkin has an existing Confidentiality, Intellectual Property and Non-Compete Agreement with Golfsmith which was entered into on January 19, 2010. Pursuant to this agreement, if Mr. Larkin’s employment is terminated without cause, he will be entitled to receive severance payments in an amount equal to his annual base salary in effect upon termination, payable in equal installments in accordance with customary payroll procedures during the 24-month period following the termination of his employment. Mr. Larkin’s receipt of these post-termination benefits is contingent on Mr. Larkin executing a general release of claims against Golfsmith and its affiliates.

Employment Agreements Following the Merger

Simultaneous with the execution of the Merger Agreement, OMERS entered into non-binding letter agreements (the “Non-Binding Letter Agreements”) with each of Martin Hanaka, Sue Gove, Steve Larkin and Eli Getson, in each case, with respect to such employee’s employment by Golfsmith upon the closing of the Merger. Except as otherwise noted in this summary, per the Non-Binding Letter Agreements, the terms of each such employee’s employment or confidentiality, intellectual property and non-compete agreement (as applicable) generally will remain unchanged following the Merger. The terms of the Non-Binding Letter Agreements are subject in all respects to ongoing discussions and mutual agreement between each of the employees and OMERS. As such, the finalized terms of each of the employees’ employment with Golfsmith following the Merger may differ from the terms described in this summary.

It is intended that Mr. Hanaka will serve as Chief Executive Officer of the combined Golf Town and Golfsmith business post-Merger during the transitional period from the closing of the Merger until and including December 31, 2012 (the “Term”). Mr. Hanaka’s involvement with the combined Golf Town and Golfsmith business may be further extended, upon 90 days’ notice and subject to mutual agreement, for an additional eight months after the expiration of the Term in the position of non-executive Chairman. The severance provisions of Mr. Hanaka’s employment agreement will be revised to provide for severance upon termination of Mr. Hanaka’s employment for any reason following the Merger (while under his existing employment agreement, following the Merger, Mr. Hanaka would be entitled to severance upon termination without cause, cancellation of an automatic extension of his employment agreement or resignation under any circumstances).

OMERS anticipates that Golf Town and its affiliates will offer Ms. Gove the position of Chief Executive Officer beginning on January 1, 2013, following a transition period expected to last until December 31, 2012. Assuming a successful transition, and subject to the mutual agreement of the combined Golf Town and Golfsmith business and Ms. Gove, the combined Golf Town and Golfsmith business anticipates offering Ms. Gove, as Chief Executive Officer, a base salary of $700,000, a target annual bonus set at 100% of base salary, and a special grant of options in the amount of $1,080,000. Should Ms. Gove not assume such position at that time for reasons other than for cause, Golf Town or one of its affiliates will purchase Ms. Gove’s shares at the greater of cost or fair market value.

Prior to entering into the Merger Agreement, OMERS did not have any definitive agreement or arrangement for any member of management to serve on the board of directors of Golfsmith, Golf Town, or the combined Golfsmith and Golf Town business post-Merger, and no member of management had any expectation of serving on any such board of directors at the time of the execution of the Merger Agreement (except for the understanding with respect to Mr. Hanaka reflected in his Non-Binding Offer Letter (discussed above)). Recently, Mr. Hanaka and Ms. Gove each learned that OMERS intends to cause each one of them to be designated as a member of the board of directors of the combined Golf Town and Golfsmith business. OMERS anticipates that each of Mr. Hanaka and Ms. Gove will be one member of a board comprised of seven members, three of whom will be representatives of OMERS and two of whom will be independent members.

Initial Base Salary and Annual Bonus

The following table sets forth the initial base salary and annual bonus that the parties to each of the Non-Binding Letter Agreements have agreed:

Name	Amount of Base Salary	Target Bonus as a Percentage of Base Salary	Percentage of Bonus Guaranteed	Percentage of Bonus Based on Achievement of Goals	Percentage of Bonus Based on Other Criteria	Miscellaneous
Martin Hanaka	$750,000	100% (prorated in accordance with actual number of days elapsed during the Term)	50% (subject to continued service)	25%	25% (based on facilitation of a successful transition to the combined Golf Town and Golfsmith business, including with respect to a successor CEO)

Generally, receipt of the bonus is subject to Mr. Hanaka’s continued employment through the end of the Term.

Mr. Hanaka also expects to receive any earned portion of the “Annual Bonus” pursuant to Section 4(c) of his existing employment agreement for the period beginning January 1, 2012 and ending upon the Closing.

Name	Amount of Base Salary	Target Bonus as a Percentage of Base Salary	Percentage of Bonus Guaranteed	Percentage of Bonus Based on Achievement of Goals	Percentage of Bonus Based on Other Criteria	Miscellaneous
Sue Gove	$600,000	90%	50% (subject to continued service)	50%	—	Ms. Gove also expects to receive any earned portion of the “Annual Bonus” pursuant to Section 4(b) of her existing employment agreement for the period beginning January 1, 2012 and ending upon the Closing.
Steve Larkin	$330,000	50%	—	100%	—	Mr. Larkin also expects to receive his bonus, if any, for the period beginning January 1, 2012 and ending upon the Closing, based on the applicable targets under Golfsmith’s calendar year 2012 annual performance-based bonus plan.
Eli Getson	$300,000	50%	50% (subject to continued service)	50%	—	Mr. Getson also expects to receive his bonus, if any, for the period beginning January 1, 2012 and ending upon the Closing, based on the applicable targets under Golfsmith’s calendar year 2012 annual performance-based bonus plan.

Contemplated Post-Merger Option Plan

The Non-Binding Letter Agreements for Mr. Larkin, Mr. Getson and Ms. Gove contemplate the future establishment of an option plan and a subsequent grant of incentive equity awards in the form of stock options, 50% of which vest over a 4-year period (with 20% of such time-based options vesting on the date of grant, and an additional 20% vesting each year thereafter until year 4) and 50% of which vest based on the combined Golf Town and Golfsmith business’s achievement of annual EBITDA targets to be set by the Board of Directors of the combined Golf Town and Golfsmith business. Each recipient of options must agree to enter into a restrictive covenant agreement, to be in force for so long as such employee is an optionholder and for 2 years after ceasing to be an optionholder (in the event such options are forfeited and not exercised). Mr. Hanaka is not eligible to participate in any equity or equity-based plans.

The size of the option plan will be approximately $7,500,000, representing approximately 3.6% of the estimated $208,000,000 equity value of the combined Golf Town and Golfsmith business. OMERS and Golf Town and its affiliates expect that Ms. Gove will be the most significant participant in this program, with an initial allocation of approximately 29% of the pool ($2,170,000), representing approximately 1% of the equity value of the combined Golf Town and Golfsmith business. If Ms. Gove becomes Chief Executive Officer, she will receive an additional option grant of $1,080,000. Mr. Getson and Mr. Larkin will receive an initial allotment of 5.3% of the pool ($400,000 each), representing approximately 0.2% of the equity value of the combined Golf Town and Golfsmith business. All of the percentages in this paragraph represent ownership levels for the expected level of initial grants on a fully diluted basis.

Direct Ownership

Ms. Gove is expected to reinvest $484,767 in the combined Golf Town and Golfsmith business, which will represent approximately 0.2% of its equity value. In addition to direct ownership purchased via such investment, Ms. Gove’s ownership level will be additionally increased through a one-time grant of equity of the combined Golf Town and Golfsmith business upon completion of the Merger, in an amount to be mutually determined.

Mr. Getson is expected to invest an amount equal to 50% (approximately $50,000) of Mr. Getson’s after-tax proceeds from the Merger, in respect of any Company Options and Company Awards owned by Mr. Getson. Such investment will purchase approximately 0.02% of the equity value of the combined Golf Town and Golfsmith business. In addition to direct ownership purchased via such investment, Mr. Getson’s ownership level will be additionally increased through a one-time grant of common stock of the combined Golf Town and Golfsmith business upon completion of the Merger, in an amount to be mutually determined.

Golden Parachute Compensation

The following table shows the aggregate dollar value of the various elements of compensation that each named executive officer would receive in connection with the Merger, assuming that (i) the Effective Time occurred on August 1, 2012, the assumed day the Merger occurs, (ii) with respect to Company Options and Company Awards, the Per Share Merger Consideration is $6.10, and (iii) Mr. Hanaka, Ms. Gove and Mr. Larkin were each terminated by Golfsmith on August 1, 2012, the assumed day the Merger occurs, without cause or (iv) Mr. Hanaka resigns under any circumstances or Ms. Gove resigns for good reason, in either case on August 1, 2012, the assumed day the Merger occurs.

Name	Cash ($)(1)	Equity ($)(2)	Pension/ NQDC ($)(3)	Perquisites/ Benefits ($)(4)	Tax Reimbursement ($)(5)	Other ($)	Total ($)(6)
Martin Hanaka	3,437,500	3,319,747	0	41,686	0	0	6,798,933
Sue Gove	1,389,375	1,060,640	0	23,309	0	0	2,473,324
Steve Larkin	315,000	188,155	0	0	0	0	503,155

(1)

(a) For Mr. Hanaka, this amount represents the pre-tax aggregate dollar value of the “double-trigger” cash payments that Mr. Hanaka would be entitled to receive from Golfsmith upon a termination by Golfsmith without cause or by cancellation of the automatic extension of the employment agreement, or by the executive under any circumstances on or following a change of control, which includes (i) a prorated bonus for the fiscal year in which his employment terminates (which is estimated to equal $437,500 as of August 1, 2012, the assumed day the Merger occurs), and (ii) severance payments totaling 200% of an amount equal to the sum of his then-current base salary plus his then-current target annual bonus (which is equal to $3,000,000 as of August 1, 2012, the assumed day the Merger occurs) payable in equal installments in accordance with customary payroll procedures during a two-year period commencing on the first payroll date to occur 60 days after the date his employment is terminated.

(b) For Ms. Gove, this amount represents the pre-tax aggregate dollar value of the “double-trigger” cash payments that Ms. Gove would be entitled to receive from Golfsmith upon a termination by Golfsmith without cause or by cancellation of the automatic extension of the employment agreement, or by the executive for good reason, which includes (i) a prorated annual bonus for the fiscal year in which her employment is terminated (which is estimated to equal $249,375 as of August 1, 2012, the assumed day the Merger occurs), and (ii) severance payments totaling 200% of an amount equal to her then-current base salary (which is equal to $1,140,000 as of August 1, 2012, the assumed day the Merger occurs), payable in equal installments in accordance with customary payroll procedures during a two-year period commencing on the first payroll date to occur 60 days after the date her employment is terminated, or until she accepts other employment, whichever is sooner.

(c) For Mr. Larkin, this amount represents the pre-tax aggregate dollar value of cash payments that Mr. Larkin would be entitled to receive from Golfsmith upon a termination by Golfsmith without cause, which is equal to his annual base salary in effect upon termination and is $315,000 as of August 1, 2012, the assumed day the Merger occurs, payable in equal installments in accordance with customary payroll procedures during the 24-month period following the termination of his employment.

In each case, in order to receive the above-described severance and post-termination benefits, the named executive officers are required to execute a general release of claims against Golfsmith and its affiliates.

(2)	Represents the aggregate dollar value of the “single-trigger” cancellation and cash out of all vested and unvested Company Options and all Company Awards held by the named executive officers as of August 1, 2012, the assumed day the Merger occurs, as described in “Treatment of Stock Options and Company Awards” above and assuming Per Share Merger Consideration of $6.10. Set forth below are the dollar values of each type of Company Option and Company Award that will be cancelled and cashed out upon the consummation of the Merger:

Name	Cash to be Received for Company Options		Cash to be Received for Company Awards	Total Consideration
	Vested Company Options	Company Options That Will Vest as a Result of the Merger
Martin Hanaka	$1,920,240	$480,060	$919,447	$3,319,747
Sue Gove	$500,742	$360,018	$199,880	$1,060,640
Steve Larkin	$36,765	$111,375	$40,015	$188,155

(3)	The Merger will not have any impact on the rights of the named executive officers under the terms of any pension or non-qualified deferred compensation plans maintained by Golfsmith.
(4)	Represents the aggregate dollar value of Golfsmith’s “double-trigger” payment of COBRA continuation coverage premiums for the executive and any dependents for the twenty-four month period following the termination date. For purposes of quantifying the value of the continuation benefit, Golfsmith has used assumptions used for financial reporting purposes under generally accepted accounting principles. The value of the COBRA coverage is based upon the type of insurance Golfsmith carried for Mr. Hanaka and Ms. Gove as of August 1, 2012, the assumed day the Merger occurs, and the expected cost to continue such coverage for a period of twenty-four months. To receive this benefit, the executive is required to execute a general release of claims against Golfsmith and its affiliates. Mr. Larkin is not entitled to any benefits continuation pursuant to the terms of his existing Confidentiality, Intellectual Property and Non-Compete Agreement.
(5)	The named executive officers are not entitled to any gross-up payments in connection with the Merger.
(6)

Represents the total aggregate dollar value of the golden parachute payment to be made to each named executive officer. With respect to each executive, only the equity portion is single-trigger; the remaining payments are double trigger (i.e., the payment is conditioned on the executive’s termination of employment by Golfsmith without cause or by cancellation of the automatic extension of the employment agreement, or resignation by the executive under any circumstances (in the case of Mr. Hanaka) or by the executive with good reason (in the case of Ms. Gove)).

Director and Officer Exculpation, Indemnification and Insurance

The indemnification, advancement of expenses and insurance requirements set forth in the Merger Agreement relating to Golfsmith executive officers and directors are described under “The Merger Agreement—Indemnification; Directors’ and Officers’ Insurance” beginning on page 74.

Certain Directors

The Golfsmith Board consists of ten members, five of whom (Thomas Berglund, Roberto Buaron, James Grover, James Long and Emilio Pedroni) are affiliated with AEP. AEP commenced activities on September 28, 1999 with a ten-year term subject to extension for three additional one-year periods. The term of AEP has been extended for three years until September 28, 2012. Further extensions are available with the approval of a super majority of the limited partners in AEP. To date, an extension has not been requested. Due to the upcoming expiration of AEP’s term, such directors affiliated with AEP may have an interest in creating a liquidity event prior to September 28, 2012.

Financing

The merger is not conditioned on Golf Town obtaining financing. OAC has provided an equity commitment letter for $117,370,000 to fund all of the Merger Consideration, payments with respect to Company Options and Company Awards and pay all transaction expenses of Golf Town and Golfsmith that were not previously paid prior to completing the Merger. The equity commitment letter is conditioned only on the closing of the Merger. Golfsmith has obtained an amendment and waiver from General Electric Capital Corporation with respect to the Revolving Credit Facility that consents to the Merger and waives any default that would otherwise result from the consummation of the Merger. The Waiver is not subject to any conditions and became effective immediately upon execution of the Merger Agreement. OAC has provided the Limited Guarantee which guarantees payment of any termination fees payable by Golf Town, should such fees become payable under the Merger Agreement.

Regulatory Filings Required in Connection with the Merger

The following is a summary of the material regulatory requirements for the completion of the Merger. There can be no guarantee if and when any of the consents or approvals described below, or any other regulatory consents or approvals that might be required to consummate the Merger, will be obtained, or as to the conditions that such consents and approvals may contain.

U.S. Antitrust Requirements

The Merger is subject to the HSR Act and the rules promulgated thereunder, which prevent transactions such as the Merger from being completed until (a) certain filings are made with the U.S. Antitrust Division of the Department of Justice (the “Antitrust Division”) and the U.S. Federal Trade Commission (“FTC”) and (b) the applicable waiting period is terminated or expires. On May 18, 2012, the parties made the requisite filings with the FTC and Antitrust Division pursuant to the HSR Act. Early termination of the waiting period under the HSR Act was granted on May 29, 2012. At any time before or after the consummation of the Merger, notwithstanding the early termination or expiration of the applicable waiting period under the HSR Act, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Merger or seeking a divestiture of a substantial portion of Golfsmith’s assets or seeking other conduct relief. At any time before or after the consummation of the Merger, notwithstanding the early termination or expiration of the applicable waiting period under the HSR Act, any state or private party could seek to enjoin the consummation of the Merger or seek other structural or conduct relief or damages.

Material U.S. Federal Income Tax Consequences of the Merger

TO ENSURE COMPLIANCE WITH TREASURY DEPARTMENT CIRCULAR 230, STOCKHOLDERS ARE HEREBY NOTIFIED THAT: (a) ANY DISCUSSION OF U.S. FEDERAL TAX ISSUES IN THIS INFORMATION STATEMENT IS NOT INTENDED TO BE RELIED UPON, AND CANNOT BE RELIED UPON BY SUCH STOCKHOLDERS FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON SUCH STOCKHOLDERS UNDER FEDERAL, STATE OR LOCAL TAX LAWS; (b) SUCH DISCUSSION IS INCLUDED HEREIN IN CONNECTION WITH THE PROMOTION OR MARKETING BY GOLFSMITH OF THE TRANSACTIONS AND MATTERS ADDRESSED HEREIN; AND (c) STOCKHOLDERS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

The following is a summary of material U.S. federal income tax consequences of the Merger that are generally applicable to U.S. Holders (as defined below) of our Common Stock who will not own (actually or constructively) any shares of Common Stock after the Merger. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), final, proposed and temporary regulations promulgated thereunder, administrative rulings and pronouncements issued by the Internal Revenue Service (“IRS”) and judicial decisions, all as now in effect. All of these authorities are subject to change, possibly with retroactive effect so as to result in tax consequences different from those described below. We have not sought (and do not intend to seek) any ruling from the IRS with respect to statements made and conclusions reached in this discussion, and the statements and conclusions in this Information Statement are not binding on the IRS or any court. We can provide no assurances that the tax consequences described below will not be challenged by the IRS or will be sustained by a court if so challenged.

This summary does not address all of the U.S. federal income tax consequences that may be applicable to a particular holder of our Common Stock. In addition, this summary does not address the U.S. federal income tax considerations that may be relevant to the individual stockholders in light of each stockholder’s particular circumstances or to all categories of stockholders, some of whom may be subject to special rules, including, without limitation: banks and other financial institutions; insurance companies; cooperatives; tax-exempt investors; U.S. expatriates or former long-term residents of the United States; dealers in securities or foreign currency; traders in securities who elect the mark-to-market method of accounting for their securities; partnerships, S corporations and any other entities treated as a partnership for U.S. federal income tax purposes; regulated investment companies, real estate investment trusts; holders who hold their Common Stock as part of a hedge, straddle, conversion, or other risk reduction transaction; holders whose functional currency is not the U.S. dollar; tax-qualified retirement plans, individual retirement accounts or other tax-deferred accounts, holders who acquired our Common Stock through the exercise of employee stock options, a stock purchase or award plan, other compensatory arrangements, or in connection with the performance of services; and holders who do not hold their shares of our Common Stock as “capital assets” within the meaning of Section 1221 of the Code. This summary also does not consider the effect of any applicable foreign, state, local or other tax laws, alternative minimum tax considerations, or any U.S. federal tax laws other than income tax laws (such as estate or gift tax laws or the Medicare tax on certain investment income) for any holders. In addition, the following discussion does not address the tax consequences of transactions effectuated prior or subsequent to, or concurrently with, the Merger (whether or not such transactions are in connection with the Merger), including, without limitation, transactions in which shares of Golfsmith’s capital stock are acquired through the exercise of options or warrants. Moreover, this summary does not address the tax consequences of the Merger or related transactions to holders of options, warrants or other rights to purchase or acquire Golfsmith’s capital stock.

For purposes of this summary, a “U.S. Holder” means a beneficial owner of Common Stock that is, for U.S. federal income tax purposes: (a) an individual who is a citizen or resident of the United States; (b) a corporation

(or other entity classified as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States, any state thereof, or the District of Columbia; (c) an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or (d) a trust if (i) a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of the substantial decisions of the trust, or (ii) the trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person. This discussion does not address the U.S. federal income tax consequences to any holder of our Common Stock who or which, for U.S. federal income tax purposes, is not a U.S. Holder, such as a nonresident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust. Accordingly, such holders are urged to consult their own tax advisors regarding the specific U.S. federal income tax consequences to them of the Merger.

If a partnership or other pass-through entity (including any entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of our Common Stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. A beneficial owner that is a partnership and partners in such a partnership should consult their tax advisors about the U.S. federal income tax consequences of the Merger.

This summary is provided for general information purposes only and is not intended as a substitute for individual tax advice. Each holder of our Common Stock should consult the holder’s tax advisor as to the particular tax consequences of the Merger to such holder, including the application and effect of any state, local, foreign or other tax laws and the possible effect of changes to such laws.

Exchange of Common Stock for Cash

Generally, the Merger will be a taxable transaction for U.S. federal income tax purposes. A U.S. Holder of our Common Stock receiving cash pursuant to the Merger or pursuant to the exercise of appraisal rights generally will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash received and the U.S. Holder’s adjusted tax basis in our Common Stock surrendered. Any such gain or loss generally will be capital gain or loss if our Common Stock is held as a capital asset at the Effective Time of the Merger. Any capital gain or loss will be taxed as long-term capital gain or loss if the U.S. Holder has held our Common Stock for more than one year prior to the Effective Time. If the U.S. Holder has held our Common Stock for one year or less prior to the Effective Time, any capital gain or loss will be taxed as short-term capital gain or loss. Currently, long-term capital gains for non-corporate taxpayers are taxed at a maximum U.S. federal tax rate of 15%. The deductibility of capital losses is subject to certain limitations. If a U.S. Holder acquired different blocks of our Common Stock at different times and different prices, such holder must determine the adjusted tax basis and holding period separately with respect to each such block of our Common Stock.

Information Reporting and Backup Withholding

Generally, U.S. Holders of our Common Stock will be subject to information reporting on the cash received pursuant to the Merger or pursuant to exercising appraisal rights in connection with the Merger, and may be subject to backup withholding, unless such a holder is a corporation or other exempt recipient. Under the U.S. federal backup withholding tax rules, the paying agent will be required to withhold a percentage of all cash payments to which a holder of Common Stock is entitled in connection with the Merger unless the holder (a) furnishes a correct taxpayer identification number and certifies that he, she, or it is not subject to backup withholding on the IRS Form W-9 or successor form, (b) is otherwise exempt from backup withholding. The current back-up withholding rate is 28%. Backup withholding is not an additional tax. Any amount withheld from a payment to a U.S. Holder of Common Stock under these rules will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished timely to the IRS.

HOLDERS OF OUR COMMON STOCK ARE STRONGLY URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE AND LOCAL AND FOREIGN AND OTHER TAX LAWS IN THEIR PARTICULAR CIRCUMSTANCES.

Litigation Related to the Merger

On May 15, 2012, a putative class action petition was filed in the District Court of Travis County, Texas against Golfsmith, Merger Sub and the members of the Golfsmith Board. The petition alleges, among other things, that the members of the Golfsmith Board breached their fiduciary duties owed to Golfsmith’s public stockholders because they purportedly did not take all steps necessary to obtain a full, fair and adequate price for Golfsmith’s shares and failed to maximize shareholder value. The petition seeks, among other things, injunctive relief concerning the alleged fiduciary breaches and prohibiting defendants from consummating the Merger, other forms of equitable relief, and compensatory and/or rescissory damages.

On or about June 19, 2012, the plaintiff filed an amended putative class action petition and request for disclosure against Golfsmith, Golf Town, Merger Sub and the members of the Golfsmith Board (collectively, “Defendants”). The petition seeks to certify a class action consisting of all public stockholders of Golfsmith (excluding Defendants and any person, firm, trust, corporation or other entity related to or affiliated with any of the Defendants) and asserts (i) a claim for breach of fiduciary duties against the individual members of the Golfsmith Board, and (ii) a claim against all Defendants for purportedly aiding and abetting the alleged breaches of fiduciary duties by the individual members of the Golfsmith Board. Specifically, the amended petition alleges that the individual members of the Golfsmith Board breached their fiduciary duties, aided and abetted by other Defendants, in approving the Merger, alleging, inter alia, that: (i) the Merger undervalues Golfsmith, (ii) Golfsmith’s preliminary Information Statement on Schedule 14C filed on June 4, 2012 fails to provide complete or accurate information that would allow stockholders to determine whether to exercise their appraisal rights under Delaware law, (iii) the proposed termination fee and “no-shop” provisions of the Merger Agreement are unduly coercive, and (iv) the individual Defendants are conflicted as a result of benefits each will purportedly receive in connection with the Merger. The plaintiff seeks a judgment and permanent and preliminary injunctive relief: (i) declaring that the action is properly maintainable as a class action, (ii) enjoining Defendants from consummating the action, or rescission, (iii) directing the individual members of the Golfsmith Board to obtain a transaction in the best interests of Golfsmith’s public stockholders, (iv) imposing a constructive trust, in favor of the putative class, over any improper benefits received by Defendants, (v) awarding the plaintiff’s attorneys’ fees and expenses and other costs, and (vi) such other relief as the court deems appropriate.

On or about June 27, 2012, a putative class action complaint (the “Complaint”) was filed in the United States District Court Western District of Texas, Austin Division against the members of the Golfsmith Board, AEP, Golfsmith, Golf Town, and Merger Sub (collectively, the “Western District Defendants”). The Complaint seeks to certify a class action consisting of all common stockholders of Golfsmith and their successors in interest, except the Western District Defendants and their affiliates. The complaint alleges, among other things, that (i) the Information Statement violates Section 14(c) of the Exchange Act and the rules promulgated thereunder because it omits material information and/or provides certain materially misleading information rendering minority stockholders unable to make an informed decision about whether to accept the price offered in connection with the Merger or to exercise their appraisal rights under Delaware law, (ii) Golfsmith, and the Golfsmith Board, breached their fiduciary duties to Golfsmith’s minority stockholders by, among other things, failing to engage in an honest and fair sale process, failing to maximize stockholder value and by improperly favoring AEP’s interests over those of Golfsmith’s minority stockholders by allowing the unfair proposed transaction to proceed without a vote and without any majority of the minority voting provision, (iii) AEP, as the majority stockholder of Golfsmith, breached its fiduciary duties to minority stockholders through, among other things, its efforts to sell the public stockholders’ stake in Golfsmith for wholly inadequate and unfair consideration and without any majority of the minority voting provision, (iv) that AEP and the Golfsmith Board breached their fiduciary duty to minority stockholders by providing materially inadequate disclosure and material disclosure omissions, and

(v) that Golfsmith, Golf Town and Merger Sub have aided and abetted the Golfsmith Board’s alleged breaches of fiduciary duty.

Plaintiff seeks a judgment against the Western District Defendants jointly and severally (i) declaring that plaintiff’s state law claims are properly maintained as a class action and certifying plaintiff as the class representative and his counsel as class counsel, (ii) enjoining, preliminarily and permanently, the Merger, (iii) in the event that the transaction is consummated prior to the entry of the court’s final judgment, rescinding the Merger or awarding plaintiff and the class rescissory damages, (iv) directing that the Western District Defendants account to plaintiff and the other members of the class for all damages caused by them and account for all profits and any special benefits obtained as a result of their breaches of their fiduciary duties, (v) awarding plaintiff the costs of this action, including a reasonable allowance for the fees and expenses of plaintiff’s attorneys and experts, and (vi) granting plaintiff and the other members of the class such further relief as the court deems just and proper.

Golfsmith believes that these claims are without merit and intends to vigorously contest the lawsuits.

THE MERGER AGREEMENT

This section describes the material terms of the Merger Agreement. The description in this section and elsewhere in this Information Statement is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A and is incorporated by reference into this Information Statement. We encourage you to read the Merger Agreement carefully and in its entirety.

Explanatory Note Regarding the Merger Agreement and the Summary of the Merger Agreement

The Merger Agreement and the summary of its terms in this Information Statement have been included to provide you with information regarding its terms. The terms and information in the Merger Agreement are not intended to provide any other public disclosure of factual information about Golfsmith, Golf Town or any of their respective subsidiaries or affiliates. Such information can be found elsewhere in this Information Statement and in the public filings we make with the SEC, which may be obtained by following the instructions set forth in the section entitled “Where You Can Find More Information,” beginning on page 87. The representations, warranties and covenants contained in the Merger Agreement were made by Golfsmith, Golf Town and Merger Sub only for the purposes of the Merger Agreement and were qualified and subject to important limitations and exceptions agreed to by the contracting parties in connection with negotiating the terms of the Merger Agreement. In particular, in your review of the representations and warranties contained in the Merger Agreement and described in this summary, it is important to bear in mind that the representations and warranties were made solely for the benefit of the parties to the Merger Agreement and were negotiated with the principal purposes of establishing the circumstances under which a party to the Merger Agreement may have the right not to close the Merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the Merger Agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC and in some cases were qualified by disclosures made by Golfsmith, which disclosures were not reflected in the Merger Agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this Information Statement, may have changed since the date of the Merger Agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this Information Statement.

For the foregoing reasons, the representations, warranties and covenants or any descriptions of those provisions should not be read alone or relied upon as characterizations of the actual state of facts or condition of Golfsmith, Golf Town or any of their respective subsidiaries or affiliates. Instead, such provisions or descriptions should be read only in conjunction with the other information provided elsewhere in this Information Statement.

Effects of the Merger; Directors and Executive Officers; Certificate of Incorporation; Bylaws

At the Effective Time, upon the terms and subject to the satisfaction or waiver of the conditions of the Merger Agreement and in accordance with the DGCL, Merger Sub will merge with and into Golfsmith, the separate corporate existence of Merger Sub will cease and Golfsmith will be the surviving corporation of the Merger and a wholly-owned subsidiary of Golf Town. The directors of Merger Sub immediately prior to the Effective Time will be the initial directors of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal. At the Effective Time, (i) the bylaws of Golfsmith will be amended to read in the form of the bylaws of Merger Sub in effect immediately prior to the Effective Time and (ii) the certificate of incorporation of Golfsmith will be amended and restated to read as set forth in Exhibit A to the Merger Agreement. The officers of Golfsmith immediately prior to the Effective Time will continue as the officers of the Surviving Corporation, until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal.

Closing and Effective Time

Unless another date and time are agreed by Golfsmith and Golf Town, the closing of the Merger (the “Closing”) will take place and the parties will file a certificate of merger with the Secretary of State of the State of Delaware no more than three business days following the day on which the last of the conditions to the Merger is satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing but subject to the satisfaction or waiver of those conditions).

As of the date of this Information Statement, we expect the Merger to close in the third quarter of 2012. However, completion of the Merger is subject to the satisfaction (or waiver, to the extent permissible) of conditions to the Merger, which are summarized below. Because some of these conditions are beyond the control of Golfsmith and Golf Town, there can be no assurances as to when, or if, the Merger will occur. If the Merger is not completed on or before November 12, 2012, either Golfsmith or Golf Town may terminate the Merger Agreement, unless the party wishing to terminate the Merger Agreement breached its obligations under the Merger Agreement in any manner that proximately caused the failure of a condition to the consummation of the Merger. See “The Merger Agreement—Conditions to the Merger” and “The Merger Agreement—Termination” beginning on pages 74 and 75, respectively.

Treatment of Common Stock, Options and Awards

Common Stock

At or immediately prior to the Effective Time, each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than shares owned by Golf Town or any of its direct or indirect subsidiaries, shares owned by Golfsmith or any of its direct or indirect wholly-owned subsidiaries and shares owned by any stockholder who has perfected and not withdrawn a demand for or lost appraisal rights under Section 262 of the DGCL) will be converted into the right to receive the Per Share Merger Consideration of $6.10 in cash, without interest, less any applicable withholding taxes. After the Effective Time, each certificate representing any shares of our Common Stock and each uncertificated share (other than shares owned by Golf Town or any of its direct or indirect subsidiaries, shares owned by Golfsmith or any of its direct or indirect wholly-owned subsidiaries and shares owned by any stockholder who has perfected and not withdrawn a demand for or lost appraisal rights under Section 262 of the DGCL) will no longer represent any rights with respect to the shares, except for the right to receive the Per Share Merger Consideration. All shares of Common Stock that have been converted into the right to receive the Per Share Merger Consideration will be automatically cancelled and cease to exist.

Stock Options and Awards

At the Effective Time, each Company Option granted under the Stock Plan that is outstanding and unexercised as of the Effective Time, whether vested or unvested, will be cancelled and the holder of each such Company Option will only be entitled to receive an amount in cash equal to the product of (x) the total number of shares subject to such Company Option multiplied by (y) the excess, if any, of the Per Share Merger Consideration over the exercise price per share under such Company Option, less applicable taxes required to be withheld with respect to such payment.

At the Effective Time, each Company Award shall be cancelled and shall only entitle the holder thereof to receive an amount in cash equal to the product of (x) the number of shares subject to such Company Award immediately prior to the Effective Time multiplied by (y) the Per Share Merger Consideration (or, if such Company Award contemplates the payment of a specified exercise price, the excess, if any, of the Per Share Merger Consideration over such exercise price), less applicable taxes required to be withheld with respect to such payment. For purposes of the foregoing, the number of shares of Common Stock treated as previously subject to a performance stock unit will be equal to the number of shares of Common Stock which the holder would have been entitled to receive had performance criteria applicable to such performance stock unit been achieved (as determined by the Golfsmith Board, in accordance with the Stock Plan prior to the Effective Time).

Exchange and Payment Procedures

The conversion of Common Stock into the right to receive the Per Share Merger Consideration will occur automatically at the Effective Time. Prior to the Effective Time, Golf Town, with Golfsmith’s prior approval, will appoint a paying agent to handle the exchange of certificates or uncertificated shares representing shares of Common Stock for the Merger Consideration. At or prior to the Effective Time, Golf Town will cause to be deposited with such paying agent sufficient funds to pay our stockholders the aggregate Merger Consideration to which they are entitled under the Merger Agreement.

Promptly (but not later than three business days) after the Effective Time, the Surviving Corporation will cause the paying agent to mail a letter of transmittal to each stockholder of record as of the Effective Time for use in the exchange and instructions explaining how to surrender certificates or uncertificated shares representing shares of Common Stock to the paying agent for payment of the Merger Consideration. No interest will be paid or accrued on the Merger Consideration payable in respect of surrendered shares for the benefit of stockholders of Golfsmith. The Merger Consideration and any other consideration paid under the Merger Agreement may be reduced by any applicable withholdings as required by law. You should not return your stock certificates to the paying agent without a letter of transmittal.

If a payment is to be made to a person other than the person in whose name the surrendered certificates or uncertificated shares are registered, it will be a condition of payment that the certificates or uncertificated shares so surrendered are endorsed properly or otherwise in proper form for transfer, and that the person requesting the payment has paid all applicable taxes required by reason of the payment of Merger Consideration to a person other than the registered holder of the certificates or uncertificated shares surrendered or has established that such taxes either have been paid or are not applicable. Until shares are surrendered, each certificate or uncertificated share representing shares of Common Stock will be deemed after the Effective Time to represent only the right to receive the Per Share Merger Consideration upon such surrender.

If any stockholder is unable to surrender such holder’s certificate because such certificate has been lost, stolen or destroyed, such holder may deliver in lieu thereof an affidavit, and, if required by Golf Town, the posting of an indemnity bond in a reasonable amount and upon such terms as may be reasonably required by Golf Town and the paying agent will deliver the Per Share Merger Consideration represented by such lost, stolen or destroyed certificate to such holder.

At the Effective Time, the stock transfer books of Golfsmith will be closed and thereafter there will be no further registration of transfers of our Common Stock.

Representations and Warranties

The Merger Agreement contains a number of representations and warranties made by Golfsmith, Golf Town and Merger Sub.

In the Merger Agreement, Golfsmith has made customary representations and warranties that are subject, in some cases, to specified exceptions and qualifications, to Golf Town and Merger Sub, including representations with respect to:

•	due organization, valid existence, good standing, and qualification to do business of Golfsmith and its subsidiaries;

•	capitalization of Golfsmith;

•	authority to enter into the Merger Agreement and to consummate the transactions contemplated thereby and the enforceability of the Merger Agreement against Golfsmith;

•	approval by the Golfsmith Board of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, and the Company Stockholder Approval;

•	governmental filings, approvals and consents and noncontravention;

•	SEC filings and financial statements;

•	internal controls;

•	absence of certain changes or events since January 1, 2012;

•	absence of material litigation and undisclosed liabilities;

•	certain employee benefits matters and ERISA;

•	compliance with laws and licensing requirements;

•	certain of Golfsmith’s material contracts;

•	Golfsmith’s owned and leased real property;

•	applicability of state takeover statutes;

•	environmental matters;

•	tax matters;

•	labor and employment matters;

•	intellectual property matters;

•	insurance matters;

•	broker fees;

•	opinion of Golfsmith’s financial advisor;

•	accuracy of information in this Information Statement; and

•	certain business practices.

Many of Golfsmith’s representations and warranties are qualified as to materiality or “Company Material Adverse Effect.” For purposes of the Merger Agreement, “Company Material Adverse Effect,” with respect to Golfsmith, means a material adverse effect on the assets, liabilities, business, financial condition or results of operations of Golfsmith and its subsidiaries, taken as a whole, except no effect resulting from any of the following will constitute a Company Material Adverse Effect or be taken into account in determining whether or not there has been or is or would be reasonably expected to be a Company Material Adverse Effect:

•	general economic, business or political conditions, except to the extent materially disproportionately affecting Golfsmith;

•	conditions or changes in the securities markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world;

•	any change in any applicable laws or GAAP;

•	changes or developments affecting generally the industries or markets in which Golfsmith conducts business, except to the extent materially disproportionately affecting Golfsmith;

•	the announcement of the Merger Agreement or the Voting Agreement or any communication by Golf Town or Merger Sub of their plans or intentions with respect to any of the businesses of Golfsmith;

•

the transactions contemplated by the Merger Agreement or the Voting Agreement or any actions by Golf Town, Merger Sub or Golfsmith taken as required by such agreements or any failure to take action that is restricted by such agreements;

•	political conditions or any natural or man-made disaster or any acts of terrorism, sabotage, military action or war, except to the extent materially disproportionately affecting Golfsmith;

•

changes in the market price or trading volume of Golfsmith’s shares or the credit rating of Golfsmith or failure by Golfsmith to meet published or internally prepared estimates or expectations of revenue, earnings or other financial performance or results of operations;

•	any action taken or not taken at the written request of, or with the written consent or waiver of, Golf Town or Merger Sub;

•	litigation relating to the Merger Agreement or the Voting Agreement; or

•	any failure to satisfy a condition to borrowing, any default, or any prepayment or termination under the Revolving Credit Facility.

In the Merger Agreement, Golf Town and Merger Sub have also made customary representations and warranties that are subject, in some cases, to qualifications, to Golfsmith, including representations with respect to:

•	due organization, valid existence, good standing, and qualification to do business of Golf Town and Merger Sub;

•

the authority of each of Golf Town and Merger Sub to enter into the Merger Agreement and to consummate the transactions contemplated by the Merger Agreement and the enforceability of the Merger Agreement against each of Golf Town and Merger Sub;

•	governmental filings, approvals and consents and noncontravention,

•	the Equity Commitment Letter and the Waiver;

•	solvency of Golf Town and Merger Sub;

•	absence of material litigation;

•	capitalization of Merger Sub;

•	broker fees;

•	Golf Town’s or Merger Sub’s contacts with officers, directors, employees, stockholders, franchisees, suppliers, distributors, customers or other material business relations of Golfsmith;

•	certain affiliate arrangements;

•	no ownership of Common Stock;

•	accuracy of information provided by Golf Town or Merger Sub and included in this Information Statement; and

•	no other representations and warranties and independent investigation by Golf Town and Merger Sub.

Many of Golf Town’s and Merger Sub’s representations and warranties are qualified as to materiality or “Purchaser Material Adverse Effect.” For purposes of the Merger Agreement, “Purchaser Material Adverse Effect,” with respect to Golf Town or Merger Sub, means any effect that would reasonably be expected to prevent or materially delay or impede consummation by Golf Town or Merger Sub of the Merger or the other transactions contemplated by the Merger Agreement or the Voting Agreement.

The representations and warranties of Golfsmith, Golf Town and Merger Sub do not survive the closing of the Merger.

The representation and warranties in the Merger Agreement are complicated and are not easily summarized. You are urged to read carefully and in their entirety the sections of the Merger Agreement entitled “Representations and Warranties of the Company” and “Representations and Warranties of Purchaser and

Merger Sub” in Annex A to this Information Statement. See also “The Merger Agreement—Explanatory Note Regarding the Merger Agreement and the Summary of the Merger Agreement” beginning on page 63 of this Information Statement.

Conduct of Our Business Pending the Merger

Under the Merger Agreement, between the execution date of the Merger Agreement and the Effective Time, except as (i) required or permitted by the Merger Agreement or the Voting Agreement, (ii) approved in writing by Golf Town (such approval not to be unreasonably withheld, delayed or conditioned), (iii) set forth in the disclosure letter made by Golfsmith and (iv) required by applicable law, Golfsmith has agreed to certain restrictions on the operation of its, and its subsidiaries’, businesses. In general, Golfsmith has agreed, and agreed to cause each of its subsidiaries, to conduct their respective businesses in the ordinary and usual course in all material respects and use their reasonable best efforts to preserve their business organizations intact and maintain existing relations and goodwill with governmental entities, customers, suppliers, distributors, creditors, lessors, employees and business associates and keep available the services of the present employees and agents of Golfsmith and its subsidiaries.

Additionally, under the Merger Agreement, Golfsmith has agreed, between the execution date of the Merger Agreement and the Effective Time, to be subject to customary operating covenants and restrictions, and, except as (i) required or permitted by the Merger Agreement or the Voting Agreement, (ii) approved in writing by Golf Town (such approval not to be unreasonably withheld, delayed or conditioned), (iii) set forth in the disclosure letter made by Golfsmith and (iv) required by applicable law, Golfsmith will not, and will not permit its subsidiaries to:

•	adopt or propose any change in its certificate of incorporation or bylaws or other applicable governing documents;

•

subject to certain exceptions, acquire or agree to acquire any business, corporation, partnership or other business organization or any assets that would be material to Golfsmith and its subsidiaries taken as a whole;

•	completely or partially liquidate Golfsmith;

•

issue, sell, pledge, dispose of or grant any capital stock (subject to certain exceptions, including the issuance of Common Stock upon the exercise of Company Options or Company Awards and as may be required by the Revolving Credit Facility);

•	subject to certain exceptions, make any loans, advances or capital contributions to or investments in any person other than in the ordinary course;

•	declare, set aside, make or pay any dividend or other distribution (except by wholly-owned subsidiaries of Golfsmith) or enter into any agreement with respect to the voting of its capital stock;

•

reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire any of its capital stock (other than transactions involving wholly-owned subsidiaries of Golfsmith and other than pursuant to the Stock Plan and the Company Awards);

•

incur or guarantee any indebtedness or issue or sell any debt securities or warrants or other rights to acquire any debt security of Golfsmith or its subsidiaries except for (i) indebtedness for borrowed money incurred in the ordinary course of business pursuant to the Revolving Credit Facility up to the projected borrowing base balance disclosed by Golfsmith plus an additional $5,000,000 and (ii) guarantees of indebtedness of any wholly-owned subsidiary of Golfsmith;

•	subject to certain exceptions, make or authorize any capital expenditures in the aggregate in excess of $500,000;

•	make any changes with respect to accounting policies or procedures, except as required by law or changes in applicable GAAP;

•

waive, release, assign, settle or compromise any material legal action other than in the ordinary course of business in an amount not to exceed $250,000 or if the loss resulting from such waiver, release, assignment settlement or compromise is reasonably expected to be reimbursed to Golfsmith by an insurance policy;

•

except in the ordinary course of business consistent with past practice, (i) make, revoke or change any material tax election, (ii) settle or finally resolve any tax contest with respect to a material amount of tax, (iii) file any amended income or other material tax return that reflects a material increase in the tax liability of Golfsmith, (iv) prepare or file any material tax return other than in a manner consistent in all material respects with past practice, (v) consent to any extension or waiver of the limitation period applicable to any material tax return or any claim or assessment in respect of a material amount of taxes, (vi) enter into any closing agreement relating to any material tax liability, or (vii) give or request any waiver of a statute of limitation with respect to any material tax return;

•

subject to certain exceptions, sell, lease, license, transfer, pledge, mortgage, encumber, grant or dispose of or enter into negotiations with respect to the disposition of any material assets of Golfsmith;

•	enter into any (i) contract containing any “change of control” or similar provision that would be triggered by the transactions contemplated by the Merger Agreement, or (ii) affiliate transactions;

•

except as required pursuant to contracts or benefit plans in effect prior to the date of the Merger Agreement, or as otherwise required by applicable law and, at any time after April 30, 2012, awards under the Stock Plan consistent with past practice, (i) grant or provide any severance or termination payments or material benefits to any of Golfsmith’s existing or former directors, officers, employees or consultants, (ii) increase the compensation, bonus or pension or other benefits of Golfsmith’s current or former directors, officers, employees or independent contractors, (iii) establish, adopt, amend or terminate any benefit plan, or amend the terms of any outstanding equity-based awards, (iv) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment of compensation or benefits under any benefit plan, (v) change any actuarial or other assumptions used to calculate funding obligations with respect to any benefit plan or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP or (vi) forgive any loans to any of Golfsmith’s current or former directors, officers, employees or independent contractors; or

•	agree, authorize or commit to take any of the actions listed above.

Restrictions on Solicitation

Golfsmith agreed that it will not, and will cause its subsidiaries and the directors, officers, employees, affiliates, agents, investment bankers, attorneys, accountants and other advisors or representatives of Golfsmith and its subsidiaries not to:

•	solicit, initiate or take any action to knowingly facilitate or knowingly encourage, whether publicly or otherwise, any Acquisition Proposal;

•

enter into or participate in any discussions or negotiations, furnish any information relating to Golfsmith or any of its subsidiaries or afford access to the business, properties, assets, books or records of Golfsmith or any of its subsidiaries, or otherwise knowingly cooperate with any Acquisition Proposal;

•	make a Change of Recommendation;

•

enter into any agreement, agreement in principle, letter of intent, term sheet or other similar instrument relating to an Alternative Transaction (other than an Acceptable Confidentiality Agreement); or

•	amend, terminate or release any third party from the confidentiality, standstill or similar provisions of any agreement to which Golfsmith or any of its subsidiaries is a party.

An “Alternative Transaction” means any of the following events: (i) any tender or exchange offer (including a self-tender offer or exchange offer) that, if consummated, would result in a third party beneficially owning fifteen percent (15%) or more of any class of equity or voting securities of Golfsmith or of all of the equity or voting securities of any of its subsidiaries whose assets, individually or in the aggregate, constitute fifteen percent (15%) or more of the consolidated assets of Golfsmith, (ii) any merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution, sale of substantially all the assets or other similar transaction involving Golfsmith or any of its subsidiaries whose assets individually or in the aggregate, constitute fifteen percent (15%) or more of the consolidated assets of Golfsmith or (iii) the acquisition by a third party of fifteen percent (15%) or more of any class of equity or voting securities of Golfsmith or of all of the equity or voting securities of any of its subsidiaries whose assets individually or in the aggregate, constitute fifteen percent (15%) or more of the consolidated assets of Golfsmith, or of fifteen percent (15%) or more of the consolidated assets or operations of Golfsmith in a single transaction or a series of related transactions.

An “Acquisition Proposal” is any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, any Alternative Transaction.

A “Change of Recommendation” means to (i) withhold, withdraw, amend, modify or qualify (or publicly propose to or publicly state the intention to withhold, withdraw, amend, modify or qualify) in any manner adverse to Golf Town or Merger Sub the Company Recommendation, (ii) approve, recommend or declare advisable (or publicly propose to or publicly state the intention to approve, recommend or declare advisable) any Acquisition Proposal or Alternative Transaction, (iii) resolve by action of the Golfsmith Board or the Transaction Committee to take any such actions, or (iv) cause or permit Golfsmith to enter into any agreement, agreement in principle, letter of intent, term sheet or other similar instrument (other than an Acceptable Confidentiality Agreement) related to any Alternative Transaction. Neither the determination by the Golfsmith Board or Transaction Committee that an Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal or the disclosure by Golfsmith of such determination shall constitute a Change of Recommendation.

A “Superior Proposal” is a written Acquisition Proposal (except that for purposes of this definition, references in the definition of Alternative Transaction to “fifteen percent (15%)” shall be “fifty percent (50%)”) which is otherwise on terms which the Golfsmith Board, upon the recommendation of the Transaction Committee, determines in good faith, after consultation with its outside legal counsel and a financial advisor, and taking into account all the terms and conditions of the Acquisition Proposal, (i) would result in a transaction that, if consummated, is more favorable to Golfsmith’s stockholders from a financial point of view than the Merger (or, if applicable, any proposal by Golf Town to amend the terms of the Merger Agreement) and (ii) is reasonably likely to be completed on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal.

The “Company Recommendation” is the adoption by the Golfsmith Board of resolutions (i) approving and declaring advisable the Merger, the Merger Agreement and the other transactions contemplated by the Merger Agreement on the terms and subject to the conditions set forth therein, (ii) resolving that the adoption of the Merger Agreement be submitted to the stockholders for a vote and (iii) to recommend to the stockholders that they adopt the Merger Agreement.

An “Acceptable Confidentiality Agreement” is a confidentiality agreement between Golfsmith and any person making an Acquisition Proposal entered into prior to the date of the Merger Agreement, or if entered into on or after the date of the Merger Agreement, that contains confidentiality provisions that are no less favorable in the aggregate to Golfsmith than those contained in the Confidentiality Agreement, dated June 8, 2011 between Golfsmith and Golf Town Canada, Inc.

Notwithstanding the above restrictions, if at any time following the date of the Merger Agreement and prior to the Effective Time, Golfsmith receives a written Acquisition Proposal from a third party without breaching its obligations above, and the Golfsmith Board, upon the recommendation of the Transaction Committee, determines in good faith, after consultation with outside legal counsel and a financial advisor, that such Alternative Transaction constitutes or such Acquisition Proposal could reasonably be expected to lead to a Superior Proposal from such third party, then Golfsmith may (i) furnish information with respect to Golfsmith and its subsidiaries and afford access to the business, properties, assets, books or records of Golfsmith or any of its subsidiaries to such third party making such Acquisition Proposal and (ii) enter into, participate and maintain discussions or negotiations with, such third party making such Acquisition Proposal. Golfsmith may also amend, terminate or release any third party from the confidentiality, standstill or similar provisions of any agreement if Golfsmith determines in good faith after consultation with outside legal counsel that its failure to take such action could reasonably be expected to be inconsistent with the Golfsmith Board’s fiduciary duties. Golfsmith will not, and will not allow any of its representatives to, disclose any non-public information to such third party without entering into an Acceptable Confidentiality Agreement and will provide to Golf Town any non-public information concerning Golfsmith or its subsidiaries provided to such third party which was not previously provided to Golf Town as promptly as practicable.

Golfsmith must notify Golf Town within 48 hours upon receipt of any Acquisition Proposal or any request for non-public information relating to Golfsmith or any of its subsidiaries in connection with any Acquisition Proposal, indicating the identity of the person or group making such Acquisition Proposal or request and the material terms and conditions (including copies of any written Acquisition Proposal or request, including proposed agreements) and thereafter must keep Golf Town reasonably informed, on a prompt basis, of any material developments or modifications to the terms and the status of such events.

If prior to the Effective Time, Golfsmith receives an Acquisition Proposal without breaching its obligations above, that the Golfsmith Board, upon the recommendation of the Transaction Committee, determines in good faith, after consultation with outside legal counsel and a financial advisor, constitutes a Superior Proposal and the Golfsmith Board determines in good faith, upon the recommendation of the Transaction Committee, after consultation with its outside legal counsel that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable law, the Golfsmith Board may effect a Change of Recommendation and/or terminate the Merger Agreement to enter into a definitive agreement with respect to such Superior Proposal. The Golfsmith Board may not effect a Change of Recommendation or terminate the Merger Agreement unless (i) it gives Golf Town 3 business days’ prior written notice, or if there are less than 3 business days prior to the proposed Effective Date, as much notice as is reasonably practicable (the “Notice Period”) of its intention to do so attaching the most current version of all relevant proposed transaction agreements and other material documents, (ii) during the Notice Period, Golfsmith, if requested by Golf Town, engages in good faith negotiations to amend the Merger Agreement (including by making its officers, its legal and financial advisors reasonably available to negotiate in good faith) so that such Alternative Transaction would cease to constitute a Superior Proposal and (iii) Golf Town does not make, within such Notice Period, an offer that the Golfsmith Board determines in good faith, upon the recommendation of the Transaction Committee, after consultation with its legal and financial advisors, is at least as favorable to Golfsmith’s stockholders as such Superior Proposal. In the event of any material revisions to the applicable Superior Proposal, Golfsmith shall be required to deliver a new written notice to Golf Town and to comply with the requirements in this paragraph with respect to such new written notice.

Nothing in the Merger Agreement will prevent Golfsmith from issuing a “stop, look and listen” statement or making any required disclosure to Golfsmith’s stockholders if, in the good faith judgment of the Golfsmith Board, after consultation with its outside legal counsel, the failure to do so could reasonably be expected to be inconsistent with its fiduciary duties to Golfsmith’s stockholders under applicable law. In no event will the issuance of a “stop, look and listen” or similar statement by Golfsmith constitute a Change of Recommendation.

If prior to the Effective Time, without breaching its obligations above, there occurs any material fact, change, event, circumstance, occurrence, effect or development that affects or would be reasonably expected to affect the business, assets, liabilities, financial condition or results of operations of Golfsmith and its subsidiaries, does not involve or relate to an Acquisition Proposal and was not known to the Golfsmith Board as of the date of the Merger Agreement, the Golfsmith Board may make a Change of Recommendation if, upon the recommendation of the Transaction Committee, it determines in good faith, after consultation with outside legal counsel, that the failure to do so would reasonably be expected to be inconsistent with its fiduciary duties to Golfsmith’s stockholders under applicable law.

As further discussed in “The Merger Agreement—Termination” beginning on page 76, if the Golfsmith Board makes a Change of Recommendation, Golf Town may terminate the Merger Agreement and require payment of a termination fee of $3,800,000. Golfsmith may also terminate the Merger Agreement to enter into a transaction with respect to a Superior Proposal after following the procedures set forth in the Merger Agreement as described in more detail in “—Termination of the Merger Agreement” on payment of the termination fee.

Stockholder Action by Written Consent

Golfsmith, acting through the Golfsmith Board and in accordance with the DGCL and its bylaws, was required to take all actions necessary to seek and obtain the Written Consent from the Supporting Stockholders, which was delivered on May 11, 2012 and provided the required stockholder approval to adopt the Merger Agreement. For additional information, see “Voting Agreement and Written Consent” beginning on page 78.

In connection with stockholder approval of the Merger Agreement, Golfsmith is required pursuant to the terms of the Merger Agreement to prepare and deliver to Golfsmith’s stockholders this Information Statement and give prompt notice of the taking of the actions described in the Written Consent in accordance with Section 228 of the DGCL to all holders of Common Stock not executing the Written Consent, together with any additional information required by the DGCL, including a description of the appraisal rights of holders of Common Stock available under Section 262 of the DGCL. THIS NOTICE OF WRITTEN CONSENT AND APPRAISAL RIGHTS AND INFORMATION STATEMENT CONSTITUTES THE NOTICE REQUIRED UNDER SECTION 228 OF THE DGCL AND THE NOTICE OF AVAILABILITY OF APPRAISAL RIGHTS REQUIRED UNDER SECTION 262 OF THE DGCL.

Financing Cooperation

While the closing of the Merger is not subject to any financing condition, Golfsmith has agreed to provide to Golf Town and Merger Sub cooperation as reasonably requested by Golf Town, using its commercially reasonable efforts, in connection with the arrangement of any alternative financing for the Merger, including participating in meetings and presentations, providing certain financial information, making available its assets, cash management and accounting systems to prospective financing sources and using its good faith efforts to obtain customary officers certificates and other similar documents. Additionally, without Golf Town’s written consent, Golfsmith may not amend, modify or waive any provision of the Waiver or other provision of the Revolving Credit Facility in a manner constituting a Purchaser Material Adverse Effect. Golfsmith’s cooperation is required only so long as it does not (i) unreasonably interfere with the ongoing operations of Golfsmith and its subsidiaries, (ii) cause any representation or warranty in the Merger Agreement to be breached, or (iii) cause the failure of any condition to consummation of the Merger or the breach of certain contracts to which Golfsmith or any of its subsidiaries is a party. Neither Golfsmith nor any of its subsidiaries will be required to take any action that would subject them to any liability or expense or to pay any commitment or other similar fee in connection with arranging such alternative financing. From and after the Closing Date or promptly after termination of the Merger Agreement pursuant to its terms, Golf Town will reimburse Golfsmith for all out-of-pocket costs incurred in good faith by Golfsmith and its subsidiaries in connection with such cooperation and will indemnify and hold harmless Golfsmith and its affiliates and representatives from and against any and all liabilities or losses incurred by them in connection with the arrangement of such alternative financing.

Further Action; Efforts

Upon the terms and subject to the conditions set forth in the Merger Agreement and in accordance with applicable law, each of the parties agreed to cooperate with each other and use their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under the Merger Agreement and applicable laws to consummate and make effective the Merger and the other transactions contemplated by the Merger Agreement as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations in order to consummate the Merger.

Antitrust Laws

Each of Golfsmith and Golf Town filed on May 18, 2012 their respective notification and report form required under the HSR Act with respect to the transactions contemplated by the Merger Agreement with the Antitrust Division and FTC and requested early termination of the waiting period. Early termination of the waiting period was granted on May 29, 2012. Golfsmith and Golf Town agreed to take all necessary actions to obtain the required consents from such antitrust authorities as promptly as practicable and consult and cooperate with one another in connection with the preparation of such antitrust filings. Golf Town will be responsible for the payment of all filing fees under the HSR Act.

Each of Golfsmith and Golf Town will use its reasonable best efforts to resolve any objections that may be asserted with respect to the transactions contemplated by the Merger Agreement under any antitrust law. Such “reasonable best efforts” shall include, without limitation:

•	complying at the earliest practicable date with any formal request for additional information or documentary material;

•	providing the other party with a complete copy of any filing with the antitrust authorities and responding to any request by the other party for information or documentation;

•

promptly informing the other party of and furnishing any written communication made to or received from such party from any antitrust authority or other governmental entity and consulting with the other parties in advance or any substantive meeting or discussion with any such antitrust authority or governmental entity in respect of any filing, investigation or inquiry, and to the extent permitted by such antitrust authority or governmental entity, giving the other parties the opportunity to attend;

•

complying with all restrictions and conditions, at such party’s sole cost, of any restrictions and conditions imposed or requested by any antitrust authority in connection with granting any necessary clearance or terminating any applicable waiting period, including (i) agreeing to sell, divest, hold separate, license, cause a third party to acquire, or otherwise dispose of, any subsidiary, operations, divisions, business, product lines, customers or assets of Golf Town, its affiliates, Golfsmith or any of its subsidiaries contemporaneously with or after the Closing and regardless as to whether a third party purchaser has been identified or approved prior to the Closing, (ii) taking such other actions that may limit Golf Town, its affiliates, Golfsmith or any of its subsidiaries’ freedom of action with respect to, or its ability to retain, one or more of its operations, divisions, businesses, product lines, customers or assets, and (iii) entering into any order, consent decree or other agreement to effectuate any of the foregoing; and

•

opposing fully and vigorously any request for, the entry of, and seek to have vacated or terminated, any order, judgment, decree, injunction or ruling of any antitrust authority that could restrain, prevent or delay the Closing, including by defending any action through litigation, provided that Golfsmith will be permitted to participate (at its cost) in all aspects of the defense of such proceedings and Golf Town and Merger Sub will be responsible for the payment of their own expenses, including legal fees and expenses, in seeking to prevent the entry of any such order.

Additionally, Golf Town will not, and will cause its affiliates not to, acquire any business, corporation, other business organization or division or assets, if such acquisition could reasonably be expected to (i) impose any delay in the obtaining of, or increase the risk of not obtaining, any consents of any governmental entity necessary to consummate the Merger or any other transaction contemplated by the Merger Agreement or the expiration or termination of any applicable waiting period, (ii) increase the risk of any governmental entity entering an order prohibiting the consummation of the Merger or any other transaction contemplated by the Merger Agreement, (iii) increase the risk of not being able to remove any such order on appeal or otherwise, or (iv) delay or prevent the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement.

Indemnification; Directors’ and Officers’ Insurance

Pursuant to the Merger Agreement, for six years after the Effective Time, Golf Town will, to the fullest extent permitted by applicable law, cause the Surviving Corporation to indemnify or exculpate any person who is or was a director, officer, employee or employee benefit plan fiduciary of Golfsmith or its subsidiaries against any costs or expenses (including reasonable attorneys’ fees and expenses), judgments, fines, losses, claims, damages or liabilities, including amounts paid in settlement incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time based on or arising out of the fact that such person is or was a director, officer or employee of Golfsmith or any of its subsidiaries, or serves or served as a fiduciary under any employee benefit plan maintained by or contributed by Golfsmith any of its subsidiaries.

Golf Town will, or will cause the Surviving Corporation to, obtain a single premium directors’ and officers’ liability insurance “tail” policy with policy terms, limits, amounts and conditions at least as favorable to any beneficiary thereof than those of such policy in effect on the date of the Merger Agreement. Golf Town will not be required to pay aggregate premiums in excess of 300% of the amount per annum Golfsmith paid in its last full fiscal year.

The parties further agreed that, for a period of six years from the Effective Time, the certificate of incorporation and bylaws of the Surviving Corporation will contain provisions no less favorable with respect to limitation of certain liability of directors, officers, employees and agents and indemnification than are set forth in Golfsmith’s certificate of incorporation and bylaws as of the date of the Merger Agreement.

Employment and Employee Benefit Matters

Golf Town has agreed to provide Golfsmith employees who continue to be employed by Golfsmith and its subsidiaries after the Closing Date, for at least one year following the Closing Date, with (i) a salary or wage level and bonus opportunity comparable in the aggregate to the salary or wage level and bonus opportunity to which they were entitled immediately prior to the Closing Date and (ii) employee benefits that, in the aggregate, are comparable to the employee benefits that they were entitled to receive immediately prior to the Closing Date (excluding equity or equity-based compensation, change in control arrangements, retention arrangements, transaction bonuses and similar arrangements triggered in connection with the transactions contemplated by the Merger Agreement).

In lieu of the foregoing, Golf Town may arrange for the employees of Golfsmith and its subsidiaries to participate in Golf Town’s or its subsidiaries’ employee benefit plans on substantially the same terms and conditions as similarly situated employees of Golf Town, taking into account for purposes of eligibility, benefits (excluding accruals under a defined benefit pension plan) and vesting thereunder service by employees of Golfsmith and its subsidiaries as if such service were with Golf Town or its subsidiaries, subject to certain customary exceptions.

Conditions to the Merger

Each of Golfsmith’s, Golf Town’s and Merger Sub’s obligations to complete the Merger is subject to the satisfaction (or, to the extent permitted by applicable law, waiver) of the following conditions:

•	the approval by Golfsmith’s stockholders, which approval occurred when the Supporting Stockholders executed and delivered the Written Consent;

•	the distribution of this Information Statement to Golfsmith’s stockholders and the passage of at least 20 days following such distribution;

•	the expiration or termination of the waiting period under the HSR Act and any required approvals thereunder have been obtained; and

•	no laws or injunctions restraining or otherwise prohibiting consummation of the Merger are in effect.

In addition, Golf Town’s and Merger Sub’s obligations to complete the Merger are subject to the satisfaction (or, to the extent permitted by applicable law, waiver) of the following additional conditions:

•

(i) the accuracy in all respects as of the date of the Merger Agreement of representations and warranties by Golfsmith regarding the absence of certain changes or events since January 1, 2012 through the date of the Merger Agreement, (ii) the accuracy in all respects (except where the failure to be so true and correct would not reasonably be expected to result in additional Merger Consideration and Company Award Consideration of more than $500,000 in the aggregate) of representations and warranties made by Golfsmith regarding capitalization, (iii) the accuracy in all material respects as of the date of the Merger Agreement and as of the Closing Date as if made on and as of such dates (except to the extent any such representation or warranty is made as of a specified date, which such representation or warranty shall be true and correct in all respects as of such specified date) of representations and warranties made by Golfsmith regarding corporate authority and approval, non-contravention, takeover statutes and broker fees and (iv) the accuracy of all other representations and warranties (disregarding any materiality or material adverse effect qualifications contained in such representations and warranties) made by Golfsmith as of the date of the Merger Agreement and as of the Closing Date as if made on and as of such dates (except to the extent any such representation or warranty is made as of a specified date, which such representation or warranty shall be true and correct as of such specified date), except for any such inaccuracies that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; and

•	Golfsmith having performed, in all material respects, all of its obligations under the Merger Agreement.

In addition, Golfsmith’s obligation to complete the Merger is subject to the satisfaction (or, to the extent permitted by applicable law, waiver) of the following additional conditions:

•

the accuracy of all representations and warranties made in the Merger Agreement by Golf Town and Merger Sub (disregarding any materiality or material adverse effect qualifications contained in such representations and warranties) as of the date of the Merger Agreement and as of the Closing Date as if made on and as of such dates (or, in the case of representations and warranties that by their terms address matters only as of another specified time, as of that time), except for any such inaccuracies that have not had and would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect; and

•	Golf Town and Merger Sub having performed, in all material respects, all of their obligations under the Merger Agreement.

Termination

The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time:

•	by mutual written consent of Golfsmith and Golf Town;

•

by either Golfsmith or Golf Town (provided the party wishing to terminate hasn’t breached its obligations under the Merger Agreement in any manner that proximately caused the failure of a condition to the consummation of the Merger), if:

•	the Merger has not been consummated on or before the Outside Date, whether before or after the Company Stockholder Approval has been obtained;

•	the Company Stockholder Approval has not been obtained by 11:59 PM, New York time, on the first business day following the date of the Merger Agreement; or

•

any order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger has become final and non-appealable, whether before or after the Company Stockholder Approval has been obtained;

•	by Golfsmith, either before or after the Company Stockholder Approval has been obtained, if:

•

the Golfsmith Board, in compliance with Golfsmith’s obligations and the terms and conditions under the Merger Agreement, authorizes Golfsmith to enter into a written agreement to effectuate a Superior Proposal, subject to paying the Company Termination Fee and provided that Golfsmith complies in all respects with its obligations described under “The Merger Agreement—Restrictions on Solicitation” beginning on page 69;

•

a breach of any representation, warranty, covenant or agreement in the Merger Agreement by Golf Town or Merger Sub causes the failure of the conditions to the obligations of Golfsmith under the Merger Agreement and such breach is not curable or cured prior to the earlier of (i) 20 days after written notice is given by Golfsmith to Golf Town or (ii) the Outside Date, provided that Golfsmith is not then in material breach of the Merger Agreement, subject to Golf Town paying the Purchaser Breach Termination Fee;

•

Golfsmith is ready, willing and able to consummate the Merger and has confirmed in writing to Golf Town that all applicable conditions under the Merger Agreement have been satisfied (or that it would be willing to waive any applicable unsatisfied conditions), but Golf Town and Merger Sub fail to consummate the Merger and the Waiver is not in full force and effect, subject to Golf Town paying the Purchaser Financing Termination Fee; or

•

Golfsmith is ready, willing and able to consummate the Merger and has confirmed in writing to Golf Town that all applicable conditions have been satisfied (or that it would be willing to waive any applicable unsatisfied conditions), but Golf Town and Merger Sub fail to consummate the Merger despite the fact that (i) the Waiver is in full force and effect or alternative financing is available, or (ii) the Waiver is not in full force and effect, and alternative financing is unavailable because of a breach by Golf Town or Merger Sub, subject to Golf Town paying the Purchaser Breach Termination Fee;

•	By Golf Town, either before or after the Company Stockholder Approval has been obtained, if:

•	the Golfsmith Board has made a Change of Recommendation; or

•

there has been a breach of any representation, warranty, covenant or agreement made by Golfsmith in the Merger Agreement, such that either of the conditions to Golf Town’s and Merger Sub’s obligations would not be satisfied, and such breach or condition is not curable or, if curable, is not cured prior to the earlier of (i) 20 days after written notice is given by Golfsmith to Golf Town or (ii) the Outside Date, provided that Golf Town is not then in material breach of the Merger Agreement.

If the Merger Agreement is validly terminated, the Merger Agreement will become void without any liability on the part of any party and its representatives, except that no party will be relieved from liability or damages for any willful or knowing breach of the Merger Agreement.

Termination Fees

Golfsmith must pay Golf Town the Company Termination Fee of $3,800,000 under the following circumstances:

•	Golf Town terminates the Merger Agreement because the Golfsmith Board has made a Change of Recommendation;

•

Golfsmith terminates the Merger Agreement because the Golfsmith Board, subject to complying with Golfsmith’s obligations and the terms and conditions of the Merger Agreement, authorizes Golfsmith to enter into a written agreement to effectuate a Superior Proposal (provided that Golfsmith complies in all respects with its obligations described under “The Merger Agreement—Restrictions on Solicitation” beginning on page 69); or

•

Golf Town terminates the Merger Agreement because there has been a breach of any representation, warranty, covenant or agreement made by Golfsmith in the Merger Agreement, such that either of the conditions to Golf Town’s and Merger Sub’s obligations would not be satisfied, and such breach or condition is not curable or, if curable, is not cured prior to the earlier of (i) 20 days after written notice is given by Golfsmith to Golf Town or (ii) the Outside Date, (but only if the failure to satisfy the condition specified therein results from an intentional breach by Golfsmith of any of its representations, warranties, covenants or agreements contained herein), and after the date of the Merger Agreement and prior to the earlier of the date of such termination and the Effective Time, an Acquisition Proposal has been publicly announced or otherwise communicated to Golfsmith’s stockholders, and within one year following the date of such termination, Golfsmith has entered into a definitive agreement with respect to such Acquisition Proposal or such Acquisition Proposal has been consummated. For purposes of this paragraph, all references to “15%” in the definition of “Alternative Transaction” shall be deemed to be references to “50%”.

Golf Town must pay Golfsmith the Purchaser Breach Termination Fee of $8,200,000 under the following circumstances:

•

The Merger Agreement is terminated by Golfsmith because a breach of any representation, warranty, covenant or agreement in the Merger Agreement by Golf Town or Merger Sub causes the failure of the conditions to the obligations of Golfsmith under the Merger Agreement and such breach is not curable or cured prior to the earlier of (i) 20 days after written notice is given by Golfsmith to Golf Town or (ii) the Outside Date; or

•

Golfsmith is ready, willing and able to consummate the Merger and has confirmed in writing to Golf Town that all applicable conditions under the Merger Agreement have been satisfied (or that it would be willing to waive any applicable unsatisfied conditions), but Golfsmith terminates the Merger Agreement because (i) Golf Town and Merger Sub fail to consummate the Merger despite the fact that the Waiver is in full force and effect or alternative financing is available, or (ii) the Waiver is not in full force and effect, and alternative financing is unavailable, due to a breach by Golf Town or Merger Sub.

Golf Town must pay Golfsmith the Purchaser Financing Termination Fee of $6,500,000 under the following circumstances:

•

Golfsmith is ready, willing and able to consummate the Merger and has confirmed in writing to Golf Town that all applicable conditions under the Merger Agreement have been satisfied (or that it would be willing to waive any applicable unsatisfied conditions), but Golfsmith terminates the Merger Agreement because Golf Town and Merger Sub fail to consummate the Merger and the Waiver is not in full force and effect.

VOTING AGREEMENT AND WRITTEN CONSENT

Concurrently with the execution of the Merger Agreement, AEP, who is the record and/or beneficial owner of 7,934,418 shares of Common Stock entitled to vote on the adoption of the Merger Agreement, entered into the Voting Agreement with Golf Town. The Voting Agreement provides that, so long as it had not previously been terminated in accordance with its terms, AEP was required to deliver the Written Consent adopting the Merger Agreement. On May 11, 2012, the Supporting Stockholders, including AEP, together owning approximately 51.1% of the 15,927,536 shares of Common Stock issued and outstanding on such date, executed and delivered the Written Consent. Additionally, on May 23, 2012, the Paul Stockholders executed and delivered a written consent, among other things, adopting the Merger Agreement and authorizing the transactions contemplated by the Merger Agreement, including the Merger. As a result of the delivery of the Written Consent, no further action by any Golfsmith stockholder is required to adopt the Merger Agreement.

The Voting Agreement further provides that, during the term of the Voting Agreement, AEP must vote all of its shares of Common Stock against, among other things, (i) any action or agreement that would result in a material breach of the Merger Agreement or the Voting Agreement, (ii) any action that would materially interfere with, delay or adversely affect in any material respect the Merger or any other transaction contemplated by the Merger Agreement and (iii) any Alternative Transaction.

The Principal Stockholder has also agreed not to exercise any rights to demand appraisal of any shares of Common Stock beneficially owned by such person in connection with the Merger.

To the extent that AEP acquires beneficial ownership of any shares of Common Stock during the term of the Voting Agreement, such shares will become subject to the terms of the Voting Agreement to the same extent as though such shares were owned by such person as of the date of the Voting Agreement.

While the Voting Agreement remains in effect, AEP is prohibited from transferring any shares of Common Stock beneficially owned by AEP, subject to certain exceptions. The Principal Stockholder has also agreed not to solicit, initiate or take any action to knowingly facilitate or encourage proposals for Alternative Transactions, participate in discussions or furnish information or otherwise knowingly cooperate with any proposals for Alternative Transactions, enter into an agreement with respect to an Alternative Transaction or publicly propose to do any of the foregoing, except that AEP may do any of the foregoing to the extent Golfsmith is permitted to take such actions under the Merger Agreement. The Principal Stockholder’s portfolio companies are not restricted from taking such actions so long as they are not acting at the direction of AEP.

The Voting Agreement will terminate upon the earliest of (i) the Effective Time, (ii) the termination of the Merger Agreement in accordance with its terms, (iii) any Change of Recommendation by Golfsmith, and (iv) the making of any material change, by amendment, waiver, or other modification to any provision of the Merger Agreement that reduces the amount or changes the form of the Merger Consideration or is otherwise materially adverse to AEP.

On May 11, 2012, Golfsmith adopted an amendment to its bylaws so as to add a new section, Section 9.8, “Forum”, providing that unless Golfsmith consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for certain actions or proceedings concerning Golfsmith. The complete text of Golfsmith’s bylaws is included as Exhibit 3.1 to Golfsmith’s Current Report on Form 8-K filed May 14, 2012, which is attached as Annex D to this Information Statement, which such Annex D is incorporated by reference herein.

Golfsmith is required pursuant to the terms of the Merger Agreement to prepare and deliver to Golfsmith’s stockholders this Information Statement and give prompt notice of the adoption of the Merger Agreement by stockholder written consent in accordance with Section 228 of the DGCL to all holders of Common Stock not executing the Written Consent, together with any additional information required by the DGCL, including a description of the appraisal rights of holders of Common Stock available under Section 262 of the DGCL. THIS NOTICE OF WRITTEN CONSENT AND APPRAISAL RIGHTS AND INFORMATION STATEMENT CONSTITUTES THE NOTICE REQUIRED UNDER SECTION 228 OF THE DGCL AND THE NOTICE OF AVAILABILITY OF APPRAISAL RIGHTS UNDER SECTION 262 OF THE DGCL.

MARKET PRICE OF OUR COMMON STOCK AND DIVIDEND INFORMATION

General

Our certificate of incorporation provides that we may issue up to 25,000,000 shares of Common Stock and up to 10,000,000 shares of preferred stock. As of June 27, 2012, there were 15,932,186 shares of Common Stock issued and outstanding and no shares of preferred stock issued or outstanding.

Principal Trading Market; High and Low Sales Prices

Our Common Stock is listed for trading on NASDAQ under the symbol “GOLF”. The closing price of our Common Stock on NASDAQ, on May 11, 2012, the last trading day prior to public announcement of the execution of the Merger Agreement, was $4.71 per share. On June 27, 2012, the most recent practicable date before this Information Statement was mailed to our stockholders, the closing price of our Common Stock on NASDAQ was $6.06 per share. You are encouraged to obtain current market quotations for our Common Stock.

The following table sets forth, for the fiscal quarters indicated, the high and low closing price per share, as reported on NASDAQ, for our Common Stock.

	2012(1)		2011		2010
	High	Low	High	Low	High	Low
First Quarter	$4.47	$3.20	$4.41	$2.42	$4.20	$2.16
Second Quarter	—	—	$5.50	$3.42	$5.14	$3.35
Third Quarter	—	—	$4.15	$2.76	$4.08	$2.75
Fourth Quarter	—	—	$4.20	$3.07	$3.25	$2.40

(1)	Through First Quarter 2012.

Following the Merger there will be no further market for the Common Stock and our Common Stock will be delisted from NASDAQ and deregistered under the Exchange Act.

Dividends

We have not paid any dividends on our Common Stock. The terms of the Merger Agreement do not allow us to declare or pay any dividend (except for dividends paid by any direct or indirect wholly-owned subsidiary to Golfsmith or to any other direct or indirect wholly-owned subsidiary) between the date of the Merger Agreement and the Effective Time.

APPRAISAL RIGHTS

Under the DGCL, holders of our Common Stock who do not wish to accept the Merger Consideration and who follow the procedures set forth in Section 262 of the DGCL will be entitled to have their shares appraised by the Delaware Court and to receive payment in cash of the “fair value” of those shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger. In order to exercise and perfect appraisal rights, a record holder of our Common Stock must follow the steps summarized below properly and in a timely manner.

Under Section 262 of the DGCL, where a merger agreement relating to a proposed merger is adopted by stockholders acting by written consent in lieu of a meeting of the stockholders, the corporation must notify each of its stockholders who was a stockholder on the record date set by the board of directors for such notice (or if no such record date is set, on the close of business on the day next preceding the day on which notice is given), with respect to such shares for which appraisal rights are available, that appraisal rights are so available, and must include in each such notice a copy of Section 262 of the DGCL. This Information Statement constitutes such notice to the holders of our Common Stock and a copy of Section 262 of the DGCL is attached to this Information Statement as Annex C.

Section 262 of the DGCL is reprinted in its entirety as Annex C to this Information Statement. The following summary describes the material aspects of Section 262 of the DGCL, and the law relating to appraisal rights and is qualified in its entirety by reference to Annex C. All references in Section 262 of the DGCL and this summary to “stockholder” are to the record holder of the shares of our Common Stock. Failure to comply strictly with the procedures set forth in Section 262 of the DGCL may result in the loss of appraisal rights.

Holders of shares of our Common Stock who decide to exercise their appraisal right must demand in writing from Golfsmith appraisal of their shares of Common Stock by July 19, 2012, which is the date that is 20 days following the date of mailing of this Information Statement. A demand for appraisal will be sufficient if it reasonably informs Golfsmith of the identity of the stockholder and that such stockholder intends thereby to demand appraisal of such stockholder’s shares of Common Stock. If you wish to exercise your appraisal rights you must be the record holder of such shares of our Common Stock on the date the written demand for appraisal is made and you must continue to hold such shares through the Effective Time. Accordingly, a stockholder who is the record holder of shares of Common Stock on the date the written demand for appraisal is made, but who thereafter transfers such shares prior to the Effective Time, will lose any right to appraisal in respect of such shares.

Only a holder of record of shares of our Common Stock is entitled to assert appraisal rights for such shares of our Common Stock registered in that holder’s name. A demand for appraisal should be executed by or on behalf of the holder of record and must state that such person intends thereby to demand appraisal of his, her or its shares. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand for appraisal should be made in that capacity, and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including one for two or more joint owners, may execute the demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for such owner or owners.

A record holder such as a bank, brokerage firm or other nominee who holds shares as nominee for several beneficial owners may exercise appraisal rights with respect to the shares of our Common Stock held for one or more beneficial owners while not exercising such rights with respect to the shares held for other beneficial owners; in such case, the written demand should set forth the number of shares as to which appraisal is sought. Where the number of shares of our Common Stock is not expressly stated, the demand will be presumed to cover all shares held in the name of the record owner.

A beneficial owner of shares held in “street name” who desires appraisal should take such actions as may be necessary to ensure that a timely and proper demand for appraisal is made by the record holder of such shares. Shares held through brokerage firms, banks and other financial institutions are frequently deposited with and held of record in the name of a nominee of a central security depository, such as Cede & Co. Any beneficial holder desiring appraisal who holds shares through a brokerage firm, bank or other financial institution is responsible for ensuring that the demand for appraisal is made by the record holder. The beneficial holder of such shares should instruct such firm, bank or institution that the demand for appraisal be made by the record holder of the shares, which may be the nominee of a central security depository if the shares have been so deposited. As required by Section 262, a demand for appraisal must reasonably inform Golfsmith of the identity of the holder(s) of record (which may be a nominee as described above) and of such holder’s intention to seek appraisal of such shares.

All written demands for appraisal of shares must be mailed or delivered to: Golfsmith International Holdings, Inc., 11000 N IH 35, Austin, TX 78753, Attention: James Eliasberg, Corporate Secretary.

Within ten days after the Effective Time, we, as the Surviving Corporation, will notify each stockholder who properly asserted appraisal rights under Section 262 of the DGCL of the Effective Time. Within 120 days after the Effective Time, but not thereafter, we or any stockholder who has complied with the statutory requirements summarized above may commence an appraisal proceeding by filing a petition in the Delaware Court demanding a determination of the fair value of the shares held by all dissenting stockholders (with a copy served on us in the case of a petition filed by a stockholder). If no such petition is filed, appraisal rights will be lost for all stockholders who had previously demanded appraisal of their shares. We are not under any obligation, and we have no present intention, to file a petition with respect to appraisal of the fair value of the shares. Accordingly, if you wish to exercise your appraisal rights, you should regard it as your obligation to take all steps necessary to perfect your appraisal rights in the manner prescribed in Section 262 of the DGCL.

Within 120 days after the Effective Time, any stockholder who has complied with the provisions of Section 262 of the DGCL will be entitled, upon written request, to receive from us a statement setting forth the aggregate number of shares of our Common Stock not voted in favor of the Merger and with respect to which demands for appraisal were received by us, and the aggregate number of holders of such shares. Such statement must be mailed within ten days after the written request therefor has been received by us or within ten days after expiration of the period for delivery of appraisal demands, whichever is later. A person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file an appraisal petition or request from us the statement described in this paragraph.

If a petition for an appraisal is timely filed and a copy thereof served upon us, we will then be obligated, within 20 days of such service, to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of the stockholders who have demanded appraisal of their shares and with whom agreements as to the value of their shares have not been reached. After notice to the stockholders as required by the Delaware Court, the Delaware Court is empowered to conduct a hearing on such petition to determine those stockholders who have complied with Section 262 of the DGCL and who have become entitled to appraisal rights thereunder. The Delaware Court may require the stockholders who demanded appraisal rights of our shares of Common Stock to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceeding; and if any stockholder fails to comply with such direction, the Delaware Court may dismiss the proceedings as to such stockholder.

After the Delaware Court determines which stockholders are entitled to appraisal, the appraisal proceeding will be conducted in accordance with the rules of the Delaware Court, including any rules specifically governing appraisal proceedings. Through such proceeding the Delaware Court will determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value. Unless the Delaware Court in its discretion determines otherwise for good cause shown, interest from the Effective Time through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between Effective Time and the date of payment of the judgment.

Although we believe that the Merger Consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the Merger Consideration. Moreover, we do not anticipate offering more than the Merger Consideration to any stockholder exercising appraisal rights and reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of a share of Common Stock is less than the Merger Consideration. In determining “fair value”, the Delaware Court is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that in making this determination of fair value the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

The Delaware Court will direct the payment of the fair value of the shares of our Common Stock, together with interest, if any, to stockholders who have perfected appraisal rights. The costs of the action (which do not include attorneys’ or expert fees or expenses) may be determined by the Delaware Court and taxed upon the parties as the Delaware Court deems equitable. Each dissenting stockholder is responsible for his or her attorneys’ and expert witness expenses, although, upon application of a dissenting stockholder, the Delaware Court may also order that all or a portion of the expenses incurred by any stockholder in connection with an appraisal, including without limitation reasonable attorneys’ fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all of the shares entitled to appraisal. In the absence of such determination or assessment, each party bears its own expenses.

At any time within 60 days after the Effective Time, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party will have the right to withdraw his or her demand for appraisal and to accept the cash payment for his or her shares pursuant to the Merger Agreement. After this period, a stockholder may withdraw his or her demand for appraisal only with our written consent. Withdrawals of a demand for appraisal may be sent to Golfsmith International Holdings, Inc., 11000 N IH 35, Austin, TX 78753, Attention: James Eliasberg, Corporate Secretary. If no petition for appraisal is filed with the Delaware Court within 120 days after the Effective Time, a stockholder’s right to appraisal will cease and he or she will be entitled to receive the cash payment for his or her shares pursuant to the Merger Agreement, as if he or she had not demanded appraisal of his or her shares. No petition timely filed in the Delaware Court demanding appraisal will be dismissed as to any stockholder without the approval of the Delaware Court, and such approval may be conditioned on such terms as the Delaware Court deems just; provided, however, that any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal and accept the Merger Consideration offered pursuant to the Merger Agreement within 60 days after the Effective Time.

If you properly demand appraisal of your shares of our Common Stock under Section 262 of the DGCL and you fail to perfect, or effectively withdraw or lose, your right to appraisal, as provided in the DGCL, your shares will be converted into the right to receive the consideration receivable with respect to such shares in accordance with the Merger Agreement. You will fail to perfect, or effectively lose or withdraw, your right to appraisal if, among other things, no petition for appraisal is filed within 120 days after the Effective Time, or if you properly deliver to us a written withdrawal of your demand for appraisal. Any such attempt to withdraw an appraisal demand more than 60 days after the Effective Time will require our written approval.

Any holder of shares of Common Stock who has duly demanded appraisal in compliance with Section 262 will not be entitled to vote for any purpose any shares subject to such demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date prior to the Effective Time.

If you desire to exercise your appraisal rights, you must strictly comply with the procedures set forth in Section 262 of the DGCL.

Failure to take any required step in connection with the exercise of appraisal rights may result in the loss of such rights.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of Golfsmith’s Common Stock as of June 27, 2012 by (a) each person known to beneficially own more than 5% of our Common Stock; (b) each current director; (c) each of our chief executive officer, chief financial officer and three most highly compensated executive officers other than our chief executive officer and chief financial officer; and (d) all of our directors and executive officers as a group. Except as otherwise indicated, each individual named has sole investment and voting power with respect to the shares owned.

Name(1)	Common Shares Owned		Vested Common Share Rights(11)		Total Common Share Rights		Percent of Class Owned
Directors and Executive Officers
Robert Allen	60,000		52,341		112,341	(9)	*
Thomas Berglund (2)	1,500		—		1,500		*
Roberto Buaron (2)	9,468,558	(6)	—		9,468,558		59.4%
Glenda Flanagan	1,000		64,084	(9)	65,084		*
Eli Getson	3,283		8,000		11,283		*
Sue Gove	75,427		186,000		261,427		*
James Grover (2)	2,000		—		2,000		*
Martin Hanaka	143,759		961,378	(10)	1,105,137		6.0%
Thomas G. Hardy	3,325		64,760	(9)	68,085		*
Joseph Kester	4,462		53,155		57,617		*
Steve Larkin	3,283		17,000		20,283		*
Marvin Lesser	3,500		64,760	(9)	68,260		*
James Long (2)	39,500		—		39,500		*
Emilio Pedroni	—		—		—		*
All Directors & Officers as a Group (14 persons)	9,809,597		1,471,478		11,281,075
5% Holders
Atlantic Equity Partners III, L.P. (2)	9,468,558	(8)	—		9,468,558		59.4%
Austin W. Marxe and David M. Greenhouse (3)	1,763,392		—		1,763,392		11.1%
NWQ Investment Management Company, LLC (4)	839,167		—		839,167		5.3%
Paradigm Capital Management Inc. (5)	1,273,135		—		1,273,135		8.0%
Carl Paul	1,523,140	(7)	—		1,523,140		9.6%
Franklin Paul	1,523,140	(7)	—		1,523,140		9.6%

*	Represents less than 1%.

Beneficial ownership is determined in accordance with the rules of the SEC and consists of either or both voting or investment power with respect to securities. Shares of Common Stock issuable upon the exercise of options or warrants or upon the conversion of convertible securities that are immediately exercisable or convertible or that will become exercisable or convertible within the next 60 days are deemed beneficially owned by the beneficial owner of such options, warrants or convertible securities and are deemed outstanding for the purpose of computing the percentage of shares beneficially owned by the person holding such instruments, but are not deemed outstanding for the purpose of computing the percentage of any other person. Except as otherwise indicated by footnote, and subject to community property laws where applicable, the persons named in the table have reported that they have sole voting and sole investment power with respect to all shares of Common Stock shown as beneficially owned by them. A total of 15,932,186 shares of Common Stock are considered to be outstanding on June 27, 2012, pursuant to Rule 13d-3(d)(1) under the Exchange Act.

(1)	Unless otherwise indicated in the footnotes, the address for the beneficial owners named above is 11000 North I-H 35, Austin, Texas 78753.

(2)	The address for this beneficial owner is c/o First Atlantic Capital, Ltd., 135 East 57th Street, New York, NY 10022.

(3)	According to a Schedule 13G/A filed with the SEC on February 13, 2012, Austin W. Marxe and David M. Greenhouse possess shared voting power and dispositive power over 1,763,392 shares. The address for this beneficial owner is 527 Madison Avenue, Suite 2600, New York, NY 10022.

(4)	According to a Schedule 13G/A filed with the SEC on February 14, 2012, the address for this beneficial owner is 2049 Century Park East, 16th Floor, Los Angeles, California 90067.

(5)	According to a Schedule 13G/A filed with the SEC on February 14, 2012, the address for this beneficial owner is Nine Elk Street, Albany, New York, 12207.

(6)	Includes 7,934,418 shares owned by AEP. AEP commenced activities on September 28, 1999 with a ten-year term subject to extension for three additional one-year periods. The term of AEP has been extended for three years until September 28, 2012 and further extensions would be available with the approval of a super majority of the limited partners in AEP. These shares may be deemed to be beneficially owned by Mr. Buaron because Mr. Buaron is the sole member of Buaron Capital Corporation III, LLC, which is the managing member of Atlantic Equity Associates III, LLC. Atlantic Equity Associates III, LLC is the sole general partner of Atlantic Equity Associates III, L.P., which is the sole general partner of AEP and, as such, exercises voting and investment power over shares of capital stock owned by AEP, including shares of our Common Stock. Mr. Buaron, as the sole member of Buaron Capital Corporation III, LLC has voting and investment power over, and may be deemed to beneficially own, the shares of our Common Stock owned by AEP. Also includes 1,523,140 shares owned by Carl and Franklin Paul, which may be deemed to be beneficially owned by AEP by virtue of the stockholders agreement described in footnote (8) below. Mr. Buaron disclaims beneficial ownership of the shares owned by Carl and Franklin Paul and, except to the extent of his pecuniary interest therein, the shares held by AEP. Also includes 11,000 shares of Common Stock that Mr. Buaron directly holds.

(7)	Consists of (a) 992,206 shares owned by Carl Paul (of which 92,438 shares are directly owned by Carl Paul, 286,428 shares are directly owned by Carl Paul’s spouse and therefore may be deemed to be indirectly beneficially owned by Carl Paul, and 613,340 shares are owned by separate trusts of which Carl Paul’s children are respective beneficiaries, and therefore may be deemed to be indirectly beneficially owned by Carl Paul) and (b) 530,934 shares owned by Franklin Paul (of which 200,446 shares are directly owned by Franklin Paul, and 330,488 shares are owned by separate trusts of which Franklin Paul’s children are respective beneficiaries and Franklin Paul serves as trustee, and therefore may be deemed to be indirectly beneficially owned by Franklin Paul). Does not include 7,934,418 shares owned by AEP that are subject to the stockholders agreement described in footnote (8) below.

(8)	Consists of 7,934,418 shares owned by AEP. Includes 1,523,140 shares owned by Carl and Franklin Paul that are subject to a stockholders agreement pursuant to which Carl and Franklin Paul have agreed to vote such shares in favor of nominees to the Golfsmith Board proposed by AEP. As a result of this arrangement, AEP may be deemed to be the beneficial owner of the shares held by Carl and Franklin Paul. AEP disclaims beneficial ownership of these shares except to the extent of its pecuniary interest therein. As described in footnote 6 above, Roberto Buaron, one of our directors, may be deemed to have voting and investment power over shares of our Common Stock owned by AEP.

(9)	Represents Deferred Stock Units granted under Golfsmith’s Non-Employee Director Compensation Plan that are fully vested, but are exercisable only upon completion of service on the Golfsmith Board.

(10)	Mr. Hanaka’s vested Common Share rights include 600,000 Company Options granted under the 2006 Incentive Compensation Plan and 161,378 Deferred Stock Units granted under the Non-Employee Director Compensation Plan that are fully vested, but are exercisable only upon completion of service on the Golfsmith Board.

(11)	For Mr. Hanaka, Ms. Gove, Mr. Getson, Mr. Kester and Mr. Larkin, excludes 6,565, 6,694, 3,283, 4,462, and 3,283 shares, each representing the vested portion of the shares issued on April 4, 2012 based on Golfsmith’s achievement of EBITDA targets for fiscal 2011 pursuant to the Performance Share Award Agreements dated February 25, 2011 between Golfsmith and each executive officer listed above, respectively.

HOUSEHOLDING OF MATERIALS

Unless we have received contrary instructions, we may send a single copy of this Information Statement or our annual disclosure documents to any household at which two or more stockholders reside if we believe the stockholders are members of the same family. This process, known as “householding,” reduces the volume of duplicate information received at your household and helps to reduce our expenses. We will promptly deliver a separate copy of either document if you make a request using the contact information set forth below.

If you would like to receive your own set of our annual disclosure documents, this Information Statement or any other applicable material in the future, or if you share an address with another stockholder and together both of you would like to receive only a single set of our annual disclosure documents or any other applicable material, please contact us or your bank, brokerage firm or other nominee in accordance with the instructions below.

If your shares are registered in your own name, please contact us at Golfsmith International Holdings, Inc., 11000 N IH 35, Austin, TX 78753 or (512) 837-8810 to inform us of your request. If a bank, brokerage firm or other nominee holds your shares, please contact your bank, brokerage firm or other nominee directly.

WHERE YOU CAN FIND MORE INFORMATION

You may obtain additional information about Golfsmith from documents filed with the SEC. We file annual, quarterly and current reports, proxy statements and other information with the SEC. Golfsmith’s Quarterly Report on Form 10-Q filed May 15, 2012 is attached as Annex E to this Information Statement, Golfsmith’s 2011 Annual Report on Form 10-K filed March 30, 2012 is attached as Annex F to this Information Statement and Amendment No. 1 to Golfsmith’s 2011 Annual Report on Form 10-K/A filed April 26, 2012 is attached as Annex G to this Information Statement. You may read and copy any document we file with the SEC at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of such material from the SEC at prescribed rates by writing to the Public Reference Room of the SEC, 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You can also find Golfsmith’s SEC filings at the SEC’s website at http://www.sec.gov. You may also obtain copies of this Information Statement and any other reports or information that we file with the SEC, free of charge, by written request to Golfsmith International Holdings, Inc., 11000 N IH 35, Austin, TX 78753 or by calling (512) 837-8810.

The SEC allows us to “incorporate by reference” into this Information Statement the information contained in certain documents we file with the SEC, meaning that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be part of this Information Statement, and later information that we file with the SEC will update and supersede that information. Any statement contained in a document that is an annex to this Information Statement is automatically updated and superseded if information contained in this Information Statement, or information that we later file with the SEC, modifies or replaces the statement. Although we have not incorporated by reference any of our prior filings into this Information Statement as of the date of this Information Statement, we incorporate by reference any documents that we file with the SEC after the date of this Information Statement and before the closing of the Merger.

Golfsmith undertakes to provide without charge to each person to whom a copy of this Information Statement has been delivered, upon request, by first class mail or other equally prompt means, a copy of any or all of the documents that we file with the SEC following the date of this Information Statement and that are incorporated by reference in this Information Statement, other than the exhibits to those documents, unless the exhibits are specifically incorporated by reference into the information that this Information Statement incorporates. You may obtain documents incorporated by reference by requesting them in writing or by telephone at the following address and telephone number:

Golfsmith International Holdings, Inc.

11000 N IH 35

Austin, TX 78753

(512) 837-8810

Golfsmith’s stockholders and other persons should not rely on information other than that contained in this Information Statement. Golfsmith has not authorized anyone to provide information that is different from that contained in this Information Statement. This Information Statement is dated June 28, 2012. No assumption should be made that the information contained in this Information Statement is accurate as of any date other than that date, and the mailing of this Information Statement will not create any implication to the contrary. Notwithstanding the foregoing, in the event of any material change in any of the information previously disclosed, Golfsmith will, where relevant and if required by applicable law, update such information through a supplement to this Information Statement.

ANNEX A

AGREEMENT AND PLAN OF MERGER

among

GOLFSMITH INTERNATIONAL HOLDINGS, INC.,

GOLF TOWN USA HOLDINGS INC.

and

MAJOR MERGER SUB, INC.

Dated as of May 11, 2012

-i-

(continued)

-ii-

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (hereinafter called this “Agreement”), dated as of May 11, 2012, among GOLFSMITH INTERNATIONAL HOLDINGS, INC., a Delaware corporation (the “Company”), GOLF TOWN USA HOLDINGS INC., a Delaware corporation (“Purchaser”), and MAJOR MERGER SUB, INC., a Delaware corporation and a wholly-owned subsidiary of Purchaser (“Merger Sub”). Each of the Company, Purchaser and Merger Sub are referred to herein as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, on the terms and subject to the conditions set forth in this Agreement, the Company, Purchaser and Merger Sub intend to effect a merger of Merger Sub with and into the Company (the “Merger”) with the Company as the Surviving Corporation, in accordance with the General Corporation Law of the State of Delaware (as amended, the “DGCL”);

WHEREAS, the board of directors of the Company (the “Company Board”) formed a committee of the Company Board (the members of which committee are not affiliated with Purchaser or Merger Sub) (the “Transaction Committee”) which at a meeting thereof duly called and held, unanimously adopted resolutions (i) approving and declaring advisable the Merger, this Agreement and the transactions contemplated by this Agreement, on the terms and subject to the conditions set forth herein, and (ii) recommending to the Company Board to approve the Merger and this Agreement and the transactions contemplated hereby (the “Transaction Committee Recommendation”);

WHEREAS, the Company Board, after considering the Transaction Committee Recommendation, at a meeting thereof duly called and held, unanimously adopted resolutions (i) approving and declaring advisable the Merger, this Agreement and the other transactions contemplated by this Agreement, on the terms and subject to the conditions set forth herein, (ii) resolving that the adoption of this Agreement be submitted to the stockholders of the Company (collectively the “Stockholders” and each, a “Stockholder”) for a vote and (iii) subject to Section 5.2(b) and Section 5.2(c) of this Agreement, resolving to recommend to the Stockholders that they adopt this Agreement;

WHEREAS, the board of directors of Merger Sub has duly approved and declared advisable, and the board of directors of Purchaser has duly approved, this Agreement and the transactions contemplated by this Agreement, including the Merger, on the terms and subject to the conditions set forth herein and Purchaser, in its capacity as sole stockholder of Merger Sub, has agreed to adopt this Agreement following its execution as provided for herein;

WHEREAS, concurrently with the execution of this Agreement, and as an inducement to the willingness of Purchaser to enter into this Agreement, Atlantic Equity Partners III, L.P., a stockholder of the Company (the “Principal Stockholder”), is entering into a Voting Agreement with Purchaser (the “Voting Agreement”), pursuant to which, among other things, the Principal Stockholder and certain members of the Company’s management who are Stockholders (the “Consenting Officers”) have agreed, on the terms and subject to the conditions set forth in the Voting Agreement, to execute and deliver, on the terms and subject to the conditions set forth therein, a written consent in favor of the adoption of this Agreement, which consent when executed and delivered by the Principal Stockholder and the Consenting Officers will be sufficient to adopt this Agreement without any further action by any other Stockholder and take certain other actions in furtherance of the transactions contemplated by this Agreement;

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, OMERS Administration Corporation (the “Guarantor”), is entering into a limited guarantee in favor of the Company (the “Limited Guarantee”) with respect to certain obligations of Purchaser under this Agreement; and

WHEREAS, the Company, Purchaser and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the Parties agree as follows:

ARTICLE I

The Merger

1.1 The Merger. On the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation of the Merger (sometimes hereinafter referred to as the “Surviving Corporation”), and the separate corporate existence of the Company, with all its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger, except as set forth in this Article I. The Merger shall have the effects specified in the DGCL.

1.2 Closing. On the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place (a) at the offices of White & Case LLP, 1155 Avenue of the Americas, New York, New York at 9:00 A.M. on the third (3rd) Business Day following the day on which the last to be satisfied or waived of the conditions set forth in Article VIII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement or (b) at such other place, date and time as the Company and Purchaser shall agree (the date on which the Closing actually occurs is hereinafter referred to as the “Closing Date”).

1.3 Effective Time. At the Closing, the Parties shall (a) cause a Certificate of Merger (the “Certificate of Merger”) to be filed with the Secretary of State of the State of Delaware in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL, and (b) make all other filings or recordings required by the DGCL to effectuate the Merger. The Merger shall become effective at such time as the Certificate of Merger has been duly filed with and accepted by the Secretary of State of the State of Delaware or at such later time as may be agreed by the Parties in writing and specified in the Certificate of Merger (the “Effective Time”).

ARTICLE II

The Surviving Corporation

2.1 The Certificate of Incorporation. At the Effective Time the certificate of incorporation of the Company as in effect immediately prior to the Effective Time (as amended, the “Charter”) shall be amended and restated, by virtue of the Merger to read as set forth in Exhibit A hereto, until thereafter amended as provided therein or by applicable Law, and in accordance with Section 6.3(f).

2.2 The Bylaws. The Parties shall take all actions necessary so that the bylaws of the Company in effect immediately prior to the Effective Time are amended so as to read in their entirety in the form of the bylaws of Merger Sub in effect immediately prior to the Effective Time and shall be the bylaws of the Surviving Corporation (the “Bylaws”) until thereafter amended as provided therein or by applicable Law, and in accordance with Section 6.3(f).

2.3 Directors. The Parties shall take all actions necessary so that the members of the board of directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the members of the board of directors of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the Bylaws.

2.4 Officers. The Parties shall take all actions necessary so that the officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the Bylaws.

ARTICLE III

Effect of the Merger on Capital Stock;

Exchange of Certificates; Transfer of Uncertificated Shares

3.1 Effect on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of any of the Parties or the holder of any shares of capital stock of Purchaser, Merger Sub or the Company:

(a) Merger Consideration. Each share of common stock, par value $0.001 per share, of the Company (the “Common Stock”) issued and outstanding immediately prior to the Effective Time (each, a “Share” and collectively, the “Shares”) (other than (i) Shares owned by Purchaser or any direct or indirect Subsidiary of Purchaser, (ii) Shares owned by the Company or any direct or indirect wholly owned Subsidiary of the Company and (iii) Shares owned by any Stockholder who has perfected and not withdrawn a demand for or lost appraisal rights pursuant to Section 262 of the DGCL (each such Stockholder, a “Dissenting Stockholder”) (each Share referred to in clauses (i) through (iii) being an “Excluded Share” and collectively, the “Excluded Shares”)), shall be converted into the right to receive $6.10 per Share in cash, without interest (the “Per Share Merger Consideration”, and the aggregate amount for all Shares (other than Excluded Shares), the “Merger Consideration”). At the Effective Time, all of the Shares shall cease to be outstanding, shall be cancelled and shall cease to exist, and (A) each certificate (a “Certificate”) formerly representing any Share (other than any Excluded Share) and each uncertificated Share (an “Uncertificated Share”) (other than any Excluded Share) shall thereafter represent only the right to receive the Per Share Merger Consideration and (B) each Certificate formerly representing Shares or Uncertificated Shares owned by a Dissenting Stockholder shall thereafter represent only the right to receive the payment to which reference is made in Section 3.2(f).

(b) Merger Sub. At the Effective Time, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one (1) share of common stock, par value $0.01 per share, of the Surviving Corporation.

3.2 Exchange of Certificates; Transfer of Uncertificated Shares. (a) Paying Agent. At the Effective Time and from time to time thereafter to the extent necessary, Purchaser shall make available or cause to be made available to a paying agent selected no later than five (5) Business Days prior to the Closing Date by Purchaser with the Company’s prior approval (the “Paying Agent”), amounts sufficient in the aggregate to provide all funds necessary for the Paying Agent to make payments of the Merger Consideration as required by Section 3.1(a) (such cash being hereinafter referred to as the “Exchange Fund”). Purchaser shall appoint the Paying Agent pursuant to and on the terms and conditions set forth in an agreement in form and substance reasonably acceptable to the Company. Purchaser shall be responsible for all fees and expenses of the Paying Agent. The Exchange Fund, once deposited with the Paying Agent, shall, pending its disbursement to the Stockholders, be held in trust for the benefit of the Stockholders and shall not be used for any other purpose. The Paying Agent shall invest the Exchange Fund as directed by Purchaser; provided, that such investments shall be in obligations of or guaranteed by the United States of America or in money market funds investing solely in the foregoing. Any interest and other income resulting from any investment of the Exchange Fund as directed by Purchaser shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable under Section 3.1(a) shall be promptly returned to Purchaser.

(b) Exchange Procedures. Promptly after the Effective Time (and in any event within three (3) Business Days following the Effective Time), the Surviving Corporation shall cause the Paying Agent to mail to each

Stockholder of record (other than holders of Excluded Shares) (i) a letter of transmittal specifying that delivery shall be effected, and risk of loss and title to the Certificates or Uncertificated Shares, as the case may be, shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof as provided in Section 3.2(e)) or transfer of the Uncertificated Shares to the Paying Agent, such letter of transmittal to be in customary form and have such other provisions as Purchaser and the Company may agree, and (ii) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu thereof as provided in Section 3.2(e)) or transfer of the Uncertificated Shares in exchange for the Merger Consideration. Upon (A) surrender of a Certificate (or affidavit of loss in lieu thereof as provided in Section 3.2(e)) or (B) receipt of an “agent’s message by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, to the Paying Agent in accordance with the terms of such letter of transmittal, duly executed, the holder of such Certificate or transferred Uncertificated Shares shall be entitled to receive in exchange therefor a cash amount in immediately available funds (after giving effect to any required Tax withholdings as provided in Section 3.2(g)) equal to the product of (x) the number of (1) Shares represented by such Certificate (or affidavit of loss in lieu thereof as provided in Section 3.2(e)) or (2) such transferred Uncertificated Shares, multiplied by (y) the Per Share Merger Consideration, and such Certificate or Uncertificated Shares so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates or transfer of Uncertificated Shares. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a check for any cash to be exchanged upon due surrender of the Certificate or transfer of the Uncertificated Shares, as the case may be, representing such transferred Shares may be issued to the transferee of such Shares if the Certificate formerly representing such Shares is presented or such Uncertificated Shares are properly transferred, as the case may be, to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable.

(c) Transfers. From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate or Uncertificated Share is presented to the Surviving Corporation, Purchaser or the Paying Agent for transfer, such Certificate or Uncertificated Share shall be cancelled and exchanged for the cash amount in immediately available funds to which the holder thereof is entitled pursuant to this Article III.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the Stockholders for one (1) year after the Effective Time shall be delivered to the Surviving Corporation. Any Stockholder (other than a holder of Excluded Shares) who has not theretofore complied with this Article III shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration (after giving effect to any required Tax withholdings as provided in Section 3.2(g)) upon due surrender of its Certificates (or affidavits of loss in lieu thereof as provided in Section 3.2(e)), or transfer of its Uncertificated Shares, as the case may be, without any interest thereon.

(e) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Purchaser, the posting by such Person of a bond in reasonable amount and upon such terms as may be reasonably required by Purchaser as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent will issue a check in an amount (after giving effect to any required Tax withholdings as provided in Section 3.2(g)) equal to the product of (x) the number of Shares represented by such lost, stolen or destroyed Certificate multiplied by (y) the Per Share Merger Consideration.

(f) Appraisal Rights. No Dissenting Stockholder shall be entitled to receive the Per Share Merger Consideration with respect to the Shares owned by such Person unless and until such Person shall have effectively withdrawn or lost such Person’s right to appraisal under the DGCL. Each Dissenting Stockholder shall be entitled to receive only the payment provided by Section 262 of the DGCL with respect to Shares owned by such Dissenting Stockholder. The Company shall give Purchaser prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law that are received by the Company relating to stockholders’ rights of appraisal. The Company shall not, except with the prior written consent of Purchaser, voluntarily make any payment with respect to any demands for appraisal, offer to settle or settle any such demands or approve any withdrawal of any such demands.

(g) Withholding Rights. Each of Purchaser, Merger Sub and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Stockholder, Company Option holder or Company Award holder such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”) or any other applicable state, local or foreign Tax Law. To the extent that amounts are so withheld by the Surviving Corporation, Merger Sub or Purchaser, as the case may be, such withheld amounts (i) shall be remitted by Purchaser, Merger Sub or the Surviving Corporation, as applicable, to the applicable Governmental Entity and (ii) shall be treated for all purposes of this Agreement as having been paid to the Stockholder, Company Option holder or Company Award holder in respect of which such deduction and withholding was made by the Surviving Corporation, Merger Sub or Purchaser, as the case may be.

(h) No Liability. Notwithstanding the foregoing, none of the Company, the Surviving Corporation, Purchaser, the Paying Agent or any other Person shall be liable to any other Person in respect of any Per Share Merger Consideration delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

3.3 Treatment of Stock Plan—Treatment of Options. (a) Prior to the Effective Time, the Company shall take or cause to be taken all action reasonably necessary to ensure that, at the Effective Time, each outstanding option to purchase Shares granted under the Stock Plan (vested or unvested) (each, a “Company Option”), shall be cancelled and shall only entitle the holder thereof to receive, as soon as reasonably practicable (but not later than five (5) Business Days) after the Effective Time and in accordance with applicable law, the Stock Plan and the applicable award agreement(s), from Purchaser or the Surviving Corporation, solely an amount in cash equal to the product of (x) the total number of Shares subject to such Company Option multiplied by (y) the excess, if any, of the Per Share Merger Consideration over the exercise price per Share under such Company Option (the aggregate amount of such cash payable to the holders of all Company Options, the “Option Consideration”) less applicable Taxes required to be withheld with respect to such payment as provided in Section 3.2(g).

(b) Treatment of Company Awards. Prior to the Effective Time, the Company shall take or cause to be taken all action reasonably necessary to ensure that, at the occurrence of the Effective Time, (i) each outstanding deferred stock unit issued pursuant to a Deferred Stock Unit Award Agreement (a “DSU Award Agreement”), (ii) each performance share award issued pursuant to a Performance Share Award Agreement (a “Performance Share Award Agreement”) and (iii) each outstanding restricted stock unit award issued pursuant to a Restricted Stock Award Agreement (“RSU Award Agreement”), in each case under the Stock Plan (each, a “Company Award” and collectively, the “Company Awards”), shall be cancelled and shall entitle the holder thereof to receive, as soon as reasonably practicable (but not later than five (5) Business Days) after the Effective Time and in accordance with applicable Law, the Stock Plan and the applicable award agreement(s), from Purchaser or the Surviving Corporation, solely an amount in cash equal to the product of (x) the number of Shares subject to such Company Award immediately prior to the Effective Time (for this purpose, the number of Shares subject to Company Awards under Performance Share Award Agreements shall be the number of Earned Performance Shares within the meaning of Section 4(a) of each of the Performance Share Award Agreements (as determined by the Company Board in accordance with the Stock Plan prior to the Effective Time based on the most recently available relevant Company financial information at the time of such determination), multiplied by (y) the Per Share Merger Consideration (or, if such Company Award contemplates the payment of a specified exercise price, the excess, if any, of the Per Share Merger Consideration over such exercise price) (the aggregate amount of such cash payable to the holders of all Company Awards, the “Company Award Consideration”), less applicable Taxes required to be withheld with respect to such payment as provided in Section 3.2(g).

(c) Corporate Actions. At or prior to the Effective Time, Purchaser, Merger Sub and the Company shall cooperate in taking all actions reasonably necessary or advisable to effectuate the provisions of Section 3.3(a) and Section 3.3(b) (without expenditure of funds). The Company shall take actions (without expenditure of funds) necessary to ensure that from and after the Effective Time neither Purchaser nor the Surviving Corporation will be required pursuant to any Company Award to deliver Shares of Common Stock or other capital stock of the Company to any Person and that the Stock Plan and any other Share based plan, agreement or arrangement is terminated and of no force or effect.

3.4 Adjustments to Prevent Dilution. If the Company changes the number of Shares or securities convertible or exchangeable into or exercisable for Shares, issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction, the Per Share Merger Consideration, and any other dependent items, as applicable, shall be equitably adjusted and so adjusted shall, from and after the date of such event be the Per Share Merger Consideration or other dependent item, as applicable.

ARTICLE IV

Representations and Warranties

4.1 Representations and Warranties of the Company. Except (i) as disclosed in the Company Reports filed and publicly available prior to the date hereof and only as to the extent disclosed therein (excluding, in each case, any disclosures set forth (x) under the captions “Forward-Looking Statements” or “Risk-Factors” and (y) in any other section relating to forward-looking statements or risk factors, in each case referred to in clauses (x) and (y) to the extent such disclosures are non-specific and are primarily cautionary or predictive in nature) but only to the extent the relevance of any such disclosure as an exception or qualification to a representation and warranty in this Section 4.1 is reasonably apparent on the face of such disclosure; or (ii) as set forth in the corresponding section or subsection of the disclosure letter delivered by the Company to Purchaser on the date hereof (the “Company Disclosure Letter”), the Company hereby represents and warrants to Purchaser and Merger Sub as set forth in this Section 4.1; provided, that any disclosure in any section of the Company Disclosure Letter shall only qualify (A) the representation or warranty made in the corresponding Section of this Section 4.1 and (B) other representations and warranties in this Section 4.1 to the extent the relevance of such disclosure to such other representations and warranties is reasonably apparent on its face; provided, further that the exceptions referenced in clause (i) above shall be deemed not to apply with respect to the representations and warranties of the Company in Section 4.1(b), Section 4.1(c), Section 4.1(l) and Section 4.1(r).

(a) Organization, Good Standing and Qualification. Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and (to the extent such concept is applicable) in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing, or have such power or authority, has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The “Project Green” on-line data site maintained by “IntraLinks” and established by the Company for purposes of the transactions contemplated by this Agreement to the extent the materials made available therein as of 11:59 PM on the date prior to the date hereof (the “Data Room”), contains a complete and correct copy of the certificates of incorporation and bylaws or equivalent organizational documents of the Company and its “Significant Subsidiaries” (as defined in Rule 1.02(w) of Regulation S-X promulgated pursuant to the U.S. Securities Exchange Act of 1934 (such act, as amended, and the rules and regulations promulgated thereunder, the “Exchange Act”), each as amended to date) and neither the Company nor any such Significant Subsidiary is in violation of any material provision of such organizational documents. Section 4.1(a) of the Company Disclosure Letter accurately and completely lists each jurisdiction where the Company and its

Subsidiaries are organized and qualified to do business. Except for any Liens under the Revolving Credit Facility, each of the outstanding shares of capital stock or other securities of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned by the Company or by a direct or indirect wholly owned Subsidiary of the Company, free and clear of any lien, charge, pledge, security interest, claim or other encumbrance (each, a “Lien”).

(b) Capital Structure. (i) The authorized capital stock of the Company consists of (x) 25,000,000 Shares, of which 15,927,536 Shares were outstanding as of the close of business on May 11, 2012, and (y) 10,000,000 shares of preferred stock, par value $0.001 per share, of which no shares were outstanding as of the close of business on May 11, 2012. All of the outstanding Shares have been duly authorized and are validly issued, fully paid and nonassessable.

(ii) As of the close of business on May 11, 2012 no Shares were held in Treasury or by Subsidiaries of the Company. The Company has no Shares reserved for issuance except (A) that, as of May 11, 2012, there were 3,167,774 Shares reserved for issuance pursuant to outstanding Company Options and Company Awards granted under the Stock Plan and (B) 483,660 Shares reserved for future grants under the Stock Plan. Section 4.1(b)(ii) of the Company Disclosure Letter accurately and completely lists, as of the date specified therein, each outstanding Company Option and each outstanding Company Award, including the holder, date of grant, date of expiration, number of Shares subject thereto, the terms of vesting (if any), and the exercise price (if applicable).

(iii) Except pursuant to the outstanding Company Options and Company Awards, there are no preemptive or other outstanding rights, options, warrants, phantom stock, conversion, stock appreciation, redemption, or repurchase agreements, arrangements, calls, commitments, rights or awards of any kind that obligate the Company or any of its Subsidiaries to issue or sell any shares of capital stock or other securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding.

(iv) Upon any issuance of any Shares in accordance with the terms of the Stock Plan, such Shares will be duly authorized, validly issued, fully paid and nonassessable. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the Stockholders on any matter. Except for the Voting Agreement, there are no irrevocable proxies and no voting agreements with respect to any capital stock of, or other equity or voting interests in, the Company.

(c) Corporate Authority and Approval. (i) The Company has all requisite corporate power and authority and has taken all corporate action necessary to execute, deliver and perform its obligations under this Agreement subject only to adoption of this Agreement by the holders of a majority of the Shares entitled to vote on such matter at a stockholders meeting duly called and held for such purpose or acting by written consent in lieu of a stockholders meeting (the “Company Stockholder Approval”), if required by applicable Law. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(ii) As of the date hereof, at a meeting duly called and held, the Company Board has (A) considered the recommendations of the Transaction Committee with respect to the Merger and this Agreement, (B) adopted resolutions: (x) approving and declaring advisable the Merger, this Agreement and the other transactions contemplated by this Agreement on the terms and subject to the conditions set forth herein, (y) resolving that the adoption of this Agreement be submitted to the Stockholders for a vote and (z) subject to Section 5.2(b) and Section 5.2(c), resolving to recommend to the Stockholders that they adopt this Agreement (clauses (x)-(z), the “Company Recommendation”), and (C) subject to Section 5.2(b) and Section 5.2(c), directed that this Agreement be submitted to the Stockholders for their adoption.

(iii) When so executed and delivered in accordance with the Voting Agreement, the Written Consent shall constitute a valid and effective Company Stockholder Approval in compliance with applicable Law and the certificate of incorporation and bylaws of the Company, and no other vote or action of any Stockholder will be necessary under applicable Law, such certificate of incorporation or bylaws or otherwise to adopt this Agreement.

(d) Governmental Filings; No Violations; Certain Contracts. (i) Other than the filings and/or notices (A) pursuant to Section 1.3, (B) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (C) under the Exchange Act, (D) to comply with state securities or “blue-sky” Laws, (E) required to be made with the Nasdaq Stock Market, and (F) that are required and customary pursuant to any state environmental transfer statutes, no notices, reports or other filings are required to be made by the Company with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company from, any domestic or foreign governmental or regulatory authority, agency, commission, body, court or other legislative, executive or judicial governmental entity (each, a “Governmental Entity”), in connection with the execution, delivery and performance of this Agreement and the Voting Agreement by the Company and the consummation of the Merger and the other transactions contemplated hereby and thereby, except those that the failure to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(ii) The execution, delivery and performance of this Agreement and the Voting Agreement by the Company do not, and the consummation of the Merger and the other transactions contemplated hereby and thereby will not, constitute or result in (A) a breach or violation of, or a default under, the certificate of incorporation or bylaws of the Company or the comparable governing documents of any of its Subsidiaries or, (B) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or default under, the creation or acceleration of any obligations under, the loss or impairment of any right to own or use or the creation of a Lien on any of the assets of the Company or any of its Subsidiaries pursuant to any agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation (each, a “Contract”) binding the Company or any of its Subsidiaries or, assuming compliance with the matters referred to in Section 4.1(d)(i), any Law to which the Company or any of its Subsidiaries is subject except, in the case of clause (B) above, for any such breach, violation, termination, default, creation, acceleration or loss of right which has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(e) Company Reports; Financial Statements. (i) The Company has filed or furnished all forms, statements, certifications, reports and documents required to be filed or furnished by it with the U.S. Securities and Exchange Commission (the “SEC”) pursuant to the Exchange Act or the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”) since December 31, 2011 (the “Applicable Date”) (the forms, statements, reports and documents filed or furnished since the Applicable Date and prior to the date hereof, including any amendments thereto, the “Company Reports”). Each of the Company Reports, as of its respective date, or if amended, as of the date of such amendment, complied as to form in all material respects with the applicable requirements of the Securities Act and the rules and regulations promulgated thereunder, and with the Exchange Act and the rules and regulations promulgated thereunder, as the case may be, each as in effect on the date so filed. As of its filing date, none of the Company Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent that the information in such Company Report has been amended or superseded by a later Company Report filed prior to the date hereof. As of the date hereof, there are no material outstanding or unresolved comments received by the Company from the SEC with respect to any of the Company Reports.

(ii) The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the Nasdaq Stock Market (the “NASDAQ”).

(iii) The Company is in compliance in all material respects with the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and any rules and regulations promulgated thereunder.

(iv) Each of the consolidated financial statements included in or incorporated by reference into the Company Reports filed since December 31, 2011 and prior to the date hereof (including the related notes) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of their date and the consolidated results of their operations and cash flows for the respective periods then ended (except, in the case of any unaudited quarterly financial statements, as permitted by Form 10-Q of the SEC or other rules and regulations of the SEC, and subject to year-end or period-end audit adjustments), in each case in accordance with U.S. generally accepted accounting principles (“GAAP”) consistently applied during the periods involved, except as may be noted therein. No Subsidiary of the Company is subject to periodic reporting requirements of the Exchange Act.

(v) The Company has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 or 15d-15 of the Exchange Act) that are reasonably designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, required to be included in reports filed under the Exchange Act (A) is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms, and (B) is accumulated and communicated to the Company’s management, including the chief executive officer and chief financial officer, as appropriate to allow timely decisions regarding required disclosure.

(vi) The Company’s system of internal controls over financial reporting (as defined in Rules 13a-15 or 15d-15 under the Exchange Act) is reasonably sufficient in all material respects to provide reasonable assurance to the Company’s management and the Company Board regarding the reliability of financial reporting and the preparation of published financial statements for external purposes in accordance with GAAP.

(vii) Neither the Company nor any of its Subsidiaries has entered into any Affiliate Transaction that has not been disclosed in the Company Reports.

(f) Absence of Certain Changes or Events. Except for this Agreement and the Voting Agreement and the transactions contemplated by this Agreement and the Voting Agreement, since January 1, 2012 (i) through the date of this Agreement, (A) the business of the Company and its Subsidiaries has been conducted in the ordinary course consistent with past practices, and (B) neither the Company nor any of its Subsidiaries has taken any action, or authorized, announced an intention to take or committed or agreed in writing or otherwise to take any action that, if taken between the date of this Agreement and the Closing Date, would constitute a breach of Section 5.1(a), 5.1(b), 5.1(c), 5.1(f), 5.1(j), 5.1(l) or 5.1(m) and (ii) no event, circumstance, development, state of facts, occurrence, change or effect has occurred which has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(g) Litigation and Liabilities. (i) There is no action, suit, proceeding, claim, arbitration or investigation pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or their respective properties or assets that (A) would have, individually or in the aggregate, a Company Material Adverse Effect or (B) as of the date hereof, would prevent or materially impair or delay the consummation of the Merger and the other transactions contemplated by this Agreement. There are no material judgments, orders, decrees, injunctions, awards, or settlements, whether civil, criminal or administrative, outstanding against the Company or any of its Subsidiaries.

(ii) Neither the Company nor any of its Subsidiaries has any obligations or liabilities, except for (A) obligations or liabilities set forth in the consolidated financial statements included in or incorporated by reference into the Company Reports or disclosed in any footnotes thereto, (B) obligations or liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2011, (C) obligations or liabilities that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and (D) liabilities or obligations incurred pursuant to the transactions contemplated by this Agreement.

(h) Employee Benefits.

(i) All material benefit and compensation plans, Contracts, policies or arrangements which provide for ongoing or future obligations of the Company or its Subsidiaries covering current or former employees, directors, or individual consultants of the Company and its Subsidiaries (the “Employees”), including, without limitation, “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and deferred compensation, severance, stock option, stock purchase, stock appreciation rights, stock based incentive, bonus, change in control, employment, retention, termination, sick leave, vacation pay, salary continuation for disability, hospitalization, medical insurance, life insurance, scholarship and all other material compensation or employee benefit plans, policies, agreements, or arrangements (the “Benefit Plans”) are listed in Section 4.1(h) of the Company Disclosure Letter. True and complete copies of all Benefit Plans and, if applicable with respect to any Benefit Plans, any trust instruments, insurance contracts or other funding mechanism, most recent determination or opinion letters, summary plan descriptions and Form 5500s for the two (2) most recent years are contained in folder 4.2.2 in the Data Room.

(ii) Each Benefit Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code, has received, or has timely requested, a favorable determination letter or opinion letter from the Internal Revenue Service (the “IRS”) and no event has occurred and no condition exists that would reasonably be expected to result in the revocation of, or failure to issue, any such determination letter or opinion letter or which would reasonably be expected to cause the loss of qualification under Section 401(a) of the Code or exemption from federal income taxation under Section 501 of the Code or, except for liabilities, penalties and taxes that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the imposition of any liability, penalty or tax under ERISA or the Code. Neither the Company, nor any of its Subsidiaries and any trade or business (whether or not incorporated) which is or has ever been under common control, or which is or has ever been treated as a single employer, with any of them under Section 414(b), (c), (m) or (o) of the Code (“ERISA Affiliate”) has in the last six (6) years contributed or has been obligated to contribute to any “employer pension plan” as defined in Section 3(2) of ERISA, covered by Title IV of ERISA or subject to Section 412 of the Code or Section 302 of ERISA.

(iii) (A) Each Benefit Plan is in material compliance with applicable Law and has been administered and operated in all material respects in accordance with its terms; (B) all payments and contributions (including all employer contributions and employee salary reduction contributions) required to have been made under any Benefit Plan to any participant (or their beneficiaries) or under funds or trusts established under such Benefit Plan or by applicable Law have been made by the due date thereof (including any valid extension), and all payments and contributions for any period ending on or before the Closing Date which are not yet due will have been paid or accrued for in the financial statements included in or incorporated by reference in the Company Reports or accrued for in the books and records of the Company since the latest Company Reports in accordance with past practice, in each case on or prior to the Closing Date, and, with respect to each Benefit Plan, all reports, returns, notices and other documentation that are required to have been filed with or furnished to the IRS, the Department of Labor or any other Governmental Entity, or to the participants or beneficiaries of such Benefit Plan, have been filed or furnished on a timely basis, except, in each such case, as would not reasonably be expected to result in a material liability of the Company; (C) neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any other “disqualified person” or “party in interest” (as defined in Section 4975(e)(2) of the Code and Section 3(14) of ERISA, respectively) has engaged in any transactions in connection with any Benefit Plan that would reasonably be expected to result in the imposition on the Company of a material penalty pursuant to Section 502 of ERISA, material damages pursuant to Section 409 of ERISA or a material Tax pursuant to Section 4975 of the Code; (D) no Benefit Plan provides for post-employment or retiree welfare benefits, except as required by applicable Law; (E) no liability, claim, action, litigation, suit, audit or, to the knowledge of the Company, inquiry by any Governmental Entity, proceeding or lawsuit has been made, commenced or, to the knowledge of the Company, threatened with respect to any Benefit Plan, the assets of any of the trusts under any Benefit Plan or any Benefit Plan sponsor or administrator, or against any fiduciary of any Benefit Plan with respect to the operation of any Benefit Plan (other than routine claims for benefits payable in the ordinary course, and appeals of denied such claims) that would reasonably be expected to result in a material liability of the Company; (F) neither the execution of this Agreement nor the consummation of the transactions contemplated hereby and thereby, will, either alone or in connection with any other event(s): (u) result in any payment becoming due to any Employee under any Benefit Plan, (v) result in any excess parachute payment (within the meaning of Section 280G of the Code) under any Benefit Plan, (w) cause the acceleration of the time of payment, funding or vesting of any benefits under any Benefit Plan, (x) increase any amount payable under any Benefit Plan, (y) require any contributions or payments to fund any obligations under any Benefit Plan, or (z) limit the right to merge, amend or terminate any Benefit Plan (except any limitations imposed by any applicable Law); (G) the Company does not have any contractual obligation to make any gross-up payments as a result of the excise taxes imposed by Section 4999 of the Code or the additional income taxes imposed by Section 409A of the Code; and (H) neither the Company nor any Subsidiary of the Company maintains any Benefit Plan outside of the United States primarily for the benefit of Employees working outside the United States.

(i) Compliance with Laws; Licenses. Since the Applicable Date, the businesses of the Company and its Subsidiaries have been conducted in compliance with all federal, state, local or foreign law, statute or ordinance, common law, or any rule, regulation, judgment, order, writ, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Entity (collectively, “Laws”), except for such violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except for any investigations, the outcomes of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, to the knowledge of the Company, no investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or has been threatened in writing. Each of the Company and its Subsidiaries has obtained and is in compliance with all permits, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders issued or granted by a Governmental Entity (“Licenses”) necessary to conduct its business as presently conducted, except those the absence of which have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Notwithstanding the foregoing, the representations and warranties contained in this Section 4.1(i) do not apply to employee benefits plans and related matters, environmental matters, taxes, labor matters, intellectual property or the business practices addressed in Section 4.1(u), which subject matters are addressed in their entirety and exclusively in Section 4.1(h), Section 4.1(m), Section 4.1(n), Section 4.1(o), Section 4.1(p) and Section 4.1(u), respectively.

(j) Material Contracts. (i) Except for (x) this Agreement and (y) the Contracts filed as exhibits to the Company Reports, Section 4.1(j) of the Company Disclosure Letter accurately and completely lists, as of the date hereof, the following Contracts to which the Company or any of its Subsidiaries is a party or by which their properties or assets are bound:

(A) any lease of real or personal property providing for annual base rentals of $250,000 or more in the current year;

(B) any Contract that is both (x) reasonably expected to require annual payments from or to the Company and its Subsidiaries of more than $1,000,000 over the life of such Contract and (y) not cancelable by the Company or such Subsidiary without any financial or other penalty on 180 days or less notice; and

(C) other than with respect to any partnership that is directly or indirectly wholly owned by the Company or any directly or indirectly wholly owned Subsidiary of the Company, any partnership, joint venture, or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture material to the Company or any of its Subsidiaries or in which the Company owns more than 15% voting or economic interest, or any interest with a book value of more than $5,000,000 without regard to percentage voting or economic interest;

(D) any Contract (other than any Contract whose only parties are the Company and/or any direct or indirect wholly owned Subsidiaries of the Company) relating to indebtedness for borrowed money owing by the Company or any of its Subsidiaries, other than any Contract relating to indebtedness with an outstanding principal amount of less than $1,000,000 (whether incurred, assumed, guaranteed or secured by any asset);

(E) any Contract required to be filed as an exhibit to the Company’s Annual Report on Form 10-K pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed by the Company in a Current Report on Form 8-K since the Applicable Date;

(F) any Contract restricting the payment of dividends or the repurchase of stock or other equity;

(G) any Contract that requires the future acquisition from another Person or future disposition to another Person of assets or capital stock or other equity interest;

(H) any Contract under which the Company or the applicable Subsidiary has agreed to make after the date hereof any advance, loan, extension of credit or capital contribution to, or other investment in, any Person (other than the Company or any of its Subsidiaries and other than extensions of trade credit in the ordinary course of business), in any such case which, individually, is in excess of $500,000;

(I) any Contract that involves ongoing limitations, that are material to the Company and its Subsidiaries, taken as a whole, on the ability of the Company or any of its Subsidiaries to compete in any business line or geographic area;

(J) any written Contracts (x) granting the Company or any of its Subsidiaries a license, sublicense or other rights under, or a covenant not to sue with respect to, any Intellectual Property of any Third Party and/or (y) granting any Third Party a license, sublicense or other rights under, or a covenant not to sue with respect to, any Intellectual Property of the Company or any of its Subsidiaries, excluding, in each of (x) and (y) any licenses for commercially available “off-the-shelf” software for a license fee of no more than $200,000 per year; and

(K) any Contract to which the Company or any of its Subsidiaries is a party containing a standstill or similar agreement pursuant to which the Company or any of its Subsidiaries continues to be obligated not to acquire assets or securities of the other party or any of its Affiliates (the Contracts described in clauses (A) – (K), together with all exhibits and schedules to such Contracts, being the “Material Contracts”).

(ii) A copy of each Material Contract is contained in the Data Room and each such Material Contract is valid, binding and enforceable against the Company in accordance with its terms, subject to the Bankruptcy and Equity Exception. As of the date hereof, the Company and its Subsidiaries and, to the knowledge of the Company, the other parties thereto, are not in default or breach in any respect under the terms of any such Material Contract, except for such defaults or breaches that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received written notice from any other party to a Material Contract of the existence of any event, or condition which constitutes, or, after notice or lapse of time or both, will constitute, a default on the part of the Company or any of its Subsidiaries under any Material Contract.

(k) Real Property. (i) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (A) the Company or one of its Subsidiaries, as applicable, has good and valid title in fee simple to the real property owned by the Company or its Subsidiaries (the “Owned Real Property”), free and clear of any Encumbrance, and (B) there are no outstanding options or rights of first refusal to purchase the Owned Real Property, or any portion thereof or interest therein. No condemnation proceeding is pending or, to the knowledge of the Company, threatened which would preclude or impair the use of any such Owned Real Property by the Company or any of its Subsidiaries for the purposes for which it is currently used.

(ii) Section 4.1(k)(ii) of the Company Disclosure Letter contains a true and complete list of all Owned Real Property.

(iii) With respect to the real property leased or subleased to the Company or its Subsidiaries (the “Leased Real Property”), the lease or sublease for each such property is valid, binding and enforceable against the Company or one of its Subsidiaries in accordance with its terms, subject to the Bankruptcy and Equity

Exception, and none of the Company or any of its Subsidiaries is in breach of or default under such lease or sublease, and there exists no default or event, occurrence, condition or act (including the Merger) in respect of or on the part of the Company or any of its Subsidiaries which, with the giving of notice, the lapse of time or the happening of any further event or condition, would become a default or event of default under any such lease or sublease, except in each case, for such breaches or defaults, that have not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of the Company, all of the covenants to be performed by any other party under any such lease or sublease of Leased Real Property have been fully performed by such Person except for any such failures to perform which have not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company or one of its Subsidiaries has good and valid leasehold interests in the Leased Real Property described in each lease or sublease for such property, free and clear of any and all Encumbrances (other than the applicable lease or sublease) other than those the presence of which have not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. In each case, the Company or one of its Subsidiaries has been in peaceable possession of such Leased Real Property since the commencement of the original term of such lease or sublease.

(iv) For purposes of this Section 4.1(k) only, “Encumbrance” means (A) any mortgage or deed of trust or any easement, right of way, encroachment, covenant, or other restriction or encumbrance of any kind in respect of such asset; (B) Liens for Taxes, assessments or other charges by Governmental Entities or (C) imperfections of title, zoning, building code or planning restrictions or regulations, permits, restrictive covenants, encroachments, rights of way and other restrictions or limitations on the use of the Owned Real Property, but specifically excludes: (a) specified encumbrances described in Section 4.1(k)(iv) of the Company Disclosure Letter (excluding Liens securing debt for borrowed money on Owned Real Property and any Liens securing debt for borrowed money of the Company or any of its Subsidiaries on Leased Real Property other than any such Lien that will be satisfied on or prior to the Closing Date); (b) encumbrances for Taxes or other governmental charges not yet due and payable or being contested in good faith by appropriate proceedings for which adequate reserves have been made in the books of the Company in accordance with GAAP; (c) Liens for assessments and other governmental charges or mechanics’, carriers’, workmen’s, repairmen’s or other like encumbrances arising or incurred in the ordinary course of business consistent with past practice relating to obligations in each case for sums not yet due and payable or due but not delinquent, or the validity or amount of which is being contested in good faith by appropriate proceedings for which adequate reserves have been made; (d) Liens arising by Law in the ordinary course of business in connection with workers’ compensation, unemployment insurance or similar types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations in each case for sums not yet due and payable or due but not delinquent, or the validity or amount of which is being contested in good faith by appropriate proceedings for which adequate reserves have been made; or (e) encumbrances or imperfections of title, zoning, building code or planning restrictions or regulations, permits, restrictive covenants, encroachments, rights of way and other restrictions or limitations on the use of the Owned Real Property that do not, individually or in the aggregate, materially interfere with the conduct of the business of the Company and its Subsidiaries taken as a whole as presently conducted at the affected location.

(l) Takeover Statutes. Assuming the accuracy of the representation contained in Section 4.2(l), the Company Board has taken all actions necessary so that the restrictions contained in Section 203 of the DGCL applicable to a “business combination” (as defined in Section 203 of the DGCL) shall not apply to the execution, delivery or performance of this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement. No other similar anti-takeover statute or regulation enacted under state laws in the United States prior to the date hereof applicable to the Company (each, a “Takeover Statute”) is applicable to the Merger or the other transactions contemplated hereby. No anti-takeover provision in the Company’s certificate of incorporation or bylaws is applicable to the Company in connection with the Merger, the Shares or the other transactions contemplated by this Agreement.

(m) Environmental Matters. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries are and, in the past five (5) years, have been in compliance with all applicable Environmental Laws (including all obligations to obtain, maintain and comply with all permits and authorizations required under Environmental Laws); (ii) no property owned, leased or operated by the Company or any of its Subsidiaries is contaminated with Hazardous Substances requiring remediation under any Environmental Law and, to the Company’s knowledge, there have been no releases of any Hazardous Substances at any such property or at any other location, that would reasonably be expected to result in a claim against the Company or any of its Subsidiaries under Environmental Law which matters remain unresolved; (iii) neither the Company nor any of its Subsidiaries has received any written notice or claims alleging noncompliance with or liability under any Environmental Law; and (iv) neither the Company nor any of its Subsidiaries is subject or party to any agreement, order, judgment or decree by or with any Governmental Entity or Third Party pursuant to which the Company or any of its Subsidiaries has assumed, incurred or suffered any liability or obligation under any Environmental Law involving uncompleted, outstanding or unresolved requirements on the part of the Company or its Subsidiaries.

(n) Taxes. (i) The Company and each of its Subsidiaries (A) have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns (as defined below) required to be filed by any of them and all such filed Tax Returns are complete and accurate in all material respects; and (B) have paid all material amounts of Taxes (as defined below) that are required to be paid or that the Company or any of its Subsidiaries are obligated to withhold from amounts owing to any employee, creditor or Third Party, except with respect to matters contested in good faith. The Data Room contains true and correct copies of the United States federal income Tax Returns filed by the Company and its Subsidiaries for each of the fiscal years ended December 31, 2008, 2009 and 2010.

(ii) As of the date hereof, neither the Company nor any of its Subsidiaries has engaged in any transaction which the IRS has determined to be a “listed transaction” for purposes of Treasury Regulations Section 1.6011-4(b)(2).

(iii) There are no (i) examinations or audits by any Governmental Entity of any material Tax Return of the Company or any of its Subsidiaries underway, and (ii) extensions or waivers of the limitation period applicable to any material Tax Return of the Company or any of its Subsidiaries in effect. No Legal Action is pending (or, to the knowledge of the Company, is being overtly threatened in writing) by any Governmental Entity against the Company or any of its Subsidiaries in respect of any material Tax. As of the date hereof, neither the Company nor any of its Subsidiaries has received any written notice of any Tax liability from any Governmental Entity that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(iv) Neither the Company nor any Company Subsidiary has been a member of any combined, consolidated or unitary group for which it is or will be liable for Taxes under principles of Section 1.1502-6 or any similar or analogous provision of any state, local, or foreign law of the Treasury Regulations, except for any such group of which the Company is the common parent for U.S. federal income tax purposes.

(v) Neither the Company nor any Company Subsidiary is a party to any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement, other than (A) commercially reasonable agreements providing for the allocation or payment of real property Taxes attributable to real property leased or occupied by the Company or any Subsidiary of the Company, (B) commercially reasonable agreements for the allocation or payment of personal property Taxes, sales or use Taxes or value added Taxes with respect to (y) personal property leased, used, owned or sold in the ordinary course of business, or (z) the provision of services, (C) any provision of any employment agreement compensating an employee for any increase in taxation of such employee’s income resulting from the performance of work for the Company or any Subsidiary of the Company outside of such employee’s country of residence, (D) agreements for international income Tax credits entered into by the Company or any Subsidiary of the Company in the ordinary course of business, (E) any agreement between the Company and any Subsidiary of the Company or between two or more Subsidiaries of the Company, and (F) customary tax indemnifications contained in credit or other commercial lending agreements.

(vi) Neither the Company nor any of its Subsidiaries (A) has executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or non-U.S. law that is currently in effect, (B) has agreed to, requested, or is required to include any adjustment under Section 481 of the Code (or any corresponding provision of state, local or foreign law) by reason of a change in accounting method or otherwise, which adjustments would apply after the Merger or (C) is subject to any private letter ruling of the IRS or comparable rulings of any taxing authority.

(vii) As of the date hereof, the Company is not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(o) Labor Matters. Section 4.1(o) of the Company Disclosure Letter lists each collective bargaining agreement or other Contract with a labor union or labor organization, as of the date hereof, to which the Company or any of its Subsidiaries is a party or by which they are otherwise bound (collectively, the “Company Labor Agreements”). Neither the Company nor any of its Subsidiaries is the subject of any proceeding that asserts that the Company or any of its Subsidiaries has committed an unfair labor practice or that seeks to compel it to bargain with any labor union or labor organization other than proceedings that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There is no pending, or to the Company’s knowledge, threatened, nor has there been for the past two (2) years (or such shorter period as the Company has owned the applicable Subsidiary), any labor strike, dispute, walk-out, work stoppage, slow-down or lockout involving the Company or any of its Subsidiaries other than those which have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of the Company, Section 4.1(o) of the Company Disclosure Letter sets forth all material organizational efforts for the past two (2) years with respect to the formation of a collective bargaining unit involving Employees of the Company or any of its Subsidiaries, as of the date hereof, other than those that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The consummation of the Merger and the other transactions contemplated by this Agreement will not entitle any Third Party (including any labor union or labor organization) to any payments under any of the Company Labor Agreements. The Company and its Subsidiaries are and, for the past two (2) years (or such shorter period as the Company has owned the applicable Subsidiary), have been in compliance with all applicable Laws relating to labor or employment relations or practices (including, but not limited to, terms and conditions of employment, management-labor relations, wage and hour issues, immigration and occupational safety and health), except for such non-compliance that has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and its Subsidiaries are and, for the past two (2) years (or such shorter period as the Company has owned the applicable Subsidiary), have been in compliance with the federal Worker Adjustment and Retraining Notification Act or any similar state, local or foreign Law (including, but not limited to, any state Laws relating to plant closings or mass layoffs) (collectively, “WARN”), and the Company and its Subsidiaries have not incurred any liability or obligation under WARN which remains unsatisfied, except in each case for such non-compliance, liability or obligation that has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There has been no “mass layoff” or “plant closing” (as such terms are defined by WARN) with respect to the Company or any of its Subsidiaries within the last six (6) months preceding the date hereof.

(p) Intellectual Property. (i) The Company or its Subsidiaries own, license, sublicense or otherwise possess legally enforceable rights to use all Intellectual Property used or held for use in, or necessary to conduct, the business of the Company or its respective Subsidiary as presently conducted free and clear of all Liens other than Permitted Liens, except where the failure to own, license, sublicense or otherwise possess legally enforceable rights to use such Intellectual Property has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(ii) Section 4.1(p)(ii) of the Company Disclosure Letter sets forth a true and complete list of all Registered Intellectual Property owned by the Company or any of its Subsidiaries (the “Company Intellectual Property”), indicating for each listed item the record owner, the registration or application number and date and the applicable filing jurisdiction. To the knowledge of the Company, the material Intellectual Property owned by or licensed to the Company or any of its Subsidiaries, that is either an issued patent or registration for other Intellectual Property is valid, enforceable and in full force and effect.

(iii) To the knowledge of the Company, none of the Company Intellectual Property, the products or services of the Company or any of its Subsidiaries or the conduct of the business or operations of the Company or any of its Subsidiaries as currently conducted have infringed, misappropriated or otherwise violated, or are infringing, misappropriating or otherwise violating, any Intellectual Property rights of any Third Party, other than such violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received in the past two (2) years any notice of any claim alleging any infringement, misappropriation or other violation of any Intellectual Property rights of any Third Party or challenging any ownership, use, validity or enforceability of any Company Intellectual Property, other than such claims that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(iv) To the knowledge of the Company, no Third Party is infringing, violating or misappropriating any of the Company Intellectual Property or other Intellectual Property owned by or licensed to the Company or any of its Subsidiaries, except for infringements, violations or misappropriations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(v) The Company and each of its Subsidiaries have taken reasonable security measures to protect the confidentiality of all material Trade Secrets owned by or licensed to the Company or any of its Subsidiaries and any confidential information of any Person to whom the Company or any of its Subsidiaries owes a confidentiality obligation. To the knowledge of the Company, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each of the Company and its Subsidiaries is in compliance with its respective privacy policies and processes personally identifiable information in a reasonably secure manner using commercially reasonable technical measures.

(vi) Neither the Company nor any of its Subsidiaries owns any proprietary software material to the operations of the Company or any of its Subsidiaries. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, to the knowledge of the Company, the information technology systems owned, leased or licensed by the Company and its Subsidiaries are sufficient for the operation of the business of the Company and its Subsidiaries as currently conducted. To the knowledge of the Company and except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (A) such information technology systems are operating, as of the date hereof, in a manner that is sufficient for the operation of the business of the Company and its Subsidiaries as currently conducted, and (B) since January 1, 2012, there has not been any unauthorized use of or access to, or any breach of any security safeguards with respect to, any such information technology systems or any data or information stored thereon.

(q) Insurance. Section 4.1(q) of the Company Disclosure Letter completely and accurately lists all insurance policies of the Company and its Subsidiaries in effect on the date hereof with the insurance companies set forth therein. The Data Room contains such insurance policies. Each insurance policy listed on Section 4.1(q) of the Company Disclosure Letter is valid, binding and enforceable against the Company in accordance with its terms, subject to the Bankruptcy and Equity Exception, all premiums thereon have been paid, and the Company and its Subsidiaries are otherwise in compliance with the terms and provisions of such policies other than any such non-compliance which has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and its Subsidiaries have not received either a written notice of or a written notice that would reasonably be expected to be followed by a written notice of cancellation or non-renewal of, any such policy.

(r) Brokers and Finders. No broker, finder or investment banker (other than Lazard) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company has made available to Purchaser a true, complete and accurate copy of the engagement letter of Lazard in connection with the Merger.

(s) Opinion of Financial Advisor. The Company Board has received the opinion of Lazard to the effect that, as of the date of such opinion and subject to and based on the assumptions, qualifications and limitations set forth therein, the Per Share Merger Consideration to be paid in the Merger to holders of Shares (other than as set forth in such opinion) is fair, from a financial point of view, to such holders. A complete copy of the written opinion will promptly be made available to Purchaser, solely for informational purposes, after receipt by the Company. It is agreed and understood that such opinion is for the benefit of the Company Board (in its capacity as such) and may not be relied on by Purchaser or Merger Sub.

(t) Information Supplied; Information Statement. The Information Statement will, on the date filed with the SEC and on the date it is first mailed to the Stockholders, (x) comply as to form in all material respects with the Exchange Act and (y) not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Purchaser or Merger Sub or any of their respective Representatives.

(u) Certain Business Practices. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, to the knowledge of the Company, neither the Company nor any of its Subsidiaries (nor any of their respective officers, directors or employees, while acting on behalf of the Company or its Subsidiaries) has made or agreed to make any contribution, payment, gift or entertainment to, or accepted or received any contributions, payments, gifts or entertainment from, any government official, employee, political party or agent or any candidate for any federal, state, local or foreign public office, where either the contribution, payment or gift or the purpose thereof was in violation of the Laws of any federal, state, local or foreign jurisdiction, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, executive orders imposing or regulations implementing economic sanctions administered by the U.S. Department of Treasury’s Office of Foreign Assets Control, and any applicable anti-money laundering laws.

4.2 Representations and Warranties of Purchaser and Merger Sub. Purchaser and Merger Sub each hereby represents and warrants to the Company as set forth in this Section 4.2:

(a) Organization, Good Standing and Qualification. Each of Purchaser and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in such good standing, or to have such power or authority has not had and would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect. Purchaser has delivered to the Company a complete and correct copy of the certificate of incorporation and bylaws of each of Purchaser and Merger Sub, each as amended to the date hereof and neither Purchaser nor Merger Sub is in violation of any material provision of its respective certificate of incorporation or bylaws.

(b) Corporate Authority. Each of Purchaser and Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary to execute, deliver and perform its obligations under this Agreement and the Voting Agreement and to consummate the Merger and the other transactions contemplated by this Agreement and the Voting Agreement. Except for the approval of Purchaser as the sole stockholder of Merger Sub (which approval Purchaser shall effect on the date hereof immediately following the execution of this

Agreement), the execution, delivery and performance of this Agreement and the Voting Agreement by Purchaser and Merger Sub, the consummation by each of them of the transactions contemplated hereby and thereby and the performance by each of them of their respective obligations hereunder and thereunder have been duly authorized and approved by the boards of directors of Purchaser and Merger Sub. Except for the approval of Purchaser as the sole stockholder of Merger Sub (which approval Purchaser shall effect on the date hereof immediately following the execution of this Agreement), no other corporate action on the part of either of Purchaser or Merger Sub is necessary to authorize the execution, delivery and performance of this Agreement and the Voting Agreement by each of Purchaser and Merger Sub and the consummation of the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Purchaser and Merger Sub and constitutes a valid and binding agreement of Purchaser and Merger Sub enforceable against each of Purchaser and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(c) Governmental Filings and Consents; No Violations; Etc. (i) Other than the filings and/or notices (A) pursuant to Section 1.3, (B) under the HSR Act, (C) under the Exchange Act, (D) to comply with state securities or “blue-sky” laws, (E) required to be made with relevant exchanges, if any, and (F) that are required and customary pursuant to any state environmental transfer statutes (the “Purchaser Approvals”), no notices, reports or other filings are required to be made by Purchaser or Merger Sub with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Purchaser or Merger Sub from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement and the Voting Agreement by Purchaser and Merger Sub or the consummation by Purchaser and Merger Sub of the Merger and the other transactions contemplated hereby and thereby, except those that the failure to make or obtain has not had and would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

(ii) The execution, delivery and performance of this Agreement and the Voting Agreement by Purchaser and Merger Sub do not, and the consummation by Purchaser and Merger Sub of the Merger and the other transactions contemplated hereby and thereby will not, constitute or result in (A) a breach or violation of, or default under, the certificate of incorporation or bylaws of Purchaser or Merger Sub or any of their respective Subsidiaries or (B) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or a default under, the creation or acceleration of any obligations under, the loss or impairment of any right to own or use or the creation of a Lien on any of the assets of Purchaser or Merger Sub or any of their respective Subsidiaries pursuant to any Contracts binding Purchaser or Merger Sub or any of their respective Subsidiaries or, assuming compliance with the matters referred to in Section 4.1(c)(i), any Law to which Purchaser, Merger Sub or any of their respective Subsidiaries is subject, except, in the case of clause (B) above, for any such breach, violation, termination, default, creation, acceleration or loss of right which has not had, and would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

(d) Financing. Concurrently with the execution of this Agreement, (i) Purchaser has delivered a true, correct and complete copy of an executed commitment letter addressed to Purchaser and the Company, dated the date hereof (the “Equity Commitment Letter”), from OMERS Administration Corporation (the “Equity Investor”) to provide debt and/or equity financing to Purchaser in an aggregate amount not less than $117,370,000 (the “Equity Financing”), and (ii) the Company has delivered to Purchaser an amendment or waiver to the Revolving Credit Facility fully executed by all parties to the Revolving Credit Facility (the “Waiver”) that waives any default or prepayment event that would otherwise result from execution and delivery of this Agreement, the Merger or the transactions contemplated hereby. As of the date hereof, each of the Equity Commitment Letter and, to the knowledge of Purchaser, the Waiver, is in full force and effect and a legal, valid and binding obligation of the parties thereto. Each of the Equity Commitment Letter and, to the knowledge of Purchaser, the Waiver, has not been withdrawn, terminated or otherwise amended or modified in any respect, Purchaser has not received notice of any such withdrawal or termination and no such amendment or modification is contemplated. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Purchaser or Merger Sub under any term or condition of the Equity Commitment Letter or the Waiver. The Equity Commitment Letter and the Revolving Credit Facility, as modified by the

Waiver (collectively, the “Financing Commitment Letters”) constitute, as of the date hereof, the entire and complete agreement between the parties thereto with respect to the financings contemplated thereby, and, except as set forth, described or provided for in the Equity Commitment Letter, (x) there are (1) no conditions precedent to the obligations of the Equity Investor to fund the Equity Financing, or (2) conditions precedent to the effectiveness of the Waiver (the “Debt Financing” and together with the Equity Financing, the “Financing”), and (y) there are no contractual contingencies or other provisions under any agreement (including any side letters) relating to the transactions contemplated by this Agreement to which Purchaser or any of its Affiliates is a party that would permit the Equity Investor or any of the lenders to reduce the total amount of the Financing or impose any additional condition precedent to the availability of the Equity Financing or any additional condition precedent to the availability of the Debt Financing. There are no side letters or other agreements, Contracts or arrangements related to the funding or investing, as applicable, of the Financing other than as expressly set forth in the Financing Commitment Letters. The Company is a third-party beneficiary of the Equity Commitment Letter. As of the date hereof, assuming the truth and accuracy of the Company’s representations and warranties contained in this Agreement, Purchaser has no reason to believe that any of the conditions to the Financing will not be satisfied on a timely basis or that the funding contemplated in the Financing will not be made available to Purchaser and the Company, as the case may be, on a timely basis in order to consummate the transactions contemplated by this Agreement. Purchaser has fully paid any and all fees required by the Waiver to be paid on or prior to the date hereof. Subject to its terms and conditions, the aggregate proceeds of the Equity Financing, when funded in accordance with the Equity Commitment Letter, will provide financing sufficient to pay the aggregate Merger Consideration, the amounts due under Section 3.3, the aggregate amount of any indebtedness of the Company and its Subsidiaries which becomes due and payable in connection with the Merger or the other transactions contemplated hereby (after giving effect to the Waiver), all fees and expenses associated with the Waiver, all other amounts to be paid or repaid by Purchaser under this Agreement (whether payable on or after the Closing Date), all of Purchaser’s and its Representatives’ fees and expenses associated with the Merger and the other transactions contemplated by this Agreement and all fees and expenses of the Company (up to $4,000,000) associated with the Merger and the other transactions contemplated by this Agreement. Concurrently with the execution of this Agreement, Purchaser has delivered to the Company the Limited Guarantee of the Guarantor. The Limited Guarantee is in full force and effect and a legal, valid and binding obligation of the Guarantor, and no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in a breach of, or a default under, the Limited Guarantee on the part of the Guarantor, and the Limited Guarantee guarantees delivery of the Purchaser Breach Termination Fee and Purchaser Financing Termination Fee, on the terms and subject to the conditions set forth therein.

(e) Solvency. As of and after the Effective Time, and after giving effect to the transactions contemplated by this Agreement, including the Financing, the payment of the Merger Consideration, the incurrence of indebtedness contemplated by the Debt Financing and assuming (i) the Company is Solvent immediately prior to the Effective Time, (ii) the satisfaction of the conditions to Purchaser’s and Merger Sub’s obligation to consummate the Merger as set forth herein, or the waiver of such conditions and (iii) any estimates, projections or forecasts of the Company and its Subsidiaries have been prepared in good faith based upon assumptions that were and continue to be reasonable the Surviving Corporation and the Surviving Corporation’s Subsidiaries, taken as a whole, will be Solvent. Purchaser and Merger Sub are not (x) causing a transfer of property or incurrence of an obligation in connection with the transactions contemplated hereby and (y) entering into the transactions contemplated hereby, in each case, with the actual intent to hinder, delay or defraud either present or future creditors of the Company or any of its Subsidiaries.

(f) Litigation. There is no action, suit, proceeding, claim, arbitration or investigation pending or, to the knowledge of Purchaser, threatened against Purchaser or Merger Sub or any of their respective properties or assets, as of the date hereof, that would have, , individually or in the aggregate, a Purchaser Material Adverse Effect. There are no material judgments, orders, decrees, injunctions, awards or settlements, whether civil, criminal or administrative, outstanding against Purchaser, Merger Sub or any of their respective Subsidiaries, except as would not have, individually or in the aggregate, a Purchaser Material Adverse Effect.

(g) Capitalization of Merger Sub. The authorized capital stock of Merger Sub consists solely of 100 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Purchaser or a direct or indirect wholly owned Subsidiary of Purchaser. Merger Sub has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement, the Voting Agreement, the Merger and the other transactions contemplated hereby and thereby.

(h) Brokers and Finders. No broker, finder or investment banker is or will be entitled to any brokerage, finder’s or other fee or commission from the Company prior to the Effective Time in connection with the transactions contemplated by this Agreement and the Voting Agreement based upon arrangements made by or on behalf of Purchaser or Merger Sub.

(i) Contact with Customers and Suppliers. None of Purchaser, Merger Sub or any of their respective employees, agents, Representatives, financing sources or Affiliates has, without the prior written consent of the Company, directly or indirectly contacted any officer, director, employee, stockholder, franchisee, supplier, distributor, customer or other material business relation of the Company or any of its Subsidiaries prior to the date hereof for the purposes of discussing the Company or any of its Subsidiaries in connection with the transactions contemplated hereby.

(j) Certain Arrangements. As of the date hereof, there are no Contracts, undertakings, commitments, agreements, obligations or understandings (i) between Purchaser or Merger Sub or any of their respective Affiliates, on the one hand, and any member of the Company’s management or the Company Board, in each case, in his or her individual capacity, on the other hand, relating to the transactions contemplated by this Agreement or the operations of the Company after the Effective Time or (ii) pursuant to which any Stockholder would be entitled to receive consideration of a different amount or nature than the Merger Consideration or, other than the Voting Agreement, pursuant to which any Stockholder agrees to vote to approve this Agreement or the Merger or agrees to vote against any Superior Proposal.

(k) Ownership of Shares. None of Purchaser or Merger Sub, or any of their respective Subsidiaries beneficially owns (within the meaning of Section 13 of the Exchange Act and the rules and regulations promulgated thereunder), or will prior to the Effective Time (other than pursuant to the transactions contemplated hereby) beneficially own, any Shares and none of Purchaser, Merger Sub, or any of their respective Subsidiaries holds any rights to acquire or vote any Shares except as contemplated by this Agreement.

(l) Information Supplied. None of the information supplied or to be supplied by or on behalf of Purchaser or any of its Subsidiaries specifically for inclusion or incorporation by reference in the Information Statement, will on the date filed with the SEC and on the date it is first mailed to the Stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Purchaser with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of the Company, any of its Subsidiaries or any of their respective Representatives.

(m) No Other Representations or Warranties; Investigation by Purchaser and Merger Sub; Company’s Liability.

(i) Purchaser and Merger Sub acknowledge that each of them and their respective Representatives have received access to such books and records, facilities, equipment, contracts and other assets of the Company which each of them and their Representatives have deemed necessary or requested to review, and that each of them and their Representatives have had full opportunity to meet with the Company and the management of the Company to discuss the financial condition, business, operations, results of operations, properties, assets or liabilities of the Company.

(ii) Except for the representations and warranties contained in this Article IV (as qualified by the preamble to this Article IV) and any closing certificate delivered by the Company pursuant to Section 8.2(a), each of Purchaser and Merger Sub acknowledge and agree, to the fullest extent permitted by Law that:

(A) it has relied solely upon the aforementioned investigation, review and analysis and not on any factual representations or opinions of the Company or its Subsidiaries or any of their respective Representatives (except the specific representations and warranties of the Company set forth in Section 4.1 as qualified by corresponding disclosures);

(B) none of the Company, any of its Subsidiaries or any of their respective directors, officers, stockholders, members, Employees, Affiliates, controlling Persons, agents, advisors, Representatives or any other Person makes or has made any oral or written representation or warranty, either express or implied (except the specific representations and warranties of the Company set forth in Section 4.1 as qualified by corresponding disclosures), as to the accuracy or completeness of (x) any of the information set forth in management presentations relating to the Company or its Subsidiaries or, except the specific representations and warranties of the Company set forth in Section 4.1 as qualified by corresponding disclosures, any materials contained in the Data Room, including any cost estimates delivered or made available, financial projections or other projections, in presentations by the management of the Company or any Subsidiary of the Company, in “break-out” discussions, in responses to questions submitted by or on behalf of Purchaser, its Affiliates or its Representatives, whether orally or in writing, in materials prepared by or on behalf of the Company, or in any other form, (y) any information delivered or made available pursuant to Section 7.5 or (z) the pro-forma financial information, projections or other forward-looking statements of the Company or any of its Subsidiaries, in each case, in expectation or furtherance of the transactions contemplated by this Agreement; and

(C) none of the Company, any of its Subsidiaries or any of their respective directors, officers, Employees, stockholders, members, Affiliates, controlling Persons, agents, advisors, Representatives or any other Person shall have any liability or responsibility whatsoever to Purchaser, Merger Sub or any of their respective directors, officers, employees, Affiliates, controlling Persons, agents or Representatives on any basis (including in contract, tort or equity, under federal or state securities Laws or otherwise) based on any information provided or made available, or statements made (including set forth in management summaries relating to the Company provided to Purchaser, except the specific representations and warranties of the Company set forth in Section 4.1 as qualified by corresponding disclosures, any materials contained in the Data Room, in presentations by the Company’s management or otherwise), to Purchaser, Merger Sub or any of their respective directors, officers, employees, Affiliates, controlling Persons, advisors, agents or Representatives (or any omissions therefrom).

ARTICLE V

Covenants of the Company

5.1 Interim Operations. The Company covenants and agrees that, after the date hereof and prior to the Effective Time, its business and the business of its Subsidiaries shall be conducted in the ordinary and usual course in all material respects. To the extent consistent with the foregoing sentence, the Company and its Subsidiaries shall use their respective reasonable best efforts to preserve their business organizations intact and maintain existing relations and goodwill with Governmental Entities, customers, suppliers, distributors, creditors, lessors, employees and business associates and keep available the services of the present employees and agents of the Company and its Subsidiaries. Without limiting the generality of the foregoing and in furtherance thereof, from the date hereof until the Effective Time, except (A) as otherwise expressly required or permitted by this Agreement or the Voting Agreement, (B) as Purchaser may approve in writing (such approval not to be unreasonably withheld, delayed or conditioned), (C) as set forth in Section 5.1 of the Company Disclosure Letter or (D) as required by any applicable Laws (including any requirement of the SEC), the Company will not and will not permit its Subsidiaries to:

(a) adopt or propose any change in its certificate of incorporation or bylaws or other applicable governing documents;

(b) acquire or agree to acquire (i) by merging or consolidating with, or by purchasing a substantial portion of the stock, or other ownership interests in, or substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association, joint venture, limited liability company or other entity or division thereof or (ii) any assets that would be material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole, except purchases of supplies, equipment, services and inventory in the ordinary course of business and except transactions involving only the Company and its wholly owned Subsidiaries;

(c) completely or partially liquidate the Company or adopt a plan of complete or partial liquidation with respect to the Company;

(d) other than (i) Shares issuable under the Company Options outstanding as of the date of this Agreement, (ii) Shares issuable in connection with the Company Awards outstanding as of the date of this Agreement, (iii) at any time after April 30, 2012, awards under the Stock Plan consistent with past practice, (iv) as may be required by the Revolving Credit Facility, and (v) subject to Section 3.3, issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any shares of capital stock of the Company or any its Subsidiaries (other than the issuance of shares by a wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary), or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities;

(e) make any loans, advances (except for advances to employees in respect of ordinary course business expenses) or capital contributions to or investments in any Person (other than the Company or any direct or indirect wholly owned Subsidiary of the Company) other than in the ordinary course;

(f) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for dividends paid by any direct or indirect wholly owned Subsidiary to the Company or to any other direct or indirect wholly owned Subsidiary) or enter into any agreement with respect to the voting of its capital stock;

(g) other than transactions involving a direct or indirect wholly owned Subsidiary of the Company, reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock other than pursuant to the Stock Plan and the Company Awards;

(h) incur any indebtedness for borrowed money or guarantee such indebtedness of another Person, or issue or sell any debt securities or warrants or other rights to acquire any debt security of the Company or any of its Subsidiaries, except for (i) indebtedness for borrowed money incurred in the ordinary course of business pursuant to the Revolving Credit Facility up to the amount at any one time reflected in the applicable “Weekly Borrowing Base Balance” contained in document 10.3.27 in the Data Room plus an additional $5,000,000 and (ii) guarantees incurred in compliance with this Section 5.1 by the Company or any of its direct or indirect wholly owned Subsidiaries of indebtedness of any direct or indirect wholly owned Subsidiary of the Company;

(i) except as set forth in the capital budgets contained in folders 3.1.2.1, 3.3.1, 3.3.2, 3.3.6, 5.10.2 5.10.3, 5.10.4, 10.3.3 and 10.3.16 of the Data Room and consistent therewith, make or authorize any capital expenditures in the aggregate in excess of $500,000;

(j) make any changes with respect to accounting policies or procedures, except as required by Law or changes in applicable GAAP;

(k) waive, release, assign, settle or compromise any material legal action (other than actions that are covered by Section 7.11 hereof), other than (i) in the ordinary course of business in an amount not to exceed $250,000 (net of any amount covered by insurance) and/or (ii) if the loss resulting from such waiver, release, assignment settlement or compromise is reasonably expected to be reimbursed to the Company or any of its Subsidiaries by an insurance policy (subject to any deductible or retention);

(l) other than in the ordinary course of business consistent with past practice, (i) make, revoke or change any material Tax election, (ii) settle or finally resolve any Tax contest with respect to a material amount of Tax, (iii) file any amended income or other material Tax Return that reflects a material increase in the tax liability of the Company, or (iv) prepare or file any material Tax Return other than in a manner consistent in all material respects with past practice, (v) consent to any extension or waiver of the limitation period applicable to any material Tax Return or any claim or assessment in respect of a material amount of Taxes, (vi) enter into any closing agreement relating to any material Tax liability, or (vii) give or request any waiver of a statute of limitation with respect to any material Tax Return;

(m) sell, lease, license, transfer, pledge, mortgage, encumber, grant or dispose of or enter into negotiations with respect to the disposition of any material assets of the Company, including the capital stock of Subsidiaries of the Company, other than (i) the sale of inventory in the ordinary course of business, (ii) the disposition of used, obsolete or excess equipment in the ordinary course of business, (iii) other dispositions in the ordinary course of business, (iv) any Permitted Liens or (v) pursuant to any Contract existing and in effect as of the date hereof, true and complete copies of which are contained in the Data Room;

(n) enter into any (i) Contract containing any “change of control” or similar provision that would be triggered by the transactions contemplated hereby, or (ii) Affiliate Transaction;

(o) subject to Section 3.3, except as required pursuant to Contracts in effect prior to the date hereof or any Benefit Plan in effect prior to the date hereof, or as otherwise required by applicable Law and, at any time after April 30, 2012, awards under the Stock Plan consistent with past practice, (i) grant or provide any severance or termination payments or material benefits to any existing or former director, officer employee or consultant of the Company or any of its Subsidiaries, (ii) increase the compensation, bonus or pension, welfare, severance or other benefits of or pay any bonus to any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries other than with respect to non-executive employees and in the ordinary course, in each case consistent with past practice, or make any new equity awards to any current or former director, officer, employee or independent contractor of the Company or any of its Subsidiaries, (iii) establish, adopt, amend or terminate any Benefit Plan or arrangement that would be a Benefit Plan if in effect as of the date of this Agreement, or amend the terms of any outstanding equity-based awards, (iv) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment of compensation or benefits under any

Benefit Plan, (v) change any actuarial or other assumptions used to calculate funding obligations with respect to any Benefit Plan or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP or (vi) forgive any loans to any current or former directors, officers, employees or independent contractors of the Company or any of its Subsidiaries; or

(p) agree, authorize or commit to do any of the foregoing.

5.2 Acquisition Proposals. (a) Subject to Section 5.2(b) and Section 5.2(c), neither the Company nor any of its Subsidiaries shall, nor shall the Company or any of its Subsidiaries authorize or permit any of their Representatives to, directly or indirectly, (i) solicit, initiate or take any action to knowingly facilitate or knowingly encourage, whether publicly or otherwise, the submission of any inquiries, proposals or offers that constitute, or would reasonably be expected to lead to, any Alternative Transaction (an “Acquisition Proposal”), (ii) enter into or participate in any discussions or negotiations, furnish any information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries, or otherwise knowingly cooperate with any Acquisition Proposal, (iii) make a Change of Recommendation, (iv) enter into any agreement, agreement in principle, letter of intent, term sheet or other similar instrument relating to an Alternative Transaction (other than an Acceptable Confidentiality Agreement as permitted by this Section 5.2), or (v) amend, terminate or release any third party from the confidentiality, standstill or similar provisions of any agreement to which the Company or any of its Subsidiaries is a party; provided, that the Company shall be permitted to take any of the actions described in the foregoing clause (v) if the Company determines in good faith after consultation with outside legal counsel, that a failure of the Company to take such action could reasonably be expected to be inconsistent with the fiduciary duties of the Company Board. Subject to Section 5.2(b) and Section 5.2(c), the Company shall, and shall cause each of its Subsidiaries and direct its Representatives to immediately cease and cause to be terminated any solicitation, discussion or negotiation with any Persons conducted heretofore by the Company, its Subsidiaries or any of their Representatives with respect to any Acquisition Proposal or Alternative Transaction.

(b) Notwithstanding anything in this Agreement to the contrary, if at any time following the date of this Agreement and prior to the Effective Time (i) the Company receives a written Acquisition Proposal from a Third Party without breaching its obligations under this Section 5.2; and (ii) the Company Board, upon the recommendation of the Transaction Committee, determines in good faith, after consultation with outside legal counsel and a financial advisor, that such Alternative Transaction constitutes or such Acquisition Proposal could reasonably be expected to lead to a Superior Proposal from such Third Party, then the Company may (A) furnish information with respect to the Company and its Subsidiaries and afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to such Third Party making such Acquisition Proposal and (B) enter into, participate and maintain discussions or negotiations with, such Third Party making such Acquisition Proposal; provided, that the Company (x) will not, and will not allow any of its Representatives to, disclose any non-public information to such Third Party without entering into an Acceptable Confidentiality Agreement; and (y) will provide to Purchaser any non-public information concerning the Company or its Subsidiaries provided to such Third Party which was not previously provided to Purchaser as promptly as practicable following its provision to such Third Party. The Company shall notify Purchaser (within forty-eight (48) hours of the Company’s knowledge of any of the events described in clauses (x) or (y) below) of receipt by the Company or any of its Representatives of (x) any Acquisition Proposal or (y) any request for non-public information relating to the Company or any of its Subsidiaries in connection with any Acquisition Proposal, indicating, in connection with such notice, the identity of the Person or group of Persons making such Acquisition Proposal or request and the material terms and conditions related thereto (including, if applicable, copies of any written Acquisition Proposal or request, including proposed agreements) and thereafter shall keep Purchaser reasonably informed, on a prompt basis (and, in any event, within one (1) Business Day), of any material developments or modifications to the terms and the status of any of the foregoing events described in clauses (x) or (y) above.

(c) Notwithstanding anything in this Agreement to the contrary, if prior to the Effective Time, the Company receives an Acquisition Proposal without breaching its obligations under this Section 5.2, that the Company Board, upon the recommendation of the Transaction Committee, determines in good faith, after consultation with outside legal counsel and a financial advisor and after taking into account all adjustments to the terms of this Agreement that may be offered by Purchaser in accordance with this Section 5.2(c), constitutes a Superior Proposal and the Company Board determines in good faith, upon the recommendation of the Transaction Committee, after consultation with its outside legal counsel that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law, the Company Board may (i) effect a Change of Recommendation and/or (ii) terminate this Agreement pursuant to Section 9.3(a) to enter into a definitive agreement with respect to such Superior Proposal; provided, that the Company Board may not effect a Change of Recommendation or terminate this Agreement pursuant to Section 9.3(a) unless (A) it gives Purchaser three (3) Business Days’ prior written notice (the “Notice Period”) of its intention to do so (unless at the time such notice is otherwise required to be given there are less than three (3) Business Days prior to the proposed Effective Date, in which case the Company shall provide as much notice as is reasonably practicable) attaching the most current version of all relevant proposed transaction agreements and other material documents, (B) during the Notice Period, the Company, if requested by Purchaser, shall have engaged in good faith negotiations to amend this Agreement (including by making its officers, its legal and financial advisors reasonably available to negotiate in good faith) so that such Alternative Transaction would cease to constitute a Superior Proposal and (C) Purchaser does not make, within such Notice Period, an offer that the Company Board determines in good faith, upon the recommendation of the Transaction Committee, after consultation with its legal and financial advisors, is at least as favorable to the Stockholders as such Superior Proposal. In the event of any material revisions to the applicable Superior Proposal, the Company shall be required to deliver a new written notice to Purchaser and to comply with the requirements of this Section 5.2(c) with respect to such new written notice (to the extent so required).

(d) Nothing contained herein shall prevent the Company from complying with Rules 14a-9, 14d-9, 14e-2 and Item 1012(a) of Regulation M-A promulgated under the Exchange Act with regard to an Acquisition Proposal or from issuing a “stop, look and listen” statement pending disclosure of its position thereunder or making any required disclosure to the Stockholders if, in the good faith judgment of the Company Board, after consultation with its outside legal counsel, the failure to do so could reasonably be expected to be inconsistent with its fiduciary duties to Stockholders under applicable Law. In no event shall the issuance of a “stop, look and listen statement” (or similar statement pursuant to the requirements of applicable Law) constitute a Change of Recommendation.

(e) Notwithstanding anything in this Agreement to the contrary, if prior to the Effective Time, without breaching its obligations under this Section 5.2, (i) there occurs any fact, change, event, circumstance, occurrence, effect or development that affects or would be reasonably expected to affect the business, assets, liabilities, financial condition or results of operations of the Company and its Subsidiaries, that (A) is material, individually or in the aggregate, with any other such fact, change, event, circumstance, occurrence, effect or development, (B) does not involve or relate to an Acquisition Proposal and (C) is not known to the Company Board as of the date hereof, and (ii) the Company Board, upon the recommendation of the Transaction Committee, determines in good faith, after consultation with outside legal counsel, that the failure to do so would reasonably be expected to be inconsistent with its fiduciary duties to Stockholders under applicable Law, then the Company Board may make a Change of Recommendation. No Change of Recommendation shall change the approval of the Company Board for purposes of causing any Takeover Statute to be inapplicable to the transactions contemplated by this Agreement and the Voting Agreement.

5.3 Financing Cooperation. (a) Without the written consent of Purchaser the Company will not amend, modify or waive any provision of the Waiver or other provision of the Revolving Credit Facility in a manner, individually or in the aggregate, constituting a Purchaser Material Adverse Effect. If Purchaser seeks any alternative financing contemplated by Section 6.5 hereof (the “Alternative Financing”), the Company shall cooperate promptly, and shall cause its Subsidiaries to cooperate promptly, in each case, using commercially reasonable efforts, in connection with the arrangement of the Alternative Financing, as may be reasonably requested by Purchaser including by (i) participating in meetings (including lender meetings), presentations, due diligence and drafting sessions; (ii) furnishing Purchaser and its financing sources financial and other pertinent information regarding the Company and its Subsidiaries as may be reasonably requested by Purchaser to consummate the Alternative Financing at the time during the Company’s fiscal year such offerings will be made; (iii) cooperating with, in accordance with and subject to the limitations contained in Section 7.5, prospective lenders involved in the Alternative Financing to provide access to the Company’s and its Subsidiaries’ respective assets, cash management and accounting systems; and (iv) otherwise reasonably cooperating in Purchaser’s efforts to obtain the Alternative Financing (including requesting of the appropriate Persons, and using its good faith efforts to obtain, customary officers certificates and other similar documents as may reasonably be requested by Purchaser); provided, that the Company shall not be required to provide, or cause the Company or any of its Subsidiaries to provide, cooperation under this Section 5.3 that: (A) unreasonably interferes with the ongoing business of the Company or any of its Subsidiaries; (B) causes any representation or warranty in this Agreement to be breached; or (C) causes any condition set forth in Article VIII to fail to be satisfied or otherwise causes the breach of this Agreement or any Contract to which the Company or any of its Subsidiaries is a party or the breach prior to Closing of any Material Contract; and, provided, further, that the effect of any such breach shall be excluded when determining if the conditions set forth in Section 8.2(a) and Section 8.2(b) are satisfied). In no event shall the Company be in breach of this Agreement because of the failure to deliver any financial or other information that is not currently readily available to the Company on the date hereof or is not otherwise prepared in the ordinary course of business of the Company at the time requested by Purchaser or for the failure to obtain any comfort with respect to, or review of, any financial or other information by its accountants.

(b) In no event shall the Company or any of its Subsidiaries be required to pay any commitment or similar fee or incur any liability (including due to any act or omission by the Company or any of its Subsidiaries or any of their respective Representatives) or expense in connection with assisting Purchaser in arranging the Alternative Financing or as a result of any information provided by the Company, any of its Subsidiaries or any of their Affiliates or Representatives in connection therewith. Purchaser shall, from and after the Closing Date or promptly after the termination of this Agreement pursuant to Article IX, (i) promptly upon request by the Company reimburse the Company for all out-of-pocket costs incurred in good faith by the Company and its Subsidiaries in connection with such cooperation and (ii) other than in the case of intentional or willful misconduct by the Company or its Subsidiaries, indemnify and hold harmless the Company, and its Affiliates and Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the arrangement of the Alternative Financing or providing any of the information utilized in connection therewith.

5.4 Takeover Statutes. If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, each of Purchaser, Merger Sub, the Company and the Company Board shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and by the Merger and otherwise act to eliminate or minimize the effects of such Takeover Statute on such transactions.

5.5 Section 16 Matters. The Company Board shall, prior to the Effective Time, take all such actions as may be necessary or appropriate pursuant to Rule 16b-3(e) under the Exchange Act to exempt the conversion to cash of all Shares, Company Options and Company Awards by officers and directors of the Company who are subject to the reporting requirements of Section 16(a) of the Exchange Act or by employees or directors of the Company who may become an officer or director of Purchaser subject to the reporting requirements of Section 16(a) of the Exchange Act. In furtherance of the foregoing, prior to the Effective Time, the Company Board shall adopt resolutions that specify (i) the name of each individual whose disposition of Shares (including Company Options, Company Awards and other derivative securities with respect to Shares) is to be exempted, (ii) the number of Shares (including Company Options, Company Awards and other derivative securities with respect to Shares) to be disposed of by each such individual and (iii) that the approval is granted for purposes of exempting the disposition from Section 16(b) of the Exchange Act under Rule 16b-3(e) of the Exchange Act. The Company shall provide to counsel for Purchaser for its review copies of such resolutions to be adopted by the Company Board prior to such adoption.

ARTICLE VI

Covenants of Purchaser

6.1 Conduct of Business of Purchaser. Purchaser shall not, and shall not permit any of its Representatives to, without the prior written consent of the Company (such consent not to be unreasonably withheld, delayed or conditioned) take or agree to take any action that would reasonably be expected to (a) delay or prevent the consummation of the Merger or any of the other transactions contemplated by this Agreement or (b) materially interfere with Purchaser’s (or any of its Affiliates’) ability to make available to the Paying Agent at the Effective Time funds sufficient for the satisfaction of all of Purchaser’s and Merger Sub’s obligations under this Agreement.

6.2 Obligations of Merger Sub. Purchaser shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and the Voting Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

6.3 Indemnification; Directors’ and Officers’ Insurance. (a) Without limiting any additional rights that any Indemnified Party may have under any agreement or Benefit Plan as in effect on the date hereof, from and after the Effective Time, Purchaser and the Surviving Corporation shall, jointly and severally, indemnify and hold harmless, to the fullest extent permitted under applicable Law (and Purchaser and the Surviving Corporation, jointly and severally, shall also advance expenses as incurred to the fullest extent permitted under applicable Law, if requested, upon an undertaking by the Indemnified Party to repay such expenses if it is ultimately determined under applicable Law that such Indemnified Party is not entitled to be indemnified), each present and former director, officer or employee of the Company and its Subsidiaries (collectively, the “Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees and expenses), judgments, fines, losses, claims, damages or liabilities, including amounts paid in settlement (collectively, “Costs”) incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (a “Legal Action”), arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, that are, in whole or in part, based on or arising out of the fact that such Person is or was a director, officer or employee of the Company or any Subsidiary of the Company, including with respect to the transactions contemplated by this Agreement or serves or served as a fiduciary under, or with respect to, any Employee Benefit Plan at any time maintained by or contributed by the Company or any of its Subsidiaries.

(b) Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 6.3, upon learning of any such Legal Action, shall promptly notify Purchaser thereof, but the failure to so notify shall not relieve Purchaser or the Surviving Corporation of any liability it may have to such Indemnified Party except to the extent such failure materially prejudices the indemnifying party. In the event of any such Legal Action (whether arising before or after the Effective Time), (i) Purchaser and the Surviving Corporation shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to Purchaser, promptly after statements therefore are received and otherwise advanced to such Indemnified Party upon request for reimbursement of documented expenses reasonably incurred, (ii) Purchaser and the Surviving Corporation shall cooperate with the defense of such Legal Action, (iii) any determination required to be made with respect to whether an Indemnified Party’s conduct complies with the standards set forth under applicable Law and the certificate of incorporation or bylaws shall be made by independent counsel mutually acceptable to Purchaser and the Indemnified Party and (iv) neither Purchaser nor the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in such Legal Action pending or threatened in writing to which an Indemnified Party is a party (and in respect of which indemnification could be sought by such Indemnified Party hereunder), unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such Legal Action; provided, that Purchaser and the Surviving Corporation shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld, delayed or conditioned). If such indemnity is not available with respect to any Indemnified Party, then Purchaser and the Surviving Corporation and the Indemnified Party shall contribute to the amount payable in such proportion as appropriate to reflect relative faults and benefits.

(c) Purchaser shall or shall cause the Surviving Corporation or its successor to obtain a single premium directors’ and officers’ liability insurance tail policy with policy terms, limits, amounts and conditions at least as favorable to the directors and officers covered under such directors’ and officers’ liability insurance as the terms, limits, amounts and conditions in the Company’s existing directors’ and officers’ liability insurance (the “Current D&O Insurance”); provided, that in connection with this Section 6.3, Purchaser shall not pay a one-time premium in excess of 300% of the last annual premium paid by the Company prior to the date hereof (such 300% amount, the “Maximum Premium”); provided, further, that if the premium for such insurance exceeds such Maximum Premium, Purchaser shall or shall cause the Surviving Corporation, after consultation with the Company, to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(d) Purchaser hereby acknowledges that the Indemnified Parties may have certain rights to indemnification, advancement of expenses and/or insurance provided by other Persons. Purchaser hereby agrees that (i) Purchaser and the Surviving Corporation are the indemnitor of first resort (i.e., their obligations to the Indemnified Parties are primary and any obligation of such other Persons to advance expenses or to provide indemnification for the same expenses or liabilities incurred by any such Indemnified Party are secondary), (ii) Purchaser and the Surviving Corporation shall be required to advance the full amount of expenses incurred by any such Indemnified Party and shall be liable for the full indemnifiable amounts, without regard to any rights any such Indemnified Party may have against any such other Person and (iii) Purchaser and the Surviving Corporation irrevocably waive, relinquish and release such other Persons from any and all claims against any such other Persons for contribution, subrogation or any other recovery of any kind in respect thereof. Each of Purchaser and Surviving Corporation further agrees that no advancement or payment by any of such other Persons on behalf of any such Indemnified Party with respect to any claim for which such Indemnified Party has sought indemnification from the Surviving Corporation shall affect the foregoing and such other Persons shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Indemnified Party against the Surviving Corporation.

(e) The provisions of this Section 6.3 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their Representatives and are in addition to, and not in substitution for, any other rights to indemnification that any such Person may have by contract or otherwise. If any Indemnified Party is required to bring any action to enforce rights or to collect monies due under this Agreement and is successful in such action, Purchaser and the Surviving Corporation shall reimburse such Indemnified Party for all of its expenses reasonably incurred in connection with bringing and pursuing such action, including, without limitation, reasonable attorneys’ fees and costs.

(f) For the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time (i) (or, in the case of matters occurring at or prior to the Effective Time that have not been resolved prior to the sixth anniversary of the Effective Time, until such matters are finally resolved) Purchaser shall cause the Surviving Corporation to honor, and shall itself honor as if it were the Surviving Corporation, in each case, to the fullest extent permitted by applicable Law, all rights to indemnification or exculpation existing in favor of a director, officer, employee or Employee Benefit Plan fiduciary of the Company or any of its Subsidiaries (including, without limitation, rights relating to advancement of expenses and indemnification rights to which such Persons are entitled), as provided in the certificate of incorporation or bylaws of the Company or any indemnification agreement, in each case, as in effect on the date hereof, and relating to actions or events through the Effective Time and (ii) Purchaser shall, or shall cause the Surviving Corporation to, cause (A) the Charter and Bylaws of the Surviving Corporation to contain provisions no less favorable to the Indemnified Parties with respect to limitation of certain liability of directors, officers, employees and agents and indemnification than are set forth as of the date of this Agreement in the certificate of incorporation and bylaws of the Company and (B) the certificate of incorporation and bylaws or comparable organizational documents of each Subsidiary of

Purchaser to contain the current provisions regarding indemnification of directors, officers, employees and agents which provisions in each case shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the Indemnified Parties.

(g) If Purchaser or the Surviving Corporation or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Purchaser or the Surviving Corporation, as the case may be, shall assume all of the obligations set forth in this Section  6.3.

6.4 Employee Benefits and Compensation. For at least one (1) year following the Closing Date, Purchaser shall provide or cause to be provided to all employees of the Company and its Subsidiaries as of the Closing Date who continue to be employed by the Company and its Subsidiaries thereafter (i) a salary or wage level and bonus opportunity comparable in the aggregate to the salary or wage level and bonus opportunity to which they were entitled immediately prior to the Closing Date and (ii) employee benefits that, in the aggregate, are comparable to the employee benefits that they were entitled to receive immediately prior to the Closing Date (excluding for all purposes of this Section 6.4, equity or equity-based compensation, change in control arrangements, retention arrangements, transaction bonuses and similar arrangements triggered in connection with the transactions contemplated by this Agreement). In lieu of the foregoing, following the Closing, Purchaser may arrange for the employees of the Company and its Subsidiaries to participate in the employee benefit plans of Purchaser or its Subsidiaries (collectively, the “Purchaser Benefit Plans”) on substantially the same terms and conditions as similarly situated employees of Purchaser. Purchaser shall cause the Purchaser Benefit Plans to take into account for purposes of eligibility, benefits (excluding accruals under a defined benefit pension plan) and vesting thereunder service by employees of the Company and its Subsidiaries as if such service were with Purchaser or its Subsidiaries. For purposes of each Purchaser Benefit Plan providing employee welfare benefits to any employee of the Company or its Subsidiaries, Purchaser shall cause such Purchaser Benefit Plans to (x) waive all pre-existing condition exclusions and limitations, waiting periods, evidence of insurability or good health and actively-at-work exclusions with respect to such employees and their dependents to the same extent such exclusions, limitations or other conditions were waived or satisfied under a comparable plan of the Company or its Subsidiaries and (y) take into account any eligible expenses incurred by such employees and their dependents for purposes of satisfying all deductible, co-payment, coinsurance, maximum out-of-pocket requirements and like adjustments or limitations on coverage applicable to such employees and their covered dependents. Nothing in this Agreement, whether express or implied, shall: (a) confer upon any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries, or any representative, beneficiary or dependent thereof, any rights or remedies, including any right to employment or continued employment for any period or terms of employment, of any nature whatsoever, (b) be interpreted to prevent or restrict the Purchaser or its Affiliates from modifying or terminating the employment or terms of employment of any such employee after the Closing Date or (c) be treated as an amendment or other modification of any Benefit Plan or other employee benefit plan or arrangement.

6.5 Financing. Purchaser and Merger Sub acknowledge and agree that obtaining the Debt Financing, or any Alternative Financing, is not a condition to the consummation of the Merger. Purchaser shall obtain the Equity Financing contemplated by the Equity Commitment Letter upon satisfaction or waiver of the conditions to the Closing set forth in Section 8.1 and Section 8.2. Purchaser shall not, and shall not permit any of its Affiliates to, without the prior written consent of the Company, take any action or enter into any transaction that could reasonably be expected to materially impair, delay or prevent consummation of the Debt Financing. In the event any portion of the Debt Financing expires or is terminated or otherwise becomes unavailable on the terms and conditions contemplated in the Revolving Credit Facility and Waiver, Purchaser or the Company, as the case may be, promptly (and in any event within two (2) Business Days) shall notify the other party of such unavailability and the reasons therefor, and Purchaser shall thereafter use its reasonable best efforts to obtain Alternative Financing, including from alternative sources on terms no less favorable to Purchaser than the terms of the Revolving Credit Facility, as promptly as practicable following the occurrence of such event. Purchaser shall (i) keep the Company informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the Financing and Alternative Financing, (ii) provide notice to the Company promptly upon receiving any Alternative Financing and (iii) furnish correct and complete copies of any definitive agreements with respect to the Financing or Alternative Financing to the Company promptly upon their execution. Without limiting the generality of the foregoing, Purchaser and Merger Sub shall give the Company prompt notice (i) of any material breach or default by any other party to any of the Financing Commitment Letters or any other definitive agreements related to the Financing or Alternative Financing of which Purchaser or Merger Sub becomes aware, (ii) of the receipt of (a) any written notice or (b) other written communication, in each case from any Person with respect to any (A) actual or potential material breach or default or any termination or repudiation by any party to any of the Financing Commitment Letters or any other definitive agreements related to the Financing or Alternative Financing of any provisions of the Financing Commitment Letters or any other definitive agreements related to the Financing or Alternative Financing or (B) material dispute or disagreement between or among any parties to any of the Financing Commitment Letters or any other definitive agreements related to the Financing or Alternative Financing with respect to the obligation to fund or make available the Financing or Alternative Financing or the amount of the Financing or Alternative Financing to be funded or made available at the Closing, and (iii) if at any time, for any reason, Purchaser or Merger Sub believes in good faith that it will not be able to obtain all or any portion of the Financing or Alternative Financing on the terms and conditions (including any market flex) contemplated by any of the Financing Commitment Letters, or any other definitive agreements related to the Financing or Alternative Financing. As soon as reasonably practicable, Purchaser and Merger Sub shall provide any information reasonably requested by the Company relating to any circumstance referred to in clause (i), (ii) or (iii) of the immediately preceding sentence. Prior to the Effective Time, neither Purchaser nor Merger Sub shall, without the prior written consent of the Company, amend, modify, supplement or waive any of the conditions or contingencies to funding or the availability of the Financing or Alternative Financing contained in the Financing Commitment Letters (or any definitive agreements related to the Financing or Alternative Financing) to the extent such amendment, modification or supplement or waiver, individually or in the aggregate, could reasonably be expected to have the effect of (i) adversely affecting the ability or likelihood of Purchaser or Merger Sub to timely consummate the Merger and the other transactions contemplated by this Agreement or (ii) amending, modifying or supplementing the conditions or contingencies to the Financing or Alternative Financing in a manner that makes it less likely the Financing or Alternative Financing will be funded or made available or imposing new or additional conditions or expanding any existing condition to the receipt of the Financing or Alternative Financing. In the event all conditions applicable to the Equity Commitment Letter and Waiver have been satisfied, Purchaser shall use its reasonable best efforts to cause the lenders under the Debt Financing and the Equity Investor to fund the Financing and comply with its obligations under the Debt Financing required to consummate the Merger and the other transactions contemplated by this Agreement as soon as practicable; provided, that Purchaser shall not be obligated under any provision of this Agreement to commence an action, suit, proceeding or claim against any source of debt financing.

6.6 Voting Agreement. From and after the date hereof, in no event shall Purchaser amend in any material respect, or waive any material requirement under, the Voting Agreement.

ARTICLE VII

Covenants of the Company and Purchaser

7.1 Cooperation. Subject to Section 5.2 and fiduciary obligations under applicable Law, the Company and Purchaser shall cooperate with each other and use (and shall cause their respective Affiliates to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement. Subject to applicable Laws relating to the exchange of information, Purchaser and the Company shall have the right to review in advance, and to the extent practicable each will consult with the other on all of the information relating to Purchaser or the Company, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement (including the Information Statement). In exercising the foregoing rights, each of the Company and Purchaser shall act reasonably and as promptly as practicable.

7.2 Information. The Company and Purchaser each shall, upon request by the other, furnish the other with all information concerning itself, its respective Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Information Statement or any other statement, filing, notice or application made by or on behalf of Purchaser, the Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

7.3 Antitrust Laws.

(a) Each of the Parties shall file its respective Notification and Report Form required under the HSR Act with respect to the transactions contemplated by this Agreement with the Antitrust Division of the United States Department of Justice and the Federal Trade Commission and pay the required filing fee no later than five (5) Business Days following the date hereof, and request early termination of the waiting period therein.

(b) Each of the Parties shall (i) take all actions necessary to obtain the required consents from Antitrust Authorities, including antitrust clearance under the HSR Act and under any other Antitrust Law, as promptly as practicable, and in any event prior to the Outside Date, and (ii) consult and cooperate with one another in connection with the preparation of their respective Notification and Report Forms, and consider in good faith the views of the other Party, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party in connection with proceedings under or relating to any Antitrust Laws and in connection with resolving any investigation or other inquiry concerning the Merger or any of the other transactions contemplated by this Agreement initiated by any Antitrust Authority.

(c) Each Party shall use its reasonable best efforts to resolve such objections, if any, as may be asserted with respect to the transactions contemplated by this Agreement under any Antitrust Law. In the context of this Section 7.3(c), “reasonable best efforts” shall include, without limitation, the following:

(i) if Purchaser or the Company or any of their respective Subsidiaries receives a formal request for additional information or documentary material from an Antitrust Authority, Purchaser or the Company or such Subsidiaries, as the case may be, shall comply at the earliest practicable date with such formal request;

(ii) Purchaser, Merger Sub or the Company, as the case may be, shall provide the other Party a complete copy of any filing with the Antitrust Authorities (subject to redaction of any material not reasonably needed by the other Party) and each of Purchaser, Merger Sub and the Company shall promptly respond to any request from the other for information or documentation reasonably requested by the other Party in connection with the development and implementation of a strategy and negotiating positions with any Antitrust Authorities; provided, that access to any such filing, information or documentation will, at such Party’s request be restricted to such other Parties’ outside counsel and economists or advisers retained by such counsel;

(iii) each Party shall (A) promptly inform the other Parties of any written communication made to, or received by such Party from, any Antitrust Authority or any other Governmental Entity regarding any of the transactions contemplated hereby, and, subject to applicable Law, if practicable, permit the other Parties to review in advance any proposed written communication to any such Antitrust Authority or other Governmental Entity, as the case may be, and incorporate the other Parties’ reasonable comments, (B) consult with the other Parties in advance of any substantive meeting or discussion with any such Antitrust Authority or Governmental Entity in respect of any filing, investigation or inquiry concerning this Agreement or the transactions contemplated hereby and, to the extent permitted by such Antitrust Authority or Governmental Entity, give the other Parties the opportunity to attend, and (C) furnish the other Parties with copies of all correspondence, filings and written communications between them and their Affiliates and their respective Representatives on one hand and any such Antitrust Authority or Governmental Entity or its respective staff on the other hand, with respect to this Agreement and the transactions contemplated hereby; provided, that access to any written communication, meetings, discussions, correspondence or filings will, at such Party’s request, be restricted to such other Parties’ outside counsel and economists or advisors retained by such counsel;

(iv) Purchaser and Merger Sub shall, at their sole cost, comply with all restrictions and conditions, if any, imposed or requested by any Antitrust Authority with respect to Antitrust Laws in connection with granting any necessary clearance or terminating any applicable waiting period including (1) agreeing to sell, divest, hold separate, license, cause a Third Party to acquire, or otherwise dispose of, any Subsidiary, operations, divisions, businesses, product lines, customers or assets of Purchaser, its Affiliates, the Company or any of its Subsidiaries contemporaneously with or after the Closing and regardless as to whether a Third Party purchaser has been identified or approved prior to the Closing (a “Divestiture”), (2) taking or committing to take such other actions that may limit Purchaser, its Affiliates, the Company or any of its Subsidiaries’ freedom of action with respect to, or its ability to retain, one or more of its operations, divisions, businesses, product lines, customers or assets, and (3) entering into any order, consent decree or other agreement to effectuate any of the foregoing; and

(v) Purchaser and Merger Sub shall oppose fully and vigorously any request for, the entry of, and seek to have vacated or terminated, any Order, judgment, decree, injunction or ruling of any Antitrust Authority that could restrain, prevent or delay the Closing, including by defending through litigation, any action asserted by any Person in any court or before any Antitrust Authority, provided, that the Company shall be permitted to participate (at its cost) in all aspects of the defense of such proceedings and Purchaser and Merger Sub shall be responsible for the payment of their own expenses, including legal fees and expenses, in seeking to prevent the entry of any such Order.

(d) Purchaser and Merger Sub shall not unilaterally withdraw its Notification and Report Form without the consent of the Company and the Company agrees that such consent shall not be unreasonably withheld. In the event that Purchaser or Merger Sub withdraws its Notification and Report Form, the Parties agree that the applicable Notification and Report Form shall be re-filed within two (2) Business Days of the date such Notification and Report Form is withdrawn.

(e) Purchaser shall not, and shall cause its Affiliates not to, acquire or agree to acquire, by merging with or into or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets, if the entering into of a definitive agreement relating to, or the consummation of such acquisition, merger or consolidation could reasonably be expected to: (i) impose any delay in the obtaining of, or increase the risk of not obtaining, any consents of any Governmental Entity necessary to consummate the Merger or any other transaction contemplated hereby or the expiration or termination of any applicable waiting period; (ii) increase the risk of any Governmental Entity entering an Order prohibiting the consummation of the Merger or any other transaction contemplated hereby; (iii) increase the risk of not being able to remove any such Order on appeal or otherwise; or (iv) delay or prevent the consummation of the Merger or any of the other transactions contemplated hereby.

(f) Purchaser shall be responsible for the payment of all filing fees under the HSR Act.

7.4 Status.

(a) Other than with respect to antitrust matters, which shall be governed by Section 7.3, and subject to applicable Laws and the instructions of any Governmental Entity, the Company and Purchaser each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by Purchaser or the Company, as the case may be, or any of their respective Subsidiaries, from any Third Party and/or any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement. Each of the Company and Purchaser shall give prompt notice to the other of any change, fact or condition of which it has knowledge that is reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect or of any failure of any condition to Purchaser’s obligations to effect the Merger. Neither the Company nor Purchaser shall permit any of its officers or any other Representatives or agents to participate in any meeting with any Governmental Entity in respect of any filings, investigation or other inquiry relating to the Merger unless it consults with the other Party in advance and, to the extent permitted by such Governmental Entity, gives the other Party the opportunity to attend and participate thereat.

7.5 Access and Reports. Subject to applicable Law, upon reasonable notice, the Company shall (and shall cause its Subsidiaries to) afford Purchaser’s officers and other authorized Representatives reasonable access, during normal business hours throughout the period prior to the Effective Time, to its employees, properties, Tax Returns, books, contracts and records and, during such period, the Company shall (and shall cause its Subsidiaries to) furnish promptly to Purchaser all information concerning its business, properties and personnel as may reasonably be requested, provided, that the foregoing shall not require the Company (i) to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would result in the disclosure of any Trade Secrets of Third Parties or violate any of its obligations with respect to confidentiality if the Company shall have used commercially reasonable efforts to obtain the consent of such Third Party to such inspection or disclosure, (ii) to disclose any privileged information of the Company or any of its Subsidiaries or (iii) to violate any Laws. All requests for information and access made pursuant to this Section 7.5 shall be directed to an executive officer of the Company or such Person as may be designated by the Company’s executive officers. All such information shall be governed by the terms of the Confidentiality Agreement. Any inspection or request for information pursuant to this Section 7.5 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries.

7.6 Confidentiality. Each of Purchaser and Merger Sub shall comply with and shall use reasonable best efforts to cause their respective officers, employees, agents and Representatives to hold and treat in confidence all documents and information concerning the Company and its Subsidiaries furnished to Purchaser or Merger Sub in connection with the transactions contemplated by this Agreement and the Voting Agreement in accordance with the Confidentiality Agreement, dated June 8, 2011 between the Company and Golf Town Canada, Inc. (the “Confidentiality Agreement”), which Confidentiality Agreement shall remain in full force and effect in accordance with its terms.

7.7 Publicity. Purchaser and the Company agree that the initial press release announcing the execution and delivery of this Agreement shall be a joint press release. Thereafter, the Company and Purchaser each shall consult with and provide each other the reasonable opportunity to review and comment upon any press release or other public statement or comment prior to the issuance of such press release or other public statement or comment with respect to the transactions contemplated by this Agreement and the Voting Agreement and prior to making any filings with any Governmental Entity (including any national securities exchange or interdealer quotation service) with respect thereto and shall not issue any such press release or other public statement or comment prior to such consultation, except as may be required by Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange, the NASDAQ or by the request of any Governmental Entity. Notwithstanding the foregoing, nothing in this Section 7.7 shall limit the Company’s or the Company Board’s rights to make public statements about its actions under Section 5.2 and Section 9.3(a) without prior consultation.

7.8 Expenses. Except as otherwise provided in Section 9.5, whether or not the Merger is consummated, all costs and expenses (including those payable to Representatives) incurred by any Party to this Agreement or on its behalf in connection with this Agreement or the Voting Agreement, the Merger and the other transactions contemplated by this Agreement and the Voting Agreement shall be paid by the Party incurring such expense.

7.9 Approval of the Merger. (a) Subject to Section 5.2 and Section 9.3, the Company, acting through the Company Board, shall, subject to and in accordance with its certificate of incorporation and bylaws, use its reasonable best efforts to seek and obtain, no later than 11:59 PM, New York time, on the first Business Day following the date hereof, the Company Stockholder Approval, by written consent of the Principal Stockholder and the Consenting Officers in the form attached as Exhibit A to the Voting Agreement (the “Written Consent”). The Company shall comply with the DGCL, the bylaws and the certificate of incorporation of the Company and the Exchange Act (including Regulation 14C and Schedule 14C promulgated thereunder) in connection with the Written Consent, including (i) delivering the Information Statement to the Stockholders as required pursuant to the Exchange Act and (ii) giving prompt notice of the taking of the actions described in the Written Consent in accordance with Section 228 of the DGCL to all Stockholders not executing the Written Consent and providing a description of the appraisal rights of Stockholders available under Section 262 of the DGCL and any other disclosures with respect to appraisal rights required by Delaware Law (it being understood that the delivery of the Information Statement to the Stockholders shall constitute such notice).

(b) Promptly following the receipt of the Written Consent, the Company shall prepare and file with the SEC an information statement in accordance with Regulation 14C of the Exchange Act related to the Merger and this Agreement to be sent to the Stockholders (the “Information Statement”). Purchaser and Merger Sub will cooperate with the Company in the preparation of the Information Statement. The Company shall give Purchaser and its counsel the opportunity to review and comment on the Information Statement, and any amendment or supplement thereto, and all responses to requests for additional information by, and replies to comments of, the SEC, (ii) take into good faith consideration all comments reasonably proposed by Purchaser and (iii) not file such document with the SEC prior to receiving the approval of Purchaser, not to be unreasonably withheld, conditioned or delayed; provided, that with respect to documents filed by the Company which are incorporated by reference in the Information Statement, this right of approval shall apply only with respect to information relating to Purchaser or its business, financial condition or results of operations. Each Party shall use reasonable best efforts, after consultation with the other Parties, to respond promptly to all comments of and requests by the SEC with respect to the Information Statement. Each Party will advise the other Parties, promptly after it receives notice thereof, of any request by the SEC for amendment of the Information Statement. The Company will cause the Information Statement to be mailed to the Stockholders as promptly as practicable after the SEC has informed the Company that it has no further comments with respect to the Information Statement; provided, however, that the Company shall have no obligation to mail the definitive Information Statement until after the date the Written Consent is obtained. Each Party shall furnish all information concerning itself and its Affiliates as the Company may reasonably request and/or as required by the rules and regulations promulgated by the SEC under the Exchange Act in connection with the preparation, filing and distribution of the Information Statement. If at any time prior to the Effective Time, any Party discovers any information relating to the Company, Purchaser or any of their respective Affiliates that should be set forth in an amendment or supplement to the Information Statement, so that the Information Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Parties and an appropriate amendment or supplement describing such information shall be filed with the SEC by the Company, and to the extent required by applicable Law, disseminated to the Stockholders. Each of the Company and Purchaser shall use its reasonable best efforts to ensure that the Information Statement complies as to form in all material respects with the rules and regulations promulgated by the SEC under the Exchange Act.

(c) Immediately following the execution of this Agreement, Purchaser shall execute and deliver, in accordance with Section 228 of the DGCL and in its capacity as the sole stockholder of Merger Sub, a written consent adopting the agreement and plan of merger (as such term is used in Section 251 of the DGCL) contained in this Agreement.

7.10 Control of Operations. Nothing contained in this Agreement or the Voting Agreement shall give Purchaser or Merger Sub, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time.

7.11 Stockholder Litigation. The Company shall promptly advise Purchaser orally and in writing of any stockholder litigation against the Company and/or its directors relating to this Agreement or the Voting Agreement, the Merger and/or the transactions contemplated by this Agreement and the Voting Agreement and shall keep Purchaser fully informed regarding any such stockholder litigation. The Company shall give Purchaser the opportunity to consult with the Company regarding the defense or settlement of any such stockholder litigation, shall give due consideration to Purchaser’s advice with respect to such stockholder litigation and shall not settle any such litigation without Purchaser’s prior written consent (not to be unreasonably withheld, delayed or conditioned).

ARTICLE VIII

Conditions

8.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each Party to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

(a) Stockholder Approval. The Company Stockholder Approval shall have been obtained in accordance with applicable Law and the Company’s certificate of incorporation and bylaws.

(b) Information Statement. The Information Statement shall have been mailed to the Stockholders and the minimum time period required by Rule 14c-2 and Schedule 14C under the Exchange Act before the Merger can be effected shall have elapsed since the mailing of the Information Statement.

(c) HSR Act. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been earlier terminated and any required approvals thereunder shall have been obtained.

(d) No Injunctions. No court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger or the other transactions contemplated by this Agreement or the Voting Agreement (collectively, an “Order”).

8.2 Conditions to Obligations of Purchaser and Merger Sub. The obligations of Purchaser and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Purchaser at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company contained in (i) Section 4.1(f)(ii) shall be true and correct in all respects as of the date hereof, (ii) Section 4.1(b)(i), (ii) and (iii) shall be true and correct in all respects (except where the failure to be so true and correct would not reasonably be expected to result in additional Merger Consideration and Company Award Consideration of more than $500,000 in the aggregate), (iii) Section 4.1(c), Section 4.1(d)(ii)(A), Section 4.1(l) and Section 4.1(r) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made on and as of such dates (except to the extent any such representation or warranty is made as of a specified date, which such representation or warranty shall be true and correct in all respects as of such specified date), and (iv) Section 4.1 other than the representations and warranties referred to in clauses (i), (ii) and (iii) of this Section 8.2(a) shall be true and correct (without giving effect to any “material”, “materially”, “Material Adverse Effect” or similar qualifiers contained in any of such representations and warranties) as of the date of this Agreement and as of the Closing Date as if made on and as of such dates (except to the extent any such representation or warranty is made as of a specified date, which such representation or warranty shall be true and correct as of such specified date), except where the failures of such other representations and warranties to be true and correct have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Purchaser shall have received at the Closing a certificate signed on behalf of the Company by an executive officer of the Company to the effect that the condition set forth in this Section 8.2(a) has been satisfied.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Purchaser shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

8.3 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or (to the extent permitted by Law) waiver by the Company at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of Purchaser and Merger Sub set forth in this Agreement shall be true and correct (without giving effect to any “material”, “materially”, “Material Adverse Effect” or similar qualifiers contained in any of such representations and warranties) as of the date of this Agreement and as of the Closing Date as if made on and as of such dates (except to the extent any such representation or warranty is made as of a specified date, in which case such representation or warranty shall be true and correct as of such specified date), except where the failures of such representations and warranties to be true and correct have not had and would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect. The Company shall have received at the Closing a certificate signed on behalf of Purchaser and Merger Sub to the effect that the condition set forth in this Section 8.3(a) has been satisfied.

(b) Performance of Obligations of Purchaser and Merger Sub. Each of Purchaser and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Purchaser and Merger Sub by an executive officer of Purchaser to such effect.

8.4 Frustration of Closing Conditions. Neither the Company, on the one hand, nor Purchaser and Merger Sub, on the other hand, may rely on the failure of any conditions set forth in this Article VIII to be satisfied if such failure was caused by such Party’s failure to use the standard of efforts required from such Party to consummate the Merger and the other transactions contemplated by this Agreement, including as required by and subject to Article VII.

ARTICLE IX

Termination

9.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, either before or after the Company Stockholder Approval has been obtained, by mutual written consent of the Company and Purchaser by action of their respective boards of directors.

9.2 Termination by Either Purchaser or the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the board of directors of either Purchaser or the Company if (a) the Merger shall not have occurred by November 12, 2012 (the “Outside Date”), whether before or after the Company Stockholder Approval has been obtained, (b) the Company Stockholder Approval referred to in Section 8.1(a) shall not have been obtained by 11:59 PM, New York time, on the first Business Day following the date hereof, or (c) any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable, whether before or after the Company Stockholder Approval has been obtained; provided, that the right to terminate this Agreement pursuant to this Section 9.2 shall not be available to any Party that has breached its obligations under this Agreement in any manner that shall have proximately caused the failure of a condition to the consummation of the Merger.

9.3 Termination by the Company. This Agreement may be terminated and the Merger may be abandoned by action of the Company Board prior to the Effective Time, either before or after the Company Stockholder Approval has been obtained:

(a) if the Company Board, subject to complying with the Company’s obligations and the terms and conditions of this Agreement, authorizes the Company to enter into a written agreement to effectuate a Superior Proposal; provided, that concurrently with such termination, the Company pays the Company Termination Fee payable pursuant to Section 9.5(b)(i); and provided, further, that the Company complies in all respects with Section 5.2;

(b) if there has been a breach of any representation, warranty, covenant or agreement made by Purchaser or Merger Sub in this Agreement, such that Section 8.3(a) or Section 8.3(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured prior to the earlier of (i) twenty (20) days after written notice thereof is given by the Company to Purchaser or (ii) the Outside Date; provided, that the Company is not then in material breach of this Agreement;

(c) whether or not the Company has sought or is entitled to seek specific performance pursuant to Section 10.15, if (i) all conditions in Section 8.1 and Section 8.2 have been satisfied (other than those conditions that, by their nature, are to be satisfied at the Closing (and which are, at the time of the termination of this Agreement, capable of being satisfied if the Closing were to occur at such time) or the failure of which to be satisfied is attributable to a breach by Purchaser or Merger Sub of their respective representations, warranties, covenants or agreements contained in this Agreement), (ii) Purchaser and Merger Sub fail to complete the Closing by the date the Closing is required to have occurred pursuant to Section 1.2, and the Waiver is not in full force and effect at such date, and (iii) the Company has confirmed in writing to Purchaser that all conditions set forth in Section 8.3 have been satisfied (or that it would be willing to waive any unsatisfied conditions in Section 8.3 for purposes of consummating the Merger) and that the Company is ready, willing and able to consummate the Closing; or

(d) whether or not the Company has sought or is entitled to seek specific performance pursuant to Section 10.15, if (i) all conditions in Section 8.1 and Section 8.2 have been satisfied (other than those conditions that, by their nature, are to be satisfied at the Closing (and which are, at the time of the termination of this Agreement, capable of being satisfied if the Closing were to occur at such time) or the failure of which to be satisfied is attributable to a breach by Purchaser or Merger Sub of their respective representations, warranties, covenants or agreements contained in this Agreement), (ii) (A) the Waiver is in full force and effect, or Alternative Financing has been funded or will be funded at the date the Closing is required to have occurred pursuant to Section 1.2, or (B) the Waiver is not in full force and effect, and Alternative Financing has not been or cannot be funded, at the date the Closing is required to have occurred pursuant to Section 1.2 and such failure of effectiveness or funding is attributable to a breach by Purchaser or Merger Sub of their respective representations, warranties, covenants or agreements contained in this Agreement or in any other Contract related to the Financing, (iii) Purchaser and Merger Sub fail to complete the Closing by the date the Closing is required to have occurred pursuant to Section 1.2 and (iv) the Company has confirmed in writing to Purchaser that all conditions set forth in Section 8.3 have been satisfied (or that it would be willing to waive any unsatisfied conditions in Section 8.3 for purposes of consummating the Merger) and that the Company is ready, willing and able to consummate the Closing.

9.4 Termination by Purchaser. This Agreement may be terminated and the Merger may be abandoned by Purchaser prior to the Effective Time, either before or after the Company Stockholder Approval has been obtained:

(a) if the Company Board or any committee thereof shall have made a Change of Recommendation; or

(b) if there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, such that Section 8.2(a) or Section 8.2(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured prior to the earlier of (i) twenty (20) days after written notice thereof is given by Purchaser to the Company or (ii) the Outside Date; provided, that Purchaser is not then in material breach of this Agreement.

9.5 Effect of Termination and Abandonment. (a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article IX, this Agreement shall become void and of no effect with no liability on the part of any Party (or of any of its respective directors, officers or other Representatives or Affiliates); provided, that (i) except as otherwise provided herein, no such termination shall relieve any Party of any liability or damages resulting from any willful or knowing breach of this Agreement and (ii) the Confidentiality Agreement and the provisions set forth in the second sentence of Section 10.1 shall survive the termination of this Agreement.

(b) Company Termination Fee.

(i) If this Agreement is terminated (A) by Purchaser pursuant to Section 9.4(a), then the Company shall pay the Company Termination Fee to Purchaser in immediately available funds within five (5) Business Days after such termination or (B) by the Company pursuant to Section 9.3(a), then the Company shall pay the Company Termination Fee to Purchaser in immediately available funds concurrently with such termination.

(ii) If (A) this Agreement is terminated by Purchaser pursuant to Section 9.4(b) (but only if the failure to satisfy the condition specified therein results from an intentional breach by the Company of any of its representations, warranties, covenants or agreements contained herein), (B) after the date of this Agreement and prior to the earlier of (1) the date of such termination and (2) the Effective Time, an Acquisition Proposal shall have been publicly announced or otherwise communicated to the Stockholders and (C) within one (1) year following the date of such termination (1) the Company shall have entered into a definitive agreement with respect to such Acquisition Proposal or (2) such Acquisition Proposal shall have been consummated, then the Company shall pay to Purchaser in immediately available funds, concurrently with the consummation of such Acquisition Proposal, the Company Termination Fee; provided, that for purposes of this Section 9.5(b)(ii), all references to “15%” in the definition of “Alternative Transaction” shall be deemed to be references to “50%”.

(iii) In no event shall the Company be required to pay the Company Termination Fee on more than one occasion.

(c) Purchaser Termination Fees.

(i) If this Agreement is terminated by the Company pursuant to Section 9.3(b) or Section 9.3(d), then Purchaser shall, or shall cause or procure one of its Affiliates to, pay the Purchaser Breach Termination Fee to the Company in immediately available funds within five (5) Business Days after such termination.

(ii) If this Agreement is terminated by the Company pursuant to Section 9.3(c), then Purchaser shall, or shall cause or procure one of its Affiliates to, pay the Purchaser Financing Termination Fee to the Company in immediately available funds within five (5) Business Days after such termination.

(d) Other Costs and Expenses. Each Party acknowledges that the agreements contained in this Section 9.5 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, none of the Company, Purchaser and Merger Sub would have entered into this Agreement. Accordingly, if the Company or Purchaser, as the case may be, fails promptly to pay any amount due to Purchaser or the Company, as the case may be, pursuant to this Section 9.5, it shall also pay any costs and expenses (including attorneys’ fees) incurred by the other Party in connection with a legal action to enforce this Agreement that results in a judgment against the paying Party for such amount, together with interest on the amount of any unpaid fee, cost or expense at the publicly announced prime rate of Citibank, N.A. from the date such fee, cost or expense was required to be paid to (but excluding) the payment date.

(e) Notwithstanding anything to the contrary in this Agreement, if the Company fails to effect the Closing or otherwise breaches this Agreement or fails to perform hereunder, then, except for (i) an order of specific performance as and only to the extent expressly permitted by Section 10.15 or (ii) money damages as expressly permitted by Section 9.5(g), Purchaser’s and Merger Sub’s sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) against the Company Related Parties in respect of this Agreement, any Contract executed in connection herewith (other than the Confidentiality Agreement) and the transactions contemplated hereby and thereby shall be to terminate this Agreement in accordance with this Article IX and collect, if due, (1) the Company Termination Fee and (2) any interest and other amounts payable pursuant to Section 9.5(d) and, upon payment of such amounts in accordance with Section 9.5(b), except in connection with an order of specific performance as and only to the extent expressly permitted by Section 10.15 or money damages as expressly permitted by Section 9.5(g), (A) no Company Related Party shall have any further liability or obligation relating to or arising out of this Agreement, any Contract executed in connection herewith (other than the Confidentiality Agreement) or the transactions contemplated hereby or thereby, (B) neither Purchaser nor any other Purchaser Related Party shall be entitled to bring or maintain any claim, action or proceeding against the Company or any Company Related Party arising out of or in connection with this Agreement, any Contract executed in connection herewith (other than the Confidentiality Agreement), any of the transactions contemplated hereby or thereby (or the abandonment or termination thereof) or any matters forming the basis for such termination, and (C) Purchaser shall use its reasonable best efforts to cause any legal proceedings pending in connection with this Agreement, any Contract executed in connection herewith (other than the Confidentiality Agreement) or any of the transactions contemplated hereby or thereby, to the extent maintained by Purchaser, Merger Sub or another Purchaser Related Party against the Company, its Subsidiaries or any other Company Related Party, to be dismissed with prejudice promptly following the payment of any such amounts. For the avoidance of doubt, (i) under no circumstances shall Purchaser and/or Merger Sub be entitled to collect the Company Termination Fee and any interest and other amounts payable pursuant to Section 9.5(d) on more than one occasion, (ii) under no circumstances shall Purchaser and/or Merger Sub be permitted or entitled to receive both a grant of specific performance of the obligation to close contemplated by Section 10.15 and any money damages, including all or any portion of the Company Termination Fee, and (iii) under no circumstances shall Purchaser and/or Merger Sub be permitted or entitled to receive both a grant of money damages and the Company Termination Fee.

(f) Notwithstanding anything to the contrary in this Agreement, if Purchaser and Merger Sub fail to effect the Closing or otherwise breach this Agreement or fail to perform hereunder, then, except for an order of specific performance as and only to the extent expressly permitted by Section 10.15, the Company’s sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) against the Purchaser Related Parties in respect of this Agreement, any Contract executed in connection herewith (including the Equity Commitment Letter, but excluding the Confidentiality Agreement and the Limited Guarantee) and the transactions contemplated hereby and thereby shall be to terminate this Agreement in accordance with this Article IX and collect, if due, (i) the Purchaser Breach Termination Fee or Purchaser Financing Termination Fee, as applicable, (ii) any interest and other amounts payable pursuant to Section 9.5(d) and (iii) any payments owing pursuant to the Limited Guarantee and, upon payment of such amounts in accordance with Section 9.5(c), except in connection with an order of specific performance as and only to the extent expressly permitted by Section 10.15, (A) no Purchaser Related Party shall have any further liability or obligation relating to or arising out of this Agreement, any Contract executed in connection herewith (including the Equity Commitment Letter, but excluding the Confidentiality Agreement and the Limited Guarantee) or any of the transactions contemplated hereby or thereby, (B) neither the Company nor any other Company Related Party shall be entitled to bring or maintain any claim, action or proceeding against Purchaser, Merger Sub or any other Purchaser Related Party arising out of or in connection with this Agreement, any Contract executed in connection herewith (including the Equity Commitment Letter, but excluding the Confidentiality Agreement and the Limited Guarantee) or any of the transactions contemplated hereby or thereby (or the abandonment or termination thereof) or any matters forming the basis for such termination, and (C) the Company shall use its reasonable best efforts to cause any legal proceedings pending in connection with this Agreement, any Contract executed in connection herewith (including the Equity Commitment Letter, but excluding the Confidentiality Agreement and the Limited Guarantee) or any of the transactions contemplated hereby or thereby, to the extent maintained by the Company or another Company Related Party against Purchaser, Merger Sub or any other Purchaser Related Party, to be dismissed with prejudice promptly following the payment of any such amounts. For the avoidance of doubt, (x) under no circumstances shall the Company be entitled to collect the Purchaser Breach Termination Fee or Purchaser Financing Termination Fee, as applicable, on more than one occasion and (y) under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance of the obligation to close contemplated by Section 10.15 and the Purchaser Breach Termination Fee or Purchaser Financing Termination Fee, as applicable.

(g) Notwithstanding anything to the contrary in this Agreement, if this Agreement is terminated by Purchaser pursuant to Section 9.4(b), and Purchaser is not entitled to a Company Termination Fee pursuant to Section 9.5(b)(ii) because the conditions to the payment of such Company Termination Fee set forth in Section 9.5(b)(ii)(B) and Section 9.5(b)(ii)(C) have not been met, then Purchaser shall be entitled to seek from the Company money damages (excluding punitive, lost profits, lost opportunity, benefit of the bargain, speculative or other damages to the extent that such other damages are not reasonably foreseeable), which damages may include, but need not be limited to, the amount of any documented, reasonable out-of-pocket costs and expenses actually incurred by Purchaser or Merger Sub in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement.

ARTICLE X

Miscellaneous and General

10.1 Survival. This Article X and the agreements of the Company, Purchaser and Merger Sub contained in Section 2.1 (The Certificate of Incorporation), Article III (Effect of the Merger on Capital Stock; Exchange of Certificates; Transfer of Uncertificated Shares), Section 6.3 (Indemnification; Directors’ and Officers’ Insurance), Section 6.4 (Employee Benefits and Compensation) and Section 7.8 (Expenses) shall survive the consummation of the Merger. This Article X and the agreements of the Company, Purchaser and Merger Sub contained in Section 4.1(r) (Brokers and Finders), Section 4.2(h) (Brokers and Finders), Section 4.2(m) (No Other Representations or Warranties; Investigation by Purchaser and Merger Sub; Company’s Liability), Section 5.3 (Financing Cooperation), Section 7.6 (Confidentiality), Section 7.7 (Publicity), Section 7.8 (Expenses) and Section 9.5 (Effect of Termination and Abandonment) and the Confidentiality Agreement shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement, except that this Section 10.1 shall not limit any covenant or agreement of the Parties which by its terms contemplates performance after the Effective Time or after termination of this Agreement, including those contained in Section 6.3 and Section 6.4.

10.2 Modification or Amendment. Subject to the provisions of applicable Laws, at any time prior to the Effective Time, the Parties may modify or amend this Agreement, only by written agreement executed and delivered by duly authorized officers of the respective Parties.

10.3 Waiver of Conditions. The conditions to each of the Parties’ obligations to consummate the Merger are for the sole benefit of such Party and may be waived by such Party in whole or in part to the extent permitted by applicable Laws.

10.4 Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

10.5 GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL. (a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO LAWS OF ANY OTHER JURISDICTION THAT MIGHT BE APPLIED BECAUSE OF THE CONFLICTS OF LAW PRINCIPLES OF THE STATE OF DELAWARE.

(b) THE PARTIES HEREBY IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF DELAWARE AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF DELAWARE SOLELY IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND OF THE DOCUMENTS REFERRED TO IN THIS AGREEMENT, AND IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR THE INTERPRETATION OR ENFORCEMENT HEREOF OR OF ANY SUCH DOCUMENT, THAT IT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT THE VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION OR PROCEEDING SHALL BE HEARD AND DETERMINED IN SUCH A DELAWARE STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 10.6 OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY

MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.5.

(d) Notwithstanding anything in Section 10.5(a) to the contrary, each of the Parties agrees that it will not bring or support any Legal Action (whether at law, in equity, in contract, in tort or otherwise) against the lenders or any other Persons that have committed to provide or otherwise entered into agreements in connection with the Debt Financing, including any joinder agreements or credit agreements relating thereto (each such Person, a “Debt Financing Source”) in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Waiver, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable Law exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof). The provisions of this Section 10.5(d) shall be enforceable by each Debt Financing Source, its Affiliates and their respective successors and permitted assigns (“Lender Related Parties”).

10.6 Notices. Except as otherwise provided herein, all notices, requests, claims, demands, waivers and other communications hereunder shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier, facsimile or email (.pdf) transmission and in the case of telecopier, facsimile or email (.pdf) transmission, with copies by overnight courier service or registered mail to the respective Parties as follows (or, in each case, as otherwise notified by any of the Parties) and shall be effective and deemed to have been given (i) immediately when sent by telecopier, facsimile or email between 9:00 A.M. and 6:00 P.M. (New York City time) on any Business Day (and when sent outside of such hours, at 9:00 A.M. (New York City time) on the next Business Day), and (ii) when received if delivered by hand or overnight courier service or certified or registered mail on any Business Day:

If to Purchaser or Merger Sub:

Golf Town USA Holdings, Inc.

c/o OMERS Private Equity Inc.

Royal Bank Plaza, South Tower

200 Bay Street, Suite 2010

Toronto, ON M5J 2J2

Attention: Benson Li and Chantal Thibault, Esq.

Fax:	(416) 864-3255
E-mail:	BLi@omerspe.com
CThibault@omerspe.com

with a copy to:

Weil, Gotshal & Manges LLP

100 Federal Street, 34th Floor

Boston, MA 02110-1848

Attention: Marilyn French, Esq.

Fax:	(617) 772-8333
E-mail:	marilyn.french@weil.com

If to the Company:

Golfsmith International Holdings, Inc.

11000 N IH 35

Austin, TX 78753

Attention:	General Counsel
Fax:	512-837-1019
E-mail:	jim.eliasberg@golfsmith.com

with, at all times prior to the Effective Time, a copy to:

White & Case LLP

1155 Avenue of the Americas

New York, NY 10036

Attention:	John M. Reiss, Esq.
Gregory Pryor, Esq.
Fax:	(212) 354-8113
E-mail:	jreiss@ny.whitecase.com
gpryor@ny.whitecase.com

Notices sent by multiple means, each of which is in compliance with the provisions of this Agreement will be deemed to have been received at the earliest time provided for by this Agreement.

10.7 Entire Agreement. This Agreement (including any exhibits hereto), the Voting Agreement, the Company Disclosure Letter and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the Parties, with respect to the subject matter hereof.

10.8 No Third Party Beneficiaries. Except (i) from and after the Effective Time, for the rights of the Stockholders to receive the consideration set forth in Article III (with respect to which the Stockholders shall be Third Party beneficiaries), (ii) as provided in Section 2.1 (The Certificate of Incorporation), (iii) as provided in Section 6.3 (Indemnification; Directors’ and Officers’ Insurance) (with respect to which the Indemnified Parties shall be Third Party beneficiaries only), (iv) as provided in Section 9.5(e) (with respect to which the Company Related Parties (other than the Company) shall be Third Party beneficiaries only) and Section 9.5(f) (with respect to which the Purchaser Related Parties (other than Purchaser and Merger Sub) shall be Third Party beneficiaries only) and (v) as provided Section 10.5(d) (Governing Law and Venue) (with respect to which the Lender Related Parties shall be Third Party beneficiaries only), Purchaser and the Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other Parties, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns, to create any agreement of employment with any Person or to otherwise create any third-party beneficiary hereto. Any inaccuracies in any representations and warranties set forth herein are subject to waiver by the Parties in accordance with Section 10.3 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, Third Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date and this Agreement does not create any third party beneficiaries or otherwise confer upon any Person other than the Parties any rights or remedies hereunder, including, without limitation, the right to rely upon the representations, warranties and covenants set forth herein.

10.9 Obligations of Purchaser and of the Company. Whenever this Agreement requires a Subsidiary of Purchaser to take any action, such requirement shall be deemed to include an undertaking on the part of Purchaser to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

10.10 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including penalties and interest) incurred in connection with the Merger or the other transactions contemplated by this Agreement shall be paid by Purchaser when due.

10.11 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of any other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the economic, business and legal effect of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

10.12 Interpretation; Construction.

(a) Unless the express context otherwise requires:

(i) the table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof;

(ii) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(iii) where a reference in this Agreement is made to a Section, Subsection, Recital, Schedule or Exhibit, such reference shall refer, respectively, to a Section or Subsection of or Recital, Schedule or Exhibit to this Agreement;

(iv) where any representation or warranty contained in this Agreement is qualified by reference to the knowledge of the Company or Purchaser, as applicable, such knowledge shall mean the actual knowledge of the individuals listed on Annex B or Annex C, as applicable;

(v) whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”;

(vi) terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa;

(vii) the terms “Dollars” and “$” mean U.S. dollars;

(viii) references herein to any gender shall include each other gender;

(ix) references herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and assigns; provided, that nothing contained in this Section 10.12 is intended to authorize any assignment or transfer not otherwise permitted by this Agreement;

(x) references herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity;

(xi) references herein to any Law shall be deemed to refer to such Law as amended, modified, codified, reenacted, supplemented or superseded in whole or in part and in effect from time to time, and also to all rules and regulations promulgated thereunder;

(xii) references herein to any Contract mean such Contract as amended, supplemented or modified (including any waiver thereto) in accordance with the terms thereof; and

(xiii) references herein to “as of the date hereof,” “as of the date of this Agreement” or words of similar import shall be deemed to mean the date of this Agreement as indicated in the Preamble.

(b) The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

(c) The fact that any item of information is disclosed in the Company Disclosure Letter shall not be construed to mean that such information is required to be disclosed by this Agreement.

10.13 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the Parties without the prior written consent of each of the other Parties and any purported assignment in violation of this Agreement will be void ab initio; provided, however, that Purchaser or Merger Sub may with prior written notice to the Company, assign all or any of their rights and obligations hereunder to any parties providing Alternative Financing pursuant to the terms thereof for purposes of creating a security interest herein or other assignment as collateral in respect of such Alternative Financing or to an affiliate of Purchaser (provided, such assignment does not release or modify the obligations of Purchaser or Merger Sub hereunder or the Guarantor under the Limited Guarantee or the Equity Investor under the Equity Commitment Letter); provided, further, that Purchaser may designate, by written notice to the Company, another wholly-owned direct or indirect Subsidiary to be a “constituent corporation” in lieu of Merger Sub, in which event all references herein to Merger Sub shall be deemed references to such other Subsidiary, except that all representations and warranties made herein with respect to Merger Sub as of the date hereof shall be deemed representations and warranties made with respect to such other Subsidiary as of the date of such designation; provided, further, that any such designation shall not materially impede or delay the consummation of the Merger or the other transactions contemplated by this Agreement or otherwise materially impede the rights of the Stockholders under this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns.

10.14 Remedies. Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a Party shall be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at law or in equity. Except as otherwise provided in this Agreement, the exercise by a Party of any one remedy shall not preclude the exercise by such Party of any other remedy.

10.15 Specific Performance. (a) The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to specific performance and other equitable relief, including an injunction or injunctions, to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, without proof of actual damages, in accordance with Section 10.5, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (x) either Party has an adequate remedy at law or (y) an award of specific performance is not an appropriate remedy for any reason at law or equity. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

(b) Notwithstanding anything in this Agreement to the contrary, however, the Parties hereby acknowledge and agree that the Company shall be entitled to specific performance to cause Purchaser and/or Merger Sub to draw down the full proceeds of the Equity Financing pursuant to the terms and conditions of the Equity Commitment Letter only if (a) all conditions in Section 8.1 and Section 8.2 have been satisfied (other than those conditions that, by their nature, are to be satisfied at the Closing (and which are, at the time that the Company seeks specific performance pursuant to this Section 10.15, capable of being satisfied if the Closing were to occur at such time), (b) either the Waiver is in full force and effect or Alternative Financing has been funded or will be funded at the date the Closing is required to have occurred pursuant to Section 1.2, (c) Purchaser and Merger Sub fail to complete the Closing by the date the Closing is required to have occurred pursuant to Section 1.2, (d) the Company has confirmed in writing to Purchaser that all conditions set forth in Section 8.3 have been satisfied or that it would be willing to waive any unsatisfied conditions in Section 8.3 for purposes of consummating the Merger and it is ready, willing and able to consummate the Merger and (e) such specific performance would result in the consummation of the Merger in accordance with this Agreement substantially contemporaneously with the consummation of the Debt Financing (or alternative debt financing) and the Equity Financing.

(c) In the event that, pursuant to a claim for specific performance brought against Purchaser and/or Merger Sub pursuant to Section 10.15(b), a court rules that Purchaser and/or Merger Sub breached this Agreement in connection with their failure to effect the Closing in accordance with Section 1.2 and that the failure of any of the conditions necessary for specific performance set forth in Section 10.15(b) is attributable to such breach, but the court declines to enforce specifically the obligations of Purchaser and/or Merger Sub to draw down the full proceeds of the Equity Financing pursuant to the terms and conditions of the Equity Commitment Letter and/or to effect the Closing in accordance with Section 1.2, on the terms and subject to the conditions in this Agreement, then, in addition to the right of the Company to terminate this Agreement pursuant to Section 9.3 and collect the Purchaser Breach Termination Fee or the Purchaser Financing Termination Fee, as the case may be, then the Company shall have the right to be paid the Company’s costs and expenses (including attorneys’ fees) in connection with all actions to seek specific performance of Purchaser and Merger Sub’s obligations pursuant to this Agreement and/or the Financing Commitment Letters and all actions to collect such fee or expenses. In the event that, pursuant to a claim for specific performance brought against Purchaser and/or Merger Sub other than to cause Purchaser and/or Merger Sub to draw down the full proceeds of the Equity Financing pursuant to Section 10.15(b), a court rules that Purchaser and/or Merger Sub breached this Agreement, but the court declines to enforce specifically the obligations of Purchaser and/or Merger Sub, then, in addition to the right of the Company to terminate this Agreement pursuant to Section 9.3 and collect the Purchaser Breach Termination Fee or the Purchaser Financing Termination Fee, as the case may be, the Company shall have the right to be paid the Company’s costs and expenses (including attorneys’ fees) in connection with all actions to seek specific performance of Purchaser and Merger Sub’s obligations pursuant to this Agreement and all actions to collect such fee or expenses.

(d) For the avoidance of doubt, in no event shall the exercise of the Company’s right to seek specific performance pursuant to this Section 10.15 reduce, restrict or otherwise limit the Company’s right to terminate this Agreement pursuant to Section 9.3 and be paid the applicable Purchaser termination fee; provided, that under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance of the consummation of the Merger pursuant to this Section 10.15 and the payment of all or any portion of any Purchaser termination fee.

10.16 Definitions. Each of the terms set forth in Annex A is defined in the Section of this Agreement set forth opposite such term. In addition, for purposes of this Agreement, the term:

“Acceptable Confidentiality Agreement” means a confidentiality agreement between the Company and any Person making an Acquisition Proposal entered into prior to the date hereof, or if entered into on or after the date hereof, that contains confidentiality provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement.

“Affiliate” when used with respect to any Party means any Person who is an “affiliate” of that Party within the meaning of Rule 405 promulgated under the Securities Act.

“Affiliate Transaction” means a transaction that would be subject to disclosure pursuant to Item 404 of Regulation S-K under the Securities Act.

“Alternative Transaction” means any of the following events: (i) any tender or exchange offer (including a self-tender offer or exchange offer) that, if consummated, would result in a Third Party beneficially owning fifteen percent (15%) or more of any class of equity or voting securities of the Company or of all of the equity or voting securities of any of its Subsidiaries whose assets, individually or in the aggregate, constitute fifteen percent (15%) or more of the consolidated assets of the Company, (ii) any merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution, sale of substantially all the assets or other similar transaction involving the Company or any of its Subsidiaries whose assets individually or in the aggregate, constitute fifteen percent (15%) or more of the consolidated assets of the Company or (iii) the acquisition by a Third Party of fifteen percent (15%) or more of any class of equity or voting securities of the Company or of all of the equity or voting securities of any of its Subsidiaries whose assets individually or in the aggregate, constitute fifteen percent (15%) or more of the consolidated assets of the Company, or of fifteen percent (15%) or more of the consolidated assets or operations of the Company in a single transaction or a series of related transactions.

“Antitrust Authority” means the Federal Trade Commission, the Antitrust Division of the United States Department of Justice, the attorneys general of the several states of the United States and any other Governmental Entity having jurisdiction with respect to the transactions contemplated hereby pursuant to applicable Antitrust Laws.

“Antitrust Laws” means the Sherman Act, as amended; the Clayton Act, as amended; the HSR Act; the Federal Trade Commission Act, as amended; and all other federal and state statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

“Business Day” means any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in New York, New York or Austin, Texas.

“Change of Recommendation” means to (i) withhold, withdraw, amend, modify or qualify (or publicly propose to or publicly state the intention to withhold, withdraw, amend, modify or qualify) in any manner adverse to Purchaser or Merger Sub the Company Recommendation; (ii) approve, recommend or declare advisable (or publicly propose to or publicly state the intention to approve, recommend or declare advisable) any Acquisition Proposal or Alternative Transaction; (iii) resolve by action of the Company Board or the Transaction Committee to take any such action described in clauses (i) or (ii); or (iv) cause or permit the Company to enter into any agreement, agreement in principle, letter of intent, term sheet or other similar instrument (other than an Acceptable Confidentiality Agreement as permitted by Section 5.2) related to any Alternative Transaction; provided, that none of (A) the determination by the Company Board or Transaction Committee that an Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal, (B) the disclosure by the Company of such determination or (C) the delivery by the Company of the notice required under Section 5.2(b) or Section 5.2(c), shall constitute a Change of Recommendation.

“Company Material Adverse Effect” means a material adverse effect on the assets, liabilities, business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided, that no effect resulting from any of the following shall constitute a Company Material Adverse Effect or be taken into account in determining whether or not there has been or is or would be reasonably expected to be a Company Material Adverse Effect:

(A) general economic, business or political conditions;

(B) conditions or changes in the securities markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world, including (x) interest rates or currency exchange rates in the United States or any other country or region in the world and exchange rates for the currencies of any countries; and (y) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the counter market operating in the United States or any other country or region in the world;

(C) any change in any applicable Laws by any Governmental Entity or GAAP (or authoritative interpretations or enforcement thereof);

(D) changes or developments affecting generally the industries or markets in which the Company or any of its Subsidiaries conduct business;

(E) the announcement of this Agreement or the Voting Agreement and the transactions contemplated hereby and thereby or any communication by Purchaser or Merger Sub of their plans or intentions with respect to any of the businesses of the Company or any of its Subsidiaries;

(F) the pendency or consummation of the transactions contemplated by this Agreement or the Voting Agreement or any actions by Purchaser, Merger Sub or the Company taken as required by this Agreement or the Voting Agreement or any failure to take action that is restricted by this Agreement or the Voting Agreement;

(G) political conditions in the United States or any other country or region in the world or any natural or man-made disaster or any acts of terrorism, sabotage, military action or war (whether or not declared) or any escalation or worsening thereof;

(H) any (x) change, in and of itself, in the market price or trading volume of the Shares or the credit rating of the Company or its Subsidiaries or any of their obligations or (y) failure, in and of itself, by the Company to meet any published analyst estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, or failure by the Company to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood, in each of (x) and (y), that the underlying facts giving rise to or contributing to such change or failure may be taken into account in determining whether or not there has been or is or would be reasonably expected to be a Company Material Adverse Effect, unless otherwise excluded from such determination pursuant to clauses (A) through (K) of this definition);

(I) any action taken or not taken at the written request of, or with the written consent or waiver of, Purchaser or Merger Sub;

(J) any litigation relating to this Agreement or the Voting Agreement or the transactions contemplated hereby or thereby; or

(K) any failure to satisfy a condition to borrowing, any default, or any prepayment or termination under the Revolving Credit Facility, in each case, in and of itself,

provided, that with respect to clauses (A), (D), and (G), such changes, circumstances, conditions, developments, effects, events, occurrences or states of facts do not have a materially disproportionate impact on the Company and its Subsidiaries, taken as a whole, relative to other companies in the industries in which the Company and its Subsidiaries operate.

“Company Related Parties” means (i) the Company and its Subsidiaries, (ii) the former, current and future holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders or assignees of the Company or its Subsidiaries or (iii) any future holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders, assignees of any of the foregoing.

“Company Termination Fee” means $3,800,000.

“Environmental Law” means any Law relating to pollution, contamination, wastes, Hazardous Substances or the protection of the environment, natural resources, human health or safety, or the handling, use, storage, treatment, transport, disposal, release or threatened release of any Hazardous Substance.

“Hazardous Substances” means any and all substances, materials or wastes defined or regulated as “hazardous,” “toxic waste,” a “pollutant,” a “contaminant,” or words of similar meaning or effect under any applicable Environmental Law, including petroleum, petroleum products, pesticides, dioxin, infectious material, polychlorinated biphenyls, asbestos and asbestos containing materials, radioactive materials and radon.

“Intellectual Property” means all: (i) trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s, Internet domain names, logos, symbols, trade dress, trade names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals and extensions of same; (ii) inventions and discoveries, whether patentable or not, and all patents, registrations, invention disclosures and applications therefor, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions, substitutes, reexaminations and reissues; (iii) confidential information, trade secrets and know-how, including processes, algorithms, schematics, methods (including business methods), compositions, formulae, drawings, prototypes, models, designs, specifications, technology, customer lists and supplier lists (collectively, “Trade Secrets”); and (iv) published and unpublished works of authorship, whether copyrightable or not (including software and databases and other compilations of information), copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof.

“Lazard” means Lazard Frères & Co. LLC and Lazard Middle Market LLC.

“Notification and Report Form” means a Notification and Report Form required under the HSR Act with respect to the Merger with the Antitrust Division of the Department of Justice and the Federal Trade Commission.

“Permitted Liens” means (i) Liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation, (ii) Liens for Taxes, assessments or other charges by Governmental Entities not yet due and payable or which are being contested in good faith and by appropriate proceedings with a maintenance of appropriate reserves on the balance sheet of the Company for payment of same in accordance with GAAP, (iii) Liens, easements, rights-of-way, covenants and other similar restrictions that have been placed by any developer, landlord or other Person on property over which the Company or any of its Subsidiaries has easement rights or on any Leased Real Property and subordination or similar agreements relating thereto, (iv) mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business with respect to obligations which are not delinquent, and (v) Liens (other than Liens securing indebtedness for borrowed money), defects or irregularities in title, easements, rights-of-way, covenants, restrictions or zoning, entitlement, building and other land use regulations imposed by Governmental Entities and other similar matters that have not and would not reasonably be expected to, individually or in the aggregate, materially impair the continued use and operation of the assets to which they relate in the business of the Company and its Subsidiaries as currently conducted.

“Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

“Purchaser Breach Termination Fee” means $8,200,000.

“Purchaser Financing Termination Fee” means $6,500,000.

“Purchaser Material Adverse Effect” means any effect that would reasonably be expected to prevent or materially delay or impede consummation by Purchaser or Merger Sub of the Merger or the other transactions contemplated by this Agreement or the Voting Agreement.

“Purchaser Related Parties” means (i) Purchaser, Merger Sub and the Guarantor, (ii) the former, current and future holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders or assignees of Purchaser, Merger Sub or the Guarantor or (iii) any future holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders, assignees of any of the foregoing.

“Registered” means issued by, registered with, renewed by or the subject of a pending application before any Governmental Entity or Internet domain name registrar.

“Representative” means, with respect to any Person, such Person’s directors, officers, employees, Affiliates, agents, investment bankers, attorneys, accountants and other advisors or representatives.

“Revolving Credit Facility” means that certain credit facility by and among Golfsmith International, L.P., Golfsmith NU, L.L.C. and Golfsmith USA, L.L.C., as borrowers, the Company and the other Subsidiaries of the Company identified therein as credit parties and General Electric Capital Corporation, as administrative agent and lender.

“Solvent” means, when used with respect to any Person, that, on a consolidated basis as of any date of determination, (i) the amount of the present fair saleable value of the assets of such Person will, as of such date, exceed the amount of all liabilities of such Person, as of such date, as such amounts are determined in accordance with applicable Law governing determinations of the insolvency of debtors, (ii) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liabilities of such Person on its debts as such debts become absolute and matured, (iii) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business and (iv) such Person will be able to pay its debts as they mature. For purposes of this definition, (A) “debt” means liability on a “claim” and (B) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured. The amount of liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Stock Plan” means the Company’s 2006 Incentive Compensation Plan, and the 2002 Incentive Plan and Non-Employee Director Compensation Plan.

“Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries.

“Superior Proposal” means a written Acquisition Proposal (except that for purposes of this definition, references in the definition of Alternative Transaction to “fifteen percent (15%)” shall be “fifty percent (50%)”) which is otherwise on terms which the Company Board, upon the recommendation of the Transaction Committee, determines in good faith, after consultation with its outside legal counsel and a financial advisor, and taking into account all the terms and conditions of the Acquisition Proposal, (i) would result in a transaction that, if consummated, is more favorable to the Stockholders from a financial point of view than the Merger (or, if applicable, any proposal by Purchaser to amend the terms of this Agreement) and (ii) is reasonably likely to be completed on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal.

“Tax” (including, with correlative meaning, the term “Taxes”) includes (i) all federal, state, local and foreign income, profits, franchise, gross receipts, customs duty, capital stock, ad valorem, social security, estimated taxes, transfer, license, inventory, severance, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties, charges or assessments of any nature whatsoever, (ii) all interest, penalties and additions imposed with respect to such amounts described in clause (i) and any interest in respect of such penalties and additions; and (iii) any liability in respect of any items described in clauses (i) or (ii) payable by reason of Contract, assumption, transferee liability, operation of Law or Treasury Regulation 1.1502-6(a) (or any predecessor or successor thereof, or any similar provision of Law).

“Tax Return” includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) filed or required to be filed with a Tax authority relating to Taxes.

“Third Party” means any Person other than Purchaser, Merger Sub, the Company or any Affiliate thereof.

“Trade Secrets” has the meaning set forth in the definition of Intellectual Property.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date hereof.

GOLFSMITH INTERNATIONAL HOLDINGS, INC.

By	/s/ Martin E. Hanaka
	Name:	Martin E. Hanaka
	Title:	Chief Executive Officer

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

GOLF TOWN USA HOLDINGS INC.

By	/s/ David Spence
	Name:	David Spence
	Title:	Secretary

By	/s/ Michael Graham
	Name:	Michael Graham
	Title:	Director

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

MAJOR MERGER SUB, INC.

By	/s/ Benson Li
	Name:	Benson Li
	Title:	Vice President

By	/s/ Don Morrison
	Name:	Don Morrison
	Title:	Vice President

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

ANNEX A

DEFINED TERMS

Terms	Section
Acceptable Confidentiality Agreement	10.16
Acquisition Proposal	5.2(a)
Affiliate	10.16
Affiliate Transaction	10.16
Agreement	Preamble
Alternative Financing	5.3(a)
Alternative Transaction	10.16
Antitrust Authority	10.16
Antitrust Laws	10.16
Applicable Date	4.1(e)(i)
Bankruptcy and Equity Exception	4.1(c)(i)
Benefit Plans	4.1(h)(i)
Business Day	10.16
Bylaws	2.2
Certificate	3.1(a)
Certificate of Merger	1.3
Change of Recommendation	10.16
Charter	2.1
Closing	1.2
Closing Date	1.2
Code	3.2(g)
Common Stock	3.1(a)
Company	Preamble
Company Award Consideration	3.3(b)
Company Awards	3.3(b)
Company Board	Recitals
Company Disclosure Letter	4.1(a)
Company Intellectual Property	4.1(p)(ii)
Company Labor Agreements	4.1(o)
Company Material Adverse Effect	10.16
Company Option	3.3(a)
Company Recommendation	4.1(c)(ii)(B)
Company Related Parties	10.16
Company Reports	4.1(e)(i)
Company Stockholder Approval	4.1(c)(i)
Company Termination Fee	10.16
Confidentiality Agreement	7.6
Contract	4.1(d)(ii)(B)
Costs	6.3(a)
Current D&O Insurance	6.3(c)
Data Room	4.1(a)
Debt Financing	4.2(d)(ii)
Debt Financing Source	10.5(d)
DGCL	Recitals
Dissenting Stockholders	3.1(a)
Divestiture	7.3(c)(iv)
DSU Award Agreement	3.3(b)

Effective Time	1.3
Employees	4.1(h)(i)
Encumbrance	4.1(k)(iv)
Environmental Law	10.16
Equity Commitment Letter	4.2(d)(i)
Equity Financing	4.2(d)(i)
Equity Investor	4.2(d)(i)
ERISA	4.1(h)(i)
ERISA Affiliate	4.1(h)(ii)
Exchange Act	4.1(a)
Exchange Fund	3.2(a)
Excluded Share	3.1(a)
Financing	4.2(d)(ii)
Financing Commitment Letters	4.2(d)(ii)
GAAP	4.1(e)(iv)
Governmental Entity	4.1(d)(i)(F)
Guarantor	Recitals
Hazardous Substances	10.16
HSR Act	4.1(d)(i)(B)
Indemnified Parties	6.3(a)
Information Statement	4.1(t)
Intellectual Property	10.16
IRS	4.1(h)(ii)
Laws	4.1(i)
Lazard	10.16
Leased Real Property	4.1(k)(iii)
Legal Action	6.3(a)
Lender Related Parties	10.5(d)
Licenses	4.1(i)
Lien	4.1(a)
Limited Guarantee	Recitals
Material Contracts	4.1(j)(i)(K)
Maximum Premium	6.3(c)
Merger	Recitals
Merger Sub	Preamble
Merger Consideration	3.1(a)
NASDAQ	4.1(e)(ii)
Notice Period	5.2(c)
Notification and Report Form	10.16
Option Consideration	3.3(a)
Order	8.1(d)
Outside Date	9.2(a)
Owned Real Property	4.1(k)(i)(A)
Party	Preamble
Paying Agent	3.2(a)
Per Share Merger Consideration	3.1(a)
Performance Share Award Agreement	3.3(b)
Permitted Liens	10.16
Person	10.16
Principal Stockholder	Recitals
Purchaser	Preamble
Purchaser Approvals	4.2(c)(i)(F)

Purchaser Benefit Plans	6.4
Purchaser Breach Termination Fee	10.16
Purchaser Financing Termination Fee	10.16
Purchaser Material Adverse Effect	10.16
Purchaser Related Parties	10.16
Registered	10.16
Representatives	10.16
Revolving Credit Facility	10.16
RSU Award Agreement	3.3(b)
Sarbanes-Oxley Act	4.1(e)(iii)
SEC	4.1(e)(i)
Securities Act	4.1(e)(i)
Share	3.1(a)
Solvent	10.16
Stock Plan	10.16
Stockholder	Recitals
Subsidiary	10.16
Superior Proposal	10.16
Surviving Corporation	1.1
Takeover Statute	4.1(l)
Tax	10.16
Tax Return	10.16
Third Party	10.16
Trade Secrets	10.16
Transaction Committee	Recitals
Transaction Committee Recommendation	Recitals
Uncertificated Share	3.1(a)
Voting Agreement	Recitals
Waiver	4.2(d)(ii)
WARN	4.1(o)
Written Consent	7.9(a)

ANNEX B

COMPANY KNOWLEDGE PERSONS

1.	James Eliasberg

2.	Eli Getson

3.	Sue Gove

4.	Martin Hanaka

5.	Ron Ivanitch

6.	Anna Jobe

7.	Steve Larkin

8.	Andy Spratt

ANNEX C

PURCHASER KNOWLEDGE PERSONS

1.	Benson Li

2.	Don Morrison

3.	David Spence

EXHIBIT A

CHARTER

(see attached)

EXHIBIT A to Merger Agreement

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

GOLFSMITH INTERNATIONAL HOLDINGS, INC.

The undersigned, a natural person, for the purpose of organizing a corporation for conducting the business and promoting the purposes hereinafter stated, under the provisions and subject to the requirements of the laws of the State of Delaware (particularly Chapter 1, Title 8 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and generally knows as the “General Corporation Law of the State of Delaware”), hereby certifies that:

FIRST: The name of the Corporation (hereinafter called the “Corporation”) is Golfsmith International Holdings, Inc.

SECOND: The address, including street, number, city and county, of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, State of Delaware 19801; and the name of the registered agent of the Corporation in the State of Delaware at such address is The Corporation Trust Company.

THIRD: The nature of the business and the purposes to be conducted and promoted by the Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as from time to time amended.

FOURTH: The total number of shares of capital stock which the Corporation shall have authority to issue is two hundred and fifty thousand (250,000) shares of Common Stock, with a par value of $.0001 per share. The holders of the Common Stock are entitled to one vote for each share of Common Stock held at all meetings of stockholders (and written actions in lieu of meetings). The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware.

FIFTH: The Corporation shall have perpetual existence.

SIXTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

SEVENTH: For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation and of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

1.	The business of the Corporation shall be conducted by the officers of the Corporation under the supervision of the Board of Directors.

2.	The number of directors which shall constitute the whole Board of Directors shall be fixed by, or in the manner provided in, the Bylaws. No election of Directors need be by written ballot.

3.	The Board of Directors of the Corporation may adopt, amend or repeal the Bylaws of the Corporation at any time after the original adoption of the Bylaws according to Section 109 of the General Corporation Law of the State of Delaware; provided, however, that any amendment to provide for the classification of directors of the Corporation for staggered terms pursuant to the provisions of subsection (d) of Section 141 of the General Corporation Law of the State of Delaware shall be set forth in an amendment to this Certificate of Incorporation, in an initial Bylaw, or in a Bylaw adopted by the stockholders of the Corporation entitled to vote.

EIGHTH: (A) Indemnification of Former Directors and Officers. With respect to the directors and officers of the Corporation who served in such capacity prior to [insert Effective Time], 2012 (a “Former Indemnitee”), to the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or as may hereafter be amended, a Former Indemnitee of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the General Corporation Law of the State of Delaware is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a Former Indemnitee of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended.

The Corporation may indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, she, his or her testator or intestate was a director, officer, employee or agent at the request of the Corporation or any predecessor to the Corporation or served at any other enterprise as a director, officer, employee or agent at the request of the Corporation or any predecessor to the Corporation prior to [insert Effective Time], 2012.

Neither any amendment or repeal of any provision of this ARTICLE EIGHTH, nor the adoption of any amendment to this Amended and Restated Certificate of Incorporation inconsistent with this ARTICLE EIGHTH, shall eliminate or reduce the effect of this ARTICLE EIGHTH, in respect of any matter occurring, or any action or proceeding accruing or arising prior to such amendment, repeal or adoption of an inconsistent provision.

(B) Indemnification of Current Directors and Officers. With respect to the directors and officers of the Corporation who (a) serve in such capacity and (b) are the subject of claims that arise in connection with facts and circumstances occurring, in each case, at [insert Effective Time], and thereafter appointed or elected, the Corporation may, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which a person indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. The Corporation may adopt Bylaws or enter into agreements with any such person for the purpose of providing for such indemnification.

NINTH: From time to time any of the provisions of this Certificate of Incorporation may be amended, altered or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the Corporation by this Certificate of Incorporation are granted subject to the provisions of this Article NINTH.

TENTH: No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law (i) for breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article TENTH shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

ELEVENTH: Notwithstanding any provision of law, the Corporation may, by contract, grant to some or all of the security holders of the Corporation pre-emptive rights to acquire stock of the Corporation, but no stockholder shall have any pre-emptive rights except as specifically so granted.

TWELFTH: The Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (i) any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries, or (ii) any holder of Common Stock or any partner, member, director, stockholder, affiliate, employee or agent of any such holder, other than someone who is an employee of the Corporation or any of its subsidiaries.

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this corporation on this      day of [—], 2012.

[ ]

ANNEX B

May 11, 2012

The Board of Directors

Transaction Committee of the Board of Directors

Golfsmith International Holdings, Inc.

11000 North IH-35

Austin, Texas 78753

Dear Board of Directors:

We understand that Golfsmith International Holdings, Inc., a Delaware corporation (“Golfsmith”), Golf Town USA Holdings Inc. (“OMERS Purchaser”), a Delaware corporation and affiliate of OMERS Private Equity Inc., the private equity arm of Ontario Municipal Employees Retirement System, a Canadian pension fund (collectively, “OMERS”), and Major Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of OMERS Purchaser (“Merger Sub”), propose to enter into an Agreement and Plan of Merger, dated as of May 11, 2012 (the “Agreement”), pursuant to which OMERS will acquire Golfsmith (the “Transaction”). Pursuant to the Agreement, Merger Sub will be merged with and into Golfsmith and each outstanding share of the common stock, par value $0.001 per share, of Golfsmith (“Golfsmith Common Stock”), other than shares of Golfsmith Common Stock held by OMERS Purchaser or any of its subsidiaries, held by Golfsmith or any of its subsidiaries or by holders who are entitled to and properly demand an appraisal of their shares of Golfsmith Common Stock (such shares, collectively, “Excluded Shares”), will be converted into the right to receive $6.10 per share in cash (the “Consideration”). We further understand that Atlantic Equity Partners III, L.P., the principal stockholder of Golfsmith will enter into a voting agreement, and certain members of the management of Golfsmith may enter into certain investment or other arrangements, with OMERS Purchaser or an affiliate thereof in connection with the Transaction (such holders, together with holders of Excluded Shares, any other stockholders of Golfsmith that enter into voting agreements and/or investment or other arrangements with OMERS Purchaser or its affiliates in connection with the Transaction, and their respective affiliates, collectively, “Excluded Holders”). The terms and conditions of the Transaction are more fully set forth in the Agreement.

You have requested our opinion as of the date hereof as to the fairness, from a financial point of view, to holders of Golfsmith Common Stock (other than Excluded Holders) of the Consideration to be paid to such holders in the Transaction.

In connection with this opinion, we have:

(i)	Reviewed the financial terms and conditions of the Agreement;

(ii)	Reviewed certain publicly available historical business and financial information relating to Golfsmith;

(iii)	Reviewed various financial forecasts and other data provided to us by Golfsmith relating to the business of Golfsmith and discussed with the Board of Directors of Golfsmith certain sensitivities to such forecasts and other data;

(iv)	Held discussions with members of the senior management of Golfsmith with respect to the business and prospects of Golfsmith;

The Board of Directors

Golfsmith International Holdings, Inc.

May 11, 2012

(v)	Reviewed public information with respect to certain other companies in lines of business we believe to be generally relevant in evaluating the business of Golfsmith;

(vi)	Reviewed the financial terms of certain business combinations involving companies in lines of business we believe to be generally relevant in evaluating the business of Golfsmith;

(vii)	Reviewed historical stock prices and trading volumes of Golfsmith Common Stock; and

(viii)	Conducted such other financial studies, analyses and investigations as we deemed appropriate.

We have assumed and relied upon the accuracy and completeness of the foregoing information, without independent verification of such information. We have not conducted any independent valuation or appraisal of any of the assets or liabilities (contingent or otherwise) of Golfsmith or concerning the solvency or fair value of Golfsmith, and we have not been furnished with any such valuation or appraisal. With respect to the financial forecasts utilized in our analyses, we have assumed, with the consent of Golfsmith, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments as to the future financial performance of Golfsmith. We assume no responsibility for and express no view as to any such forecasts or the assumptions on which they are based.

Further, our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof. We do not express any opinion as to the price at which shares of Golfsmith Common Stock may trade at any time subsequent to the announcement of the Transaction. Our opinion does not address the relative merits of the Transaction as compared to any other transaction or business strategy in which Golfsmith might engage or the merits of the underlying decision by Golfsmith to engage in the Transaction.

In rendering our opinion, we have assumed, with the consent of Golfsmith, that the Transaction will be consummated on the terms described in the Agreement, without any waiver or modification of any material terms or conditions. We also have assumed, with the consent of Golfsmith, that obtaining the necessary governmental, regulatory or third party approvals and consents for the Transaction will not have an adverse effect on Golfsmith or the Transaction. We do not express any opinion as to any tax or other consequences that might result from the Transaction, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that Golfsmith obtained such advice as it deemed necessary from qualified professionals. We express no view or opinion as to any terms or other aspects (other than the Consideration to the extent expressly specified herein) of the Transaction, including, without limitation, the form or structure of the Transaction or any agreements or arrangements entered into in connection with, or contemplated by, the Transaction. In addition, we express no view or opinion as to the fairness of the amount or nature of, or any other aspects relating to, the compensation to any officers, directors or employees of any parties to the Transaction, or class of such persons, relative to the Consideration or otherwise.

Lazard Middle Market LLC (“LMM”) and its parent, Lazard Frères & Co. LLC (“Lazard”), are acting as financial advisor to Golfsmith in connection with the Transaction and will receive a fee for such services, portions of which were payable during the course of the engagement, a portion of which is payable upon the rendering of this opinion and a substantial portion of which is contingent upon the consummation of the Transaction. We and certain of our affiliates in the past have provided certain investment banking services to the Company, certain of the Company’s affiliates and certain of Buyer’s affiliates, for which we have received compensation. In the ordinary course of their respective businesses, Lazard, LFCM Holdings LLC (an entity

The Board of Directors

Golfsmith International Holdings, Inc.

May 11, 2012

indirectly owned in large part by managing directors of Lazard) and certain of their respective affiliates may actively trade securities of Golfsmith, OMERS and certain of their respective affiliates for their own accounts and for the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities, and also may trade and hold securities on behalf of Golfsmith, OMERS and certain of their respective affiliates. The issuance of this opinion was approved by the Opinion Committee of LMM.

Our engagement and the opinion expressed herein are for the benefit of the members of the Transaction Committee of the Board of Directors and the Board of Directors of Golfsmith (in their capacity as such) and our opinion is rendered to the Transaction Committee and the Board of Directors of Golfsmith in connection with their evaluation of the Transaction. Our opinion is not intended to and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the Transaction or any matter relating thereto.

Based on and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration to be paid to holders of Golfsmith Common Stock (other than Excluded Holders) in the Transaction is fair, from a financial point of view, to such holders.

Very truly yours,

LAZARD MIDDLE MARKET LLC

By	/s/ David J. Solomon
David J. Solomon
Managing Director

ANNEX C

GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

ANNEX D

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 11, 2012

GOLFSMITH INTERNATIONAL HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-52041	16-1634847
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

11000 North IH-35, Austin, Texas	78753-3195
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (512) 837-8810

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On May 11, 2012, Golfsmith International Holdings, Inc. (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Golf Town USA Holdings Inc. (“Golf Town”) and Major Merger Sub, Inc., a wholly-owned subsidiary of Golf Town (“Merger Sub”). The Merger Agreement provides that, on the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will merge with and into the Company (the “Merger”), with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Golf Town. Holders of the outstanding shares of the Company’s common stock at the effective time of the Merger (the “Effective Time”) will receive $6.10 per share in cash.

The Company’s Board of Directors (the “Company Board”), upon the recommendation of its Transaction Committee (the “Transaction Committee”) and following a process pursuant to which the Transaction Committee explored and evaluated strategic alternatives, has unanimously approved the Merger Agreement and recommended that the Company’s stockholders adopt the Merger, the Merger Agreement and the transactions contemplated thereby.

Concurrently with the execution of the Merger Agreement, Atlantic Equity Partners III, L.P. (the “Principal Stockholder”) entered into a Voting Agreement (the “Voting Agreement”) with Golf Town. Pursuant to the Voting Agreement, the Principal Stockholder has delivered a written consent adopting the Merger Agreement following the execution of the Merger Agreement. Additionally, certain officers of the Company (together with the Principal Stockholder, the “Supporting Stockholders”) have executed and delivered to the Company a written consent adopting the Merger Agreement. Consequently, stockholders owning an aggregate of approximately 51.1% of the Company’s outstanding shares of common stock have adopted the Merger Agreement.

Notwithstanding stockholder approval, the Company may, under certain circumstances, terminate the Merger Agreement to accept a Superior Proposal (as defined below) prior to the Effective Time. In the event of such termination, the Voting Agreement will also terminate. A “Superior Proposal” is a written acquisition proposal for 50% or more of the Company’s equity or assets which is more favorable to the Company’s stockholders from a financial point of view than the Merger and is reasonably likely to be completed.

Following the delivery of the written consent by the Supporting Stockholders, no further action by any of the Company’s stockholders will be required to adopt the Merger Agreement or approve the Merger.

The Merger Agreement

At the Effective Time, and as a result of the Merger, each outstanding share of the Company’s common stock (other than shares owned by Golf Town and its subsidiaries, shares owned by the Company and its subsidiaries and shares owned by stockholders seeking appraisal rights) will be converted into the right to receive $6.10 in cash, without interest.

Consummation of the Merger is subject to certain conditions, including (i) the adoption of the Merger Agreement by the Company’s stockholders (which has already been obtained), (ii) the minimum time period required by Rule 14c-2 and Schedule 14C under the Securities Exchange Act of 1934, as amended, before the Merger can be effected shall have elapsed after the mailing to the Company’s stockholders of the definitive information statement with respect to the Merger, (iii) the expiration or termination of the applicable Hart-Scott-Rodino waiting period, (iv) the absence of any law, order or injunction prohibiting the consummation of the Merger and (v) performance by the Company, Golf Town and Merger Sub of their respective obligations in all material respects and, subject to certain exceptions, the accuracy of representations and warranties. The Merger is not conditioned on Golf Town obtaining any debt financing.

Golf Town will fund the purchase price of the equity and pay all transaction expenses that have not previously been paid prior to completing the Merger. In addition, the Company has obtained an amendment and waiver from General Electric Capital Corporation to its existing revolving credit facility that waives any default that would otherwise result from the consummation of the Merger (the “Waiver”). The Waiver eliminates the need to refinance the Company’s revolving credit agreement in connection with the Merger. The Waiver is not subject to any conditions and became effective upon signing.

The Company and Golf Town have made customary representations, warranties and covenants in the Merger Agreement, including, among others, covenants to use reasonable best efforts to cause the Merger to be consummated. In addition, the Company has covenanted to conduct the business of the Company in the ordinary course consistent with past practice between the execution of the Merger Agreement and consummation of the Merger.

The Merger Agreement contains a “no-shop” provision, pursuant to which the Company may not solicit, initiate, or take any action to knowingly encourage alternative transactions, enter into any discussions relating to acquisition proposals, change its recommendation to the Company’s stockholders to adopt the Merger Agreement, enter into an agreement with respect to an alternative transaction or amend or terminate confidentiality or standstill provisions with third parties, except as described below.

The Company Board may amend or terminate any confidentiality or standstill provisions if it determines that failure to take such action could reasonably be expected to be inconsistent with its fiduciary duties. If the Company receives an acquisition proposal without breaching its obligations under the no-shop provision, the Company Board may furnish information pursuant to an Acceptable Confidentiality Agreement (as defined below) or enter into discussions with respect to such acquisition proposal if, upon the recommendation of the Transaction Committee, the Company Board determines that the acquisition proposal constitutes, or could reasonably be expected to lead to, a Superior Proposal, subject to notifying Golf Town and keeping Golf Town reasonably informed. An “Acceptable Confidentiality Agreement” is a confidentiality agreement between the Company and any person entered into prior to the Merger Agreement, or entered into on or after the date of the Merger Agreement with confidentiality provisions that are no less favorable to the Company than those contained in the confidentiality agreement between the Company and Golf Town Canada dated June 8, 2011.

If the Company receives an acquisition proposal without breaching its obligations under the no-shop provision, that the Company Board, upon the recommendation of the Transaction Committee, determines constitutes a Superior Proposal, and also determines that failure to change its recommendation or terminate the Merger Agreement would reasonably be expected to be inconsistent with its fiduciary duties, the Company Board may change its recommendation or terminate the Merger Agreement to concurrently enter into an agreement with respect to the Superior Proposal, after giving Golf Town three business days’ notice and the opportunity to match the terms of such Superior Proposal.

The Company Board may also, upon the recommendation of the Transaction Committee, withdraw or modify its recommendation to the Company’s stockholders to adopt the Merger Agreement if it learns of material new facts or circumstances unrelated to an acquisition proposal and determines that failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties.

The Merger Agreement contains certain termination rights for both the Company and Golf Town. The Merger Agreement requires the Company to pay a termination fee of $3,800,000 (equal to approximately 3.5% of the aggregate equity value of the Merger) if, prior to the Effective Time, (i) the Company terminates the Merger Agreement to enter into an agreement with respect to a Superior Proposal or (ii) Golf Town terminates the Merger Agreement due to (a) an uncured intentional breach by the Company and prior to the earlier of such termination and the Effective Time, an acquisition proposal is made by a third party and within one year of the termination the Company enters into an agreement for such acquisition proposal or consummates that transaction or (b) a change of recommendation by the Company Board.

The Merger Agreement further provides that Golf Town will pay to the Company a termination fee of $8,200,000 (the “Purchaser Breach Termination Fee”) if the Merger Agreement is terminated under certain circumstances because Golf Town has breached its obligations under the Merger Agreement or a termination fee of $6,500,000 (the “Purchaser Financing Termination Fee” and together with the Purchaser Breach Termination Fee, the “Purchaser Termination Fees”) if the Merger Agreement is terminated under certain circumstances because Golf Town fails to complete the Merger because the Waiver is not in full force and effect. The Company will not need to prove damages as a condition to receiving such Purchaser Termination Fees.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is filed as Exhibit 2.1 hereto and is incorporated by reference herein.

The Voting Agreement

As noted above, the Principal Stockholder agreed, pursuant to the Voting Agreement, to deliver to the Company and Golf Town, no later than the first business day following execution of the Merger Agreement, a written consent with respect to the shares of the Company’s common stock owned by it in favor of adoption of the Merger Agreement and the other transactions contemplated thereby. The Voting Agreement further provides that, during the term of the Voting Agreement, the Principal Stockholder will vote at any meetings of the stockholders of the Company or in any written consent in favor of the Merger and the other transactions contemplated by the Merger Agreement and against (i) any action or agreement that would result in a material breach of the Merger Agreement or the Voting Agreement, (ii) any action that would materially interfere with, delay or adversely affect in any material respect the Merger or any other transaction contemplated by the Merger Agreement and (iii) any alternative transaction.

While the Voting Agreement remains in effect, the Principal Stockholder is prohibited from transferring any shares of the Company’s common stock owned by it or subsequently acquired, subject to certain exceptions, including transfers pursuant to the Merger Agreement. The Principal Stockholder has also agreed not to solicit, initiate or take any action to knowingly facilitate or encourage competing acquisition proposals, subject to certain limited exceptions.

The Voting Agreement will terminate upon the earliest of (i) the Effective Time, (ii) the termination of the Merger Agreement in accordance with its terms, (iii) any change of recommendation by the Company Board and (iv) the effectiveness of any amendment, modification or supplement to, or waiver under, the Merger Agreement that would reduce the consideration payable pursuant to the Merger or is otherwise materially adverse to the Principal Stockholder.

The foregoing description of the Voting Agreement does not purport to be complete and is qualified in its entirety by reference to the Voting Agreement, which is filed as Exhibit 10.1 hereto, and is incorporated by reference herein.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On May 11, 2012, the Company adopted an amendment to the Amended and Restated Bylaws of the Company (the “Bylaws”) to add a new section, Section 9.8, “Forum”, providing that unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, or (iv) any action asserting a claim governed by the internal affairs doctrine. The complete text of the Bylaws is included as Exhibit 3.1 hereto and is incorporated herein by reference.

Item 8.01 Other Events

On May 14, 2012, the Company and Golf Town issued a joint press release announcing the execution of the Merger Agreement. A copy of the press release is attached as Exhibit 99.1 and is incorporated herein by reference.

Cautionary Notice Regarding Forward-Looking Information

This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including with respect to the expected completion of the transaction and expected growth of the combined business, benefits and synergies of the proposed transaction, future opportunities for the combined company, and any other statements about future expectations, beliefs, goals, plans or prospects. These forward-looking statements are based on our beliefs, assumptions, and expectations of future events, taking into account the information currently available to us. These statements may include, among others, expectations for completing the transaction, statements regarding our expected business outlook, anticipated financial and operating results, our business strategy and means to implement the strategy, our objectives, the amount and timing of future store openings, store remodels and capital expenditures, the likelihood of our success in expanding our business, financing plans, working capital needs and sources of liquidity. The words “may,” “should,” “believe,” “expect,” “anticipate,” “plan,” “estimate,” “potential,” “target,” “project,” “intend,” and similar statements are intended to identify forward-looking statements. Forward-looking statements involve risks and uncertainties that may cause our actual results, performance, or financial condition to differ materially from the expectations of future results, performance, or financial condition we express or imply in any forward-looking statements. We note these factors pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not guarantees of performance. Given the risks and uncertainties surrounding forward-looking statements, you should not place undue reliance on these statements. Many of these factors are beyond our ability to control or predict. Our forward-looking statements speak only as of the date of this filing. Other than as required by law, we undertake no obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits:

2.1	Agreement and Plan of Merger, dated May 11, 2012, among the Company, Golf Town USA Holdings Inc. and Major Merger Sub, Inc.*

3.1	Bylaws of the Company, as amended.

10.1	Voting Agreement, dated May 11, 2012, by and between Atlantic Equity Partners III, L.P. and Golf Town USA Holdings Inc.

99.1	Joint Press Release, dated May 14, 2012

*	The Merger Agreement is attached as an exhibit to provide investors and shareholders with information regarding its terms. It is not intended to provide any other factual information about the Company, Golf Town or Merger Sub. The representations, warranties and covenants contained in the Merger Agreement were made only for the purposes of such agreement and as of specified dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties. The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company or Golf Town or any of their respective subsidiaries or affiliates. In addition, the assertions embodied in the representations and warranties contained in the Merger Agreement are qualified by information in the company disclosure letter that the parties have exchanged (the “Company Disclosure Letter”). Accordingly, investors should not rely on the representations and warranties as characterizations of the actual state of facts, since (i) they were made only as of the date of such agreement or a prior, specified date, (ii) in most cases they are subject to qualifications with respect to the Company reports filed with the U.S. Securities and Exchange Commission, material adverse effect and/or knowledge, and (iii) they may be modified in important part by the Company Disclosure Letter. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOLFSMITH INTERNATIONAL HOLDINGS, INC.

May 14, 2012	By:	/s/ Sue E. Gove
Name: Sue E. Gove
Title: President, Chief Operating Officer and Chief Financial Officer

Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

among

GOLFSMITH INTERNATIONAL HOLDINGS, INC.,

GOLF TOWN USA HOLDINGS INC.

and

MAJOR MERGER SUB, INC.

Dated as of May 11, 2012

(continued)

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (hereinafter called this “Agreement”), dated as of May 11, 2012, among GOLFSMITH INTERNATIONAL HOLDINGS, INC., a Delaware corporation (the “Company”), GOLF TOWN USA HOLDINGS INC., a Delaware corporation (“Purchaser”), and MAJOR MERGER SUB, INC., a Delaware corporation and a wholly-owned subsidiary of Purchaser (“Merger Sub”). Each of the Company, Purchaser and Merger Sub are referred to herein as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, on the terms and subject to the conditions set forth in this Agreement, the Company, Purchaser and Merger Sub intend to effect a merger of Merger Sub with and into the Company (the “Merger”) with the Company as the Surviving Corporation, in accordance with the General Corporation Law of the State of Delaware (as amended, the “DGCL”);

WHEREAS, the board of directors of the Company (the “Company Board”) formed a committee of the Company Board (the members of which committee are not affiliated with Purchaser or Merger Sub) (the “Transaction Committee”) which at a meeting thereof duly called and held, unanimously adopted resolutions (i) approving and declaring advisable the Merger, this Agreement and the transactions contemplated by this Agreement, on the terms and subject to the conditions set forth herein, and (ii) recommending to the Company Board to approve the Merger and this Agreement and the transactions contemplated hereby (the “Transaction Committee Recommendation”);

WHEREAS, the Company Board, after considering the Transaction Committee Recommendation, at a meeting thereof duly called and held, unanimously adopted resolutions (i) approving and declaring advisable the Merger, this Agreement and the other transactions contemplated by this Agreement, on the terms and subject to the conditions set forth herein, (ii) resolving that the adoption of this Agreement be submitted to the stockholders of the Company (collectively the “Stockholders” and each, a “Stockholder”) for a vote and (iii) subject to Section 5.2(b) and Section 5.2(c) of this Agreement, resolving to recommend to the Stockholders that they adopt this Agreement;

WHEREAS, the board of directors of Merger Sub has duly approved and declared advisable, and the board of directors of Purchaser has duly approved, this Agreement and the transactions contemplated by this Agreement, including the Merger, on the terms and subject to the conditions set forth herein and Purchaser, in its capacity as sole stockholder of Merger Sub, has agreed to adopt this Agreement following its execution as provided for herein;

WHEREAS, concurrently with the execution of this Agreement, and as an inducement to the willingness of Purchaser to enter into this Agreement, Atlantic Equity Partners III, L.P., a stockholder of the Company (the “Principal Stockholder”), is entering into a Voting Agreement with Purchaser (the “Voting Agreement”), pursuant to which, among other things, the Principal Stockholder and certain members of the Company’s management who are Stockholders (the “Consenting Officers”) have agreed, on the terms and subject to the conditions set forth in the Voting Agreement, to execute and deliver, on the terms and subject to the conditions set forth therein, a written consent in favor of the adoption of this Agreement, which consent when executed and delivered by the Principal Stockholder and the Consenting Officers will be sufficient to adopt this Agreement without any further action by any other Stockholder and take certain other actions in furtherance of the transactions contemplated by this Agreement;

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, OMERS Administration Corporation (the “Guarantor”), is entering into a limited guarantee in favor of the Company (the “Limited Guarantee”) with respect to certain obligations of Purchaser under this Agreement; and

WHEREAS, the Company, Purchaser and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the Parties agree as follows:

ARTICLE I

The Merger

1.1 The Merger. On the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation of the Merger (sometimes hereinafter referred to as the “Surviving Corporation”), and the separate corporate existence of the Company, with all its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger, except as set forth in this Article I. The Merger shall have the effects specified in the DGCL.

1.2 Closing. On the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place (a) at the offices of White & Case LLP, 1155 Avenue of the Americas, New York, New York at 9:00 A.M. on the third (3rd) Business Day following the day on which the last to be satisfied or waived of the conditions set forth in Article VIII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement or (b) at such other place, date and time as the Company and Purchaser shall agree (the date on which the Closing actually occurs is hereinafter referred to as the “Closing Date”).

1.3 Effective Time. At the Closing, the Parties shall (a) cause a Certificate of Merger (the “Certificate of Merger”) to be filed with the Secretary of State of the State of Delaware in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL, and (b) make all other filings or recordings required by the DGCL to effectuate the Merger. The Merger shall become effective at such time as the Certificate of Merger has been duly filed with and accepted by the Secretary of State of the State of Delaware or at such later time as may be agreed by the Parties in writing and specified in the Certificate of Merger (the “Effective Time”).

ARTICLE II

The Surviving Corporation

2.1 The Certificate of Incorporation. At the Effective Time the certificate of incorporation of the Company as in effect immediately prior to the Effective Time (as amended, the “Charter”) shall be amended and restated, by virtue of the Merger to read as set forth in Exhibit A hereto, until thereafter amended as provided therein or by applicable Law, and in accordance with Section 6.3(f).

2.2 The Bylaws. The Parties shall take all actions necessary so that the bylaws of the Company in effect immediately prior to the Effective Time are amended so as to read in their entirety in the form of the bylaws of Merger Sub in effect immediately prior to the Effective Time and shall be the bylaws of the Surviving Corporation (the “Bylaws”) until thereafter amended as provided therein or by applicable Law, and in accordance with Section 6.3(f).

2.3 Directors. The Parties shall take all actions necessary so that the members of the board of directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the members of the board of directors of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the Bylaws.

2.4 Officers. The Parties shall take all actions necessary so that the officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the Bylaws.

ARTICLE III

Effect of the Merger on Capital Stock;

Exchange of Certificates; Transfer of Uncertificated Shares

3.1 Effect on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of any of the Parties or the holder of any shares of capital stock of Purchaser, Merger Sub or the Company:

(a) Merger Consideration. Each share of common stock, par value $0.001 per share, of the Company (the “Common Stock”) issued and outstanding immediately prior to the Effective Time (each, a “Share” and collectively, the “Shares”) (other than (i) Shares owned by Purchaser or any direct or indirect Subsidiary of Purchaser, (ii) Shares owned by the Company or any direct or indirect wholly owned Subsidiary of the Company and (iii) Shares owned by any Stockholder who has perfected and not withdrawn a demand for or lost appraisal rights pursuant to Section 262 of the DGCL (each such Stockholder, a “Dissenting Stockholder”) (each Share referred to in clauses (i) through (iii) being an “Excluded Share” and collectively, the “Excluded Shares”)), shall be converted into the right to receive $6.10 per Share in cash, without interest (the “Per Share Merger Consideration”, and the aggregate amount for all Shares (other than Excluded Shares), the “Merger Consideration”). At the Effective Time, all of the Shares shall cease to be outstanding, shall be cancelled and shall cease to exist, and (A) each certificate (a “Certificate”) formerly representing any Share (other than any Excluded Share) and each uncertificated Share (an “Uncertificated Share”) (other than any Excluded Share) shall thereafter represent only the right to receive the Per Share Merger Consideration and (B) each Certificate formerly representing Shares or Uncertificated Shares owned by a Dissenting Stockholder shall thereafter represent only the right to receive the payment to which reference is made in Section 3.2(f).

(b) Merger Sub. At the Effective Time, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one (1) share of common stock, par value $0.01 per share, of the Surviving Corporation.

3.2 Exchange of Certificates; Transfer of Uncertificated Shares. (a) Paying Agent. At the Effective Time and from time to time thereafter to the extent necessary, Purchaser shall make available or cause to be made available to a paying agent selected no later than five (5) Business Days prior to the Closing Date by Purchaser with the Company’s prior approval (the “Paying Agent”), amounts sufficient in the aggregate to provide all funds necessary for the Paying Agent to make payments of the Merger Consideration as required by Section 3.1(a) (such cash being hereinafter referred to as the “Exchange Fund”). Purchaser shall appoint the Paying Agent pursuant to and on the terms and conditions set forth in an agreement in form and substance reasonably acceptable to the Company. Purchaser shall be responsible for all fees and expenses of the Paying Agent. The Exchange Fund, once deposited with the Paying Agent, shall, pending its disbursement to the Stockholders, be held in trust for the benefit of the Stockholders and shall not be used for any other purpose. The Paying Agent shall invest the Exchange Fund as directed by Purchaser; provided, that such investments shall be in obligations of or guaranteed by the United States of America or in money market funds investing solely in the foregoing. Any interest and other income resulting from any investment of the Exchange Fund as directed by Purchaser shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable under Section 3.1(a) shall be promptly returned to Purchaser.

(b) Exchange Procedures. Promptly after the Effective Time (and in any event within three (3) Business Days following the Effective Time), the Surviving Corporation shall cause the Paying Agent to mail to each Stockholder of record (other than holders of Excluded Shares) (i) a letter of transmittal specifying that delivery shall be effected, and risk of loss and title to the Certificates or Uncertificated Shares, as the case may be, shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof as provided in Section 3.2(e)) or transfer of the Uncertificated Shares to the Paying Agent, such letter of transmittal to be in customary form and have such other provisions as Purchaser and the Company may agree, and (ii) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu thereof as provided in Section 3.2(e)) or transfer of the Uncertificated Shares in exchange for the Merger Consideration. Upon (A) surrender of a Certificate (or affidavit of loss in lieu thereof as provided in Section 3.2(e)) or (B) receipt of an “agent’s message by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, to the Paying Agent in accordance with the terms of such letter of transmittal, duly executed, the holder of such Certificate or transferred Uncertificated Shares shall be entitled to receive in exchange therefor a cash amount in immediately available funds (after giving effect to any required Tax withholdings as provided in Section 3.2(g)) equal to the product of (x) the number of (1) Shares represented by such Certificate (or affidavit of loss in lieu thereof as provided in Section 3.2(e)) or (2) such transferred Uncertificated Shares, multiplied by (y) the Per Share Merger Consideration, and such Certificate or Uncertificated Shares so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates or transfer of Uncertificated Shares. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a check for any cash to be exchanged upon due surrender of the Certificate or transfer of the Uncertificated Shares, as the case may be, representing such transferred Shares may be issued to the transferee of such Shares if the Certificate formerly representing such Shares is presented or such Uncertificated Shares are properly transferred, as the case may be, to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable.

(c) Transfers. From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate or Uncertificated Share is presented to the Surviving Corporation, Purchaser or the Paying Agent for transfer, such Certificate or Uncertificated Share shall be cancelled and exchanged for the cash amount in immediately available funds to which the holder thereof is entitled pursuant to this Article III.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the Stockholders for one (1) year after the Effective Time shall be delivered to the Surviving Corporation. Any Stockholder (other than a holder of Excluded Shares) who has not theretofore complied with this Article III shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration (after giving effect to any required Tax withholdings as provided in Section 3.2(g)) upon due surrender of its Certificates (or affidavits of loss in lieu thereof as provided in Section 3.2(e)), or transfer of its Uncertificated Shares, as the case may be, without any interest thereon.

(e) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Purchaser, the posting by such Person of a bond in reasonable amount and upon such terms as may be reasonably required by Purchaser as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent will issue a check in an amount (after giving effect to any required Tax withholdings as provided in Section 3.2(g)) equal to the product of (x) the number of Shares represented by such lost, stolen or destroyed Certificate multiplied by (y) the Per Share Merger Consideration.

(f) Appraisal Rights. No Dissenting Stockholder shall be entitled to receive the Per Share Merger Consideration with respect to the Shares owned by such Person unless and until such Person shall have effectively withdrawn or lost such Person’s right to appraisal under the DGCL. Each Dissenting Stockholder shall be entitled to receive only the payment provided by Section 262 of the DGCL with respect to Shares owned by such Dissenting Stockholder. The Company shall give Purchaser prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law that are received by the Company relating to stockholders’ rights of appraisal. The Company shall not, except with the prior written consent of Purchaser, voluntarily make any payment with respect to any demands for appraisal, offer to settle or settle any such demands or approve any withdrawal of any such demands.

(g) Withholding Rights. Each of Purchaser, Merger Sub and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Stockholder, Company Option holder or Company Award holder such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”) or any other applicable state, local or foreign Tax Law. To the extent that amounts are so withheld by the Surviving Corporation, Merger Sub or Purchaser, as the case may be, such withheld amounts (i) shall be remitted by Purchaser, Merger Sub or the Surviving Corporation, as applicable, to the applicable Governmental Entity and (ii) shall be treated for all purposes of this Agreement as having been paid to the Stockholder, Company Option holder or Company Award holder in respect of which such deduction and withholding was made by the Surviving Corporation, Merger Sub or Purchaser, as the case may be.

(h) No Liability. Notwithstanding the foregoing, none of the Company, the Surviving Corporation, Purchaser, the Paying Agent or any other Person shall be liable to any other Person in respect of any Per Share Merger Consideration delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

3.3 Treatment of Stock Plan—Treatment of Options. (a) Prior to the Effective Time, the Company shall take or cause to be taken all action reasonably necessary to ensure that, at the Effective Time, each outstanding option to purchase Shares granted under the Stock Plan (vested or unvested) (each, a “Company Option”), shall be cancelled and shall only entitle the holder thereof to receive, as soon as reasonably practicable (but not later than five (5) Business Days) after the Effective Time and in accordance with applicable law, the Stock Plan and the applicable award agreement(s), from Purchaser or the Surviving Corporation, solely an amount in cash equal to the product of (x) the total number of Shares subject to such Company Option multiplied by (y) the excess, if any, of the Per Share Merger Consideration over the exercise price per Share under such Company Option (the aggregate amount of such cash payable to the holders of all Company Options, the “Option Consideration”) less applicable Taxes required to be withheld with respect to such payment as provided in Section 3.2(g).

(b) Treatment of Company Awards. Prior to the Effective Time, the Company shall take or cause to be taken all action reasonably necessary to ensure that, at the occurrence of the Effective Time, (i) each outstanding deferred stock unit issued pursuant to a Deferred Stock Unit Award Agreement (a “DSU Award Agreement”), (ii) each performance share award issued pursuant to a Performance Share Award Agreement (a “Performance Share Award Agreement”) and (iii) each outstanding restricted stock unit award issued pursuant to a Restricted Stock Award Agreement (“RSU Award Agreement”), in each case under the Stock Plan (each, a “Company Award” and collectively, the “Company Awards”), shall be cancelled and shall entitle the holder thereof to receive, as soon as reasonably practicable (but not later than five (5) Business Days) after the Effective Time and in accordance with applicable Law, the Stock Plan and the applicable award agreement(s), from Purchaser or the Surviving Corporation, solely an amount in cash equal to the product of (x) the number of Shares subject to such Company Award immediately prior to the Effective Time (for this purpose, the number of Shares subject to Company Awards under Performance Share Award Agreements shall be the number of Earned Performance Shares within the meaning of Section 4(a) of each of the Performance Share Award Agreements (as determined by the Company Board in accordance with the Stock Plan prior to the Effective Time based on the most recently available relevant Company financial information at the time of such determination), multiplied by (y) the Per Share Merger Consideration (or, if such Company Award contemplates the payment of a specified exercise price, the excess, if any, of the Per Share Merger Consideration over such exercise price) (the aggregate amount of such cash payable to the holders of all Company Awards, the “Company Award Consideration”), less applicable Taxes required to be withheld with respect to such payment as provided in Section 3.2(g).

(c) Corporate Actions. At or prior to the Effective Time, Purchaser, Merger Sub and the Company shall cooperate in taking all actions reasonably necessary or advisable to effectuate the provisions of Section 3.3(a) and Section 3.3(b) (without expenditure of funds). The Company shall take actions (without expenditure of funds) necessary to ensure that from and after the Effective Time neither Purchaser nor the Surviving Corporation will be required pursuant to any Company Award to deliver Shares of Common Stock or other capital stock of the Company to any Person and that the Stock Plan and any other Share based plan, agreement or arrangement is terminated and of no force or effect.

3.4 Adjustments to Prevent Dilution. If the Company changes the number of Shares or securities convertible or exchangeable into or exercisable for Shares, issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction, the Per Share Merger Consideration, and any other dependent items, as applicable, shall be equitably adjusted and so adjusted shall, from and after the date of such event be the Per Share Merger Consideration or other dependent item, as applicable.

ARTICLE IV

Representations and Warranties

4.1 Representations and Warranties of the Company. Except (i) as disclosed in the Company Reports filed and publicly available prior to the date hereof and only as to the extent disclosed therein (excluding, in each case, any disclosures set forth (x) under the captions “Forward-Looking Statements” or “Risk-Factors” and (y) in any other section relating to forward-looking statements or risk factors, in each case referred to in clauses (x) and (y) to the extent such disclosures are non-specific and are primarily cautionary or predictive in nature) but only to the extent the relevance of any such disclosure as an exception or qualification to a representation and warranty in this Section 4.1 is reasonably apparent on the face of such disclosure; or (ii) as set forth in the corresponding section or subsection of the disclosure letter delivered by the Company to Purchaser on the date hereof (the “Company Disclosure Letter”), the Company hereby represents and warrants to Purchaser and Merger Sub as set forth in this Section 4.1; provided, that any disclosure in any section of the Company Disclosure Letter shall only qualify (A) the representation or warranty made in the corresponding Section of this Section 4.1 and (B) other representations and warranties in this Section 4.1 to the extent the relevance of such disclosure to such other representations and warranties is reasonably apparent on its face; provided, further that the exceptions referenced in clause (i) above shall be deemed not to apply with respect to the representations and warranties of the Company in Section 4.1(b), Section 4.1(c), Section 4.1(l) and Section 4.1(r).

(a) Organization, Good Standing and Qualification. Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and (to the extent such concept is applicable) in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing, or have such power or authority, has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The “Project Green” on-line data site maintained by “IntraLinks” and established by the Company for purposes of the transactions contemplated by this Agreement to the extent the materials made available therein as of 11:59 PM on the date prior to the date hereof (the “Data Room”), contains a complete and correct copy of the certificates of incorporation and bylaws or equivalent organizational documents of the Company and its “Significant Subsidiaries” (as defined in Rule 1.02(w) of Regulation S-X promulgated pursuant to the U.S. Securities Exchange Act of 1934 (such act, as amended, and the rules and regulations promulgated thereunder, the “Exchange Act”), each as amended to date) and neither the Company nor any such Significant Subsidiary is in violation of any material provision of such organizational documents. Section 4.1(a) of the Company Disclosure Letter accurately and completely lists each jurisdiction where the Company and its

Subsidiaries are organized and qualified to do business. Except for any Liens under the Revolving Credit Facility, each of the outstanding shares of capital stock or other securities of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned by the Company or by a direct or indirect wholly owned Subsidiary of the Company, free and clear of any lien, charge, pledge, security interest, claim or other encumbrance (each, a “Lien”).

(b) Capital Structure. (i) The authorized capital stock of the Company consists of (x) 25,000,000 Shares, of which 15,927,536 Shares were outstanding as of the close of business on May 11, 2012, and (y) 10,000,000 shares of preferred stock, par value $0.001 per share, of which no shares were outstanding as of the close of business on May 11, 2012. All of the outstanding Shares have been duly authorized and are validly issued, fully paid and nonassessable.

(ii) As of the close of business on May 11, 2012 no Shares were held in Treasury or by Subsidiaries of the Company. The Company has no Shares reserved for issuance except (A) that, as of May 11, 2012, there were 3,167,774 Shares reserved for issuance pursuant to outstanding Company Options and Company Awards granted under the Stock Plan and (B) 483,660 Shares reserved for future grants under the Stock Plan. Section 4.1(b)(ii) of the Company Disclosure Letter accurately and completely lists, as of the date specified therein, each outstanding Company Option and each outstanding Company Award, including the holder, date of grant, date of expiration, number of Shares subject thereto, the terms of vesting (if any), and the exercise price (if applicable).

(iii) Except pursuant to the outstanding Company Options and Company Awards, there are no preemptive or other outstanding rights, options, warrants, phantom stock, conversion, stock appreciation, redemption, or repurchase agreements, arrangements, calls, commitments, rights or awards of any kind that obligate the Company or any of its Subsidiaries to issue or sell any shares of capital stock or other securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding.

(iv) Upon any issuance of any Shares in accordance with the terms of the Stock Plan, such Shares will be duly authorized, validly issued, fully paid and nonassessable. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the Stockholders on any matter. Except for the Voting Agreement, there are no irrevocable proxies and no voting agreements with respect to any capital stock of, or other equity or voting interests in, the Company.

(c) Corporate Authority and Approval. (i) The Company has all requisite corporate power and authority and has taken all corporate action necessary to execute, deliver and perform its obligations under this Agreement subject only to adoption of this Agreement by the holders of a majority of the Shares entitled to vote on such matter at a stockholders meeting duly called and held for such purpose or acting by written consent in lieu of a stockholders meeting (the “Company Stockholder Approval”), if required by applicable Law. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(ii) As of the date hereof, at a meeting duly called and held, the Company Board has (A) considered the recommendations of the Transaction Committee with respect to the Merger and this Agreement, (B) adopted resolutions: (x) approving and declaring advisable the Merger, this Agreement and the other transactions contemplated by this Agreement on the terms and subject to the conditions set forth herein, (y) resolving that the adoption of this Agreement be submitted to the Stockholders for a vote and (z) subject to Section 5.2(b) and Section 5.2(c), resolving to recommend to the Stockholders that they adopt this Agreement (clauses (x)-(z), the “Company Recommendation”), and (C) subject to Section 5.2(b) and Section 5.2(c), directed that this Agreement be submitted to the Stockholders for their adoption.

(iii) When so executed and delivered in accordance with the Voting Agreement, the Written Consent shall constitute a valid and effective Company Stockholder Approval in compliance with applicable Law and the certificate of incorporation and bylaws of the Company, and no other vote or action of any Stockholder will be necessary under applicable Law, such certificate of incorporation or bylaws or otherwise to adopt this Agreement.

(d) Governmental Filings; No Violations; Certain Contracts. (i) Other than the filings and/or notices (A) pursuant to Section 1.3, (B) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (C) under the Exchange Act, (D) to comply with state securities or “blue-sky” Laws, (E) required to be made with the Nasdaq Stock Market, and (F) that are required and customary pursuant to any state environmental transfer statutes, no notices, reports or other filings are required to be made by the Company with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company from, any domestic or foreign governmental or regulatory authority, agency, commission, body, court or other legislative, executive or judicial governmental entity (each, a “Governmental Entity”), in connection with the execution, delivery and performance of this Agreement and the Voting Agreement by the Company and the consummation of the Merger and the other transactions contemplated hereby and thereby, except those that the failure to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(ii) The execution, delivery and performance of this Agreement and the Voting Agreement by the Company do not, and the consummation of the Merger and the other transactions contemplated hereby and thereby will not, constitute or result in (A) a breach or violation of, or a default under, the certificate of incorporation or bylaws of the Company or the comparable governing documents of any of its Subsidiaries or, (B) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or default under, the creation or acceleration of any obligations under, the loss or impairment of any right to own or use or the creation of a Lien on any of the assets of the Company or any of its Subsidiaries pursuant to any agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation (each, a “Contract”) binding the Company or any of its Subsidiaries or, assuming compliance with the matters referred to in Section 4.1(d)(i), any Law to which the Company or any of its Subsidiaries is subject except, in the case of clause (B) above, for any such breach, violation, termination, default, creation, acceleration or loss of right which has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(e) Company Reports; Financial Statements. (i) The Company has filed or furnished all forms, statements, certifications, reports and documents required to be filed or furnished by it with the U.S. Securities and Exchange Commission (the “SEC”) pursuant to the Exchange Act or the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”) since December 31, 2011 (the “Applicable Date”) (the forms, statements, reports and documents filed or furnished since the Applicable Date and prior to the date hereof, including any amendments thereto, the “Company Reports”). Each of the Company Reports, as of its respective date, or if amended, as of the date of such amendment, complied as to form in all material respects with the applicable requirements of the Securities Act and the rules and regulations promulgated thereunder, and with the Exchange Act and the rules and regulations promulgated thereunder, as the case may be, each as in effect on the date so filed. As of its filing date, none of the Company Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent that the information in such Company Report has been amended or superseded by a later Company Report filed prior to the date hereof. As of the date hereof, there are no material outstanding or unresolved comments received by the Company from the SEC with respect to any of the Company Reports.

(ii) The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the Nasdaq Stock Market (the “NASDAQ”).

(iii) The Company is in compliance in all material respects with the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and any rules and regulations promulgated thereunder.

(iv) Each of the consolidated financial statements included in or incorporated by reference into the Company Reports filed since December 31, 2011 and prior to the date hereof (including the related notes) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of their date and the consolidated results of their operations and cash flows for the respective periods then ended (except, in the case of any unaudited quarterly financial statements, as permitted by Form 10-Q of the SEC or other rules and regulations of the SEC, and subject to year-end or period-end audit adjustments), in each case in accordance with U.S. generally accepted accounting principles (“GAAP”) consistently applied during the periods involved, except as may be noted therein. No Subsidiary of the Company is subject to periodic reporting requirements of the Exchange Act.

(v) The Company has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 or 15d-15 of the Exchange Act) that are reasonably designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, required to be included in reports filed under the Exchange Act (A) is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms, and (B) is accumulated and communicated to the Company’s management, including the chief executive officer and chief financial officer, as appropriate to allow timely decisions regarding required disclosure.

(vi) The Company’s system of internal controls over financial reporting (as defined in Rules 13a-15 or 15d-15 under the Exchange Act) is reasonably sufficient in all material respects to provide reasonable assurance to the Company’s management and the Company Board regarding the reliability of financial reporting and the preparation of published financial statements for external purposes in accordance with GAAP.

(vii) Neither the Company nor any of its Subsidiaries has entered into any Affiliate Transaction that has not been disclosed in the Company Reports.

(f) Absence of Certain Changes or Events. Except for this Agreement and the Voting Agreement and the transactions contemplated by this Agreement and the Voting Agreement, since January 1, 2012 (i) through the date of this Agreement, (A) the business of the Company and its Subsidiaries has been conducted in the ordinary course consistent with past practices, and (B) neither the Company nor any of its Subsidiaries has taken any action, or authorized, announced an intention to take or committed or agreed in writing or otherwise to take any action that, if taken between the date of this Agreement and the Closing Date, would constitute a breach of Section 5.1(a), 5.1(b), 5.1(c), 5.1(f), 5.1(j), 5.1(l) or 5.1(m) and (ii) no event, circumstance, development, state of facts, occurrence, change or effect has occurred which has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(g) Litigation and Liabilities. (i) There is no action, suit, proceeding, claim, arbitration or investigation pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or their respective properties or assets that (A) would have, individually or in the aggregate, a Company Material Adverse Effect or (B) as of the date hereof, would prevent or materially impair or delay the consummation of the Merger and the other transactions contemplated by this Agreement. There are no material judgments, orders, decrees, injunctions, awards, or settlements, whether civil, criminal or administrative, outstanding against the Company or any of its Subsidiaries.

(ii) Neither the Company nor any of its Subsidiaries has any obligations or liabilities, except for (A) obligations or liabilities set forth in the consolidated financial statements included in or incorporated by reference into the Company Reports or disclosed in any footnotes thereto, (B) obligations or liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2011, (C) obligations or liabilities that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and (D) liabilities or obligations incurred pursuant to the transactions contemplated by this Agreement.

(h) Employee Benefits.

(i) All material benefit and compensation plans, Contracts, policies or arrangements which provide for ongoing or future obligations of the Company or its Subsidiaries covering current or former employees, directors, or individual consultants of the Company and its Subsidiaries (the “Employees”), including, without limitation, “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and deferred compensation, severance, stock option, stock purchase, stock appreciation rights, stock based incentive, bonus, change in control, employment, retention, termination, sick leave, vacation pay, salary continuation for disability, hospitalization, medical insurance, life insurance, scholarship and all other material compensation or employee benefit plans, policies, agreements, or arrangements (the “Benefit Plans”) are listed in Section 4.1(h) of the Company Disclosure Letter. True and complete copies of all Benefit Plans and, if applicable with respect to any Benefit Plans, any trust instruments, insurance contracts or other funding mechanism, most recent determination or opinion letters, summary plan descriptions and Form 5500s for the two (2) most recent years are contained in folder 4.2.2 in the Data Room.

(ii) Each Benefit Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code, has received, or has timely requested, a favorable determination letter or opinion letter from the Internal Revenue Service (the “IRS”) and no event has occurred and no condition exists that would reasonably be expected to result in the revocation of, or failure to issue, any such determination letter or opinion letter or which would reasonably be expected to cause the loss of qualification under Section 401(a) of the Code or exemption from federal income taxation under Section 501 of the Code or, except for liabilities, penalties and taxes that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the imposition of any liability, penalty or tax under ERISA or the Code. Neither the Company, nor any of its Subsidiaries and any trade or business (whether or not incorporated) which is or has ever been under common control, or which is or has ever been treated as a single employer, with any of them under Section 414(b), (c), (m) or (o) of the Code (“ERISA Affiliate”) has in the last six (6) years contributed or has been obligated to contribute to any “employer pension plan” as defined in Section 3(2) of ERISA, covered by Title IV of ERISA or subject to Section 412 of the Code or Section 302 of ERISA.

(iii) (A) Each Benefit Plan is in material compliance with applicable Law and has been administered and operated in all material respects in accordance with its terms; (B) all payments and contributions (including all employer contributions and employee salary reduction contributions) required to have been made under any Benefit Plan to any participant (or their beneficiaries) or under funds or trusts established under such Benefit Plan or by applicable Law have been made by the due date thereof (including any valid extension), and all payments and contributions for any period ending on or before the Closing Date which are not yet due will have been paid or accrued for in the financial statements included in or incorporated by reference in the Company Reports or accrued for in the books and records of the Company since the latest Company Reports in accordance with past practice, in each case on or prior to the Closing Date, and, with respect to each Benefit Plan, all reports, returns, notices and other documentation that are required to have been filed with or furnished to the IRS, the Department of Labor or any other Governmental Entity, or to the participants or beneficiaries of such Benefit Plan, have been filed or furnished on a timely basis, except, in each such case, as would not reasonably be expected to result in a material liability of the Company; (C) neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any other “disqualified person” or “party in interest” (as defined in Section 4975(e)(2) of the Code and Section 3(14) of ERISA, respectively) has engaged in any transactions in connection with any Benefit Plan that would reasonably be expected to result in the imposition on the Company of a material penalty pursuant to Section 502 of ERISA, material damages pursuant to Section 409 of ERISA or a material Tax pursuant to Section 4975 of the Code; (D) no Benefit Plan provides for post- employment or retiree welfare benefits, except as required by applicable Law; (E) no liability, claim, action, litigation, suit, audit or, to the knowledge of the Company, inquiry by any Governmental Entity, proceeding or lawsuit has been made, commenced or, to the knowledge of the Company, threatened with respect to any Benefit Plan, the assets of any of the trusts under any Benefit Plan or any Benefit Plan sponsor or administrator, or against any fiduciary of any Benefit Plan with respect to the operation of any Benefit Plan (other than routine claims for benefits payable in the ordinary course, and appeals of denied such claims) that would reasonably be expected to result in a material liability of the Company; (F) neither the execution of this Agreement nor the consummation of the transactions contemplated hereby and thereby, will, either alone or in connection with any other event(s): (u) result in any payment becoming due to any Employee under any Benefit Plan, (v) result in any excess parachute payment (within the meaning of Section 280G of the Code) under any Benefit Plan, (w) cause the acceleration of the time of payment, funding or vesting of any benefits under any Benefit Plan, (x) increase any amount payable under any Benefit Plan, (y) require any contributions or payments to fund any obligations under any Benefit Plan, or (z) limit the right to merge, amend or terminate any Benefit Plan (except any limitations imposed by any applicable Law); (G) the Company does not have any contractual obligation to make any gross-up payments as a result of the excise taxes imposed by Section 4999 of the Code or the additional income taxes imposed by Section 409A of the Code; and (H) neither the Company nor any Subsidiary of the Company maintains any Benefit Plan outside of the United States primarily for the benefit of Employees working outside the United States.

(i) Compliance with Laws; Licenses. Since the Applicable Date, the businesses of the Company and its Subsidiaries have been conducted in compliance with all federal, state, local or foreign law, statute or ordinance, common law, or any rule, regulation, judgment, order, writ, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Entity (collectively, “Laws”), except for such violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except for any investigations, the outcomes of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, to the knowledge of the Company, no investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or has been threatened in writing. Each of the Company and its Subsidiaries has obtained and is in compliance with all permits, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders issued or granted by a Governmental Entity (“Licenses”) necessary to conduct its business as presently conducted, except those the absence of which have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Notwithstanding the foregoing, the representations and warranties contained in this Section 4.1(i) do not apply to employee benefits plans and related matters, environmental matters, taxes, labor matters, intellectual property or the business practices addressed in Section 4.1(u), which subject matters are addressed in their entirety and exclusively in Section 4.1(h), Section 4.1(m), Section 4.1(n), Section 4.1(o), Section 4.1(p) and Section 4.1(u), respectively.

(j) Material Contracts. (i) Except for (x) this Agreement and (y) the Contracts filed as exhibits to the Company Reports, Section 4.1(j) of the Company Disclosure Letter accurately and completely lists, as of the date hereof, the following Contracts to which the Company or any of its Subsidiaries is a party or by which their properties or assets are bound:

(A) any lease of real or personal property providing for annual base rentals of $250,000 or more in the current year;

(B) any Contract that is both (x) reasonably expected to require annual payments from or to the Company and its Subsidiaries of more than $1,000,000 over the life of such Contract and (y) not cancelable by the Company or such Subsidiary without any financial or other penalty on 180 days or less notice; and

(C) other than with respect to any partnership that is directly or indirectly wholly owned by the Company or any directly or indirectly wholly owned Subsidiary of the Company, any partnership, joint venture, or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture material to the Company or any of its Subsidiaries or in which the Company owns more than 15% voting or economic interest, or any interest with a book value of more than $5,000,000 without regard to percentage voting or economic interest;

(D) any Contract (other than any Contract whose only parties are the Company and/or any direct or indirect wholly owned Subsidiaries of the Company) relating to indebtedness for borrowed money owing by the Company or any of its Subsidiaries, other than any Contract relating to indebtedness with an outstanding principal amount of less than $1,000,000 (whether incurred, assumed, guaranteed or secured by any asset);

(E) any Contract required to be filed as an exhibit to the Company’s Annual Report on Form 10-K pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed by the Company in a Current Report on Form 8-K since the Applicable Date;

(F) any Contract restricting the payment of dividends or the repurchase of stock or other equity;

(G) any Contract that requires the future acquisition from another Person or future disposition to another Person of assets or capital stock or other equity interest;

(H) any Contract under which the Company or the applicable Subsidiary has agreed to make after the date hereof any advance, loan, extension of credit or capital contribution to, or other investment in, any Person (other than the Company or any of its Subsidiaries and other than extensions of trade credit in the ordinary course of business), in any such case which, individually, is in excess of $500,000;

(I) any Contract that involves ongoing limitations, that are material to the Company and its Subsidiaries, taken as a whole, on the ability of the Company or any of its Subsidiaries to compete in any business line or geographic area;

(J) any written Contracts (x) granting the Company or any of its Subsidiaries a license, sublicense or other rights under, or a covenant not to sue with respect to, any Intellectual Property of any Third Party and/or (y) granting any Third Party a license, sublicense or other rights under, or a covenant not to sue with respect to, any Intellectual Property of the Company or any of its Subsidiaries, excluding, in each of (x) and (y) any licenses for commercially available “off-the-shelf” software for a license fee of no more than $200,000 per year; and

(K) any Contract to which the Company or any of its Subsidiaries is a party containing a standstill or similar agreement pursuant to which the Company or any of its Subsidiaries continues to be obligated not to acquire assets or securities of the other party or any of its Affiliates (the Contracts described in clauses (A) – (K), together with all exhibits and schedules to such Contracts, being the “Material Contracts”).

(ii) A copy of each Material Contract is contained in the Data Room and each such Material Contract is valid, binding and enforceable against the Company in accordance with its terms, subject to the Bankruptcy and Equity Exception. As of the date hereof, the Company and its Subsidiaries and, to the knowledge of the Company, the other parties thereto, are not in default or breach in any respect under the terms of any such Material Contract, except for such defaults or breaches that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received written notice from any other party to a Material Contract of the existence of any event, or condition which constitutes, or, after notice or lapse of time or both, will constitute, a default on the part of the Company or any of its Subsidiaries under any Material Contract.

(k) Real Property. (i) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (A) the Company or one of its Subsidiaries, as applicable, has good and valid title in fee simple to the real property owned by the Company or its Subsidiaries (the “Owned Real Property”), free and clear of any Encumbrance, and (B) there are no outstanding options or rights of first refusal to purchase the Owned Real Property, or any portion thereof or interest therein. No condemnation proceeding is pending or, to the knowledge of the Company, threatened which would preclude or impair the use of any such Owned Real Property by the Company or any of its Subsidiaries for the purposes for which it is currently used.

(ii) Section 4.1(k)(ii) of the Company Disclosure Letter contains a true and complete list of all Owned Real Property.

(iii) With respect to the real property leased or subleased to the Company or its Subsidiaries (the “Leased Real Property”), the lease or sublease for each such property is valid, binding and enforceable against the Company or one of its Subsidiaries in accordance with its terms, subject to the Bankruptcy and Equity

Exception, and none of the Company or any of its Subsidiaries is in breach of or default under such lease or sublease, and there exists no default or event, occurrence, condition or act (including the Merger) in respect of or on the part of the Company or any of its Subsidiaries which, with the giving of notice, the lapse of time or the happening of any further event or condition, would become a default or event of default under any such lease or sublease, except in each case, for such breaches or defaults, that have not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of the Company, all of the covenants to be performed by any other party under any such lease or sublease of Leased Real Property have been fully performed by such Person except for any such failures to perform which have not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company or one of its Subsidiaries has good and valid leasehold interests in the Leased Real Property described in each lease or sublease for such property, free and clear of any and all Encumbrances (other than the applicable lease or sublease) other than those the presence of which have not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. In each case, the Company or one of its Subsidiaries has been in peaceable possession of such Leased Real Property since the commencement of the original term of such lease or sublease.

(iv) For purposes of this Section 4.1(k) only, “Encumbrance” means (A) any mortgage or deed of trust or any easement, right of way, encroachment, covenant, or other restriction or encumbrance of any kind in respect of such asset; (B) Liens for Taxes, assessments or other charges by Governmental Entities or (C) imperfections of title, zoning, building code or planning restrictions or regulations, permits, restrictive covenants, encroachments, rights of way and other restrictions or limitations on the use of the Owned Real Property, but specifically excludes: (a) specified encumbrances described in Section 4.1(k)(iv) of the Company Disclosure Letter (excluding Liens securing debt for borrowed money on Owned Real Property and any Liens securing debt for borrowed money of the Company or any of its Subsidiaries on Leased Real Property other than any such Lien that will be satisfied on or prior to the Closing Date); (b) encumbrances for Taxes or other governmental charges not yet due and payable or being contested in good faith by appropriate proceedings for which adequate reserves have been made in the books of the Company in accordance with GAAP; (c) Liens for assessments and other governmental charges or mechanics’, carriers’, workmen’s, repairmen’s or other like encumbrances arising or incurred in the ordinary course of business consistent with past practice relating to obligations in each case for sums not yet due and payable or due but not delinquent, or the validity or amount of which is being contested in good faith by appropriate proceedings for which adequate reserves have been made; (d) Liens arising by Law in the ordinary course of business in connection with workers’ compensation, unemployment insurance or similar types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations in each case for sums not yet due and payable or due but not delinquent, or the validity or amount of which is being contested in good faith by appropriate proceedings for which adequate reserves have been made; or (e) encumbrances or imperfections of title, zoning, building code or planning restrictions or regulations, permits, restrictive covenants, encroachments, rights of way and other restrictions or limitations on the use of the Owned Real Property that do not, individually or in the aggregate, materially interfere with the conduct of the business of the Company and its Subsidiaries taken as a whole as presently conducted at the affected location.

(l) Takeover Statutes. Assuming the accuracy of the representation contained in Section 4.2(l), the Company Board has taken all actions necessary so that the restrictions contained in Section 203 of the DGCL applicable to a “business combination” (as defined in Section 203 of the DGCL) shall not apply to the execution, delivery or performance of this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement. No other similar anti-takeover statute or regulation enacted under state laws in the United States prior to the date hereof applicable to the Company (each, a “Takeover Statute”) is applicable to the Merger or the other transactions contemplated hereby. No anti-takeover provision in the Company’s certificate of incorporation or bylaws is applicable to the Company in connection with the Merger, the Shares or the other transactions contemplated by this Agreement.

(m) Environmental Matters. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries are and, in the past five (5) years, have been in compliance with all applicable Environmental Laws (including all obligations to obtain, maintain and comply with all permits and authorizations required under Environmental Laws); (ii) no property owned, leased or operated by the Company or any of its Subsidiaries is contaminated with Hazardous Substances requiring remediation under any Environmental Law and, to the Company’s knowledge, there have been no releases of any Hazardous Substances at any such property or at any other location, that would reasonably be expected to result in a claim against the Company or any of its Subsidiaries under Environmental Law which matters remain unresolved; (iii) neither the Company nor any of its Subsidiaries has received any written notice or claims alleging noncompliance with or liability under any Environmental Law; and (iv) neither the Company nor any of its Subsidiaries is subject or party to any agreement, order, judgment or decree by or with any Governmental Entity or Third Party pursuant to which the Company or any of its Subsidiaries has assumed, incurred or suffered any liability or obligation under any Environmental Law involving uncompleted, outstanding or unresolved requirements on the part of the Company or its Subsidiaries.

(n) Taxes. (i) The Company and each of its Subsidiaries (A) have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns (as defined below) required to be filed by any of them and all such filed Tax Returns are complete and accurate in all material respects; and (B) have paid all material amounts of Taxes (as defined below) that are required to be paid or that the Company or any of its Subsidiaries are obligated to withhold from amounts owing to any employee, creditor or Third Party, except with respect to matters contested in good faith. The Data Room contains true and correct copies of the United States federal income Tax Returns filed by the Company and its Subsidiaries for each of the fiscal years ended December 31, 2008, 2009 and 2010.

(ii) As of the date hereof, neither the Company nor any of its Subsidiaries has engaged in any transaction which the IRS has determined to be a “listed transaction” for purposes of Treasury Regulations Section 1.6011-4(b)(2).

(iii) There are no (i) examinations or audits by any Governmental Entity of any material Tax Return of the Company or any of its Subsidiaries underway, and (ii) extensions or waivers of the limitation period applicable to any material Tax Return of the Company or any of its Subsidiaries in effect. No Legal Action is pending (or, to the knowledge of the Company, is being overtly threatened in writing) by any Governmental Entity against the Company or any of its Subsidiaries in respect of any material Tax. As of the date hereof, neither the Company nor any of its Subsidiaries has received any written notice of any Tax liability from any Governmental Entity that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect

(iv) Neither the Company nor any Company Subsidiary has been a member of any combined, consolidated or unitary group for which it is or will be liable for Taxes under principles of Section 1.1502-6 or any similar or analogous provision of any state, local, or foreign law of the Treasury Regulations, except for any such group of which the Company is the common parent for U.S. federal income tax purposes.

(v) Neither the Company nor any Company Subsidiary is a party to any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement, other than (A) commercially reasonable agreements providing for the allocation or payment of real property Taxes attributable to real property leased or occupied by the Company or any Subsidiary of the Company, (B) commercially reasonable agreements for the allocation or payment of personal property Taxes, sales or use Taxes or value added Taxes with respect to (y) personal property leased, used, owned or sold in the ordinary course of business, or (z) the provision of services, (C) any provision of any employment agreement compensating an employee for any increase in taxation of such employee’s income resulting from the performance of work for the Company or any Subsidiary of the Company outside of such employee’s country of residence, (D) agreements for international income Tax credits entered into by the Company or any Subsidiary of the Company in the ordinary course of business, (E) any agreement between the Company and any Subsidiary of the Company or between two or more Subsidiaries of the Company, and (F) customary tax indemnifications contained in credit or other commercial lending agreements.

(vi) Neither the Company nor any of its Subsidiaries (A) has executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or non-U.S. law that is currently in effect, (B) has agreed to, requested, or is required to include any adjustment under Section 481 of the Code (or any corresponding provision of state, local or foreign law) by reason of a change in accounting method or otherwise, which adjustments would apply after the Merger or (C) is subject to any private letter ruling of the IRS or comparable rulings of any taxing authority.

(vii) As of the date hereof, the Company is not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(o) Labor Matters. Section 4.1(o) of the Company Disclosure Letter lists each collective bargaining agreement or other Contract with a labor union or labor organization, as of the date hereof, to which the Company or any of its Subsidiaries is a party or by which they are otherwise bound (collectively, the “Company Labor Agreements”). Neither the Company nor any of its Subsidiaries is the subject of any proceeding that asserts that the Company or any of its Subsidiaries has committed an unfair labor practice or that seeks to compel it to bargain with any labor union or labor organization other than proceedings that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There is no pending, or to the Company’s knowledge, threatened, nor has there been for the past two (2) years (or such shorter period as the Company has owned the applicable Subsidiary), any labor strike, dispute, walk-out, work stoppage, slow-down or lockout involving the Company or any of its Subsidiaries other than those which have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of the Company, Section 4.1(o) of the Company Disclosure Letter sets forth all material organizational efforts for the past two (2) years with respect to the formation of a collective bargaining unit involving Employees of the Company or any of its Subsidiaries, as of the date hereof, other than those that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The consummation of the Merger and the other transactions contemplated by this Agreement will not entitle any Third Party (including any labor union or labor organization) to any payments under any of the Company Labor Agreements. The Company and its Subsidiaries are and, for the past two (2) years (or such shorter period as the Company has owned the applicable Subsidiary), have been in compliance with all applicable Laws relating to labor or employment relations or practices (including, but not limited to, terms and conditions of employment, management-labor relations, wage and hour issues, immigration and occupational safety and health), except for such non-compliance that has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and its Subsidiaries are and, for the past two (2) years (or such shorter period as the Company has owned the applicable Subsidiary), have been in compliance with the federal Worker Adjustment and Retraining Notification Act or any similar state, local or foreign Law (including, but not limited to, any state Laws relating to plant closings or mass layoffs) (collectively, “WARN”), and the Company and its Subsidiaries have not incurred any liability or obligation under WARN which remains unsatisfied, except in each case for such non-compliance, liability or obligation that has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There has been no “mass layoff” or “plant closing” (as such terms are defined by WARN) with respect to the Company or any of its Subsidiaries within the last six (6) months preceding the date hereof.

(p) Intellectual Property. (i) The Company or its Subsidiaries own, license, sublicense or otherwise possess legally enforceable rights to use all Intellectual Property used or held for use in, or necessary to conduct, the business of the Company or its respective Subsidiary as presently conducted free and clear of all Liens other than Permitted Liens, except where the failure to own, license, sublicense or otherwise possess legally enforceable rights to use such Intellectual Property has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(ii) Section 4.1(p)(ii) of the Company Disclosure Letter sets forth a true and complete list of all Registered Intellectual Property owned by the Company or any of its Subsidiaries (the “Company Intellectual Property”), indicating for each listed item the record owner, the registration or application number and date and the applicable filing jurisdiction. To the knowledge of the Company, the material Intellectual Property owned by or licensed to the Company or any of its Subsidiaries, that is either an issued patent or registration for other Intellectual Property is valid, enforceable and in full force and effect.

(iii) To the knowledge of the Company, none of the Company Intellectual Property, the products or services of the Company or any of its Subsidiaries or the conduct of the business or operations of the Company or any of its Subsidiaries as currently conducted have infringed, misappropriated or otherwise violated, or are infringing, misappropriating or otherwise violating, any Intellectual Property rights of any Third Party, other than such violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received in the past two (2) years any notice of any claim alleging any infringement, misappropriation or other violation of any Intellectual Property rights of any Third Party or challenging any ownership, use, validity or enforceability of any Company Intellectual Property, other than such claims that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(iv) To the knowledge of the Company, no Third Party is infringing, violating or misappropriating any of the Company Intellectual Property or other Intellectual Property owned by or licensed to the Company or any of its Subsidiaries, except for infringements, violations or misappropriations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(v) The Company and each of its Subsidiaries have taken reasonable security measures to protect the confidentiality of all material Trade Secrets owned by or licensed to the Company or any of its Subsidiaries and any confidential information of any Person to whom the Company or any of its Subsidiaries owes a confidentiality obligation. To the knowledge of the Company, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each of the Company and its Subsidiaries is in compliance with its respective privacy policies and processes personally identifiable information in a reasonably secure manner using commercially reasonable technical measures.

(vi) Neither the Company nor any of its Subsidiaries owns any proprietary software material to the operations of the Company or any of its Subsidiaries. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, to the knowledge of the Company, the information technology systems owned, leased or licensed by the Company and its Subsidiaries are sufficient for the operation of the business of the Company and its Subsidiaries as currently conducted. To the knowledge of the Company and except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (A) such information technology systems are operating, as of the date hereof, in a manner that is sufficient for the operation of the business of the Company and its Subsidiaries as currently conducted, and (B) since January 1, 2012, there has not been any unauthorized use of or access to, or any breach of any security safeguards with respect to, any such information technology systems or any data or information stored thereon.

(q) Insurance. Section 4.1(q) of the Company Disclosure Letter completely and accurately lists all insurance policies of the Company and its Subsidiaries in effect on the date hereof with the insurance companies set forth therein. The Data Room contains such insurance policies. Each insurance policy listed on Section 4.1(q) of the Company Disclosure Letter is valid, binding and enforceable against the Company in accordance with its terms, subject to the Bankruptcy and Equity Exception, all premiums thereon have been paid, and the Company and its Subsidiaries are otherwise in compliance with the terms and provisions of such policies other than any such non-compliance which has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and its Subsidiaries have not received either a written notice of or a written notice that would reasonably be expected to be followed by a written notice of cancellation or non-renewal of, any such policy.

(r) Brokers and Finders. No broker, finder or investment banker (other than Lazard) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company has made available to Purchaser a true, complete and accurate copy of the engagement letter of Lazard in connection with the Merger.

(s) Opinion of Financial Advisor. The Company Board has received the opinion of Lazard to the effect that, as of the date of such opinion and subject to and based on the assumptions, qualifications and limitations set forth therein, the Per Share Merger Consideration to be paid in the Merger to holders of Shares (other than as set forth in such opinion) is fair, from a financial point of view, to such holders. A complete copy of the written opinion will promptly be made available to Purchaser, solely for informational purposes, after receipt by the Company. It is agreed and understood that such opinion is for the benefit of the Company Board (in its capacity as such) and may not be relied on by Purchaser or Merger Sub.

(t) Information Supplied; Information Statement. The Information Statement will, on the date filed with the SEC and on the date it is first mailed to the Stockholders, (x) comply as to form in all material respects with the Exchange Act and (y) not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Purchaser or Merger Sub or any of their respective Representatives.

(u) Certain Business Practices. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, to the knowledge of the Company, neither the Company nor any of its Subsidiaries (nor any of their respective officers, directors or employees, while acting on behalf of the Company or its Subsidiaries) has made or agreed to make any contribution, payment, gift or entertainment to, or accepted or received any contributions, payments, gifts or entertainment from, any government official, employee, political party or agent or any candidate for any federal, state, local or foreign public office, where either the contribution, payment or gift or the purpose thereof was in violation of the Laws of any federal, state, local or foreign jurisdiction, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, executive orders imposing or regulations implementing economic sanctions administered by the U.S. Department of Treasury’s Office of Foreign Assets Control, and any applicable anti-money laundering laws.

4.2 Representations and Warranties of Purchaser and Merger Sub. Purchaser and Merger Sub each hereby represents and warrants to the Company as set forth in this Section 4.2:

(a) Organization, Good Standing and Qualification. Each of Purchaser and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in such good standing, or to have such power or authority has not had and would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect. Purchaser has delivered to the Company a complete and correct copy of the certificate of incorporation and bylaws of each of Purchaser and Merger Sub, each as amended to the date hereof and neither Purchaser nor Merger Sub is in violation of any material provision of its respective certificate of incorporation or bylaws.

(b) Corporate Authority. Each of Purchaser and Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary to execute, deliver and perform its obligations under this Agreement and the Voting Agreement and to consummate the Merger and the other transactions contemplated by this Agreement and the Voting Agreement. Except for the approval of Purchaser as the sole stockholder of Merger

Sub (which approval Purchaser shall effect on the date hereof immediately following the execution of this Agreement), the execution, delivery and performance of this Agreement and the Voting Agreement by Purchaser and Merger Sub, the consummation by each of them of the transactions contemplated hereby and thereby and the performance by each of them of their respective obligations hereunder and thereunder have been duly authorized and approved by the boards of directors of Purchaser and Merger Sub. Except for the approval of Purchaser as the sole stockholder of Merger Sub (which approval Purchaser shall effect on the date hereof immediately following the execution of this Agreement), no other corporate action on the part of either of Purchaser or Merger Sub is necessary to authorize the execution, delivery and performance of this Agreement and the Voting Agreement by each of Purchaser and Merger Sub and the consummation of the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Purchaser and Merger Sub and constitutes a valid and binding agreement of Purchaser and Merger Sub enforceable against each of Purchaser and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(c) Governmental Filings and Consents; No Violations; Etc. (i) Other than the filings and/or notices (A) pursuant to Section 1.3, (B) under the HSR Act, (C) under the Exchange Act, (D) to comply with state securities or “blue-sky” laws, (E) required to be made with relevant exchanges, if any, and (F) that are required and customary pursuant to any state environmental transfer statutes (the “Purchaser Approvals”), no notices, reports or other filings are required to be made by Purchaser or Merger Sub with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Purchaser or Merger Sub from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement and the Voting Agreement by Purchaser and Merger Sub or the consummation by Purchaser and Merger Sub of the Merger and the other transactions contemplated hereby and thereby, except those that the failure to make or obtain has not had and would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

(ii) The execution, delivery and performance of this Agreement and the Voting Agreement by Purchaser and Merger Sub do not, and the consummation by Purchaser and Merger Sub of the Merger and the other transactions contemplated hereby and thereby will not, constitute or result in (A) a breach or violation of, or default under, the certificate of incorporation or bylaws of Purchaser or Merger Sub or any of their respective Subsidiaries or (B) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or a default under, the creation or acceleration of any obligations under, the loss or impairment of any right to own or use or the creation of a Lien on any of the assets of Purchaser or Merger Sub or any of their respective Subsidiaries pursuant to any Contracts binding Purchaser or Merger Sub or any of their respective Subsidiaries or, assuming compliance with the matters referred to in Section 4.1(c)(i), any Law to which Purchaser, Merger Sub or any of their respective Subsidiaries is subject, except, in the case of clause (B) above, for any such breach, violation, termination, default, creation, acceleration or loss of right which has not had, and would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

(d) Financing. Concurrently with the execution of this Agreement, (i) Purchaser has delivered a true, correct and complete copy of an executed commitment letter addressed to Purchaser and the Company, dated the date hereof (the “Equity Commitment Letter”), from OMERS Administration Corporation (the “Equity Investor”) to provide debt and/or equity financing to Purchaser in an aggregate amount not less than $117,370,000 (the “Equity Financing”), and (ii) the Company has delivered to Purchaser an amendment or waiver to the Revolving Credit Facility fully executed by all parties to the Revolving Credit Facility (the “Waiver”) that waives any default or prepayment event that would otherwise result from execution and delivery of this Agreement, the Merger or the transactions contemplated hereby. As of the date hereof, each of the Equity Commitment Letter and, to the knowledge of Purchaser, the Waiver, is in full force and effect and a legal, valid and binding obligation of the parties thereto. Each of the Equity Commitment Letter and, to the knowledge of Purchaser, the Waiver, has not been withdrawn, terminated or otherwise amended or modified in any respect, Purchaser has not received notice of any such withdrawal or termination and no such amendment or modification is contemplated. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Purchaser or Merger Sub under any term or condition of the Equity Commitment

Letter or the Waiver. The Equity Commitment Letter and the Revolving Credit Facility, as modified by the Waiver (collectively, the “Financing Commitment Letters”) constitute, as of the date hereof, the entire and complete agreement between the parties thereto with respect to the financings contemplated thereby, and, except as set forth, described or provided for in the Equity Commitment Letter, (x) there are (1) no conditions precedent to the obligations of the Equity Investor to fund the Equity Financing, or (2) conditions precedent to the effectiveness of the Waiver (the “Debt Financing” and together with the Equity Financing, the “Financing”), and (y) there are no contractual contingencies or other provisions under any agreement (including any side letters) relating to the transactions contemplated by this Agreement to which Purchaser or any of its Affiliates is a party that would permit the Equity Investor or any of the lenders to reduce the total amount of the Financing or impose any additional condition precedent to the availability of the Equity Financing or any additional condition precedent to the availability of the Debt Financing. There are no side letters or other agreements, Contracts or arrangements related to the funding or investing, as applicable, of the Financing other than as expressly set forth in the Financing Commitment Letters. The Company is a third-party beneficiary of the Equity Commitment Letter. As of the date hereof, assuming the truth and accuracy of the Company’s representations and warranties contained in this Agreement, Purchaser has no reason to believe that any of the conditions to the Financing will not be satisfied on a timely basis or that the funding contemplated in the Financing will not be made available to Purchaser and the Company, as the case may be, on a timely basis in order to consummate the transactions contemplated by this Agreement. Purchaser has fully paid any and all fees required by the Waiver to be paid on or prior to the date hereof. Subject to its terms and conditions, the aggregate proceeds of the Equity Financing, when funded in accordance with the Equity Commitment Letter, will provide financing sufficient to pay the aggregate Merger Consideration, the amounts due under Section 3.3, the aggregate amount of any indebtedness of the Company and its Subsidiaries which becomes due and payable in connection with the Merger or the other transactions contemplated hereby (after giving effect to the Waiver), all fees and expenses associated with the Waiver, all other amounts to be paid or repaid by Purchaser under this Agreement (whether payable on or after the Closing Date), all of Purchaser’s and its Representatives’ fees and expenses associated with the Merger and the other transactions contemplated by this Agreement and all fees and expenses of the Company (up to $4,000,000) associated with the Merger and the other transactions contemplated by this Agreement. Concurrently with the execution of this Agreement, Purchaser has delivered to the Company the Limited Guarantee of the Guarantor. The Limited Guarantee is in full force and effect and a legal, valid and binding obligation of the Guarantor, and no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in a breach of, or a default under, the Limited Guarantee on the part of the Guarantor, and the Limited Guarantee guarantees delivery of the Purchaser Breach Termination Fee and Purchaser Financing Termination Fee, on the terms and subject to the conditions set forth therein.

(e) Solvency. As of and after the Effective Time, and after giving effect to the transactions contemplated by this Agreement, including the Financing, the payment of the Merger Consideration, the incurrence of indebtedness contemplated by the Debt Financing and assuming (i) the Company is Solvent immediately prior to the Effective Time, (ii) the satisfaction of the conditions to Purchaser’s and Merger Sub’s obligation to consummate the Merger as set forth herein, or the waiver of such conditions and (iii) any estimates, projections or forecasts of the Company and its Subsidiaries have been prepared in good faith based upon assumptions that were and continue to be reasonable the Surviving Corporation and the Surviving Corporation’s Subsidiaries, taken as a whole, will be Solvent. Purchaser and Merger Sub are not (x) causing a transfer of property or incurrence of an obligation in connection with the transactions contemplated hereby and (y) entering into the transactions contemplated hereby, in each case, with the actual intent to hinder, delay or defraud either present or future creditors of the Company or any of its Subsidiaries.

(f) Litigation. There is no action, suit, proceeding, claim, arbitration or investigation pending or, to the knowledge of Purchaser, threatened against Purchaser or Merger Sub or any of their respective properties or assets, as of the date hereof, that would have, , individually or in the aggregate, a Purchaser Material Adverse Effect. There are no material judgments, orders, decrees, injunctions, awards or settlements, whether civil, criminal or administrative, outstanding against Purchaser, Merger Sub or any of their respective Subsidiaries, except as would not have, individually or in the aggregate, a Purchaser Material Adverse Effect.

(g) Capitalization of Merger Sub. The authorized capital stock of Merger Sub consists solely of 100 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Purchaser or a direct or indirect wholly owned Subsidiary of Purchaser. Merger Sub has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement, the Voting Agreement, the Merger and the other transactions contemplated hereby and thereby.

(h) Brokers and Finders. No broker, finder or investment banker is or will be entitled to any brokerage, finder’s or other fee or commission from the Company prior to the Effective Time in connection with the transactions contemplated by this Agreement and the Voting Agreement based upon arrangements made by or on behalf of Purchaser or Merger Sub.

(i) Contact with Customers and Suppliers. None of Purchaser, Merger Sub or any of their respective employees, agents, Representatives, financing sources or Affiliates has, without the prior written consent of the Company, directly or indirectly contacted any officer, director, employee, stockholder, franchisee, supplier, distributor, customer or other material business relation of the Company or any of its Subsidiaries prior to the date hereof for the purposes of discussing the Company or any of its Subsidiaries in connection with the transactions contemplated hereby.

(j) Certain Arrangements. As of the date hereof, there are no Contracts, undertakings, commitments, agreements, obligations or understandings (i) between Purchaser or Merger Sub or any of their respective Affiliates, on the one hand, and any member of the Company’s management or the Company Board, in each case, in his or her individual capacity, on the other hand, relating to the transactions contemplated by this Agreement or the operations of the Company after the Effective Time or (ii) pursuant to which any Stockholder would be entitled to receive consideration of a different amount or nature than the Merger Consideration or, other than the Voting Agreement, pursuant to which any Stockholder agrees to vote to approve this Agreement or the Merger or agrees to vote against any Superior Proposal.

(k) Ownership of Shares. None of Purchaser or Merger Sub, or any of their respective Subsidiaries beneficially owns (within the meaning of Section 13 of the Exchange Act and the rules and regulations promulgated thereunder), or will prior to the Effective Time (other than pursuant to the transactions contemplated hereby) beneficially own, any Shares and none of Purchaser, Merger Sub, or any of their respective Subsidiaries holds any rights to acquire or vote any Shares except as contemplated by this Agreement.

(l) Information Supplied. None of the information supplied or to be supplied by or on behalf of Purchaser or any of its Subsidiaries specifically for inclusion or incorporation by reference in the Information Statement, will on the date filed with the SEC and on the date it is first mailed to the Stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Purchaser with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of the Company, any of its Subsidiaries or any of their respective Representatives.

(m) No Other Representations or Warranties; Investigation by Purchaser and Merger Sub; Company’s Liability.

(i) Purchaser and Merger Sub acknowledge that each of them and their respective Representatives have received access to such books and records, facilities, equipment, contracts and other assets of the Company which each of them and their Representatives have deemed necessary or requested to review, and that each of them and their Representatives have had full opportunity to meet with the Company and the management of the Company to discuss the financial condition, business, operations, results of operations, properties, assets or liabilities of the Company.

(ii) Except for the representations and warranties contained in this Article IV (as qualified by the preamble to this Article IV) and any closing certificate delivered by the Company pursuant to Section 8.2(a), each of Purchaser and Merger Sub acknowledge and agree, to the fullest extent permitted by Law that:

(A) it has relied solely upon the aforementioned investigation, review and analysis and not on any factual representations or opinions of the Company or its Subsidiaries or any of their respective Representatives (except the specific representations and warranties of the Company set forth in Section 4.1 as qualified by corresponding disclosures);

(B) none of the Company, any of its Subsidiaries or any of their respective directors, officers, stockholders, members, Employees, Affiliates, controlling Persons, agents, advisors, Representatives or any other Person makes or has made any oral or written representation or warranty, either express or implied (except the specific representations and warranties of the Company set forth in Section 4.1 as qualified by corresponding disclosures), as to the accuracy or completeness of (x) any of the information set forth in management presentations relating to the Company or its Subsidiaries or, except the specific representations and warranties of the Company set forth in Section 4.1 as qualified by corresponding disclosures, any materials contained in the Data Room, including any cost estimates delivered or made available, financial projections or other projections, in presentations by the management of the Company or any Subsidiary of the Company, in “break-out” discussions, in responses to questions submitted by or on behalf of Purchaser, its Affiliates or its Representatives, whether orally or in writing, in materials prepared by or on behalf of the Company, or in any other form, (y) any information delivered or made available pursuant to Section 7.5 or (z) the pro-forma financial information, projections or other forward-looking statements of the Company or any of its Subsidiaries, in each case, in expectation or furtherance of the transactions contemplated by this Agreement; and

(C) none of the Company, any of its Subsidiaries or any of their respective directors, officers, Employees, stockholders, members, Affiliates, controlling Persons, agents, advisors, Representatives or any other Person shall have any liability or responsibility whatsoever to Purchaser, Merger Sub or any of their respective directors, officers, employees, Affiliates, controlling Persons, agents or Representatives on any basis (including in contract, tort or equity, under federal or state securities Laws or otherwise) based on any information provided or made available, or statements made (including set forth in management summaries relating to the Company provided to Purchaser, except the specific representations and warranties of the Company set forth in Section 4.1 as qualified by corresponding disclosures, any materials contained in the Data Room, in presentations by the Company’s management or otherwise), to Purchaser, Merger Sub or any of their respective directors, officers, employees, Affiliates, controlling Persons, advisors, agents or Representatives (or any omissions therefrom).

ARTICLE V

Covenants of the Company

5.1 Interim Operations. The Company covenants and agrees that, after the date hereof and prior to the Effective Time, its business and the business of its Subsidiaries shall be conducted in the ordinary and usual course in all material respects. To the extent consistent with the foregoing sentence, the Company and its Subsidiaries shall use their respective reasonable best efforts to preserve their business organizations intact and maintain existing relations and goodwill with Governmental Entities, customers, suppliers, distributors, creditors, lessors, employees and business associates and keep available the services of the present employees and agents of the Company and its Subsidiaries. Without limiting the generality of the foregoing and in furtherance thereof, from the date hereof until the Effective Time, except (A) as otherwise expressly required or permitted by this Agreement or the Voting Agreement, (B) as Purchaser may approve in writing (such approval not to be unreasonably withheld, delayed or conditioned), (C) as set forth in Section 5.1 of the Company Disclosure Letter or (D) as required by any applicable Laws (including any requirement of the SEC), the Company will not and will not permit its Subsidiaries to:

(a) adopt or propose any change in its certificate of incorporation or bylaws or other applicable governing documents;

(b) acquire or agree to acquire (i) by merging or consolidating with, or by purchasing a substantial portion of the stock, or other ownership interests in, or substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association, joint venture, limited liability company or other entity or division thereof or (ii) any assets that would be material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole, except purchases of supplies, equipment, services and inventory in the ordinary course of business and except transactions involving only the Company and its wholly owned Subsidiaries;

(c) completely or partially liquidate the Company or adopt a plan of complete or partial liquidation with respect to the Company;

(d) other than (i) Shares issuable under the Company Options outstanding as of the date of this Agreement, (ii) Shares issuable in connection with the Company Awards outstanding as of the date of this Agreement, (iii) at any time after April 30, 2012, awards under the Stock Plan consistent with past practice, (iv) as may be required by the Revolving Credit Facility, and (v) subject to Section 3.3, issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any shares of capital stock of the Company or any its Subsidiaries (other than the issuance of shares by a wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary), or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities;

(e) make any loans, advances (except for advances to employees in respect of ordinary course business expenses) or capital contributions to or investments in any Person (other than the Company or any direct or indirect wholly owned Subsidiary of the Company) other than in the ordinary course;

(f) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for dividends paid by any direct or indirect wholly owned Subsidiary to the Company or to any other direct or indirect wholly owned Subsidiary) or enter into any agreement with respect to the voting of its capital stock;

(g) other than transactions involving a direct or indirect wholly owned Subsidiary of the Company, reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock other than pursuant to the Stock Plan and the Company Awards;

(h) incur any indebtedness for borrowed money or guarantee such indebtedness of another Person, or issue or sell any debt securities or warrants or other rights to acquire any debt security of the Company or any of its Subsidiaries, except for (i) indebtedness for borrowed money incurred in the ordinary course of business pursuant to the Revolving Credit Facility up to the amount at any one time reflected in the applicable “Weekly Borrowing Base Balance” contained in document 10.3.27 in the Data Room plus an additional $5,000,000 and (ii) guarantees incurred in compliance with this Section 5.1 by the Company or any of its direct or indirect wholly owned Subsidiaries of indebtedness of any direct or indirect wholly owned Subsidiary of the Company;

(i) except as set forth in the capital budgets contained in folders 3.1.2.1, 3.3.1, 3.3.2, 3.3.6, 5.10.2 5.10.3, 5.10.4, 10.3.3 and 10.3.16 of the Data Room and consistent therewith, make or authorize any capital expenditures in the aggregate in excess of $500,000;

(j) make any changes with respect to accounting policies or procedures, except as required by Law or changes in applicable GAAP;

(k) waive, release, assign, settle or compromise any material legal action (other than actions that are covered by Section 7.11 hereof), other than (i) in the ordinary course of business in an amount not to exceed $250,000 (net of any amount covered by insurance) and/or (ii) if the loss resulting from such waiver, release, assignment settlement or compromise is reasonably expected to be reimbursed to the Company or any of its Subsidiaries by an insurance policy (subject to any deductible or retention);

(l) other than in the ordinary course of business consistent with past practice, (i) make, revoke or change any material Tax election, (ii) settle or finally resolve any Tax contest with respect to a material amount of Tax, (iii) file any amended income or other material Tax Return that reflects a material increase in the tax liability of the Company, or (iv) prepare or file any material Tax Return other than in a manner consistent in all material respects with past practice, (v) consent to any extension or waiver of the limitation period applicable to any material Tax Return or any claim or assessment in respect of a material amount of Taxes, (vi) enter into any closing agreement relating to any material Tax liability, or (vii) give or request any waiver of a statute of limitation with respect to any material Tax Return;

(m) sell, lease, license, transfer, pledge, mortgage, encumber, grant or dispose of or enter into negotiations with respect to the disposition of any material assets of the Company, including the capital stock of Subsidiaries of the Company, other than (i) the sale of inventory in the ordinary course of business, (ii) the disposition of used, obsolete or excess equipment in the ordinary course of business, (iii) other dispositions in the ordinary course of business, (iv) any Permitted Liens or (v) pursuant to any Contract existing and in effect as of the date hereof, true and complete copies of which are contained in the Data Room;

(n) enter into any (i) Contract containing any “change of control” or similar provision that would be triggered by the transactions contemplated hereby, or (ii) Affiliate Transaction;

(o) subject to Section 3.3, except as required pursuant to Contracts in effect prior to the date hereof or any Benefit Plan in effect prior to the date hereof, or as otherwise required by applicable Law and, at any time after April 30, 2012, awards under the Stock Plan consistent with past practice, (i) grant or provide any severance or termination payments or material benefits to any existing or former director, officer employee or consultant of the Company or any of its Subsidiaries, (ii) increase the compensation, bonus or pension, welfare, severance or other benefits of or pay any bonus to any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries other than with respect to non-executive employees and in the ordinary course, in each case consistent with past practice, or make any new equity awards to any current or former director, officer, employee or independent contractor of the Company or any of its Subsidiaries, (iii) establish, adopt, amend or terminate any Benefit Plan or arrangement that would be a Benefit Plan if in effect as of the date of this Agreement, or amend the terms of any outstanding equity-based awards, (iv) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment of compensation or benefits under any Benefit Plan, (v) change any actuarial or other assumptions used to calculate funding obligations with respect to any Benefit Plan or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP or (vi) forgive any loans to any current or former directors, officers, employees or independent contractors of the Company or any of its Subsidiaries; or

(p) agree, authorize or commit to do any of the foregoing.

5.2 Acquisition Proposals. (a) Subject to Section 5.2(b) and Section 5.2(c), neither the Company nor any of its Subsidiaries shall, nor shall the Company or any of its Subsidiaries authorize or permit any of their Representatives to, directly or indirectly, (i) solicit, initiate or take any action to knowingly facilitate or knowingly encourage, whether publicly or otherwise, the submission of any inquiries, proposals or offers that constitute, or would reasonably be expected to lead to, any Alternative Transaction (an “Acquisition Proposal”),

(ii) enter into or participate in any discussions or negotiations, furnish any information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries, or otherwise knowingly cooperate with any Acquisition Proposal, (iii) make a Change of Recommendation, (iv) enter into any agreement, agreement in principle, letter of intent, term sheet or other similar instrument relating to an Alternative Transaction (other than an Acceptable Confidentiality Agreement as permitted by this Section 5.2), or (v) amend, terminate or release any third party from the confidentiality, standstill or similar provisions of any agreement to which the Company or any of its Subsidiaries is a party; provided, that the Company shall be permitted to take any of the actions described in the foregoing clause (v) if the Company determines in good faith after consultation with outside legal counsel, that a failure of the Company to take such action could reasonably be expected to be inconsistent with the fiduciary duties of the Company Board. Subject to Section 5.2(b) and Section 5.2(c), the Company shall, and shall cause each of its Subsidiaries and direct its Representatives to immediately cease and cause to be terminated any solicitation, discussion or negotiation with any Persons conducted heretofore by the Company, its Subsidiaries or any of their Representatives with respect to any Acquisition Proposal or Alternative Transaction.

(b) Notwithstanding anything in this Agreement to the contrary, if at any time following the date of this Agreement and prior to the Effective Time (i) the Company receives a written Acquisition Proposal from a Third Party without breaching its obligations under this Section 5.2; and (ii) the Company Board, upon the recommendation of the Transaction Committee, determines in good faith, after consultation with outside legal counsel and a financial advisor, that such Alternative Transaction constitutes or such Acquisition Proposal could reasonably be expected to lead to a Superior Proposal from such Third Party, then the Company may (A) furnish information with respect to the Company and its Subsidiaries and afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to such Third Party making such Acquisition Proposal and (B) enter into, participate and maintain discussions or negotiations with, such Third Party making such Acquisition Proposal; provided, that the Company (x) will not, and will not allow any of its Representatives to, disclose any non-public information to such Third Party without entering into an Acceptable Confidentiality Agreement; and (y) will provide to Purchaser any non-public information concerning the Company or its Subsidiaries provided to such Third Party which was not previously provided to Purchaser as promptly as practicable following its provision to such Third Party. The Company shall notify Purchaser (within forty-eight (48) hours of the Company’s knowledge of any of the events described in clauses (x) or (y) below) of receipt by the Company or any of its Representatives of (x) any Acquisition Proposal or (y) any request for non-public information relating to the Company or any of its Subsidiaries in connection with any Acquisition Proposal, indicating, in connection with such notice, the identity of the Person or group of Persons making such Acquisition Proposal or request and the material terms and conditions related thereto (including, if applicable, copies of any written Acquisition Proposal or request, including proposed agreements) and thereafter shall keep Purchaser reasonably informed, on a prompt basis (and, in any event, within one (1) Business Day), of any material developments or modifications to the terms and the status of any of the foregoing events described in clauses (x) or (y) above.

(c) Notwithstanding anything in this Agreement to the contrary, if prior to the Effective Time, the Company receives an Acquisition Proposal without breaching its obligations under this Section 5.2, that the Company Board, upon the recommendation of the Transaction Committee, determines in good faith, after consultation with outside legal counsel and a financial advisor and after taking into account all adjustments to the terms of this Agreement that may be offered by Purchaser in accordance with this Section 5.2(c), constitutes a Superior Proposal and the Company Board determines in good faith, upon the recommendation of the Transaction Committee, after consultation with its outside legal counsel that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law, the Company Board may (i) effect a Change of Recommendation and/or (ii) terminate this Agreement pursuant to Section 9.3(a) to enter into a definitive agreement with respect to such Superior Proposal; provided, that the Company Board may not effect a Change of Recommendation or terminate this Agreement pursuant to Section 9.3(a) unless (A) it gives Purchaser three (3) Business Days’ prior written notice (the “Notice Period”) of its intention to do so (unless at the time such notice is otherwise required to be given there are less than three (3) Business Days prior to the proposed

Effective Date, in which case the Company shall provide as much notice as is reasonably practicable) attaching the most current version of all relevant proposed transaction agreements and other material documents, (B) during the Notice Period, the Company, if requested by Purchaser, shall have engaged in good faith negotiations to amend this Agreement (including by making its officers, its legal and financial advisors reasonably available to negotiate in good faith) so that such Alternative Transaction would cease to constitute a Superior Proposal and (C) Purchaser does not make, within such Notice Period, an offer that the Company Board determines in good faith, upon the recommendation of the Transaction Committee, after consultation with its legal and financial advisors, is at least as favorable to the Stockholders as such Superior Proposal. In the event of any material revisions to the applicable Superior Proposal, the Company shall be required to deliver a new written notice to Purchaser and to comply with the requirements of this Section 5.2(c) with respect to such new written notice (to the extent so required).

(d) Nothing contained herein shall prevent the Company from complying with Rules 14a-9, 14d-9, 14e-2 and Item 1012(a) of Regulation M-A promulgated under the Exchange Act with regard to an Acquisition Proposal or from issuing a “stop, look and listen” statement pending disclosure of its position thereunder or making any required disclosure to the Stockholders if, in the good faith judgment of the Company Board, after consultation with its outside legal counsel, the failure to do so could reasonably be expected to be inconsistent with its fiduciary duties to Stockholders under applicable Law. In no event shall the issuance of a “stop, look and listen statement” (or similar statement pursuant to the requirements of applicable Law) constitute a Change of Recommendation.

(e) Notwithstanding anything in this Agreement to the contrary, if prior to the Effective Time, without breaching its obligations under this Section 5.2, (i) there occurs any fact, change, event, circumstance, occurrence, effect or development that affects or would be reasonably expected to affect the business, assets, liabilities, financial condition or results of operations of the Company and its Subsidiaries, that (A) is material, individually or in the aggregate, with any other such fact, change, event, circumstance, occurrence, effect or development, (B) does not involve or relate to an Acquisition Proposal and (C) is not known to the Company Board as of the date hereof, and (ii) the Company Board, upon the recommendation of the Transaction Committee, determines in good faith, after consultation with outside legal counsel, that the failure to do so would reasonably be expected to be inconsistent with its fiduciary duties to Stockholders under applicable Law, then the Company Board may make a Change of Recommendation. No Change of Recommendation shall change the approval of the Company Board for purposes of causing any Takeover Statute to be inapplicable to the transactions contemplated by this Agreement and the Voting Agreement.

5.3 Financing Cooperation. (a) Without the written consent of Purchaser the Company will not amend, modify or waive any provision of the Waiver or other provision of the Revolving Credit Facility in a manner, individually or in the aggregate, constituting a Purchaser Material Adverse Effect. If Purchaser seeks any alternative financing contemplated by Section 6.5 hereof (the “Alternative Financing”), the Company shall cooperate promptly, and shall cause its Subsidiaries to cooperate promptly, in each case, using commercially reasonable efforts, in connection with the arrangement of the Alternative Financing, as may be reasonably requested by Purchaser including by (i) participating in meetings (including lender meetings), presentations, due diligence and drafting sessions; (ii) furnishing Purchaser and its financing sources financial and other pertinent information regarding the Company and its Subsidiaries as may be reasonably requested by Purchaser to consummate the Alternative Financing at the time during the Company’s fiscal year such offerings will be made; (iii) cooperating with, in accordance with and subject to the limitations contained in Section 7.5, prospective lenders involved in the Alternative Financing to provide access to the Company’s and its Subsidiaries’ respective assets, cash management and accounting systems; and (iv) otherwise reasonably cooperating in Purchaser’s efforts to obtain the Alternative Financing (including requesting of the appropriate Persons, and using its good faith efforts to obtain, customary officers certificates and other similar documents as may reasonably be requested by Purchaser); provided, that the Company shall not be required to provide, or cause the Company or any of its Subsidiaries to provide, cooperation under this Section 5.3 that: (A) unreasonably interferes with the ongoing business of the Company or any of its Subsidiaries; (B) causes any representation or warranty in this

Agreement to be breached; or (C) causes any condition set forth in Article VIII to fail to be satisfied or otherwise causes the breach of this Agreement or any Contract to which the Company or any of its Subsidiaries is a party or the breach prior to Closing of any Material Contract; and, provided, further, that the effect of any such breach shall be excluded when determining if the conditions set forth in Section 8.2(a) and Section 8.2(b) are satisfied). In no event shall the Company be in breach of this Agreement because of the failure to deliver any financial or other information that is not currently readily available to the Company on the date hereof or is not otherwise prepared in the ordinary course of business of the Company at the time requested by Purchaser or for the failure to obtain any comfort with respect to, or review of, any financial or other information by its accountants.

(b) In no event shall the Company or any of its Subsidiaries be required to pay any commitment or similar fee or incur any liability (including due to any act or omission by the Company or any of its Subsidiaries or any of their respective Representatives) or expense in connection with assisting Purchaser in arranging the Alternative Financing or as a result of any information provided by the Company, any of its Subsidiaries or any of their Affiliates or Representatives in connection therewith. Purchaser shall, from and after the Closing Date or promptly after the termination of this Agreement pursuant to Article IX, (i) promptly upon request by the Company reimburse the Company for all out-of-pocket costs incurred in good faith by the Company and its Subsidiaries in connection with such cooperation and (ii) other than in the case of intentional or willful misconduct by the Company or its Subsidiaries, indemnify and hold harmless the Company, and its Affiliates and Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the arrangement of the Alternative Financing or providing any of the information utilized in connection therewith.

5.4 Takeover Statutes. If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, each of Purchaser, Merger Sub, the Company and the Company Board shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and by the Merger and otherwise act to eliminate or minimize the effects of such Takeover Statute on such transactions.

5.5 Section 16 Matters. The Company Board shall, prior to the Effective Time, take all such actions as may be necessary or appropriate pursuant to Rule 16b-3(e) under the Exchange Act to exempt the conversion to cash of all Shares, Company Options and Company Awards by officers and directors of the Company who are subject to the reporting requirements of Section 16(a) of the Exchange Act or by employees or directors of the Company who may become an officer or director of Purchaser subject to the reporting requirements of Section 16(a) of the Exchange Act. In furtherance of the foregoing, prior to the Effective Time, the Company Board shall adopt resolutions that specify (i) the name of each individual whose disposition of Shares (including Company Options, Company Awards and other derivative securities with respect to Shares) is to be exempted, (ii) the number of Shares (including Company Options, Company Awards and other derivative securities with respect to Shares) to be disposed of by each such individual and (iii) that the approval is granted for purposes of exempting the disposition from Section 16(b) of the Exchange Act under Rule 16b-3(e) of the Exchange Act. The Company shall provide to counsel for Purchaser for its review copies of such resolutions to be adopted by the Company Board prior to such adoption.

ARTICLE VI

Covenants of Purchaser

6.1 Conduct of Business of Purchaser. Purchaser shall not, and shall not permit any of its Representatives to, without the prior written consent of the Company (such consent not to be unreasonably withheld, delayed or conditioned) take or agree to take any action that would reasonably be expected to (a) delay or prevent the consummation of the Merger or any of the other transactions contemplated by this Agreement or (b) materially interfere with Purchaser’s (or any of its Affiliates’) ability to make available to the Paying Agent at the Effective Time funds sufficient for the satisfaction of all of Purchaser’s and Merger Sub’s obligations under this Agreement.

6.2 Obligations of Merger Sub. Purchaser shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and the Voting Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

6.3 Indemnification; Directors’ and Officers’ Insurance. (a) Without limiting any additional rights that any Indemnified Party may have under any agreement or Benefit Plan as in effect on the date hereof, from and after the Effective Time, Purchaser and the Surviving Corporation shall, jointly and severally, indemnify and hold harmless, to the fullest extent permitted under applicable Law (and Purchaser and the Surviving Corporation, jointly and severally, shall also advance expenses as incurred to the fullest extent permitted under applicable Law, if requested, upon an undertaking by the Indemnified Party to repay such expenses if it is ultimately determined under applicable Law that such Indemnified Party is not entitled to be indemnified), each present and former director, officer or employee of the Company and its Subsidiaries (collectively, the “Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees and expenses), judgments, fines, losses, claims, damages or liabilities, including amounts paid in settlement (collectively, “Costs”) incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (a “Legal Action”), arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, that are, in whole or in part, based on or arising out of the fact that such Person is or was a director, officer or employee of the Company or any Subsidiary of the Company, including with respect to the transactions contemplated by this Agreement or serves or served as a fiduciary under, or with respect to, any Employee Benefit Plan at any time maintained by or contributed by the Company or any of its Subsidiaries.

(b) Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 6.3, upon learning of any such Legal Action, shall promptly notify Purchaser thereof, but the failure to so notify shall not relieve Purchaser or the Surviving Corporation of any liability it may have to such Indemnified Party except to the extent such failure materially prejudices the indemnifying party. In the event of any such Legal Action (whether arising before or after the Effective Time), (i) Purchaser and the Surviving Corporation shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to Purchaser, promptly after statements therefore are received and otherwise advanced to such Indemnified Party upon request for reimbursement of documented expenses reasonably incurred, (ii) Purchaser and the Surviving Corporation shall cooperate with the defense of such Legal Action, (iii) any determination required to be made with respect to whether an Indemnified Party’s conduct complies with the standards set forth under applicable Law and the certificate of incorporation or bylaws shall be made by independent counsel mutually acceptable to Purchaser and the Indemnified Party and (iv) neither Purchaser nor the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in such Legal Action pending or threatened in writing to which an Indemnified Party is a party (and in respect of which indemnification could be sought by such Indemnified Party hereunder), unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such Legal Action; provided, that Purchaser and the Surviving Corporation shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld, delayed or conditioned). If such indemnity is not available with respect to any Indemnified Party, then Purchaser and the Surviving Corporation and the Indemnified Party shall contribute to the amount payable in such proportion as appropriate to reflect relative faults and benefits.

(c) Purchaser shall or shall cause the Surviving Corporation or its successor to obtain a single premium directors’ and officers’ liability insurance tail policy with policy terms, limits, amounts and conditions at least as favorable to the directors and officers covered under such directors’ and officers’ liability insurance as the terms, limits, amounts and conditions in the Company’s existing directors’ and officers’ liability insurance (the “Current D&O Insurance”); provided, that in connection with this Section 6.3, Purchaser shall not pay a one-time premium in excess of 300% of the last annual premium paid by the Company prior to the date hereof (such 300% amount, the “Maximum Premium”); provided, further, that if the premium for such insurance exceeds such Maximum Premium, Purchaser shall or shall cause the Surviving Corporation, after consultation with the Company, to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(d) Purchaser hereby acknowledges that the Indemnified Parties may have certain rights to indemnification, advancement of expenses and/or insurance provided by other Persons. Purchaser hereby agrees that (i) Purchaser and the Surviving Corporation are the indemnitor of first resort (i.e., their obligations to the Indemnified Parties are primary and any obligation of such other Persons to advance expenses or to provide indemnification for the same expenses or liabilities incurred by any such Indemnified Party are secondary), (ii) Purchaser and the Surviving Corporation shall be required to advance the full amount of expenses incurred by any such Indemnified Party and shall be liable for the full indemnifiable amounts, without regard to any rights any such Indemnified Party may have against any such other Person and (iii) Purchaser and the Surviving Corporation irrevocably waive, relinquish and release such other Persons from any and all claims against any such other Persons for contribution, subrogation or any other recovery of any kind in respect thereof. Each of Purchaser and Surviving Corporation further agrees that no advancement or payment by any of such other Persons on behalf of any such Indemnified Party with respect to any claim for which such Indemnified Party has sought indemnification from the Surviving Corporation shall affect the foregoing and such other Persons shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Indemnified Party against the Surviving Corporation.

(e) The provisions of this Section 6.3 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their Representatives and are in addition to, and not in substitution for, any other rights to indemnification that any such Person may have by contract or otherwise. If any Indemnified Party is required to bring any action to enforce rights or to collect monies due under this Agreement and is successful in such action, Purchaser and the Surviving Corporation shall reimburse such Indemnified Party for all of its expenses reasonably incurred in connection with bringing and pursuing such action, including, without limitation, reasonable attorneys’ fees and costs.

(f) For the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time (i) (or, in the case of matters occurring at or prior to the Effective Time that have not been resolved prior to the sixth anniversary of the Effective Time, until such matters are finally resolved) Purchaser shall cause the Surviving Corporation to honor, and shall itself honor as if it were the Surviving Corporation, in each case, to the fullest extent permitted by applicable Law, all rights to indemnification or exculpation existing in favor of a director, officer, employee or Employee Benefit Plan fiduciary of the Company or any of its Subsidiaries (including, without limitation, rights relating to advancement of expenses and indemnification rights to which such Persons are entitled), as provided in the certificate of incorporation or bylaws of the Company or any indemnification agreement, in each case, as in effect on the date hereof, and relating to actions or events through the Effective Time and (ii) Purchaser shall, or shall cause the Surviving Corporation to, cause (A) the Charter and Bylaws of the Surviving Corporation to contain provisions no less favorable to the Indemnified Parties with respect to limitation of certain liability of directors, officers, employees and agents and indemnification than are set forth as of the date of this Agreement in the certificate of incorporation and bylaws of the Company and (B) the certificate of incorporation and bylaws or comparable organizational documents of each Subsidiary of Purchaser to contain the current provisions regarding indemnification of directors, officers, employees and agents which provisions in each case shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the Indemnified Parties.

(g) If Purchaser or the Surviving Corporation or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Purchaser or the Surviving Corporation, as the case may be, shall assume all of the obligations set forth in this Section 6.3.

6.4 Employee Benefits and Compensation. For at least one (1) year following the Closing Date, Purchaser shall provide or cause to be provided to all employees of the Company and its Subsidiaries as of the Closing Date who continue to be employed by the Company and its Subsidiaries thereafter (i) a salary or wage level and bonus opportunity comparable in the aggregate to the salary or wage level and bonus opportunity to which they were entitled immediately prior to the Closing Date and (ii) employee benefits that, in the aggregate, are comparable to the employee benefits that they were entitled to receive immediately prior to the Closing Date (excluding for all purposes of this Section 6.4, equity or equity-based compensation, change in control arrangements, retention arrangements, transaction bonuses and similar arrangements triggered in connection with the transactions contemplated by this Agreement). In lieu of the foregoing, following the Closing, Purchaser may arrange for the employees of the Company and its Subsidiaries to participate in the employee benefit plans of Purchaser or its Subsidiaries (collectively, the “Purchaser Benefit Plans”) on substantially the same terms and conditions as similarly situated employees of Purchaser. Purchaser shall cause the Purchaser Benefit Plans to take into account for purposes of eligibility, benefits (excluding accruals under a defined benefit pension plan) and vesting thereunder service by employees of the Company and its Subsidiaries as if such service were with Purchaser or its Subsidiaries. For purposes of each Purchaser Benefit Plan providing employee welfare benefits to any employee of the Company or its Subsidiaries, Purchaser shall cause such Purchaser Benefit Plans to (x) waive all pre-existing condition exclusions and limitations, waiting periods, evidence of insurability or good health and actively-at-work exclusions with respect to such employees and their dependents to the same extent such exclusions, limitations or other conditions were waived or satisfied under a comparable plan of the Company or its Subsidiaries and (y) take into account any eligible expenses incurred by such employees and their dependents for purposes of satisfying all deductible, co-payment, coinsurance, maximum out-of-pocket requirements and like adjustments or limitations on coverage applicable to such employees and their covered dependents. Nothing in this Agreement, whether express or implied, shall: (a) confer upon any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries, or any representative, beneficiary or dependent thereof, any rights or remedies, including any right to employment or continued employment for any period or terms of employment, of any nature whatsoever, (b) be interpreted to prevent or restrict the Purchaser or its Affiliates from modifying or terminating the employment or terms of employment of any such employee after the Closing Date or (c) be treated as an amendment or other modification of any Benefit Plan or other employee benefit plan or arrangement.

6.5 Financing. Purchaser and Merger Sub acknowledge and agree that obtaining the Debt Financing, or any Alternative Financing, is not a condition to the consummation of the Merger. Purchaser shall obtain the Equity Financing contemplated by the Equity Commitment Letter upon satisfaction or waiver of the conditions to the Closing set forth in Section 8.1 and Section 8.2. Purchaser shall not, and shall not permit any of its Affiliates to, without the prior written consent of the Company, take any action or enter into any transaction that could reasonably be expected to materially impair, delay or prevent consummation of the Debt Financing. In the event any portion of the Debt Financing expires or is terminated or otherwise becomes unavailable on the terms and conditions contemplated in the Revolving Credit Facility and Waiver, Purchaser or the Company, as the case may be, promptly (and in any event within two (2) Business Days) shall notify the other party of such unavailability and the reasons therefor, and Purchaser shall thereafter use its reasonable best efforts to obtain Alternative Financing, including from alternative sources on terms no less favorable to Purchaser than the terms of the Revolving Credit Facility, as promptly as practicable following the occurrence of such event. Purchaser shall (i) keep the Company informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the Financing and Alternative Financing, (ii) provide notice to the Company promptly upon receiving any Alternative Financing and (iii) furnish correct and complete copies of any definitive agreements with respect to the Financing or Alternative Financing to the Company promptly upon their execution. Without limiting the generality of the foregoing, Purchaser and Merger Sub shall give the Company prompt notice (i) of any material breach or default by any other party to any of the Financing Commitment Letters or any other definitive agreements related to the Financing or Alternative Financing of which Purchaser or Merger Sub becomes aware, (ii) of the receipt of (a) any written notice or (b) other written communication, in each case from any Person with respect to any (A) actual or potential material breach or default or any termination or repudiation by any party to any of the Financing Commitment Letters or any other definitive agreements related to the Financing or

Alternative Financing of any provisions of the Financing Commitment Letters or any other definitive agreements related to the Financing or Alternative Financing or (B) material dispute or disagreement between or among any parties to any of the Financing Commitment Letters or any other definitive agreements related to the Financing or Alternative Financing with respect to the obligation to fund or make available the Financing or Alternative Financing or the amount of the Financing or Alternative Financing to be funded or made available at the Closing, and (iii) if at any time, for any reason, Purchaser or Merger Sub believes in good faith that it will not be able to obtain all or any portion of the Financing or Alternative Financing on the terms and conditions (including any market flex) contemplated by any of the Financing Commitment Letters, or any other definitive agreements related to the Financing or Alternative Financing. As soon as reasonably practicable, Purchaser and Merger Sub shall provide any information reasonably requested by the Company relating to any circumstance referred to in clause (i), (ii) or (iii) of the immediately preceding sentence. Prior to the Effective Time, neither Purchaser nor Merger Sub shall, without the prior written consent of the Company, amend, modify, supplement or waive any of the conditions or contingencies to funding or the availability of the Financing or Alternative Financing contained in the Financing Commitment Letters (or any definitive agreements related to the Financing or Alternative Financing) to the extent such amendment, modification or supplement or waiver, individually or in the aggregate, could reasonably be expected to have the effect of (i) adversely affecting the ability or likelihood of Purchaser or Merger Sub to timely consummate the Merger and the other transactions contemplated by this Agreement or (ii) amending, modifying or supplementing the conditions or contingencies to the Financing or Alternative Financing in a manner that makes it less likely the Financing or Alternative Financing will be funded or made available or imposing new or additional conditions or expanding any existing condition to the receipt of the Financing or Alternative Financing. In the event all conditions applicable to the Equity Commitment Letter and Waiver have been satisfied, Purchaser shall use its reasonable best efforts to cause the lenders under the Debt Financing and the Equity Investor to fund the Financing and comply with its obligations under the Debt Financing required to consummate the Merger and the other transactions contemplated by this Agreement as soon as practicable; provided, that Purchaser shall not be obligated under any provision of this Agreement to commence an action, suit, proceeding or claim against any source of debt financing.

6.6 Voting Agreement. From and after the date hereof, in no event shall Purchaser amend in any material respect, or waive any material requirement under, the Voting Agreement.

ARTICLE VII

Covenants of the Company and Purchaser

7.1 Cooperation. Subject to Section 5.2 and fiduciary obligations under applicable Law, the Company and Purchaser shall cooperate with each other and use (and shall cause their respective Affiliates to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement. Subject to applicable Laws relating to the exchange of information, Purchaser and the Company shall have the right to review in advance, and to the extent practicable each will consult with the other on all of the information relating to Purchaser or the Company, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement (including the Information Statement). In exercising the foregoing rights, each of the Company and Purchaser shall act reasonably and as promptly as practicable.

7.2 Information. The Company and Purchaser each shall, upon request by the other, furnish the other with all information concerning itself, its respective Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Information Statement or any other statement, filing, notice or application made by or on behalf of Purchaser, the Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

7.3 Antitrust Laws.

(a) Each of the Parties shall file its respective Notification and Report Form required under the HSR Act with respect to the transactions contemplated by this Agreement with the Antitrust Division of the United States Department of Justice and the Federal Trade Commission and pay the required filing fee no later than five (5) Business Days following the date hereof, and request early termination of the waiting period therein.

(b) Each of the Parties shall (i) take all actions necessary to obtain the required consents from Antitrust Authorities, including antitrust clearance under the HSR Act and under any other Antitrust Law, as promptly as practicable, and in any event prior to the Outside Date, and (ii) consult and cooperate with one another in connection with the preparation of their respective Notification and Report Forms, and consider in good faith the views of the other Party, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party in connection with proceedings under or relating to any Antitrust Laws and in connection with resolving any investigation or other inquiry concerning the Merger or any of the other transactions contemplated by this Agreement initiated by any Antitrust Authority.

(c) Each Party shall use its reasonable best efforts to resolve such objections, if any, as may be asserted with respect to the transactions contemplated by this Agreement under any Antitrust Law. In the context of this Section 7.3(c), “reasonable best efforts” shall include, without limitation, the following:

(i) if Purchaser or the Company or any of their respective Subsidiaries receives a formal request for additional information or documentary material from an Antitrust Authority, Purchaser or the Company or such Subsidiaries, as the case may be, shall comply at the earliest practicable date with such formal request;

(ii) Purchaser, Merger Sub or the Company, as the case may be, shall provide the other Party a complete copy of any filing with the Antitrust Authorities (subject to redaction of any material not reasonably needed by the other Party) and each of Purchaser, Merger Sub and the Company shall promptly respond to any request from the other for information or documentation reasonably requested by the other Party in connection with the development and implementation of a strategy and negotiating positions with any Antitrust Authorities; provided, that access to any such filing, information or documentation will, at such Party’s request be restricted to such other Parties’ outside counsel and economists or advisers retained by such counsel;

(iii) each Party shall (A) promptly inform the other Parties of any written communication made to, or received by such Party from, any Antitrust Authority or any other Governmental Entity regarding any of the transactions contemplated hereby, and, subject to applicable Law, if practicable, permit the other Parties to review in advance any proposed written communication to any such Antitrust Authority or other Governmental Entity, as the case may be, and incorporate the other Parties’ reasonable comments, (B) consult with the other Parties in advance of any substantive meeting or discussion with any such Antitrust Authority or Governmental Entity in respect of any filing, investigation or inquiry concerning this Agreement or the transactions contemplated hereby and, to the extent permitted by such Antitrust Authority or Governmental Entity, give the other Parties the opportunity to attend, and (C) furnish the other Parties with copies of all correspondence, filings and written communications between them and their Affiliates and their respective Representatives on one hand and any such Antitrust Authority or Governmental Entity or its respective staff on the other hand, with respect to this Agreement and the transactions contemplated hereby; provided, that access to any written communication, meetings, discussions, correspondence or filings will, at such Party’s request, be restricted to such other Parties’ outside counsel and economists or advisors retained by such counsel;

(iv) Purchaser and Merger Sub shall, at their sole cost, comply with all restrictions and conditions, if any, imposed or requested by any Antitrust Authority with respect to Antitrust Laws in connection with granting any necessary clearance or terminating any applicable waiting period including (1) agreeing to sell, divest, hold separate, license, cause a Third Party to acquire, or otherwise dispose of, any Subsidiary, operations, divisions, businesses, product lines, customers or assets of Purchaser, its Affiliates, the Company or any of its Subsidiaries contemporaneously with or after the Closing and regardless as to whether a Third Party purchaser has been identified or approved prior to the Closing (a “Divestiture”), (2) taking or committing to take such other actions that may limit Purchaser, its Affiliates, the Company or any of its Subsidiaries’ freedom of action with respect to, or its ability to retain, one or more of its operations, divisions, businesses, product lines, customers or assets, and (3) entering into any order, consent decree or other agreement to effectuate any of the foregoing; and

(v) Purchaser and Merger Sub shall oppose fully and vigorously any request for, the entry of, and seek to have vacated or terminated, any Order, judgment, decree, injunction or ruling of any Antitrust Authority that could restrain, prevent or delay the Closing, including by defending through litigation, any action asserted by any Person in any court or before any Antitrust Authority, provided, that the Company shall be permitted to participate (at its cost) in all aspects of the defense of such proceedings and Purchaser and Merger Sub shall be responsible for the payment of their own expenses, including legal fees and expenses, in seeking to prevent the entry of any such Order.

(d) Purchaser and Merger Sub shall not unilaterally withdraw its Notification and Report Form without the consent of the Company and the Company agrees that such consent shall not be unreasonably withheld. In the event that Purchaser or Merger Sub withdraws its Notification and Report Form, the Parties agree that the applicable Notification and Report Form shall be re-filed within two (2) Business Days of the date such Notification and Report Form is withdrawn.

(e) Purchaser shall not, and shall cause its Affiliates not to, acquire or agree to acquire, by merging with or into or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets, if the entering into of a definitive agreement relating to, or the consummation of such acquisition, merger or consolidation could reasonably be expected to: (i) impose any delay in the obtaining of, or increase the risk of not obtaining, any consents of any Governmental Entity necessary to consummate the Merger or any other transaction contemplated hereby or the expiration or termination of any applicable waiting period; (ii) increase the risk of any Governmental Entity entering an Order prohibiting the consummation of the Merger or any other transaction contemplated hereby; (iii) increase the risk of not being able to remove any such Order on appeal or otherwise; or (iv) delay or prevent the consummation of the Merger or any of the other transactions contemplated hereby.

(f) Purchaser shall be responsible for the payment of all filing fees under the HSR Act.

7.4 Status.

(a) Other than with respect to antitrust matters, which shall be governed by Section 7.3, and subject to applicable Laws and the instructions of any Governmental Entity, the Company and Purchaser each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by Purchaser or the Company, as the case may be, or any of their respective Subsidiaries, from any Third Party and/or any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement. Each of the Company and Purchaser shall give prompt notice to the other of any change, fact or condition of which it has knowledge that is reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect or of any failure of any condition to Purchaser’s obligations to effect the Merger. Neither the Company nor Purchaser shall permit any of its officers or any other Representatives or agents to participate in any meeting with any Governmental Entity in respect of any filings, investigation or other inquiry relating to the Merger unless it consults with the other Party in advance and, to the extent permitted by such Governmental Entity, gives the other Party the opportunity to attend and participate thereat.

7.5 Access and Reports. Subject to applicable Law, upon reasonable notice, the Company shall (and shall cause its Subsidiaries to) afford Purchaser’s officers and other authorized Representatives reasonable access, during normal business hours throughout the period prior to the Effective Time, to its employees, properties, Tax Returns, books, contracts and records and, during such period, the Company shall (and shall cause its Subsidiaries to) furnish promptly to Purchaser all information concerning its business, properties and personnel as may reasonably be requested, provided, that the foregoing shall not require the Company (i) to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would result in the disclosure of any Trade Secrets of Third Parties or violate any of its obligations with respect to confidentiality if the Company shall have used commercially reasonable efforts to obtain the consent of such Third Party to such inspection or disclosure, (ii) to disclose any privileged information of the Company or any of its Subsidiaries or (iii) to violate any Laws. All requests for information and access made pursuant to this Section 7.5 shall be directed to an executive officer of the Company or such Person as may be designated by the Company’s executive officers. All such information shall be governed by the terms of the Confidentiality Agreement. Any inspection or request for information pursuant to this Section 7.5 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries.

7.6 Confidentiality. Each of Purchaser and Merger Sub shall comply with and shall use reasonable best efforts to cause their respective officers, employees, agents and Representatives to hold and treat in confidence all documents and information concerning the Company and its Subsidiaries furnished to Purchaser or Merger Sub in connection with the transactions contemplated by this Agreement and the Voting Agreement in accordance with the Confidentiality Agreement, dated June 8, 2011 between the Company and Golf Town Canada, Inc. (the “Confidentiality Agreement”), which Confidentiality Agreement shall remain in full force and effect in accordance with its terms.

7.7 Publicity. Purchaser and the Company agree that the initial press release announcing the execution and delivery of this Agreement shall be a joint press release. Thereafter, the Company and Purchaser each shall consult with and provide each other the reasonable opportunity to review and comment upon any press release or other public statement or comment prior to the issuance of such press release or other public statement or comment with respect to the transactions contemplated by this Agreement and the Voting Agreement and prior to making any filings with any Governmental Entity (including any national securities exchange or interdealer quotation service) with respect thereto and shall not issue any such press release or other public statement or comment prior to such consultation, except as may be required by Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange, the NASDAQ or by the request of any Governmental Entity. Notwithstanding the foregoing, nothing in this Section 7.7 shall limit the Company’s or the Company Board’s rights to make public statements about its actions under Section 5.2 and Section 9.3(a) without prior consultation.

7.8 Expenses. Except as otherwise provided in Section 9.5, whether or not the Merger is consummated, all costs and expenses (including those payable to Representatives) incurred by any Party to this Agreement or on its behalf in connection with this Agreement or the Voting Agreement, the Merger and the other transactions contemplated by this Agreement and the Voting Agreement shall be paid by the Party incurring such expense.

7.9 Approval of the Merger. (a) Subject to Section 5.2 and Section 9.3, the Company, acting through the Company Board, shall, subject to and in accordance with its certificate of incorporation and bylaws, use its reasonable best efforts to seek and obtain, no later than 11:59 PM, New York time, on the first Business Day following the date hereof, the Company Stockholder Approval, by written consent of the Principal Stockholder and the Consenting Officers in the form attached as Exhibit A to the Voting Agreement (the “Written Consent”). The Company shall comply with the DGCL, the bylaws and the certificate of incorporation of the Company and the Exchange Act (including Regulation 14C and Schedule 14C promulgated thereunder) in connection with the Written Consent, including (i) delivering the Information Statement to the Stockholders as required pursuant to the Exchange Act and (ii) giving prompt notice of the taking of the actions described in the Written Consent in accordance with Section 228 of the DGCL to all Stockholders not executing the Written

Consent and providing a description of the appraisal rights of Stockholders available under Section 262 of the DGCL and any other disclosures with respect to appraisal rights required by Delaware Law (it being understood that the delivery of the Information Statement to the Stockholders shall constitute such notice).

(b) Promptly following the receipt of the Written Consent, the Company shall prepare and file with the SEC an information statement in accordance with Regulation 14C of the Exchange Act related to the Merger and this Agreement to be sent to the Stockholders (the “Information Statement”). Purchaser and Merger Sub will cooperate with the Company in the preparation of the Information Statement. The Company shall give Purchaser and its counsel the opportunity to review and comment on the Information Statement, and any amendment or supplement thereto, and all responses to requests for additional information by, and replies to comments of, the SEC, (ii) take into good faith consideration all comments reasonably proposed by Purchaser and (iii) not file such document with the SEC prior to receiving the approval of Purchaser, not to be unreasonably withheld, conditioned or delayed; provided, that with respect to documents filed by the Company which are incorporated by reference in the Information Statement, this right of approval shall apply only with respect to information relating to Purchaser or its business, financial condition or results of operations. Each Party shall use reasonable best efforts, after consultation with the other Parties, to respond promptly to all comments of and requests by the SEC with respect to the Information Statement. Each Party will advise the other Parties, promptly after it receives notice thereof, of any request by the SEC for amendment of the Information Statement. The Company will cause the Information Statement to be mailed to the Stockholders as promptly as practicable after the SEC has informed the Company that it has no further comments with respect to the Information Statement; provided, however, that the Company shall have no obligation to mail the definitive Information Statement until after the date the Written Consent is obtained. Each Party shall furnish all information concerning itself and its Affiliates as the Company may reasonably request and/or as required by the rules and regulations promulgated by the SEC under the Exchange Act in connection with the preparation, filing and distribution of the Information Statement. If at any time prior to the Effective Time, any Party discovers any information relating to the Company, Purchaser or any of their respective Affiliates that should be set forth in an amendment or supplement to the Information Statement, so that the Information Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Parties and an appropriate amendment or supplement describing such information shall be filed with the SEC by the Company, and to the extent required by applicable Law, disseminated to the Stockholders. Each of the Company and Purchaser shall use its reasonable best efforts to ensure that the Information Statement complies as to form in all material respects with the rules and regulations promulgated by the SEC under the Exchange Act.

(c) Immediately following the execution of this Agreement, Purchaser shall execute and deliver, in accordance with Section 228 of the DGCL and in its capacity as the sole stockholder of Merger Sub, a written consent adopting the agreement and plan of merger (as such term is used in Section 251 of the DGCL) contained in this Agreement.

7.10 Control of Operations. Nothing contained in this Agreement or the Voting Agreement shall give Purchaser or Merger Sub, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time.

7.11 Stockholder Litigation. The Company shall promptly advise Purchaser orally and in writing of any stockholder litigation against the Company and/or its directors relating to this Agreement or the Voting Agreement, the Merger and/or the transactions contemplated by this Agreement and the Voting Agreement and shall keep Purchaser fully informed regarding any such stockholder litigation. The Company shall give Purchaser the opportunity to consult with the Company regarding the defense or settlement of any such stockholder litigation, shall give due consideration to Purchaser’s advice with respect to such stockholder litigation and shall not settle any such litigation without Purchaser’s prior written consent (not to be unreasonably withheld, delayed or conditioned).

ARTICLE VIII

Conditions

8.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each Party to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

(a) Stockholder Approval. The Company Stockholder Approval shall have been obtained in accordance with applicable Law and the Company’s certificate of incorporation and bylaws.

(b) Information Statement. The Information Statement shall have been mailed to the Stockholders and the minimum time period required by Rule 14c-2 and Schedule 14C under the Exchange Act before the Merger can be effected shall have elapsed since the mailing of the Information Statement.

(c) HSR Act. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been earlier terminated and any required approvals thereunder shall have been obtained.

(d) No Injunctions. No court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger or the other transactions contemplated by this Agreement or the Voting Agreement (collectively, an “Order”).

8.2 Conditions to Obligations of Purchaser and Merger Sub. The obligations of Purchaser and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Purchaser at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company contained in (i) Section 4.1(f)(ii) shall be true and correct in all respects as of the date hereof, (ii) Section 4.1(b)(i), (ii) and (iii) shall be true and correct in all respects (except where the failure to be so true and correct would not reasonably be expected to result in additional Merger Consideration and Company Award Consideration of more than $500,000 in the aggregate), (iii) Section 4.1(c), Section 4.1(d)(ii)(A), Section 4.1(l) and Section 4.1(r) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made on and as of such dates (except to the extent any such representation or warranty is made as of a specified date, which such representation or warranty shall be true and correct in all respects as of such specified date), and (iv) Section 4.1 other than the representations and warranties referred to in clauses (i), (ii) and (iii) of this Section 8.2(a) shall be true and correct (without giving effect to any “material”, “materially”, “Material Adverse Effect” or similar qualifiers contained in any of such representations and warranties) as of the date of this Agreement and as of the Closing Date as if made on and as of such dates (except to the extent any such representation or warranty is made as of a specified date, which such representation or warranty shall be true and correct as of such specified date), except where the failures of such other representations and warranties to be true and correct have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Purchaser shall have received at the Closing a certificate signed on behalf of the Company by an executive officer of the Company to the effect that the condition set forth in this Section 8.2(a) has been satisfied.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Purchaser shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

8.3 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or (to the extent permitted by Law) waiver by the Company at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of Purchaser and Merger Sub set forth in this Agreement shall be true and correct (without giving effect to any “material”, “materially”,

“Material Adverse Effect” or similar qualifiers contained in any of such representations and warranties) as of the date of this Agreement and as of the Closing Date as if made on and as of such dates (except to the extent any such representation or warranty is made as of a specified date, in which case such representation or warranty shall be true and correct as of such specified date), except where the failures of such representations and warranties to be true and correct have not had and would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect. The Company shall have received at the Closing a certificate signed on behalf of Purchaser and Merger Sub to the effect that the condition set forth in this Section 8.3(a) has been satisfied.

(b) Performance of Obligations of Purchaser and Merger Sub. Each of Purchaser and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Purchaser and Merger Sub by an executive officer of Purchaser to such effect.

8.4 Frustration of Closing Conditions. Neither the Company, on the one hand, nor Purchaser and Merger Sub, on the other hand, may rely on the failure of any conditions set forth in this Article VIII to be satisfied if such failure was caused by such Party’s failure to use the standard of efforts required from such Party to consummate the Merger and the other transactions contemplated by this Agreement, including as required by and subject to Article VII.

ARTICLE IX

Termination

9.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, either before or after the Company Stockholder Approval has been obtained, by mutual written consent of the Company and Purchaser by action of their respective boards of directors.

9.2 Termination by Either Purchaser or the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the board of directors of either Purchaser or the Company if (a) the Merger shall not have occurred by November 12, 2012 (the “Outside Date”), whether before or after the Company Stockholder Approval has been obtained, (b) the Company Stockholder Approval referred to in Section 8.1(a) shall not have been obtained by 11:59 PM, New York time, on the first Business Day following the date hereof, or (c) any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable, whether before or after the Company Stockholder Approval has been obtained; provided, that the right to terminate this Agreement pursuant to this Section 9.2 shall not be available to any Party that has breached its obligations under this Agreement in any manner that shall have proximately caused the failure of a condition to the consummation of the Merger.

9.3 Termination by the Company. This Agreement may be terminated and the Merger may be abandoned by action of the Company Board prior to the Effective Time, either before or after the Company Stockholder Approval has been obtained:

(a) if the Company Board, subject to complying with the Company’s obligations and the terms and conditions of this Agreement, authorizes the Company to enter into a written agreement to effectuate a Superior Proposal; provided, that concurrently with such termination, the Company pays the Company Termination Fee payable pursuant to Section 9.5(b)(i); and provided, further, that the Company complies in all respects with Section 5.2;

(b) if there has been a breach of any representation, warranty, covenant or agreement made by Purchaser or Merger Sub in this Agreement, such that Section 8.3(a) or Section 8.3(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured prior to the earlier of (i) twenty (20) days after written notice thereof is given by the Company to Purchaser or (ii) the Outside Date; provided, that the Company is not then in material breach of this Agreement;

(c) whether or not the Company has sought or is entitled to seek specific performance pursuant to Section 10.15, if (i) all conditions in Section 8.1 and Section 8.2 have been satisfied (other than those conditions that, by their nature, are to be satisfied at the Closing (and which are, at the time of the termination of this Agreement, capable of being satisfied if the Closing were to occur at such time) or the failure of which to be satisfied is attributable to a breach by Purchaser or Merger Sub of their respective representations, warranties, covenants or agreements contained in this Agreement), (ii) Purchaser and Merger Sub fail to complete the Closing by the date the Closing is required to have occurred pursuant to Section 1.2, and the Waiver is not in full force and effect at such date, and (iii) the Company has confirmed in writing to Purchaser that all conditions set forth in Section 8.3 have been satisfied (or that it would be willing to waive any unsatisfied conditions in Section 8.3 for purposes of consummating the Merger) and that the Company is ready, willing and able to consummate the Closing; or

(d) whether or not the Company has sought or is entitled to seek specific performance pursuant to Section 10.15, if (i) all conditions in Section 8.1 and Section 8.2 have been satisfied (other than those conditions that, by their nature, are to be satisfied at the Closing (and which are, at the time of the termination of this Agreement, capable of being satisfied if the Closing were to occur at such time) or the failure of which to be satisfied is attributable to a breach by Purchaser or Merger Sub of their respective representations, warranties, covenants or agreements contained in this Agreement), (ii) (A) the Waiver is in full force and effect, or Alternative Financing has been funded or will be funded at the date the Closing is required to have occurred pursuant to Section 1.2, or (B) the Waiver is not in full force and effect, and Alternative Financing has not been or cannot be funded, at the date the Closing is required to have occurred pursuant to Section 1.2 and such failure of effectiveness or funding is attributable to a breach by Purchaser or Merger Sub of their respective representations, warranties, covenants or agreements contained in this Agreement or in any other Contract related to the Financing, (iii) Purchaser and Merger Sub fail to complete the Closing by the date the Closing is required to have occurred pursuant to Section 1.2 and (iv) the Company has confirmed in writing to Purchaser that all conditions set forth in Section 8.3 have been satisfied (or that it would be willing to waive any unsatisfied conditions in Section 8.3 for purposes of consummating the Merger) and that the Company is ready, willing and able to consummate the Closing.

9.4 Termination by Purchaser. This Agreement may be terminated and the Merger may be abandoned by Purchaser prior to the Effective Time, either before or after the Company Stockholder Approval has been obtained:

(a) if the Company Board or any committee thereof shall have made a Change of Recommendation; or

(b) if there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, such that Section 8.2(a) or Section 8.2(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured prior to the earlier of (i) twenty (20) days after written notice thereof is given by Purchaser to the Company or (ii) the Outside Date; provided, that Purchaser is not then in material breach of this Agreement.

9.5 Effect of Termination and Abandonment. (a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article IX, this Agreement shall become void and of no effect with no liability on the part of any Party (or of any of its respective directors, officers or other Representatives or Affiliates); provided, that (i) except as otherwise provided herein, no such termination shall relieve any Party of any liability or damages resulting from any willful or knowing breach of this Agreement and (ii) the Confidentiality Agreement and the provisions set forth in the second sentence of Section 10.1 shall survive the termination of this Agreement.

(b) Company Termination Fee.

(i) If this Agreement is terminated (A) by Purchaser pursuant to Section 9.4(a), then the Company shall pay the Company Termination Fee to Purchaser in immediately available funds within five (5) Business Days after such termination or (B) by the Company pursuant to Section 9.3(a), then the Company shall pay the Company Termination Fee to Purchaser in immediately available funds concurrently with such termination.

(ii) If (A) this Agreement is terminated by Purchaser pursuant to Section 9.4(b) (but only if the failure to satisfy the condition specified therein results from an intentional breach by the Company of any of its representations, warranties, covenants or agreements contained herein), (B) after the date of this Agreement and prior to the earlier of (1) the date of such termination and (2) the Effective Time, an Acquisition Proposal shall have been publicly announced or otherwise communicated to the Stockholders and (C) within one (1) year following the date of such termination (1) the Company shall have entered into a definitive agreement with respect to such Acquisition Proposal or (2) such Acquisition Proposal shall have been consummated, then the Company shall pay to Purchaser in immediately available funds, concurrently with the consummation of such Acquisition Proposal, the Company Termination Fee; provided, that for purposes of this Section 9.5(b)(ii), all references to “15%” in the definition of “Alternative Transaction” shall be deemed to be references to “50%”.

(iii) In no event shall the Company be required to pay the Company Termination Fee on more than one occasion.

(c) Purchaser Termination Fees.

(i) If this Agreement is terminated by the Company pursuant to Section 9.3(b) or Section 9.3(d), then Purchaser shall, or shall cause or procure one of its Affiliates to, pay the Purchaser Breach Termination Fee to the Company in immediately available funds within five (5) Business Days after such termination.

(ii) If this Agreement is terminated by the Company pursuant to Section 9.3(c), then Purchaser shall, or shall cause or procure one of its Affiliates to, pay the Purchaser Financing Termination Fee to the Company in immediately available funds within five (5) Business Days after such termination.

(d) Other Costs and Expenses. Each Party acknowledges that the agreements contained in this Section 9.5 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, none of the Company, Purchaser and Merger Sub would have entered into this Agreement. Accordingly, if the Company or Purchaser, as the case may be, fails promptly to pay any amount due to Purchaser or the Company, as the case may be, pursuant to this Section 9.5, it shall also pay any costs and expenses (including attorneys’ fees) incurred by the other Party in connection with a legal action to enforce this Agreement that results in a judgment against the paying Party for such amount, together with interest on the amount of any unpaid fee, cost or expense at the publicly announced prime rate of Citibank, N.A. from the date such fee, cost or expense was required to be paid to (but excluding) the payment date.

(e) Notwithstanding anything to the contrary in this Agreement, if the Company fails to effect the Closing or otherwise breaches this Agreement or fails to perform hereunder, then, except for (i) an order of specific performance as and only to the extent expressly permitted by Section 10.15 or (ii) money damages as expressly permitted by Section 9.5(g), Purchaser’s and Merger Sub’s sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) against the Company Related Parties in respect of this Agreement, any Contract executed in connection herewith (other than the Confidentiality Agreement) and the transactions contemplated hereby and thereby shall be to terminate this Agreement in accordance with this Article IX and collect, if due, (1) the Company Termination Fee and (2) any interest and other amounts payable pursuant to Section 9.5(d) and, upon payment of such amounts in accordance with Section 9.5(b), except in connection with an order of specific performance as and only to the extent expressly permitted by Section 10.15 or money damages as expressly permitted by Section 9.5(g), (A) no Company Related Party shall have any further liability or obligation relating to or arising out of this Agreement, any Contract executed in connection herewith (other than the Confidentiality

Agreement) or the transactions contemplated hereby or thereby, (B) neither Purchaser nor any other Purchaser Related Party shall be entitled to bring or maintain any claim, action or proceeding against the Company or any Company Related Party arising out of or in connection with this Agreement, any Contract executed in connection herewith (other than the Confidentiality Agreement), any of the transactions contemplated hereby or thereby (or the abandonment or termination thereof) or any matters forming the basis for such termination, and (C) Purchaser shall use its reasonable best efforts to cause any legal proceedings pending in connection with this Agreement, any Contract executed in connection herewith (other than the Confidentiality Agreement) or any of the transactions contemplated hereby or thereby, to the extent maintained by Purchaser, Merger Sub or another Purchaser Related Party against the Company, its Subsidiaries or any other Company Related Party, to be dismissed with prejudice promptly following the payment of any such amounts. For the avoidance of doubt, (i) under no circumstances shall Purchaser and/or Merger Sub be entitled to collect the Company Termination Fee and any interest and other amounts payable pursuant to Section 9.5(d) on more than one occasion, (ii) under no circumstances shall Purchaser and/or Merger Sub be permitted or entitled to receive both a grant of specific performance of the obligation to close contemplated by Section 10.15 and any money damages, including all or any portion of the Company Termination Fee, and (iii) under no circumstances shall Purchaser and/or Merger Sub be permitted or entitled to receive both a grant of money damages and the Company Termination Fee.

(f) Notwithstanding anything to the contrary in this Agreement, if Purchaser and Merger Sub fail to effect the Closing or otherwise breach this Agreement or fail to perform hereunder, then, except for an order of specific performance as and only to the extent expressly permitted by Section 10.15, the Company’s sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) against the Purchaser Related Parties in respect of this Agreement, any Contract executed in connection herewith (including the Equity Commitment Letter, but excluding the Confidentiality Agreement and the Limited Guarantee) and the transactions contemplated hereby and thereby shall be to terminate this Agreement in accordance with this Article IX and collect, if due, (i) the Purchaser Breach Termination Fee or Purchaser Financing Termination Fee, as applicable, (ii) any interest and other amounts payable pursuant to Section 9.5(d) and (iii) any payments owing pursuant to the Limited Guarantee and, upon payment of such amounts in accordance with Section 9.5(c), except in connection with an order of specific performance as and only to the extent expressly permitted by Section 10.15, (A) no Purchaser Related Party shall have any further liability or obligation relating to or arising out of this Agreement, any Contract executed in connection herewith (including the Equity Commitment Letter, but excluding the Confidentiality Agreement and the Limited Guarantee) or any of the transactions contemplated hereby or thereby, (B) neither the Company nor any other Company Related Party shall be entitled to bring or maintain any claim, action or proceeding against Purchaser, Merger Sub or any other Purchaser Related Party arising out of or in connection with this Agreement, any Contract executed in connection herewith (including the Equity Commitment Letter, but excluding the Confidentiality Agreement and the Limited Guarantee) or any of the transactions contemplated hereby or thereby (or the abandonment or termination thereof) or any matters forming the basis for such termination, and (C) the Company shall use its reasonable best efforts to cause any legal proceedings pending in connection with this Agreement, any Contract executed in connection herewith (including the Equity Commitment Letter, but excluding the Confidentiality Agreement and the Limited Guarantee) or any of the transactions contemplated hereby or thereby, to the extent maintained by the Company or another Company Related Party against Purchaser, Merger Sub or any other Purchaser Related Party, to be dismissed with prejudice promptly following the payment of any such amounts. For the avoidance of doubt, (x) under no circumstances shall the Company be entitled to collect the Purchaser Breach Termination Fee or Purchaser Financing Termination Fee, as applicable, on more than one occasion and (y) under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance of the obligation to close contemplated by Section 10.15 and the Purchaser Breach Termination Fee or Purchaser Financing Termination Fee, as applicable.

(g) Notwithstanding anything to the contrary in this Agreement, if this Agreement is terminated by Purchaser pursuant to Section 9.4(b), and Purchaser is not entitled to a Company Termination Fee pursuant to Section 9.5(b)(ii) because the conditions to the payment of such Company Termination Fee set forth in Section 9.5(b)(ii)(B) and Section 9.5(b)(ii)(C) have not been met, then Purchaser shall be entitled to seek from the Company money damages (excluding punitive, lost profits, lost opportunity, benefit of the bargain, speculative or other damages to the extent that such other damages are not reasonably foreseeable), which damages may include, but need not be limited to, the amount of any documented, reasonable out-of-pocket costs and expenses actually incurred by Purchaser or Merger Sub in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement.

ARTICLE X

Miscellaneous and General

10.1 Survival. This Article X and the agreements of the Company, Purchaser and Merger Sub contained in Section 2.1 (The Certificate of Incorporation), Article III (Effect of the Merger on Capital Stock; Exchange of Certificates; Transfer of Uncertificated Shares), Section 6.3 (Indemnification; Directors’ and Officers’ Insurance), Section 6.4 (Employee Benefits and Compensation) and Section 7.8 (Expenses) shall survive the consummation of the Merger. This Article X and the agreements of the Company, Purchaser and Merger Sub contained in Section 4.1(r) (Brokers and Finders), Section 4.2(h) (Brokers and Finders), Section 4.2(m) (No Other Representations or Warranties; Investigation by Purchaser and Merger Sub; Company’s Liability), Section 5.3 (Financing Cooperation), Section 7.6 (Confidentiality), Section 7.7 (Publicity), Section 7.8 (Expenses) and Section 9.5 (Effect of Termination and Abandonment) and the Confidentiality Agreement shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement, except that this Section 10.1 shall not limit any covenant or agreement of the Parties which by its terms contemplates performance after the Effective Time or after termination of this Agreement, including those contained in Section 6.3 and Section 6.4.

10.2 Modification or Amendment. Subject to the provisions of applicable Laws, at any time prior to the Effective Time, the Parties may modify or amend this Agreement, only by written agreement executed and delivered by duly authorized officers of the respective Parties.

10.3 Waiver of Conditions. The conditions to each of the Parties’ obligations to consummate the Merger are for the sole benefit of such Party and may be waived by such Party in whole or in part to the extent permitted by applicable Laws.

10.4 Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

10.5 GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL. (a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO LAWS OF ANY OTHER JURISDICTION THAT MIGHT BE APPLIED BECAUSE OF THE CONFLICTS OF LAW PRINCIPLES OF THE STATE OF DELAWARE.

(b) THE PARTIES HEREBY IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF DELAWARE AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF DELAWARE SOLELY IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND OF THE DOCUMENTS REFERRED TO IN THIS AGREEMENT, AND IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR THE INTERPRETATION OR ENFORCEMENT HEREOF OR OF ANY SUCH DOCUMENT, THAT IT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT THE VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES IRREVOCABLY AGREE

THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION OR PROCEEDING SHALL BE HEARD AND DETERMINED IN SUCH A DELAWARE STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 10.6 OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.5.

(d) Notwithstanding anything in Section 10.5(a) to the contrary, each of the Parties agrees that it will not bring or support any Legal Action (whether at law, in equity, in contract, in tort or otherwise) against the lenders or any other Persons that have committed to provide or otherwise entered into agreements in connection with the Debt Financing, including any joinder agreements or credit agreements relating thereto (each such Person, a “Debt Financing Source”) in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Waiver, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable Law exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof). The provisions of this Section 10.5(d) shall be enforceable by each Debt Financing Source, its Affiliates and their respective successors and permitted assigns (“Lender Related Parties”).

10.6 Notices. Except as otherwise provided herein, all notices, requests, claims, demands, waivers and other communications hereunder shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier, facsimile or email (.pdf) transmission and in the case of telecopier, facsimile or email (.pdf) transmission, with copies by overnight courier service or registered mail to the respective Parties as follows (or, in each case, as otherwise notified by any of the Parties) and shall be effective and deemed to have been given (i) immediately when sent by telecopier, facsimile or email between 9:00 A.M. and 6:00 P.M. (New York City time) on any Business Day (and when sent outside of such hours, at 9:00 A.M. (New York City time) on the next Business Day), and (ii) when received if delivered by hand or overnight courier service or certified or registered mail on any Business Day:

If to Purchaser or Merger Sub:

Golf Town USA Holdings, Inc.

c/o OMERS Private Equity Inc.

Royal Bank Plaza, South Tower

200 Bay Street, Suite 2010

Toronto, ON M5J 2J2

Attention: Benson Li and Chantal Thibault, Esq.

Fax: (416) 864-3255

E-mail: BLi@omerspe.com

              CThibault@omerspe.com

with a copy to:

Weil, Gotshal & Manges LLP

100 Federal Street, 34th Floor

Boston, MA 02110-1848

Attention: Marilyn French, Esq.

Fax: (617) 772-8333

E-mail: marilyn.french@weil.com

If to the Company:

Golfsmith International Holdings, Inc.

11000 N IH 35

Austin, TX 78753

Attention: General Counsel

Fax: 512-837-1019

E-mail: jim.eliasberg@golfsmith.com

with, at all times prior to the Effective Time, a copy to:

White & Case LLP

1155 Avenue of the Americas

New York, NY 10036

Attention:  John M. Reiss, Esq.

          Gregory Pryor, Esq.

Fax:             (212) 354-8113

E-mail:         jreiss@ny.whitecase.com

          gpryor@ny.whitecase.com

Notices sent by multiple means, each of which is in compliance with the provisions of this Agreement will be deemed to have been received at the earliest time provided for by this Agreement.

10.7 Entire Agreement. This Agreement (including any exhibits hereto), the Voting Agreement, the Company Disclosure Letter and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the Parties, with respect to the subject matter hereof.

10.8 No Third Party Beneficiaries. Except (i) from and after the Effective Time, for the rights of the Stockholders to receive the consideration set forth in Article III (with respect to which the Stockholders shall be Third Party beneficiaries), (ii) as provided in Section 2.1 (The Certificate of Incorporation), (iii) as provided in Section 6.3 (Indemnification; Directors’ and Officers’ Insurance) (with respect to which the Indemnified Parties shall be Third Party beneficiaries only), (iv) as provided in Section 9.5(e) (with respect to which the Company Related Parties (other than the Company) shall be Third Party beneficiaries only) and Section 9.5(f) (with respect to which the Purchaser Related Parties (other than Purchaser and Merger Sub) shall be Third Party beneficiaries only) and (v) as provided Section 10.5(d) (Governing Law and Venue) (with respect to which the Lender Related Parties shall be Third Party beneficiaries only), Purchaser and the Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other Parties, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns, to create any agreement of employment with any Person or to otherwise create any third-party beneficiary hereto. Any inaccuracies in any representations and warranties set forth herein are subject to waiver by the Parties in accordance with Section 10.3 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, Third

Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date and this Agreement does not create any third party beneficiaries or otherwise confer upon any Person other than the Parties any rights or remedies hereunder, including, without limitation, the right to rely upon the representations, warranties and covenants set forth herein.

10.9 Obligations of Purchaser and of the Company. Whenever this Agreement requires a Subsidiary of Purchaser to take any action, such requirement shall be deemed to include an undertaking on the part of Purchaser to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

10.10 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including penalties and interest) incurred in connection with the Merger or the other transactions contemplated by this Agreement shall be paid by Purchaser when due.

10.11 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of any other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the economic, business and legal effect of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

10.12 Interpretation; Construction.

(a) Unless the express context otherwise requires:

(i) the table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof;

(ii) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(iii) where a reference in this Agreement is made to a Section, Subsection, Recital, Schedule or Exhibit, such reference shall refer, respectively, to a Section or Subsection of or Recital, Schedule or Exhibit to this Agreement;

(iv) where any representation or warranty contained in this Agreement is qualified by reference to the knowledge of the Company or Purchaser, as applicable, such knowledge shall mean the actual knowledge of the individuals listed on Annex B or Annex C, as applicable;

(v) whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”;

(vi) terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa;

(vii) the terms “Dollars” and “$” mean U.S. dollars;

(viii) references herein to any gender shall include each other gender;

(ix) references herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and assigns; provided, that nothing contained in this Section 10.12 is intended to authorize any assignment or transfer not otherwise permitted by this Agreement;

(x) references herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity;

(xi) references herein to any Law shall be deemed to refer to such Law as amended, modified, codified, reenacted, supplemented or superseded in whole or in part and in effect from time to time, and also to all rules and regulations promulgated thereunder;

(xii) references herein to any Contract mean such Contract as amended, supplemented or modified (including any waiver thereto) in accordance with the terms thereof; and

(xiii) references herein to “as of the date hereof,” “as of the date of this Agreement” or words of similar import shall be deemed to mean the date of this Agreement as indicated in the Preamble.

(b) The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

(c) The fact that any item of information is disclosed in the Company Disclosure Letter shall not be construed to mean that such information is required to be disclosed by this Agreement.

10.13 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the Parties without the prior written consent of each of the other Parties and any purported assignment in violation of this Agreement will be void ab initio; provided, however, that Purchaser or Merger Sub may with prior written notice to the Company, assign all or any of their rights and obligations hereunder to any parties providing Alternative Financing pursuant to the terms thereof for purposes of creating a security interest herein or other assignment as collateral in respect of such Alternative Financing or to an affiliate of Purchaser (provided, such assignment does not release or modify the obligations of Purchaser or Merger Sub hereunder or the Guarantor under the Limited Guarantee or the Equity Investor under the Equity Commitment Letter); provided, further, that Purchaser may designate, by written notice to the Company, another wholly-owned direct or indirect Subsidiary to be a “constituent corporation” in lieu of Merger Sub, in which event all references herein to Merger Sub shall be deemed references to such other Subsidiary, except that all representations and warranties made herein with respect to Merger Sub as of the date hereof shall be deemed representations and warranties made with respect to such other Subsidiary as of the date of such designation; provided, further, that any such designation shall not materially impede or delay the consummation of the Merger or the other transactions contemplated by this Agreement or otherwise materially impede the rights of the Stockholders under this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns.

10.14 Remedies. Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a Party shall be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at law or in equity. Except as otherwise provided in this Agreement, the exercise by a Party of any one remedy shall not preclude the exercise by such Party of any other remedy.

10.15 Specific Performance. (a) The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to specific performance and other equitable relief, including an injunction or injunctions, to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, without proof of actual damages, in accordance with Section 10.5, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (x) either Party has an adequate remedy at law or (y) an award of specific performance is not an appropriate remedy for any reason at law or equity. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

(b) Notwithstanding anything in this Agreement to the contrary, however, the Parties hereby acknowledge and agree that the Company shall be entitled to specific performance to cause Purchaser and/or Merger Sub to draw down the full proceeds of the Equity Financing pursuant to the terms and conditions of the Equity Commitment Letter only if (a) all conditions in Section 8.1 and Section 8.2 have been satisfied (other than those conditions that, by their nature, are to be satisfied at the Closing (and which are, at the time that the Company seeks specific performance pursuant to this Section 10.15, capable of being satisfied if the Closing were to occur at such time), (b) either the Waiver is in full force and effect or Alternative Financing has been funded or will be funded at the date the Closing is required to have occurred pursuant to Section 1.2, (c) Purchaser and Merger Sub fail to complete the Closing by the date the Closing is required to have occurred pursuant to Section 1.2, (d) the Company has confirmed in writing to Purchaser that all conditions set forth in Section 8.3 have been satisfied or that it would be willing to waive any unsatisfied conditions in Section 8.3 for purposes of consummating the Merger and it is ready, willing and able to consummate the Merger and (e) such specific performance would result in the consummation of the Merger in accordance with this Agreement substantially contemporaneously with the consummation of the Debt Financing (or alternative debt financing) and the Equity Financing.

(c) In the event that, pursuant to a claim for specific performance brought against Purchaser and/or Merger Sub pursuant to Section 10.15(b), a court rules that Purchaser and/or Merger Sub breached this Agreement in connection with their failure to effect the Closing in accordance with Section 1.2 and that the failure of any of the conditions necessary for specific performance set forth in Section 10.15(b) is attributable to such breach, but the court declines to enforce specifically the obligations of Purchaser and/or Merger Sub to draw down the full proceeds of the Equity Financing pursuant to the terms and conditions of the Equity Commitment Letter and/or to effect the Closing in accordance with Section 1.2, on the terms and subject to the conditions in this Agreement, then, in addition to the right of the Company to terminate this Agreement pursuant to Section 9.3 and collect the Purchaser Breach Termination Fee or the Purchaser Financing Termination Fee, as the case may be, then the Company shall have the right to be paid the Company’s costs and expenses (including attorneys’ fees) in connection with all actions to seek specific performance of Purchaser and Merger Sub’s obligations pursuant to this Agreement and/or the Financing Commitment Letters and all actions to collect such fee or expenses. In the event that, pursuant to a claim for specific performance brought against Purchaser and/or Merger Sub other than to cause Purchaser and/or Merger Sub to draw down the full proceeds of the Equity Financing pursuant to Section 10.15(b), a court rules that Purchaser and/or Merger Sub breached this Agreement, but the court declines to enforce specifically the obligations of Purchaser and/or Merger Sub, then, in addition to the right of the Company to terminate this Agreement pursuant to Section 9.3 and collect the Purchaser Breach Termination Fee or the Purchaser Financing Termination Fee, as the case may be, the Company shall have the right to be paid the Company’s costs and expenses (including attorneys’ fees) in connection with all actions to seek specific performance of Purchaser and Merger Sub’s obligations pursuant to this Agreement and all actions to collect such fee or expenses.

(d) For the avoidance of doubt, in no event shall the exercise of the Company’s right to seek specific performance pursuant to this Section 10.15 reduce, restrict or otherwise limit the Company’s right to terminate this Agreement pursuant to Section 9.3 and be paid the applicable Purchaser termination fee; provided, that under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance of the consummation of the Merger pursuant to this Section 10.15 and the payment of all or any portion of any Purchaser termination fee.

10.16 Definitions. Each of the terms set forth in Annex A is defined in the Section of this Agreement set forth opposite such term. In addition, for purposes of this Agreement, the term:

“Acceptable Confidentiality Agreement” means a confidentiality agreement between the Company and any Person making an Acquisition Proposal entered into prior to the date hereof, or if entered into on or after the date hereof, that contains confidentiality provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement.

“Affiliate” when used with respect to any Party means any Person who is an “affiliate” of that Party within the meaning of Rule 405 promulgated under the Securities Act.

“Affiliate Transaction” means a transaction that would be subject to disclosure pursuant to Item 404 of Regulation S-K under the Securities Act.

“Alternative Transaction” means any of the following events: (i) any tender or exchange offer (including a self-tender offer or exchange offer) that, if consummated, would result in a Third Party beneficially owning fifteen percent (15%) or more of any class of equity or voting securities of the Company or of all of the equity or voting securities of any of its Subsidiaries whose assets, individually or in the aggregate, constitute fifteen percent (15%) or more of the consolidated assets of the Company, (ii) any merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution, sale of substantially all the assets or other similar transaction involving the Company or any of its Subsidiaries whose assets individually or in the aggregate, constitute fifteen percent (15%) or more of the consolidated assets of the Company or (iii) the acquisition by a Third Party of fifteen percent (15%) or more of any class of equity or voting securities of the Company or of all of the equity or voting securities of any of its Subsidiaries whose assets individually or in the aggregate, constitute fifteen percent (15%) or more of the consolidated assets of the Company, or of fifteen percent (15%) or more of the consolidated assets or operations of the Company in a single transaction or a series of related transactions.

“Antitrust Authority” means the Federal Trade Commission, the Antitrust Division of the United States Department of Justice, the attorneys general of the several states of the United States and any other Governmental Entity having jurisdiction with respect to the transactions contemplated hereby pursuant to applicable Antitrust Laws.

“Antitrust Laws” means the Sherman Act, as amended; the Clayton Act, as amended; the HSR Act; the Federal Trade Commission Act, as amended; and all other federal and state statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

“Business Day” means any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in New York, New York or Austin, Texas.

“Change of Recommendation” means to (i) withhold, withdraw, amend, modify or qualify (or publicly propose to or publicly state the intention to withhold, withdraw, amend, modify or qualify) in any manner adverse to Purchaser or Merger Sub the Company Recommendation; (ii) approve, recommend or declare advisable (or publicly propose to or publicly state the intention to approve, recommend or declare advisable) any Acquisition Proposal or Alternative Transaction; (iii) resolve by action of the Company Board or the Transaction Committee to take any such action described in clauses (i) or (ii); or (iv) cause or permit the Company to enter into any agreement, agreement in principle, letter of intent, term sheet or other similar instrument (other than an Acceptable Confidentiality Agreement as permitted by Section 5.2) related to any Alternative Transaction; provided, that none of (A) the determination by the Company Board or Transaction Committee that an Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal, (B) the disclosure by the Company of such determination or (C) the delivery by the Company of the notice required under Section 5.2(b) or Section 5.2(c), shall constitute a Change of Recommendation.

“Company Material Adverse Effect” means a material adverse effect on the assets, liabilities, business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided, that no effect resulting from any of the following shall constitute a Company Material Adverse Effect or be taken into account in determining whether or not there has been or is or would be reasonably expected to be a Company Material Adverse Effect:

(A) general economic, business or political conditions;

(B) conditions or changes in the securities markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world, including (x) interest rates or currency exchange rates in the United States or any other country or region in the world and exchange rates for the currencies of any countries; and (y) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the counter market operating in the United States or any other country or region in the world;

(C) any change in any applicable Laws by any Governmental Entity or GAAP (or authoritative interpretations or enforcement thereof);

(D) changes or developments affecting generally the industries or markets in which the Company or any of its Subsidiaries conduct business;

(E) the announcement of this Agreement or the Voting Agreement and the transactions contemplated hereby and thereby or any communication by Purchaser or Merger Sub of their plans or intentions with respect to any of the businesses of the Company or any of its Subsidiaries;

(F) the pendency or consummation of the transactions contemplated by this Agreement or the Voting Agreement or any actions by Purchaser, Merger Sub or the Company taken as required by this Agreement or the Voting Agreement or any failure to take action that is restricted by this Agreement or the Voting Agreement;

(G) political conditions in the United States or any other country or region in the world or any natural or man-made disaster or any acts of terrorism, sabotage, military action or war (whether or not declared) or any escalation or worsening thereof;

(H) any (x) change, in and of itself, in the market price or trading volume of the Shares or the credit rating of the Company or its Subsidiaries or any of their obligations or (y) failure, in and of itself, by the Company to meet any published analyst estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, or failure by the Company to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood, in each of (x) and (y), that the underlying facts giving rise to or contributing to such change or failure may be taken into account in determining whether or not there has been or is or would be reasonably expected to be a Company Material Adverse Effect, unless otherwise excluded from such determination pursuant to clauses (A) through (K) of this definition);

(I) any action taken or not taken at the written request of, or with the written consent or waiver of, Purchaser or Merger Sub;

(J) any litigation relating to this Agreement or the Voting Agreement or the transactions contemplated hereby or thereby; or

(K) any failure to satisfy a condition to borrowing, any default, or any prepayment or termination under the Revolving Credit Facility, in each case, in and of itself,

provided, that with respect to clauses (A), (D), and (G), such changes, circumstances, conditions, developments, effects, events, occurrences or states of facts do not have a materially disproportionate impact on the Company and its Subsidiaries, taken as a whole, relative to other companies in the industries in which the Company and its Subsidiaries operate.

“Company Related Parties” means (i) the Company and its Subsidiaries, (ii) the former, current and future holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders or assignees of the Company or its Subsidiaries or (iii) any future holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders, assignees of any of the foregoing.

“Company Termination Fee” means $3,800,000.

“Environmental Law” means any Law relating to pollution, contamination, wastes, Hazardous Substances or the protection of the environment, natural resources, human health or safety, or the handling, use, storage, treatment, transport, disposal, release or threatened release of any Hazardous Substance.

“Hazardous Substances” means any and all substances, materials or wastes defined or regulated as “hazardous,” “toxic waste,” a “pollutant,” a “contaminant,” or words of similar meaning or effect under any applicable Environmental Law, including petroleum, petroleum products, pesticides, dioxin, infectious material, polychlorinated biphenyls, asbestos and asbestos containing materials, radioactive materials and radon.

“Intellectual Property” means all: (i) trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s, Internet domain names, logos, symbols, trade dress, trade names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals and extensions of same; (ii) inventions and discoveries, whether patentable or not, and all patents, registrations, invention disclosures and applications therefor, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions, substitutes, reexaminations and reissues; (iii) confidential information, trade secrets and know-how, including processes, algorithms, schematics, methods (including business methods), compositions, formulae, drawings, prototypes, models, designs, specifications, technology, customer lists and supplier lists (collectively, “Trade Secrets”); and (iv) published and unpublished works of authorship, whether copyrightable or not (including software and databases and other compilations of information), copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof.

“Lazard” means Lazard Frères & Co. LLC and Lazard Middle Market LLC.

“Notification and Report Form” means a Notification and Report Form required under the HSR Act with respect to the Merger with the Antitrust Division of the Department of Justice and the Federal Trade Commission.

“Permitted Liens” means (i) Liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation, (ii) Liens for Taxes, assessments or other charges by Governmental Entities not yet due and payable or which are being contested in good faith and by appropriate proceedings with a maintenance of appropriate reserves on the balance sheet of the Company for payment of same in accordance with GAAP, (iii) Liens, easements, rights-of-way, covenants and other similar restrictions that have been placed by any developer, landlord or other Person on property over which the Company or any of its Subsidiaries has easement rights or on any Leased Real Property and subordination or similar agreements relating thereto, (iv) mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business with respect to obligations which are not delinquent, and (v) Liens (other than Liens securing indebtedness for borrowed money), defects or irregularities in title, easements, rights-of-way, covenants, restrictions or zoning, entitlement, building and other land use regulations imposed by Governmental Entities and other similar matters that have not and would not reasonably be expected to, individually or in the aggregate, materially impair the continued use and operation of the assets to which they relate in the business of the Company and its Subsidiaries as currently conducted.

“Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

“Purchaser Breach Termination Fee” means $8,200,000.

“Purchaser Financing Termination Fee” means $6,500,000.

“Purchaser Material Adverse Effect” means any effect that would reasonably be expected to prevent or materially delay or impede consummation by Purchaser or Merger Sub of the Merger or the other transactions contemplated by this Agreement or the Voting Agreement.

“Purchaser Related Parties” means (i) Purchaser, Merger Sub and the Guarantor, (ii) the former, current and future holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders or assignees of Purchaser, Merger Sub or the Guarantor or (iii) any future holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders, assignees of any of the foregoing.

“Registered” means issued by, registered with, renewed by or the subject of a pending application before any Governmental Entity or Internet domain name registrar.

“Representative” means, with respect to any Person, such Person’s directors, officers, employees, Affiliates, agents, investment bankers, attorneys, accountants and other advisors or representatives.

“Revolving Credit Facility” means that certain credit facility by and among Golfsmith International, L.P., Golfsmith NU, L.L.C. and Golfsmith USA, L.L.C., as borrowers, the Company and the other Subsidiaries of the Company identified therein as credit parties and General Electric Capital Corporation, as administrative agent and lender.

“Solvent” means, when used with respect to any Person, that, on a consolidated basis as of any date of determination, (i) the amount of the present fair saleable value of the assets of such Person will, as of such date, exceed the amount of all liabilities of such Person, as of such date, as such amounts are determined in accordance with applicable Law governing determinations of the insolvency of debtors, (ii) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liabilities of such Person on its debts as such debts become absolute and matured, (iii) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business and (iv) such Person will be able to pay its debts as they mature. For purposes of this definition, (A) “debt” means liability on a “claim” and (B) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured. The amount of liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Stock Plan” means the Company’s 2006 Incentive Compensation Plan, and the 2002 Incentive Plan and Non-Employee Director Compensation Plan.

“Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries.

“Superior Proposal” means a written Acquisition Proposal (except that for purposes of this definition, references in the definition of Alternative Transaction to “fifteen percent (15%)” shall be “fifty percent (50%)”) which is otherwise on terms which the Company Board, upon the recommendation of the Transaction Committee, determines in good faith, after consultation with its outside legal counsel and a financial advisor, and taking into account all the terms and conditions of the Acquisition Proposal, (i) would result in a transaction that, if consummated, is more favorable to the Stockholders from a financial point of view than the Merger (or, if applicable, any proposal by Purchaser to amend the terms of this Agreement) and (ii) is reasonably likely to be completed on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal.

“Tax” (including, with correlative meaning, the term “Taxes”) includes (i) all federal, state, local and foreign income, profits, franchise, gross receipts, customs duty, capital stock, ad valorem, social security, estimated taxes, transfer, license, inventory, severance, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties, charges or assessments of any nature whatsoever, (ii) all interest, penalties and additions imposed with respect to such amounts described in clause (i) and any interest in respect of such penalties and additions; and (iii) any liability in respect of any items described in clauses (i) or (ii) payable by reason of Contract, assumption, transferee liability, operation of Law or Treasury Regulation 1.1502-6(a) (or any predecessor or successor thereof, or any similar provision of Law).

“Tax Return” includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) filed or required to be filed with a Tax authority relating to Taxes.

“Third Party” means any Person other than Purchaser, Merger Sub, the Company or any Affiliate thereof.

“Trade Secrets” has the meaning set forth in the definition of Intellectual Property.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date hereof.

GOLFSMITH INTERNATIONAL HOLDINGS, INC.

By	/s/ Martin E. Hanaka
Name: Martin E. Hanaka
Title: Chief Executive Officer

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

GOLF TOWN USA HOLDINGS INC.

By	/s/ David Spence
Name: David Spence
Title: Secretary

By	/s/ Michael Graham
Name: Michael Graham
Title: Director

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

MAJOR MERGER SUB, INC.

By	/s/ Benson Li
Name: Benson Li
Title: Vice President

By	/s/ Don Morrison
Name: Don Morrison
Title: Vice President

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

ANNEX A

DEFINED TERMS

Terms	Section
Acceptable Confidentiality Agreement	10.16

Acquisition Proposal	5.2(a)

Affiliate	10.16

Affiliate Transaction	10.16

Agreement	Preamble

Alternative Financing	5.3(a)

Alternative Transaction	10.16

Antitrust Authority	10.16

Antitrust Laws	10.16

Applicable Date	4.1(e)(i)

Bankruptcy and Equity Exception	4.1(c)(i)

Benefit Plans	4.1(h)(i)

Business Day	10.16

Bylaws	2.2

Certificate	3.1(a)

Certificate of Merger	1.3

Change of Recommendation	10.16

Charter	2.1

Closing	1.2

Closing Date	1.2

Code	3.2(g)

Common Stock	3.1(a)

Company	Preamble

Company Award Consideration	3.3(b)

Company Awards	3.3(b)

Company Board	Recitals

Company Disclosure Letter	4.1(a)

Company Intellectual Property	4.1(p)(ii)

Company Labor Agreements	4.1(o)

Company Material Adverse Effect	10.16

Company Option	3.3(a)

Company Recommendation	4.1(c)(ii)(B)

Company Related Parties	10.16

Company Reports	4.1(e)(i)

Company Stockholder Approval	4.1(c)(i)

Company Termination Fee	10.16

Confidentiality Agreement	7.6

Contract	4.1(d)(ii)(B)

Costs	6.3(a)

Current D&O Insurance	6.3(c)

Data Room	4.1(a)

Debt Financing	4.2(d)(ii)

Debt Financing Source	10.5(d)

DGCL	Recitals

Dissenting Stockholders	3.1(a)

Divestiture	7.3(c)(iv)

DSU Award Agreement	3.3(b)

Effective Time	1.3

Employees	4.1(h)(i)

Encumbrance	4.1(k)(iv)

Environmental Law	10.16

Equity Commitment Letter	4.2(d)(i)

Equity Financing	4.2(d)(i)

Equity Investor	4.2(d)(i)

ERISA	4.1(h)(i)

ERISA Affiliate	4.1(h)(ii)

Exchange Act	4.1(a)

Exchange Fund	3.2(a)

Excluded Share	3.1(a)

Financing	4.2(d)(ii)

Financing Commitment Letters	4.2(d)(ii)

GAAP	4.1(e)(iv)

Governmental Entity	4.1(d)(i)(F)

Guarantor	Recitals

Hazardous Substances	10.16

HSR Act	4.1(d)(i)(B)

Indemnified Parties	6.3(a)

Information Statement	4.1(t)

Intellectual Property	10.16

IRS	4.1(h)(ii)

Laws	4.1(i)

Lazard	10.16

Leased Real Property	4.1(k)(iii)

Legal Action	6.3(a)

Lender Related Parties	10.5(d)

Licenses	4.1(i)

Lien	4.1(a)

Limited Guarantee	Recitals

Material Contracts	4.1(j)(i)(K)

Maximum Premium	6.3(c)

Merger	Recitals

Merger Sub	Preamble

Merger Consideration	3.1(a)

NASDAQ	4.1(e)(ii)

Notice Period	5.2(c)

Notification and Report Form	10.16

Option Consideration	3.3(a)

Order	8.1(d)

Outside Date	9.2(a)

Owned Real Property	4.1(k)(i)(A)

Party	Preamble

Paying Agent	3.2(a)

Per Share Merger Consideration	3.1(a)

Performance Share Award Agreement	3.3(b)

Permitted Liens	10.16

Person	10.16

Principal Stockholder	Recitals

Purchaser	Preamble

Purchaser Approvals	4.2(c)(i)(F)

Purchaser Benefit Plans	6.4

Purchaser Breach Termination Fee	10.16

Purchaser Financing Termination Fee	10.16

Purchaser Material Adverse Effect	10.16

Purchaser Related Parties	10.16

Registered	10.16

Representatives	10.16

Revolving Credit Facility	10.16

RSU Award Agreement	3.3(b)

Sarbanes-Oxley Act	4.1(e)(iii)

SEC	4.1(e)(i)

Securities Act	4.1(e)(i)

Share	3.1(a)

Solvent	10.16

Stock Plan	10.16

Stockholder	Recitals

Subsidiary	10.16

Superior Proposal	10.16

Surviving Corporation	1.1

Takeover Statute	4.1(l)

Tax	10.16

Tax Return	10.16

Third Party	10.16

Trade Secrets	10.16

Transaction Committee	Recitals

Transaction Committee Recommendation	Recitals

Uncertificated Share	3.1(a)

Voting Agreement	Recitals

Waiver	4.2(d)(ii)

WARN	4.1(o)

Written Consent	7.9(a)

ANNEX B

COMPANY KNOWLEDGE PERSONS

1.	James Eliasberg

2.	Eli Getson

3.	Sue Gove

4.	Martin Hanaka

5.	Ron Ivanitch

6.	Anna Jobe

7.	Steve Larkin

8.	Andy Spratt

ANNEX C

PURCHASER KNOWLEDGE PERSONS

1.	Benson Li

2.	Don Morrison

3.	David Spence

EXHIBIT A

CHARTER

(see attached)

Exhibit 3.1

AMENDED AND RESTATED

BYLAWS OF

GOLFSMITH INTERNATIONAL HOLDINGS, INC.

As Amended May 11, 2012

ARTICLE I

CORPORATE OFFICES

Section 1.1. Registered Office. The registered office of Golfsmith International Holdings, Inc. (the “Corporation”) shall be in the City of Wilmington, County of New Castle, State of Delaware. The name of the registered agent of the Corporation at such location is The Corporation Trust Company.

Section 1.2. Other Offices. The Corporation may also have offices at such other places both within and without the State of Delaware as the Board of Directors may from time to time determine or the business of the Corporation may require.

ARTICLE II

MEETINGS OF STOCKHOLDERS

Section 2.1. Place of Meetings. Meetings of stockholders shall be held at any place, within or outside the State of Delaware, designated by the Board of Directors. In the absence of any such designation, stockholders’ meetings shall be held at the corporate headquarters of the Corporation.

Section 2.2. Notice of Stockholders’ Meetings. Whenever stockholders are required or permitted to take any action at a meeting, a written notice of the meeting shall be given, which notice shall state the place, date and hour of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. The written notice of any meeting shall be given to each stockholder entitled to vote at such meeting not less than ten (10) nor more than sixty (60) days before the date of the meeting.

Notices shall be deemed given (i) if by mail, when deposited in the United States mail, postage prepaid, directed to the stockholder at the stockholder’s address as it appears on the record of stockholders of the Corporation; (ii) if by facsimile, when faxed to a number where the stockholder has consented to receive notice; (iii) if by electronic mail, when mailed electronically to an electronic mail address at which the stockholder consented to receive such notice; (iv) if by posting on an electronic network (such as a website or chatroom) together with a separate notice to the stockholder of such specific posting, upon the later to occur of (A) such posting or (B) the giving of the separate notice of such posting; or (v) if by any other form of electronic communication, when directed to the stockholder in the manner consented to by the stockholder. For notice given by electronic transmission to a stockholder to be effective, such stockholder must consent to the Corporation’s giving notice by that particular form of electronic transmission. A stockholder may revoke consent to receive notice by electronic transmission by written notice to the Corporation. A stockholder’s consent to notice by electronic transmission is automatically revoked if the Corporation is unable to deliver two consecutive electronic transmission notices and such inability becomes known to the Secretary or the Assistant Secretary of the Corporation, the transfer agent or other person responsible for giving notice.

Section 2.3. Annual Meetings of Stockholders. (a) Annual meetings of stockholders shall be held at such date and time as shall be designated from time to time by the Board of Directors and stated in the notice of the meeting. At each annual meeting, the stockholders shall elect directors and shall transact only such other business as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business (including the nominations of persons for election to the Board of Directors and any other business to be considered by the stockholders) must be (i) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (ii) otherwise brought before the meeting by or at the direction of the Board of Directors or (iii) otherwise properly brought before the meeting by any stockholder of the Corporation

(b) For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (iii) of paragraph (a) of this Section 2.3, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation and such other business must otherwise be a proper matter for stockholder action. To be timely, a stockholder notice (a “Stockholder Notice”) shall be mailed to the Secretary and received at the principal executive offices of the Corporation not earlier than 120 calendar days and not later than the close on business on the 90th calendar day prior to the first anniversary of the preceding year’s annual meeting of stockholders, provided, however, that for the first annual meeting following the initial public offering of the Corporation’s common stock, or if no annual meeting was held in the previous year or the date of the annual meeting is in any other year advanced by more than 30 days, or delayed by more than 60 days, from the first anniversary of the preceding year’s annual meeting, notice by the stockholders to be timely must be received at the principal executive offices of the Corporation (i) not earlier than 120 calendar days prior to the scheduled date of such annual meeting and (ii) not later than the close of business on the later of the 90th calendar day prior to the scheduled date of such annual meeting or the 10th day following the day on which public announcement of the date of such annual meeting is first made or sent by the Corporation.

In no event shall the public announcement of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of a Stockholder Notice as described above. Such Stockholder Notice shall set forth: (i) as to each person whom the stockholder proposes to nominate for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Rule 14a-11 thereunder (and such person’s written consent to being named in a proxy statement as a nominee and to serving as a director if elected); (ii) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the Bylaws of the Corporation (the “Bylaws”), the language of the proposed amendment) and the reasons for conducting such business at the meeting; and (iii) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (A) the name and address of such stockholder, as they appear on the Corporation’s books, and of such beneficial owner, (B) the class and number of shares of capital stock of the Corporation that are owned beneficially and of record by such stockholder and such beneficial owner, (C) a representation that the stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination, (D) any material interest of the stockholder or such beneficial owner in such business and (E) a representation whether the stockholder or the beneficial owner, if any, intends, or is part of a group which intends to: (1) deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the proposal or elect the nominee and/or (2) otherwise solicit proxies from stockholders in support of such proposal or nomination. The Corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as a director of the Corporation.

(c) Notwithstanding anything in the second sentence of paragraph (b) of this Section 2.3 to the contrary, in the event that the number of directors to be elected to the Board of Directors of the Corporation at an annual meeting is increased and there is no public announcement by the Corporation naming all of the nominees for director or specifying the size of the increased Board of Directors at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a Stockholder’s Notice required by this Section 2.3 shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the 10th day following the day on which such public announcement is first made by the Corporation.

(d) For purposes of this Section 2.3 and Section 2.4, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associate Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

Section 2.4. Special Meetings of Stockholders. (a) Special meetings of the stockholders, for any purpose or purposes, may only be called by the Chairman of the Board of Directors of the Corporation or the Board of Directors upon a request by the holders of at least twenty-five percent (25%) of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice.

(b) Written notice of a special meeting stating the place, date and hour of the meeting and the purpose or purposes for which the meeting is called, shall be given not fewer than 10 nor more than 60 days before the date of the meeting, to each stockholder entitled to vote at such meeting.

(c) Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected (i) by or at the direction of the Board of Directors or (ii) provided that the Board of Directors has specified in its notice of meeting that directors shall be elected at such meeting, by any stockholder of the Corporation who provides a timely Stockholder Notice to the Secretary of the Corporation that complies with the notice procedures set forth in paragraph (b) of Section 2.3. In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board of Directors, any stockholder of the Corporation entitled to vote in such election of directors may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Corporation’s notice of meeting. The Stockholder Notice required by paragraph (c) of this Section 2.4 shall be delivered to the Secretary or mailed and received at the principal executive offices of the Corporation not earlier than 120 calendar days and not later than the close of business on the 90th calendar day prior to the date of the meeting. In no event shall the public announcement of an adjournment or postponement of a special meeting commence a new time period (or extend any time period) for the giving of a Stockholder Notice as described above.

Section 2.5. Compliance with Procedures. No business shall be conducted at a meeting except in accordance with the procedures set forth in Section 2.3 and Section 2.4. The presiding officer of the meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting and in accordance with the procedures prescribed by this Section 2.5, and if such person should so determine, such person shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

Section 2.6. Compliance with Exchange Act. Notwithstanding the provisions of Section 2.3 and Section 2.4, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in Section 2.3 and Section 2.4. Nothing in this Section 2.6 shall be deemed to affect any rights (i) of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act or (ii) of the holders of any series of Preferred Stock to elect directors pursuant to any applicable provisions of the Certificate of Incorporation, in a resolution for the issuance of shares of Preferred Stock in one or more series and by filing a certificate pursuant to the applicable law of the State of Delaware or by applicable law.

Section 2.7. Quorum. The holders of a majority of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise provided by statute or by the Certificate of Incorporation. If, however, such quorum shall not be present or represented at any meeting of the stockholders, then either the Chairman of the Board or a majority of the voting stock represented in person or by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted that might have been transacted at the meeting as originally notified.

Section 2.8. Stockholder Action by Written Consent. For so long as any security of the Company is registered under Section 12 of the Exchange Act, the stockholders of the Corporation shall take action by meetings held pursuant to this Certificate of Incorporation and the Bylaws and shall have no right to take any action by written consent without a meeting. Notwithstanding the foregoing provision of this Section 2.8, for so long as Atlantic Equity Partners III, L.P. (“AEP”) (directly or through its Affiliates) is the holder of record of at least forty percent (40%) of the outstanding shares of common stock of the Corporation, either on its own or together with any group as such term is defined in Section 13(d)(3) of the Exchange Act, the stockholders of the Corporation shall have the right to take any action by written consent without a meeting. For purposes of these Bylaws, “Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under the Exchange Act.

Section 2.9. Adjourned Meeting; Notice. When a meeting is adjourned to another time or place, unless these Bylaws otherwise require, notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

Section 2.10. Required Vote. When a quorum is present at any meeting, the vote of the holders of a majority of the stock having voting power present in person or represented by proxy shall decide any question brought before such meeting, unless the question is one upon which by express provision of the statute, of the Certificate of Incorporation or these Bylaws, a different vote is required, in which case such express provision shall govern and control the decision of such question. At all meetings of stockholders for the election of directors, directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

Section 2.11. Voting Procedures and Proxies. Each stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for him by (i) a written proxy, signed by the stockholder and filed with the Secretary of the Corporation, or (ii) transmitting or authorizing the transmission of a telegram, cablegram, or other means of electronic transmission to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission in accordance with the provisions of Section 212(c)(2) of the Delaware General Corporation Law (the “DGCL”), but no proxy shall be voted on after three (3) years from its date, unless the proxy provides for a longer period. A proxy shall be deemed signed if the stockholder’s name is placed on the proxy (whether by manual signature, typewriting, telegraphic transmission or otherwise) by the stockholder or the stockholder’s attorney-in-fact. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of Section 212(c) of the DGCL. Unless otherwise provided by the Certificate of Incorporation, each stockholder shall have one vote for each share of stock having voting power, registered in his name on the books of the Corporation on the record date set by the Board of Directors as provided in Section 7.1 hereof.

Section 2.12. List of Stockholders Entitled to Vote. The officer who has charge of the stock ledger of the Corporation shall prepare and make available, at least ten (10) days before every meeting, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten (10) days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present.

Section 2.13. Chairperson of the Meeting. Unless otherwise determined by the Board of Directors, one of the following shall act as chairperson of the meeting and preside thereat, in the following order of precedence: (a) the Chairman of the Board (if any); (b) the Chief Executive Officer; (c) the President; or (d) any member of the Board present at such meeting designated to act as chairperson of such meeting and preside thereat by the members of the Board present at such meeting;.

Section 2.14. Secretary of the Meeting. Unless otherwise determined by the Board of Directors, at each meeting of the stockholders, the Secretary of the Corporation shall act as secretary of the meeting and keep the minutes thereof. In the absence of the Secretary or if such office shall be vacant, the chairperson of the meeting shall appoint a person to act as secretary of the meeting and keep the minutes thereof.

Section 2.15. Inspectors of Elections. (a) Preceding any meeting of the stockholders, the Corporation may, and shall if required by law, appoint one or more persons to act as inspectors at the meeting and make a written report thereof. The Corporation may designate one or more alternate inspectors to replace any inspector who fails to act. In the event no inspector or alternate inspector is able to act at a meeting of stockholders, the chairperson of the meeting shall appoint one or more inspectors to act at the meeting. Unless otherwise required by applicable law, inspectors may be officers, employees or agents of the Corporation. Each inspector, before entering upon the discharge of the duties of inspector, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of such inspector’s ability.

(b) In addition to the duties prescribed by applicable law, the inspectors shall (i) ascertain the number of shares outstanding and the voting power of each, (ii) determine the shares represented at a meeting and the validity of proxies and ballots, (iii) count all votes and ballots, (iv) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors, and (v) certify their determination of the number of shares represented at the meeting, and their count of all votes and ballots. The inspector(s) may appoint or retain other persons or entities to assist the inspectors in the performance of the duties of inspector.

(c) In determining the shares represented and the validity and counting of proxies and ballots, each inspector shall be limited to an examination of the proxies, any envelopes submitted with those proxies, any information provided in accordance with Section 211(e) or Section 212(c)(2) of the DGCL, any information provided pursuant to Section 211(a)(2)(B)(i) or (iii) of the DGCL, ballots, and the regular books and records of the Corporation, except that each inspector may consider other reliable information for the limited purpose of reconciling proxies and ballots submitted by or on behalf of banks, brokers or their nominees or a similar person which represent more votes than the holder of a proxy is authorized by the record owner to cast or more votes than the stockholder holds of record. If any inspector considers other reliable information for the limited purpose permitted by this paragraph, such inspector, at the time of the making of his or her certification referred to in paragraph (a) of this Section 2.15, shall specify the precise information considered, the person or persons from whom the information was obtained, when this information was obtained, the means by which the information was obtained, and the basis for such inspector’s belief that such information is accurate and reliable.

(d) The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the person presiding over the meeting. The Board of Directors may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the person presiding over any meeting of stockholders shall have the right and authority to convene and to adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the presiding officer of the meeting, may include, without limitation, the following: (1) the establishment of an agenda or order of business for the meeting; (2) rules and procedures for maintaining order at the meeting and the safety of those present; (3) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the chairman of the meeting shall determine; (4) restrictions on entry to the meeting after the time fixed for the commencement thereof and (5) limitations on the time allotted to questions or comments by participants. The presiding officer at any meeting of stockholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall, if the facts warrant, determine and declare to the meeting that a matter or business was not properly brought before the meeting and if such presiding officer should so determine, such person shall so declare to the meeting, and any such matter or business not properly brought before the meeting shall not be transacted or considered.

ARTICLE III

DIRECTORS

Section 3.1. General Powers. The business and affairs of the Corporation shall be managed by or under the direction of its Board of Directors. In addition to the powers and authorities expressly conferred upon them by these Bylaws, the Board of Directors may exercise all such powers of the Corporation and do all such lawful acts and things as are not by law or by the Certificate of Incorporation or by these Bylaws required to be exercised or done by the stockholders.

Section 3.2. Number. The number of directors of this Corporation that shall constitute the whole Board shall be no less than [five (5)] and no more than [thirteen (13)] until changed by a proper amendment to this Section 3.2 and shall not be inconsistent with the terms of that certain Management Rights Agreement by and among AEP and this Corporation (the “Management Rights Agreement”) for so long as such agreement is in effect; provided, however, that no decrease in the number of directors shall have the effect of shortening the term of an incumbent director. Within the limits specified, the number of directors shall be determined by resolution of the board of directors or by the stockholders at the annual meeting.

Section 3.3. Election of Directors. The Board of Directors shall be elected by ballot at the annual meeting of the stockholders and each director shall be elected to serve a term of one year or until his successor shall be elected and shall qualify or until earlier resignation or removal; provided that in the event of failure to hold such meeting or to hold such election at such meeting, such election may be held at any special meeting of the stockholders called for that purpose.

There shall be no right with respect to shares of stock of the Corporation to cumulate votes in the election of directors.

Section 3.4. Removal. Subject to the rights of the holders of any series of Preferred Stock then outstanding, unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any director or the entire Board of Directors, may be removed from office at any time, with or without cause, by the affirmative vote of the holders of more than fifty percent (50%) of the voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

Section 3.5. Vacancies and Newly-Created Directorships. Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies on the Board of Directors resulting from death, resignation or other cause (including removal from office by a vote of the stockholders) shall be filled in accordance with the Management Rights Agreement and only by the vote of a majority of the remaining members of the Board of Directors, even if less than a quorum, at any meeting of the Board of Directors, or by a sole remaining director. A person so elected by the Board of Directors to fill a vacancy shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been duly elected and qualified.

If there are no directors in office, then an election of directors shall be held in the manner provided by statute.

Section 3.6. Committees. The Board of Directors may, by resolution passed by a majority of the Board of Directors at any meeting at which there is a quorum, designate one or more committees, each committee to consist of one or more of the directors of the Corporation, and the composition of each such committee shall be in accordance with the Management Rights Agreement The Board may designate one (1) or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee.

In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he/she or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member.

Any such committee, to the extent provided in the resolution of the Board of Directors or in these Bylaws, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it; but no such committee shall have the power or authority in reference to amend the Certificate of Incorporation, to adopt an agreement of merger or consolidation, to recommend to the stockholders the sale, lease or exchange of all or substantially all of the Corporation’s property and assets, to recommend to the stockholders a dissolution of the Corporation or a revocation of a dissolution, or to amend these Bylaws of the Corporation; and, unless the resolution or the Certificate of Incorporation expressly so provide, no such committee shall have the power or authority to declare a dividend or to authorize the issuance of stock. Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the Board of Directors.

Each committee shall keep regular minutes of its meetings and report the same to the Board of Directors when required.

Section 3.7. Reliance on Records. A member of the Board of Directors, or a member of any committee designated by the Board of Directors, shall, in the performance of his or her duties, be fully protected in relying in good faith upon the records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of its officers or employees, or committees of the Board of Directors, or by any other person as to matters the director reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation, including, but not limited to, such records, information, opinions, reports or statements as to the value and amount of assets, liabilities and/or net profits of the Corporation, or any other facts pertinent to the existence and amount of surplus or other funds from which dividends might properly be declared and paid, or with which the Corporation’s capital stock might properly be purchased or redeemed.

Section 3.8. Compensation. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, the Board of Directors shall have the authority to fix the compensation of directors. The directors may be reimbursed for their expenses, if any, of attendance at each meeting of the Board of Directors or each meeting of a committee of the Board of Directors, and may be paid a fixed sum for attendance at each meeting of the Board of Directors or a stated salary as director. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for attending committee meetings.

ARTICLE IV

MEETINGS OF THE BOARD OF DIRECTORS

Section 4.1. General. The Board of Directors of the Corporation may hold meetings, both regular and special, either within or without the State of Delaware.

Section 4.2. Regular Meetings. Regular meetings of the Board of Directors may be held without notice at such time and at such place as shall from time to time be determined by the Board of Directors.

Section 4.3. Special Meetings. Special meetings of the Board of Directors for any purpose or purposes may be called by the Chairman of the Board or the Chief Executive Officer or the President on twelve (12) hours’ notice to each director either personally or by telephone, telegram, facsimile or electronic mail; special meetings shall be called by the Chief Executive Officer or the President or Secretary in like manner and on like notice on the written request of a majority of the Board of Directors.

Section 4.4. Waiver of Notice. Whenever notice is required to be given under any provision of the DGCL or the Certificate of Incorporation or these Bylaws, a written waiver thereof, signed by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the directors, or members of a committee of directors, need be specified in any written waiver of notice unless so required by the Certificate of Incorporation or these Bylaws.

Section 4.5. Quorum. At all meetings of the Board of Directors, a majority of the directors shall constitute a quorum for the transaction of business and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board of Directors, except as may be otherwise specifically provided by statute or by the Certificate of Incorporation. If a quorum shall not be present at any meeting of the Board of Directors, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

Section 4.6. Board Action by Written Consent without a Meeting Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 4.7. Telephonic Meetings. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting of the Board of Directors, or any committee, by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

ARTICLE V

OFFICERS

Section 5.1. Officers. The officers of the Corporation shall be a Chief Executive Officer, a President (who may be the same individual as another officer), a Chief Financial Officer, one or more Senior Vice Presidents or Vice Presidents, a Secretary and a Treasurer. Any number of offices may be held by the same person, unless the Certificate of Incorporation or these Bylaws otherwise provide. Such officers shall be elected from time to time by the Board of Directors to hold office until their respective successors shall have been duly elected and qualified, or until death, resignation or removal.

Section 5.2. Appointment of Officers. The officers of the Corporation, except such officers as may be appointed in accordance with the provisions of Section 5.3 and Section 5.4 of these Bylaws, shall be appointed by the Board of Directors, subject to the rights, if any, of an officer under any contract of employment.

Section 5.3. Other Officers. The Board of Directors may from time to time elect, or empower the Chief Executive Officer or the President to appoint, such other officers and agents, as may be necessary or desirable for the conduct of the business of the Corporation. Such other officers and agents shall have such duties and shall hold their offices for such terms as shall be provided in these Bylaws or as may be prescribed by the Board of Directors.

Section 5.4. Removal and Resignation of Officers; Filling Vacancies. Subject to the rights, if any, of an officer under any contract of employment, any officer may be removed, either with or without cause, by an affirmative vote of the majority of the Board of Directors at any regular or special meeting of the Board of Directors or, except in the case of an officer chosen by the Board of Directors, by any officer upon whom such power of removal may be conferred by the Board of Directors.

Any officer may resign at any time by giving written notice to the Corporation. Any resignation shall take effect on the date of the receipt of that notice or at any later time specified in that notice; and, unless otherwise specified in that notice, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Corporation under any contract to which the officer is a party.

Section 5.5. Vacancies in Offices. Any vacancy occurring in any office of the Corporation shall be filled by the Board of Directors or the Chief Executive Officer.

Section 5.6. Salaries. The salaries of all officers of the Corporation shall be fixed by the Board of Directors or any committee established by the Board of Directors for such purpose. The salaries of agents of the Corporation shall, unless fixed by the Board of Directors, be fixed by the President or any Vice-President of the Corporation.

Section 5.7. Security. The Board of Directors may require any officer, agent or employee of the Corporation to provide security for the faithful performance of such officer’s, agent’s or employee’s duties, in such amount and of such character as may be determined from time to time by the Board of Directors.

Section 5.8. Chairman of the Board. The Board of Directors shall select a Chairman of the Board of the Corporation who shall be subject to the control of the Board of Directors and shall preside at all meetings of the Board of Directors and stockholders. The Chairman of the Board shall have and perform such other duties, and exercise such powers, as from time to time may be assigned to him by the Board of Directors or these Bylaws.

Section 5.9. Chief Executive Officer. The Board of Directors shall select a Chief Executive Officer of the Corporation who shall be subject to the supervision of the Board of Directors. The Chief Executive Officer shall (i) be primarily responsible for the entire business and affairs of the Corporation and for implementing the policies and directives of the Board of Directors, (ii) preside at all meetings of stockholders and the Board of Directors during the absence or disability of the Chairman of the Board, (iii) have authority to make contracts on behalf of the Corporation in the ordinary course of the Corporation’s business, and (iv) perform such other duties as from time to time may be assigned by the Board of Directors.

Section 5.10. President. The President shall (i) preside at all meetings of the stockholders and the Board of Directors during the absence of disability of both the Chairman of the Board or the Chief Executive Officer, (ii) be primarily responsible for the general management of the business of the Corporation and for implementing the policies and directives of the Board of Directors during the absence or disability of both the Chairman of the Board and the Chief Executive Officer, (iii) have authority to make contracts on behalf of the Corporation in the ordinary course of the Corporation’s business and (iv) perform such other duties as from time to time may be assigned by the Chairman of the Board, the Chief Executive Officer or the Board of Directors.

Section 5.11. Senior Vice Presidents and Vice Presidents. In the absence or disability of the President, the Senior Vice Presidents and Vice Presidents, if any, in order of their rank as fixed by the Board of Directors or, if not ranked, a Senior Vice President or Vice President designated by the Board of Directors, shall perform all the duties of the President and when so acting shall have all the powers of, and be subject to all the restrictions upon, the President. The Senior Vice Presidents and Vice Presidents shall have such other powers and perform such other duties as from time to time may be prescribed for them respectively by the Board of Directors, these Bylaws, the President or the Chairman of the Board.

Section 5.12. Secretary. The Secretary or his or her designee shall attend all meetings of the Board of Directors and all meetings of the stockholders and record all the proceedings of the meetings of the Corporation and of the Board of Directors and shall cause such records to be kept in a book kept for that purpose and shall perform like duties for the standing committees when required. He/she shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the Board of Directors. He/she shall have custody of the corporate seal of the Corporation and he/she, or an Assistant Secretary, shall have authority to affix the same to any instrument requiring it and when so affixed, it may be attested by his/her signature or by the signature of such Assistant Secretary. The Board of Directors may give general authority to any other officer to affix the seal of the Corporation and to attest the affixing by his/her signature. The Secretary shall perform, in general, all duties incident to the office of secretary and such other duties as may be specified in these Bylaws or as may be assigned to him or her from time to time by the Board of Directors or the Chief Executive Officer.

Section 5.13. Assistant Secretary. The Assistant Secretary, or if there be more than one, the Assistant Secretaries in the order determined by the Board of Directors (or if there be no such determination, then in the order of their election) shall, in the absence of the Secretary or in the event of his/her inability or refusal to act, perform the duties and exercise the powers of the Secretary and shall perform such other duties and have such other powers as the Board of Directors or these Bylaws may from time to time prescribe.

Section 5.14. Chief Financial Officer. Unless otherwise designated by the Board of Directors, the Chief Financial Officer shall be the Treasurer. The Chief Financial Officer shall perform such duties and shall have such powers as may from time to time be assigned to him or her by the Board of Directors, the Chief Executive Officer or the President. In addition, subject to the powers and authority of the Board of Directors or any duly authorized committee thereof, the Chief Financial Officer shall perform such duties and have such powers as are incident to the office of chief financial officer, including without limitation, the duty and power to keep and be responsible for all funds and securities of the Corporation, to maintain the financial records of the Corporation, to deposit funds of the Corporation in depositories as authorized, to disburse such funds as authorized, to make proper accounts of such funds, and to render as required by the Board of Directors accounts of all such transactions and of the financial condition of the Corporation.

Notwithstanding anything herein to the contrary, the Board of Directors shall be entitled to assign the title of Treasurer to an officer of the Corporation other than the Chief Financial Officer, in which case the Treasurer shall perform such duties and have such powers (which may include some or all of the duties and powers enumerated above for the Chief Financial Officer) as the Board of Directors may from time to time prescribe.

Section 5.15. Execution of Bonds, Mortgages and other Contracts. The Chief Executive Officer, the Chief Financial Officer, the President or any Vice President shall execute bonds, mortgages and other contracts requiring a seal, under the seal of the Corporation, except where required or permitted by law to be otherwise signed and executed and except where the signing and execution thereof shall be expressly delegated by the Board of Directors to some other officer or agent of the Corporation.

ARTICLE VI

CAPITAL STOCK

Section 6.1. Certificates of Stock. Shares of the capital stock of the Corporation may be certificated or uncertificated, as provided under the DGCL. Every holder of record of stock in the Corporation shall be entitled to certificated shares, and upon written request to the transfer agent or registrar of the Corporation, to have a certificate, signed by, or in the name of the Corporation by, the Chairman of the Board of Directors, or the President or a Vice President and the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary of the Corporation, certifying the number of shares owned by him/her in the Corporation.

Certificates may be issued for partly paid shares and in such case upon the face or back of the certificates issued to represent any such partly paid shares, the total amount of the consideration to be paid therefor, and the amount paid thereon shall be specified.

If the Corporation shall be authorized to issue more than one class of stock or more than one series of any class, the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualification, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of the certificate, or in whatever means necessary for uncertificated shares, that the Corporation shall issue to represent such class or series of stock, provided that, except as otherwise provided in Section 202 of the DGCL, in lieu of the foregoing requirements, there may be set forth on the face or back of the certificate that the Corporation shall issue, or in whatever means necessary for uncertificated shares, to represent such class or series of stock, a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

Any of or all the signatures on any certificate may be by facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he/she were such officer, transfer agent or registrar at the date of issue.

Section 6.2 Lost Certificates. The Board of Directors may direct that (i) a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the Corporation alleged to have been lost, stolen or destroyed, or (ii) at the request of the registered holder, uncertificated shares be issued place of any such certificate or certificates, in each case, upon delivery to the Board of Directors of an affidavit of owner or owners of such certificate, setting forth such allegation. When authorizing such issue of a new certificate or certificates, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate or certificates, or his/her legal representative, to advertise the same in such manner as it shall require and/or to give the Corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost, stolen or destroyed.

Section 6.3. Transfer of Stock. Subject to restrictions on transfer and unless otherwise provided by the Board of Directors, shares of stock may be transferred only on the books of the Corporation. If such shares are certificated, by the surrender to the Corporation or its transfer agent of the certificate therefore properly endorsed or accompanied by a written assignment or power of attorney properly executed, with transfer stamps (if necessary) affixed. If such shares are not certificated, upon proper instruction from the registered owner of the shares, in each case with such proof of authenticity or signature as the Corporation or its transfer agent may reasonably require. Within a reasonable time after the issuance or transfer of uncertified stock, the Corporation shall send to the registered owner thereof a written notice contained the information required to be set forth or stated on the certificate pursuant to Sections 151, 156, 202(a) or 218(a) of the DGCL. Subject to provisions of the Certificate of Incorporation and these Bylaws, the Board of Directors may prescribe such additional rules and regulations as it may deem appropriate relating to the issue, transfer and registration of shares of the Corporation. For so long as required by the rules of any exchange upon which the securities of the Corporation may be listed or traded, the Corporation shall not close, and shall not permit to be closed, the transfer books on which transfers of such securities are recorded.

Section 6.4. Registered Stockholders. To the fullest extent permitted by law, prior to due surrender of a certificated share or uncertificated share for registration of transfer, the Corporation may treat the registered owner as the person exclusively entitled to receive dividends and other distributions, to vote, to receive notice and otherwise to exercise all the rights and powers of the owners of the shares, and the Corporation shall not be bound to recognize any equitable or legal claim to or interest in such shares on the part of any other person, whether or not the Corporation shall have notice of such claim or interests. Whenever any transfer of shares of capital stock shall be made for collateral security, and not absolutely, it shall be so expressed in the entry of the transfer if, when the certificates are presented to the Corporation for transfer or uncertified shares are requested to be transferred, both the transferor and transferee request the Corporation do so.

ARTICLE VII

FIXING RECORD DATE

Section 7.1. Record Date. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting, nor more than sixty (60) days prior to any other action. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

ARTICLE VIII

INDEMNIFICATION

Section 8.1 Power to Indemnify in Actions, Suits or Proceedings other than those by on in the Right of the Corporation. Subject to Section 8.3 of this Article VIII, the Corporation shall indemnify, to the fullest extent permitted by the DGCL, as now or hereafter in effect, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that such person (or the legal representative of such person) is or was a director or officer of the Corporation or any predecessor of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director or officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.

Section 8.2 Power to Indemnify in Actions, Suits or Proceedings by or in the Right of the Corporation. Subject to Section 8.3 of this Article VIII, the Corporation shall indemnify, to the fullest extent permitted by the DGCL, as now or hereafter in effect, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person (or the legal representative of such person) is or was a director or officer of the Corporation or any predecessor of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 8.3 Authorization of Indemnification. Any indemnification under this Article VIII (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director or officer is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 8.1 or Section 8.2 of this Article VIII, as the case may be. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (i) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (ii) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (iv) by the stockholders (but only if a majority of the directors who are not parties to such action, suit or proceeding, if they constitute a quorum of the board of directors, presents the issue of entitlement to indemnification to the stockholders for their determination). Such determination shall be made, with respect to former directors and officers, by any person or persons having the authority to act on the matter on behalf of the Corporation. To the extent, however, that a present or former director or officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding described above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith, without the necessity of authorization in the specific case.

Section 8.4 Good Faith Defined. For purposes of any determination under Section 8.3 of this Article VIII, to the fullest extent permitted by applicable law, a person shall be deemed to have acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, or, with respect to any criminal action or proceeding, to have had no reasonable cause to believe such person’s conduct was unlawful, if such person’s action is based on the records or books of account of the Corporation or another enterprise, or on information supplied to such person by the officers of the Corporation or another enterprise in the course of their duties, or on the advice of legal counsel for the Corporation or another enterprise or on information or records given or reports made to the Corporation or another enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Corporation or another enterprise. The term “another enterprise” as used in this Section 8.4 shall mean any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise of which such person is or was serving at the request of the Corporation as a director, officer, employee or agent. The provisions of this Section 8.4 shall not be deemed to be exclusive or to limit in any way the circumstances in which a person may be deemed to have met the applicable standard of conduct set forth in Section 8.1 or 8.2 of this Article VII, as the case may be.

Section 8.5 Indemnification by a Court. Notwithstanding any contrary determination in the specific case under Section 8.3 of this Article VIII, and notwithstanding the absence of any determination thereunder, any director or officer may apply to the Court of Chancery in the State of Delaware for indemnification to the extent otherwise permissible under Sections 8.1 and 8.2 of this Article VIII. The basis of such indemnification by a court shall be a determination by such court that indemnification of the director or officer is proper in the circumstances because such person has met the applicable standards of conduct set forth in Section 8.1 or 8.2 of this Article VIII, as the case may be. Neither a contrary determination in the specific case under Section 8.3 of this Article VII nor the absence of any determination thereunder shall be a defense to such application or create a presumption that the director or officer seeking indemnification has not met any applicable standard of conduct.

Notice of any application for indemnification pursuant to this Section 8.5 shall be given to the Corporation promptly upon the filing of such application. If successful, in whole or in part, the director or officer seeking indemnification shall also be entitled to be paid the expense of prosecuting such application.

Section 8.6 Expenses Payable in Advance. To the fullest extent permitted by the DGCL, or by any other applicable law, expenses incurred by a person who is or was a director or officer in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding; provided, however, that if the DGCL requires, an advance of expenses incurred by any person in his or her capacity as a director or officer (and not in any other capacity) shall be made only upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation as authorized in this Article VIII.

Section 8.7 Non-Exclusivity of Indemnification and Advancement of Expenses. The indemnification and advancement of expenses provided by or granted pursuant to this Article VIII shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the Certificate, any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, it being the policy of the Corporation that indemnification of the persons specified in Sections 8.1 and 8.2 of this Article VIII shall be made to the fullest extent permitted by law. The provisions of this Article VIII shall not be deemed to preclude the indemnification of any person who is not specified in Section 8.1 or 8.2 of this Article VIII but whom the Corporation has the power or obligation to indemnify under the provisions of the DGCL, or otherwise. The corporation is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advances, to the fullest extent not prohibited by the DGCL, or by any other applicable law.

Section 8.8 Insurance. To the fullest extent permitted by the DGCL or any other applicable law, the Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was a director, officer, employee or agent of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power or the obligation to indemnify such person against such liability under the provisions of this Article VIII.

Section 8.9 Certain Definitions. For purposes of this Article VIII, references to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors or officers, so that any person who is or was a director or officer of such constituent corporation, or is or was a director or officer of such constituent corporation serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, shall stand in the same position under the provisions of this Article VIII with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued. For purposes of this Article VIII, references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director or officer with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article IX.

Section 8.10 Survival of Indemnification and Advancement of Expenses. The rights to indemnification and advancement of expenses conferred by this Article VIII shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors, administrators and other personal and legal representatives of such a person.

Section 8.11 Limitation on Indemnification. Notwithstanding anything contained in this Article VIII to the contrary, except for proceedings to enforce rights to indemnification (which shall be governed by Section 8.5 hereof), the Corporation shall not be obligated to indemnify any director or officer in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors of the Corporation.

Section 8.12 Indemnification of Employees and Agents. The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article VIII to directors and officers of the Corporation.

Section 8.13. Effect of Amendment or Repeal. Neither any amendment or repeal of any Section of this Article VIII, nor the adoption of any provision of the Certificate of Incorporation or these Bylaws inconsistent with this Article VIII, shall adversely affect any right or protection of any director, officer, employee or other agent established pursuant to this Article VIII existing at the time of such amendment, repeal or adoption of an inconsistent provision, including without limitation by eliminating or reducing the effect of this Article VIII, for or in respect of any act, omission or other matter occurring, or any action or proceeding accruing or arising (or that, but for this Article VIII, would accrue or arise), prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1. Dividends. Subject to any applicable provisions of law and the Certificate of Incorporation or any resolution or resolutions adopted by the Board of Directors pursuant to authority expressly vested in it by the Certificate of Incorporation and Section 151 of the DGCL, the Board of Directors may, at any regular or special meeting of the Board of Directors, out of funds legally available therefore, declare dividends upon the capital stock of the Corporation, and any such dividend may be paid in cash, property, or shares of the Corporation’s stock.

Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the directors from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for such other purposes as the directors shall think conducive to the interest of the Corporation, and the directors may modify or abolish any such reserve in the manner in which it was created.

Section 9.2. Checks. The Board of Directors shall determine by resolution which person or persons may sign or endorse all checks, drafts, other orders for payment of money, notes or other evidences of indebtedness that are issued in the name of or payable to the Corporation, and only the persons so authorized shall sign or endorse those instruments.

Section 9.3. Fiscal Year. The fiscal year of the Corporation shall be fixed by resolution of the Board of Directors.

Section 9.4. Corporate Seal. The Board of Directors may adopt a corporate seal having inscribed thereon the name of the Corporation, the year of its organization and the words “Corporate Seal, Delaware.” The seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

Section 9.5. Annual Statement to Stockholders. The Board of Directors shall present at each annual meeting, and at any special meeting of the stockholders when called for by the vote of the stockholders, a full and clear statement of the business and condition of the Corporation

Section 9.6. Section Headings. Section headings in these Bylaws are for convenience of reference only and shall not be given any substantive effect in limiting or construing any provision herein.

Section 9.7. Inconsistent Provisions. In the event that any provision of these Bylaws is or becomes inconsistent with any provision of the Certificate of Incorporation, the DGCL or any other applicable law, the provisions of these Bylaws shall not be given any effect to the extent of such inconsistency but shall otherwise be given full force and effect.

Section 9.8. Forum. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, or (iv) any action asserting a claim governed by the internal affairs doctrine.

ARTICLE X

AMENDMENTS

Section 10.1. Amendment of Bylaws. In furtherance and not in limitation of the powers conferred by the DGCL and subject to the provisions of the Certificate of Incorporation, the Board of Directors is expressly authorized to make, adopt, amend, supplement and repeal these Bylaws, without the assent or vote of the stockholders, in any manner not inconsistent with the DGCL or the Certificate of Incorporation. The stockholders shall also have the power to adopt, amend, supplement or repeal these Bylaws; provided, however, that, in addition to any vote of the holders of shares of any class of series of stock of the Corporation required by applicable law or by the Certificate of Incorporation, the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class at a meeting of stockholders, shall be required for the stockholders to make, adopt, amend, supplement or repeal these Bylaws.

If the power to adopt, amend or repeal Bylaws is conferred upon the Board of Directors by the Certificate of Incorporation it shall not divest or limit the power of the stockholders to adopt, amend or repeal these Bylaws.

[EXECUTION VERSION]

Exhibit 10.1

VOTING AGREEMENT

VOTING AGREEMENT, dated as of May 11, 2012 (this “Agreement”), by and between Golf Town USA Holdings Inc., a Delaware corporation (“Purchaser”), and Atlantic Equity Partners III, L.P., a Delaware limited partnership (the “Principal Stockholder”). Unless otherwise indicated, capitalized terms not defined herein have the meanings given to them in the Merger Agreement (as defined below).

W I T N E S S E T H:

WHEREAS, concurrently with the execution of this Agreement, Purchaser, Major Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Purchaser (“Merger Sub”), and Golfsmith International Holdings, Inc., a Delaware corporation (the “Company”), are entering into an Agreement and Plan of Merger (the “Merger Agreement”);

WHEREAS, the Merger Agreement provides that Merger Sub will be merged with and into the Company, and the Company will be the surviving corporation in the merger and will be a wholly-owned subsidiary of Purchaser (the “Merger”), all on the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, the Principal Stockholder is the record and/or “beneficial holder” (as defined under Rule 13d-3 under the Exchange Act) of 7,934,418 shares of Common Stock (the “Stockholder Shares”, and together with any additional securities of the Company described in Section 2.2, being referred to herein collectively as the “Subject Shares”); and

WHEREAS, as an inducement and condition to the willingness of Purchaser to enter into the Merger Agreement and to consummate the Merger, Purchaser has required that the Principal Stockholder agree to enter into this Agreement (i) to consent to the adoption of the Merger Agreement in accordance with Section 251 and Section 228 of the DGCL, (ii) to Vote the Subject Shares against certain transactions as specified herein and (iii) to comply in all respects with all of the terms of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1.	Written Consent

Section 1.1 Written Consent. Unless this Agreement shall have been terminated in accordance with its terms, the Principal Stockholder hereby agrees, with respect to the Subject Shares, to consent to the adoption of the Merger Agreement in accordance with Section 251 and Section 228 of the DGCL by executing and delivering (or causing to be delivered) to the Company the written consent (with a copy thereof simultaneously delivered to Purchaser) in the form of Exhibit A hereto (the “Written Consent”) no later than 11:59 PM, New York time, on the first Business Day following the date of the Merger Agreement.

2.	Voting of Subject Shares.

Section 2.1 Voting. (a) From the date of this Agreement through the Expiration Date (such period, the “Support Period”), at every meeting of the Stockholders called with respect to any of the following, and at every adjournment or postponement thereof, and on every action or approval by written consent of the Stockholders with respect to any of the following, the Principal Stockholder shall Vote or cause to be Voted, the Subject Shares (i) in favor of any related proposal in furtherance of the Merger and the other transactions contemplated by the Merger Agreement and (ii) against (A) any action or agreement that would result in a material breach of any material representation, warranty, covenant or agreement of the Company contained in the Merger Agreement, or of the Principal Stockholder contained in this Agreement, (B) any action that would materially impede, interfere with, delay, postpone or adversely affect in any material respect the Merger or any other transaction contemplated by the Merger Agreement or would result in the failure of any of the conditions set forth in Article VIII of the Merger Agreement, and (C) any Alternative Transaction. Further, the Principal Stockholder shall not enter into any agreement, arrangement or understanding with any Person to Vote or give instructions inconsistent with this Section 2.1. For purposes of this Agreement, “Vote” shall mean voting in person or by proxy in favor of or against any action, otherwise consenting or withholding consent in respect of any action or taking other action in favor of or against any action; “Voting” and “Voted” shall have correlative meanings. Any such Vote shall be cast or consent shall be given for purposes of this Section 2.1 in accordance with such procedures relating thereto as shall ensure that it is duly counted for purposes of determining that a quorum is present and for purposes of recording in accordance herewith the results of such Vote or consent.

(b) Notwithstanding anything herein to the contrary, this Agreement shall apply to the Principal Stockholder solely in its capacity as a stockholder of the Company and shall not apply to any of the Principal Stockholder’s Affiliates’ or Representatives’ actions, judgments or decisions as a director or officer of the Company or its Subsidiaries. Consequently: (i) nothing in this Agreement, including this Section 2.1, shall limit or restrict any Representative of the Principal Stockholder who serves as a member of the Company Board in acting in his or her capacity as a director of the Company and exercising his or her fiduciary responsibilities including, without limitation, taking any action in compliance with Section 5.2 of the Merger Agreement; (ii) the Principal Stockholder shall remain free to Vote the Subject Shares with respect to any matter not covered by this Section 2.1 in any manner the Principal Stockholder deems appropriate, as long as such Vote does not violate this Agreement; and (iii) this Section 2.1 shall not require the Principal Stockholder to Vote (or cause any of its Affiliates or Representatives to Vote) to adopt the Merger Agreement or in favor of the Merger or any of the other transactions contemplated by the Merger Agreement, to the extent that the Merger Agreement has been amended or modified, or a provision therein has been waived, in any such case, in a manner that (x) reduces the amount, changes the form or imposes any restrictions or additional conditions on the receipt of the consideration to the Principal Stockholder or (y) is otherwise materially adverse to the Principal Stockholder; or (iv) Vote (or cause any of its Affiliates or Representatives to Vote) the Subject Shares to amend the Merger Agreement or take any action that could result in the consequences described in the foregoing clauses (iii)(x) and/or (iii)(y).

Section 2.2 Adjustments; Additional Shares. In the event (a) of any stock dividend, stock split, recapitalization, reclassification, subdivision, combination or exchange of shares on, of or affecting the Subject Shares, or (b) that the Principal Stockholder shall have become the beneficial owner of any additional shares of Common Stock or other securities of the Company (including, without limitation, through the exercise of any Company Options or Company Awards), then all shares of Common Stock or other securities of the Company held by the Principal Stockholder immediately following the effectiveness of the events described in clause (a) or the Principal Stockholder becoming the beneficial owner of shares of Common Stock or other securities as described in clause (b), shall in each case become Subject Shares hereunder.

Section 2.3 Waiver of Appraisal Rights. The Principal Stockholder hereby irrevocably and unconditionally waives any rights of appraisal, dissenters’ rights or similar rights that the Principal Stockholder may have in connection with the Merger.

3.	Transfer Restrictions and Obligations

Section 3.1 Transfer Restrictions. During the Support Period, the Principal Stockholder will not, except as contemplated by this Agreement or the Merger Agreement or as required by applicable Law, directly or indirectly, sell, offer to sell, hedge, transfer, exchange, pledge, assign, hypothecate, encumber, tender, grant any option to purchase or otherwise dispose of or agree to dispose of, or enter into any contract, option or other agreement with respect to any sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of (each, a “Transfer”), any of the Subject Shares or any securities convertible into or exercisable or exchangeable for Subject Shares; provided, that the Principal Stockholder may Transfer all or any portion of the Subject Shares to one or more of its Affiliates (other than the Company or its Subsidiaries) that, prior to such Transfer, execute and deliver to Purchaser a written agreement, in form and substance reasonably acceptable to Purchaser, to assume all of the Principal Stockholder’s obligations hereunder and to be bound by the terms of this Agreement to the same extent as the Principal Stockholder is bound hereunder and to make each of the representations and warranties hereunder in respect of the Subject Shares transferred as the Principal Stockholder shall have made hereunder.

Section 3.2 Non-Solicitation. During the Support Period, the Principal Stockholder will not, and shall use its reasonable best efforts to cause its Affiliates and Representatives not to, (a) solicit, initiate or take any action to knowingly facilitate or knowingly encourage, whether publicly or otherwise, the submission of any inquiries, proposals or offers that constitute, or would reasonably be expected to lead to, any Alternative Transaction, (b) enter into or participate in any discussions or negotiations, furnish any information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries, or otherwise knowingly cooperate with any Acquisition Proposal, (c) enter into any agreement, agreement in principle, letter of intent, term sheet or other similar instrument relating to an Alternative Transaction or (d) publicly propose to do any of the foregoing; provided, that notwithstanding the foregoing, (i) the Principal Stockholder may, and may authorize and permit any of its Affiliates and Representatives to, take any actions specified in clauses (a), (b) and/or (c) of this Section 3.2 to the extent the Company is permitted to take such actions under Section 5.2 of the Merger Agreement with respect to an Acquisition Proposal (including the right for the Principal Stockholder and its Affiliates and Representatives to participate in discussions or negotiations regarding such an Acquisition Proposal with the Person making such Acquisition Proposal), (ii) for the purposes of this Section 3.2, the Company shall be deemed not to be an Affiliate or Subsidiary of the Principal Stockholder, and any officer, director, employee, agent or advisor of the Company (in each case, in their capacities as such) shall be deemed not to be a Representative of the Principal Stockholder and (iii) the provisions of this Section 3.2 shall not restrict any “portfolio company” (as such term is customarily used among private equity investors) of the Principal Stockholder or of any of its respective Affiliates, so long as such “portfolio company” is not acting at the direction of the Principal Stockholder.

Section 3.3 Conduct of Principal Stockholder. Until any termination of this Agreement in accordance with its terms, the Principal Stockholder (x) shall maintain its status as duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and (y) shall not dissolve, merge or combine with any Person, or adopt any plan of complete or partial liquidation, in each case, without the prior written consent of Purchaser, which consent shall not be unreasonably withheld or delayed, it being agreed that Purchaser may withhold its consent if the proposed action would reasonably be expected to prevent or materially delay or impede consummation of the Merger or the other transactions contemplated by the Merger Agreement or this Agreement.

4.	Representations and Warranties of the Principal Stockholder.

Section 4.1 Ownership of Subject Shares. The Principal Stockholder represents and warrants that the Principal Stockholder (a) is the record and beneficial owner of and has the sole right to Vote or direct the Voting of the Subject Shares with respect to the approval of the Merger Agreement and the terms thereof, which Subject Shares are free and clear of any Liens and (b) does not own, either beneficially or of record, any shares of capital stock of the Company other than the Subject Shares.

Section 4.2 Organization; Authorization; Validity of Agreement; Necessary Action. The Principal Stockholder is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization. The Principal Stockholder has the requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery by the Principal Stockholder of this Agreement, the performance by it of its obligations hereunder and the consummation by it of the transactions contemplated by this Agreement have been duly and validly authorized by the Principal Stockholder and no other corporate or partnership action on the part of the Principal Stockholder is necessary to authorize the execution and delivery by it of this Agreement, the performance by it of its obligations hereunder or the consummation by it of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by the Principal Stockholder and, assuming this Agreement constitutes a valid and binding obligation of Purchaser, constitutes a legal, valid and binding agreement of the Principal Stockholder enforceable against it in accordance with its terms, subject to (a) any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws of general applicability affecting creditors’ rights generally and (b) general principles of equity.

Section 4.3 Non-Contravention. The execution and delivery of this Agreement by the Principal Stockholder does not, and the performance of this Agreement by the Principal Stockholder will not: (a) violate any provision of the limited partnership agreement or other similar organizational or governing documents of the Principal Stockholder, (b) violate any Law applicable to the Principal Stockholder, (c) result in any violation, termination, cancellation or breach of, or constitute a default (with or without notice or lapse of time or both) under, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Principal Stockholder is a party or by which it or any of its assets or properties is bound, or (d) result in the creation of any Liens upon any of the assets or properties of the Principal Stockholder, except for any of the foregoing that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of the Principal Stockholder to perform its obligations hereunder or under the Merger Agreement.

Section 4.4 Consent. The execution and delivery of this Agreement by the Principal Stockholder do not, and the performance of its obligations under this Agreement by the Principal Stockholder will not, require any consent of any Person or any Governmental Entity.

Section 4.5 Inconsistent Agreements. Except for this Agreement and that certain Voting Rights and Stockholders’ Agreement dated as of May 25, 2006, among the Principal Stockholder and the Founding Stockholders (as defined therein), as amended (the “Stockholders’ Agreement”), the Principal Stockholder has not (a) entered into any voting agreement, voting trust or similar agreement with respect to the Subject Shares or (b) granted any proxy, consent or power of attorney with respect to the Subject Shares.

5.	Representations and Warranties of Purchaser.

Section 5.1. Organization; Authorization; Validity of Agreement; Necessary Action. Purchaser is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization. Purchaser has the requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery by Purchaser of this Agreement, the performance by it of its obligations hereunder and the consummation by it of the transactions contemplated by this Agreement have been duly and validly authorized by Purchaser and no other corporate, partnership or similar action on the part of Purchaser is necessary to authorize the execution and delivery by it of this Agreement, the performance by it of its obligations hereunder or the consummation by it of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Purchaser and, assuming this Agreement constitutes a valid and binding obligation of the Principal Stockholder, constitutes a legal, valid and binding agreement of Purchaser enforceable against it in accordance with its terms, subject to (a) any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws of general applicability affecting creditors’ rights generally and (b) general principles of equity.

Section 5.2 Non-Contravention. The execution and delivery of this Agreement by Purchaser does not, and the performance of this Agreement by Purchaser will not: (a) violate any provision of the certificate of incorporation or bylaws or other similar organizational or governing documents of the Purchaser, (b) violate any Law applicable to the Purchaser, (c) result in any violation, termination, cancellation or breach of, or constitute a default (with or without notice or lapse of time or both) under, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Purchaser is a party or by which it or any of its assets or properties is bound or (d) result in the creation of any Liens upon any of the assets or properties of Purchaser, except for any of the foregoing that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Purchaser to perform its obligations hereunder.

Section 5.3 Consent. The execution and delivery of this Agreement by Purchaser do not, and the performance of its obligations under this Agreement by Purchaser will not, require any consent of any Person or any Governmental Entity.

6.    Termination. This Agreement and all obligations of the parties hereunder shall automatically terminate without any further action required by any Person, on the earliest to occur of: (a) the Effective Time; (b) the termination of the Merger Agreement in accordance with its terms; (c) any Change of Recommendation; and (d) the making of any material change, by amendment, waiver or other modification to any provision of the Merger Agreement that (x) reduces the amount or changes the form of the Merger Consideration (subject to adjustments in compliance with Section 3.4 of the Merger Agreement) or (y) is otherwise materially adverse to the Principal Stockholder (such earliest to occur shall be the “Expiration Date”); provided, that the provisions of this Section 6 and Section 7 shall survive any termination of this Agreement.

7.	Miscellaneous.

Section 7.1 Fees and Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such expenses.

Section 7.2 Amendments and Modification. This Agreement may not be amended, modified, or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

Section 7.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) immediately when sent by facsimile or by email in .pdf format or (b) when received if delivered by hand or overnight courier service or by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

if to Purchaser, to:

Golf Town USA Holdings Inc. c/o OMERS Private Equity Inc. Royal Bank Plaza, South Tower
200 Bay Street, Suite 2010 Toronto, ON M5J 2J2
Attention:	Benson Li and Chantal Thibault, Esq.
Fax:	(416) 864-3255
E-mail:	BLi@omerspe.com
CThibault@omerspe.com

and if to the Principal Stockholder, to:

ATLANTIC EQUITY PARTNERS III, L.P.c/o First Atlantic Capital, Ltd.
135 East 57th Street
New York, NY 10022
Facsimile: (212) 207-8842

Section 7.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered an original and one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Signed counterparts of this Agreement may be delivered by facsimile and by scanned .pdf image.

Section 7.5 Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof. The parties acknowledge and agree that there were no prior agreements, arrangements or understandings, either written or oral, among the parties with respect to the subject matter hereof.

Section 7.6 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions hereof. If any term, covenant, restriction or provision contained in this Agreement is held by a Governmental Entity to be invalid, void, against its regulatory policy or unenforceable, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain valid and binding and shall in no way be affected, impaired or invalidated, so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement to effect the original intent of the parties as closely as possible so that the transactions contemplated hereby can be consummated as originally contemplated to the fullest extent possible.

Section 7.7 GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL. (a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO THE LAWS OF ANY OTHER JURISDICTION THAT MIGHT BE APPLIED BECAUSE OF THE CONFLICTS OF LAW PRINCIPLES OF THE STATE OF DELAWARE. THE PARTIES HEREBY IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF DELAWARE AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF DELAWARE SOLELY IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND OF THE DOCUMENTS REFERRED TO IN THIS AGREEMENT, AND IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR THE INTERPRETATION OR ENFORCEMENT HEREOF OR OF ANY SUCH DOCUMENT, THAT IT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT THE VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION OR PROCEEDING SHALL BE HEARD AND DETERMINED IN SUCH A DELAWARE STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 7.3 OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

(a) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR

ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.7.

Section 7.8 Specific Enforcement. The parties agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each party, in addition to any other available rights or remedies such party may have under the terms of this Agreement, shall be entitled to specific performance and/or to obtain an injunction or injunctions, without proof of actual damages, to prevent breaches of another party’s covenants or agreements hereunder, and each party expressly waives the defense that a remedy in damages will be adequate.

Section 7.9 Extension, Waiver. Prior to the termination of this Agreement, the parties to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other party to this Agreement, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance by the other party with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

Section 7.10 Assignment. Subject to Section 3.1 hereof, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties to this Agreement (whether by operation of law or otherwise) without the prior written consent of the other party to this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

Section 7.11 Legal Counsel. The Principal Stockholder acknowledges that it has been advised to, and has had the opportunity to, consult with its attorney prior to entering into this Agreement. The Principal Stockholder acknowledges that attorneys for the Company represent the Company and do not represent any of the Stockholders in connection with the Merger Agreement, this Agreement or any of the transactions contemplated hereby or thereby.

Section 7.12 Agreement Negotiated. This Agreement has been negotiated by or on behalf of Purchaser and the Principal Stockholder, each of which was represented by attorneys who have carefully negotiated the provisions hereof. No Law or rule relating to the construction or interpretation of contracts against the drafter of any particular clause should be applied with respect to this Agreement.

Section 7.13 No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Purchaser any direct or indirect ownership or incidence of ownership of or with respect to any Subject Shares. All rights, ownership and economic benefits of and relating to the Subject Shares shall remain vested in and belong to the Principal Stockholder, and Purchaser shall have no authority to direct the Principal Stockholder in the voting or disposition of any of the Subject Shares, except as otherwise provided herein.

Section 7.14 Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction or interpretation of this Agreement.

Section 7.15 Cooperation. If any notices, approvals or filings are required with any Governmental Entity in order to allow the parties hereto to effectively carry out the transactions contemplated by this Agreement, the Principal Stockholder and Purchaser shall cooperate in making such notices or filings or in obtaining such approvals.

*     *     *     *     *

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the date and year first above written.

GOLF TOWN USA HOLDINGS INC.

By:	/s/ David Spence
	Name:	David Spence
	Title:	Secretary

By:	/s/ Michael Graham
	Name:	Michael Graham
	Title:	Director

ATLANTIC EQUITY PARTNERS III, L.P.

By:	Atlantic Equity Associates III, L.P., its General Partner

By:	Atlantic Equity Associates III, LLC, its General Partner

By:	Buaron Capital Corporation III, LLC, its Managing Member

By:	/s/ Roberto Buaron
Name: Roberto Buaron
Title: Managing Member

Exhibit 99.1

Golf Town to Acquire Golfsmith International for US $ 6.10 per share

Toronto, ON and Austin, TX – May 14, 2012 – Golf Town, Canada’s largest specialty golf retailer, and Golfsmith International Holdings, Inc. (NASDAQ: GOLF), announced today that they have signed a definitive merger agreement, pursuant to which Golf Town will acquire Golfsmith, a leading specialty golf retailer in the United States, for US $6.10 per share in cash. This represents a premium of 32.2% to Golfsmith stockholders based on the volume-weighted average closing prices of the Company Common Stock on the 30 trading days immediately preceding this announcement. This also represents a premium of 55.1% to Golfsmith stockholders based on the volume-weighted average closing prices of the Company Common Stock on the 30 trading days immediately preceding the announcement on March 1, 2012, that the Company was evaluating strategic alternatives, including a potential sale of the Company. The closing of the acquisition, which is subject to limited closing conditions, including regulatory approvals, is expected to occur in the third quarter of 2012. The transaction is not subject to a financing condition.

Golf Town is owned by OMERS Private Equity and operates 54 stores across Canada and 7 stores in the greater Boston area. Golfsmith has been in business for over 40 years and is a speciality retailer of golf equipment, and related apparel and accessories.

The transaction will result in the creation of the world’s largest specialty golf retailer.

“Golfsmith is a company that we have admired for years. This transaction will give us a formidable footprint in North America and will also provide a strong platform for future growth,” said Don Morrison, Senior Managing Director and Canadian Country Head of OMERS Private Equity. “Together with management we look forward to enhancing the value proposition for the companies’ loyal customers.”

“We are extremely excited about this combination. Together, the businesses will have a broad multi-channel offering of retail, online, mobile and catalogue throughout North America,” said Ron Hornbaker, interim CEO of Golf Town.

“We have been very pleased with the building momentum at Golfsmith and I am proud of the accomplishments that our team has made over the last three years in developing a solid foundation for long term growth. We hold Golf Town in the highest regard and believe them to be an ideal partner to take Golfsmith to the next stage of growth,” said Martin Hanaka, CEO of Golfsmith.

Upon the closing of the transaction, Martin Hanaka will assume the role of CEO of the combined company. Sue Gove, President, COO and CFO of Golfsmith will become the President and COO of the combined company and Ron Hornbaker will assume the role of EVP-Stores.

The boards of directors of both Golf Town and Golfsmith have approved the transaction; in Golfsmith’s case, following the approval and recommendation by a transaction committee of independent directors. Atlantic Equity Partners III, L.P. and certain officers of Golfsmith, holding collectively a majority of Golfsmith’s outstanding shares of common stock, have executed a written consent approving the transaction and the transaction is not subject to further stockholder approval.

In connection with the transaction, BMO Capital Markets and TD Securities Inc. are acting as financial advisors to Golf Town, and Lazard is acting as financial advisor to Golfsmith. Legal counsel is being provided by Weil, Gotshal & Manges LLP for Golf Town and White & Case LLP for Golfsmith.

Conference Call Information:

Golfsmith will host a conference call tomorrow, May 15th at 9 a.m. (eastern standard time) to discuss the first quarter 2012 financial results. The call will be simulcast over the Internet at https://investors.golfsmith.com. A replay will be available for 30 days following the call at the aforementioned website. Telephone replays can be accessed for one month following the call by dialing 877-870-5176 (U.S.) or 858-384-5517 (international) and entering pass code 5747275.

About Golf Town:

Golf Town is a 13-year-old specialty golf equipment, apparel and accessories retailer. The company is Canada’s largest golf retailer and has 54 stores throughout the country. Golf Town expanded into the US market in 2011 by opening 6 stores in the greater Boston area. Golf Town offers a superior selection of brand names as well as proprietary brands. Golf Town was acquired by OMERS Private Equity in September 2007. For further information visit: www.golftown.com.

About Golfsmith

Golfsmith International Holdings, Inc. (NASDAQ: GOLF), has been in business for over 40 years and is a specialty retailer of golf equipment and related apparel and accessories. The company operates as an integrated multi-channel retailer, offering its customers the convenience of shopping in 85 retail locations across the United States, through its Internet site and from its assortment of catalogues. Golfsmith offers an extensive product selection that features premier branded merchandise, as well as its proprietary products, clubmaking components and pre-owned clubs. For further information visit: www.golfsmith.com.

About OMERS Private Equity Inc.

Operating under the OMERS Worldwide brand, OMERS Private Equity today manages the private equity activities of OMERS and has over $6.3 billion of investments under management. The group’s investment strategy includes the active ownership of businesses in North America and Europe. OMERS Private Equity is headquartered in Toronto, Canada, with offices in New York and London. For further information visit: www.omerspe.com.

About OMERS

OMERS is one of Canada’s largest pension funds with over $55 billion in net assets. It provides first-class pension administration and innovative products and services to 420,000 members. Approximately one in every 20 employees working in the province of Ontario is an OMERS member. Through the OMERS Worldwide brand, our team of investment professionals uses a direct drive, active management investment strategy to invest in public and private market assets, including publicly-traded equities, fixed-income, infrastructure, private equity and real estate. For further information visit: www.omers.com or www.omersworldwide.com.

Cautionary Notice Regarding Forward-Looking Information

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including with respect to the expected completion of the transaction and expected growth of the combined business, benefits and synergies of the proposed transaction, future opportunities for the combined company, and any other statements about future expectations, beliefs, goals, plans or prospects. These forward-looking statements are based on our beliefs, assumptions, and expectations of future events, taking into account the information currently available to us. These statements may include, among others, expectations for completing the transaction, statements regarding our expected business outlook, anticipated financial and operating results, our business strategy and means to implement the strategy, our objectives, the amount and timing of future store openings, store remodels and capital expenditures, the likelihood of our success in expanding our business, financing plans, working capital needs and sources of liquidity. The words “may,” “should,” “believe,” “expect,” “anticipate,” “plan,” “estimate,” “potential,” “target,” “project,” “intend,” and similar statements are intended to identify forward-looking statements.

Forward-looking statements involve risks and uncertainties that may cause our actual results, performance, or financial condition to differ materially from the expectations of future results, performance, or financial condition we express or imply in any forward-looking statements. We note these factors pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not guarantees of performance. Given the risks and uncertainties surrounding forward-looking statements, you should not place undue reliance on these statements. Many of these factors are beyond our ability to control or predict. Our forward-looking statements speak only as of the date of this press release. Other than as required by law, we undertake no obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.

Additional Information and Where to Find It

In connection with the merger, Golfsmith will file with the SEC an Information Statement on Schedule 14C, which will include additional information about the merger. The Information Statement will be mailed to stockholders of Golfsmith. Golfsmith stockholders are encouraged to read the Information Statement and other relevant materials filed with the SEC carefully because they will contain important information about Golfsmith and the merger.

The Information Statement will be, and other documents filed or to be filed by Golfsmith with the SEC are or will be, available free of charge at the SEC’s website www.sec.gov, or by accessing Golfsmith’s website at www.golfsmith.com, under the heading “Investor Relations/Financial Information”.

Inquiries:

Golfsmith International Holdings, Inc.

Sue Gove

512-821-4807

www.golfsmith.com

OMERS Private Equity

Lori McLeod

416-369-2399

www.omerspe.com

ANNEX E

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 10-Q

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended March 31, 2012

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from             to

Commission file number 000-52041

GOLFSMITH INTERNATIONAL HOLDINGS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	16-1634847
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

11000 N. IH-35, Austin, Texas	78753 — 3195
(Address of Principal Executive Offices)	(zip code)

Registrant’s Telephone Number, Including Area Code: (512) 837-8810

Former Name, Former Address and Former Fiscal Year, if Changed Since Last Report: Not Applicable

Indicate by check mark whether the registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    Yes  ☒    No  ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§ 232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).    Yes  ☒    No  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company filer. See definition of “accelerated filer and large accelerated filer” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☒

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).    Yes  ☐    No  ☒

As of May 15, 2012, there were 15,927,536 shares outstanding of the registrant’s common stock, par value $ .001.

GOLFSMITH INTERNATIONAL HOLDINGS, INC.

QUARTERLY REPORT ON FORM 10-Q

FOR THE QUARTER ENDED MARCH 31, 2012

CAUTIONARY NOTICE REGARDING FORWARD LOOKING STATEMENTS

This Quarterly Report on Form 10-Q contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are based on our beliefs, assumptions and expectations of future events, taking into account the information currently available to us. These statements include, among others, statements regarding our expected business outlook, anticipated financial and operating results, our business strategy and means to implement the strategy, our objectives, the amount and timing of future store openings, store remodels and capital expenditures, the likelihood of our success in expanding our business, financing plans, working capital needs and sources of liquidity. The words “believe,” “may,” “should,” “anticipate,” “estimate,” “expect,” “intend,” “potential,” “project,” “plan,” and similar statements are intended to identify forward-looking statements. Forward-looking statements involve risks and uncertainties that may cause our actual results, performance, or financial condition to differ materially from the expectations of future results, performance, or financial condition we express or imply in any forward-looking statements. We note these factors pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These risks and uncertainties include, but are not limited to:

•	the state of the economy;

•	the level of discretionary consumer spending;

•	changes in consumer preferences and demographic trends;

•	the number of golf participants and spectators, and general demand for golf;

•	our ability to successfully execute our multi-channel strategy;

•	expansion into new markets;

•	the intense competition in the sporting goods industry and actions by our competitors;

•	the cost of our products;

•	adverse or unseasonal weather conditions;

•	inadequate protection of our intellectual property;

•	our ability to protect our proprietary brands and reputation;

•	credit and equity markets, availability of credit and other financing, and financial markets in general;

•	the timing, amount and composition of future capital expenditures;

•	the timing and number of new store openings and our expectations as to the costs associated with new store openings;

•	assumptions regarding demand for our products and the introduction of new product offerings;

•	the timing and completion of the remodeling of our existing stores;

•	the fact that a majority of our shares are currently beneficially owned by a single stockholder who can control the election of our directors and approval of significant corporate transactions;

•	the float and the market price of our shares could be affected by a distribution of shares by our majority shareholder to its investors and

•	other factors that we may not have currently identified or quantified.

Forward-looking statements are not guarantees of performance. Given the risks and uncertainties surrounding forward-looking statements, you should not place undue reliance on these statements. Many of these factors are beyond our ability to control or predict. Our forward-looking statements speak only as of the date of this report. Other than as required by law, we undertake no obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.

PART I. FINANCIAL INFORMATION

ITEM 1.	FINANCIAL STATEMENTS

Golfsmith International Holdings, Inc.

Condensed Consolidated Balance Sheets

	March 31, 2012	April 2, 2011	December 31, 2011
	(unaudited)	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$8,694,616	$547,119	$2,647,478
Receivables, net of allowances of $377,805, $94,749, and $881,035 as of March 31, 2012, April 2, 2011 and December 31, 2011, respectively	3,699,140	2,663,238	5,955,683
Inventories	123,551,231	98,926,130	90,375,824
Prepaid expenses and other current assets	14,954,197	9,172,696	8,717,141

Total current assets	150,899,184	111,309,183	107,696,126

Property and equipment, net	66,806,279	60,754,413	59,451,248
Intangible assets, net	27,022,251	25,426,094	25,276,751
Other long-term assets	964,160	2,520,635	2,487,402

Total assets	$245,691,874	$200,010,325	$194,911,527

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$91,465,513	$60,590,238	$49,682,063
Accrued expenses and other current liabilities	20,215,788	19,221,776	22,315,818

Total current liabilities	111,681,301	79,812,014	71,997,881

Deferred rent and other long-term liabilities	18,640,692	16,804,339	16,632,995
Long-term debt	54,316,126	42,861,830	41,905,144

Total liabilities	184,638,119	139,478,183	130,536,020

Stockholders’ Equity:
Common stock –$.001 par value; 25,000,000 shares authorized at March 31, 2012, April 2, 2011 and December 31, 2011; and 15,815,235 shares issued and outstanding at March 31, 2012 and December 31, 2011, 15,806,035 shares issued and outstanding at April 2, 2011	15,816	15,807	15,816
Preferred stock –$.001 par value; 10,000,000 shares authorized at March 31, 2012, April 2, 2011 and December 31, 2011; no shares issued and outstanding	—	—	—
Deferred stock units –$.001 par value; 487,322 shares outstanding at March 31, 2012, and December 31, 2011; 454,998 shares outstanding at April 2, 2011	487	455	487
Additional paid-in capital	126,860,233	125,534,974	126,595,381
Accumulated other comprehensive loss	(280,353)	(103,330)	(341,376)
Accumulated deficit	(65,542,428)	(64,915,764)	(61,894,801)

Total stockholders’ equity	61,053,755	60,532,142	64,375,507

Total liabilities and stockholders’ equity	$245,691,874	$200,010,325	$194,911,527

See accompanying notes to unaudited condensed consolidated financial statements

Golfsmith International Holdings, Inc.

Condensed Consolidated Statements of

Comprehensive Loss

(Unaudited)

	Fiscal Quarter Ended
	March 31, 2012	April 2, 2011
Net revenues	$90,456,068	$81,515,037
Cost of products sold	60,135,314	54,097,281

Gross profit	30,320,754	27,417,756

Selling, general and administrative	33,639,844	30,451,510
Store pre-opening expenses	1,188,429	307,471
Lease termination charges	426,060	—

Total operating expenses	35,254,333	30,758,981

Operating loss	(4,933,579)	(3,341,225)

Interest expense	461,258	444,968
Other income (expense), net	72,387	43,265

Loss before income taxes	(5,322,450)	(3,742,928)

Income tax benefit	1,674,823	629,762

Net loss	$(3,647,627)	$(3,113,166)

Net loss per common share - basic	$(0.22)	$(0.19)
Net loss per common share - diluted	$(0.22)	$(0.19)

Basic weighted average common shares outstanding	16,302,557	16,261,033
Diluted weighted average common shares outstanding	16,302,557	16,261,033

Other Comprehensive Loss
Foreign currency translation gain	61,023	149,044

Comprehensive Loss	$(3,586,604)	$(2,964,122)

See accompanying notes to unaudited condensed consolidated financial statements

Golfsmith International Holdings, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Three Months Ended
	March 31, 2012	April 2, 2011
Operating Activities
Net loss	$(3,647,627)	$(3,113,166)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	3,115,425	2,619,906
Amortization of intangible assets	4,501	97,922
Amortization of debt issue costs	34,631	34,630
Provision for bad debt expense	—	(22,089)
Stock-based compensation	264,851	287,818

Change in operating assets and liabilities:
Accounts receivable	2,314,373	(599,153)
Inventories	(31,225,826)	(19,193,976)
Prepaids and other current assets	(376,390)	(1,722,636)
Other assets	(261,388)	(259,651)
Accounts payable	40,084,329	27,032,024
Accrued expenses and other current liabilities	(7,362,848)	(2,771,403)
Deferred rent	785,103	(74,315)

Net cash provided by operating activities	3,729,134	2,315,911

Investing Activities
Purchases of property and equipment	(10,103,199)	(4,447,422)

Net cash used in investing activities	(10,103,199)	(4,447,422)

Financing Activities
Principal payments on line of credit	(25,444,435)	(23,224,000)
Proceeds from line of credit	37,855,417	25,695,796

Net cash provided by financing activities	12,410,982	2,471,796

Effect of exchange rate changes on cash and cash equivalents	10,221	2,494

Change in cash and cash equivalents	6,047,138	342,779
Cash and cash equivalents, beginning of period	2,647,478	204,340

Cash and cash equivalents, end of period	$8,694,616	$547,119

Supplemental cash flow information:
Interest payments	$457,356	$440,796
Income tax payments	$37,800	$28,150

See accompanying notes to unaudited condensed consolidated financial statements

GOLFSMITH HOLDINGS INTERNATIONAL, INC.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.	Summary of Significant Accounting Principles

Basis of Presentation and Principles of Consolidation

Golfsmith International Holdings, Inc. (the “Company”) is a multi-channel, specialty retailer of golf equipment, apparel and related accessories. The Company offers golf equipment from top national brands as well as its own proprietary brands. In addition, the Company provides clubmaking services, including the sale of individual club components for customers to build clubs, custom fitting and repair services. The Company is also a retailer of tennis equipment and apparel. The Company markets its products through retail stores and through its direct-to-consumer channels, which have been aggregated into one reporting segment.

The accompanying unaudited condensed consolidated financial statements include the accounts of the Company, its wholly-owned subsidiary Golfsmith International, Inc. (“Golfsmith”) and its subsidiaries. The Company has no operations nor does it have any assets or liabilities other than its investment in Golfsmith. Accordingly, these unaudited condensed consolidated financial statements represent the operations of Golfsmith and its subsidiaries. All inter-company account balances and transactions have been eliminated in consolidation.

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. Actual results could differ from those estimates. As information in this report relates to interim financial information, certain footnote disclosures required by GAAP for complete audited financial statements have been condensed or omitted. In the opinion of management, the unaudited condensed consolidated financial statements reflect all adjustments consisting of normal and recurring accruals considered necessary for a fair presentation of the Company’s financial position, results of operations and cash flows for the periods presented. Operating results for the three-month period ended March 31, 2012, are not necessarily indicative of the results that may be expected for the fiscal year ending December 29, 2012. These unaudited condensed consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements and notes thereto for the year ended December 31, 2011, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 30, 2012.

Revenue Subject to Seasonal Variations

The Company’s business is seasonal and its sales leading up to and during the warm weather golf season and the December holiday gift-giving season have historically contributed a significantly higher percentage of the Company’s annual net revenues and annual net operating income than in other periods during its fiscal year.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates

Fiscal Year

The Company’s fiscal year ends on the Saturday closest to December 31. The three-month periods ended March 31, 2012 and April 2, 2011 both consisted of 13 weeks.

Comprehensive Income (Loss)

Comprehensive income (loss) is computed as net income (loss) plus certain other items that are recorded directly to stockholders’ equity. In addition to net income (loss), the components of comprehensive income (loss) also include foreign currency translation adjustments. The difference between net loss and comprehensive loss for each of the three-month periods ended March 31, 2012 and April 2, 2011 resulted from the impact of foreign currency translation and revaluation gains of $0.1 million.

Fair Value of Financial Instruments

The carrying amounts of the Company’s cash and cash equivalents, accounts receivable and accounts payable approximate fair values due to their short-term nature. The carrying value of the Company’s credit facility at March 31, 2012 approximates fair value based on rates available for similar debt available to comparable companies in the marketplace.

The fair values of our financial instruments are determined using a hierarchal disclosure framework based upon the level of subjectivity of the inputs used in measuring assets and liabilities as follows:

Level 1—Inputs are unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date.

Level 2—Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.

Level 3—Inputs are unobservable for the asset or liability and are developed based on the best information available in the circumstances, which might include the Company’s own data.

Accounts Receivable

Accounts receivable consists primarily of amounts due from credit card merchants who process the Company’s credit card sales and remit the proceeds to the Company. The Company also maintains certain accounts receivable for individual customers for whom credit is provided. Allowances are made based on historical data for estimated unrecoverable amounts. As a result of credit card processing complexities arising from a system conversion in the fourth quarter of fiscal 2011, the Company increased its allowance for doubtful accounts to $0.9 million as of December 31, 2011. During the three months ended March 31, 2012, we reduced the recorded allowance to $0.4 million.

Recently Issued Accounting Standards

Presentation of Comprehensive Income: In June 2011, the FASB issued Accounting Standards Update No. 2011-05, Comprehensive Income (Topic 220) — Presentation of Comprehensive Income (ASU 2011-05), to require an entity to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. ASU 2011-05 eliminates the option to present the components of other comprehensive income as part of the statement of equity. ASU 2011-05 is effective for us in our first quarter of fiscal 2012 and should be applied retrospectively. The adoption of ASU 2011-05 has had no impact on our statements of financial position, operations or cash flows.

Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements: In May 2011, the FASB issued Accounting Standards Update No. 2011-04, Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and International Financial Reporting Standards (Topic 820)—Fair Value Measurement (ASU 2011-04), to provide a consistent definition of fair value and ensure that the fair value measurement and disclosure requirements are similar between U.S. GAAP and International Financial Reporting Standards. ASU 2011-04 changes certain fair value measurement principles and enhances the disclosure requirements particularly for Level 3 fair value measurements. ASU 2011-04 became effective for us in our first quarter of fiscal 2012. The adoption of ASU 2011-04 has had no impact on our consolidated financial statements.

2.	Basic and Diluted Net Loss Per Common Share

Basic net loss per common share is computed based on the weighted-average number of shares of common stock outstanding, including outstanding deferred stock units (“DSUs”). Diluted net loss per common share is computed based on the weighted average number of shares of common stock outstanding adjusted by the number of additional shares that would have been outstanding had the potentially dilutive common shares been issued unless anti-dilutive.

The following table sets forth the computation of basic and diluted net loss per common share for the periods indicated:

	Three Months Ended
	March 31, 2012	April 2, 2011
Net loss	$(3,647,627)	$(3,113,166)
Basic:
Weighted-average shares of common stock outstanding	15,815,235	15,806,035
Weighted-average shares of deferred common stock units outstanding	487,322	454,998

Shares used in computing basic net loss per common share	16,302,557	16,261,033
Effect of dilutive securities (1):
Stock options	—	—

Shares used in computing diluted net loss per common share	16,302,557	16,199,085

Basic net loss per common share	$(0.22)	$(0.19)
Diluted net loss per common share	$(0.22)	$(0.19)

(1)	Potentially dilutive shares of common stock include 3,205,774 and 3,327,038 of outstanding stock options under the Company’s stock option plans as of March 31, 2012 and April 2, 2011, respectively. The computation of dilutive shares excluded these options because such outstanding options would be anti-dilutive due to the Company’s net loss in each period.

3.	Income Taxes

During the three-month periods ended March 31, 2012 and April 2, 2011, the Company recorded income tax benefits of approximately $1.7 million and $0.6 million on pre-tax losses of approximately $5.3 million and $3.7 million, respectively. The Company’s benefit for income taxes reflects an effective tax rate of approximately of 31.5% and 16.8% for the three months ended March 31, 2012 and April 2, 2011, respectively. The increase in the effective tax rate, year over year, was driven primarily by the estimated deferred tax expense from the amortization of our indefinite-lived intangible assets. The amortization of indefinite-lived assets results in deferred tax expense and a deferred tax liability without a corresponding reduction in our valuation allowance. Due to the utilization of net operating loss carryforwards, the Company does not anticipate paying any U.S. federal income taxes in fiscal 2012.

With few exceptions, the Company is no longer subject to U.S. federal, state and local, or non-U.S. income tax examinations by tax authorities for years before 2008. The tax years 2008 through 2011 remain open to examination by all the major taxing jurisdictions to which the Company is subject, though the Company is not currently under examination by any major taxing jurisdictions.

The Company had no liability for unrecognized tax benefits at year end 2011 or as of March 31, 2012.

4.	Debt

Credit Facility

The Company has a credit facility (the “Credit Facility”) by and among Golfsmith International, L.P., Golfsmith NU, L.L.C. and Golfsmith USA, L.L.C., as borrowers (the “Borrowers”), the Company and the other subsidiaries of the Company identified therein as credit parties (the “Credit Parties”), General Electric Capital Corporation, as administrative agent (the “Agent”) and lender. The Credit Facility consists of a $90.0 million asset-based revolving credit facility (the “Revolver”), including a $5.0 million letter of credit sub facility. On an ongoing basis, loans incurred under the Credit Facility will be used for working capital and capital expenditures of the Borrowers and their subsidiaries (the “Loans”). The Credit Facility has a term of four years and expires on July 9, 2014.

Interest Rate and Fees. Loans outstanding under the Credit Facility currently bear interest per annum, at the Company’s election, at a rate equal to either (1) LIBOR plus a margin equal to 2.75% (such margin, the “Applicable Revolver LIBOR Margin”), or (2) the “Base Rate” plus a margin equal to 0.25%. The “Base Rate” is a rate equal to the highest of (i) the publicly quoted rate as published by The Wall Street Journal on corporate loans posted by at least 75% of the nation’s 30 largest banks, (ii) the Federal Funds Rate plus 300 basis points per annum, and (iii) the sum of LIBOR plus the excess of the Applicable Revolver LIBOR Margin over 0.25%. Commencing on January 1, 2011, the applicable margins are subject to adjustment (up or down) prospectively on a quarterly basis on the first business day of each fiscal quarter as determined by average daily borrowing availability for the immediately preceding quarter. The fee in respect of the Borrowers’ non-use of available funds is 0.375% with no utilization-based decrease and is payable monthly. During the three months ended March 31, 2012 and April 2, 2011, the weighted average interest rate on the Company’s outstanding borrowings was 3.01% and 3.09%, respectively.

Covenants and Events of Default. The Credit Facility contains customary affirmative covenants regarding, among other things, the delivery of financial and other information to the lenders, maintenance of records, compliance with law, maintenance of property and insurance and conduct of the Company’s existing business. The Credit Facility also contains certain customary negative covenants that limit the ability of the Credit Parties to, among other things, create liens, make investments, enter into transactions with affiliates, incur debt, acquire or dispose of assets, including merging with another entity, enter into sale-leaseback transactions and make certain restricted payments. The foregoing restrictions are subject to certain customary exceptions for facilities of this type. The Credit Facility includes events of default (and related remedies, including acceleration of the Loans made thereunder) usual for a facility of this type, including payment default, covenant default (including breaches of the covenants described above), cross-default to other indebtedness, material inaccuracy of representations and warranties, bankruptcy and involuntary proceedings, change of control and judgment default. Many of the defaults are subject to certain materiality thresholds and grace periods usual for a facility of this type. As of March 31, 2012, April 2, 2011 and December 31, 2011, the Company was in compliance with all applicable covenants.

Borrowing Capacity. Available amounts under the Credit Facility are calculated against a borrowing base. The borrowing base is limited to (i) 90% of the net amount of Borrowers’ eligible accounts, as defined in the Credit Facility, plus (ii) the lesser of (x) 70% of the Borrowers’ eligible inventory, as defined in the Credit Facility, or (y) up to 90% of the Borrowers’ net orderly liquidation value of eligible inventory, plus (iii) 63% of the fair market value of eligible real estate, as defined in the Credit Facility, minus (iv) any reserves, as defined in the Credit Facility (reserves associated with gift card liability are 25% and customer deposits are 50% of the

Borrowers’ book value of each liability), and (v) letters of credit outstanding. The Agent has the right to establish, modify or eliminate reserves against eligible inventory and accounts from time to time in its reasonable credit judgment. The Credit Facility stipulates that borrowing availability at any given time cannot be less than $3.5 million. In addition, when the available amount of the Loans is less than 15% of the borrowing base, the Agent may request that amounts in the Borrowers’ accounts be forwarded to a deposit account designated by the Agent.

At March 31, 2012, the Company had $54.3 million of outstanding borrowings under its Credit Facility and $35.7 million of borrowing availability after giving effect to all reserves. At April 2, 2011, the Company had $42.9 million of outstanding borrowings under its Credit Facility and $34.7 million of borrowing availability after giving effect to all reserves. At December 31, 2011, the Company had $41.9 million of outstanding borrowings under its Credit Facility and $29.6 million of borrowing availability after giving effect to all reserves

Guarantees and Collateral. Borrowings under the Credit Facility are jointly and severally guaranteed by the Credit Parties, and are secured by a security interest granted in favor of the Agent, for itself and for the benefit of the lenders, in substantially all of the personal and owned real property of the Credit Parties, including a lien on all of the equity securities of the Borrowers and each of the Borrower’s current and future domestic subsidiaries.

The Company has no operations other than its investment in its wholly-owned subsidiary Golfsmith, and its liability under its Credit Facility. Golfsmith and its domestic subsidiaries comprise all of the Company’s assets, liabilities and operations, including its liabilities under its Credit Facility. There are no restrictions in the Credit Facility on the transfer of funds in the ordinary course of business between the Company, Golfsmith and any of Golfsmith’s domestic subsidiaries.

5.	Intangible Assets

Identifiable intangible assets consisted of the following as of each of the periods presented:

	March 31, 2012		April 2, 2011		December 31, 2011
	Gross carrying amount	Accumulated amortization	Gross carrying amount	Accumulated amortization	Gross carrying amount	Accumulated amortization
Definite lived intangibles
Customer database	$3,448,963	$(3,448,963)	$3,448,963	$(3,253,120)	$3,448,963	$(3,448,963)
Patents	180,000	(38,000)	100,000	—	180,000	(33,500)

	$3,628,963	$(3,486,963)	$3,548,963	$(3,253,120)	$3,628,963	$(3,482,463)

Indefinite lived intangibles
Trade names	$11,158,000	$—	$11,158,000	$—	$11,158,000	$—
Trademarks	15,722,251	—	13,972,251	—	13,972,251	—

	$26,880,251	$—	$25,130,251	$—	$25,130,251	$—

Total	$30,509,214	$(3,486,963)	$28,679,214	$(3,253,120)	$28,759,214	$(3,482,463)

Definite lived intangibles

Amortization expense related to the Company’s definite lived intangibles was approximately $0.04 million and $0.1 million during the three month periods ended March 31, 2012 and April 1, 2011, respectively. Amortization expense is recorded in selling, general and administrative expenses in the unaudited condensed consolidated statements of operations. The Company’s definite lived intangibles include a customer database, which was fully amortized as of December 31, 2011, and patents for certain intellectual property, which are being amortized over an estimated useful life of 10 years through fiscal 2021.

Indefinite lived intangibles

On May 20, 2009, we entered into a license agreement with MacGregor Golf Company. Under the terms of the license agreement, we obtained an exclusive perpetual license and sub-license in and to certain MacGregor® trademarks throughout the United States, Canada, Europe, Africa, South America and Australia for a total of $1.75 million payable in eight quarterly installments beginning in May 2010. In conjunction with the Company’s final installment in February 2012, our interest in the MacGregor trademarks was reclassified from “other long-term assets” to “intangible assets.”

6.	Commitments and Contingencies

Lease Commitments

The Company leases all but one of its store locations under operating leases that provide for annual payments that, in some cases, increase over the life of the lease. The operating leases expire at various times through June 2028. The aggregate of the minimum annual payments is expensed on a straight-line basis over the term of the related lease. In addition, the Company has entered into certain sublease agreements with third parties to sublease retail space previously occupied by the Company. The sublease terms end at various times through June 2022. Rent expense, net of sublease rental income, was $7.25 million and $5.8 million for the three-month periods ended March 31, 2012 and April 2, 2011, respectively. Sublease rental income was $0.3 million for each of the three-month periods ended March 31, 2012 and April 2, 2011.

During the first quarter of 2012, the Company recorded a $0.4 million charge for estimated lease termination costs associated with a store relocation which occurred in March of the current year. (See Note 7 of the notes to our unaudited condensed consolidated financial statements included in this Quarterly Report on Form 10-Q). The lease has future minimum lease payments of $0.3 million, $0.4 million, $0.4 million and $0.3 million for fiscal years 2012, 2013, 2014 and 2015, respectively. In addition, the Company is liable for other expenses related to the above lease, such as property taxes and common area maintenance.

Legal Proceedings

On June 3, 2010, Ed Leo, together with three other plaintiffs, filed a lawsuit against the Company in the California Superior Court of San Diego County in connection with a Women’s Night promotional event held by the Company on March 25, 2010. The plaintiff’s claim is based on alleged violations of the Unruh Act, California legislation which has been interpreted to prohibit promotional activities that discriminate on the basis of certain protected classes. While the plaintiffs in this action have alleged that the Company engaged in conduct that was discriminatory and actionable, the Company disputes these claims and intends to vigorously contest the lawsuit. At this time, it is not possible to estimate the amount of loss or range of possible loss, if any, that might result from an adverse resolution of this matter.

The Company is involved in various other legal proceedings arising in the ordinary course of conducting business. The Company believes that the ultimate outcome of such matters, in the aggregate, will not have a material adverse impact on our financial position, liquidity or results of operations. The Company believes the amounts provided in our audited consolidated financial statements are adequate in consideration of the probable and estimable liabilities.

7.	Lease Termination Charges

During the first quarter of 2012, the Company recorded a $0.4 million charge for estimated lease termination costs associated with a store relocation which occurred in March of the current year. The fair value of this estimated charge was determined based on the Company’s discounted cash obligation to the landlord of this property, net of estimated sublease reimbursements, and is therefore regarded as a Level 3 fair value measurement. (See Note 6 of the notes to our unaudited condensed consolidated financial statements included in this Quarterly Report on Form 10-Q).

8.	Subsequent Events

On May 14, 2012, Golf Town USA Holdings, Inc. (“Golf Town”) and Golfsmith announced that they entered into a definitive merger agreement, pursuant to which holders of the outstanding shares of the Golfsmith’s common stock at the effective time of the merger will receive $6.10 per share in cash.

The boards of directors of both Golf Town and Golfsmith have approved the transaction, in our case, following the approval and recommendation of a transaction committee of independent directors. Atlantic Equity Partners III, L.P. and certain of our executive officers, holding collectively a majority of our outstanding shares of common stock, have executed a written consent approving the transaction and the transaction is not subject to further stockholder approval.

Golfsmith and Golf Town have made customary representations, warranties and covenants in the merger agreement.

The closing of the transaction, which is subject to limited closing conditions, including regulatory approvals, is expected to occur in the third quarter of 2012. The transaction is not subject to a financing condition. In the three-month period ended March 31, 2012, we incurred $0.2 million in legal and other expenses related to our merger as described above.

ITEM 2.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Forward-Looking Statements

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our unaudited condensed consolidated financial statements and related notes included elsewhere in this Quarterly Report on Form 10-Q. See the cautionary statement regarding forward-looking statements on page 3 of this Quarterly Report for a description of important factors that could cause actual results to differ from expected results.

Overview

We are one of the nation’s largest specialty retailers of golf equipment, apparel, footwear and accessories. We operate as an integrated multi-channel retailer, offering our customers the convenience of shopping in our retail locations across the nation and through our direct-to-consumer channel, which includes both our Internet site, www.golfsmith.com, and our direct mail catalogs. As of March 31, 2012, we operated 82 retail stores in 24 states and 38 markets. We were founded in 1967 as a golf clubmaking company offering custom-made clubs, clubmaking components and club repair services. In 1972, we opened our first retail store, in 1975, we mailed our first general golf products catalog, and in 1997, we launched our Internet site designed to expand our direct-to-consumer business.

During the three months ended March 31, 2012, we opened three new stores in three new markets and relocated our Walnut Creek location as part of our plan to open ten new stores and relocate four existing retail sites in 2012. On April 12th, we announced the relocation of our Park Meadows store in Denver, Colorado. On April 13th, we announced the grand opening of a new, extreme golf retail center in Atlanta, Georgia. On April 30th, we opened a new store in Cleveland, Ohio, and on May 10th, we opened another new store in Wilmington, Delaware. In the future, we will continue to explore strategic opportunities to open additional stores in existing and new geographic markets, as well as evaluate our effectiveness in existing markets.

As a specialty retailer, we are subject to changes in consumer confidence and economic conditions that impact our customers. The demand for our products is affected by the financial health of our customers, which may be adversely influenced by macroeconomic factors such as unemployment, fuel and energy costs, weakness in the housing market and unavailability of consumer credit. The demand for our products was adversely impacted by the recent economic downturn. In response to this downturn, beginning in fiscal 2008 and continuing into fiscal 2012, we took significant steps to reduce our cost structure and introduce increased operational efficiencies. We expect to leverage this reduced cost structure to improve profitability in the future.

In addition to future new store openings, a significant part of our growth strategy continues to be enhancing the non-clubmaking and Internet portions of our direct-to-consumer channel. Our plan also entails the ongoing development of our own brand portfolio, as we continue to grow our proprietary business.

Recent Developments

On May 14, 2012, Golf Town USA Holdings, Inc. (“Golf Town”) and Golfsmith announced that they entered into a definitive merger agreement, pursuant to which holders of the outstanding shares of the Golfsmith’s common stock at the effective time of the merger will receive $6.10 per share in cash.

The boards of directors of both Golf Town and Golfsmith have approved the transaction, in our case, following the approval and recommendation of a transaction committee of independent directors. Atlantic Equity Partners III, L.P. and certain of our executive officers, holding collectively a majority of our outstanding shares of common stock, have executed a written consent approving the transaction and the transaction is not subject to further stockholder approval.

Golfsmith and Golf Town have made customary representations, warranties and covenants in the merger agreement.

The closing of the transaction, which is subject to limited closing conditions, including regulatory approvals, is expected to occur in the third quarter of 2012. The transaction is not subject to a financing condition. In the three month period ended March 31, 2012, we incurred $0.2 million in legal and other expenses related to our merger as described above.

Fiscal Year

Our fiscal year ends on the Saturday closest to December 31 and consists of either 52 weeks or 53 weeks. Each quarter of each fiscal year generally consists of 13 weeks. The three month periods ended March 31, 2012 and April 2, 2011 each consisted of 13 weeks.

Results of Operations

The following table presents our unaudited condensed consolidated statements of operations and the related percentage of total net revenues for the three-month periods ended March 31, 2012 and April 2, 2011:

	Three Months Ended
	March 31, 2012		April 2, 2011
Net revenues (1)	$90,456,068	100.0%	$81,515,037	100.0%
Cost of products sold (2)	60,135,314	66.5%	54,097,281	66.4%

Gross profit	30,320,754	33.5%	27,417,756	33.6%
Selling, general and administrative	33,639,844	37.2%	30,451,510	37.4%

Store pre-opening expenses (3)	1,188,429	1.3%	307,471	0.4%
Lease termination charges (4)	426,060	0.5%	—	0.0%

Total operating expenses	35,254,333	39.0%	30,758,981	37.7%

Operating loss	(4,933,579)	-5.5%	(3,341,225)	-4.1%

Interest expense	461,258	0.5%	444,968	0.5%
Other income (expense), net	72,387	0.1%	43,265	0.1%

Loss before income taxes	(5,322,450)	-5.9%	(3,742,928)	-4.6%

Income tax benefit	1,674,823	1.9%	629,762	0.8%

Net loss	$(3,647,627)	-4.0%	$(3,113,166)	-3.8%

(1)	Net revenues consist of merchandise sales, net of actual and expected returns, from our stores and our direct-to-consumer business, as well as gift card breakage.
(2)	Cost of products sold includes inbound freight, vendor discounts and rebates as well as cooperative promotional vendor income that does not pertain to incremental direct advertising costs. It also includes salary and facility expenses, such as depreciation and amortization, associated with our distribution and fulfillment center in Austin, Texas.
(3)	Store pre-opening expenses consist primarily of rent, marketing, payroll and recruiting costs related to the opening of new retail stores that are incurred prior to a new store opening.
(4)	During the first quarter of 2012, we recorded a $0.4 million charge for estimated lease termination costs associated with a store relocation which occurred in March of the current year. (See Notes 6 and 7 to our unaudited condensed consolidated financial statements).

The following table presents consolidated net revenues by channel and comparable store sales percentage changes for the three-month periods ended March 31, 2012 and April 2, 2011:

	Three Months Ended
	March 31, 2012	April 2, 2011	$ Change	% Change
Comparable stores (1)	$71,003,319	$65,418,987	$5,584,332	8.5%
Non-comparable stores	5,320,700	1,252,165	4,068,535	324.9%

Total stores (2)	76,324,019	66,671,152	9,652,867	14.5%

Direct-to-consumer	12,152,121	12,752,769	(600,648)	-4.7%
International distributors and other (3)	1,979,928	2,091,116	(111,188)	-5.3%

Net revenues	$90,456,068	$81,515,037	$8,941,031	11.0%

(1)	We consider sales by a new store to be comparable commencing in the fourteenth month after the store was opened or acquired. We consider sales by a relocated store to be comparable if the relocated store is expected to serve a comparable customer base and there is not more than a 30-day period during which neither the original store nor the relocated store is closed for business. We consider sales by retail stores with modified layouts to be comparable. We consider sales by stores that are closed to be comparable in the period leading up to closure if they meet the qualifications of a comparable store and do not meet the qualifications to be classified as discontinued operations.
(2)	Included in total stores’ net revenues is $2.7 million and $4.5 million for the three months ended March 31, 2012 and April 2, 2011, respectively, related to sales transacted online and either picked up by the customer at our stores or shipped to the customer from one of our retail stores.
(3)	Consists of sales made through our international distributors and our distribution and fulfillment center near London, England, gift card breakage revenue and other miscellaneous revenue.

Three Months ended March 31, 2012 compared to Three Months ended April 2, 2011

Net Revenues. Net revenues increased 11.0% to $90.5 million for the three months ended March 31, 2012 from $81.5 million for the three months ended April 2, 2011. The increase was primarily due to a $9.7 million increase in our store revenues, partially offset by a $0.6 million decline in sales from our direct-to-consumer channel. Our comparable store revenues increased $5.6 million, or 8.5%, during fiscal 2012, as compared to fiscal 2011. In addition to an increase in sales among our existing retail locations, net revenues benefited from $4.1 million in sales associated with expansion of our store base. Retail revenue also benefited from an improvement in weather conditions and marketing initiatives targeted at our niche customer base. During the three months ended March 2012, golf rounds played, a leading indicator of golf participation tracked by Golf Datatech L.L.C., increased 22.0% compared to the same period in the previous year. The decline in revenue from our direct-to-consumer channel year-over-year is primarily attributable to sales decreases in clubmaking components and clubs. Internet sales also declined 3.5% due to a change in process for delivering clearance apparel from stores.

Gross Profit. Consolidated gross profit, as a percentage of net revenues, decreased to 33.5% for the three months ended March 31, 2012 from 33.6% for the three months ended April 2, 2011. Gross profits for the current period were primarily affected by a decline in merchandise margins of 0.8%, as percentage of net revenues, as compared to the first quarter of fiscal 2011. Margins during the first quarter of fiscal 2012 were also negatively impacted by clearance on apparel which was launched immediately following the holiday shopping season. This decrease in gross profits over the prior year was partially offset by an increase in the amount of vendor funding received in excess of direct advertising expenditures and a decrease in shipping and freight expense, as a percentage of net revenues.

Selling, general and administrative expenses. Selling, general and administrative expenses increased to $33.6 million, or 10.5%, for the three months ended March 31, 2012 from $30.5 million for the three months ended

April 2, 2011. As a percentage of net revenues, selling, general and administrative expenses decreased to 37.2% for fiscal 2012 from 37.4% for fiscal 2011. The increase in selling, general and administrative expenses over the previous year in absolute dollars primarily relates to five new stores, three of which opened in the current fiscal quarter, two store relocations and an increase in credit card fees of $0.5 million driven by an increase in sales over the previous year. The first quarter ended March 31, 2012, was also affected by an increase in chargebacks of approximately $0.4 million as a result of credit card processing complexities arising from our system conversion in the fourth quarter of fiscal 2011, partially offset by a $0.3 million reduction in our allowance of doubtful accounts that was recorded at as of December 31, 2011. In addition to these charges, selling, general and administrative expenses include $0.2 million in severance for a former executive and $0.2 million in expenses for legal and other professional services associated with the transaction as discussed under “Recent Developments.” (See also Note 8 to our unaudited condensed consolidated financial statements).

Store pre-opening. Store pre-opening expenses were $1.2 million and $0.3 million in each of the three-month periods ended March 31, 2012 and April 2, 2011, respectively. Fiscal 2012 reflects occupancy charges primarily related to ten new stores, three of which opened in the current quarter, one store relocation and two additional relocations which are scheduled to occur later in the year. The previous year consists primarily of occupancy charges related to three new store openings in fiscal 2011.

Lease termination charges. During the first quarter of 2012, we recorded a $0.4 million charge for estimated lease termination costs associated with a store relocation which occurred in March of the current year. (See Notes 6 and 7 to our unaudited condensed consolidated financial statements).

Interest expense . Interest expense consists primarily of interest incurred on borrowings under our Credit Facility. For the three months ended March 31, 2012, interest expense increased to $0.5 million from $0.4 million for the three months ended April 2, 2011. As a percentage of net revenues, interest expense remained constant year over year at 0.5%.

Other income (expense), net . There were minimal changes in other income (expense), net during the three months ended March 31, 2012 as compared to the three months ended April 2, 2011. Included in other income (expense), net are realized foreign currency exchange rate gains/losses and other miscellaneous income.

Income tax benefit. During the three-month periods ended March 31, 2012 and April 2, 2011, we recorded income tax benefits of approximately $1.7 million and $0.6 million on pre-tax losses of approximately $5.3 million and $3.7 million, respectively. Our benefit for income taxes reflects an effective tax rate of approximately of 31.5% and 16.8% for the three months ended March 31, 2012 and April 2, 2011, respectively. The increase in the effective tax rate, year over year, was driven primarily by the estimated deferred tax expense from the amortization of our indefinite-lived intangible assets. The amortization of indefinite-lived assets results in deferred tax expense and a deferred tax liability without a corresponding reduction in our valuation allowance. The income tax benefit for the periods differed from the amount which would have been recorded using the U.S. statutory tax rate of 34% primarily due to a change in our valuation allowances. See Note 3 of the notes to Unaudited Condensed Consolidated Financial Statements included in this Form 10-Q for further discussion.

Liquidity and Capital Resources

As of March 31, 2012, our primary sources of liquidity consisted of cash and cash equivalents totaling $8.7 million and $35.7 million of available borrowings under our Credit Facility which is more fully described in Note 4 of the notes to our unaudited condensed consolidated financial statements, included in this Form 10-Q. As of March 31, 2012, we had outstanding debt obligations under our Credit Facility of $54.3 million.

Historically, cash flows generated from operations and our borrowing capacity under our Credit Facility have allowed us to meet our cash requirements, including capital expenditures and working capital needs. In addition, future cash outflows related to new store openings, advertising, store remodels, and other expenditures have been adjusted and may need to be further adjusted accordingly from time to time in the future. For the remainder of fiscal 2012, we anticipate incurring approximately $6.2 million in capital expenditures, excluding tenant improvement allowances, related primarily to our new store openings, various store remodels and investments in our information technology infrastructure.

Also, additional expenses are being incurred in 2012 for legal and other professional services associated with the transaction as discussed under “Recent Developments.” (See also Note 8 to our unaudited condensed consolidated financial statements).

If cash generated from operations and available borrowings under our Credit Facility are insufficient to satisfy our liquidity requirements, we may seek to sell additional equity or arrange additional debt financing. If cash from operations and cash available under our Credit Facility are not sufficient to meet our needs, we cannot be certain that we will be able to obtain additional financing in sufficient amounts and/or on acceptable terms in the near future or when our facility expires in July 2014.

Cash Flows

	Three Months Ended
	March 31, 2012	April 2, 2011
Net cash provided by operating activities	$3,729,134	$2,315,911
Net cash used in investing activities	(10,103,199)	(4,447,422)
Net cash provided by financing activities	12,410,982	2,471,796
Effect of exchange rate changes on cash	10,221	2,494

Change in cash and cash equivalents	$6,047,138	$342,779

Operating Activities

Our cash flows from operations are seasonal. Operating activities provided $3.7 million and $2.3 million of cash for the three months ended March 31, 2012 and April 2, 2011, respectively. The increase in cash provided by operating activities during the three months ended March 31, 2012, as compared to the prior year, primarily reflects the timing of rent and other working capital requirements.

Investing Activities

Cash used in investing activities primarily relates to building out new stores, remodeling or relocating existing stores, purchasing information technology, as well as capital expenditures for our distribution facilities and corporate headquarters. Investing activities used $10.1 million and $4.5 million of cash for the three months ended March 31, 2012 and April 2, 2011, respectively. Cash was used during the current year quarter to build out ten new stores, three of which opened during the three months ended March 31, 2011, and to relocate two of our existing locations as part of our plan for fiscal 2012. Cash was used during the prior year quarter to build out two new stores and to remodel several of our existing locations.

Financing Activities

Financing activities provided $12.4 million and $2.5 million of cash for the three months ended March 31, 2012 and April 2, 2011, respectively. Cash flow from financing activities primarily relates to the net of borrowings and principal payments under our Credit Facility.

Indebtedness

As of March 31, 2012, we had approximately $54.3 million in aggregate indebtedness outstanding and $35.7 million in available borrowings under our Credit Facility, after giving effect to all reserves. At April 2, 2011, the

Company had $42.9 million in aggregate indebtedness outstanding and $34.7 million in available borrowings under our Credit Facility, after giving effect to all reserves. As of December 31, 2011, we had approximately $41.9 million in aggregate indebtedness outstanding and $29.6 million in available borrowings under our credit facility, after giving effect to all reserves.

Our Credit Facility contains customary affirmative covenants regarding, among other things, the delivery of financial and other information to the lenders, maintenance of records, compliance with law, maintenance of property and insurance and conduct of our existing business. The Credit Facility also contains certain customary negative covenants that limit the ability of the Credit Parties (as defined in Note 4 of the notes to our Unaudited Condensed Consolidated Financial Statements) to, among other things, create liens, make investments, enter into transactions with affiliates, incur debt, acquire or dispose of assets, including merging with another entity, enter into sale-leaseback transactions, and make certain restricted payments. As of March 31, 2012, we were in compliance with all applicable covenants. See Note 4 of the notes to our Unaudited Condensed Consolidated Financial Statements for further discussion of the terms of our Credit Facility.

Borrowings under our Credit Facility typically increase as working capital requirements increase in anticipation of peak selling periods in late spring and in advance of the December holiday gift-giving season, and then decline following these periods. In the event sales results are less than anticipated and our working capital requirements remain constant, the amount available under our Credit Facility may not be adequate to satisfy our needs. If this were to occur, we may not succeed in obtaining additional financing in sufficient amounts, if at all, and/or on acceptable terms.

Off-Balance Sheet Arrangements

As of March 31, 2012, we did not have any off-balance sheet arrangements as defined by the rules and regulations of the SEC.

Critical Accounting Policies and Estimates

Our significant accounting policies are more fully described in Note 1 of our Audited Consolidated Financial Statements in our Annual Report on Form 10-K filed with the SEC on March 30, 2012. Certain of our accounting policies are particularly important to the portrayal of our financial position and results of operations. In applying these critical accounting policies, our management uses its judgment to determine the appropriate assumptions to be used in making certain estimates. Those estimates are based on our historical experience, the terms of existing contracts, our observance of trends in the industry, information provided by our customers and information available from other outside sources, as appropriate. These estimates are subject to an inherent degree of uncertainty. We have chosen accounting policies that we believe are appropriate to report accurately and fairly (in accordance with Generally Accepted Accounting Principles), our operating results and financial position, and we apply those accounting policies in a consistent manner. Our critical accounting policies have not changed significantly since the filing of our Annual Report.

Recent Accounting Pronouncements

In June 2011, the FASB issued Accounting Standards Update No. 2011-05, Comprehensive Income (Topic 220) — Presentation of Comprehensive Income (ASU 2011-05), to require an entity to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. ASU 2011-05 eliminates the option to present the components of other comprehensive income as part of the statement of equity. ASU 2011-05 is effective for us in our first quarter of fiscal 2012. The adoption of ASU 2011-05 has had no impact on our statements of financial position, operations or cash flows.

May 2011, the FASB issued Accounting Standards Update No. 2011-04, Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and International Financial Reporting

Standards (Topic 820)—Fair Value Measurement (ASU 2011-04), to provide a consistent definition of fair value and ensure that the fair value measurement and disclosure requirements are similar between U.S. GAAP and International Financial Reporting Standards. ASU 2011-04 changes certain fair value measurement principles and enhances the disclosure requirements particularly for Level 3 fair value measurements. ASU 2011-04 became effective for us in our first quarter of fiscal 2012 and should be applied prospectively. The adoption of ASU 2011-04 has had no impact on our consolidated financial statements.

ITEM 3.	QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

As a smaller reporting company, we are not required to provide the information otherwise required by this Item.

ITEM 4.	CONTROLS AND PROCEDURES

Disclosure Controls and Procedures

Under the supervision and with the participation of our management, including our principal executive officer and principal financial and accounting officer, we conducted an evaluation of the effectiveness of the design and operation of our disclosure controls and procedures, as defined in Rules 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934, as amended, as of the end of the period covered by this report. Based upon, and as of the date of this evaluation, the principal executive officer and the principal financial officer concluded that our disclosure controls and procedures were effective such that the information required to be disclosed in our SEC reports is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms, and is accumulated and communicated to our management, including our principal executive officer and principal financial and accounting officer, as appropriate, to allow timely decisions regarding required disclosure.

Changes in Internal Control over Financial Reporting

During the quarter ended March 31, 2012, there have been no changes in our internal control over financial reporting that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

PART II: OTHER INFORMATION

ITEM 1.	LEGAL PROCEEDINGS

See Note 6 of the Notes to the Unaudited Condensed Consolidated Financial Statements for a description of our legal proceedings.

ITEM 1A.	RISK FACTORS

As a smaller reporting company, we are not required to provide the information required by this Item.

ITEM 2.	UNREGISTERED SALES OF EQUITY SECURITIES AND USE OF PROCEEDS

None.

ITEM 3.	DEFAULTS UPON SENIOR SECURITIES

None

ITEM 4.	MINE SAFETY DISCLOSURES

Not applicable.

ITEM 5.	OTHER INFORMATION

None.

ITEM 6.	EXHIBITS

31.1	Rule 13a-14(a)/15d-14(a) Certification of Martin E. Hanaka

31.2	Rule 13a-14(a)/15d-14(a) Certification of Sue E. Gove

32.1	Certification of Martin E. Hanaka Pursuant to 18 U.S.C. Section 1350 as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, furnished herewith

32.2	Certification of Sue E. Gove Pursuant to 18 U.S.C. Section 1350 as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, furnished herewith

101.INS**	XBRL Instance Document

101.SCH**	XBRL Taxonomy Extension Schema Document

101.CAL**	XBRL Taxonomy Extension Calculation Linkbase Document

101.LAB**	XBRL Taxonomy Extension Label Linkbase Document

101.PRE**	XBRL Taxonomy Extension Presentation Linkbase Document

**	XBRL information is furnished, not filed or part of a registration statement or prospectus for purposes of Sections 11 or 12 of the Securities Act of 1933, as amended, is deemed not filed for purposes of Section 18 of the Securities and Exchange Act of 1934, as amended, and otherwise is not subject to liability under those sections.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOLFSMITH INTERNATIONAL HOLDINGS, INC.

By:	/s/ Martin E. Hanaka
Martin E. Hanaka
Chairman and Chief Executive Officer
(Principal Executive Officer and Authorized Signatory)
Date: May 15, 2012

By:	/s/ Sue E. Gove
Sue E. Gove
President, Chief Operating Officer and Chief Financial Officer
(Principal Financial and Accounting Officer and Authorized Signatory)
Date: May 15, 2012

EXHIBIT 31.1

CERTIFICATION PURSUANT TO

SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002

I, Martin E. Hanaka, certify that:

1.	I have reviewed this quarterly report on Form 10-Q of Golfsmith International Holdings, Inc. (the “registrant”);

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.	The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

a.	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b.	Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c.	Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d.	Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting.

5.	The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

a.	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b.	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: May 15, 2012	/s/ Martin E. Hanaka
By: Martin E. Hanaka
Chairman and Chief Executive Officer

EXHIBIT 31.2

CERTIFICATION PURSUANT TO

SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002

I, Sue E. Gove, certify that:

1.	I have reviewed this quarterly report on Form 10-Q of Golfsmith International Holdings, Inc. (the “registrant”);

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.	The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

a.	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b.	Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c.	Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d.	Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting.

5.	The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

a.	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b.	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: May 15, 2012	/s/ Sue E. Gove
By: Sue E. Gove
President, Chief Operating Officer and Chief Financial Officer

EXHIBIT 32.1

CERTIFICATION PURSUANT TO 18 U.S.C. SECTION 1350,

AS ADOPTED PURSUANT TO

SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Quarterly Report of Golfsmith International Holdings, Inc. (the “Company”) on Form 10-Q for the quarterly period ended March 31, 2012 as filed with the Securities and Exchange Commission on the date hereof (the “Report”), I, Martin E. Hanaka, Chairman and Chief Executive Officer, certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that:

(1)	The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended; and

(2)	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

By:	/s/ Martin E. Hanaka
Name:	Martin E. Hanaka
Title:	Chairman and Chief Executive Officer
Date:	May 15, 2012

EXHIBIT 32.2

CERTIFICATION PURSUANT TO 18 U.S.C. SECTION 1350,

AS ADOPTED PURSUANT TO

SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Quarterly Report of Golfsmith International Holdings, Inc. (the “Company”) on Form 10-Q for the quarterly period ended March 31, 2012 as filed with the Securities and Exchange Commission on the date hereof (the “Report”), I, Sue E. Gove, President, Chief Operating Officer and Chief Financial Officer, certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that:

(1) The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended; and

(2) The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

By:	/s/ Sue E. Gove
Name:	Sue E. Gove
Title:	President, Chief Operating Officer and Chief Financial Officer
Date:	May 15, 2012

ANNEX F

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 10-K

(Mark One)

☒	ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2011

or

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from                 to                  .

Commission file number 000-52041

GOLFSMITH INTERNATIONAL HOLDINGS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	16-1634847
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

11000 N. IH-35

Austin, Texas 78753

(Address of Principal Executive Offices)

(512) 837-8810

Registrant’s Telephone Number, Including Area Code:

Securities Registered Pursuant to Section 12(b) of the Act:

Title of Each Class	Name of Each Exchange on Which Registered
Common Stock, $0.01 par value	The Nasdaq Stock Market LLC (Nasdaq Global Market)

Securities Registered Pursuant to Section 12(g) of the Act:

NONE

Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act.     Yes   ☐     No   ☒

Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or Section 15(d) of the Act.     Yes   ☐     No   ☒

Indicate by check mark whether the registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.     Yes   ☒     No   ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§ 232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).     Yes   ☒     No   ☐

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K.     Yes   ☒     No   ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer, accelerated filer, non-accelerated filer and smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).     Yes   ☐     No   ☒

The aggregate market value of the voting and non-voting common equity held by non-affiliates computed by reference to the price at which the common equity was last sold as of the last business day of the Registrant’s most recently completed second fiscal quarter was approximately $16.3 million.

There were 15,815,235 shares of the registrant’s common stock issued and outstanding as of March 30, 2012.

DOCUMENTS INCORPORATED BY REFERENCE

Portions of the Proxy Statement for the registrant’s 2012 Annual Meeting of Stockholders are incorporated by reference into Part III of this Form 10-K.

GOLFSMITH INTERNATIONAL HOLDINGS, INC.

Annual Report on Form 10-K

For the Fiscal Year Ended December 31, 2011

COMPANY INFORMATION

Golfsmith International Holdings, Inc., the parent company of Golfsmith International, Inc., is a holding company that has no material assets other than all of the capital stock of Golfsmith International, Inc. In this Annual Report on Form 10-K, unless the context indicates otherwise, the term “Golfsmith” refers to Golfsmith International, Inc. and its subsidiaries. The term “Company” refers to Golfsmith International Holdings, Inc. and its subsidiaries. The terms “we,” “us” and “our” refer to disclosures that relate to both Golfsmith and Holdings. Our principal executive office is located at 11000 N. IH-35, Austin, Texas 78753-3195, and our telephone number is (512) 837-8810. Our Internet site address is www.golfsmith.com.

CAUTIONARY NOTICE REGARDING FORWARD LOOKING STATEMENTS

This Annual Report on Form 10-K contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are based on our beliefs, assumptions, and expectations of future events, taking into account the information currently available to us. These statements include, among others, statements regarding our expected business outlook, anticipated financial and operating results, our business strategy and means to implement the strategy, our objectives, the amount and timing of future store openings, store remodels and capital expenditures, the likelihood of our success in expanding our business, financing plans, working capital needs and sources of liquidity. The words “believe,” “may,” “should,” “anticipate,” “estimate,” “expect,” “intend,” “potential,” “project,” “plan,” and similar statements are intended to identify forward-looking statements. Forward-looking statements involve risks and uncertainties that may cause our actual results, performance, or financial condition to differ materially from the expectations of future results, performance, or financial condition we express or imply in any forward-looking statements. We note these factors pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These risks and uncertainties include, but are not limited to:

•	the state of the economy;

•	the level of discretionary consumer spending;

•	changes in consumer preferences and demographic trends;

•	the number of golf participants and spectators, and general demand for golf;

•	our ability to successfully execute our multi-channel strategy;

•	expansion into new markets;

•	the intense competition in the sporting goods industry and actions by our competitors;

•	the cost of our products;

•	adverse or unseasonal weather conditions;

•	inadequate protection of our intellectual property;

•	our ability to protect our proprietary brands and reputation;

•	credit and equity markets, availability of credit and other financing, and financial markets in general;

•	the timing, amount and composition of future capital expenditures;

•	the timing and number of new store openings and our expectations as to the costs associated with new store openings;

•	assumptions regarding demand for our products and the introduction of new product offerings;

•	the timing and completion of the remodeling of our existing stores;

•	the fact that a majority of our shares are currently beneficially owned by a single stockholder who can control the election of our directors and approval of significant corporate transactions;

•	the float and the market price of our shares could be affected by a distribution of shares by our majority shareholder to its investors and

•	other factors that we may not have currently identified or quantified.

Forward-looking statements are not guarantees of performance. Given the risks and uncertainties surrounding forward-looking statements, you should not place undue reliance on these statements. Many of these factors are beyond our ability to control or predict. Our forward-looking statements speak only as of the date of this report. Other than as required by law, we undertake no obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.

Where You Can Find Other Information

Our website is www.golfsmith.com. Information contained on our website is not part of this Annual Report. Information that we furnish or file with the SEC, including our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and any amendments to or exhibits included in these reports are available for download, free of charge, on our website soon after such reports are filed with or furnished to the SEC. Our SEC filings, including exhibits filed therewith, are also available at the SEC’s website at www.sec.gov. You may obtain and copy any document we furnish or file with the SEC at the SEC’s public reference room at 100 F Street, NE, Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the SEC’s public reference facilities by calling the SEC at 1-800-SEC-0330. You may request copies of these documents, upon payment of a duplicating fee, by writing to the SEC at its principal office at 100 F Street, NE, Room 1580, Washington, D.C. 20549.

PART I

Item 1. Business

Overview

We are one of the nation’s largest specialty retailers of golf equipment, apparel, footwear and related accessories. Since our founding in 1967, we have established Golfsmith as a leading national brand in the golf retail industry. We operate as an integrated multi-channel retailer, offering our customers the convenience of shopping in our retail locations across the nation and through our direct-to-consumer channels, which include both our website, www.golfsmith.com, and our direct mail catalogs. Our stores have knowledgeable employees and feature an activity-based shopping environment where our customers can test the performance of golf clubs in our in-store hitting areas. We offer an extensive product selection that features premier national brands, our proprietary-branded products and pre-owned clubs. We offer a number of customer services and customer care initiatives, including our club trade-in program, playability guarantee, extensive in-store demo experience, 115% low-price guarantee, our proprietary credit card, in-store golf lessons, and SmartFit™, our custom club-fitting program. Our distribution and fulfillment center and management information systems support and integrate our distribution channels and provide a scalable platform to support future expansion.

We were founded in 1967 as a clubmaking company, offering custom-made clubs, clubmaking components and club repair services. In 1972, we opened our first retail store and, in 1975, we mailed our first general golf products catalog, and in 1997 we launched our website to further expand our direct-to-consumer business.

Store Operations

As of December 31, 2011, we operated 79 stores in 23 states and 35 markets. Additional information regarding the locations of our stores is set forth in Item 2. “Properties.”

We design our stores in a way that we believe will provide an exciting, activity-based shopping environment that resonates with the golf enthusiast and highlights our extensive product offerings. Our stores range in size from approximately 9,000 to 60,000 square feet, the average size being 21,000 square feet. Generally, 85% of our store layout is dedicated to selling and experiential area while 15% is used for office space and non-retail functions. Our store concept can vary in size and format to fit each market depending on local market demographics, competition, real estate costs and availability.

Each store offers premier-branded clubs, balls, apparel and accessories, as well as our proprietary-branded products including Clubmaker®, Golfsmith®, Killer Bee®, J.G.Hickory ®, Lynx®, Profinity®, Snake Eyes®, TourTrek®, XPC®, Zevo®, Maggie Lane®, MacGregor® and ZTech,®, among others. Some of our stores offer club components, clubmaking tools, supplies and on-site clubmaking, custom club-fitting and club repair services. In addition, all of our stores offer hitting areas, putting greens, ball-launch monitor technology and club demos in a range-like setting. Every retail location offers an in-store kiosk that allows our customers to have access to over 40,000 stock keeping units, or SKUs, where they are able to order the requested item from our distribution network. Certain stores also offer golf lessons as well as golf equipment maintenance and repair services. In addition, our larger stores provide a more expansive array of activity-based offerings including partial-flight indoor driving ranges and a larger assortment of demo clubs. In 2009, we launched a new activity-based superstore format called Golfsmith Xtreme®, which ranges from 30,000 to 40,000 square feet and features larger hitting bays than our other stores, custom fitting studios, as well as golf instruction from Professional Golf Association, or PGA, -certified professionals. Golfsmith Xtreme® stores provide golfers and tennis players of all skill levels with an interactive environment to try out a variety of brand offerings.

We have entered into an agreement with GolfTEC Learning Centers to provide precision club-fitting and PGA-certified golf instruction to our customers. We had GolfTEC Learning Centers in 60 of our stores as of December 31, 2011.

We intend to expand our store base selectively in existing and new markets in locations that fit our selection criteria, which include:

•	demographic characteristics, such as above-average annual household income and a high number of golfers who play 25 or more rounds per year, whom we refer to as avid golfers;

•	presence and strength of competition;

•	visibility and access from highways or other major roadways;

•	the level of our penetration in a given market, either through our existing retail stores or our direct-to-consumer channel;

•	proximity to a large metropolitan area; and

•	the ability to obtain favorable lease terms.

After we identify a potential site, we analyze demographic and competitive data to project store revenues and develop profitability forecasts.

Our retail stores accounted for 82.4% and 82.6% of our total net revenues in fiscal years ended December 31, 2011, or fiscal 2011, and January 1, 2011, or fiscal 2010, respectively.

Direct-to-Consumer

Our direct-to-consumer sales channel consists of our Internet and catalog businesses. Through our direct-to-consumer distribution channel, we offer our customers an extensive line of golf and tennis products, including equipment, apparel and accessories, as well as clubmaking components and tools. Our direct-to-consumer channel accounted for 15.0% and 15.1% of net revenues during fiscal 2011 and 2010, respectively.

The expansion of our direct-to-consumer segment continued in 2011 with revenue growth of 9.2%, $4.9 million in absolute dollars, over the prior year. We believe that certain management and strategic and changes in this business have reversed the trend of declining sales which primarily resulted from the slowdown in our clubmaking business. As part of our plan for fiscal 2012, we will continue to leverage our multi-channel capabilities in e-commerce, catalog and our retail stores.

Internet

We offer over 40,000 golf and tennis products through our Internet site, www.golfsmith.com. Through our Internet site, we seek to extend to the direct-to-consumer channel the innovative products offered in our retail stores. We have further enhanced the customer shopping experience by featuring, among other offerings, in-store pickup, advanced search functionality, product reviews, online SmartFit™ system, store and item locator, live chat and single click checkout.

Over the past four years, in our efforts to strengthen our direct-to-consumer channel, we made investments and improvements to our e-commerce website. In 2010, we launched e-commerce enhancements in navigation, shopping cart efficiency, design and mobile technology. Leveraging consumer data, we focused on selective marketing, service, technology, people and international strategic initiatives in support of our e-commerce business and multichannel capabilities via in-store, catalog, e-commerce and call center teams. We continued this effort into 2011 by implementing new initiatives with the goal of increasing customer traffic, including social networking, SKU expansion and strategic partnerships in marketing and web technology.

We believe our Internet site complements our retail stores and our catalogs by building customer awareness of our brand and acting as an effective marketing vehicle for our products and services, including new product introductions, special product promotions and our proprietary-branded products. We believe that our Internet site also drives traffic to our stores, as one of the most-used features on the Internet site is the store locator functionality.

Catalogs

We have a 40-year history as a catalog retailer and believe that we are one of the industry’s leading golf specialty catalog retailers. Our principal catalog publications are the “Golfsmith Consumer Catalog,” targeting the avid golfer, and the “Golfsmith Clubmaking Catalog,” a specialty catalog for people who build their own clubs. Our catalogs are designed and produced by our in-house staff of art directors, writers and photographers. The production and distribution schedule of our consumer catalogs permits us to introduce new products and make price adjustments as necessary. We continue to build and execute on our strategy of developing more targeted catalog vehicles promoting our specialty and lifestyle brands.

Products and Merchandising

We offer a broad assortment of golf products, including our own proprietary golf brands, through all of our sales channels. We generally price our products consistently across all channels. We also tailor the merchandise selection in our stores to meet the regional preferences of our customers. By providing a wide-ranging in-depth assortment of products and services, we attract the full spectrum of customers, from avid to recreational golfers, with buying interest across all of our price points.

Technological cycles. Substantial technological advancements in golf equipment over the past decade have shortened product replacement cycles and decreased club retail prices. Significant advances have been achieved in club head, shaft and golf ball construction and club design and materials. We believe the introduction of new and improved products, together with advertising and promotions by equipment manufacturers and retailers emphasizing the importance of their equipment to one’s game, can encourage golfers to change their equipment more frequently.

Branded-products. We offer premier-branded golf equipment, apparel and footwear. We believe that carrying a broad selection of current premier-branded merchandise is critical to driving sales among our highest-spending and most passionate customers, the avid golfers.

Customer Service

We actively recruit avid golfers to serve as sales associates because we believe that they bring enthusiasm to the shopping experience and are knowledgeable about the products we sell. We also target individuals with a strong retail background because we believe an understanding of retail sales is helpful to marketing and selling our products. We provide extensive product training to our associates so that they can provide our customers with informed assistance, and we test our associates’ knowledge periodically.

A component of the compensation for our sales force is sales commissions, which we believe motivates our associates to learn more about our product and service offerings and to demonstrate and explain to our customers the features and benefits of our products and services. We believe our compensation package allows us to recruit and retain a sales force that leads to a quality customer experience.

Marketing and Advertising

Our marketing and advertising programs are designed to promote our extensive selection of premier national brands and proprietary brands, unique services and national and local promotions and events. We emphasize our multi-channel business model by utilizing our in-store, catalog and Internet capabilities to provide the best shopping experience for our customers all centered around our core purpose: to inspire people to play better and love life more.

We employ a combination of print, television, radio, direct mail, e-mail, search engine marketing, online advertising, social media, outdoor media and grassroots marketing programs, as well as in-store events, to drive awareness of our brand. On the local level, we optimize the media mix in each geographic market we serve. The clustering of stores in particular markets allows local advertising techniques to be more cost-effective. Additionally, we have instituted local grassroots marketing in an effort to increase communication and connections with customers and surrounding business communities that we believe will drive more business through increased brand awareness.

We adjust the frequency and intensity of our marketing activities based on the seasons within each particular market with an emphasis on key shopping periods, such as Father’s Day and the December holiday season. For example, we hold various theme or activity based promotions that are intended to drive additional traffic into our stores, including product demonstration days, appearances by PGA Tour professional golfers, tour vans and custom club fitting events. To reinforce our multi-channel marketing model, we coordinate these events across both our retail store and direct-to-consumer operations.

We also have an annual co-operative advertising program in which many of our vendors participate. This program provides vendors with differentiated co-operative advertising opportunities designed to expand brand awareness and take advantage of our targeted marketing capabilities, multi-channel business model and activity-based store environment.

Information Systems Management

Our core networking infrastructure, which serves as the backbone of our application landscape, is designed to provide security and stability and is built upon networking best practices. In addition, our communication lines, which are critical to our e-commerce business, are multi-vendor sourced and managed in redundant configurations.

We manage our information systems through our Oracle Enterprise Resource Planning, or ERP, environment, an enterprise-wide information system designed to coordinate all the resources, information, and activities needed to execute our business processes. To enhance scalability, reliability and flexibility, we develop and maintain our customer-facing applications in-house, integrating them into our Oracle ERP environment. Our customer-facing applications provide us with a complete view of our consumer data which allows us to better market to and meet the needs of our customer base.

Our production environments are hosted out of our corporate headquarters where our dedicated teams of systems administrators and applications developers in our operations center monitor networks, applications, user traffic and retail store point-of-sale activity. Our systems are integrated with vendor partners through Electronic Data Interchange, or EDI, to send purchase orders and to receive invoices helping us to achieve operating efficiencies.

Our in-store, point-of-sale system tracks all sales by category, style and item and allows us to compare current performance with historical and planned performance. The information gathered by this system also supports automatic replenishment of inventory and is integrated into product buying decisions. The system has an intuitive, user-friendly interface that facilitates new user training requirements.

Purchasing and Inventory Management

We have developed relationships with many of the major golf equipment vendors, giving us a diverse network of suppliers. Centralized merchandising management teams negotiate with vendors in an attempt to obtain the lowest net merchandise costs and improve control over product mix and inventory levels. We believe that our buying power and ability to make centralized purchases enable us to acquire products on favorable terms. During fiscal 2011 two of our suppliers, TaylorMade-Adidas and Callaway Golf, each individually supplied at least 10% of our total purchases. In fiscal 2010, three of our suppliers, TaylorMade-Adidas, Callaway Golf and Titleist-Acushnet Co. each individually supplied at least 10% of our total purchases. We source most of our proprietary products from contract manufacturers in Asia who manufacture our equipment according to our specifications. We do not currently have any long-term supply contracts with our vendors, and all of our orders are made on a purchase-order basis.

Our primary inventory management objectives are (1) optimizing the efficiency and timeliness of the flow of products to our stores and the availability of product through our direct-to-consumer channel, (2) maintaining appropriate in-stock levels related to top selling product categories, and (3) optimizing our overall investment in inventory across all business channels. We manage our inventory in several ways, including daily tracking of inventory positions utilizing our perpetual inventory and automated replenishment systems and reviewing item-level sales information to track the performance and sell-through of seasonal and promotional items. The data that we obtain from our point-of-sale system is an integral component in the inventory management process. In addition, inventories are verified through periodic physical and cycle counts conducted throughout the year on a rotating schedule. In fiscal 2012, we intend to focus on actions which we believe will increase our merchandise gross margins through enhanced product sales mix, inventory assortment optimization and SKU rationalization.

Distribution and Fulfillment

We have developed a hybrid distribution system that combines our central warehouse and distribution infrastructure with the direct-ship expertise of our vendors. This hybrid distribution model increases our flexibility to allocate inventory to stores on an as-needed basis, improving our in-stock positions. We operate a 240,000 square-foot distribution and fulfillment center in Austin, Texas, which handles selected store inventory replenishment and direct-to-consumer orders.

Competition

The golf industry is highly fragmented and competitive. We compete in the off-course specialty and other retail space as well as with other online and catalog retailers. The off-course specialty retail space is characterized by sales of golf equipment and apparel, favorable pricing and knowledgeable staff. The online and catalog retail space is characterized by competitive pricing, shopping convenience and a wide product selection. Recently, new and expanding channels of distribution, including increased selling by non-traditional golf retailers as well as increased direct-to-consumer modes of distribution have led to more competitive pricing.

Off-course specialty retailers. Due to the fragmented nature of the golf industry, off-course specialty retailers vary significantly in size, strategy and geographic location. Some focus on specific areas of the country, and some have focused more heavily on a single channel, being slow to develop into other channels of commerce or develop multi-channel expertise. Our primary competitors in this category are Edwin Watts, Golf Galaxy, PGA Tour Superstore and World Wide Golf. In certain markets, we compete with one or more of these competitors.

Internet or catalog-specific retailers of golf equipment. Online and catalog retailers of golf equipment sell a wide selection of merchandise through the use of catalogs or the Internet. The products are competitively priced and the direct channel offers a certain convenience to consumers. However, catalog and Internet retailers are not able to offer hands-on product testing and fitting. These retailers typically have a limited channel focus that limits their ability for cross-channel marketing and selling as well as for cross-channel brand promotion. Our primary competitors who specialize in the catalog- and Internet-only categories are GolfDiscount.com , The Golf Warehouse, Rock Bottom Golf and 3balls.com., in addition to other competitive retail store locations who also have a presence in this online Internet market.

Franchise and independent golf retailers. Franchise and independent golf retailers tend to be comprised of smaller stores with 2,000 to 5,000 square feet. Due in part to their more limited space, we believe these stores generally offer a more limited selection of golf equipment, accessories and apparel than offered by larger stores. Many of these franchise and independent golf retailers promote sales of their private-label or lesser-known brands. Our main competitors in this category are Golf USA, Nevada Bob’s and Pro Golf Discount.

On-course pro shops. On-course pro shops are located on-site at golf courses or on-site at other golf facilities such as driving ranges. These retailers typically have significantly smaller stores. While these shops generally have PGA professionals on staff, they generally offer a narrower selection of golf clubs and equipment, choosing to devote more of their limited space to showcasing apparel. These shops also generally do not offer advanced demonstrations, diagnostic, or testing equipment such as ball launch monitors.

Conventional sporting goods retailers. Conventional sporting goods retailers are generally large format 20,000 to 100,000 square-foot stores that offer a wide range of sporting goods merchandise covering a variety of categories, including merchandise related to most sports. These stores apply a single-store format to numerous specialty areas. Prices at these stores are generally competitive, but we believe that the limited space they devote to golf and tennis products restricts the breadth of their golf and tennis offerings. These retailers often do not have access to some premier national brands, and access to the assortment of lines of some brands that they do carry may be limited. Our largest competitors in this category are Dick’s Sporting Goods, The Sports Authority and Academy Sports + Outdoors.

Mass merchants and warehouse clubs. These stores typically range in size from 50,000 to 200,000 square feet and above. These merchants and warehouse clubs offer a wide-range of products, but golf merchandise tends to represent a very small portion of their retail square footage and their total sales. We believe that their limited product selection and limited access to premier national brands may not appeal to many golf enthusiasts. We believe that these stores also do not focus on services that address the needs of golfers specifically. Examples of such stores are Costco, Target and Wal-Mart.

Facilities

We own a 41-acre Austin, Texas campus, which is home to our corporate headquarters, including general offices, distribution and fulfillment center, contact center and a clubmaker training facility. The Austin campus also includes a 30,000 square foot retail store, which includes an equipment testing area, and a driving range. All of our other premises are held under long-term leases with differing provisions and expiration dates.

Additional information regarding our facilities is set forth in Item 2, “Properties” of this Annual Report on Form 10-K.

Proprietary Rights and Intellectual Property

We are the exclusive licensee in many countries for the trademarks MacGregor®, DX®, EYE-O-MATIC®, MACTEC®, MT®, RESPONSE®, TOURNEY®, and VIP® for golf equipment. We also own a license to use the trademark HANK HANEY® for golf training equipment.

On May 20, 2009, we entered into a license agreement with MacGregor Golf Company. Under the terms of the license agreement, we obtained an exclusive perpetual license and sub-license in and to certain MacGregor® trademarks throughout the United States, Canada, Europe, Africa, South America and Australia for a total of $1.75 million payable in eight quarterly installments beginning in May 2010. Perpetual license rights will transfer to Golfsmith three years from the effective date of the license agreement, at which time Golfsmith will also obtain a 50% ownership interest in MacGregor Corp., a non-operating holding entity that licenses certain trademarks to MacGregor Golf Company. On September 24, 2009, MacGregor Golf Company assigned its rights in the MacGregor® portfolio of trademarks and its 50% ownership interest in MacGregor Corp. to CKF6 Holdings, LLC. CKF6 Holdings, LLC assumed the place of MacGregor Golf Company in the license agreement with Golfsmith.

We operate under the marks Golfsmith® and Golfsmith Xtreme®, and our proprietary-brand trademarks and service marks include Clubmaker®, Golfsmith®, Killer Bee®, J.G.Hickory ®, Lynx®, Profinity®, Snake Eyes®, TourTrek®, XPC®, Zevo®, Maggie Lane®, and ZTech,®, among others. We have a license to use and offer proprietary products under marks MacGregor®, VIP®, Tourney®, DX® and MT®. We develop, promote, and sell proprietary merchandise in the majority of our golf-related product categories, including clubs, club components, apparel, golf bags and covers, golf balls, golf gloves, pull and push carts, shoes, furnishings, accessories, training aids and gifts.

We believe that our trade names, trademarks and service marks have important value and are integral to building our name recognition.

Employees

We typically staff our stores with a general manager, one to four assistant managers, depending on the size of the store, and, on average, 15 to 20 full-time and part-time sales employees, depending on store volume and time of year. At December 31, 2011, we employed a total of 791 full-time and 921 part-time personnel, including 529 full-time and 874 part-time personnel at our retail stores. We generally supplement our workforce with seasonal full-time and part-time workers at peak times during our second and fourth quarters of each fiscal year. None of our work force is unionized.

Item 1A. Risk Factors

As a smaller reporting company, we are not required to provide the information otherwise required by this Item.

Item 1B. Unresolved Staff Comments

Not applicable.

Item 2. Properties

We own a 41-acre Austin, Texas campus, which is home to our corporate headquarters, distribution and fulfillment center, contact center and a clubmaker training facility. The Austin campus also includes a 30,000 square foot retail store, which includes an equipment testing area, and a driving range. We have granted a lien upon the Austin campus to secure our obligations to the lenders under our credit facility, as described below in “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.”

With the exception of the retail store at our Austin campus, we lease all of our retail stores. We lease a total of approximately 1.7 million square feet of aggregate retail space in various locations. All leased premises are held under long-term leases with differing provisions and expiration dates from January 2012 through June 2028. Our lease rents are generally fixed amounts with scheduled rent increases over the lease term. We also have nine leases that include percentage rent requirements based on net revenues, as defined in the respective lease agreements. Most leases contain provisions permitting us to renew for one or more specified terms.

Information regarding our owned properties and non-store leased facilities at December 31, 2011 is as follows.

Location	Size (sq. ft.)	Facility Type	Owned / Leased	Lease Termination Date
Austin, Texas	90,000	Office, Corporate Headquarters and Store	Owned	n/a
Austin, Texas	240,000	Distribution and Fulfillment Center	Owned	n/a
Austin, Texas	41 Acres	Campus, Driving Range and Training Facility	Owned	n/a
St. Ives, Cambridgeshire, England	15,900	Office, Warehouse and Shipping Facility	Leased	MTM

The following table shows the number of our stores by state at December 31, 2011:

Location	Number of Stores
Alabama	1
Arizona	4
California	14
Colorado	3
Connecticut	1
Florida	9
Georgia	2
Illinois	5
Indiana	1
Kansas	1
Michigan	3
Minnesota	3
Missouri	1
North Carolina	1
New Jersey	6
New York	5
Ohio	2
Oregon	2
Pennsylvania	1
Tennessee	1
Texas	11
Virginia	1
Wisconsin	1

79

Item 3. Legal Proceedings

On October 23, 2009, David O’Flynn, on behalf of himself and all others similarly situated, filed a class action lawsuit (the “O’Flynn claim”) in the California Superior Court in Orange County against Golfsmith USA, LLC asserting denial of meal and rest breaks, failure to timely pay final wages or commissions and failure to provide itemized employee wage statements in violation of the California Labor Code. During the fourth quarter of 2010, we reached an agreement to settle the O’Flynn claim, subject to court approval, which was obtained on December 8, 2011. The Company’s provision for estimated losses on this legal action of $0.2 million, net of insurance, has been recorded in accrued expenses and other current liabilities as of December 31, 2011 and was settled during the first quarter of fiscal 2012.

On June 3, 2010, Ed Leo, together with three other plaintiffs, filed a lawsuit against the Company in the California Superior Court of San Diego County in connection with a Women’s Night promotional event held by the Company on March 25, 2010. The plaintiff’s claim is based on alleged violations of the Unruh Act, California legislation which has been interpreted to prohibit promotional activities that discriminate on the basis of certain protected classes. While the plaintiffs in this action have alleged that the Company engaged in conduct that was discriminatory and actionable, the Company disputes these claims and intends to vigorously contest the lawsuit. At this time, it is not possible to estimate the amount of loss or range of possible loss, if any, that might result from an adverse resolution of this matter.

We are involved in various other legal proceedings arising in the ordinary course of conducting business. We believe that the ultimate outcome of such matters, in the aggregate, will not have a material adverse impact on our financial position, liquidity or results of operations. We believe the amounts provided in our audited consolidated financial statements are adequate in consideration of the probable and estimable liabilities.

Item 4. Mine Safety Disclosures

Not applicable.

PART II

Item 5. Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities

Our common stock trades on the NASDAQ Stock Market under the ticker symbol “GOLF.” The following table sets forth for the periods indicated the high and low closing sale prices of our common stock as reported on NASDAQ.

	Stock Price
	FY 2011		FY 2010
	High	Low	High	Low
First Quarter	$4.41	$2.42	$4.20	$2.16
Second Quarter	5.50	3.42	5.14	3.35
Third Quarter	4.15	2.76	4.08	2.75
Fourth Quarter	4.20	3.07	3.25	2.40

At December 31, 2011, there were approximately 72 stockholders of record of our common stock. A stockholder of record is the individual or entity that an issuer carries in its records as the registered holder and is not necessarily reflective of beneficial ownership of the shares. We currently do not pay dividends on our capital stock.

Dividend Policy

We have not paid cash dividends on our common stock, and it is not anticipated that any cash dividends will be paid on our common stock in the near future. Future cash dividends, if any, will be at the discretion of our Board of Directors and will depend upon, among other things, our future operations and earnings, capital requirements, general financial condition, contractual and financing restrictions and such other factors as our Board of Directors may deem relevant.

Issuer Purchases of Equity Securities

None.

Item 6. Selected Consolidated Financial Data

As a smaller reporting company, we are not required to provide the information otherwise required by this Item.

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations

Forward-Looking Statements

This Management’s Discussion and Analysis of Financial Condition and Results of Operations should be read in conjunction with our accompanying Consolidated Financial Statements and related notes. See the cautionary statement regarding forward-looking statements on page 3 of this Annual Report for a description of important factors that could cause actual results to differ from expected results.

Overview

We are one of the nation’s largest specialty retailers of golf equipment, apparel , footwear and related accessories. We operate as an integrated multi-channel retailer, offering our customers the convenience of shopping in our retail locations across the nation and through our direct-to-consumer channel, which includes both our website, www.golfsmith.com, and our direct mail catalogs. As of December 31, 2011, we operated 79 retail stores in 23 states and 35 markets. We were founded in 1967 as a golf clubmaking company offering custom-made clubs, clubmaking components and club repair services. In 1972, we opened our first retail store, in 1975, we mailed our first general golf products catalog, and in 1997, we launched our website designed to expand our direct-to-consumer business.

During 2011, we opened four new stores in three new geographic markets, and on January 25, 2012, we announced plans to open 10 new stores and relocate four existing locations in 2012. The openings and relocations in fiscal 2012 combined will result in a 17.5% increase in square footage. In the future, we will continue to explore strategic opportunities to open additional stores in existing and new geographic markets, as well as evaluate our effectiveness in existing markets.

As a specialty retailer, we are subject to changes in consumer confidence and economic conditions that impact our customers. The demand for our products is affected by the financial health of our customers, which may be adversely influenced by macroeconomic factors such as unemployment, fuel and energy costs, weakness in the housing market and unavailability of consumer credit. The demand for our products was adversely impacted by the recent economic downturn. In response, beginning in fiscal 2008 and continuing into fiscal 2011, we took significant steps to reduce our cost structure and introduce increased operational efficiencies. We expect to leverage this reduced cost structure to improve profitability in the future.

In addition to future new store openings, a significant part of our strategy continues to be enhancing the non-clubmaking and Internet aspects of our direct-to-consumer channel. Our plan also entails the ongoing development of our own brand portfolio, as we continue our efforts to grow our proprietary business.

Industry Trends

The golf retail industry is highly fragmented among mass merchants, off-course specialty retailers such as ourselves, Internet merchants, warehouse-type merchants and on-course pro shops. The off-course specialty golf retail industry has become extremely competitive as general sporting goods or other golf specialty retailers have expanded their markets. We also face competition as competitors enter the marketplace in our existing markets. In addition, the clubmaking business has been in decline for the last several years. We believe this decline is due to the increase of brand-name closeouts from the top manufacturers resulting from shorter product life cycles, the growth of the pre-owned club market and declining interest by consumers in building their own clubs.

In addition to general economic conditions, sales of golf products are also affected by the popularity of golf, increases and decreases in the number of golf participants and the number of rounds played annually in the United States. The popularity of golf is directly related to the popularity of golf magazines, cable channels and other media dedicated to golf, television coverage of golf tournaments and attendance at golf events. We depend on the exposure of the products we sell, especially the premier-branded golf merchandise, through advertising and the media or attendance at golf tournaments and events. Any significant reduction in television coverage of, or attendance at, golf tournaments and events or any significant reduction in the popularity of golf magazines or golf channels may reduce the visibility of the brands that we sell and could cause a decrease in our sales of golf products. The National Golf Foundation’s recent study on golf participation in the U.S. projects average annual growth in participation between 2010 and 2020 of 1.0%. Because of an anticipated slow growth rate in the golf industry, we expect that any possible growth over time for us, or any competitor that is heavily reliant on the golf industry, will result primarily from market share gains.

Fiscal Year

Our fiscal year ends on the Saturday closest to December 31 and consists of either 52 weeks or 53 weeks. Each quarter of each fiscal year generally consists of 13 weeks or 14 weeks.

Results of Operations

The following table presents our audited consolidated statements of operations for fiscal years 2011 and 2010 and the related percentage of total net revenues:

	Fiscal Year Ended
	December 31,		January 1,		$
	2011		2011		Change
Net revenues (1)	$387,266,900	100.0%	$351,851,394	100.0%	$35,415,506
Cost of products sold (2)	252,161,117	65.1%	232,311,169	66.0%	19,849,948

Gross profit	135,105,783	34.9%	119,540,225	34.0%	15,565,558

Selling, general and administrative	132,023,943	34.1%	120,377,666	34.2%	11,646,277
Store pre-opening expenses (3)	995,213	0.3%	737,898	0.2%	257,315
Store closing, lease termination and impairment charges (4)	182,914	0.0%	2,705,836	0.8%	(2,522,922)

Total operating expenses	133,202,070	34.4%	123,821,400	35.2%	9,380,670

Operating income (loss)	1,903,713	0.5%	(4,281,175)	-1.2%	6,184,888

Interest expense	1,684,250	0.4%	1,262,053	0.4%	422,197
Other income (expense), net	76,017	0.0%	67,781	0.0%	8,236

Income (loss) before income taxes	295,480	0.1%	(5,475,447)	-1.6%	5,770,927

Income tax expense	(387,683)	-0.1%	(17,898)	0.0%	(369,785)

Net loss	$(92,203)	0.0%	$(5,493,345)	-1.6%	$5,401,142

(1)	Net revenues consist of merchandise sales, net of expected returns, from our stores and our direct-to-consumer business, as well as gift card breakage.

(2)	Cost of products sold includes inbound freight, vendor discounts and rebates as well as cooperative promotional vendor income that does not pertain to incremental direct advertising costs. It also includes salary and facility expenses, such as depreciation and amortization, associated with our distribution and fulfillment center in Austin, Texas.
(3)	Store pre-opening expenses consist primarily of rent, marketing, payroll and recruiting costs related to the opening of new retail stores that are incurred prior to a new store opening.
(4)	During the second quarter of 2011, we recorded $0.2 million in lease termination charges associated with a lease previously assigned to a subtenant that declared bankruptcy. Fiscal 2010 includes charges for lease terminations, future rent obligations, asset impairments, payroll and other costs associated with five retail locations, three of which were closed during the third and fourth quarters of fiscal 2010. (See Notes 5 and 11 to our audited consolidated financial statements).

The following table presents consolidated net revenues by channel and comparable store sales percentage changes for fiscal year 2011 and 2010:

	Fiscal Year Ended
	December 31,	January 1,	$	%
	2011	2011	Change	Change
Comparable stores (1)	$298,738,593	$285,435,529	$13,303,064	4.7%
Non-comparable stores	20,374,967	5,220,781	15,154,186	290.3%

Total stores (2)	319,113,560	290,656,310	28,457,250	9.8%

Direct-to-consumer	58,163,189	53,285,669	4,877,520	9.2%
International distributors and other (3)	9,990,151	7,909,414	2,080,737	26.3%

Net revenues	$387,266,900	$351,851,394	$35,415,506	10.1%

(1)	We consider sales by a new store to be comparable commencing in the fourteenth month after the store was opened or acquired. We consider sales by a relocated store to be comparable if the relocated store is expected to serve a comparable customer base and there is not more than a 30-day period during which neither the original store nor the relocated store is closed for business. We consider sales by retail stores with modified layouts to be comparable. We consider sales by stores that are closed to be comparable in the period leading up to closure if they meet the qualifications of a comparable store and do not meet the qualifications to be classified as discontinued operations.
(2)	Included in total stores’ net revenues for both fiscal 2011 and 2010 is $17.9 million in sales transacted online and either picked up or shipped from our retail stores.
(3)	Consists of sales made through our international distributors and our distribution and fulfillment center near London, England and gift card breakage revenue.

Net Revenues. Net revenues increased 10.1% to $387.3 million for fiscal 2011 compared to $351.9 million for fiscal 2010. Growth in net revenues over the previous year was primarily due to a $28.5 million increase in our store revenues and an increase of $4.9 million from our direct-to-consumer channel. Our comparable store revenues increased $13.3 million, or 4.7%, during fiscal 2011, as compared to fiscal 2010. In addition to an increase in sales among our existing retail locations, net revenues benefited from a $15.2 million increase in sales associated with expansion of our store base and a 9.2% increase in direct-to-consumer revenue, driven by an increase in Internet sales of over 21%. Key contributors to the revenue increase included sales of apparel, shoes and several key product launches among the newest line of drivers and from one of our fastest growth initiatives—custom fitting—leading to purchases of higher ticket clubs. Included in net revenues is an additional $1.2 million of gift card breakage resulting from a change in estimated amounts to be escheated to state authorities. While store closings by competitors and expansion of our store base have, in our opinion, added momentum to revenue growth, golf participation and demand for our products has been negatively impacted by a challenging economic environment and less than favorable weather throughout much of the country. During fiscal 2011, golf rounds played, a leading indicator of golf participation tracked by Golf Datatech L.L.C., declined 2.5% compared to the same period in the previous year.

Gross Profit. Consolidated gross profit, as a percentage of net revenues, increased to 34.9% for fiscal 2011 from 34.0% for fiscal 2010. The continued execution of our strategy to increase the penetration of higher margin goods, such as shoes and apparel, delivered merchandise gross profit growth of approximately 0.9% as a percentage of net revenues as compared to fiscal 2010. Gross profit also benefited from a 0.3% increase in the amount of vendor funding in excess of direct advertising expenditures and a 0.3% increase resulting from the additional gift card breakage resulting from a change in estimated amounts to be escheated to state authorities. This increase in gross profits over the prior year was partially offset by a 0.6% increase in shipping and freight driven primarily by free shipping offers through our direct-to-consumer channel, as well as higher freight costs resulting from increased carrier costs and increased inventory receipts.

Selling, general and administrative. Selling, general and administrative expenses increased 9.7% to $132.0 million for fiscal 2011 from $120.4 million for fiscal 2010. As a percentage of net revenues, selling, general and administrative expenses decreased to 34.1% for fiscal 2011 from 34.2% for fiscal 2010. The increase in selling, general and administrative expenses over the previous year in absolute dollars reflects the opening of four new stores, increased performance bonuses, an increase in bad debt expense of approximately $0.9 million (primarily related to a reserve increase for possible collection issues related to credit card processing complexities arising from a system conversion in the fourth quarter), $0.3 million in consulting fees for a one-time project designed to improve our marketing effectiveness and $1.3 million in charges for legal and other professional services associated with exploring a strategic transaction that may include a potential sale of the Company. The Company to date has not reached an agreement with respect to such a transaction and the Company cannot predict whether an agreement will be reached.

Store pre-opening expenses. Store pre-opening expenses were $1.0 million and $0.7 million for fiscal 2011 and 2010, respectively. Fiscal 2011 reflects occupancy charges primarily related to four new store openings in fiscal 2011 and rent for five new locations scheduled to open in the Spring of 2012. The previous year consists primarily of occupancy charges related to four new store openings in fiscal 2010.

Store closing, lease termination and impairment charges. During the second quarter of 2011, we recorded $0.2 million in lease termination charges associated with a lease previously assigned to a subtenant that declared bankruptcy. The previous year includes $2.7 million in store closing, lease termination and asset impairment charges associated with five retail locations, three of which were closed during the third and fourth quarter of fiscal 2010. (See Notes 5 and 11 to our audited consolidated financial statements).

Interest expense. Interest expense consists primarily of interest incurred on borrowings under our credit facility. In fiscal 2011 and 2010, we recorded interest expense of $1.7 million and $1.3 million, respectively. As a percentage of net revenues, interest expense remained constant year over year at 0.4%.

Other income (expense), net. Other income (expense), net includes realized foreign currency exchange rate gains/losses, gains from the sale of assets and other miscellaneous income. Other income (expense), net remained constant at $0.1 million in fiscal 2011 and fiscal 2010.

Income tax expense. During fiscal 2011 we recorded a $0.4 million provision for income tax expense on pre-tax income of approximately $0.3 million. During fiscal 2010, we recorded a negligible provision for income tax on a pre-tax loss of approximately $5.5 million. Income tax expense for fiscal 2011 and 2010 differs from the amount which would have been recorded using the U.S. statutory tax rate of 34% due to a change in our valuation allowances for our deferred tax assets. Fiscal 2010 also includes a $0.1 million tax benefit associated with previously filed foreign tax returns. See Note 9 to our audited consolidated financial statements for further discussion of the methods used to compute our income tax expense in each fiscal year.

Quarterly Results of Operations and Seasonality

The following table sets forth certain unaudited financial and operating data in each fiscal quarter during fiscal 2011 and fiscal 2010. The unaudited quarterly information includes all normal recurring adjustments that we consider necessary for a fair presentation of the information shown. This information should be read in conjunction with the audited consolidated financial statements and notes thereto appearing elsewhere in this Annual Report on Form 10-K.

	Fiscal 2011				Fiscal 2010
	Q1	Q2 (1)	Q3	Q4	Q1	Q2	Q3 (1)	Q4 (1)
Net revenues	$81,515,037	$130,219,882	$100,996,878	$74,535,103	$67,648,539	$118,046,216	$93,272,151	$72,884,488
Gross profit	27,417,756	45,665,583	34,855,939	27,166,505	22,764,484	41,327,268	32,084,366	23,364,107
Operating (loss) income	(3,341,225)	9,699,983	1,811,178	(6,266,223)	(5,338,180)	7,338,032	(1,056,812)	(5,224,215)
Net (loss) income	$(3,113,166)	$8,314,317	$1,312,509	$(6,605,863)	$(4,828,982)	$6,195,531	$(1,143,878)	$(5,716,016)
Comparable store sales percentage change	13.4%	7.0%	3.4%	-4.7%	-0.6%	-0.8%	-1.7%	6.4%
Net revenues as a percentage of full year results	21.0%	33.6%	26.1%	19.2%	19.2%	33.6%	26.5%	20.7%

(1)	The second quarter of 2011 includes $0.2 million in lease termination charges associated with a lease previously assigned to a subtenant which declared bankruptcy. The third and fourth quarter of fiscal 2010 include $1.6 million and $1.1 million in store closing, lease termination and asset impairment charges, respectively, associated with five retail locations, three of which were closed during third and fourth quarter of fiscal 2010. (See Notes 5 and 11 to our audited consolidated financial statements).

As a result of the seasonal fluctuations in our business, we experience a concentration of sales in the period leading up to and during the warm weather golf season. The increase in sales during these periods has historically contributed a greater percentage to our annual net revenues and annual net operating income (loss) than other periods in our fiscal year. Our net revenues have historically been highest during the second and third quarters of each year, because of increased sales during the warm weather golf season. Also, our operating profit in our off-season quarters may be even lower because we make decisions regarding merchandise well in advance of the season in which it will be sold, and incur significant additional expenses leading up to and during these periods in anticipation of higher sales, including acquiring additional inventory, preparing and mailing out catalogs, advertising, creating in-store promotions and hiring additional employees.

Our results of operations are also subject to quarterly variation due to factors other than seasonality. For example, the timing of the introduction of product innovations can impact our results of operations.

We also incur significant expenses associated with opening new stores and closing retail locations. The timing of opening new retail stores impacts our quarterly operating expenses and our quarterly net income (loss).

Due to these and other factors, results for any particular quarter may not be indicative of results to be expected for any other quarter or for a full fiscal year.

Liquidity and Capital Resources

As of December 31, 2011, our primary source of liquidity consisted of cash and cash equivalents totaling $2.6 million and $29.6 million of available borrowings under our credit facility which is more fully described in Note 4 to our audited consolidated financial statements. As of December 31, 2011, we had outstanding debt obligations under our credit facility of $41.9 million.

Historically, cash flows generated from operations and our borrowing capacity under our Credit Facility have allowed us to meet our cash requirements, including capital expenditures and working capital needs. In addition, future cash outflows related to new store openings, store remodels, advertising and other expenditures have been adjusted and may need to be further adjusted accordingly from time to time in the future. In fiscal 2012, we anticipate incurring approximately $16.3 million in capital expenditures, excluding tenant improvement allowances, related primarily for new store openings, various store remodels and investments in our information technology infrastructure.

Also, additional expenses are being incurred in 2012 for legal and other professional services associated with exploring a strategic transaction disclosed above in Selling, General, and Administrative. The Company to date has not reached an agreement with respect to such a transaction and the Company cannot predict whether an agreement will be reached.

If cash generated from operations and available borrowings under our Credit Facility are insufficient to satisfy our liquidity requirements, we may seek to sell additional equity or arrange additional debt financing. If cash from operations and cash available under our Credit Facility are not sufficient to meet our needs, we cannot assure you that we will be able to obtain additional financing in sufficient amounts and/or on acceptable terms in the near future or when our credit facility expires in July 2014.

Cash Flows

	Fiscal Year Ended
	December 31,	January 1,
	2011	2011
Net cash provided by operating activities	$12,603,350	$8,609,127
Net cash used in investing activities	(11,693,770)	(13,148,481)
Net cash provided by financing activities	1,537,084	4,057,315
Effect of exchange rate changes on cash	(3,526)	(9,819)

Change in cash and cash equivalents	$2,443,138	$(491,858)

Operating Activities

Our cash flows from operations are seasonal. Operating activities provided $12.6 million and $8.6 million of cash during fiscal 2011 and 2010, respectively. The increase in cash provided by operating activities during fiscal 2011, as compared fiscal 2010, reflects a $5.4 million increase in net income, partially offset by an increase in rent and working capital requirements associated with the expansion of our store base during the current year.

Investing Activities

Cash used in investing activities primarily relates to building out new stores, remodeling or relocating existing stores, purchasing information technology as well as capital expenditures for our distribution facilities and corporate headquarters. Investing activities used $11.7 million and $13.1 million of cash during fiscal 2011 and 2010, respectively. Cash used during fiscal 2011 relates to four new store openings, several store remodels and costs associated with the development and deployment of software systems designed to facilitate the expansion of our operations. Cash used during fiscal 2010 includes costs related to four new store openings and several remodels.

Financing Activities

Financing activities provided $1.5 million and $4.1 million of cash during fiscal 2011 and fiscal 2010, respectively. Cash provided by financing activities primarily relates to net of borrowings and principal payments under our Credit Facility.

Indebtedness

As of December 31, 2011, we had approximately $41.9 million in aggregate indebtedness outstanding and $29.6 million in available borrowings under our credit facility, after giving effect to all reserves. As of January 1, 2011, we had approximately $40.4 million in aggregate indebtedness outstanding and $18.5 million in available borrowings under our credit facility, after giving effect to all reserves.

Our Credit Facility contains customary affirmative covenants regarding, among other things, the delivery of financial and other information to the lenders, maintenance of records, compliance with law, maintenance of property and insurance and conduct of our existing business. The Credit Facility also contains certain customary negative covenants that limit the ability of the Credit Parties (as defined in Note 4 to our audited consolidated financial statements) to, among other things, create liens, make investments, enter into transactions with affiliates, incur debt, acquire or dispose of assets, including merging with another entity, enter into sale-leaseback transactions, and make certain restricted payments. As of December 31, 2011, we were in compliance with all applicable covenants. See Note 4 to our audited consolidated financial statements for further discussion of the terms of our credit facility.

Borrowings under our Credit Facility typically increase as working capital requirements increase in anticipation of peak selling periods in late spring and in advance of the December holiday gift-giving season, and then decline following these periods. In the event sales results are less than anticipated and our working capital requirements remain constant, the amount available under our Credit Facility may not be adequate to satisfy our needs. If this were to occur, we may not succeed in obtaining additional financing in sufficient amounts, if at all, and/or on acceptable terms.

Contractual Obligations

We leased 78 of the 79 stores that we were operating at December 31, 2011. The following table of our contractual obligations at December 31, 2011, summarizes the aggregate effect that our lease, credit facility and purchase obligations are expected to have on our cash flows in the periods indicated:

	Payments Due by Period
		Less than			After 5
	Total	1 year	1 -3 Years	4 - 5 Years	Years
Operating leases, net (1)	$180,731,130	27,176,202	$53,551,313	$42,405,467	$57,598,148
Credit facility	41,905,144	—	41,905,144	—	—
Interest requirements (2)	3,739,597	1,485,952	2,253,645	—	—
Purchase obligations (3)	5,082,969	3,845,391	1,237,578	—	—

Total	$231,458,840	$32,507,545	$98,947,680	$42,405,467	$57,598,148

(1)	Consists of future minimum lease payments and sublease rental income.
(2)	The cash obligations for interest requirements reflect floating rate debt obligations on the balance of our credit facility at December 31, 2011 using interest rates in effect at such time.
(3)

Consists of minimum royalty payments, services and goods we are committed to purchase in the ordinary course of business. Purchase obligations do not include contracts we can terminate without cause with little or no penalty to us. This item also includes one quarterly installment totaling $0.2 million for the purchase of an exclusive perpetual license in and to certain MacGregor® trademarks beginning in May 2010 (see Note 5 to our audited consolidated financial statements).

We previously entered into a guarantee agreement in conjunction with assigning one of our leases to a subtenant which provides that the Company will assume responsibility for rental payments in the event the subtenant defaults. During the fourth quarter of 2010, the tenant to whom the lease was assigned filed for bankruptcy, and the Company recorded a charge of $0.3 million for its estimated obligation associated with this event. During the second quarter of 2011, the Company recorded an additional charge of $0.2 million for the estimated remaining obligation associated with the vacancy of this location. (See Note 11 of the notes to our audited consolidated financial statements). The estimated obligation represented the future minimum lease payments in addition to other related expenses, such as property taxes and common area maintenance, which were previously paid by the bankrupt tenant. As part of a settlement reached on January 31, 2012, the landlord agreed to release the Company from any remaining obligation as both the original tenant and guarantor of this lease agreement.

Off-Balance Sheet Arrangements

As of the end of fiscal 2011, we did not have any off-balance sheet arrangements as defined by the rules and regulations of the SEC.

Critical Accounting Policies and Estimates

Our significant accounting policies are more fully described in Note 1 to our audited consolidated financial statements. Certain of our accounting policies are particularly important to the portrayal of our financial position and results of operations. In applying these critical accounting policies, our management uses its judgment to determine the appropriate assumptions to be used in making certain estimates. Those estimates are based on our historical experience, the terms of existing contracts, our observance of trends in the industry, information provided by our customers and information available from other outside sources, as appropriate. These estimates are subject to an inherent degree of uncertainty. We have chosen accounting policies that we believe are appropriate to report accurately and fairly (in accordance with Generally Accepted Accounting Principles), our operating results and financial position, and we apply those accounting policies in a consistent manner. We believe that the following accounting policies are the most critical in the preparation of our audited consolidated financial statements because they involve the most difficult, subjective or complex judgments about the effect of matters that are inherently uncertain.

Accounts Receivable

Accounts receivable consists primarily of amounts due from credit card merchants who process our credit card sales and remit the proceeds to the Company. We also maintain certain accounts receivable for individual customers for whom credit is provided. Allowances are made based on historical data for estimated unrecoverable amounts. As a result of credit card processing complexities arising from a system conversion in the fourth quarter of fiscal 2011, we increased our allowance for doubtful accounts by approximately $0.7 million. However, given the magnitude of the accounts receivable balance at December 31, 2011, actual unrecoverable amounts may be different than our estimates and such differences could be material.

Revenue Recognition

We recognize revenues from our retail sales channel at the time the customer takes possession of the merchandise and purchases are paid for, primarily with either cash or by credit card. We recognize revenues from catalog and Internet sales upon shipment of merchandise and any service related revenue as the services are performed.

We recognize revenue from the sale of gift cards and issuance of returns credits when (1) the cards or credits are redeemed by the customer, or (2) the likelihood of the cards or credits being redeemed by the customer is remote (breakage) and we determine that there is no legal obligation to remit the value of the unredeemed cards or credits to the relevant jurisdiction. Estimated breakage is calculated and recognized as revenue over a 48-month period following the card or credit issuance, in amounts based on the historical redemption patterns of the used cards or credits. The difference in total estimated breakage, if any, is recognized as a component of revenue at the end of the 48 months following the issuance of the card or credit, at which time we deem the likelihood of any further redemptions to be remote, and provided that such amounts are not required to be remitted to the relevant jurisdictions. Breakage income is included in net revenue in our audited consolidated statements of operations.

Product Return Reserves

Our revenues are reported net of sales returns. Our return policy allows our customers to return purchased products for a refund or in exchange for new products primarily within 30 days of receipt. We reserve for product returns based on estimates of future sales returns related to our current period sales. We analyze historical returns, current economic trends, current returns policies and changes in customer acceptance of our products when evaluating the adequacy of the reserve for sales returns. We evaluate reserves as a percentage of gross revenues on a quarterly basis at rates commensurate with the latest historical twelve-month trends. As a percentage of gross revenues, actual sales returns were approximately 9.3% and 9.8% in fiscal 2011 and fiscal 2010, respectively. We routinely compare actual experience to current reserves and make any necessary adjustments.

A 10% change in our product returns reserve liability at December 31, 2011, would have affected net income by approximately $0.03 million in fiscal 2011.

Inventory Valuation

Merchandise inventories are carried at the lower of cost or market. Cost is the sum of expenditures, direct and indirect, incurred to bring inventory to its existing condition and location. Cost is determined using the First-In-First-Out Weighted Average Cost Method. We write down inventory value for damaged, obsolete, excess and slow-moving condition and for inventory shrinkage due to anticipated book-to-physical adjustments. Based on our historical results, using various methods of disposition, we estimate the price at which we expect to sell this inventory to determine the potential loss if those items are later sold below cost. The carrying value for inventories that are not expected to be sold at or above costs are then written down. A significant adjustment in these estimates or in actual sales may have a material adverse impact on our results of operation and financial position.

On a monthly basis, we write-down inventory for estimated shrinkage based on management’s estimates and record as a percentage of net revenues at rates commensurate with the most recent physical inventory results within the respective distribution channel. Inventory shrinkage expense recorded in the audited consolidated statements of operations for fiscal 2011 and fiscal 2010 was 0.8% and 0.7% of net revenues, respectively. Inventory shrinkage expense recorded in each fiscal year is the result of inventory shrink loss for the respective period, including the results of physical inventory cycle counts made during each period.

We have not made any material changes in the accounting methodology used to establish our excess and obsolete or inventory loss reserves during the past two fiscal years.

A 10% difference in our actual total inventory reserves at December 31, 2011, would have affected net income by approximately $0.2 million.

Vendor Rebates and Promotions

We receive income from certain merchandise suppliers in the form of rebates and promotions. Agreements are made with individual suppliers and income is earned as buying levels are met. These agreements are effective for a twelve-month period and are negotiated annually at the beginning of the calendar year. During fiscal 2011, we entered into agreements with 270 merchandise suppliers. Rebate income is recorded as a reduction of the cost of inventory purchased from the respective supplier and is recognized as cost of products sold when the related merchandise is sold.

Cooperative promotional income received for reimbursement of incremental direct advertising costs is recorded as a reduction of selling, general and administrative expense. Any promotional income received that does not pertain to incremental direct advertising costs is recorded as a reduction to inventory purchased and is recognized as cost of products sold when the related merchandise is sold. Cooperative promotional income received and recorded as a reduction of selling, general and administrative expenses was approximately $6.6 million and $6.9 million in fiscal 2011 and 2010, respectively. Cooperative promotional income received and recorded as a reduction to cost of products sold was approximately $1.8 million and $0.5 million in fiscal year 2011 and 2010, respectively. A receivable for total vendor rebates and promotional income of approximately $1.5 million and $0.2 million is included in prepaid and other current assets as of December 31, 2011 and January 1, 2011, respectively.

Stock-Based Compensation

We calculate and record compensation expense over the estimated service period in our audited consolidated statements of operations based on the calculated fair values of the related awards at the time of issuance or modification. We have used the Black-Scholes option pricing model to estimate the fair value of stock options and stock awards granted. This model incorporates various subjective assumptions including expected volatility, expected term, risk-free interest rate and expected dividend yield. In both fiscal 2011 and fiscal 2010, we have calculated volatility based on an equal 50% combination of our historical volatility and the historical volatility for a comparable industry peer group over periods of time equivalent to the expected life of the awards granted. We believe the calculated basis for expected volatility provides a more reasonable measurement of our expected future volatility rate than using solely the five years of historic trading value of our shares. The expected term utilized is calculated based on the average vesting terms and the contractual life of each award. We base the estimate of risk-free rate on the U.S. Treasury yield curve in effect at the time of grant or modification. We have never paid cash dividends and do not currently intend to pay cash dividends, and thus have assumed a 0% dividend yield.

In addition, we estimate potential forfeitures of stock grants and adjust compensation expense accordingly. The estimate of forfeitures is adjusted over the requisite service period to the extent that actual forfeitures differ, or are expected to differ, from such estimates. Changes in estimated forfeitures will be recognized through a cumulative catch-up adjustment in the period of change and will also impact the amount of stock compensation expense to be recognized in future periods.

Long-lived and Intangible Assets

We evaluate our long-lived assets, which include our property and equipment and our definite-lived intangible assets, for impairment whenever events or changes in circumstances indicate the carrying value of an asset may not be recoverable. When such factors and circumstances exist, the Company compares the projected undiscounted future cash flows associated with the related asset or group of assets over their estimated useful lives against their respective carrying amounts. Impairment, if any, is based on the excess of the carrying amount over the fair value of those assets and is recorded in the period in which the determination was made. We recorded no expense for impairment of long-lived assets in fiscal 2011. In fiscal 2010, we recorded $0.5 million in non-cash charges related to the impairment of fixed assets associated with three retail locations.

We assess the carrying value of our indefinite-lived intangible assets for indications of impairment annually, or more frequently if events or changes in circumstances indicate that the carrying amount of the intangible assets may be impaired. Our indefinite-lived intangible assets include our trade name and trademarks. The impairment test consists of a comparison of the fair value of the intangible assets with their carrying amount. If their carrying amount exceeds their estimated fair value, an impairment loss shall be recognized in an amount equal to that excess. We base our measurement of fair value of indefinite-lived intangible assets using the relief-from-royalty method. This method assumes that the trade name and trademarks have value to the extent that their owner is relieved of the obligation to pay royalties for the benefits received from them. This method requires us to estimate the future revenue for the related brands and the appropriate royalty rate. We combine our trademarks into a single unit of account for purposes of testing impairment for the following reasons: (1) we believe that utilizing our proprietary brands as a group represents the highest and best use of the assets and (2) our marketing and branding strategies indicate that our trademarks are complementary. In the fourth quarters of fiscal 2011 and fiscal 2010, we performed our annual impairment test for our indefinite-lived intangible assets and determined that they were not impaired.

Factors that are considered by management in assessing for impairments include, but are not limited to, our performance relative to our projected or historical results, our intended use of the assets and our strategy for our overall business, as well as industry and economic trends. To the extent these future revenue projections or our strategies change, our estimates regarding impairment may differ from our current estimates and such differences may be material.

Store Closure Costs

In the month we close a store, we recognize an expense related to the future lease obligation net of estimated sublease rental income and any contractual lease buyouts directly related to the associated store closure. Store closure costs also include severance costs and other liabilities. We are required to make judgments about these exit costs. The ability to obtain agreements with lessors, to terminate leases or to assign leases to third parties can materially affect these estimates.

During fiscal 2010, we recorded $2.2 million in store closure, lease termination and asset impairment charges associated with three retail locations which were closed during the third and fourth quarter of the current year. There were no store closures during fiscal 2011. (See Notes 5 and 11 to our audited consolidated financial statements). At this point, we have made no decisions to close any existing stores; however, we continue to evaluate our current locations and determine store closures based on a variety of criteria such as expected store profitability, competition and local demographic characteristics.

Operating Leases

Other than our Austin campus, which we own, we have entered into operating leases for our retail locations. We leased 78 of the 79 stores that we were operating at December 31, 2011, and during 2011, we executed leases for eight new stores scheduled to open in 2012. During the first quarter of fiscal 2012, we signed a lease for a new store and another store, which we plan to relocate in 2012. Store lease agreements often include rent holidays, rent escalation clauses and contingent rent provisions for percentage of gross sales in excess of specified levels, as defined in the respective lease agreements. Most of our lease agreements include renewal periods at our option. We recognize rent holiday periods and scheduled rent increases on a straight-line basis over the lease term beginning with the date we take possession of the leased space. We record tenant improvement allowances and rent holidays as deferred rent liabilities on our consolidated balance sheets and amortize the deferred rent over the term of the leases to rent expense on our consolidated statements of operations. We record rent liabilities on our consolidated balance sheets for contingent percentage of gross sales lease provisions when we determine it is probable that the specified levels will be reached during any given period.

Income Taxes

A deferred income tax asset or liability is established for the expected future consequences resulting from temporary differences in the financial reporting and tax basis of assets and liabilities. At December 31, 2011, we recorded a full valuation allowance against our accumulated deferred tax assets, net of deferred tax liabilities, of $22.2 million due to the uncertainties regarding the realization of deferred tax assets.

We recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position are measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. To the extent we prevail in matters for which reserves have been established, or are required to pay amounts in excess of our reserves, our effective income tax rate in a given financial statement period could be materially affected. We had no unrecognized tax benefits at December 31, 2011.

Recent Accounting Pronouncements

Presentation of Comprehensive Income: In June 2011, the FASB issued Accounting Standards Update No. 2011-05, Comprehensive Income (Topic 220) — Presentation of Comprehensive Income (ASU 2011-05), to require an entity to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. ASU 2011-05 eliminates the option to present the components of other comprehensive income as part of the statement of equity. ASU 2011-05 is effective for us in our first quarter of fiscal 2012 and should be applied retrospectively. The adoption of ASU 2011-05 will have no impact on our statements of financial position, operations and cash flows.

Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements: In May 2011, the FASB issued Accounting Standards Update No. 2011-04, Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and International Financial Reporting Standards (Topic 820)—Fair Value Measurement (ASU 2011-04), to provide a consistent definition of fair value and ensure that the fair value measurement and disclosure requirements are similar between U.S. Generally Accepted Accounting Principles (GAAP) and International Financial Reporting Standards. ASU 2011-04 changes certain fair value measurement principles and enhances the disclosure requirements particularly for Level 3 fair value measurements (as defined in Note 3 below). ASU 2011-04 is effective for us in our fourth quarter of fiscal 2012 and should be applied prospectively. We do not believe the impact of the adoption of ASU 2011-04 on our consolidated financial statements will be significant.

Item 7A. Quantitative and Qualitative Disclosures about Market Risk

As a smaller reporting company, we are not required to provide the information otherwise required by this Item.

Item 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Golfsmith International Holdings, Inc.

Annual Report on Form 10-K

For the Year Ended December 31, 2011

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders of

Golfsmith International Holdings, Inc.

We have audited the accompanying consolidated balance sheets of Golfsmith International Holdings, Inc. (the “Company”) as of December 31, 2011 and January 1, 2011, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the two fiscal years in the period ended December 31, 2011. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Golfsmith International Holdings, Inc. at December 31, 2011 and January 1, 2011 and the consolidated results of its operations and its cash flows for each of the two fiscal years in the period ended December 31, 2011, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Fort Worth, Texas

March 30, 2012

GOLFSMITH INTERNATIONAL HOLDINGS, INC.

CONSOLIDATED BALANCE SHEETS

	December 31, 2011	January 1, 2011
ASSETS
Current assets:
Cash and cash equivalents	$2,647,478	$204,340
Receivables, net of allowances of $881,035 and $107,757 at December 31, 2011 and January 1, 2011, respectively	5,955,683	2,011,241
Inventories	90,375,824	79,417,087
Prepaid expenses and other current assets	8,717,141	6,891,261

Total current assets	107,696,126	88,523,929

Property and equipment, net	59,451,248	58,925,620
Intangible assets, net	25,276,751	25,524,016
Other long-term assets	2,487,402	2,057,363

Total assets	$194,911,527	$175,030,928

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$49,682,063	$35,694,830
Accrued expenses and other current liabilities	22,315,818	20,393,614

Total current liabilities	71,997,881	56,088,444

Deferred rent and other long-term liabilities	16,632,995	15,344,004
Long-term debt	41,905,144	40,390,034

Total liabilities	130,536,020	111,822,482

Stockholders’ Equity:
Common stock –$.001 par value; 25,000,000 shares authorized at December 31, 2011 and January 1, 2011, respectively; and 15,815,235 shares issued and outstanding at December 31, 2011, 15,806,035 shares issued and outstanding at January 1, 2011	15,816	15,807
Preferred stock –$.001 par value; 10,000,000 shares authorized at December 31, 2011, and January 1, 2011; no shares issued and outstanding	—	—
Deferred stock units –$.001 par value; 487,322 shares outstanding at December 31, 2011, 454,998 shares outstanding at January 1, 2011	487	455
Additional paid-in capital	126,595,381	125,247,156
Accumulated other comprehensive loss	(341,376)	(252,374)
Accumulated deficit	(61,894,801)	(61,802,598)

Total stockholders’ equity	64,375,507	63,208,446

Total liabilities and stockholders’ equity	$194,911,527	$175,030,928

See accompanying notes to audited consolidated financial statements.

GOLFSMITH INTERNATIONAL HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Fiscal Year Ended
	December 31, 2011	January 1, 2011
Net revenues	$387,266,900	$351,851,394
Cost of products sold	252,161,117	232,311,169

Gross profit	135,105,783	119,540,225
Selling, general and administrative	132,023,943	120,377,666
Store pre-opening expenses	995,213	737,898
Store closing, lease termination and impairment charges	182,914	2,705,836

Total operating expenses	133,202,070	123,821,400
Operating income (loss)	1,903,713	(4,281,175)
Interest expense	1,684,250	1,262,053
Other income (expense), net	76,017	67,781

Income (loss) before income taxes	295,480	(5,475,447)
Income tax expense	(387,683)	(17,898)

Net loss	$(92,203)	$(5,493,345)

Net loss per common share—basic	$(0.01)	$(0.34)
Net loss per common share—diluted	$(0.01)	$(0.34)

See accompanying notes to audited consolidated financial statements.

GOLFSMITH INTERNATIONAL HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Common Stock		Restricted or Deferred Stock Units		Additional Paid-in-Capital	Other Comprehensive Loss	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount
Balance at January 2, 2010	15,777,185	15,778	314,998	315	124,042,392	(153,609)	(56,309,253)	67,595,623
Net loss	—	—	—	—	—	—	(5,493,345)	(5,493,345)
Foreign currency translation adjustments	—	—	—	—	—	(98,765)	—	(98,765)

Comprehensive loss								(5,592,110)

Stock-based compensation	—	—	—	—	802,981	—	—	802,981
Stock option exercises	28,850	29	—	—	57,178	—	—	57,207
Issuance of deferred stock units	—	—	140,000	140	344,605	—	—	344,745

Balance at January 1, 2011	15,806,035	$15,807	454,998	$455	$125,247,156	$(252,374)	$(61,802,598)	$63,208,446
Net loss	—	—	—	—	—	—	(92,203)	(92,203)
Foreign currency translation adjustments	—	—	—	—	—	(89,002)	—	(89,002)

Comprehensive loss								(181,205)

Stock-based compensation	—	—	—	—	1,050,568	—	—	1,050,568
Stock option exercises	9,200	9	—	—	21,967	—	—	21,976
Issuance of deferred stock units	—	—	32,324	32	275,690	—	—	275,722

Balance at December 31, 2011	15,815,235	$15,816	487,322	$487	$126,595,381	$(341,376)	$(61,894,801)	$64,375,507

See accompanying notes to audited consolidated financial statements.

GOLFSMITH INTERNATIONAL HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Fiscal Year Ended
	December 31, 2011	January 1, 2011
Operating Activities
Net loss	$(92,203)	$(5,493,345)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	11,215,772	9,974,854
Amortization of intangible assets	327,265	421,683
Amortization of debt issue costs	138,522	149,446
Provision for bad debt expense	779,930	195,125
Stock-based compensation	1,326,289	1,147,727
Loss on retirement of property and equipment	206,828	—
Non-cash impairment charges	—	671,596
Change in operating assets and liabilities:
Accounts receivable	(4,776,416)	(252,860)
Inventories	(10,207,356)	(1,285,518)
Prepaids and other current assets	(6,003,332)	(2,044,164)
Other assets	(929,184)	(740,290)
Accounts payable	17,012,509	2,994,425
Accrued expenses and other current liabilities	3,041,061	66,977
Deferred rent	563,665	2,803,471

Net cash provided by operating activities	12,603,350	8,609,127
Investing Activities
Purchases of property and equipment	(11,693,770)	(13,148,481)

Net cash used in investing activities	(11,693,770)	(13,148,481)
Financing Activities
Principal payments on line of credit	(119,685,243)	(105,017,745)
Proceeds from line of credit	121,200,353	109,407,779
Debt issuance costs	—	(389,926)
Proceeds from exercise of stock options	21,974	57,207

Net cash provided by financing activities	1,537,084	4,057,315
Effect of exchange rate changes on cash and cash equivalents	(3,526)	(9,819)

Change in cash and cash equivalents	2,443,138	(491,858)
Cash and cash equivalents, beginning of period	204,340	696,198

Cash and cash equivalents, end of period	$2,647,478	$204,340

Supplemental cash flow information:
Interest payments	$1,537,447	$1,178,641
Income tax payments	$194,430	$316,615

See accompanying notes to audited consolidated financial statements.

GOLFSMITH INTERNATIONAL HOLDINGS, INC.

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

1. Summary of Significant Accounting Principles

Basis of Presentation and Principles of Consolidation

Golfsmith International Holdings, Inc. (the “Company”) is a multi-channel, specialty retailer of golf equipment, apparel and related accessories. The Company offers golf equipment from top national brands as well as its own proprietary brands. In addition, the Company provides clubmaking services, including the sale of individual club components for customers to build clubs, custom fitting, repair services and tennis equipment and apparel. The Company markets its products through retail stores and through its direct-to-consumer channels, which have been aggregated into one reporting segment.

The accompanying audited consolidated financial statements include the accounts of the Company, its wholly-owned subsidiary Golfsmith International, Inc. (“Golfsmith”) and its subsidiaries. The Company has no operations nor does it have any assets or liabilities other than its investment in Golfsmith. Accordingly, these audited consolidated financial statements represent the operations of Golfsmith and its subsidiaries. All inter-company account balances and transactions have been eliminated in consolidation.

Revenue Subject to Seasonal Variations

The Company’s business is seasonal and its sales leading up to and during the warm weather golf season and the December holiday gift-giving season have historically contributed a significantly higher percentage of the Company’s annual net revenues and annual net operating income than in other periods in its fiscal year.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fair Value of Financial Instruments

The carrying amounts of the Company’s cash and cash equivalents, accounts receivable and accounts payable approximate fair values due to their short-term nature. The carrying value of the Company’s credit facility at December 31, 2011 approximates fair value based on rates available for similar debt available to comparable companies in the marketplace.

The fair values of our financial instruments are recorded using a hierarchal disclosure framework based upon the level of subjectivity of the inputs used in measuring assets and liabilities as follows:

Level 1—Inputs are unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date.

Level 2—Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.

Level 3—Inputs are unobservable for the asset or liability and are developed based on the best information available in the circumstances, which might include the Company’s own data.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand, deposits in banks and proceeds due from credit card transactions with settlement terms of less than five days. The carrying amount approximates fair value due to the short-term maturity of those instruments.

Accounts Receivable

Accounts receivable consists primarily of amounts due from credit card merchants who process the Company’s credit card sales and remit the proceeds to the Company. The Company also maintains certain accounts receivable for individual customers for whom credit is provided. Allowances are made based on historical data for estimated unrecoverable amounts. As a result of credit card processing complexities arising from a system conversion in the fourth quarter of fiscal 2011, the Company increased its allowance for doubtful accounts by approximately $0.7 million. However, given the magnitude of the accounts receivable balance at December 31, 2011, actual unrecoverable amounts may be different than our estimates and such differences could be material.

Inventories

The Company uses the First-In-First-Out Weighted Average Cost Method for inventory valuation. Inventories consist primarily of finished goods (i.e., golf and tennis equipment and accessories) and are stated at the lower of cost (weighted average) or market. Inbound freight charges, import fees and vendor discounts are capitalized into inventory upon receipt of the purchased goods. These costs and discounts are included in cost of products sold upon the sale of the respective inventory item. Inventory values are reduced for anticipated physical inventory losses, such as theft, that have occurred since the last physical inventory date on a location-by-location basis, as well as anticipated amounts of carrying value over the amount expected to be realized from the ultimate sale or other disposal of the inventory.

Property and Equipment

Property and equipment are stated at cost net of accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the related assets, generally 5 to 10 years for equipment, furniture, and fixtures and 40 years for buildings. Leasehold improvements are amortized on a straight-line basis over the shorter of the term of the related lease or estimated useful life of the leasehold improvement. Maintenance and repairs are expensed as incurred.

Impairment of Long-Lived and Intangible Assets

The Company evaluates its long-lived assets, which include its property and equipment and definite-lived intangible assets whenever events or changes in circumstances indicate the carrying value of an asset may not be recoverable. When such factors and circumstances exist, an impairment loss is recognized when estimated future undiscounted cash flows expected to result from the use of the asset plus net proceeds expected from disposition of the asset, if any, are less than the carrying value of the asset. When an impairment loss is recognized, the carrying amount of the asset is reduced to its estimated realizable fair value in the period in which the determination is made. In fiscal 2010, the Company recorded $0.5 million in non-cash charges related to the impairment of fixed assets associated with three stores. The Company had no impairment charges in fiscal 2011.

The Company assesses the carrying value of its indefinite-lived intangible assets for indications of impairment annually, or more frequently if events or changes in circumstances indicate that the carrying amount of the intangible assets may be impaired. The Company’s indefinite-lived intangible assets consist of its trade name and trademarks. The impairment test consists of a comparison of the fair value of the intangible assets with their carrying amount. If their carrying amount exceeds their estimated fair value, an impairment loss shall be recognized in an amount equal to that excess. The Company bases its measurement of fair value of its indefinite-lived intangible assets using the relief-from-royalty method. This method assumes that the trade name and trademarks have value to the extent that their owner is relieved of the obligation to pay royalties for the benefits received from them. This method requires the Company to estimate the future revenue for the related brands and the appropriate royalty rate. Trademarks are combined into a single unit of account for purposes of testing impairment for the following reasons: (1) the Company believes that utilizing its proprietary brands as a group represents the highest and best use of the assets and (2) the Company’s marketing and branding strategies indicate that its trademarks are complementary. In the fourth quarters of fiscal 2011 and fiscal 2010, the Company performed its annual impairment test for our indefinite-lived intangible assets and determined that they were not impaired.

Factors that are considered by management in assessing for impairments include, but are not limited to, the Company’s performance relative to its projected or historical results, its intended use of the assets and its strategy for its overall business, as well as industry and economic trends. In the event future revenue projections are not achieved, impairments are likely to occur and such amounts could be material.

Revenue Recognition

The Company recognizes revenue from its retail sales channel at the time the customer takes possession of the merchandise and purchases are paid for, primarily with either cash or by credit card. Revenue from catalog and Internet sales are recognized upon shipment of merchandise and any service related revenue as the services are performed. This policy is based on the following factors: (1) the customer has generally already paid for the goods with a credit card, thus minimal collectability risk exists, (2) the product has been shipped, (3) risk of loss and title passes to the customer and the Company has no further obligations to provide services related to such merchandise, and (4) the Company maintains a returns reserve for estimated returns not yet reported.

The Company sells gift cards in retail stores, through independent third parties, through the Internet, and through its call center in Austin, Texas. Furthermore, customers routinely return products or trade-in used equipment and the Company issues the customer a returns credit that may be redeemed at any of the Company’s retail stores or through its website. The Company does not deduct non-usage fees from outstanding gift card or returns credit values. Revenue from the sale of gift cards and issuance of returns credits is recognized when (1) the cards or credits are redeemed by the customer, or (2) the likelihood of the cards or credits being redeemed by the customer is remote (breakage) and the Company determines that there is no legal obligation to remit the value of the unredeemed cards or credits to the relevant jurisdiction. Estimated breakage is calculated and recognized as revenue over a 48-month period following the card or credit issuance, in amounts based on the historical redemption patterns of the gift cards or return credits. The difference in total estimated breakage, if any, is recognized as a component of revenue at the end of the 48 months following the issuance of the card or credit, at which time the Company deems the likelihood of any further redemptions to be remote, and provided that such amounts are not required to be remitted to the relevant jurisdictions. Breakage income is included in net revenues in the consolidated statements of operations. The Company recognized $2.7 million and $1.5 million in breakage revenue during fiscal 2011 and 2010, respectively. Approximately $1.2 million of breakage recognized in the 4th quarter of fiscal 2011 was due to a change in estimated amounts to be escheated to state authorities.

For all merchandise sales, the Company reserves for sales returns in the period of sale using estimates based on historical experience. The Company’s sales returns reserve was $0.3 million and $0.5 million as of December 31, 2011 and January 1, 2011, respectively.

Shipping and Handling Costs

Amounts billed to customers in connection with a sales transaction related to shipping and handling, if any, are included in net revenues. Shipping and handling costs incurred by the Company are included in cost of products sold in the period incurred.

Vendor Rebates and Promotions

The Company receives income from certain merchandise suppliers in the form of rebates and promotions. Agreements are made with individual suppliers and income is earned as buying levels are met. These agreements are effective for a twelve-month period and are negotiated annually at the beginning of the calendar year. Rebate income is recorded as a reduction of the cost of inventory purchased from the respective supplier and is recognized as cost of products sold when the related merchandise is sold.

Cooperative promotional income received for reimbursement of incremental direct advertising costs is recorded as a reduction of selling, general and administrative expense. Any promotional income received that does not pertain to incremental direct advertising costs is recorded as a reduction to inventory purchased and is recognized as cost of products sold when the related merchandise is sold. Cooperative promotional income received and recorded as a reduction of selling, general and administrative expenses was approximately $6.6 million and $6.9 million in fiscal year 2011 and 2010, respectively. Cooperative promotional income received and recorded as a reduction to cost of products sold was approximately $1.8 million and $0.5 million in fiscal year 2011 and 2010, respectively. A receivable for total vendor rebates and promotional income of approximately $1.5 million and $0.2 million is included in prepaid and other current assets as of December 31, 2011 and January 1, 2011, respectively.

Operating Leases

The Company leases retail space under operating leases. Lease agreements often include rent holidays, rent escalation clauses and contingent rent provisions for percentage of gross sales in excess of specified levels, as defined in the respective lease agreements. Most of the Company’s lease agreements include renewal periods at the Company’s option. The Company recognizes rent holiday periods and scheduled rent increases on a straight-line basis over the lease term beginning with the date the Company takes possession of the leased property. The Company records tenant improvement allowances and rent holidays as deferred rent liabilities on the consolidated balance sheets and amortizes the deferred rent over the terms of the lease to rent expense on the consolidated statements of operations. The Company records rent liabilities on the consolidated balance sheets for contingent percentage of gross sales lease provisions when the Company determines it is probable that the specified levels will be reached during the fiscal year.

The Company has entered into certain sublease agreements with third parties to sublease retail space previously occupied by the Company. Sublease rental income is recorded on a straight-line basis over the term of the sublease as a reduction of rent expense. Refer to Note 5 for further discussion.

Advertising and Capitalized Catalog Costs

Catalog costs are amortized over the expected revenue stream, which typically ranges between two and twelve months from the date the catalogs are mailed. The Company had $0.3 million in catalog costs capitalized at December 31, 2011 and January 1, 2011, respectively. Advertising costs are expensed as incurred. Advertising costs, net of cooperative advertising income, totaled approximately $10.0 million and $9.7 million in fiscal year 2011 and 2010, respectively.

Medical Self-Insurance Reserves

The Company is primarily self-insured for employee health benefits. The Company records its self-insurance liability based on claims filed and an estimate of claims incurred but not yet reported. There is stop-loss coverage for amounts in excess of $125,000 per individual per year. If more claims are made than were estimated or if the costs of actual claims increase beyond what was anticipated, reserves recorded may not be sufficient and additional accruals may be required in future periods.

Stock-Based Compensation

The Company estimates the fair value of equity-based payment awards on the date of grant or modification using the Black-Scholes option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as an expense over the requisite service periods in the Company’s consolidated statements of operations. Determining the fair value of equity-based awards at the grant date requires judgment, with specific estimates regarding risk-free interest rates, dividend yields, volatility, expected life of the award and estimated forfeitures of awards during the service period.

Store Pre-opening Expenses

Store pre-opening expenses consist primarily of rent, marketing, payroll and recruiting costs related to the opening of new retail stores that are incurred prior to opening.

Store Closing Expenses

Store closing expenses include costs incurred in the month the Company closes a store. It includes expense related to the future lease obligation net of estimated sublease rental income and any contractual lease buyouts directly related to the associated store closure. Store closing costs also include severance costs and other liabilities. The Company is required to make judgments about these exit costs. The ability to obtain agreements with lessors, to terminate leases or to assign leases to third parties can materially affect the accuracy of these estimates.

Debt Issuance Costs

Debt issuance costs are deferred and amortized to interest expense over the terms of the related debt. Amortization of such costs totaled approximately $0.1 million fiscal 2011 and 2010, respectively.

Income Taxes

The Company uses the asset and liability method to account for income taxes, whereby deferred tax asset and liability account balances are determined based on differences between financial reporting and the tax basis of assets and liabilities, and are measured using the enacted tax rates and laws that are expected to be in effect when the differences are expected to reverse. These differences result in deferred tax assets and liabilities, which are included in the Company’s consolidated balance sheets. At each period end, the Company assesses the likelihood that the deferred tax assets are more likely than not to be recovered. A full valuation allowance is established against accumulated deferred tax assets, net of deferred tax liabilities, to the extent the Company believes that recovery is not likely based on the level of historical taxable income and projections for future taxable income over the periods in which the temporary differences are deductible.

The Company recognizes tax benefits from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position are measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement.

Foreign Currency Translation

The financial statements of the Company’s international operations are translated into U.S. dollars using period-end exchange rates for assets and liabilities, historical exchange rates for stockholders’ equity, and average exchange rates during the period for revenues and expenses. Cumulative translation gains and losses are excluded from results of operations and recorded as a separate component of accumulated comprehensive income (loss). Gains and losses resulting from transactions denominated in foreign currencies are included in other income (expense) in the audited consolidated statements of operations and were not material for the years presented.

Concentrations of Credit Risk

Financial instruments which potentially subject the Company to concentrations of credit risk are primarily accounts receivables. Concentration of credit risk with respect to the Company’s account receivables relates primarily to the Company’s arrangements with several national brand credit card companies and is minimized due to the large number of customer transactions and short settlement terms with the credit card companies.

The Company maintains an allowance for estimated losses resulting from uncollectible customer receivables based on historical collection experience, age of the receivable balance, both individually and in the aggregate, and general economic conditions.

Concentrations of Foreign Suppliers

A significant portion of sales of the Company’s proprietary products are from components supplied by manufacturers located outside of the United States, primarily in Asia. While the Company is not dependent on any single manufacturer outside the U.S., the Company could be adversely affected by political or economic disruptions affecting the business or operations of third-party manufacturers located outside of the United States. During fiscal 2011, two of the Company’s suppliers, TaylorMade-Adidas and Callaway Golf, each individually supplied at least 10% of the Company’s consolidated purchases. In fiscal 2010, three of the Company’s suppliers, TaylorMade-Adidas, Callaway Golf and Titleist-Acushnet Co. each individually supplied at least 10% of the Company’s consolidated purchases.

Fiscal Year

The Company’s fiscal year ends on the Saturday closest to December 31 and consists of either 52 weeks or 53 weeks. Each quarter of each fiscal year generally consists of 13 weeks or 14 weeks.

Recently Issued Accounting Standards

Presentation of Comprehensive Income: In June 2011, the FASB issued Accounting Standards Update No. 2011-05, Comprehensive Income (Topic 220) — Presentation of Comprehensive Income (ASU 2011-05), to require an entity to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. ASU 2011-05 eliminates the option to present the components of other comprehensive income as part of the statement of equity. ASU 2011-05 is effective for us in our first quarter of fiscal 2012 and should be applied retrospectively. The adoption of ASU 2011-05 will have no impact on our statements of financial position, operations and cash flows.

Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements: In May 2011, the FASB issued Accounting Standards Update No. 2011-04, Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and International Financial Reporting Standards (Topic 820)—Fair Value Measurement (ASU 2011-04), to provide a consistent definition of fair value and ensure that the fair value measurement and disclosure requirements are similar between U.S. Generally Accepted Accounting Principles (GAAP) and International Financial Reporting Standards. ASU 2011-04 changes certain fair value measurement principles and enhances the disclosure requirements particularly for Level 3 fair value measurements. ASU 2011-04 is effective for us in our fourth quarter of fiscal 2012 and should be applied prospectively. We do not believe the impact of the adoption of ASU 2011-04 on our consolidated financial statements will be significant.

2. Basic and Diluted Net Loss Per Common Share

Basic and diluted net loss per common share is computed based on the weighted-average number of shares of common stock outstanding, including outstanding deferred stock units (“DSUs”). Diluted net loss per common share is computed based on the weighted average number of shares of common stock outstanding adjusted by the number of additional shares that would have been outstanding had the potentially dilutive common shares been issued.

The following table sets forth the computation of basic and diluted net loss per common share for the periods indicated:

	Fiscal Year Ended
	December 31, 2011	January 1, 2011
Net loss	$(92,203)	$(5,493,345)
Basic:
Weighted-average shares of common stock outstanding	15,810,755	15,792,163
Weighted-average shares of deferred common stock units outstanding	476,577	406,922

Shares used in computing basic net loss per common share	16,287,332	16,199,085
Effect of dilutive securities (1):
Stock options	—	—

Shares used in computing diluted net loss per common share	16,287,332	16,199,085

Basic net loss per common share	$(0.01)	$(0.34)
Diluted net loss per common share	$(0.01)	$(0.34)

(1)	Potentially dilutive securities exclude 3,426,344 and 3,006,820 of outstanding stock options under the Company’s stock option plans as of December 31, 2011 and January 1, 2011, respectively. (See Note 8). The computation of dilutive shares excluded these outstanding options because their effect would have been anti-dilutive.

3. Intangible Assets

Identifiable intangible assets consisted of the following as of each of the periods presented:

	December 31, 2011		January 1, 2011
	Gross carrying amount	Accumulated amortization	Gross carrying amount	Accumulated amortization
Definite lived intangibles
Customer database	$3,448,963	$(3,448,963)	$3,448,963	$(3,155,198)
Patents	180,000	(33,500)	100,000	—

	$3,628,963	$(3,482,463)	$3,548,963	$(3,155,198)

Indefinite lived intangibles
Trade names	$11,158,000	$—	$11,158,000	$—
Trademarks	13,972,251	—	13,972,251	—

	$25,130,251	$—	$25,130,251	$—

Total	$28,759,214	$(3,482,463)	$28,679,214	$(3,155,198)

Total amortization expense during the fiscal years ended December 31, 2011 and January 1, 2011 was approximately $0.3 million and $0.4 million, respectively, and is recorded in selling, general and administrative expense in the audited consolidated statements of operations. The Company’s definite lived intangibles include a customer database, which was fully amortized as of December 31, 2011, and patents for certain intellectual property, which are being amortized over an estimated useful life of 10 years through fiscal 2021.

4. Debt

Credit Facility

The Company has a credit facility (the “Credit Facility”) by and among Golfsmith International, L.P., Golfsmith NU, L.L.C. and Golfsmith USA, L.L.C., as borrowers (the “Borrowers”), the Company and the other subsidiaries of the Company identified therein as credit parties (the “Credit Parties”) and General Electric Capital Corporation, as administrative agent (the “Agent”) and lender. The Credit Facility consists of a $90.0 million asset-based revolving credit facility (the “Revolver”), including a $5.0 million letter of credit sub facility. On an ongoing basis, loans incurred under the Credit Facility will be used for working capital and capital expenditures of the Borrowers and their subsidiaries (the “Loans”). The Credit Facility has a term of four years and expires on July 9, 2014.

Interest Rate and Fees . Loans outstanding under the Credit Facility currently bear interest per annum, at the Company’s election, at a rate equal to either (1) LIBOR plus a margin equal to 2.75% (such margin, the “Applicable Revolver LIBOR Margin”), or (2) the “Base Rate” plus a margin equal to 0.25%. The “Base Rate” is a rate equal to the highest of (i) the publicly quoted rate as published by The Wall Street Journal on corporate loans posted by at least 75% of the nation’s 30 largest banks, (ii) the Federal Funds Rate plus 300 basis points per annum, or (iii) the sum of LIBOR plus the excess of the Applicable Revolver LIBOR Margin over 0.25%. Commencing on January 1, 2011, the applicable margins are subject to adjustment (up or down) prospectively on a quarterly basis on the first business day of each fiscal quarter as determined by average daily borrowing availability for the immediately preceding quarter. The fee in respect of the Borrowers’ non-use of available funds is 0.375% with no utilization-based decrease and is payable monthly. During fiscal 2011 and 2010, the weighted average interest rate on the Company’s outstanding borrowings was 2.95% and 2.75%, respectively.

Covenants and Events of Default . The Credit Facility contains customary affirmative covenants regarding, among other things, the delivery of financial and other information to the lenders, maintenance of records, compliance with law, maintenance of property and insurance and conduct of the Company’s existing business. The Credit Facility also contains certain customary negative covenants that limit the ability of the Credit Parties to, among other things, create liens, make investments, enter into transactions with affiliates, incur debt, acquire or dispose of assets, including merging with another entity, enter into sale-leaseback transactions and make certain restricted payments. The foregoing restrictions are subject to certain customary exceptions for facilities of this type. The Credit Facility includes events of default (and related remedies, including acceleration of the Loans made there under) usual for a facility of this type, including payment default, covenant default (including breaches of the covenants described above), cross-default to other indebtedness, material inaccuracy of representations and warranties, bankruptcy and involuntary proceedings, change of control and judgment default. Many of the defaults are subject to certain materiality thresholds and grace periods usual for a facility of this type. As of December 31, 2011 and January 1, 2011, and through fiscal 2011 and 2010, the Company was in compliance with all applicable covenants.

Borrowing Capacity . Available amounts under the Credit Facility are calculated against a borrowing base. The borrowing base is limited to (i) 90% of the net amount of Borrowers’ eligible accounts, as defined in the Credit Facility, plus (ii) the lesser of (x) 70% of the Borrowers’ eligible inventory, as defined in the Credit Facility, or (y) up to 90% of the Borrowers’ net orderly liquidation value of eligible inventory, plus (iii) 63% of the fair market value of eligible real estate, as defined in the Credit Facility, minus (iv) any reserves, as defined in the Credit Facility (reserves associated with gift card liability are 25% and customer deposits are 50% of the Borrowers’ book value of each liability), and (v) letters of credit outstanding. The Agent has the right to establish, modify or eliminate reserves against eligible inventory and accounts from time to time in its reasonable credit judgment. The Credit Facility stipulates that borrowing availability at any given time cannot be less than $3.5 million. In addition, when the available amount of the Loans is less than 15% of the borrowing base, the Agent may request that amounts in the Borrowers’ accounts be forwarded to a deposit account designated by the Agent.

At December 31, 2011, the Company had $41.9 million of outstanding borrowings under its Credit Facility and $29.6 million of borrowing availability after giving effect to all reserves. At January 1, 2011, the Company had $40.4 million of outstanding borrowings under its Credit Facility and $18.5 million of borrowing availability after giving effect to all reserves.

Guarantees and Collateral . Borrowings under the Credit Facility are jointly and severally guaranteed by the Credit Parties, and are secured by a security interest granted in favor of the Agent, for itself and for the benefit of the lenders, in substantially all of the personal and owned real property of the Credit Parties, including a lien on all of the equity securities of the Borrowers and each of the Borrower’s current and future domestic subsidiaries.

The Company has no operations other than its investment in its wholly-owned subsidiary Golfsmith, and its liability under its Credit Facility. Golfsmith and its domestic subsidiaries comprise all of the Company’s assets, liabilities and operations, including its liabilities under its Credit Facility. There are no restrictions in the Credit Facility on the transfer of funds in the ordinary course of business between the Company, Golfsmith and any of Golfsmith’s domestic subsidiaries.

5. Commitments and Contingencies

Lease Commitments

The Company leases all but one of its store locations under operating leases that provide for annual payments that, in some cases, increase over the life of the lease. The operating leases expire at various times through June 2028. The aggregate of the minimum annual payments is expensed on a straight-line basis over the term of the related lease. In addition, the Company has entered into certain sublease agreements with third parties to sublease retail space previously occupied by the Company. The sublease terms end at various times through June 2022. Rent expense, net of sublease rental income, was $24.1 million and $24.4 million for fiscal years ended December 31, 2011, and January 1, 2011, respectively. Sublease rental income was $1.3 million and $1.1 million for fiscal years ended December 31, 2011, and January 1, 2011, respectively.

At December 31, 2011, future minimum payments due and sublease rental income to be received under non-cancelable operating leases with initial terms of one year or more are as follows for each of the fiscal years presented below:

	Operating Lease Obligations	Sublease Rental Income
2012	$28,946,019	$1,769,817
2013	29,082,384	1,383,629
2014	26,997,754	1,145,197
2015	23,381,169	972,878
2016	20,824,110	826,934
Thereafter	58,831,468	1,233,320

Total	$188,062,904	$7,331,775

The Company previously entered into a guarantee agreement in conjunction with assigning one of its leases to a subtenant which provides that the Company will assume responsibility for rental payments in the event the subtenant defaults. During the fourth quarter of 2010, the tenant to whom the lease was assigned filed for bankruptcy, and the Company recorded a charge of $0.3 million for its estimated obligation associated with this event. During the second quarter of 2011, the Company recorded an additional charge of $0.2 million for the estimated remaining obligation associated with the vacancy of this location. (See Note 11). The estimated obligation represented the future minimum lease payments in addition to other related expenses, such as property taxes and common area maintenance, which were previously paid by the bankrupt tenant. As part of a settlement reached on January 31, 2012, the landlord agreed to release the Company from any remaining obligation as both the original tenant and guarantor of this lease agreement.

Employment and Other Agreements

The Company has employment agreements with Martin E. Hanaka, Chairman and Chief Executive Officer, and Sue E. Gove, President, Chief Operating Officer and Chief Financial Officer. Additionally, in the fourth quarter of 2011, the Employment Agreements for Mr. Hanaka and Ms. Gove, and the Confidentiality Agreements for the other officers of the Company, were amended in order to more fully comply with Section 409A of the Internal Revenue Code and have been included as exhibits.

On May 20, 2009, the Company entered into a license agreement with MacGregor Golf Company. Per the terms of the license agreement, the Company obtained an exclusive perpetual license and sub-license in and to certain MacGregor® trademarks throughout the United States, Canada, Europe, Africa, South America and Australia for a total of $1.75 million payable in eight quarterly installments beginning in May 2010. Ownership of these trademarks will transfer to Golfsmith three years from the effective date of the license agreement, at which time Golfsmith will also obtain a 50% ownership interest in MacGregor Corp., a non-operating holding entity that licenses certain trademarks to MacGregor Golf Company. On September 24, 2009, MacGregor Golf Company assigned its rights in the MacGregor® portfolio of trademarks and its 50% ownership interest in MacGregor Corp. to CKF6 Holdings, LLC. CKF6 Holdings, LLC assumed the place of MacGregor Golf Company in the license agreement with Golfsmith.

Legal Proceedings

On October 23, 2009, David O’Flynn, on behalf of himself and all others similarly situated plaintiffs, filed a class action lawsuit (the “O’Flynn claim”) in the California Superior Court in Orange County against the Company asserting denial of meal and rest breaks, failure to timely pay final wages or commissions and failure to provide itemized employee wage statements in violation of the California Labor Code. During the fourth quarter of 2010, Golfsmith reached an agreement to settle the O’Flynn claim, subject to court approval, which was obtained on December 8, 2011. The Company’s provision for estimated losses on this legal action of $0.2 million, net of insurance, has been recorded in accrued expenses and other current liabilities as of December 31, 2011 and was settled during the first quarter of fiscal 2012.

On June 3, 2010, Ed Leo, together with three other plaintiffs, filed a lawsuit against the Company in the California Superior Court of San Diego County in connection with a Women’s Night promotional event held by the Company on March 25, 2010. The plaintiff’s claim is based on alleged violations of the Unruh Act, California legislation which has been interpreted to prohibit promotional activities that discriminate on the basis of certain protected classes. While the plaintiffs in this action have alleged that the Company engaged in conduct that was discriminatory and actionable, the Company disputes these claims and intends to vigorously contest the lawsuit. At this time, it is not possible to estimate the amount of loss or range of possible loss, if any, that might result from an adverse resolution of this matter.

The Company is involved in various other legal proceedings arising in the ordinary course of conducting business. The Company believes that the ultimate outcome of such matters, in the aggregate, will not have a material adverse impact on our financial position, liquidity or results of operations. The Company believes the amounts provided in our audited consolidated financial statements are adequate in consideration of the probable and estimable liabilities.

6. Balance Sheet Components

	Fiscal Year Ended
	December 31, 2011	January 1, 2011
Property and equipment, net:
Land and buildings	$22,696,510	$22,485,790
Equipment, furniture and fixtures	58,934,919	50,313,476
Leasehold improvements and construction in progress	48,244,995	46,774,647

	129,876,424	119,573,913
Less: accumulated depreciation and amortization	(70,425,176)	(60,648,293)

	$59,451,248	$58,925,620

Accrued expenses and other current liabilities:
Gift cards and returns credits	$8,667,724	$9,877,333
Taxes	4,027,592	3,856,185
Salaries and benefits	4,948,204	1,916,760
Deferred rent	2,713,016	3,125,808
Allowance for returns reserve	326,585	466,874
Interest	60,023	100,892
Other	1,572,674	1,049,762

	$22,315,818	$20,393,614

7. Benefit Plans

In 1998, the Company approved a Retirement Savings Plan (the “Plan”), which permits eligible employees to make contributions to the Plan on a pre-tax basis in accordance with the provisions of Section 401(k) of the Internal Revenue Code. Historically, the Company had made a matching contribution of 50% of the employee’s pre-tax contribution, up to 6% of the employee’s compensation, in any calendar year. Beginning in April 2009, the Company’s matching contributions became discretionary and dependant on certain pre-defined performance targets. The Company made no contributions to the Plan during fiscal 2011 and fiscal 2010.

8. Stockholders’ Equity and Stock-Based Compensation

Capital Stock

At December 31, 2011, the Company had reserved the following shares of capital stock for issuance:

Shares
Stock options	3,712,253
Deferred stock units	487,323
Performance shares	112,500
Preferred stock	10,000,000
Additional authorized common shares	4,872,689

Total unissued authorized common shares	19,184,765

At the end of fiscal 2011, there were no shares of preferred stock outstanding.

Stock Compensation Plans

2002 Incentive Stock Plan

In October 2002, the Company adopted the 2002 Incentive Stock Plan (the “2002 Plan”). Under the 2002 Plan, certain employees, members of the Board of Directors and third party consultants may be granted options to purchase shares of the Company’s common stock (“options”), stock appreciation rights and restricted stock grants. Prior to the adoption of the 2006 Incentive Compensation Plan discussed below, the total number of shares of common stock that could be issued under the 2002 Plan was 2,850,000. Each option previously granted under the 2002 Plan remains outstanding subject to its terms. The exercise price of options granted is equal to the value of the Company’s common stock on the date of grant and options generally vest over a period of five years with the term of each option no more than ten years from the date of grant. There were 0.5 million options outstanding under the 2002 Plan at each of December 31, 2011 and January 1, 2011.

2006 Incentive Compensation Plan

In June 2006, the Company adopted the 2006 Incentive Compensation Plan (the “2006 Plan”) which was approved by the Company’s stockholders. On July 7, 2006, the Company filed a registration statement (the “2006 Registration Statement”), registering 1,800,000 shares of common stock issuable under the 2006 Plan. Under the 2006 Plan, certain employees, members of the Board of Directors and third-party consultants may be granted options, stock appreciation rights and restricted stock grants. On March 3, 2009, the Company’s Board of Directors adopted, subject to stockholder approval, an amendment to the 2006 Plan to increase the aggregate number of shares of common stock authorized for issuance under the 2006 Plan by 1,500,000 from 1,800,000 to 3,300,000 (the “First Amendment”). On May 5, 2009 the Company’s stockholders approved the First Amendment. On May 6, 2009, the Company filed a registration statement (the “2009 Registration Statement”), registering the additional 1,500,000 shares of Common Stock issuable under the 2006 Plan. On November 10, 2010, the Company’s Board of Directors adopted, subject to stockholder approval, an amendment to the 2006 Plan to increase the aggregate number of shares of shares of common stock authorized for issuance under the 2006 Plan by 600,000 from 3,300,000 to 3,900,000 (the “Second Amendment”). On April 27, 2011 the Company’s stockholders approved the Second Amendment. On April 28, 2011, the Company filed a registration statement, registering the additional 600,000 shares of common stock issuable under the 2006 Plan.

Performance Share Award

Under the 2006 Incentive Compensation Plan (the “2006 Plan”) awards of performance shares have been granted to certain executive officers of the Company on February 25, 2011. The number of performance shares that may be earned by an executive officer will be based on the Company’s achievement of EBITDA (net income adjusted to exclude net interest expense, income taxes, depreciation, amortization and gain or loss on sale of capital assets) targets for 2011. Following the issuance of the Company’s 2011 audited financial statements, the number of performance shares that are earned (if any) will be automatically converted into an equal number of shares of common stock of the Company in the form of restricted stock, provided that the holder continues to be employed by the Company on the date of such conversion. One-third of the restricted stock will vest immediately upon release to the holders following the issuance of the Company’s 2011 audited financial statements. The remaining two-thirds will vest in equal annual installments on the second and third anniversaries of the grant date, subject to the holder’s continuous employment through each vesting date. Based on the market price of the Company’s common stock at December 31, 2011, the maximum future aggregate value that could be awarded to these executives with respect to these awards was $0.7 million.

Non-Employee Director Compensation Plan

In August 2006, the Company adopted the Non-Employee Director Compensation Plan. In addition to cash compensation, the Non-Employee Director Compensation Plan authorizes an annual grant of deferred stock units (“DSUs”) to members of our Board of Directors. Each DSU represents the equivalent of one share of the Company’s common stock, vests immediately on the date of grant and is exercisable upon a Director’s completion of Board service. DSUs granted are issuable and included in the total number of shares reserved for issuance under the 2006 Plan.

On April 27, 2011 and May 4, 2010, the Company’s Board of Directors approved amendments to the Non-Employee Director Compensation Plan.

Restricted Stock Units

On May 7, 2010, the Company’s Compensation Committee and Board of Directors approved grants of 50,000 and 30,000 restricted stock units (“RSU’s) to Mr. Hanaka and Ms. Gove, respectively. Each RSU represents the equivalent of one share of the Company’s common stock and vests on the third anniversary of the grant date. On the vesting date, the Compensation Committee may, at its sole discretion, elect to deliver cash in lieu of the RSU shares in an amount equal to the fair market value of the issuable shares.

A summary of our non-vested deferred and restricted stock units as of December 31, 2011 and January 1, 2011 and changes during the years then ended is presented below:

	Number of Shares	Weighted- Average Grant Date Fair Value
Unvested at January 2, 2010	—	$—
Granted	140,000	4.46
Vested	(60,000)	4.46
Forfeited	—	—

Unvested at January 1, 2011	80,000	$4.46

Granted	32,324	3.20
Vested	(32,324)	3.20
Forfeited	—	—

Unvested at December 31, 2011	80,000	$4.46

The Company recorded $0.2 million and $0.3 million of stock based compensation expense in fiscal years 2011 and 2010, respectively, related to DSU grants, equal to the calculated fair value of the DSU on the date of grant.

During fiscal 2011 and 2010, the Company recorded $0.1 million of stock based compensation related to RSU grants. Compensation expense on RSU grants is recorded on a straight-line basis over the requisite service (vesting) period based on the calculated fair value of the RSU at the date of grant. (See “Accounting for Stock-based Compensation” for further discussion).

Accounting for Stock-based Compensation

The Company records compensation expense on a straight-line basis over the requisite service (vesting) period in its audited consolidated statements of operations based on the calculated fair value of share-based awards at the time of issuance or modification. The expected term of options issued to employees is estimated based on the average of the vesting period and contractual term of the option and is determined using the simplified method as permitted under the provisions of stock-based compensation. The Company calculates the fair value of option awards using the Black-Scholes option pricing model. This model incorporates various subjective assumptions including expected volatility, expected term, risk-free interest rate and expected dividend yield. In calculating fair value for options issued during fiscal 2011 and fiscal 2010, the Company based its expected volatility on an equal 50% combination of the Company’s historical volatility and the historical volatility for a comparable industry peer group over periods of time which are equivalent to the expected life of the awards granted. The Company believes the calculated basis for expected volatility provides a more reasonable measurement of its expected future volatility rate than using solely the four years of historic trading value of the Company’s own stock. The Company bases the estimate of risk-free interest rate on the U.S. Treasury yield curve in effect at the time of grant. The Company has never paid cash dividends and does not currently intend to pay cash dividends, and thus has assumed a 0% dividend yield.

The assumptions used to calculate the fair value of stock options granted are evaluated and revised, as necessary, to reflect market conditions and experience. The fair value of stock option awards granted during fiscal years 2011 and 2010 was estimated using the following weighted-average assumptions:

	December 31, 2011	January 1, 2011
Expected dividend yield	0.0%	0.0%
Expected stock price volatility	65.6%-65.9%	66.1%-70.0%
Risk-free interest rate	1.9%-2.7%	2.1%-3.1%
Expected option life (in years)	6.5	6.5

We recorded non-cash compensation expense of $1.1 million and $0.8 million in selling, general and administrative expense related to stock option awards in fiscal years 2011 and 2010, respectively.

A summary of the Company’s stock option activity and related information for options issued under the 2006 Plan and the 2002 Plan for fiscal years ended December 31, 2011 and January 1, 2011 is as follows:

	Number of Shares	Weighted- Average Exercise Price	Weighted Average Remaining Contractual Term (years)	Aggregate Intrinsic Value
Outstanding at January 2, 2010	2,990,134	$3.71	7.70	$342,158
Granted	381,125	$4.09
Forfeited	(335,589)	4.25
Exercised	(28,850)	2.01

Outstanding at January 1, 2011	3,006,820	$3.72	6.90	$497,888

Granted	368,750	$4.17
Forfeited	(52,526)	3.76
Exercised	(9,200)	2.39

Outstanding at December 31, 2011	3,313,844	$3.77	6.30	$1,953,712

Exercisable at December 31, 2011	1,847,869	$4.34	5.28	$1,051,162

The number and weighted average grant-date fair value of options issued under the 2006 Plan and the 2002 Plan for fiscal years ended December 31, 2011 and January 1, 2011 is as follows:

	Fiscal Year Ended
	December 31, 2011		January 1, 2011
	Number of Options	WA Fair Value (per share)	Number of Options	WA Fair Value (per share)
Outstanding Non-vested Options, beginning of the period	1,647,412	$1.73	1,979,380	$1.53
Non-vested Options granted, during the period	368,750	$2.63	381,125	$2.63
Vested Options, during the period	(515,025)	$1.73	(469,205)	$1.61
Non-vested Options forfeited, during the period	(35,162)	$2.21	(243,888)	$1.78

Outstanding Non-vested Options, end of the period	1,465,975	$1.94	1,647,412	$1.73

The total fair value of options vested during the fiscal years ended December 31, 2011 and January 1, 2011 was $893,423 and $755,352, respectively.

The weighted-average calculated fair value for stock options granted during fiscal 2011 and 2010 was $2.63 per share for both years, respectively. The aggregate intrinsic value of stock options exercised during fiscal 2011 and fiscal 2010 was negligible. Upon the exercise of options, the Company issues new common stock from its authorized shares.

The Company had approximately $2.1 million of unrecognized compensation costs related to stock options issued under the 2006 Plan and the 2002 Plan at December 31, 2011, that are expected to be recognized over a weighted-average period of 2.6 years.

9. Income Taxes

Significant components of the income tax provision attributable to continuing operations are as follows:

	Fiscal Year Ended
	December 31, 2011	January 1, 2011
Current:
Federal	$—	$(92,500)
State	218,669	204,403
Foreign	—	(29,996)
Total current	218,669	81,907

Deferred:
Federal	—	—
State	—	—
Foreign	169,014	(64,009)
Total deferred	169,014	(64,009)

Income tax provision	$387,683	$17,898

The Company’s provision for income taxes differs from the amount computed by applying the U.S. statutory tax rate to income or loss from continuing operations before taxes as follows:

	Fiscal Year Ended
	December 31, 2011	January 1, 2011
	%	%
Income tax at U.S. statutory rate	34.0	(34.0)
State taxes, net of federal income tax	48.9	2.6
Permanent differences and other	(26.7)	(2.1)
Change in valuation allowance	75.1	33.8

Income tax provision	131.2	0.3

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred taxes at December 31, 2011 and January 1, 2011 are as follows:

	December 31, 2011	January 1, 2011
Deferred tax assets:
Current deferred tax assets
Inventory basis	$1,522,834	$1,365,681
Reserves and allowances	2,553,480	1,549,207

Gross current deferred tax assets	4,076,314	2,914,888
Valuation allowance	(3,963,859)	(2,877,207)

Net current deferred tax assets	112,455	37,681

Noncurrent deferred tax assets
Goodwill	—	4,811,328
Depreciable assets	—	2,854,670
Accruals and other	8,019,931	7,469,537
Net operating loss carryforwards	10,704,597	8,269,391

Gross noncurrent deferred tax assets	18,724,528	23,404,926
Valuation allowance	(18,207,967)	(19,501,782)

Net noncurrent deferred tax assets	516,561	3,903,144

Deferred tax liabilities:
Current deferred tax liabilities
Prepaid expenses	(335,087)	(385,423)

Net current deferred tax liabilities	(335,087)	(385,423)

Noncurrent deferred tax liabilities
Depreciable assets	(206.690)	—
Amortizable intangible assets	(87,239)	(3,386,387)

Net noncurrent deferred tax liabilities	(293,929)	(3,386,387)

Net current deferred tax assets (liabilities)	(222,632)	(347,742)

Net noncurrent deferred tax assets (liabilities)	$222,632	$516,757

The Company has established a valuation allowance due to uncertainties regarding the realization of deferred tax assets. During the fiscal year ended December 31, 2011, the valuation allowance decreased by $0.2 million.

As of December 31, 2011, the Company had remaining federal net operating loss carry forwards of $26.6 million that will begin expiring in 2025 if not utilized and federal tax credit carryovers of approximately $1.1 million that will begin expiring in 2015 if not utilized.

The Company or one of its subsidiaries files income tax returns in the U.S. federal jurisdiction and various state and foreign jurisdictions. With few exceptions, the Company is no longer subject to U.S. federal, state and local, or non-U.S. income tax examinations by tax authorities for years before 2008. The tax years 2008 through 2011 remain open to examination by all the major taxing jurisdictions to which the Company is subject, though the Company is not currently under examination by any major taxing jurisdiction.

In the event the Company has unrecognized tax benefits, the Company will recognize related accrued interest and penalties as income tax expense. No reserve for unrecognized tax benefit existed at December 31, 2011 or January 1, 2011.

10. Foreign and Domestic Operations

The Company operates in foreign and domestic regions. Information about these operations is presented below:

	Fiscal Year Ended
	December 31, 2011	January 1, 2011
Net Revenues:
North America	380,865,940	345,461,980
International	6,400,960	6,389,414
Operating Income (loss):
North America	2,079,059	(4,373,291)
International	(175,346)	92,116
Income (loss) before income taxes:
North America	444,302	(5,566,636)
International	(148,822)	91,189

	As of the period ended
	December 31, 2011	January 1, 2011
Identifiable assets:
North America	190,123,590	170,927,556
International	4,787,937	4,103,372

11. Store closing, lease termination and impairment charges

During the second quarter of 2011, the Company recorded an additional $0.2 million charge for estimated future rental obligations associated with a lease previously assigned to a subtenant which declared bankruptcy during the fourth quarter of 2010. The fair value of the charge was determined based on the Company’s discounted cash obligation to the landlord of this property, net of sublease reimbursements, and was therefore regarded as a Level 3 fair value measurement. (See Note 5). As part of a settlement reached on January 31, 2012, the landlord agreed to release the Company from any remaining obligation as both the original tenant and guarantor of this lease agreement.

During 2010, the Company recorded store closing, lease termination and asset impairment charges in the amount of $2.7 million, comprised of $0.7 million in lease termination costs, $0.7 million in future rent obligations, $0.5 million in fixed asset impairment charges and $0.8 million in store closing expenses. The fair value of the future rent obligation, asset impairment and early lease termination charges was determined based on the Company’s discounted cash obligation to the landlords of these properties, net of sublease reimbursements and are therefore regarded as Level 3.

Item 9. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

None

Item 9A. Controls and Procedures

DISCLOSURE CONTROLS AND PROCEDURES

Under the supervision and with the participation of our management, including our Chief Executive Officer and Chief Financial Officer, we conducted an evaluation of the effectiveness of the design and operation of our disclosure controls and procedures, as defined in Rules 13a-15(e) or 15d-15(e) under the Exchange Act, as of the end of the period covered by this Annual Report (the “Evaluation Date”). Based on this evaluation, our Chief Executive Officer and Chief Financial Officer concluded that as of the Evaluation Date our disclosure controls and procedures were effective such that the information relating to our company, including our consolidated subsidiaries, required to be disclosed in our SEC reports (i) is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms, and (ii) is accumulated and communicated to our management, including our Chief Executive Officer and Chief Financial Officer, as appropriate to allow timely decisions regarding required disclosure.

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

Our management is responsible for establishing and maintaining adequate internal control over financial reporting, as such term is defined in Rule 13a-15(f) promulgated under the Exchange Act. Our internal control system was designed to provide reasonable assurance to our management and board of directors regarding the reliability of financial reporting and the preparation and fair presentation of published financial statements for external purposes in accordance with generally accepted accounting principles. All internal control systems, no matter how well designed, have inherent limitations. Therefore, even those systems determined to be effective can provide only reasonable assurance with respect to financial statement preparation and presentation. Our management (with the participation of our Chief Executive Officer and Chief Financial Officer) conducted an evaluation, pursuant to Rule 13a-15(c) promulgated under the Exchange Act, of the effectiveness, as of the end of the period covered by this Annual Report, of its internal control over financial reporting. Based on this evaluation under the framework in Internal Control—Integrated Framework, issued by the Committee of Sponsoring Organizations of the Treadway Commission, management concluded that our internal control over financial reporting was effective as of December 31, 2011.

This Annual Report on Form 10-K does not include an attestation report of our registered public accounting firm regarding internal control over financial reporting. Management’s report was not subject to attestation by our registered public accounting firm pursuant to temporary rules of the SEC that permit us to provide only management’s report in this Annual Report on Form 10-K.

CHANGES IN INTERNAL CONTROLS OVER FINANCIAL REPORTING

During the quarter ended December 31, 2011, there have been no changes in our internal control over financial reporting that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

Item 9B. Other Information

None.

PART III

Certain information required by Part III is omitted from this Annual Report on Form 10-K because we will file a definitive proxy statement pursuant to Regulation 14A (the “Proxy Statement”), not later than 120 days after the end of the fiscal year covered by this Form 10-K, and certain information to be included therein is incorporated herein by reference.

Item 10. Directors, Executive Officers, and Corporate Governance

Information appearing under this Item is incorporated herein by reference to our Proxy Statement for the 2012 annual meeting of stockholders.

Item 11. Executive Compensation

Information appearing under this Item is incorporated herein by reference to our Proxy Statement for the 2012 annual meeting of stockholders.

Item 12. Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

With the exception of securities authorized for issuance under equity compensation plans, the information required in response to this Item is contained under the captions, “Equity Compensation Arrangements” and

“Security Ownership by Directors, Executive Officers and Owners of more than Five Percent of our Common Stock” in our Proxy Statement. These portions of the Proxy Statement are hereby incorporated by reference herein.

The following table summarizes the number of stock options issued and shares of restricted stock granted, net of forfeitures and sales, the weighted-average exercise price of such stock options and the number of securities remaining to be issued under all outstanding equity compensation plans as of December 31, 2011:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options and Rights	Weighted Average Price of Outstanding Options and Rights	Securities Remaining Available for Future Issuance Under Equity Compensation Plan (Excluding Securities Reflected
	(a)		(c )
Equity compensation plans approved by stockholders:
2002 Stock Option Plan	456,163	$7.34	—
2006 Stock Option Plan (1)	3,457,504	$2.64	398,409
Equity compensation plans not approved by stockholders	—	—	—

Total	3,913,667	$3.19	398,409

(1)	The 2006 Plan includes 487,323 of deferred stock units and 112,500 performance share awards. See Note 8 of our audited consolidated financial statements for further discussion.

For further information regarding securities authorized for issuance under equity compensation plans, see Item 5 and Note 8 of our audited consolidated financial statements.

Item 13. Certain Relationships and Related Transactions, and Director Independence

Information appearing under this Item is incorporated herein by reference to our Proxy Statement for the 2012 annual meeting of stockholders.

Item 14. Principal Accountant Fees and Services

Information appearing under this Item is incorporated herein by reference to our Proxy Statement for the 2012 annual meeting of stockholders.

PART IV

Item 15. Exhibits and Financial Statement Schedules

The following documents are filed as part of this Annual Report on Form 10-K:

(1)	Audited Consolidated Financial Statements: See Index to Audited Consolidated Financial Statements in Item 8.

(2)	Supplementary Financial Statement Schedules: No schedules are required.

(3)	Exhibits.

EXHIBIT INDEX

Exhibit		Incorporated by Reference				Filed
Number	Exhibit Description	Form	File No.	Exhibit No.	Filing Date	Herewith

3.1	Second Amended and Restated Certificate of Incorporation of the Registrant	S-1	333-132414	3.2	June 1, 2006

3.2	Amended and Restated Bylaws of the Registrant	8-K	000-52041	3.1	November 2, 2007

3.3	Certificate of Amendment to its Second Amended and Restated Certificate of Incorporation	8-K	000-52041	3.1	May 6, 2010

4.1	Specimen of Common Stock Certificate of the Registrant	S-1	333-132414	4.1	June 1, 2006

10.1*	Employment Agreement, dated as of June 13, 2009, between the Registrant and Martin E. Hanaka	8-K	000-52041	10.1	June 18, 2009

10.2*	Notice of Option Grant to Martin E. Hanaka, dated as of June 13, 2009	8-K	000-52041	10.2	June 18, 2009

10.3*	Employment Agreement, dated as of September 29, 2009, between the Registrant and Sue E. Gove	8-K	000-52041	10.3	September 29, 2009

10.4*	Notice of Option Grant to Sue E. Gove, dated as of September 29, 2009	8-K	000-52041	10.4	September 29, 2009

10.5*	Amended and Restated Employment Agreement, dated as of May 30, 2006, between Golfsmith International, Inc. and Virginia Bunte	S-1	333-132414	10.22	June 1, 2006

10.7*	2006 Incentive Compensation Plan	S-1	333-132414	10.27	June 1, 2006

10.8*	2002 Incentive Stock Plan	S-4	333-101117	10.16	April 4, 2003

10.9*	Severance Plan	10-Q	000-52041	10.7	November 6, 2009

10.10*	Non-Employee Director Compensation Plan	8-K	000-52041	10.1	August 29, 2007

10.11*	Form of Deferred Stock Unit Award Agreement	8-K	000-52041	10.3	August 25, 2006

10.12*	Form of Notice of Deferred Stock Unit Grant	8-K	000-52041	10.2	August 25, 2006
10.13*	Annual Management Incentive Program	8-K	333-101117	10.1	August 30, 2005
10.14*	Form Individual Notice of Award	8-K	333-101117	10.2	August 30, 2005

10.15	Management Rights Agreement	S-1	333-132414	10.34	June 1, 2006

10.16	Amended and Restated Credit Agreement, dated June 20, 2006, by and among Golfsmith International, L.P., Golfsmith NU, L.L.C., Golfsmith USA, L.L.C., and Don Sherwood Golf Shop, as borrowers, the Registrant and the subsidiaries of the Registrant identified therein as credit parties, General Electric Capital Corporation, as administrative agent, swing line lender and L/C issuer, GE Capital Markets, Inc., as sole lead arranger and bookrunner, and the financial institutions from time to time parties thereto	8-K	000-52041	99.1	June 26, 2006

10.17	First Amendment to Amended and Restated Credit Agreement, dated September 26, 2007, entered into by and among Golfsmith International L.P., Golfsmith NU, L.L.C., Golfsmith USA, L.L.C. the other Credit Parties party hereto, and General Electric Capital Corporation	8-K	000-52041	10.2	October 2, 2007

10.18	Syndication letter for the First Amendment to the Amended and Restated Credit Agreement, entered into by and among, Golfsmith International L.P., Golfsmith NU, L.L.C., Golfsmith USA, L.L.C. the other Credit Parties party hereto, and General Electric Capital Corporation	8-K	000-52041	10.18	October 2, 2007

10.19	Intellectual Property License Agreement	8-K	000-52041	10.1	May 22, 2009

10.20*	Form of Confidentiality, Intellectual Property and Non-Compete Agreement	8-K	000-52041	10.1	October 2, 2009

10.21*	Amendment to the Non-Employee Director Compensation Plan	10-Q	000-52041	10.19	July 30, 2009

10.22*	Martin E. Hanaka Amended and Restated Employment Agreement with Golfsmith International Holdings, Inc.	8-K	000-52041	10.1	December 29, 2009

10.23*	Sue E. Gove Amended and Restated Employment Agreement with Golfsmith International Holdings, Inc.	8-K	000-52041	10.2	December 29, 2009

10.24	Amendment to Non-Employee Director Compensation Plan	10-Q	000-52041	10.24	July 29, 2010

10.25	Second Amendment to Amended and Restated Credit Agreement	8-K	000-52041	10.1	July 12, 2010

10.26	Form of Restricted Stock Unit Award Agreement	8-K	000-52041	10.1	May 11, 2010

10.27	Form of Performance Share Award Agreement	10-Q	000-52041	10.27	April 2, 2011

10.28	Amendment to Non-Employee Director Compensation Plan	10-Q	000-52041	10.28	July2, 2011

10.29*	Second Amendment to the Golfsmith International Holdings, Inc. 2006 Incentive Compensation Plan (filed as Appendix A to the Registrant’s Definitive Proxy Statement)	DEF 14A	000-52041	10.29	March 14, 2011

10.30*	Notice of Option Grant and Nonqualified Stock Option Award Agreement	8-K	000-52041	10.1	March 3, 2011

10.31*	Martin E. Hanaka Amended and Restated Employment Agreement with Golfsmith International Holdings, Inc.					X

10.32*	Sue E. Gove Amended and Restated Employment Agreement with Golfsmith International Holdings, Inc.					X

10.33*	Steven Larkin Amended and Restated Confidentiality and Non-Compete Agreement with Golfsmith International Holdings, Inc.					X

10.34*	Steven Larkin Confidentiality and Non-Compete Agreement with Golfsmith International Holdings, Inc.					X

10.35*	Form of Amended Confidentiality and Non-Compete Agreement with Registrant’s Name Executive Officers					X

14.1	Code of Ethics for Senior Executives and Financial Officers (filed as Exhibit 14.1 to the Registrant’s Annual Report on Form 10-K for the year ended January 1, 2005 filed on April 1, 2005, and incorporated herein by reference).	10-K	333-101117	14.1	April 1, 2005

14.2	Code of Business Conduct and Ethics for Directors, Officers and Employees (filed as Exhibit 14.2 to the Registrant’s Annual Report on Form 10-K for the year ended January 1, 2005 filed on April 1, 2005, and incorporated herein by reference).	10-K	333-101117	14.2	April 1, 2005

21.1	Subsidiaries of the Registrant	10-K	000-52041	21.1	March 6, 2009

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm					X

31.1	Rule 13a-14(a)/15d-14(a) Certification of Martin E. Hanaka					X

31.2	Rule 13a-14(a)/15d-14(a) Certification of Sue E. Gove					X

32.1	Certification of Martin E. Hanaka Pursuant to 18 U.S.C. Section 1350 as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

32.2	Certification of Sue E. Gove Pursuant to 18 U.S.C. Section 1350 as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

101.INS**	XBRL Instance Document

101.SCH**	XBRL Taxonomy Extension Schema Document

101.CAL**	XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF**	XBRL Taxonomy Extension Definition Linkbase Document

101.LAB**	XBRL Taxonomy Extension Label Linkbase Document

101.PRE**	XBRL Taxonomy Extension Presentation Linkbase Document

*	Indicates management compensatory plan, contract or arrangement.
**	XBRL information is furnished, not filed or part of a registration statement or prospectus for purposes of Sections 11 or 12 of the Securities Act of 1933, as amended, is deemed not filed for purposes of Section 18 of the Securities and Exchange Act of 1934, as amended, and otherwise is not subject to liability under those sections.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

GOLFSMITH INTERNATIONAL HOLDINGS, INC.

By:	/S/ MARTIN E. HANAKA
Martin E. Hanaka
Chairman and Chief Executive Officer
(Principal Executive Officer and Authorized Signatory)

Date: March 30, 2012

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/S/ MARTIN E. HANAKA Martin E. Hanaka	Chairman and Chief Executive Officer (Principal Executive Officer)	March 30, 2012

/S/ SUE E. GOVE Sue E. Gove	President, Chief Operating Officer and Chief Financial Officer (Principal Financial and Accounting Officer)	March 30, 2012

/S/ THOMAS BERGLUND Thomas Berglund	Director	March 30, 2012

/S/ JAMES GROVER James Grover	Director	March 30, 2012

/S/ EMILIO S. PEDRONI Emilio S Pedroni	Director	March 30, 2012

/S/ THOMAS G. HARDY Thomas G. Hardy	Director	March 30, 2012

/S/ JAMES LONG James Long	Director	March 30, 2012

/S/ ROBERTO BUARON Roberto Buaron	Director	March 30, 2012

/S/ GLENDA CHAMBERLAIN Glenda Chamberlain	Director	March 30, 2012

/S/ MARVIN E. LESSER Marvin E. Lesser	Director	March 30, 2012

/S/ ROBERT E. ALLEN Robert E. Allen	Director	March 30, 2012

Exhibit 10.31

INSTRUMENT OF AMENDMENT

INSTRUMENT OF AMENDMENT, dated as of December             , 2011, by and between Golfsmith International Holdings, Inc., a Delaware corporation (the “Company”), and Martin Hanaka (“Executive”), to the Amended and Restated Employment Agreement, dated as of December 28, 2009, between the Company and Executive (the “Employment Agreement”) (capitalized terms used but not defined herein shall have the respective meanings given such terms in the Employment Agreement).

W I T N E S S E T H:

WHEREAS, the Company and Executive have entered into the Employment Agreement;

WHEREAS, in order to receive certain severance payments under the Employment Agreement, the Executive’s employment must be involuntarily terminated by the Company without Cause, the Company must cancel an automatic extension of the Employment Agreement, the Executive must resign for Good Reason prior to the occurrence of a Change of Control, or the Executive must resign under any circumstances on or following the occurrence of a Change of Control; therefore, such severance payments continue to be subject to a “substantial risk of forfeiture,” as that term is defined in the final Treasury regulations under Section 409A of the Code;

WHEREAS, because such severance payments under the Employment Agreement continue to be subject to a substantial risk of forfeiture, the parties have determined that the Employment Agreement may be amended in accordance with the guidance set forth in proposed Treasury Regulation Section 1.409A-4;

WHEREAS, Section 7(g) of the Employment Agreement provides that no amendment to the Employment Agreement will be effective unless it is in writing and signed by the Company and Executive; and

WHEREAS, the Company and Executive desire to amend the Employment Agreement as provided for herein.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

1.	Section 5(b)(i) of the Employment Agreement is deleted in its entirety and replaced with the following:

“(i) If, prior to the occurrence of a Change of Control, (A) the Board of Directors of the Company terminates Executive’s employment without Cause or cancels an automatic extension of this Employment Agreement under Section 1(b), or (B) Executive resigns for Good Reason, the Company, in exchange for Executive executing, delivering and not revoking a Release (such Release to be delivered and become fully irrevocable on or before the end of the fifty (50) day period following the Date of Termination), shall pay Executive: (1) his earned but unpaid base salary and earned but unpaid Annual Bonus for any completed fiscal year (payable in a lump-sum within sixty (60) days following the Date of Termination); (2) his Earned Bonus (payable in accordance with Section 4(c)); and (3) 200% of an amount equal to his then-current total Annual Base Salary, payable over the twenty-four (24) month period commencing on the first payroll date to occur following the sixtieth (60) day after the Date of Termination, in equal installments in accordance with the Company’s payroll procedures. This obligation shall remain in effect even if Executive accepts other employment.”

2.	Section 5(b)(ii) of the Employment Agreement is deleted in its entirety and replaced with the following:

“(ii) If, on or following the occurrence of a Change of Control, (A) the Board of Directors of the Company terminates Executive’s employment without Cause or cancels an automatic extension of this Employment Agreement under Section 1(b), or (B) Executive resigns under any circumstances, the Company, in exchange for Executive executing, delivering and not revoking a Release (such Release to be delivered and become fully irrevocable on or before the end of the fifty (50) day period following the Date of Termination), shall pay Executive: (1) his earned but unpaid base salary and earned but unpaid Annual Bonus for any completed fiscal year (payable in a lump-sum within sixty (60) days following the Date of Termination); (2) his Earned Bonus (payable in accordance with Section 4(c)); and (3) 200% of an amount equal to the sum of his then-current total Annual Base Salary plus his then-current target Annual Bonus (as described in Section 4(c)), payable over the twenty-four (24) month period commencing on the first payroll date to occur following the sixtieth (60) day after the Date of Termination, in equal installments in accordance with the Company’s payroll procedures. This obligation shall remain in effect even if Executive accepts other employment. For the avoidance of doubt, if Executive is entitled to payment under this Section 5(b)(ii), he shall not be entitled to payment under Section 5(b)(i).”

3.	(a)	In the event of any conflict between the terms of this Instrument of Amendment and the terms of the Employment Agreement, the terms of this Instrument of Amendment shall take precedence. Except as expressly modified hereby, the Employment Agreement shall remain in full force and effect throughout the entire term as set forth in the Employment Agreement, including any extensions thereto.

	(b)	The validity, interpretation, construction and performance of this Instrument of Amendment shall be governed by the laws of the State of Texas without reference to the choice of law principles thereof.

	(c)	This Instrument of Amendment may be executed in two or more counterparts, all of which taken together shall constitute one instrument.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have hereunto executed this Instrument of Amendment.

GOLFSMITH INTERNATIONAL HOLDINGS, INC.

Date:	By:
Name Title

MARTIN HANAKA

Date:

Exhibit 10.32

INSTRUMENT OF AMENDMENT

INSTRUMENT OF AMENDMENT, dated as of December             , 2011, by and between Golfsmith International Holdings, Inc., a Delaware corporation (the “Company”), and Sue Gove (“Executive”), to the Amended and Restated Employment Agreement, dated as of December 28, 2009, between the Company and Executive (the “Employment Agreement”) (capitalized terms used but not defined herein shall have the respective meanings given such terms in the Employment Agreement).

W I T N E S S E T H:

WHEREAS, the Company and Executive have entered into the Employment Agreement;

WHEREAS, in order to receive certain severance payments under the Employment Agreement, the Executive’s employment must be involuntarily terminated by the Company without Cause, the Company must cancel an automatic extension of the Employment Agreement, or the Executive must resign for Good Reason; therefore, such severance payments continue to be subject to a “substantial risk of forfeiture,” as that term is defined in the final Treasury regulations under Section 409A of the Code;

WHEREAS, because such severance payments under the Employment Agreement continue to be subject to a substantial risk of forfeiture, the parties have determined that the Employment Agreement may be amended in accordance with the guidance set forth in proposed Treasury Regulation Section 1.409A-4;

WHEREAS, Section 7(g) of the Employment Agreement provides that no amendment to the Employment Agreement will be effective unless it is in writing and signed by the Company and Executive; and

WHEREAS, the Company and Executive desire to amend the Employment Agreement as provided for herein.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

1.	Section 5(b)(i) of the Employment Agreement is deleted in its entirety and replaced with the following:

“(i) If, prior to the occurrence of a Change of Control (A) the chief executive officer or Board of Directors of the Company terminates Executive’s employment without Cause or cancels an automatic extension of this Employment Agreement under Section 1(b), or (B) Executive resigns for Good Reason, the Company, in exchange for Executive executing, delivering and not revoking a Release (such Release to be delivered and become fully irrevocable on or before the end of the fifty (50) day period following the Date of Termination), shall pay Executive: (1) her earned but unpaid base salary and earned but unpaid Annual Bonus for any completed fiscal year (payable in a lump-sum within sixty (60) days following the Date of Termination); (2) her Earned Bonus (payable in accordance with Section 4(b)); and (3) an amount equal to (a) 50% of her then-current total Annual Base Salary if such termination occurs prior to the six (6) month anniversary of the Effective Date, or (b) 100% of her then-current total Annual Base Salary payable if such termination occurs at any time between the six (6)-month anniversary of the Effective Date and the twenty-four (24) month anniversary of the Effective Date, or (c) 200% of her then-current total Annual Base Salary if such termination occurs at any time during the Term after the second annual anniversary of the Effective Date, payable over the six (6) month, twelve (12) month or twenty-four (24) month period commencing on the first payroll date to occur following the sixtieth (60) day after the Date of Termination, in equal installments in accordance with the Company’s payroll procedures.”

2.	Section 5(b)(ii) of the Employment Agreement is deleted in its entirety and replaced with the following:

“(ii) If, on or following the occurrence of a Change of Control (A) the chief executive officer or Board of Directors of the Company terminates Executive’s employment without Cause or cancels an automatic extension of this Employment Agreement under Section 1(b), or (B) Executive resigns for Good Reason, the Company, in exchange for Executive executing, delivering and not revoking a Release (such Release to be delivered and become fully irrevocable on or before the end of the fifty (50) day period following the Date of Termination), shall pay Executive: (1) her earned but unpaid base salary and earned but unpaid Annual Bonus for any completed fiscal year (payable in a lump-sum within sixty (60) days following the Date of Termination); (2) her Earned Bonus (payable in accordance with Section 4(b)); and (3) an amount equal to (a) 200% of her then-current total Annual Base Salary, payable over the twenty-four (24) month period commencing on the first payroll date to occur following the sixtieth (60) day after the Date of Termination, in equal installments in accordance with the Company’s payroll procedures. This obligation shall remain in effect only until Executive accepts other employment. For the avoidance of doubt, if Executive is entitled to payment under this Section 5(b)(ii), she shall not be entitled to payment under Section 5(b)(i).”

3.	(a)	In the event of any conflict between the terms of this Instrument of Amendment and the terms of the Employment Agreement, the terms of this Instrument of Amendment shall take precedence. Except as expressly modified hereby, the Employment Agreement shall remain in full force and effect throughout the entire term as set forth in the Employment Agreement, including any extensions thereto.

	(b)	The validity, interpretation, construction and performance of this Instrument of Amendment shall be governed by the laws of the State of Texas without reference to the choice of law principles thereof.

	(c)	This Instrument of Amendment may be executed in two or more counterparts, all of which taken together shall constitute one instrument.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have hereunto executed this Instrument of Amendment.

GOLFSMITH INTERNATIONAL HOLDINGS, INC.

Date:	By:
Name Title

SUE GOVE

Date:

Exhibit 10.33

INSTRUMENT OF AMENDMENT

INSTRUMENT OF AMENDMENT, dated as of December 29, 2011, by and between Golfsmith International Holdings, Inc., a Delaware corporation, and its subsidiaries (collectively, the “Company”), and Steven M. Larkin (“Executive”), to the Confidentiality, Intellectual Property and Non-Compete Agreement, dated as of January 19, 2010, between the Company and. Executive (the “Noncompete Agreement”) (capitalized terms used but not defined herein shall have the respective meanings given such terms in the Noncompete Agreement),

W I T N E S S E T H:

WHEREAS, the Company and Executive have entered into the Noncompete Agreement;

WHEREAS, in order to receive certain severance payments under the Noncompete Agreement, the Executive’s employment must be involuntarily terminated by the Company; therefore, such severance payments continue to be subject to a “substantial risk of forfeiture,” as that term is defined in the final Treasury regulations under Section 409A of the Code;

WHEREAS, because such severance payments under the Noncompete Agreement continue to be subject to a substantial risk of forfeiture, the parties have determined that the Noncompete Agreement may be amended in accordance with the guidance set forth in proposed Treasury Regulation Section 1.409A-4;

WHEREAS, Section 6(h) of the Noncompete Agreement provides that it may be amended only in writing signed by Executive and a duly authorized representative of the Company (other than Executive); and

WHEREAS, the Company and Executive desire to amend the Noncompete Agreement as provided for herein.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

1.	Section 5(b) of the Noncompete Agreement is deleted in its entirety and replaced with the following:

“(b) Severance Amount. Provided Executive signs a release agreement (such release agreement to be delivered and become fully irrevocable on or before the end of the fifty (50) day period following Termination Date) and complies with this Agreement, the Company shall pay to Executive one (1) year’s severance at the annual rate base pay being paid to Executive as of Termination Date.”

2.	Section 5(c) of the Noncompete Agreement is deleted in its entirety and replaced with the following:

“(c) Severance Terms. Subject to Executive’s timely execution of the release agreement described above, the Company shall pay the severance described above, less required tax deductions, over the twenty-four (24) month period commencing on the first payroll date to occur following the sixtieth (60) day after the Termination Date, in equal installments in accordance with the Company’s payroll procedures.”

3.	(a)	In the event of any conflict between the terms of this Instrument of Amendment and the terms of the Noncompete Agreement, the terms of this Instrument of Amendment shall take precedence. Except as expressly modified hereby, the Noncompete Agreement shall remain in full force and effect throughout the entire term as set forth in the Noncompete Agreement, including any extensions thereto.

(b)	The validity, interpretation, construction and performance of this Instrument of Amendment shall be governed by the laws of the State of Texas without reference to the choice of law principles thereof.

(c)	This Instrument of Amendment may be executed in two or more counterparts, all of which taken together shall constitute one instrument.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have hereunto executed this Instrument of Amendment.

GOLFSMITH INTERNATIONAL HOLDINGS, INC,

Exhibit 10.34

CONFIDENTIALITY, INTELLECTUAL

PROPERTY AND NON-COMPETE AGREEMENT

This CONFIDENTIALITY, INTELLECTUAL PROPERTY AND NON-COMPETE AGREEMENT (“Agreement”) is made and entered into as of the 19th day of January, 2010 (the “Effective Date”) by and between Golfsmith International Holdings, Inc. and its subsidiaries (the “Company”) and Steve Larkin (“Executive”).

PRELIMINARY STATEMENTS

A. The Company desires to employ Executive as Steve Larkin, and Executive desires to be employed by the Company in said capacity; and

B. Each Party desires to set forth in writing the terms and conditions of their understandings and agreements as to the issues of confidentiality, non-disclosure and non-competition.

C. Each Party agrees that this Agreement applies for all lines of business existing upon Executive’s separation of employment with Company.

NOW, THEREFORE, in consideration of the mutual covenants and obligations contained herein, the Parties agree as follows:

STATEMENT OF AGREEMENT

1.	Nondisclosure.

(a) Definition. “Confidential Information” means any and all material, data, discoveries, ideas, improvements, information, inventions, formulae, patterns, compilations, programs, devices, methods, techniques, processes, know how, plans (marketing, business, strategic, technical or otherwise), arrangements, pricing and/or other information of, or relating to the Company (as well as its clients, customers, and/or vendors) that is confidential, proprietary, and/or a trade secret, (i) by its nature, (ii) based on how it is treated or designated by the Company, (iii) based on the significance of its existing or potential commercial value or business utility; (iv) such that its appropriation, use or disclosure would have a material adverse effect on the business or planned business of the Company, or (v) as a matter of law. Confidential Information includes, without limitation, business operations and methods; financial performance; contractual relationships; business partners and relationships; clients and customers; marketing modules and/or strategies; and lists with information related to existing or prospective clients, customers. There is no requirement that any Confidential Information be reduced to a writing to meet the foregoing definition. Work Product (as defined below) is included in the definition of Confidential Information. To the extent Confidential Information is reduced to a writing, there is no requirement that any documents, information, materials or media be marked “confidential” or bear any similar marking in order to fall within the definition of “Confidential Information.”

(b) Exceptions. To the extent Executive can demonstrate the following by clear and convincing evidence, Confidential Information does not include material, data, and/or information: (1) that the Company has voluntarily and fully placed in the public domain with the intent for such information to remain public and be readily and publicly accessible; (ii) that has been lawfully and independently developed and publicly disclosed by third parties without any direct or indirect access to any Confidential Information as evidenced by prior written records; (iii) that constitutes the general nonspecialized knowledge and skills gained by Executive during the Employment Period (as defined below) without use of or access to any Confidential Information; (iv) that otherwise enters the public domain through lawful means; or (v) that Executive provides to third parties regarding Executive’s obligations under this Agreement; provided, however, that the unauthorized appropriation, use, or disclosure of Confidential Information by Executive; directly or indirectly, shall not affect the protection and relief afforded by this Agreement regarding such information. Any Confidential Information that includes a combination of features or aspects shall not be deemed to be within any of the foregoing exceptions merely because individual features or aspects fall within any one or more of such exceptions, but only if the combination itself falls within any of the exceptions.

(c) Provision. The Company promises to provide Executive with access to Confidential Information as reasonably necessary for the performance of the Executive’s job duties.

(d) Protection, Both during and after the Employment Period, Executive shall not, in any manner, directly or indirectly: (i) appropriate, download, print, copy, image, fax, e-mail, remove, use, disclose, divulge, and/or communicate any Confidential Information, to or for the benefit of any Person (as defined below), including (without limitation) originals or copies of any Confidential Information, in any media or format, except for the Company’s benefit within the course and scope of Executive’s employment, or with the prior written consent of the Chief Executive Officer of the Company or his/her designee (“CEO”); or (ii) take or encourage any action that would circumvent, interfere with, or otherwise diminish the value or benefit of any Confidential Information to the Company. All Confidential Information is the exclusive property of the Company, the appropriation, use and/or disclosure of which is governed and restricted by this Agreement. Executive agrees to use utmost diligence to protect and safeguard the Confidential Information as prescribed in Section 1 of this Agreement.

(e) Return and Review. All Confidential Information, and all other information and property affecting or relating to the business of the Company (including without limitation files, documents, materials, records, notebooks, customer lists, business proposals, contracts, agreements and other repositories containing information concerning the Company or the business of the Company), within the Executive’s possession, custody or control, regardless of form or format, shall remain, at all times, the property of the Company. At any time that the Company may request, during or after the Employment Period, Executive shall deliver to the Company, all originals and copies of Confidential Information, and all other information and property affecting or relating to the business of the Company, within Executive’s possession, custody or control, regardless of form or format; provided that, upon the Termination Date (as defined below), Executive shall effect such delivery without the necessity of a prior Company request. Both during and after the Employment Period, the Company shall have the right of reasonable access to review, inspect, copy, and/or confiscate any Confidential Information, and any other information and property affecting or relating to the business of the Company, within Executive’s possession, custody or control.

Response to Third Party Requests. Upon receipt of any formal or informal request, by legal process or otherwise, seeking Executive’s direct or indirect disclosure or production of any Confidential Information to any Person, Executive shall promptly and timely notify the Company and provide a description and, if applicable, hand deliver a copy of such request to the Company. Executive irrevocably nominates and appoints the Company to act in the Executive’s name, place and stead to perform any act that Executive might perform to defend and protect against any disclosure or production of Confidential Information,

2.	Work Product.

(a) Definition. As used in this Agreement, the term “Work Product” means all patents and patent applications, all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, creative works, discoveries, software, computer programs, modifications, enhancements, know-how, formulations, concepts and ideas, all similar or related information (in each case whether patentable or not), all copyrights and copyrightable works, all trade secrets, confidential information, and all other intellectual property and intellectual property rights, that are written, conceived, reduced to practice, developed, and/or made by Executive, either alone or with others in the course of Executive’s employment with or services to Company (including employment or services prior to the Effective Date).

(b) Assignment. Subject to Section 2.e. below, Executive hereby assigns to Company all right, title, and interest to all. Work Product that (i) relates to the Company’s actual or anticipated business, research and development, or existing or future products or services, or (ii) is conceived, reduced to practice, developed, or made using any equipment, supplies, facilities, assets, information, or resources of the Company (including, without limitation, any intellectual property rights).

(c) Work for Hire. Subject to Section 2.e. below, any and all Work Product created or developed by Executive during the Employment Period that is protectable under copyright law, including without limitation works of authorship, computer software and related works, are agreed and stipulated to be “work for hire” under applicable copyright law, and the sole property of the Company, which is deemed to be the exclusive author, copyright claimant, and owner of the copyright in such work. To the extent any of the preceding copyrighted works are not deemed a “work for hire” under applicable copyright law, Executive hereby irrevocably assigns all right, title and interest in such copyrighted works to Company or its designee.

(d) Disclosure and Assistance. Subject to the terms of Section 2.e., both during and after the Employment Period, Executive will promptly disclose all Work Product to the Company and perform all actions reasonably requested by the Company (whether during or after the Employment Period) to establish and/or confirm the title, ownership and proprietary interest of the Company in any Work Product, and to protect the Company’s Work Product. Executive will not file any patent or copyright applications related to any Work Product except with the written consent of Company. Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents, to act for and on Executive’s behalf to execute and file any applications or related findings and to do all other lawfully permitted acts to further the prosecution, issuance and enforcement of Work Product, with the same legal force and effect as if executed by Executive.

(e) Exclusions. Except for any matter(s) listed in the following table, there is no Work Product in existence that Executive claims to be excluded from this Agreement, whether from prior employment with or service to Company, or otherwise.

DATE	DESCRIPTION

3. Non-Compete and Non-Solicitation. Executive acknowledges and agrees that, as an employee and representative of the Company, Executive will be given access to specialized training and Confidential Information as reasonably necessary for the performance of the Executive’s job duties. Executive acknowledges and agrees that this creates a special relationship of trust and confidence between the Company, Executive and the Company’s current and prospective clients and customers. Executive further acknowledges and agrees that there is a high risk and opportunity for any Person given access to such responsibility, specialized training, and Confidential Information to misappropriate the relationship and goodwill existing between the Company and the Company’s current and prospective clients and customers. Executive therefore acknowledges and agrees that it is fair and reasonable for the Company to take steps to protect itself from the risk of such misappropriation. Consequently, Executive agrees to the following restrictive covenants:

(a) Customer Non-Solicitation. During the Employment Period, Executive shall not directly or indirectly divert away or attempt to divert away any business from the Company to another company, business, or individual. During the Non-Interference Period (as defined below), Executive shall not directly or indirectly Solicit, divert away or attempt to divert away from the Company any business of any Company Customer (as defined below).

(b) Employee Non-Solicitation. During the Non-Interference Period, Executive shall not directly or indirectly, in any capacity: (1) Solicit any employee, agent or representative of the Company who was an employee, agent or representative of the Company upon Executive’s separation from Company, to terminate such person’s relationship with the Company or to become employed by any Person other than the Company; (ii) approach any such employee, agent or representative of the Company for any of the foregoing purposes; (iii) authorize, Solicit or assist in the taking of such actions by any third party; or (iv) hire or retain any such employee, agent or representative of the Company.

(c) Non-Compete. During the Employment Period and the Non-Interference Period, absent the Company’s express written permission, Executive shall not provide the same or substantially the same services that Executive provides to the Company, in the Same or Similar Business (as defined below) within the Market Area (as defined below). This restriction includes working, directly or indirectly, as an employee, employer, consultant, agent, principal, partner, corporate officer, director, holder of more than five percent of the stock, or in any other individual or representative capacity.

(d) Definitions.

i. The term “Company Customer” means any Person that Executive contacted, solicited, serviced, and/or had access to Confidential Information about, during the Employment Period.

ii. The term “Market Area” means the continental United States of America.

iii. The term “Non-Interference Period” means the twenty-four (24) months following the Termination. Date.

iv. The term “Same or Similar Business” means as a full-line golf specialty retailer, including without limitation PGA Tour Superstores, Dick’s Sporting Goods, Golf Town, Edwin Watts, or any other retail business that derives more than 20% of its revenues from the sale of golf related equipment or services.

v. The term “Solicit” means directly or indirectly soliciting, inducing, attempting to induce, or assisting any Person in any such solicitation, inducement or attempted inducement, in all cases regardless of whether the initial contact was by the Executive, the Company Customer, or any other Person.

(e) Acknowledgement. Executive acknowledges that the compensation, specialized training, and Confidential Information provided to Executive pursuant to this Agreement gives rise to the Company’s interest in restraining Executive from competing with the Company, that the foregoing restrictive covenants are designed to enforce such consideration and that any limitations as to time, geographic scope and scope of activity to be restrained as defined herein are reasonable and do not impose a greater restraint than is necessary to protect the goodwill or other business interest of the Company.

4.	Non-Disparagement.

(a) Media Nondisclosure. During and after the Employment Period, except as may be authorized in writing by Company, Executive shall not directly or indirectly disclose or release to the Media (as defined below) any information concerning or relating to any aspect of the Executive’s employment or termination from employment with Company, any non-public information related to the business of Company, and/or any aspect of any dispute that is directly or indirectly the subject of or related to this Agreement. The term “Media” means any news organization, station, publication, show, website, web log (bldg), bulletin board, chat room and/or program (past, present andior future), whether published through the means of print, radio, television, text message, Twitter (or similar services), Facebook (or similar services), the Internet, or otherwise, and any member, representative, agent and/or employee of the same.

(b) Non-Disparagement. During and after the Employment Period, the Executive shall not make any statements, comments or communications in any form, oral, written or electronic to any Media or any Customer, which would constitute libel, slander or disparagement of the Company; provided, however, that the terms of this Section shall not apply to communications between the Executive and, as applicable, the Executive’s attorneys or other persons with whom communications would be subject to a valid claim of privilege existing under common law, statute or rule of procedure. The Executive further agrees that the Executive will not in any way solicit any such statements, comments or communications from others.

5, Severance. Provided Executive has worked for the Company for at least ninety (90) days, Executive shall be entitled to receive severance as set forth in this paragraph.

(a) Entitlement. The Company shall pay severance to Executive in the event of Executive’s involuntary termination from the Company. As used herein, involuntary termination means an involuntary termination that is not for Cause (as defined below) and/or not an alleged constructive discharge.

(b) Severance Amount. Provided Executive signs a release agreement and complies with this Agreement, the Company shall pay to Executive one year’s severance at the annual rate base pay being paid to Executive as of Termination Date.

(c) Severance Terms. The Company shall pay the severance described above in equal installments, less required tax deductions, over the Non-Interference Period.

(d) Termination of Severance Payments. In the event that Executive breaches this Agreement, the Company’s obligation to continue to pay any severance as described in this paragraph ceases.

(e) 409A. Notwithstanding the foregoing, if Executive is a “specified employee” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) Executive shall not be entitled to receive the severance described herein or other benefits, to the extent that such pay or benefits provide for the deferral of compensation within the meaning of Section 409A, before the date that is six months after Executive’s termination or, if earlier, Executive’s death, At the conclusion of such six-month period, Executive shall commence the receipt of Executive’s severance described herein (without interest) to the extent Executive is otherwise entitled to commence such receipt under this Agreement. Notwithstanding anything to the contrary in this Agreement, with respect to any amounts payable to Executive under this paragraph in connection with a termination of Executive’s employment that would be considered “non-qualified deferred compensation” under Section 409A of the Code, in no event shall a termination of employment be considered to have occurred unless such termination constitutes Executive’s “separation from service” with the Company as such term is defined in Treasury Regulation Section 1.409A-1(h), and any successor provision thereto (“Separation from Service”).

i. Section 409A Compliance. Notwithstanding anything to the contrary in this Agreement, to the maximum extent permitted by applicable law, the severance payable to Executive shall be made in reliance upon Treasury Regulation Section 1.409A-1(b)(9)(iii) (relating to separation pay plans) or Treasury Regulation Section 1.409A-1(b)(4) (relating to short-term deferrals).

ii. Section 409Ae Separate Payments. The severance provided under this Agreement is intended to be written, administered, interpreted and construed in a manner such that no payment or benefits provided under this Agreement become subject to (a) the gross income inclusion set forth within Section 409A(a)(I )(A) of the Code or (b) the interest and additional tax set forth within Section 409A(a)(1)(13) of the Code (collectively, “Section 409A Penalties”), including, where appropriate, the construction of defined terms to have meanings that would not cause the imposition of Section 409A Penalties. In no event shall the Company be required to provide a tax gross-up payment to Executive or otherwise reimburse Executive with respect to Section 409A Penalties. For purposes of Section 409A of the Code, each payment that Executive may be eligible to receive under this Agreement shall be treated as a separate and distinct payment and shall not collectively be treated as a single payment.

6.	General Provisions.

(a) Definitions. The following definitions are for the purposes of this Agreement, but are not the only terms defined for the purposes of this Agreement.

i. The term “Affiliate(s)” means (i) any Person, whether de jure or de facto, that directly or indirectly owns, is owned by, or is under common ownership with, the Company to the extent of at least 50% of the equity having the power to vote on or direct the affairs of the entity; or (ii) any Person actually controlled by, controlling, or under common control with, the Company.

ii. The term “Cause” means the occurrence of any of the following events: (i) Executive has misappropriated any funds or property of the Company or its subsidiaries or of a fellow employee; (ii) Executive has been convicted of a felony; (iii) Executive has obtained personal profit from any transaction of the Company with a third party without the prior approval of such profit by the Company; (iv) Executive illegally possesses or uses an drug or narcotic; (v) Executive willfully destroys property of the Company; (vi) Executive has made any untrue or material omissions on or in support of Executive’s application for employment, regardless of when discovered, and/or Executive has falsified business or personnel records of the Company; or (vii) Executive commits any act intended to damage the reputation of the Company and/or its employees or which, in fact, damages the reputation of the Company and/or any such employees.

iii. The term “Employment Period” means the Executive’s term of employment from the first day of Executive’s work for the Company and/or any of its Affiliates through the last day of Executive’s work for the Company and/or any of its Affiliates, regardless of whether the employment termination or resignation is voluntary, involuntary, for cause, or not for cause. The Employment Period is not dependent on the date of this Agreement.

iv. The term “Person” means an individual, an independent contractor, a sole proprietor, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust (including, without limitation, a business or state trust), a joint venture, an unincorporated organization, a governmental entity, court, department, agency or political subdivision, or any other individual, business, legal, commercial, or governmental entity, as applicable.

v. The term “Termination Date” means the last day of the Employment Period.

(b) Severability and Reformation. If any one or more of the terms, provisions, covenants or restrictions of this Agreement shall be determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions shall remain in full force and effect, and the invalid, void or unenforceable provisions shall be deemed severable. Moreover, if any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be reformed by limiting and reducing it to the minimum extent necessary, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

(c) Entire Agreement. This Agreement, documents referred to herein, and other written agreements or written understandings of the Parties of even date herewith, embody the complete agreement and understanding between the Parties solely with regard to the subject matter herein, and supersede and preempt any prior understandings, agreements or representations by or between the Parties, written or oral, but only to the extent they relate to the subject matter herein. The Parties each have decided to enter into this Agreement based on their own independent judgment.

(d) Notices. All notices and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, mailed by certified mail (return receipt requested) or sent by overnight delivery service, or electronic mail, or facsimile transmission (with electronic confirmation of successful transmission) to the Parties at the following addresses or at such other addresses as shall be specified by the Parties by like notice, in order of preference of the recipient:

If to the Company:	If to Executive:
Attn: General Counsel Golfsmith International Holdings, Inc. 11000 North IH 35 Austin, TX 78753 (512) 821-4140	Steve Larkin 3000 Blackburn Street, #1802 Dallas, TX 75204

Notice so given shall, in the case of mail, be deemed to be given and received on the fifth calendar day after posting, in the case of overnight delivery service, on the date of actual delivery and, in the case of facsimile transmission or personal delivery, on the date of actual transmission or, as the case may be, personal delivery.

(e) Governing Law and Venue. This Agreement will be governed by and construed in accordance with the laws of the State of Texas, without regard to any conflict of laws rule or principle which might refer the governance or construction of this Agreement to the laws of another jurisdiction. Any action in regard to this Agreement or arising out of or relating to its terms and conditions, shall have exclusive venue be instituted and litigated exclusively in Austin, Texas, to which venue the Parties consent.

(f) Assignment. This Agreement is personal to Executive and may not be assigned in any way by Executive without the prior written consent of the Company. The Company may assign its rights and obligations under this Agreement.

(g) Counterparts. This Agreement may be executed in counterparts, each of which will take effect as an original, and all of which shall evidence one and the same Agreement.

(h) Amendment. This Agreement may be amended only in writing signed by Executive and by a duly authorized representative of the Company (other than Executive).

(i) Construction. The headings and captions of this Agreement are provided for convenience only and are intended to have no effect in construing or interpreting this Agreement. The language in all parts of this Agreement shall be in all cases construed in accordance to its fair meaning and not strictly for or against the Company or Executive.

(j) Non-Waiver. The failure by either Party to insist upon the performance of any one or more terms, covenants or conditions of this Agreement shall not be construed as a waiver or relinquishment of any right granted hereunder or of any future performance of any such term, covenant or condition, and the obligation of either Party with respect hereto shall continue in full force and effect, unless such waiver shall be in writing signed by the Company (other than Executive) and the Executive.

(k) Warranties. Executive warrants and represents to the Company as follows:

i. Agreement Disclosure. Executive has provided Company a true and correct copy of Executive’s employment agreement(s) with all of Executive’s previous employers, and, as of the execution date of this Agreement, Executive has not violated any lawful obligations to any previous employer. Executive acknowledges Company’s instructions not to breach any such lawful obligations. Executive represents and warrants that neither Executive’s employment by the Company, nor the obligations provided in this Agreement, in any way conflict with any obligation of Executive to a third party or former employer.

ii. Prior Employer Information. Executive understands that it is the Company’s policy and practice to respect the intellectual property, confidential information, and proprietary rights of others. Executive represents and warrants that Executive has returned to Executive’s prior employers all confidential, proprietary information belonging to such prior employers and that Executive does not possess any confidential, proprietary information belonging to any former employer or third party. During and after the Employment Period, Executive shall not use or disclose to the Company, or to any of its Affiliates, or to any other Person, any confidential or proprietary information or trade secrets of any of Executive’s previous employer(s) or any related entity of such employer(s), and will not access, or bring onto Company premises, such confidential or proprietary information or trade secrets, unless consented to in writing by such employer(s) and then only with the prior written authorization of the CEO. Executive shall be personally responsible for any and all liability resulting from Executive’s breach of this Section, and as such, SHALL FULLY AND COMPI,ETEI,Y INDEMNIFY, DEFEND AND HOLD HARMLESS the Company, for any and all such liability.

iii. Conflicts. Except with respect to matters previously disclosed in writing by Executive to the Company, Executive hereby represents and warrants to the Company that the execution, delivery, and performance of this Agreement by Executive does not and shall not conflict with, breach, violate, or cause a default under any obligation, contract, agreement, instrument, order, judgment, or decree by which Executive is bound.

iv. Understanding. Executive hereby acknowledges and represents, by signing this Agreement, that Executive has read this Agreement before signing it, and that Executive fully understands its purposes, terms, and provisions, which Executive hereby expressly acknowledges to be reasonable in all respects. Executive further acknowledges receipt of one copy of this Agreement

(l) Notification of New Employer. In the event that Executive’s employment is terminated for any reason, Executive hereby consents to the notification by the Company to Executive’s new employer of Executive’s rights and obligations under this Agreement. In addition, in the event that Executive plans to render services to a company that works in a similar field as the Company, Executive agrees to provide the Company with as much notice as possible of Executive’s intention to join that company or business but in no event will Executive provide less than two weeks notice of that intention; provided, the provision of such notice and the Company’s receipt thereof shall not diminish Executive’s obligations under this Agreement without regard to this Section, and shall not constitute a waiver of any breach of any provision of this Agreement.

(m) Binding Agreement. This Agreement shall inure to the benefit of and be binding upon Executive, Executive’s heirs and personal representatives, and the Company, its successors and assigns.

(n) AT-WILL EMPLOYMENT. Executive’s EMPLOYMENT WITH THE COMPANY IS ON AN “AT-WILL” BASIS, SUCH THAT NOTHING IN THIS AGREEMENT, OR THE COMPANY’S PRACTICES, POLICIES, PROCEDURES, OR BENEFITS, SHALL BE CONSTRUED TO ALTER EXECUTIVE’S STATUS AS AN EMPLOYEE-AT-WILL OF THE COMPANY. Executive may resign from the Company at any time and for any or no reason, upon fourteen (14) days advance written notice. The Company may terminate Executive’s employment at any time, for any lawful reason or for no reason, without advance notice.

(o) Remedies. The Parties recognize and affirm that in the event of a breach of Sections 1, 2, 3, and/or 4 of this Agreement, money damages would be inadequate and the Company would not have an adequate remedy at law, Accordingly, the Parties agree that in the event of such a breach or a threatened breach, the Company may, in addition and supplementary to other rights and remedies existing in its favor, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security). In addition, Executive agrees that in the event a court of competent jurisdiction finds that Executive violated Sections 1, 2, 3, and/or 4, any time periods set forth in those Sections shall be tolled until such breach or violation has been cured. Executive further agrees that the Company shall have the right to offset the amount of any damages resulting from a breach by Executive of Sections 1, 2. 3, and/or 4 against any payments due Executive under this Agreement. The Parties agree that if one of the Parties is found by a court of competent jurisdiction to have breached this Agreement, the breaching Party will be required to pay the non-breaching Party’s reasonable attorneys’ fees and costs.

(p) WAIVER OF TRIAL BY JURY.

i. WAIVER. THE PARTIES EACH WAIVE THE RIGHT TO TRIAL BY JURY WITH REGARD TO ALL DISPUTES (AS DEFINED IN THIS PARAGRAPH). For the purpose of this provision, the term “DISPUTES” means any controversy or claim (including all claims pursuant to common and/or statutory law) between Executive and the Company and/or any Company Affiliate(s) as applicable. The term DISPUTES includes, without limitation, all controversies and/or claims relating to this Agreement and/or arising out of and/or relating to the subject matter of this Agreement, Executive’s employment with the Company or any Company affiliate(s), and/or Executive’s termination or resignation from employment with same, regardless of whether the employment termination or resignation is voluntary, involuntary, for cause, or not for cause.

ii. ACKNOWLEDGEMENT OF KNOWING & VOLUNTARY JURY TRIAL WAIVER. By executing this Agreement, Executive acknowledges that (a) Executive has been advised by virtue of this part of the Agreement to consult with an attorney regarding the terms of this Agreement, including the waiver of trial by jury; (b) Executive has consulted with, or had sufficient opportunity to consult with, an attorney of Executive’s own choosing regarding the terms of this Agreement, including the waiver of trial by jury; (c) Executive has read this Agreement and fully understands the terms of this agreement and their import; and (d) Executive is entering into this Agreement, including the waiver of trial by jury, knowingly, voluntarily, of Executive’s own free will, and without any coercion, undue influence, threat, or intimidation of any kind.

(q) Settlement of Existing Rights. In exchange for the other terms of this Agreement, Executive acknowledges and agrees that: (a) Executive’s entry into this Agreement is a condition of employment and/or continued employment with the Company, as applicable; (b) except as otherwise provided herein, this Agreement will replace any existing similar or overlapping agreement between the Parties and thereby act as a novation, if applicable; (c) in consideration for this Agreement, Executive is being provided with access to proprietary information, trade secrets and other Confidential Information to which Executive has not previously had access; (d) all Work Product developed by Executive during any past employment with the Company, and all goodwill developed with the Company’s clients, customers, vendors, and/or other business contacts by Executive during any past employment with the Company, is the exclusive property of the Company; and (e) all Company information and/or specialized training accessed, created, received, or utilized by Executive during any past employment with the Company, will be subject to the restrictions on Confidential Information described in this Agreement, as applicable, whether previously so agreed or not.

(r) Voluntary Agreement. Each Party to this Agreement has read and fully understands the terms and provisions hereof, has had an opportunity to review this Agreement with legal counsel, has executed this Agreement based upon such Party’s own judgment and advice of counsel (if any), and knowingly, voluntarily, and without duress, agrees to all of the terms set forth in this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party because of authorship of any provision of this Agreement. Except as expressly set forth in this Agreement, neither the Parties nor their affiliates, advisors and/or their attorneys have made any representation or warranty, express or implied, at law or in equity with respect of the subject matter contained herein. Without limiting the generality of the previous sentence, the Company, its Affiliates, advisors, and/or attorneys have made no representation or warranty to Executive concerning the state or federal tax consequences to Executive, if any, regarding the transactions contemplated by this Agreement.

(s) Survival of Covenants. The provisions of this Agreement that, by their own terms, apply after the Termination Date (including, without limitation, the applicable provisions Sections 1, 2, 3, 4, and 5031, shall survive the termination or resignation of Executive’s employment with the Company (regardless of whether the employment termination or resignation is voluntary, involuntary, for cause, or not for cause) and shall remain in full force and effect after such termination or resignation, as applicable according to their terms. Executive further agrees to notify all future persons or businesses, with which he becomes affiliated or employed by, of the restrictions set forth in Sections 1, 2, 3, and 4, prior to the commencement of any such affiliation or employment.

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SIGNATURE PAGE FOLLOWS}

NOTICE: THIS AGREEMENT INCLUDES RESTRICTIVE COVENANTS REGARDING COMPETITION AND WAIVER OF TRIAL BY JURY.

IN WITNESS WHEREOF, the Company and Executive have executed this Agreement, effective as of the day and year first above written.

Exhibit 10.35

INSTRUMENT OF AMENDMENT

INSTRUMENT OF AMENDMENT, dated as of December             , 2011, by and between Golfsmith International Holdings, Inc., a Delaware corporation, and its subsidiaries (collectively, the “Company”), and [NAME OF EXECUTIVE] (“Executive”), to the Confidentiality, Intellectual Property and Non-Compete Agreement, dated as of [DATE], between the Company and Executive (the “Noncompete Agreement”) (capitalized terms used but not defined herein shall have the respective meanings given such terms in the Noncompete Agreement).

W I T N E S S E T H:

WHEREAS, the Company and Executive have entered into the Noncompete Agreement;

WHEREAS, in order to receive certain severance payments under the Noncompete Agreement, the Executive’s employment must be involuntarily terminated by the Company; therefore, such severance payments continue to be subject to a “substantial risk of forfeiture,” as that term is defined in the final Treasury regulations under Section 409A of the Code;

WHEREAS, because such severance payments under the Noncompete Agreement continue to be subject to a substantial risk of forfeiture, the parties have determined that the Noncompete Agreement may be amended in accordance with the guidance set forth in proposed Treasury Regulation Section 1.409A-4;

WHEREAS, Section 6(h) of the Noncompete Agreement provides that it may be amended only in writing signed by Executive and a duly authorized representative of the Company (other than Executive); and

WHEREAS, the Company and Executive desire to amend the Noncompete Agreement as provided for herein.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

1.	Section 5(b) of the Noncompete Agreement is deleted in its entirety and replaced with the following:

“(b) Severance Amount. Provided Executive signs a release agreement (such release agreement to be delivered and become fully irrevocable on or before the end of the fifty (50) day period following Termination Date) and complies with this Agreement, the Company shall pay to Executive one (1) year’s severance at the annual rate base pay being paid to Executive as of Termination Date.”

2.	Section 5(c) of the Noncompete Agreement is deleted in its entirety and replaced with the following:

“(c) Severance Terms. Subject to Executive’s timely execution of the release agreement described above, the Company shall pay the severance described above, less required tax deductions, over the twenty-four (24) month period commencing on the first payroll date to occur following the sixtieth (60) day after the Termination Date, in equal installments in accordance with the Company’s payroll procedures.”

3.	(a)	In the event of any conflict between the terms of this Instrument of Amendment and the terms of the Noncompete Agreement, the terms of this Instrument of Amendment shall take precedence. Except as expressly modified hereby, the Noncompete Agreement shall remain in full force and effect throughout the entire term as set forth in the Noncompete Agreement, including any extensions thereto.

(b)	The validity, interpretation, construction and performance of this Instrument of Amendment shall be governed by the laws of the State of Texas without reference to the choice of law principles thereof.

(c)	This Instrument of Amendment may be executed in two or more counterparts, all of which taken together shall constitute one instrument.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have hereunto executed this Instrument of Amendment.

GOLFSMITH INTERNATIONAL HOLDINGS, INC.

Date:	By:
Name Title

[NAME OF EXECUTIVE]

Date:

Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Forms S-8 No. 333-173768, No. 333-159022 and No. 333-135654) pertaining to the 2006 Incentive Compensation Plan of Golfsmith International Holdings, Inc. of our report dated March 30, 2012, with respect to the consolidated financial statements of Golfsmith International Holdings, Inc. included in this Annual Report (Form 10-K) for the fiscal year ended December 31, 2011.

/s/ Ernst & Young LLP

Fort Worth, Texas

March 30, 2012

EXHIBIT 31.1

CERTIFICATION PURSUANT TO

SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002

I, Martin E. Hanaka, certify that:

1.	I have reviewed this annual report on Form 10-K of Golfsmith International Holdings, Inc. (the “registrant”);

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.	The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

a.	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b.	Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c.	Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d.	Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting.

5.	The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

a.	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b.	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: March 30, 2012	/s/ Martin E. Hanaka
By: Martin E. Hanaka
Chairman and Chief Executive Officer

EXHIBIT 31.2

CERTIFICATION PURSUANT TO

SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002

I, Sue E. Gove, certify that:

1.	I have reviewed this annual report on Form 10-K of Golfsmith International Holdings, Inc. (the “registrant”);

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.	The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

a.	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b.	Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c.	Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d.	Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting.

5.	The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

a.	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b.	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: March 30, 2012	/s/ Sue E. Gove
By: Sue E. Gove
President, Chief Operating Officer and Chief Financial Officer

EXHIBIT 32.1

CERTIFICATION PURSUANT TO 18 U.S.C. SECTION 1350,

AS ADOPTED PURSUANT TO

SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the annual Report of Golfsmith International Holdings, Inc. (the “Company”) on Form 10-K for the annual period ended December 31, 2011 as filed with the Securities and Exchange Commission on the date hereof (the “Report”), I, Martin E. Hanaka, Chairman and Chief Executive Officer, certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that:

(1) The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended; and

(2) The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

By:	/s/ Martin E. Hanaka
Name:	Martin E. Hanaka
Title:	Chairman and Chief Executive Officer

Date:	March 30, 2012

EXHIBIT 32.2

CERTIFICATION PURSUANT TO 18 U.S.C. SECTION 1350,

AS ADOPTED PURSUANT TO

SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the annual Report of Golfsmith International Holdings, Inc. (the “Company”) on Form 10-K for the annual period ended December 31, 2011 as filed with the Securities and Exchange Commission on the date hereof (the “Report”), I, Sue E. Gove, Executive Vice President, Chief Operating Officer and Chief Financial Officer, certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that:

(1) The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended; and

(2) The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

By:	/s/ Sue E. Gove
Name:	Sue E. Gove
Title:	President, Chief Operating Officer and Chief Financial Officer

Date:	March 30, 2012

ANNEX G

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 10-K/A

(Amendment No. 1)

(Mark One)

☒	ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2011

or

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from                     to                     .

Commission file number 000-52041

GOLFSMITH INTERNATIONAL HOLDINGS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	16-1634847
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

11000 N. IH-35

Austin, Texas 78753

(Address of Principal Executive Offices)

(512) 837-8810

Registrant’s Telephone Number, Including Area Code:

Securities Registered Pursuant to Section 12(b) of the Act:

Title of Each Class	Name of Each Exchange on Which Registered
Common Stock, $0.01 par value	The NASDAQ Stock Market LLC (NASDAQ Global Market)

Securities Registered Pursuant to Section 12(g) of the Act:

NONE

Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities

Act.    Yes  ☐     No  ☒

Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or Section 15(d) of the Act.    Yes  ☐    No  ☒

Indicate by check mark whether the registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    Yes  ☒    No  ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§ 232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).    Yes  ☒    No  ☐

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer, accelerated filer, non-accelerated filer and smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).    Yes  ☐    No  ☒

The aggregate market value of the voting and non-voting common equity held by non-affiliates computed by reference to the price at which the common equity was last sold as of the last business day of the Registrant’s most recently completed second fiscal quarter was approximately $16.3 million.

There were 15,927,536 shares of the registrant’s common stock issued and outstanding as of April 23, 2012.

DOCUMENTS INCORPORATED BY REFERENCE

(Specific sections incorporated are identified under applicable items herein)

None.

PART III

Item 10. Directors, Executive Officers, and Corporate Governance

Directors of the Company

The following table sets forth information as to each member of the Board of Directors (the “Board”) of the Golfsmith International Holdings, Inc. (“Golfsmith” or the “Company”), including his or her age background and principal occupations as of April 23, 2012:

	Principal Occupation, Business	Director
Name and Age	Experience and Directorships	Since
Martin Hanaka 62	Martin E. Hanaka has been the Chairman of our Board since April of 2007 and became our Chief Executive Officer on June 18, 2008. Mr. Hanaka is also a member of the Nominating Committee. Prior to joining the Golfsmith team, Mr. Hanaka served as President, Chief Operating Officer and a Board Member of Staples, Inc. from August, 1994 through October, 1997 and Vice Chairman of The Sports Authority from February through September of 1998. Mr. Hanaka was the Chairman of Sports Authority from November 1999 to June 2004 and served as its Chief Executive Officer from September 1998 to August 2003. He was formerly President of Lechmere, Inc. and served for twenty years as an executive at Sears. Mr. Hanaka has served as a director on five publicly traded companies and several privately held companies. His retail career has spanned forty years.	2007

Robert E. Allen 67	Robert E. Allen became a Director in July of 2008 and is a member of the Audit Committee and Chair of the Compensation Committee. Mr. Allen is the founder and Managing Director of Redding Consultants. Prior to becoming a consultant, Mr. Allen was a Senior Vice President of Emery Worldwide (overnight airfreight) where he had responsibility for international operations, as well as U.S. sales and marketing. Mr. Allen possesses significant board and committee experience as well as expertise in specific areas, such as marketing and compensation.	2008

Thomas Berglund 51	Thomas Berglund has been a Director since May of 2007. Mr. Berglund has been a Managing Director of First Atlantic Capital since 2004. From 1994 to 2004, Mr. Berglund was a partner with Jupiter Partners, a middle-market private equity firm. He is currently a Director and audit committee member of Prestolite Electric, a Director and audit committee member of Sprint Industrial Holdings and a Director of Resource Label Group, LLC. During the past five years, Mr. Berglund has also served as a Director of Precision Parts International and BHM Holdings. Mr. Berglund has significant board and committee expertise derived from prior and other current positions.	2007

Roberto Buaron 65	Roberto Buaron became a Director in October of 2002 and is a member of the Compensation Committee and Chair of the Nominating Committee. Mr. Buaron has been the Chairman, President and Chief Executive Officer of First Atlantic Capital since he founded the firm in 1989. Mr. Buaron has extensive experience in strategic planning and the improvement of operational performance.	2002

Thomas G. Hardy 66	Thomas G. Hardy became a Director in October 2002. Mr. Hardy served as an operating partner for an affiliate of First Atlantic Capital between August 2004 and January 2009. Mr. Hardy served as the Chair of the Board of Trustees of the American University of Paris from May 2003 to May 2008 and presently serves as a member of the advisory board of Main Street Resources, a private equity fund specializing in small and medium sized management buy-outs since May 2002. In addition to board oversight experience, Mr. Hardy contributes to the Board significant management expertise from previous positions, including President and Chief Operating Officer of Trans-Resources Inc., a $500 million revenue chemical and fertilizer producer, and Principal at McKinsey and Co., a leading management consulting firm.	2002

Glenda Flanagan 58	Glenda Flanagan became a Director in August 2006 and is a member of the Audit and Compensation Committees. Ms. Flanagan has been the Senior Executive Vice President and Chief Financial Officer of Whole Foods Market, Inc. since 1988. She also serves on the Board of Directors, the compensation committee, audit committee and is chair of the nominating and governance committee for Credit Acceptance Corporation. In addition to substantial board and committee experience, Ms. Flanagan contributes to the Board significant expertise in finance, reporting and accounting.	2006

James Grover 40	James Grover became a Director in September of 2002 and is a member of the Nominating Committee. Mr. Grover joined First Atlantic Capital in 1998 and has been a Managing Director since 2007. Mr. Grover is a director of Prestolite Electric, Inc. From experience in prior and other current positions, Mr. Grover possesses operational and strategic expertise.	2002

Marvin E. Lesser 70	Marvin E. Lesser became a Director in June 2006 and serves as Chair of the Audit Committee. Mr. Lesser has been Managing Partner of Sigma Partners, L.P., a private investment partnership, since 1993 and has been President of Alpina Management, L.L.C, an investment adviser, since 2000. He is also a director of USG Corporation and St. Moritz 2000 Fund, Ltd. During the past five years, he was previously a director of Pioneer Companies, Inc. and DUSA Pharmaceuticals, Inc. Mr. Lesser has experience serving on audit, compensation, finance, governance and CEO search committees, and he has been the chair of audit committees and a CEO search committee. He contributes to the Board his investment manager’s perspective on the analysis of corporate performance and the domestic and global economic environments.	2006

James Long 69	James Long became a Director in October of 2002. Mr. Long has been a Senior Advisor for First Atlantic Capital since January 1, 2005. Mr. Long was the Chairman of Country Pure Foods, Inc. from 1995 until 2010. In addition to substantial board and committee experience, Mr. Long possesses significant experience in management and strategic transactions.	2002

Emilio S. Pedroni 45	Emilio Pedroni became a Director in May 2009. He has been with First Atlantic Capital since 2003 and has held the position of Principal since March of 2007. Mr. Pedroni currently serves as a director and member of the audit committee of Sprint Holdings, LLC. During the past five years, Mr. Pedroni also served as director of BHM Technologies Holdings, Inc. and director of Captive Holdings, LLC. Mr. Pedroni contributes to the Board significant expertise in finance and strategic planning.	2009

GOVERNANCE OF THE COMPANY

Our Board of Directors has the responsibility for establishing broad corporate policies and for the overall performance of the Company. In accordance with applicable Delaware law, the business of the Company is managed under the direction of its Board of Directors. Pursuant to the Company’s amended and restated bylaws, the Board of Directors is to consist of not fewer than five or more than thirteen directors. Our Board of Directors currently consists of ten directors. During 2011, the Board of Directors met eight times (not including committee meetings). Each of our directors attended not fewer than seventy five percent of the aggregate of the total number of meetings of the Board and the total number of meetings of the committees of the Board on which he or she served during fiscal 2011. The Company does not have a policy on attendance at the annual meeting of stockholders; however, all of our directors attended the annual meeting in 2011, except for Thomas Berglund and Robert Allen.

THE BOARD’S LEADERSHIP STRUCTURE

The Board recognizes that one of its key responsibilities is to evaluate and determine its leadership structure. The Board believes that there is no single, generally accepted approach to providing Board leadership and that, given the dynamic and competitive environment in which we operate, the right Board leadership structure may vary as circumstances warrant. The Board of Directors has determined that having the Company’s Chief Executive Officer serve as Chairman is in the best interest of the Company’s stockholders at this time because (i) the Board believes that this structure under Mr. Hanaka’s leadership will serve our stockholders well through many economic cycles and business challenges, (ii) Mr. Hanaka’s unique business experience and extensive knowledge of the Company and its industry makes it appropriate for him to serve in both capacities, and (iii) this structure fosters effective communication between the Company’s management and the Board of Directors. Nevertheless, the Board believes that it is important to retain the organizational flexibility to determine whether the roles of the Chairman of the Board and Chief Executive Officer should be separated or combined in one individual and therefore it may periodically evaluate whether the Board leadership structure should be changed in light of specific circumstances applicable to us.

RISK MANAGEMENT OVERSIGHT

The Board of Directors does not have a separate risk oversight body, but rather has direct responsibility for the oversight of the Company’s risk management policies and the key enterprise risks affecting the Company’s business. The Board mitigates risk through regular discussions with management regarding the appropriate level of risk for the Company. In its review, the Board generally considers financial, competitive and operational risks and considers the input of the Company’s executive officers in its assessment and analysis of the most likely areas of current and future risk for the Company. Specifically, the Board of Directors regularly reviews information regarding the Company’s credit, liquidity and operations, as well as the risks associated with each.

CODE OF BUSINESS CONDUCT AND ETHICS

The Company has adopted a Code of Business Conduct and Ethics which applies to all directors, officers and employees. A copy of this code is available in the Investor Relations section of the Company’s website at www.golfsmith.com, under “Corporate Governance.” The information on the Company’s website is not incorporated by reference in this Proxy Statement. We intend to post any amendments and any waivers of our Code of Business Conduct and Ethics on our website within four business days of adoption of such amendments or granting of waivers.

INDEPENDENCE OF DIRECTORS

The Company is a “controlled company” under the NASDAQ corporate governance rules. A “controlled company” is a company of which more than 50% of the voting power is held by an individual, group or another company. Based on the shares owned by Atlantic Equity Partners III L.P. (“Atlantic Equity Partners”) together with a voting rights and stockholders’ agreement among Atlantic Equity Partners, Carl Paul and Franklin Paul, Atlantic Equity Partners holds more than 50% of our voting power. Among other things, a controlled company exemption eliminates the requirements that (1) a majority of the Board of Directors consist of independent directors, and (2) the Company establish a Nominating Committee and a Compensation Committee that are composed entirely of independent directors. Also, a written charter addressing the purpose and responsibilities of the Compensation Committee is not required, but our Compensation Committee has a written charter. The “controlled company” exemption does not modify the independence requirements for our Audit Committee. In addition, if the Company ceases to qualify as a “controlled company” in the future, the Board of Directors will be required, within one year of the date that the Company ceases to be a “controlled company,” to be composed of a majority of independent directors and the Compensation and Nominating Committees will be required to be composed entirely of independent directors.

The Board of Directors has determined that three of its ten members are independent directors in accordance with the requirements of NASDAQ. These requirements include a series of objective tests, including that the director is not an employee of the Company or its controlling shareholder and has not engaged in various types of business dealings with the Company or its controlling shareholder. In addition, as further required by the rules of NASDAQ, the Board of Directors has made a subjective determination as to each independent director that no relationships exist which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, the Board of Directors reviewed and discussed information provided by the Board of Directors and the Company with regard to each director’s business and personal activities as they may relate to the Company and its management. The Board of Directors has reviewed the independence of the current non-management directors under these standards and determined Mr. Allen, Ms. Flanagan and Mr. Lesser to be independent.

COMMUNICATIONS WITH THE BOARD OF DIRECTORS

The Board of Directors has established a process to receive communications from stockholders. Stockholders who wish to communicate with the Board of Directors, or individual directors, may send correspondence to them at c/o James A. Eliasberg, Secretary of the Company, 11000 North IH-35, Austin, Texas, 78753.

The Board of Directors has instructed the Secretary to review all communications so received and to determine whether the contents represent a message to the directors. Any contents that are not in the nature of advertising, promotions of a product or service, patently offensive material or matters deemed inappropriate for the Board of Directors will be forwarded promptly to the addressee. However, any director may at any time request the Secretary to forward any and all communications received by the Secretary but not forwarded to the directors pursuant to the foregoing standards.

COMMITTEES OF THE BOARD OF DIRECTORS

At this time, the Board of Directors has designated an Audit Committee, a Compensation Committee, a Nominating Committee and a special Transaction Committee. The members of each committee are appointed by the Board of Directors and, with the exception of the Transaction Committee, serve one-year terms. Each of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee operates under a written charter that is available on the Company’s website: www.golfsmith.com

Audit Committee

The Audit Committee currently consists of Mr. Allen, Ms. Flanagan and Mr. Lesser (Chair). Each member of the Audit Committee is an independent director, as defined under NASDAQ rules.

All Audit Committee members must be financially literate, and at least one member must be an audit committee financial expert as such term is defined under the Sarbanes-Oxley Act of 2002 and Item 407(d) of Regulation S-K of the SEC. The Board of Directors has determined that Mr. Allen, Ms. Flanagan and Mr. Lesser each qualify as an “audit committee financial expert.” The Company’s Board of Directors has adopted a charter setting forth the responsibilities of the Audit Committee, which include:

•	retaining and terminating the Company’s independent registered public accounting firm;

•

discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing with management and the independent registered public accounting firm the Company’s interim and year-end operating results;

•	reviewing the adequacy of the Company’s internal controls and audit procedures; and

•	approving (or, as permitted, pre-approving) all audit and non-audit services to be performed by the independent registered public accounting firm.

During 2011, the Audit Committee met four times, and all directors serving on the Audit Committee at the relevant meetings attended not fewer than seventy five percent of the meetings. The responsibilities and activities of the Audit Committee are described in greater detail in the Audit Committee charter, a copy of which is available in the Investor Relations section of the Company’s website at www.golfsmith.com, under “Corporate Governance.”

Compensation Committee

The Compensation Committee currently consists of Mr. Allen (Chair), Mr. Buaron and Ms. Flanagan. The Company’s Board of Directors has adopted a charter setting forth the responsibilities of the Compensation Committee, which include:

•	determining the compensation of the Chief Executive Officer based on the achievement of corporate objectives;

•	reviewing and recommending approval of compensation of the Company’s executive officers;

•	administering the Company’s equity incentive plans; and

•	reviewing and making recommendations to the Company’s Board of Directors with respect to incentive compensation and equity plans.

During 2011, the Compensation Committee met twice and took no actions by written consent. Each committee member attended all of the Compensation Committee meetings during 2011. The Compensation Committee is governed by a written charter, a copy of which is available in the Investor Relations section of the Company’s website at www.golfsmith.com, under “Corporate Governance.”

Report of the Compensation Committee

Disclosure under this section is not required for a smaller reporting company.

Compensation Committee Interlocks and Insider Participation

Disclosure under this section is not required for a smaller reporting company.

Nominating Committee

The Nominating Committee currently consists of Mr. Buaron (Chair), Mr. Hanaka and Mr. Grover.

The Company’s Board of Directors has adopted a charter setting forth the responsibilities of the Nominating Committee, which include:

•	developing and recommending criteria for selecting new directors and evaluating and recommending nominees to the Board of Directors;

•	supervising the selection and composition of committees for the Board of Directors;

•	evaluating the performance of the Board of Directors and of individual directors; and

•	identifying and recommending to the Board of Directors individuals qualified to become executive officers of the Company.

The Nominating Committee met three times in 2011 and is governed by a written charter, a copy of which is available in the Investor Relations section of the Company’s website at www.golfsmith.com, under “Corporate Governance.” Each committee member attended all of the Nominating Committee meetings during 2011.

EXECUTIVE OFFICERS

Certain information concerning the Company’s executive officers as of April 23, 2012 is set forth below:

Martin E. Hanaka, age 62. See “Item 10. Directors, Executive Officers, and Corporate Governance – Directors of the Company” for biographical information about Mr. Hanaka.

Sue E. Gove, age 53, joined the Company as Executive Vice President and Chief Operating Officer in September 2008 after acting as an independent consultant since April 2006, serving clients in specialty retail and private equity. She was named Chief Financial Officer in March 2009 and became President in February, 2012. She has been a member of the Board of Directors of AutoZone, Inc. since 2005, serves on its audit committee and is Chair of its nominating and governance committee. She was Executive Vice President and Chief Operating Officer of Zale Corporation from 2002 to March 2006 and a director of Zale Corporation from 2004 to 2006.

Steven Larkin, age 54, joined the Company in January 2010 as our Senior Vice President of Direct to Consumer. From 2006 to 2009, Mr. Larkin was Executive Vice President and Chief Marketing and E-Commerce Officer at Zale Corporation. Prior to that, he served as Vice President of Merchandising at Federated/Macy’s department stores, Fingerhut Corporation and ShopNBC. Mr. Larkin has over 30 years of experience in multi-channel retail.

Eli Getson, age 41, joined the Company in June, 2010 as Senior Vice President and General Merchandise Manager responsible for all merchandising, buying, and inventory management strategies. Prior to joining the Company, Mr. Getson served as a Category Manager for Cabelas from January 2010 to June 2010, Vice President of Private Brands for The Bonton Stores Inc. from May 2006 to October 2009, and Senior Vice President of Design and Merchandising for Perry Ellis International from May 2003 to November 2005.

Joseph J. Kester, age 48, has served as the Company’s Senior Vice President of Store Operations since January 2010. Prior to this, Mr. Kester was Vice President of Field Operations from 2006 to 2010 and as the Regional Manager for the Midwest Region of the Company from September 2003 to October 2006.

Item 11. Executive Compensation

COMPENSATION DISCUSSION AND ANALYSIS

As a smaller reporting company, we are not required to include a Compensation Discussion and Analysis section and have elected to comply with the scaled disclosure requirements applicable to smaller reporting companies.

SUMMARY COMPENSATION TABLE

The following Summary Compensation Table summarizes the total compensation paid to or earned by our Chief Executive Officer and the two other most highly compensated officers (the “Named Executive Officers” or “NEOs”) for serviced rendered to the Company in all capacities for fiscal years 2011 and 2010.

Name and Principal Position	Year	Salary	Stock Awards (1)	Option Awards (1)	All Other Compensation (2)	Total
Martin E. Hanaka	2011	$700,000	$124,800	$—	$5,226	$830,026
Chairman of the Board of Directors and Chief Executive Officer	2010	696,539	223,000	—	4,530	924,068

Sue E. Gove	2011	525,423	93,600	78,876	2,360	700,259
Executive Vice President, Chief Financial Officer and Chief Operating Officer	2010	513,000	133,800	—	2,045	648,845

Steven Larkin	2011	275,423	62,400	127,858	1,160	466,841
Senior Vice President, Direct
	2010	220,615	—	53,058	850	274,523

(1)	The amounts set forth next to each award represent the aggregate grant date fair value of such awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”). For discussion of the assumptions used in these valuations, see Note 8 of the Notes to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011. The amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.
(2)	Perquisites and other personal benefits are valued on the basis of the aggregate incremental cost to the Company. The amounts shown in this column represent executive life insurance paid by the Company on behalf of the NEOs.

NARRATIVE DISCLOSURE TO SUMMARY COMPENSATION TABLE

Material Terms of Employment Agreements

Mr. Hanaka

On June 13, 2008, the Company appointed Martin E. Hanaka to the position of Chairman and Chief Executive Officer. Mr. Hanaka had been the Company’s interim Chief Executive Officer since January 9, 2008 and had been with the Company since April 2007, serving as a director and Chairman of the Board.

Mr. Hanaka’s original employment agreement was entered into on June 13, 2008, was amended and restated as of December 28, 2009, and was further amended as of December 29, 2011. Subject to earlier termination, the employment agreement extends until July 1, 2013, with automatic successive one-year extensions unless terminated by either party. As provided in the employment agreement, Mr. Hanaka will receive (i) a minimum base salary of $700,000 per year; (ii) the potential to earn a target annual bonus of at least 75 percent of his then-current base salary based on the Company’s attainment of financial targets as are established by the Company’s Board of Directors; (iii) the grant of a stock option to purchase 1,000,000 shares of common stock of the Company at an exercise price of $2.33 per share (which was the closing price of the common stock on the grant date of such option) vesting in five equal annual installments; (iv) other benefits, such as participation in the 401(k) retirement savings plan, health and disability insurance, as well as four weeks paid vacation, reimbursement of business expenses and indemnification and liability insurance on the same basis as other officers of the Company.

The employment agreement further provides that, if, prior to a “change of control,” the Company’s Board of Directors terminates Mr. Hanaka’s employment without “cause” or cancels an automatic extension of his employment term, or Mr. Hanaka resigns for “good reason,” as those terms are defined in the employment agreement, Mr. Hanaka will be entitled to receive (i) his earned but unpaid base salary and earned but unpaid annual bonus for any completed fiscal year; (ii) a prorated bonus for the fiscal year in which his employment terminates, and (iii) severance payments totaling 200 percent of an amount equal to his then-current base salary, payable in equal installments in accordance with customary payroll procedures during a two-year period, commencing on the first payroll date to occur after 60 days following the date his employment is terminated. The employment agreement further provides that, if, on or after a change of control, the Company’s Board of Directors terminates Mr. Hanaka’s employment without cause or cancels an automatic extension of his employment term, or Mr. Hanaka resigns under any circumstances, Mr. Hanaka will be entitled to receive (i) his earned but unpaid base salary and earned but unpaid annual bonus for any completed fiscal year; (ii) a prorated bonus for the fiscal year in which his employment terminates, and (iii) severance payments totaling 200 percent of an amount equal to the sum of his then-current base salary plus his then-current target annual bonus payable in equal installments in accordance with customary payroll procedures during a two-year period, commencing on the first payroll date to occur after 60 days following the date his employment is terminated. In each such case, Mr. Hanaka is entitled to Company-paid health care continuation coverage premiums for himself and his dependents for two years following such termination of employment or, if earlier, until he is eligible to be covered under another substantially equivalent medical insurance plan. In the case of a change-of-control event, all of his stock options shall become fully exercisable. In the event of death or disability, Mr. Hanaka (or his beneficiary) will be entitled to receive a prorated annual bonus for the fiscal year in which his employment is terminated and Company-paid health care continuation coverage premiums for Mr. Hanaka and his dependents for one year following such termination of employment or, if earlier, until he or his dependents, as applicable, are eligible to be covered under another substantially equivalent medical insurance plan. To receive these severance and post-termination benefits, Mr. Hanaka or his legal representative is required to execute a general release of claims against the Company and its affiliates. In addition, in the event of Mr. Hanaka’s death prior to all of his stock options becoming fully exercisable, in addition to any stock options that are otherwise exercisable, options to purchase 200,000 of the common stock will become exercisable.

Mr. Hanaka’s employment agreement also contains restrictive covenants which generally prohibit Mr. Hanaka from (a) disclosing the Company’s trade secrets and confidential information, or (b) during his employment term and for the two-year period following termination of employment (1) soliciting on behalf of a competing business the Company’s customers, (2) soliciting the Company’s employees or (3) engaging in any competing business.

Ms. Gove

Ms. Gove’s original employment agreement was entered into on September 29, 2008, was amended and restated as of December 28, 2009, and was further amended as of December 29, 2011. The agreement extends for three years from September 29, 2008, with automatic successive one-year extensions unless terminated by either party. As provided in the employment agreement, Ms. Gove will receive (i) a minimum base salary of $400,000 per year; (ii) the potential to earn a target annual bonus of 75 percent of her then-current base salary based on the Company’s attainment of such financial targets as are established by the Board of Directors of the Company; (iii) the grant of a stock option to purchase 200,000 shares of common stock of the Company at an exercise price of $2.50 (which was the closing price of the common stock on the date of the employment agreement) vesting in five equal annual installments; and (iv) other benefits, such as participation in the 401(k) retirement savings plan, health and disability insurance, as well as four weeks paid vacation, reimbursement of business expenses and indemnification and liability insurance on the same basis as other officers of the Company. Pursuant to the agreement, on May 15, 2009, Ms. Gove received: (v) an increase of $50,000 to annual base salary for a total of $450,000 per year; (vi) a $50,000 retention bonus as defined in the employment agreement; and (vii) a grant of a stock option to purchase 100,000 shares of common stock of the Company at an exercise price of $1.13 (which was the closing price of the Company’s stock on that date).

The employment agreement further provides that if the Company’s chief executive officer or Board of Directors terminates Ms. Gove’s employment without “cause” or cancels an automatic extension of her employment term, or Ms. Gove resigns for “good reason,” as those terms are defined in the employment agreement, Ms. Gove will be entitled to receive (i) her earned but unpaid base salary and earned but unpaid annual bonus for any completed fiscal year; (ii) her prorated annual bonus for the fiscal year in which her employment is terminated; and (iii) severance payments totaling 200 percent of an amount equal to her then-current base salary, depending on the date of termination, payable in equal installments in accordance with customary payroll procedures during a 24-month period commencing on the first payroll date to occur after 60 days following the date her employment is terminated, or until she accepts other employment, whichever is sooner. In such case, Ms. Gove is entitled to Company-paid health care continuation coverage premiums for herself and her dependents for up to two years following such termination of employment, depending on the date of termination, or, if earlier, until she is eligible to be covered under another substantially equivalent medical insurance plan. If Ms. Gove’s employment is terminated following a “change of control.” all of her stock options shall become fully exercisable. In the event of death or disability, Ms. Gove (or her beneficiary) will be entitled to receive a prorated annual bonus for the fiscal year in which her employment is terminated and Company-paid health care continuation coverage premiums for Ms. Gove and her dependents for one year following such termination of employment or, if earlier, until she or her dependents, as applicable, are eligible to be covered under another substantially equivalent medical insurance plan. To receive these severance and post-termination benefits, Ms. Gove or her legal representative is required to execute a general release of claims against the Company and its affiliates.

Ms. Gove’s employment agreement also contains restrictive covenants which generally prohibit Ms. Gove from (i) disclosing the Company’s trade secrets and confidential information; or (ii) during her employment term and for the two-year period following termination of employment (a) soliciting on behalf of a competing business the Company’s customers, (b) soliciting the Company’s employees or (c) engaging in any competing business.

Mr. Larkin

On January 19, 2010, Mr. Larkin entered into a Confidentiality, Intellectual Property and Non-Compete Agreement (the “Non-Compete Agreement”) with the Company. The Non-Compete Agreement was amended as of December 29, 2011. As consideration for the promises set forth in the Non-Compete Agreement, upon termination of Mr. Larkin’s employment without cause and that is not an alleged constructive discharge, he will be entitled to receive his annual base salary in effect upon termination in equal installments in accordance with customary payroll procedures during a 24-month period following the termination of his employment. To receive these severance and post-termination benefits, Mr. Larkin is required to execute a general release of claims against the Company and its affiliates.

The Non-Compete Agreement also contains restrictive covenants which generally prohibit Mr. Larkin from (i) disclosing the Company’s trade secrets and confidential information; or (ii) during his employment term and for the two-year period following termination of employment (a) soliciting on behalf of a competing business the Company’s customers, (b) soliciting the Company’s employees or (c) engaging in any competing business.

Material Terms of Grants and Awards

2002 Incentive Stock Plan

In 2002, we adopted our 2002 Incentive Stock Plan (the “2002 Plan”). Under the 2002 Plan, certain employees, members of our Board of Directors and third-party consultants may be granted options to purchase shares of our common stock, stock appreciation rights (“SARs”) and restricted stock grants. Options are exercisable and vest in accordance with each option agreement. Following the adoption of our Incentive Compensation Plan (the “2006 Plan”), we have not and do not intend to grant any more options under our 2002 Plan, although options previously granted under the 2002 Plan will remain outstanding and subject to its terms.

Options, stock grants and SARs granted under the 2002 Plan will accelerate and become fully vested in the event we are acquired or merge with another company. In addition, our Board of Directors may, upon a change in control, cancel the options, stock grants or SARs, but only after providing the optionees or grantees with a reasonable period to exercise his or her options or SARs or take appropriate action to receive stock subject to any stock grants. Under the 2002 Plan, our Board of Directors will not be permitted, without the adversely affected optionee’s or grantee’s prior written consent, to amend, modify or terminate our stock plan if the amendment, modification or termination would impair the rights of optionees or grantees. The plan will terminate in 2012 unless terminated earlier by our Board of Directors.

2006 Incentive Compensation Plan

In June 2006, we adopted the 2006 Incentive Compensation Plan (the “2006 Plan”) which was approved by our stockholders. On July 7, 2006, we filed a registration statement on Form S-8 (File No. 333-135654) (the “2006 Registration Statement”), registering 1,800,000 shares of common stock issuable under the 2006 Plan. Under the 2006 Plan, certain employees, members of the Board of Directors and third-party consultants may be granted options, stock appreciation rights and restricted stock grants. On March 3, 2009, our Board of Directors adopted, subject to stockholder approval, an amendment to the 2006 Plan to increase the aggregate number of shares of common stock authorized for issuance under the 2006 Plan by 1,500,000 from 1,800,000 to 3,300,000 (the “First Amendment”). On May 5, 2009 our stockholders approved the First Amendment. On May 6, 2009, we filed a registration statement on Form S-8 (File No. File No. 333-159022) (the “2009 Registration Statement”), registering the additional 1,500,000 shares of Common Stock issuable under the 2006 Plan. On November 10, 2010, our Board of Directors adopted, subject to stockholder approval, an amendment to the 2006 Plan to increase the aggregate number of shares of shares of common stock authorized for issuance under the 2006 Plan by 600,000 from 3,300,000 to 3,900,000 (the “Second Amendment”). On April 25, 2011 our stockholders approved the Second Amendment. On April 28, 2011, we filed a registration statement on Form S-8 (File No. 333-173768), registering the additional 600,000 shares of common stock issuable under the 2006 Plan. The exercise price of options granted is equal to the common stock share price on the date granted.

The Compensation Committee administers the 2006 Plan and may provide for the payment of dividend equivalents with respect to shares of common stock subject to certain types of awards. The Board of Directors may, subject to any legal limitations, exercise any powers or duties of the Compensation Committee concerning the 2006 Plan. The Compensation Committee will select eligible employees, directors and/or consultants of us and our subsidiaries or affiliates to receive options or other awards under the 2006 Plan and will determine the number of shares of common stock covered by those options or other awards, the terms under which options or other awards may be exercised. The Compensation Committee is authorized to interpret the 2006 Plan and awards and to accelerate the vesting or exercisability of awards subject to the limitations of the 2006 Plan. Holders of options, SARs, unvested restricted stock and other awards may not transfer those awards, unless they die or, except in the case of incentive stock options, the Compensation Committee determines otherwise.

If we undergo a change of control, the Compensation Committee may adjust outstanding awards by substituting stock or other securities of any successor or another party to the change of control transaction, or cash out outstanding options, SARs and other awards, in any such case, generally based on the consideration received by our stockholders in the transaction.

Subject to particular limitations specified in the 2006 Plan, the Board of Directors may amend or terminate the 2006 Plan, and the Compensation Committee may amend awards outstanding under the 2006 Plan. The 2006 Plan will continue in effect until all shares of the common stock available under the 2006 Plan are delivered and all restrictions on those shares have lapsed, unless the 2006 Plan is terminated earlier by the Board of Directors.

2010 Restricted Stock Unit Grants

On May 7, 2010, the Company’s Compensation Committee and Board of Directors approved grants of 30,000 and 50,000 restricted stock units (“RSU’s) to Ms. Gove and Mr. Hanaka, respectively. Each RSU represents the equivalent of one share of the Company’s common stock and vests on the third anniversary of the grant date. On the vesting date, the Compensation Committee may, at its sole discretion, elect to deliver cash in lieu of the RSU shares in an amount equal to the fair market value of the issuable shares.

2011 Performance Share Grants

On February 16, 2011, our Compensation Committee approved grants of performance shares under the 2006 Plan, to Ms. Gove, Mr. Hanaka, Mr. Getson, Mr. Kester and Mr. Larkin. The number of performance shares that are earned by a holder are based on the Company’s achievement of EBITDA (net income adjusted to exclude net interest expense, income taxes, depreciation, amortization and gain or loss on sale of capital assets) targets for 2011. Following the Compensation Committee’s determination on April 4, 2012 of the extent to which the 2011 Company EBITDA targets were attained, following the issuance of the Company’s 2011 audited financial statements, the number of performance shares earned were automatically converted into an equal number of shares of our common stock in the form of restricted stock under the 2006 Plan, provided that the holder continued to be employed by us on the conversion date. If the holder’s employment with us were to have terminated under any circumstances prior to the conversion date, all of his or her performance shares would have been forfeited. One-third of the restricted stock vested immediately upon the Compensation Committee’s determination of the extent to which the 2011 Company EBITDA targets were attained. The remaining two-thirds vest one-third each on each of the second and third anniversaries of the initial award date of the performance shares, subject to automatic forfeiture if the holder’s employment with us terminates under any circumstances prior to the vesting date. Upon a change of control of the Company: (i) before the performance shares were converted to restricted stock, such conversion would have occurred as described above based on our 2011 EBITDA through the end of the month preceding the change of control date compared to a correspondingly pro-rated portion of the 2011 EBITDA targets, and the stock received by the holder would have been fully vested, or (ii) after the performance shares are converted to restricted stock, all outstanding restricted stock will fully vest. A holder of performance shares does not have any rights of a stockholder. A holder of restricted stock will have all rights of a stockholder, including dividend and voting rights.

Annual 2011 Bonus Plan

We believe the payment of cash bonuses provides meaningful incentives, rewards performance that benefits our business and is consistent with creation of stockholder value. Our annual bonuses are designed to be earned and paid to our officers at the discretion of our Compensation Committee. Any potential annual bonuses are based upon achievement of EBITDA targets. The Company’s Compensation Committee may exercise full discretion to award or withhold any and all annual bonus compensation without regard to attainment or non-attainment of relevant performance goals.

On November 10, 2010, the Compensation Committee approved a cash bonus plan for our employees, including our NEOs, for fiscal 2011 (the “2011 Bonus Plan”). The 2011 Bonus Plan was intended to assist us in attracting, retaining and motivating executive officers and key employees, and to reward them for assisting in achievement of our operational and strategic goals during fiscal 2011. The 2011 Bonus Plan was adopted to provide an outcome-based annual cash incentive to executive officers and key employees. Payments under the 2011 Bonus Plan, if any, were contingent upon our achievement of certain corporate objectives, as well as the employee’s continued employment with us on the date of payment.

Under the 2011 Bonus Plan, bonuses were tied to the achievement of specific targets based on EBITDA and any bonus payable for the achievement of any excess over 100% of the base EBITDA target would be paid in the form of restricted stock at a pre-established valuation of six dollars ($6) per share. The Company achieved approximately 107% of the base EBITDA target for fiscal 2011 overall. As a result, the officers of the Company received a cash bonus for 100% of 2011 target EBITDA, with the remainder of the 2011 bonus paid in a number of shares of restricted stock, determined as described above, that were granted on April 4, 2012. One-third of this restricted stock vests on each of the first, second and third anniversaries of the grant date, subject to automatic forfeiture if the holder’s employment with us terminates under any circumstances prior to the vesting date.

The Compensation Committee retains full discretion in any given fiscal year to grant additional bonuses and may decide to award or withhold an award for an individual based upon overall Company performance or upon such individuals’ personal performance during the year.

Annual 2012 Bonus Plan

On February 15, 2012, the Compensation Committee approved a cash bonus plan for our employees, including our NEOs, for fiscal 2012 (the “2012 Bonus Plan”). The 2012 Bonus Plan was adopted to provide an outcome-based annual cash incentive to executive officers and key employees. Payments under the 2012 Bonus Plan, if any, were contingent upon our achievement of certain corporate objectives, as well as the employee’s continued employment with us on the date of payment. Under the 2012 Bonus Plan, bonuses are tied to the achievement of specific targets based on EBITDA

The Compensation Committee retains full discretion in any given fiscal year to grant additional bonuses and may decide to award or withhold an award for an individual based upon overall Company performance or upon such individuals’ personal performance during the year.

OUTSTANDING EQUITY AWARDS

The following table sets forth information concerning unexercised options; stock that has not vested; and equity incentive plan awards outstanding as of the end of fiscal 2011, for each named executive officer:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (1)	Number of Securities Underlying Unexercised Options Unexercisable (2)	Option Exercise Price	Option Expiration Date		Number of Shares or Units of Stock that Have Not Vested (3)	Market Value of Shares or Units of Stock that Have Not Vested (5)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested (6)
	(#)	(#)	($)			(#)	($)	(#)	($)
Mr. Hanaka
	600,000	400,000	$2.32	06/13/18	(7)
Restricted Stock Units						50,000	$160,000
Performance Share Awards								30,000	$96,000	(4)

Ms. Gove
	120,000	80,000	2.50	09/29/18	(8)
	40,000	60,000	1.13	05/05/19	(9)
	6,000	24,000	4.16	02/25/21	(10)
Restricted Stock Units						30,000	$96,000
Performance Share Awards								22,500	$72,000	(4)

Mr. Larkin
	12,000	18,000	2.74	01/25/20	(11)
	5,000	20,000	4.16	02/25/21	(10)
	—	25,000	4.01	08/01/21	(12)
Performance Share Awards								15,000	$48,000	(4)

(1)	The amounts set forth in this column reflect the number of shares underlying time-based options that are vested that were granted under the 2002 and 2006 Plans.
(2)	The amounts set forth in this column reflect the number of shares underlying time-based options that are not vested that were granted under the 2002 and 2006 Plans.
(3)	The amounts set forth in this column reflect restricted stock unit grants to each of Ms. Gove and Mr. Hanaka, approved by the Company’s Compensation Committee and Board of Directors on May 7, 2010. See “2010 Restricted Stock Unit Grants” for additional information regarding the grants, including the vesting schedules.
(4)	The amounts set forth in this column reflect performance share units awarded to each of Ms. Gove, Mr. Hanaka and Mr. Larkin, respectively, approved by the Company’s Compensation Committee and Board of Directors on February 25, 2011. See “2011 Restricted Stock Unit Performance Share Grants” for additional information regarding the grants, including the vesting schedules.

(5)	Represents the product of the closing market price of the Company’s common stock as of December 31, 2011, multiplied by the number of shares of common stock subject to the award. See “2010 Restricted Stock Unit Grants” for additional information regarding the grants, including the vesting schedules.
(6)	Represents the product of the closing market price of the Company’s common stock as of December 31, 2011, multiplied by the number of shares of common stock subject to the award, based on 100% performance. See “2011 Performance Share Grants” for additional information regarding the grants, including the vesting schedules.”
(7)	Granted on June 13, 2008, vest and become exercisable in equal installments on each anniversary of the grant date over five years.
(8)	Granted on September 29, 2008, vest and become exercisable in equal installments on each anniversary of the grant date over five years.
(9)	Granted on May 5, 2009, vest and become exercisable in equal installments on each anniversary of the grant date over five years.
(10)	Granted on February 25, 2011, vest and become exercisable in equal installments on each anniversary of the grant date over five years.
(11)	Granted on January 25, 2010, vest and become exercisable in equal installments on each anniversary of the grant date over five years.
(12)	Granted on August 1, 2011, vest and become exercisable in equal installments on each anniversary of the grant date over five years.

DIRECTOR COMPENSATION

The following table summarizes compensation earned by or paid to non-employee directors during 2011.

Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)	Total
Robert E. Allen	$84,500	$40,001	$124,501

Robert Buaron	—	—	—

Thomas Berglund	—	—	—

Glenda Flanagan	78,500	40,001	118,501

James Grover	—	—	—

Thomas Hardy	54,000	40,001	94,001

Marvin E. Lesser	73,000	40,001	113,001

James Long	—	—	—

Emilio S. Pedroni	—	—	—

(1)	Represents annual retainer, board meeting attendance fees and other fees paid pursuant to the Non-Employee Director Compensation Plan. For Mr. Lesser, also includes an annual retainer of $15,000 to serve as chair of the Audit Committee, and for Mr. Allen, also includes an annual retainer of $5,000 to serve as chair of the Compensation Committee. For each of Mr. Allen and Ms. Flanagan (who together comprise the special Transaction Committee) also includes $20,000 earned for services rendered on such committee.
(2)	Represents deferred stock units (“DSUs”) granted in fiscal 2011 under the Non-Employee Director Compensation Plan. Amounts shown do not reflect compensation actually received by the directors, but represent the aggregate grant date fair value of such awards computed in accordance with FASB ASC Topic 718. For discussion of the assumptions used in these valuations, see Note 8 of the Notes to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for fiscal 2011.

Non-Employee Director Compensation Plan

In August 2006, the Company adopted the Non-Employee Director Compensation Plan (the “Director Compensation Plan”) under which it compensates directors that are not employees of the Company or First Atlantic Capital, Ltd. In addition to cash compensation, the Non-Employee Director Compensation Plan authorizes an annual grant of deferred stock units (“DSUs”) to members of our Board of Directors. Each DSU represents the equivalent of one share of the Company’s common stock, vests immediately on the date of grant and is exercisable upon a director’s completion of Board service. DSUs granted are issuable and included in the total number of shares reserved for issuance under the 2006 Plan. Directors who are employees of either the Company or First Atlantic Capital, Ltd. may be reimbursed for their business related expenses, but are not otherwise compensated for service as directors. On May 4, 2010, the Company’s Board of Directors approved an amendment to the Non-Employee Director Compensation Plan providing changes in the annual retainer and annual grant of DSU’s.

Effective May 4, 2010, the Director Compensation Plan also provides a $48,000 annual retainer for each non-employee director, as well as an annual retainer of $15,000 for the chair of the Audit Committee, and $5,000 annual retainers for the non-employee chairs of other standing committees. Directors are paid a fee of $1,500 for each board meeting or equivalent time for director-related special services performed outside of board or committee meetings as approved by the Chair of the Board of Directors, and $1,000 for each committee meeting that they attend. Additionally, directors are reimbursed for any out-of-pocket expenses incurred in connection with attending meetings and other activities.

On April 27, 2011, the Director Compensation Plan was amended to adjust the number of DSU’s included in the annual grant. Effective April 27, 2011, directors who are not employees of the Company or First Atlantic Capital, Ltd. will receive an annual grant of DSUs to be issued at the Company’s annual meeting of stockholders, whose number of shares is equivalent in value to $40,000 at the time of issuance.

Item 12. Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of March 31, 2012 certain information known to the Company regarding the beneficial ownership of its common stock by (i) each person known by the Company to be the beneficial owner of more than 5% of the outstanding shares of its common stock, (ii) each of our directors, (iii) each of our chief executive officer, chief financial officer and three most highly compensated executive officers other than our chief executive officer and chief financial officer and (iv) all of our executive officers and directors as a group.

Name (1)	Common Shares Owned		Vested Common Share Rights(11)		Total Common Share Rights	Percent of Class Owned
Directors and Executive Officers
Robert E. Allen	60,000		52,341	(9)	112,341	*
Thomas Berglund(2)	1,500		—		1,500	*
Roberto Buaron(2)	9,468,558	(6)	—		9,468,558	52.2%
Glenda Flanagan	1,000		64,084	(9)	65,084	*
Eli Getson	—		8,000		8,000	*
Sue E. Gove	68,733		166,000		234,733	*
James Grover(2)	2,000		—		2,000	*
Martin Hanaka	137,194		761,378	(10)	898,572	5.0%
Thomas G. Hardy	3,325		64,760	(9)	68,085	*
Joseph Kester	—		41,155		41,155	*
Steve Larkin	—		17,000		17,000	*
Marvin E. Lesser	3,500		64,760	(9)	68,260	*
James Long(2)	39,500		—		39,500	*
Emilio Pedroni	—		—		—	*
All Directors & Officers as a Group (14 persons)	9,785,310		1,239,478		11,024,788
5% Holders
Atlantic Equity Partners III, L.P.(2)	9,468,558	(8)	—		9,468,558	52.2%
Austin W. Marxe and David M. Greenhouse(3)	1,763,392		—		1,763,392	9.7%
NWQ Investment Management Company, LLC(4)	839,167		—		839,167	4.6%
Paradigm Capital Management, Inc.(5)	1,273,135		—		1,273,135	7.0%
Carl Paul	1,523,140	(7)	—		1,523,140	8.4%
Franklin Paul	1,523,140	(7)	—		1,523,140	8.4%

*	Represents less than 1%.

Beneficial ownership is determined in accordance with the rules of the SEC and consists of either or both voting or investment power with respect to securities. Shares of common stock issuable upon the exercise of options or warrants or upon the conversion of convertible securities that are immediately exercisable or convertible or that will become exercisable or convertible within the next 60 days are deemed beneficially owned by the beneficial owner of such options, warrants or convertible securities and are deemed outstanding for the purpose of computing the percentage of shares beneficially owned by the person holding such instruments, but are not deemed outstanding for the purpose of computing the percentage of any other person. Except as otherwise indicated by footnote, and subject to community property laws where applicable, the persons named in the table have reported that they have sole voting and sole investment power with respect to all shares of common stock shown as beneficially owned by them. A total of 15,815,235 shares of common stock are considered to be outstanding on March 31, 2012, pursuant to Rule 13d-3(d)(1) under the Exchange Act.

1)	Unless otherwise indicated in the footnotes, the address for the beneficial owners named above is 11000 North I-H 35, Austin, Texas 78753.
2)	The address for this beneficial owner is c/o First Atlantic Capital, Ltd., 135 East 57th Street, New York, NY 10022.
3)	According to a Schedule 13G/A filed with the SEC on February 13, 2012, Austin W. Marxe and David M. Greenhouse possess shared voting power and dispositive power over 1,763,392 shares. The address for this beneficial owner is 527 Madison Avenue, Suite 2600, New York, NY 10022.
4)	According to a Schedule 13G/A filed with the SEC on February 14, 2012, the address for this beneficial owner is 2049 Century Park East, 16th Floor, Los Angeles, California 90067.
5)	According to a Schedule 13G/A filed with the SEC on February 14, 2012, the address for this beneficial owner is Nine Elk Street, Albany, New York, 12207.
6)	Includes 7,934,418 shares owned by Atlantic Equity Partners III, L.P. (“AEP III”). AEP III commenced activities on September 28, 1999 with a ten-year term subject to extension for three additional one-year periods with the approval of the AEP II’s board of advisors to enable its orderly dissolution. The term of AEP III has been extended for three years until September 28, 2012 and further extensions would be available with the approval of a super majority of the limited partners in AEP III. These shares may be deemed to be beneficially owned by Mr. Buaron because Mr. Buaron is the sole member of Buaron Capital Corporation III, LLC, which is the managing member of Atlantic Equity Associates III, LLC. Atlantic Equity Associates III, LLC is the sole general partner of Atlantic Equity Associates III, L.P., which is the sole general partner of AEP III and, as such, exercises voting and investment power over shares of capital stock owned by AEP III, including shares of our common stock. Mr. Buaron, as the sole member of Buaron Capital Corporation III, LLC has voting and investment power over, and may be deemed to beneficially own, the shares of our common stock owned by AEP III. Also includes 1,523,140 shares owned by Carl and Franklin Paul, which may be deemed to be beneficially owned by AEP III by virtue of the stockholders agreement described under “Independence of Directors” in this Proxy Statement and in footnote (8) below. Mr. Buaron disclaims beneficial ownership of the shares owned by Carl and Franklin Paul and, except to the extent of his pecuniary interest therein, the shares held by AEP III. Also includes 11,000 shares of common stock that Mr. Buaron directly holds.
7)	Consists of 992,206 shares owned by Carl Paul and 530,934 shares owned by Franklin Paul. Does not include 7,934,413 shares owned by AEP III that are subject to the stockholders agreement described under “Independence of Directors” in this Proxy Statement and in footnote (8) below.
8)	Consists of 7,934,418 shares owned by AEP III. Includes 1,523,140 shares owned by Carl and Franklin Paul that are subject to a stockholders agreement pursuant to which Carl and Franklin Paul have agreed to vote such shares in favor of nominees to our Board of Directors proposed by AEP III. As a result of this arrangement, AEP III may be deemed to be the beneficial owner of the shares held by Carl and Franklin Paul. AEP III disclaims beneficial ownership of these shares except to the extent of its pecuniary interest therein. As described in footnote 6 above, Roberto Buaron, one of our directors, may be deemed to have voting and investment power over shares of our common stock owned by AEP III.
9)	Represents Deferred Stock Units granted under the Non-Employee Director Compensation Plan that are fully vested, but are exercisable only upon completion of Board service.
10)	Mr. Hanaka’s vested common share rights include 600,000 employee stock options granted under the 2006 Plan and 161,378 Deferred Stock Units granted under the Non-Employee Director Compensation Plan that are fully vested, but are exercisable only upon completion of Board service.
11)	For Mr. Hanaka, Ms. Gove, Mr. Getson, Mr. Kester and Mr. Larkin, excludes 6,694, 8,926, 4,463, 4,463 and 4,463 shares, each representing the vested portion of the shares issued on April 4, 2012 based on the Company’s achievement of EBITDA targets for fiscal 2011 pursuant to the performance share award agreements dated February 25, 2011 between the Company and each executive officer listed above, respectively. See “Narrative Disclosure to Summary Compensation Table – Material Terms of Grants and Awards — 2011 Performance Share Grants.”

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes the number of stock options issued and shares of restricted stock granted, net of forfeitures and sales, the weighted-average exercise price of such stock options and the number of securities remaining to be issued under all outstanding equity compensation plans as of December 31, 2011:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options and Rights	Weighted Average Price of Outstanding Options and Rights	Securities Remaining Available for Future Issuance Under Equity Compensation Plan (Excluding Securities Reflected
	(a)		(c)
Equity compensation plans approved by stockholders:
2002 Stock Option Plan	456,163	$7.34	—
2006 Stock Option Plan (1)	3,457,504	$2.64	398,409
Equity compensation plans not approved by stockholders	—	—	—

Total	3,913,667	$3.19	398,409

(1)	The 2006 Plan includes 487,323 of deferred stock units and 112,500 performance share awards. See Note 8 of our audited consolidated financial statements for further discussion.

For further information regarding securities authorized for issuance under equity compensation plans, see Item 5 and Note 8 of our audited consolidated financial statements.

Item 13. Certain Relationships and Related Transactions, and Director Independence

During 2011 and 2010, there were no transactions to be disclosed in which the Company was a participant and the amount involved exceeded $120,000 and in which any related person, including our executives and directors, had or will have a direct or indirect material interest.

Management Consulting Agreement

In connection with our acquisition by Atlantic Equity Partners in October 2002, we entered into a management consulting agreement with First Atlantic Capital, pursuant to which First Atlantic Capital agreed to advise us on management matters. We terminated the management consulting agreement upon the closing of our initial public offering in June 2006, but retained an obligation to reimburse First Atlantic Capital for expenses incurred in connection with meetings between representatives of First Atlantic Capital and us in connection with First Atlantic Capital’s investment in us for so long as First Atlantic Capital holds at least 20% of our outstanding shares of common stock, but will not otherwise pay any fees under the Agreement. We reimbursed First Atlantic Capital in 2011 for expenses incurred in the amount of $58,098.

Management Rights Agreement

Effective June 2006, we entered into a management rights agreement with Atlantic Equity Partners. Pursuant to the management rights agreement, in the event that we are not, or we cease to be, a “controlled company” because Atlantic Equity Partners does not beneficially own, on its own or as part of a group, more than 50% of our outstanding common stock, and we are required by NASDAQ regulations to have a majority of independent directors on our Board of Directors, to the extent necessary, the Board of Directors will simultaneously be reduced or increased, as the case may be, in size to nine directors. This reduction or increase would be effective immediately following the first annual or special meeting of our stockholders at which directors are to be elected (a “Director Election”) or effective immediately upon board action by written consent. The Board of Directors shall remain at this size until the first Director Election after the date on which Atlantic Equity Partners holds less than 15% of our outstanding common stock.

For so long as Atlantic Equity Partners continues to hold 25% or more of our outstanding common stock, it shall retain the right to designate three nominees for election to our Board of Directors, subject to compliance with NASDAQ regulations. If Atlantic Equity Partners continues to hold (1) less than 25% but at least 15% of our outstanding common stock, it will retain the right to designate two director nominees, and (2) less than 15% but at least 10% of our outstanding common stock, it will retain the right to designate one director nominee, and in each case, Atlantic Equity Partners will cause such number of directors nominated by Atlantic Equity Partners to resign as would be necessary to make the number of remaining directors correspond with Atlantic Equity Partners’ designation rights unless our Board of Directors decides that any such directors should continue to serve on our Board of Directors. Once Atlantic Equity Partners holds less than 10% of our outstanding common stock, it shall have no right to designate directors. Pursuant to the management rights agreement, for so long as Atlantic Equity Partners owns any shares of our common stock, Atlantic Equity Partners shall have the right to nominate a non-voting observer to attend board or committee meetings of us and our subsidiaries, subject to such observer signing a confidentiality undertaking with us.

To the extent permitted by applicable law, the Management Rights Agreement entitles Atlantic Equity Partners to nominate one or more directors for membership on any committee of our Board of Directors, or the Board of Directors or any committee of the Board of Directors of any of our subsidiaries. The number of directors Atlantic Equity Partners is entitled to nominate shall be at least equal to the proportion of directors nominated by Atlantic Equity Partners to our Board of Directors at that time. Because the audit committee must be composed entirely of independent directors as defined by the SEC and NASDAQ, no director who does not meet those requirements can be nominated by Atlantic Equity Partners for membership of that committee.

Indemnification Agreements and Liability Insurance

We have entered into indemnification agreements with each of our directors and executive officers and have purchased directors’ and officers’ liability insurance appropriate for a public company. The indemnification agreements and our amended certificate of incorporation and amended and restated bylaws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors, executive officers and persons who own more than ten percent of the Company’s common stock (“Section 16 Insiders”) to file reports of ownership and changes in ownership in the Company’s common stock with the SEC and NASDAQ. Based on the Company’s records and other information, the Company believes that all Section 16(a) filing requirements for the Section 16 Insiders have been complied with for the fiscal year ended December 31, 2011 except for an inadvertent untimely filing to report an option award made to Mr. Larkin pursuant to the Company’s 2006 Plan on August 1, 2011.

Item 14. Principal Accounting Fees and Services

The following table sets forth the aggregate fees billed to the Company for fiscal years 2011 and 2010, by Ernst & Young LLP:

	2011	2010
Audit fees	$692,105	$388,750
All Valuation services	15,000	—
All other fees (1)	2,160	2,160

Total	$709,265	$390,910

(1)	Includes subscription fees for Ernst & Young Online, an internet accounting and auditing research database. Ernst & Young did not provide us with any tax compliance and tax consulting services for fiscal 2011 and 2010.

PART IV

Item 15. Exhibits and Financial Statement Schedules

The following documents are filed as part of this Annual Report on Form 10-K:

(1)	Audited Consolidated Financial Statements: See Index to Audited Consolidated Financial Statements in Item 8.

(2)	Supplementary Financial Statement Schedules: No schedules are required.

(3)	Exhibits.

EXHIBIT INDEX

Exhibit Number		Incorporated by Reference				Filed Herewith
	Exhibit Description	Form	File No.	Exhibit No.	Filing Date

3.1	Second Amended and Restated Certificate of Incorporation of the Registrant	S-1	333-132414	3.2	June 1, 2006

3.2	Amended and Restated Bylaws of the Registrant	8-K	000-52041	3.1	November 2, 2007

3.3	Certificate of Amendment to its Second Amended and Restated Certificate of Incorporation	8-K	000-52041	3.1	May 6, 2010

4.1	Specimen of Common Stock Certificate of the Registrant	S-1	333-132414	4.1	June 1, 2006

10.1*	Employment Agreement, dated as of June 13, 2009, between the Registrant and Martin E. Hanaka	8-K	000-52041	10.1	June 18, 2008

10.2*	Notice of Option Grant to Martin E. Hanaka, dated as of June 13, 2009	8-K	000-52041	10.2	June 18, 2008

10.3*	Employment Agreement, dated as of September 29, 2009, between the Registrant and Sue E. Gove	8-K	000-52041	10.3	September 29, 2008

10.4*	Notice of Option Grant to Sue E. Gove, dated as of September 29, 2009	8-K	000-52041	10.4	September 29, 2008

10.7*	2006 Incentive Compensation Plan	S-1	333-132414	10.27	June 1, 2006

10.8*	2002 Incentive Stock Plan	S-4	333-101117	10.16	April 4, 2003

10.9*	Severance Plan	10-Q	000-52041	10.7	November 6, 2009

10.10*	Non-Employee Director Compensation Plan	8-K	000-52041	10.1	August 29, 2007

10.11*	Form of Deferred Stock Unit Award Agreement	8-K	000-52041	10.3	August 25, 2006

10.12*	Form of Notice of Deferred Stock Unit Grant	8-K	000-52041	10.2	August 25, 2006

10.13*	Annual Management Incentive Program	8-K	333-101117	10.1	August 30, 2005

10.14*	Form Individual Notice of Award	8-K	333-101117	10.2	August 30, 2005

10.15	Management Rights Agreement	S-1	333-132414	10.34	June 1, 2006

10.16	Amended and Restated Credit Agreement, dated June 20, 2006, by and among Golfsmith International, L.P., Golfsmith NU, L.L.C., Golfsmith USA, L.L.C., and Don Sherwood Golf Shop, as borrowers, the Registrant and the subsidiaries of the Registrant identified therein as credit parties, General Electric Capital Corporation, as administrative agent, swing line lender and L/C issuer, GE Capital Markets, Inc., as sole lead arranger and bookrunner, and the financial institutions from time to time parties thereto	8-K	000-52041	99.1	June 26, 2006

10.17	First Amendment to Amended and Restated Credit Agreement, dated September 26, 2007, entered into by and among Golfsmith International L.P., Golfsmith NU, L.L.C., Golfsmith USA, L.L.C. the other Credit Parties party hereto, and General Electric Capital Corporation	8-K	000-52041	10.2	October 2, 2007

10.18	Syndication letter for the First Amendment to the Amended and Restated Credit Agreement, entered into by and among, Golfsmith International L.P., Golfsmith NU, L.L.C., Golfsmith USA, L.L.C. the other Credit Parties party hereto, and General Electric Capital Corporation	8-K	000-52041	10.18	October 2, 2007

10.19	Intellectual Property License Agreement	8-K	000-52041	10.1	May 22, 2009

10.20*	Form of Confidentiality, Intellectual Property and Non-Compete Agreement	8-K	000-52041	10.1	October 2, 2009

10.21*	Amendment to the Non-Employee Director Compensation Plan	10-Q	000-52041	10.19	July 30, 2009

10.22*	Martin E. Hanaka Amended and Restated Employment Agreement with Golfsmith International Holdings, Inc.	8-K	000-52041	10.1	December 29, 2009

10.23*	Sue E. Gove Amended and Restated Employment Agreement with Golfsmith International Holdings, Inc.	8-K	000-52041	10.2	December 29, 2009

10.24*	Amendment to Non-Employee Director Compensation Plan	10-Q	000-52041	10.24	July 29, 2010

10.25	Second Amendment to Amended and Restated Credit Agreement	8-K	000-52041	10.1	July 12, 2010

10.26*	Form of Restricted Stock Unit Award Agreement	8-K	000-52041	10.1	May 11, 2010

10.27*	Form of Performance Share Award Agreement	10-Q	000-52041	10.27	April 2, 2011

10.28*	Amendment to Non-Employee Director Compensation Plan	10-Q	000-52041	10.28	July 2, 2011

10.29*	Second Amendment to the Golfsmith International Holdings, Inc. 2006 Incentive Compensation Plan (filed as Appendix A to the Registrant’s Definitive Proxy Statement)	DEF 14A	000-52041	10.29	March 14, 2011

10.30*	Notice of Option Grant and Nonqualified Stock Option Award Agreement	8-K	000-52041	10.1	March 3, 2011

10.31*	Martin E. Hanaka Amended and Restated Employment Agreement with Golfsmith International Holdings, Inc.	10-K	333-101117	10.31	March 30, 2012

10.32*	Sue E. Gove Amended and Restated Employment Agreement with Golfsmith International Holdings, Inc.	10-K	333-101117	10.32	March 30, 2012

10.33*	Steven Larkin Amended and Restated Confidentiality and Non-Compete Agreement with Golfsmith International Holdings, Inc.	10-K	333-101117	10.33	March 30, 2012

10.34*	Steven Larkin Confidentiality and Non-Compete Agreement with Golfsmith International Holdings, Inc.	10-K	333-101117	10.34	March 30, 2012

10.35*	Form of Amended Confidentiality and Non-Compete Agreement with Registrant’s Name1 Executive Officers	10-K	333-101117	10.35	March 30, 2012

14.1	Code of Ethics for Senior Executives and Financial Officers (filed as Exhibit 14.1 to the Registrant’s Annual Report on Form 10-K for the year ended January 1, 2005 filed on April 1, 2005, and incorporated herein by reference).	10-K	333-101117	14.1	April 1, 2005

14.2	Code of Business Conduct and Ethics for Directors, Officers and Employees (filed as Exhibit 14.2 to the Registrant’s Annual Report on Form 10-K for the year ended January 1, 2005 filed on April 1, 2005, and incorporated herein by reference).	10-K	333-101117	14.2	April 1, 2005

21.1	Subsidiaries of the Registrant	10-K	000-52041	21.1	March 6, 2009

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm	10-K	333-101117	23.1	March 30, 2012

31.1	Rule 13a-14(a)/15d-14(a) Certification of Martin E. Hanaka	10-K	333-101117	31.1	March 30, 2012

31.2	Rule 13a-14(a)/15d-14(a) Certification of Sue E. Gove	10-K	333-101117	31.2	March 30, 2012

32.1	Certification of Martin E. Hanaka Pursuant to 18 U.S.C. Section 1350 as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002	10-K	333-101117	32.1	March 30, 2012

32.2	Certification of Martin E. Hanaka Pursuant to 18 U.S.C. Section 1350 as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002	10-K	333-101117	32.2	March 30, 2012

31.3	Rule 13a-14(a)/15d-14(a) Certification of Martin E. Hanaka				X

31.4	Rule 13a-14(a)/15d-14(a) Certification of Sue E. Gove				X

101.INS**	XBRL Instance Document

101.SCH**	XBRL Taxonomy Extension Schema Document

101.CAL**	XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF**	XBRL Taxonomy Extension Definition Linkbase Document

101.LAB**	XBRL Taxonomy Extension Label Linkbase Document

101.PRE**	XBRL Taxonomy Extension Presentation Linkbase Document

*	Indicates management compensatory plan, contract or arrangement.
**	XBRL information is furnished, not filed or part of a registration statement or prospectus for purposes of Sections 11 or 12 of the Securities Act of 1933, as amended, is deemed not filed for purposes of Section 18 of the Securities and Exchange Act of 1934, as amended, and otherwise is not subject to liability under those sections.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

GOLFSMITH INTERNATIONAL HOLDINGS, INC.

By:	/S/ MARTIN E. HANAKA
Martin E. Hanaka
Chairman and Chief Executive Officer
(Principal Executive Officer and
Authorized Signatory)

Date: April 26, 2012

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/S/ MARTIN E. HANAKA	Chairman and Chief Executive Officer (Principal Executive Officer)	April 26, 2012
Martin E. Hanaka

/S/ SUE E. GOVE	President, Chief Operating Officer and Chief Financial Officer (Principal Financial and Accounting Officer)	April 26, 2012
Sue E. Gove

/S/ THOMAS BERGLUND	Director	April 26, 2012
Thomas Berglund

/S/ JAMES GROVER	Director	April 26, 2012
James Grover

/S/ EMILIO S. PEDRONI	Director	April 26, 2012
Emilio S Pedroni

/S/ THOMAS G. HARDY	Director	April 26, 2012
Thomas G. Hardy

/S/ JAMES LONG	Director	April 26, 2012
James Long

/S/ ROBERTO BUARON	Director	April 26, 2012
Roberto Buaron

/S/ GLENDA FLANAGAN	Director	April 26, 2012
Glenda Flanagan

/S/ MARVIN E. LESSER	Director	April 26, 2012
Marvin E. Lesser

/S/ ROBERT E. ALLEN	Director	April 26, 2012
Robert E. Allen

EXHIBIT 31.3

CERTIFICATION PURSUANT TO

SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002

I, Martin E. Hanaka, certify that:

1.	I have reviewed this annual report on Form 10-K/A, Amendment No. 1, of Golfsmith International Holdings, Inc. (the “registrant”);

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	[Intentionally omitted];

4.	[Intentionally omitted]; and

5.	[Intentionally omitted];

Date: April 26, 2012	/s/ Martin E. Hanaka
By: Martin E. Hanaka
Chairman and Chief Executive Officer

EXHIBIT 31.4

CERTIFICATION PURSUANT TO

SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002

I, Sue E. Gove, certify that:

1.	I have reviewed this annual report on Form 10-K/A, Amendment No. 1, of Golfsmith International Holdings, Inc. (the “registrant”);

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	[Intentionally omitted];

4.	[Intentionally omitted]; and

5.	[Intentionally omitted];

Date: April 26, 2012	/s/ Sue E. Gove
By: Sue E. Gove
President, Chief Operating Officer and Chief Financial Officer